As filed with the Securities and Exchange Commission on May 15, 2023.

Registration No. 333-271300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________

Amendment No. 1
to

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________________

Lifezone Metals Limited

(Exact name of registrant as specified in its charter)

_____________________________________________

Isle of Man	1000	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2TF

Telephone: +44 (0)1624 811 603

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________________

Robert Burton

Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ

Telephone: +44 (0)1624 811 611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________________

Copies of all correspondence to:

Richard Hall Alyssa Caples G.J. Ligelis Jr. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	Ryan J. Maierson Nick S. Dhesi Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400

_____________________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the Proposed Transactions described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐ †

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 15, 2023

Prospectus of:	Proxy Statement of:
Lifezone Metals Limited	GoGreen Investments Corporation

, 2023

On December 13, 2022, Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals” or the “Company”) and GoGreen Investments Corporation, an exempted company incorporated under the laws of the Cayman Islands (“GoGreen”), entered into that certain Business Combination Agreement, as it may be amended, modified or supplemented from time to time (the “Business Combination Agreement”), with GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company (the “Merger Sub”) and wholly owned direct subsidiary of Lifezone Metals, Lifezone Holdings Limited, an Isle of Man company (“LHL”), Keith Liddell, solely in his capacity as LHL Shareholders representative, and the shareholders of LHL party thereto, which, among other things, provides for (a) GoGreen to be merged with and into Merger Sub, with Merger Sub surviving the merger and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) becoming shareholders of Lifezone Metals (the “Merger”), (b) the conversion of (i) each issued and outstanding GoGreen public warrant into, and exchanged for, the right to receive one Lifezone Metals public warrant and (ii) each issued and outstanding GoGreen private warrant into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement) and (c) Lifezone Metals to acquire all of the issued and outstanding share capital of LHL from LHL Shareholders for Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, the Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals (the “Share Acquisition”, the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein, collectively, the “Proposed Transactions”).

Concurrently with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into Subscription Agreements (the “Subscription Agreements”) with certain individual and institutional investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such PIPE Investors, an aggregate of 7,017,317 Lifezone Metals Ordinary Shares at $10.00 per share for gross proceeds of $70,173,170 (the “PIPE Financing”) immediately following the consummation of the Share Acquisition. The Lifezone Metals Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Lifezone Metals has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Proposed Transactions.

Under the Business Combination Agreement, the closing of the Proposed Transactions is subject to a number of conditions, including that (a) GoGreen shareholders approve the Business Combination Proposal and the Merger Proposal and (b) the amount equal to the (i) cash available in the Trust Account plus the amount, (ii) received in connection with the PIPE Investment, minus (iii) the amount required to satisfy redemptions by our shareholders, minus (iv) certain transaction expenses shall be no less than $50 million. If any of the conditions to each party’s obligation to consummate the Proposed Transactions are not satisfied, then the parties to the Business Combination Agreement will not be required to consummate the Proposed Transactions.

It is anticipated that, upon completion of the Proposed Transactions and without giving effect to the issuance of Earnout Shares (defined below), (a) GoGreen’s existing public shareholders will own approximately 27% of the issued and outstanding Lifezone Metals Ordinary Shares, (b) the GoGreen Initial Shareholders (including the Sponsor but not including the GoGreen PIPE Investors) will own approximately 6% of the issued and outstanding Lifezone Metals Ordinary Shares, (c) the PIPE Investors (including the GoGreen PIPE Investors) will own approximately 7% of the issued and outstanding Lifezone Metals Ordinary Shares and (d) LHL Shareholders will own approximately 60% of the issued and outstanding Lifezone Metals Ordinary Shares. These relative percentages assume (i) that none of GoGreen’s existing public shareholders exercises their redemption rights, (ii) that none of GoGreen’s existing shareholders exercises dissenters’ rights, (iii) that 7,017,317 Lifezone Metals Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iv) that no additional equity securities of GoGreen or Lifezone Metals are issued. If the facts are different from these assumptions, the percentage ownership retained by GoGreen’s existing shareholders will be different.

Assuming that (a) GoGreen’s existing public shareholders exercise their redemption rights with regard to 27,600,000 GoGreen public shares, (b) that none of GoGreen’s shareholders exercises dissenters’ rights, (c) that 7,017,317 Lifezone Metals Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing and (d) no additional equity securities of GoGreen or Lifezone Metals are issued, (i) GoGreen’s existing public shareholders will own 0% of the issued and outstanding Lifezone Metals Ordinary Shares, (ii) the GoGreen Initial Shareholders (including the Sponsor but not including the GoGreen PIPE Investors) will own approximately 9% of the issued and outstanding Lifezone Metals Ordinary Shares, (iii) the PIPE Investors (including the GoGreen PIPE Investors) will own approximately 9% of the issued and outstanding Lifezone Metals Ordinary Shares and (iv) LHL Shareholders will own approximately 82% of the issued and outstanding Lifezone Metals Ordinary Shares upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by GoGreen’s existing shareholders will be different.

Proposals to approve the Proposed Transactions and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of shareholders of GoGreen to be held on             , 2023.

Although Lifezone Metals is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the consummation of the Merger, Lifezone Metals will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). GoGreen units, GoGreen Class A ordinary shares and GoGreen warrants are currently listed on the New York Stock Exchange, or NYSE, under the symbols “GOGN.U,” “GOGN” and “GOGN.WS,” respectively. Any outstanding GoGreen units will, as detailed herein, be automatically detached and separated into GoGreen Class A ordinary shares and GoGreen warrants to purchase Lifezone Metals Ordinary Shares in connection with the consummation of the Proposed Transactions. The Company intends to apply to list Lifezone Metals’ ordinary shares and Lifezone Metals’ warrants on the NYSE under the symbols “LZM” and “LZMW,” respectively. There can be no assurance that Lifezone Metals’ ordinary shares and Lifezone Metals’ warrants will be approved for listing on the NYSE or that a viable and active trading market will develop. Please see the subsection entitled “Risk Factors” beginning on page 54 for more information.

Lifezone Metals is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Lifezone Metals is also a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Lifezone Metals’ officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Lifezone Metals will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Proposed Transactions and other matters to be considered at the extraordinary general meeting of GoGreen’s shareholders. We encourage you to carefully read this entire document, including the annexes and other documents referred to therein. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 54.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Proposed Transactions, passed upon the merits or fairness of the Proposed Transactions or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

This proxy statement/prospectus is dated            , 2023, and is first being mailed to shareholders of GoGreen on or about            , 2023.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,
DATED MAY 15, 2023

GOGREEN INVESTMENTS CORPORATION
One City Centre

1021 Main Street, Suite 1960

Houston, TX 77002

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF GOGREEN INVESTMENTS CORPORATION
To Be Held On            , 2023

TO THE SHAREHOLDERS OF GOGREEN INVESTMENTS CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of shareholders of GoGreen Investments Corporation, an exempted company incorporated under the laws of the Cayman Islands (“GoGreen,” “we,” “us” or “our”), will be held on            , 2023, at            a.m., Eastern time, at the offices of Latham & Watkins LLP located at 811 Main Street, Suite 3700, Houston, TX 77002. As a matter of Cayman Islands law, there must be a physical location for the meeting. However, it may not be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast at https://www.cstproxy.com/gogreeninvestments/2023. GoGreen shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting and entering their control number. We are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for GoGreen’s shareholders and GoGreen. The virtual meeting format allows attendance from any location in the world. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

The Business Combination Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination described in this proxy statement/prospectus, which proposal shall include approval of each of (a) the merger of GoGreen into Aqua Merger Sub, a Cayman Islands exempted company (“Merger Sub”) and wholly owned direct subsidiary of Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals”), with Merger Sub surviving the merger and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) becoming shareholders of Lifezone Metals (the “Merger”) pursuant to the terms of (i) the Business Combination Agreement, dated as of December 13, 2022, as it may be amended, modified or supplemented from time to time (the “Business Combination Agreement”), that GoGreen entered into with Lifezone Metals, GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Merger Sub, Lifezone Holdings Limited, an Isle of Man company (“LHL”), Keith Liddell, solely in his capacity as LHL Shareholders representative, and the shareholders of LHL party thereto, and (ii) Part XVI of the Cayman Companies Act, (b) the conversion of (i) each issued and outstanding GoGreen public warrant into, and exchanged for, the right to receive one Lifezone Metals public warrant and (ii) each issued and outstanding GoGreen private warrant into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement), (c) on the day immediately following the Merger, the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the holders of LHL’s share capital for Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, the Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals (the “Share Acquisition”), and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein to which GoGreen will be party (together with the Merger and the Share Acquisition, the “Proposed Transactions”);

The Merger Proposal: to consider and vote upon, as a special resolution, a proposal to approve and authorize the Plan of Merger (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Annex B to this proxy statement/prospectus) and to authorize the Merger of GoGreen with and into Merger Sub with Merger Sub surviving the Merger (the “Merger Proposal”); and

The Adjournment Proposal: to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates, to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (the “Adjournment Proposal”).

Subject to the assumptions set forth in the section entitled “Questions and Answers about the Proposed Transactions — Questions and Answers About the Extraordinary General Meeting of GoGreen’s Shareholders and the Related Proposals — What equity stake will current GoGreen shareholders, the PIPE Investors and LHL Shareholders have in Lifezone Metals after the Share Acquisition Closing?” and assuming that 50% of GoGreen’s existing public shareholders exercise their redemption rights, upon the consummation of the Proposed Transactions and the PIPE Financing, the anticipated relative ownership of Lifezone Metals is 70% LHL Shareholders, 7% GoGreen Initial Holders (including Sponsor), 15% GoGreen public shareholders and 8% PIPE Investors. For more information, see the section entitled “Questions and Answers about the Proposed Transactions — Questions and Answers About the Extraordinary General Meeting of GoGreen’s Shareholders and the Related Proposals — What equity stake will current GoGreen shareholders, the PIPE Investors and LHL Shareholders have in Lifezone Metals after the Share Acquisition Closing?”.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of GoGreen ordinary shares at the close of business on            , 2023 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting. A complete list of our shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

After careful consideration, our board of directors has determined that the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are fair to and in the best interest of GoGreen and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. When you consider our board of directors’ recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Proposed Transactions that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Certain Persons in the Proposed Transactions.”

The Proposed Transactions contemplated by the Business Combination Agreement will be consummated only if a majority of the outstanding GoGreen ordinary shares that are voted at the extraordinary general meeting are voted in favor of the Business Combination Proposal and if holders of at least two thirds of GoGreen ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote in favor of the Merger Proposal. If the Business Combination Proposal and the Merger Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.

All GoGreen shareholders are cordially invited to attend the extraordinary general meeting. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of GoGreen ordinary shares, you may also cast your vote remotely at the extraordinary general meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote remotely, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200 (banks and brokers call collect at (203) 658-9400), or by emailing GOGN.info@investor.morrowsodali.com.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Proposed Transactions.

By Order of the Board of Directors,
John Dowd
Chief Executive Officer and Chairman

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE GOGREEN REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO GOGREEN’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING OF GOGREEN SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated            , 2023, and is first being mailed to GoGreen shareholders on or about            , 2023.

i

ANNEXES

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by Lifezone Metals, constitutes a prospectus of Lifezone Metals under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the Lifezone Metals Ordinary Shares to be issued to GoGreen shareholders and the Lifezone Metals warrants to be issued to GoGreen warrant holders, if the Proposed Transactions described herein are consummated. This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the extraordinary general meeting of GoGreen shareholders being held on            , 2023 at which GoGreen shareholders will be asked to consider and vote upon a proposal to approve the Proposed Transactions by the adoption of the Business Combination Agreement, among other matters.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about GoGreen that is not included in or delivered with the document.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to GoGreen’s proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Telephone: (800) 662-5200 (banks and brokers call collect at (203) 658-9400)
Email: GOGN.info@investor.morrowsodali.com

To obtain timely delivery of requested materials, you must request the documents no later than five business days prior to the date of GoGreen’s extraordinary general meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

FINANCIAL STATEMENT PRESENTATION

Lifezone Metals

Lifezone Metals was incorporated on December 8, 2022 for the purpose of effectuating the Proposed Transactions described herein. Lifezone Metals has no material assets and does not operate any businesses. Accordingly, no financial statements of Lifezone Metals have been included in this proxy statement/prospectus. Following the Proposed Transactions, Lifezone Metals will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in U.S. dollars and in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus has been prepared in accordance with IFRS and is denominated in U.S. dollars.

GoGreen

The financial statements of GoGreen included in this proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are denominated in U.S. dollars.

LHL

LHL was formed as a holding company for Lifezone Limited and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022 in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). Also, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”) (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”). As LHL did not have any previous operations, Lifezone Limited and KNL (together with its subsidiaries) are together viewed as the predecessors to LHL and its consolidated subsidiaries. As a result, the consolidated financial statements of LHL recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL (together with its subsidiaries).

LHL’s audited financial statements as of and for the years ended December 31, 2021 and 2022 included in this proxy statement/prospectus have been prepared in accordance with IFRS and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are reported in U.S. dollars. LHL’s unaudited condensed interim consolidated financial statements as of and for the three-month periods ended March 31, 2023 and 2022 included in this proxy statement/prospectus have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ and are reported in U.S. dollars.

Non-IFRS Financial Measures

LHL

LHL prepared and provided to GoGreen, and we are including in this proxy statement/prospectus, certain internal, prospective unaudited financial information in connection with the evaluation of the Proposed Transactions, which financial information includes Adjusted EBITDA, a non-IFRS financial measure. This non-IFRS financial measure does not have any standardized meaning under IFRS and may not be comparable with similar measures used by other companies. There are no directly comparable amounts to Adjusted EBITDA under IFRS. The presentation of the non-IFRS financial measure included herein is not meant to be considered in isolation. For more information on the non-IFRS financial measure used in this proxy statement/prospectus, see “The Business Combination — Certain Prospective Unaudited Financial Information of LHL.”

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which LHL competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with LHL’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and LHL’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL,” “Information about Lifezone Holdings Limited” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Wood Mackenzie has provided us with certain data and information contained in this proxy statement/prospectus, including certain data and information contained in an independent report titled “Nickel Market Outlook: A Report for Lifezone Limited,” October 2022, which was commissioned by LHL in 2022. The data and information provided by Wood Mackenzie should not be interpreted as advice and you should not rely on it for any other purpose. You may not copy or use this data and information except as expressly permitted by Wood Mackenzie in writing. To the fullest extent permitted by law, Wood Mackenzie accepts no responsibility for your use of this data and information except as specified in a written agreement you have entered into with Wood Mackenzie for the provision of such data and information.

The EY Cova Study was conducted by EY Cova, which studied PGM metals at SRL’s platinum plant in South Africa under the then-applicable conditions in 2020, including the original 110 ktpa design envelope. The study assumed reagents were not manufactured on site. The actual results could differ depending on the specific project. The reports were prepared in 2023, and were prepared based on information received from Kellplant, and are wholly dependent on the accuracy and correctness of such information which was not checked by EY Cova. The reports do not contemplate the needs, purposes, or use of any person other than Kellplant and any third party use or reliance on extract contained in the report is entirely at that third-party’s own risk.

Currency and Exchange Rates

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars and all references to “$” mean U.S. dollars. Certain monetary amounts described herein have been expressed in U.S. dollars for convenience only and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Lifezone Metals” refer to Lifezone Metals Limited.

In this document, unless the context otherwise requires:

“Adjournment Proposal” means the proposal to adjourn the extraordinary general meeting of shareholders of GoGreen to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

“Adjusted EBITDA” means the projected revenue from the Kabanga Project less the operational expenditure and royalties payable in relation to the Kabanga Project, reflecting LHL’s proportionate interest in TNL and BHP’s 17% shareholding of KNL. In the event BHP exercises its Option under the Tranche 3 Option Agreement, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and the Adjusted EBITDA attributable to Lifezone Metals would decrease proportionally.

“Amended and Restated Memorandum and Articles of Association of Lifezone Metals” or “A&R Articles of Association” means the memorandum and articles of association of Lifezone Metals in the form set out in Annex C hereto.

“Ancillary Documents” means each agreement, instrument, certificate or document including the GoGreen disclosure schedules, LHL disclosure schedules, the Plan of Merger, Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Warrant Assumption Agreement, any Joinder and the other agreements, instruments, certificates and documents to be executed or delivered by any of the parties to or in connection with the Business Combination Agreement.

“Available Closing Cash Amount” means an amount equal to the (i) cash available in the Trust Account, minus (ii) any amounts required to satisfy any redemption pursuant to the Redemption Rights, plus (iii) any proceeds from the consummation of the PIPE Investment, minus (iv) the Closing Transaction Expense Amount, plus (v) the Sponsor Offset Share Amount.

“BHP” means BHP Billiton (UK) DDS Limited, a UK based subsidiary of BHP Group Limited, a leading global resource company and a strategic partner in the Kabanga Project.

“broker non-vote” means the failure of a GoGreen shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“BTIG” means BTIG, LLC.

“Bushveld Complex” means a basin-shaped intrusion and geological region, internationally recognized for its PGM-bearing deposits, located in South Africa.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 13, 2022, as it may be amended, supplemented or modified from time to time by and among GoGreen, Lifezone Metals, the Sponsor, Merger Sub, LHL, Keith Liddell, solely in his capacity as LHL Shareholders representative, and the shareholders of LHL party thereto.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, including the Proposed Transactions.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time.

“Change of Control” means any transaction or series of transactions occurring after the Share Acquisition Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than 50% of the combined voting power of the then outstanding voting securities of Lifezone Metals, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Lifezone Metals immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Lifezone Metals immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Lifezone Metals and its subsidiaries, taken as a whole, to any person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means a committee of at least two people appointed to Lifezone Metals’ board.

“Company” means Lifezone Metals.

“Continental” means Continental Stock Transfer & Trust Company, GoGreen’s transfer agent.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester directive, guideline or recommendation made by an applicable governmental authority or any other applicable law in connection with or in response to COVID-19.

“Cravath” means Cravath, Swaine & Moore LLP, U.S. counsel to Lifezone Metals.

“Definitive Feasibility Study” means the definitive feasibility study for both the Kabanga mine and the base metals refinery to determine the development requirements of the project, including capital and operating costs, which is expected to be completed in the second half of 2024.

“DLSA” means the development, licensing and services agreement between Lifezone Limited and KNL, pursuant to which Lifezone Limited agreed to: (i) develop the Kabanga Hydromet Technology; (ii) once developed, license that technology to KNL for use by or on behalf of KNL initially in connection with a feasibility study and thereafter in connection with the Kabanga Project; and (iii) provide a variety of related services. Unless terminated earlier, the DLSA will remain in force until completion of the Kabanga Project and any related project, following which it shall automatically expire.

“DTC” means the Depository Trust Company.

“Dutwa Acquisition” means the potential acquisition of all the tangible assets and all registered and unregistered intellectual property relating to the Dutwa Nickel Project (excluding the Ngasamo deposit in the Dutwa Nickel Project area) of Harmony Minerals Limited and Dutwa Minerals Limited.

“Dutwa Nickel Project” means the nickel laterite ore deposit at Dutwa in northern central Tanzania.

“Earnout Period” means the time period beginning on the Share Acquisition Closing Date and ending on the five-year anniversary of the Share Acquisition Closing Date.

“Earnout Shares” means the Lifezone Metals Ordinary Shares to be issued by Lifezone Metals to the eligible LHL Shareholders in connection with the Share Acquisition, within five business days after the occurrence of the triggering events described in this proxy statement/prospectus, upon the terms and subject to the conditions set forth in the Business Combination Agreement.

“EIA” means environment impact assessment.

“EIA Certificate” means the environmental impact assessment certificate pursuant to the EMA.

“EIA Study” means the environmental impact assessment study pursuant to the EMA.

“ELRA” means the Employment and Labour Relations Act Cap. 366 R.E. 2019 of Tanzania.

“ELRA Code” means the Employment and Labour Relations (Code of Good Practice) Rules 2007.

“EMA” means the Environmental Management Act, 2004 of Tanzania.

“EMP” means the environmental management plan in relation to the Kabanga Project.

“ESG” means environmental, social and governance.

“EV” means electric vehicle.

“EY Cova” means Cova-Advisory (Pty) Ltd, trading as EY Cova.

“EY Cova Study” means the studies conducted by EY Cova, which studied PGM metals at SRL’s platinum plant in South Africa under the then-applicable conditions in 2020, including the original 110 ktpa design envelope.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Shares” means the Lifezone Metals Ordinary Shares issued to LHL Shareholders pursuant to the terms of the Business Combination Agreement.

“Extension Notes” means, collectively, the First Extension Note and the Second Extension Note.

“Extension Payment” means the deposit into the Trust Account of additional funds of $2,760,000 for each of the available three-month extensions of the period of time for GoGreen to consummate a business combination, for a total payment of up to $5,520,000 (or approximately $0.10 per public share for each three-month extension).

“FCC” means the Fair Competition Commission of Tanzania.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“First Extension” means the extension requested by the Sponsor, on January 18, 2023, that GoGreen extend the date by which GoGreen has to consummate a business combination from January 25, 2023 to April 25, 2023, as the first of two three-month extensions permitted under GoGreen’s existing governing documents.

“First Extension Note” means the promissory note dated January 19, 2023 issued by GoGreen to the Sponsor in the principal amount of $2,760,000 in connection with the First Extension.

“First Working Capital Note” means the promissory note dated January 19, 2023 issued by GoGreen to the Sponsor in the principal amount of up to $300,000 for working capital expenses.

“Flip-Up” means the KNL shareholders’ exchange of KNL shares for LHL shares in June 2022.

“Framework Agreement” means the agreement entered into in January 2021 between Kabanga Nickel Limited and the Government of Tanzania, pursuant to which Tembo Nickel Corporation Limited, in which the Government of Tanzania holds a 16% non-dilutable free-carried interest and Kabanga Nickel Limited holds an 84% interest, was created.

“GDPR” means the U.K. General Data Protection Regulation.

“GHGs” means Greenhouse gases.

“Glencore” or “GCC” means Glencore Canada Corporation.

“GoGreen” means GoGreen Investments Corporation, a Cayman Islands exempted company.

“GoGreen founder shares” means the aggregate 6,900,000 GoGreen Class B ordinary shares issued prior to the IPO that are currently owned by the GoGreen Initial Shareholders.

“GoGreen Fundamental Warranties” means the warranties of GoGreen identified as fundamental under the terms of the Business Combination Agreement.

“GoGreen Initial Shareholders” means the Sponsor and certain members of GoGreen’s board of directors and advisors.

“GoGreen ordinary shares” means the ordinary shares, with par value $0.0001 per share, of GoGreen.

“GoGreen PIPE Investors” means the investors that are affiliates of GoGreen that are investing in the PIPE Financing and consists of John Dowd, Govind Friedland and Sergei Pokrovsky.

“GoGreen Public Unit” means a GoGreen unit issued in the IPO.

“GoGreen Warrant Agreement” means the warrant agreement governing GoGreen’s outstanding warrants.

“GoT” means the Government of Tanzania.

“Hydromet Technology” means the particular hydrometallurgical concentrate processing technology that has been developed, and intended to be developed further, based on Lifezone’s intellectual property which includes certain patents and proprietary information in relation to such technology, and which term includes the Kabanga Hydromet Technology and the Kell Process Technology.

“IASB” means the International Accounting Standards Board.

“ICA” means the Investment Company Act of 1940.

“ICE” means internal combustion engines.

“IDC” means Industrial Development Corporation of South Africa, a South African national development finance institution.

“IDC-Kellplant Commercial Loan” means the loan agreement dated March 31, 2022, under which IDC agreed to advance Kellplant a commercial loan in the amount of R500,000,000.

“IDC-KTSA Shareholder Loan Agreement” means the shareholder loan agreement between IDC and KTSA dated March 31, 2022 in terms of which the IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000.

“IEA” means the International Energy Agency.

“IFRS” means International Financial Reporting Standards as adopted by the IASB.

“Interim Period” means the period from December 13, 2022 to the earlier of the termination of the Business Combination Agreement and the Share Acquisition Closing Date.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IOM Companies Act” means the Companies Act 2006 of the Isle of Man.

“IP” means intellectual property.

“IPO” means GoGreen’s initial public offering of GoGreen units, consummated on October 25, 2021.

“IRS” means the U.S. Internal Revenue Service.

“ISOs” means incentive share options.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“JVC Subsidiaries” means Tembo Refining and Tembo Mining, collectively.

“JVCo” means any joint venture entity formed by KNL and BHP pursuant to the Cooperation Deed.

“Kabanga Data” means the data and information acquired by Kabanga Nickel Limited in April 2021, relating to the Kabanga Project, including historical mineral resource estimation, all metallurgical test work and piloting data, analysis and studies in conjunction with the acquisition of Kabanga Holdings Limited from Barrick International (Barbados) Corporation and Glencore and all shares of Romanex International Limited from Glencore and Sutton Resources Limited.

“Kabanga Hydromet Technology” means the Hydromet Technology proposed to be developed for refining nickel, cobalt and copper at the CTP and licensed by Lifezone Limited to KNL, pursuant to the DLSA.

“Kabanga Nickel” means Kabanga Nickel Company Limited, a Tanzanian company.

“Kabanga Project” means Lifezone Metal’s exploration project of the Kabanga deposit project area.

“Kagera Mining” means Kagera Mining Company Limited, a Tanzanian company.

“Kell Intellectual Property” means the IP rights with respect to the Kell Process Technology owned, licensed to or controlled by Lifezone Limited.

“Kell License” means the exclusive license granted by Lifezone Limited to its 50%- owned subsidiary, Kelltech Limited, to use and sub-license the Kell Process Technology in the SADC License Area.

“Kellplant” means Kellplant (Pty) Limited, a limited liability private company, registered in and incorporated under the laws of South Africa.

“Kell Pledge” means a pledge and cession over the shares in KTSA and Kellplant to be granted by KTSA (in respect of the shares in Kellplant) and the IDC and Kelltech (in respect of their shares held in KTSA)

“Kell Process Technology” means the Hydromet Technology licensed by Lifezone Limited to Kelltech pursuant to the Kelltech License Agreement for refining PGMs, gold and silver and associated base metals where the primary focus of the extraction process is a PGM, gold, or silver.

“Kelltech” means Kelltech Limited, a company registered and incorporated in Mauritius.

“Kelltech License Agreement” means a license agreement among Lifezone Limited, Keith Liddell and Kelltech, as amended.

“Kell-Sedibelo-Lifezone Refinery” means a potential refinery at SRL’s Pilanesberg Platinum Mine in South Africa that would process PGMs, and gold, nickel, copper and cobalt, applying the Kell Process Technology.

“Key LHL Shareholders” means, collectively, Keith and Jane Liddell (jointly), Varna Holdings Limited, BHP Billiton (UK) DDS Limited, Peter Smedvig, Keith Liddell, Kamberg Investments Limited, Duncan Bullivant, Hermetica Limited and Chris Showalter.

“KNL” means Kabanga Nickel Limited, a private limited company incorporated under the laws of England and Wales.

“KTSA” means Kelltechnology South Africa (RF) (Pty) Limited.

“KTSA License” means the license granted to KTSA under the KTSA License Agreement.

“KTSA License Agreement” means a license agreement between Kelltech and KTSA pursuant to which Kelltech Limited granted KTSA an exclusive sub-license to the Kell Intellectual Property under the Kelltech License Agreement to use the Kell Intellectual Property within the SADC License Area.

“Latham” means Latham & Watkins LLP, counsel to GoGreen and the Sponsor.

“LHL” means Lifezone Holdings Limited, an Isle of Man company, and its consolidated subsidiaries.

“LHL Awardholders” means holders of LHL Equity Awards immediately prior to the Share Acquisition Closing.

“LHL Equity Awards” means, together, the LHL Options and LHL RSUs.

“LHL Fundamental Warranties” means the warranties of LHL identified as fundamental under the terms of the Business Combination Agreement.

“LHL Option Plan” means the employee share option plan authorized by LHL.

“LHL Options” means each outstanding option to purchase LHL ordinary shares, whether or not exercisable and whether or not vested, granted under the LHL option plan.

“LHL RSUs” means each restricted stock unit granted by LHL (a) payable in LHL ordinary shares or (b) the value of which is determined with reference to the value of the LHL ordinary shares, whether or not exercisable and whether or not vested.

“LHL Shareholders” means the shareholders of LHL immediately prior to the Share Acquisition Closing.

“LHL Shareholders Fundamental Warranties” means the warranties of LHL Shareholders identified as fundamental under the terms of the Business Combination Agreement.

“Lifezone Limited” means Lifezone Limited, a company limited by shares incorporated under the laws of the Isle of Man.

“Lifezone Metals” means Lifezone Metals Limited, an Isle of Man company.

“Lifezone Metals Fundamental Warranties” means the warranties of Lifezone Metals identified as fundamental under the terms of the Business Combination Agreement.

“Lifezone Metals Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Lifezone Metals.

“Lifezone Metals Warrant Agreement” means the warrant agreement governing Lifezone Metals’ outstanding warrants.

“Lifezone Subscription Agreement” means the subscription agreement dated December 24, 2021 entered into between Lifezone Limited and BHP, pursuant to which BHP subscribed for ordinary shares of Lifezone Limited for an aggregate amount of $10 million.

“Lifezone’s Kabanga Emissions Estimate” means the internal CO2 eq. emissions estimates prepared by LHL in respect of our Hydromet Technology at the Kabanga Project, which is a base metals project and does not include Lifezone’s precious metals circuit, as compared against the baseline emissions CO2 eq. per tonne of class 1 nickel set forth in the study titled “Life Cycle Assessment of Nickel Products” that was published in May 2020, with a 2017 reference year, and that was performed by Sphera Solutions GmbH, a provider of ESG performance and risk management software, data and consulting services, and commissioned by The Nickel Institute. Lifezone intends to undertake an independent life cycle assessment for the Kabanga Project as part of the Definitive Feasibility Study. The actual reduction in CO2 emissions at the Kabanga Project could differ from Lifezone’s Kabanga Emissions Estimate.

“LME” means London Metals Exchange.

“Lock-Up Agreements” means, collectively, the lock-up agreements to be entered into by the GoGreen Initial Shareholders and LHL Shareholders at the Share Acquisition Closing in connection with the Proposed Transactions.

“Memorandum and Articles of Association of GoGreen” means the memorandum and articles of association of GoGreen.

“Merger” means the merger of GoGreen with and into Merger Sub, as a result of which the separate corporate existence of GoGreen will cease and Merger Sub will continue as the surviving entity, and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) will become shareholders of Lifezone Metals.

“Merger Closing” means the closing of the Merger.

“Merger Closing Date” means the date of the Merger Closing.

“Merger Effective Time” means the time at which the Merger shall become effective.

“Merger Proposal” means a proposal to approve and authorize the Plan of Merger and to authorize the Merger.

“Mineral Resource Estimates” means the mineral resource estimates set out in the Technical Report Summary.

“Minimum Cash Amount” means $50 million.

“New Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among Lifezone Metals, the Key LHL Shareholders, and the Sponsor in connection with the Merger Closing.

“NiEq” means nickel equivalent.

“Note” means the promissory note dated June 6, 2022 whereby the Sponsor agreed to loan GoGreen up to $300,000.

“NYSE” means the New York Stock Exchange.

“Outside Date” means July 25, 2023.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“PFIC” means passive foreign investment company.

“PGM” means platinum group metals.

“Pilanesberg Platinum Mine” means the PGM-producing open pit mine complex located primarily within the farm Tuschenkomst 135JP, located in the Bushveld Complex, and which is operated by PPM and indirectly owned by SRL.

“PIPE Financing” means the private placement of 7,017,317 Lifezone Metals Ordinary Shares to the PIPE Investors for gross proceeds of $70,173,170, pursuant to the Subscription Agreements.

“PIPE Investors” means the investors (including the GoGreen PIPE Investors) in the PIPE Financing pursuant to the Subscription Agreements.

“PIPE Resale Registration Statement” means a registration statement registering the resale of the PIPE Shares.

“PIPE Shares” means the shares that Lifezone Metals agreed to sell to the PIPE Investors and that the PIPE Investors agreed to purchase pursuant to the Subscription Agreements.

“Placement Agents” means BTIG and Sprott.

“Plan of Merger” means the plan of merger attached to this proxy statement/prospectus as Annex B.

“PPM” means Pilanesberg Platinum Mines Proprietary Limited, a limited liability private company, registered in and incorporated under the laws of South Africa. PPM is an indirect wholly owned subsidiary of SRL.

“Promissory Note” means the promissory note dated March 17, 2021, as amended by the amended and restated promissory note dated September 21 2021, whereby the Sponsor agreed to loan GoGreen up to $500,000 to be used for the payment of costs relating to the IPO.

“Proposed Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents which, among other things, provides for the Merger and the Share Acquisition.

“proxy statement/prospectus” means the prospectus included in this registration statement on Form F-4 (Registration No. 333-271300) filed with the SEC.

“Registration and Shareholder Rights Agreement” means the registration and shareholder rights agreement dated as of October 20, 2021, among GoGreen, the Sponsor and the other “Holders” named therein.

“Resale Registration Statement” means the registration statement required to be filed with the SEC under the New Registration Rights Agreement.

“SADC License Area” means the countries (Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles) where Kelltech Limited can use and/or exercise the Kell Process Technology, under the exclusive license granted by Lifezone Limited.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SARs” means share appreciation rights.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Staff” means the staff of the SEC.

“SEC Statement” means the statement issued by the SEC Staff on April 12, 2021 regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.”

“Second Extension” means the extension requested by the Sponsor, on April 10, 2023, that GoGreen extend the date by which GoGreen has to consummate a business combination from April 25, 2023 to July 25, 2023, as the second of two three-month extensions permitted under GoGreen’s existing governing documents.

“Second Extension Note” means the promissory note dated April 11, 2023 issued by GoGreen to the Sponsor and Lifezone Limited in the aggregate principal amount of $2,760,000 in connection with the Second Extension.

“Second Working Capital Note” means the promissory note issued by GoGreen on April 10, 2023 to the Sponsor in the principal amount of up to $300,000 for working capital expenses.

“Section 404” means Section 404 of the Sarbanes-Oxley Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SGPL” means The Simulus Group Pty Limited.

“Share Acquisition” means the acquisition by Lifezone Metals all of the issued share capital of LHL in exchange for the issue to LHL Shareholders of Lifezone Metals Ordinary Shares and Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals.

“Share Acquisition Closing” means the closing of the Share Acquisition.

“Share Acquisition Closing Date” means the date of the Share Acquisition Closing.

“Simulus” means Simulus Pty Ltd.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom (UK) LLP, counsel to the Placement Agents.

“SML” means the special mining license for the Kabanga deposit project area issued by the GoT to TNL in October 2021.

“Sponsor” means GoGreen Sponsor 1 LP, a Delaware limited partnership.

“Sponsor Offset Shares” means Lifezone Metals Ordinary Shares issued to LHL Shareholders (for the avoidance of doubt, as of immediately prior to the Share Acquisition Closing) in lieu of being issued to the Sponsor in connection with the Share Acquisition Closing.

“Sponsor Offset Share Amount” means an amount equal to (a) the number of Sponsor Offset Shares multiplied by (b) $10.00.

“Sprott” means Sprott Capital Partners LP.

“SRL” means Sedibelo Resources Limited.

“Subscription Agreements” means those certain subscription agreements entered into on December 13, 2022, among GoGreen, Lifezone Metals and the PIPE Investors named therein relating to the PIPE Financing.

“Technical Report Summary” means Kabanga 2023 Mineral Resource Technical Report Summary prepared by Raymond Kohlsmith, BSc (Hons.) (Geol) 1980, P.Geo (1044) PGO Canada (the “Qualified Person”) with an effective date of February 15, 2023.

“TNL” means Tembo Nickel Corporation Limited.

“Trading Day” means any day on which the Lifezone Metals Ordinary Shares are actually traded on the NYSE (or the exchange on which the Lifezone Metals Ordinary Shares are then listed).

“Tranche 1 Investment” means the investment of $40 million received by KNL from BHP by way of a convertible loan, pursuant to the Tranche 1 Loan Agreement.

“Tranche 1 Loan Agreement” means the loan agreement dated December 24, 2021 between KNL and BHP pursuant to which KNL received investment of $40 million from BHP by way of a convertible loan forming the Tranche 1 Investment.

“Tranche 2 Investment” means BHP’s investment of $50 million in KNL in form of equity under the Tranche 2 Subscription Agreement.

“Tranche 2 Subscription Agreement” means the equity subscription agreement dated October 14, 2022 between KNL and BHP, pursuant to which KNL received investment of $50 million from BHP by way of an equity subscription forming the Tranche 2 Investment.

“Tranche 3 Investment” means BHP’s potential investment in KNL in form of equity under the Tranche 3 Option Agreement, the completion of which is subject to certain conditions and pursuant to which BHP would, in aggregate, hold indirectly 51% of the total voting and economic equity rights in TNL on a fully diluted basis.

“Tranche 3 Option Agreement” means the equity option agreement dated October 14, 2022, as amended on February 8, 2023, entered into between BHP, Lifezone Limited and KNL, pursuant to which BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied, including the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals.

“Tranche 3 Shareholders’ Agreement” means the shareholders’ agreement that KNL and Lifezone Limited would enter into with BHP upon closing of the Tranche 3 Investment in respect of KNL and its subsidiaries.

“Triggering Event I” means if at any time during the Earnout Period, the daily VWAP of the Lifezone Metals Ordinary Shares during such period is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30-consecutive Trading Day period.

“Triggering Event II” means if at any time during the Earnout Period, the daily VWAP of the Lifezone Metals Ordinary Shares during such period is equal to or exceeds $16.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30-consecutive Trading Day period.

“Triggering Events” means, collectively, Triggering Event I and Triggering Event II.

“Trust Account” means the trust account that holds proceeds of the IPO and the concurrent sale of the GoGreen placement warrants established by GoGreen for the benefit of its shareholders.

“U.S. dollar” or “$” means the legal currency of the United States.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

“WCA” means The Workers’ Compensation Act Cap. 263 R.E. 2015 of Tanzania.

“WCF” means the Workers’ Compensation Fund of Tanzania.

“WHO” means the World Health Organization.

“Working Capital Loans” means the loans which may be offered by the Sponsor or certain of its officers and directors and their affiliates to GoGreen to fund working capital deficiencies.

“Working Capital Notes” means, collectively, the First Working Capital Note and the Second Working Capital Note.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

The following questions and answers are intended to briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting of shareholders, including with respect to the Proposed Transactions. The following questions and answers may not include all the information that may be important to GoGreen’s shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under “Where You Can Find More Information.”

Questions and Answers About the Extraordinary General Meeting of GoGreen’s Shareholders and the Related Proposals

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus because you are a shareholder of GoGreen. GoGreen shareholders are being asked to consider and vote upon the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, including to approve the adoption of the Business Combination Agreement and the Proposed Transactions.

GoGreen has entered into a Business Combination Agreement with Lifezone Metals, the Sponsor, Merger Sub, LHL, Keith Liddell, solely in his capacity as LHL Shareholders representative, and the shareholders of LHL party thereto, which provides for the Proposed Transactions in which, among other things, GoGreen will be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Lifezone Metals, and LHL will be acquired by Lifezone Metals as a directly wholly owned subsidiary of Lifezone Metals. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Proposed Transactions: (a) at the Merger Effective Time, among other things, (i) each issued and outstanding GoGreen ordinary share will be converted into and exchanged for the right to receive one Lifezone Metals ordinary share and (ii) each issued and outstanding GoGreen public warrant will be converted into and exchanged for the right to receive one Lifezone Metals public warrant and each issued and outstanding GoGreen private warrant will be converted into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement), such that GoGreen shareholders (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) will become shareholders of Lifezone Metals and (b) at Share Acquisition Closing, Lifezone Metals will acquire all of the issued share capital of LHL in exchange for the issue of new Lifezone Metals Ordinary Shares to LHL shareholders, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals and the LHL shareholders will become shareholders of Lifezone Metals. Please see “Proposal No. 1 — The Business Combination Proposal,” “Beneficial Ownership of Securities” and “Unaudited Pro Forma Combined Financial Information” for further information.

This proxy statement/prospectus and its annexes contain important information about the Proposed Transactions and the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Lifezone Metals with respect to the Lifezone Metals Ordinary Shares and the Lifezone Metals warrants.

Q:     What matters will shareholders consider at the extraordinary general meeting of shareholders?

A:     At the extraordinary general meeting of shareholders, GoGreen will ask its shareholders to consider and vote upon the following proposals:

Proposal No. 1 — The Business Combination Proposal — as an ordinary resolution, a proposal to ratify, approve and adopt the Business Combination Agreement, which, among other things, provides for (a) the merger of GoGreen into Merger Sub, with Merger Sub surviving the merger and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) becoming shareholders of Lifezone Metals (the “Merger”) pursuant to the terms of (i) the Business Combination Agreement and (ii) Part XVI of the Cayman Companies Act, (b) the conversion of (i) each issued and outstanding

GoGreen public warrant into, and exchanged for, the right to receive one Lifezone Metals public warrant and (ii) each issued and outstanding GoGreen private warrant into, and exchanged for, the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement), (c) on the day immediately following the Merger, the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the holders of LHL’s share capital for Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, the Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals (the “Share Acquisition”), and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein that GoGreen will be a party (together with the Merger and Share Acquisition, the “Proposed Transactions”).

Proposal No.    2 — The Merger Proposal — as a special resolution, a proposal to approve and authorize the Plan of Merger (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Annex B to this proxy statement/prospectus) and to authorize the Merger of GoGreen with and into Merger Sub with Merger Sub surviving the Merger.

Proposal No.    3 — The Adjournment Proposal — as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

Q:     How does the GoGreen Board of Directors recommend that I vote?

A:     The GoGreen Board of Directors unanimously recommends that you vote your shares:

•        “FOR” the Business Combination Proposal;

•        “FOR” the Merger Proposal; and

•        “FOR” the Adjournment Proposal.

For a discussion of the factors that the GoGreen Board of Directors considered in determining to approve the Proposed Transactions and the recommendation of GoGreen’s board of directors, see the section entitled “The Business Combination — GoGreen’s Board of Directors’ Reasons for Approval of the Proposed Transactions.”

In considering the recommendation of the GoGreen Board that you vote to approve the Business Combination Proposal and the Merger Proposal, you should be aware that GoGreen’s directors and officers have interests in the Proposed Transactions that are different from, in addition to or in conflict with, those of other shareholders generally. Please read the section entitled “The Business Combination — Interests of Certain Persons in the Proposed Transactions.”

Q:     Are the proposals conditioned on one another?

A:     The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the shareholders for a vote. The approval of the Business Combination Proposal or the Merger Proposal is not a condition to the adoption of the Adjournment Proposal. If the Business Combination Proposal and the Merger Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.

Q:     When and where is the extraordinary general meeting?

A:      The extraordinary general meeting will be held on            , 2023, at            a.m., Eastern time, at            and at the offices of Latham & Watkins LLP located at 811 Main Street, Suite 3700, Houston, TX 77002. As a matter of Cayman Islands law, there must be a physical location for the meeting. However, it may not be practical for shareholders to attend in person. Therefore, GoGreen shareholders will be able to attend the extraordinary general meeting virtually via live webcast, vote and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/gogreeninvestments/2023 and entering their control number found on their proxy card, voting instruction form or notice included in their proxy materials. If you do not have your control number, please contact Continental at the phone number or email address below. Continental support contact information is as follows: 917 - 262-2373 or email proxy@continental.com. You may also attend the meeting telephonically by dialing 1 800-450-7155 (toll-free within the United States and Canada) or +1 857-999-9155 (outside of the United States and Canada, standard rates apply). The passcode for telephone access is 1281791#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically. We are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for GoGreen’s shareholders and GoGreen. The virtual meeting format allows attendance from any location in the world.

Q:     What will happen in the Proposed Transactions?

A:     Pursuant to the Business Combination Agreement, among other things: (a) GoGreen will merge with and into Merger Sub, as a result of which the separate corporate existence of GoGreen will cease and Merger Sub will continue as the surviving company, and each issued and outstanding ordinary share of GoGreen immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive one Lifezone Metals ordinary share in accordance with the terms of the Business Combination Agreement (except that GoGreen public shareholders will be entitled to elect instead to have their GoGreen ordinary shares redeemed and receive a pro rata portion of the Trust Account, as provided in GoGreen’s Amended and Restated Memorandum and Articles of Association); (b) each issued and outstanding GoGreen public warrant will be converted into and exchanged for the right to receive one Lifezone Metals public warrant and each issued and outstanding GoGreen private warrant will be converted into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement); (c) on the day immediately following the Merger, Lifezone Metals will acquire all of the issued share capital of LHL from LHL Shareholders in exchange for the issue to LHL Shareholders of Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein to which GoGreen will be party. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for a description of the Earnout Shares.

In consideration for the Merger of GoGreen and Merger Sub, each GoGreen shareholder (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) will receive one Lifezone Metals ordinary share for each ordinary share they hold in GoGreen, respectively, immediately prior to the Merger. The fair value of this share consideration is approximately $399 million, approximately $264 million and approximately $130 million under a no redemption, 50% redemption and maximum redemption scenario, respectively. As further described in Note 3 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, the calculation of the fair value of the share consideration is based on the combined company estimated fair value derived from Lifezone Metals’ enterprise valuation is approximately $1.4 billion, approximately $1.3 billion and approximately $1.1 billion under a no redemption, 50% redemption and maximum redemption scenario, respectively (and depending on the resultant level of ownership that existing shareholders of LHL will have in Lifezone Metals under the redemption scenarios), after taking into account the earnout arrangement for LHL Shareholders and redemptions by GoGreen shareholders. The LHL Shares will be acquired by Lifezone Metals in exchange for the issuance to LHL Shareholders of (i) 62,680,128 ordinary shares of Lifezone Metals and, if applicable, (ii) the Earnout Shares. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for more information.

In connection with the consummation of the Proposed Transactions, the following will occur:

•        before the Merger Effective Time, Lifezone Metals will amend its memorandum and articles of association to be substantially in the form attached hereto as Annex C;

•        immediately following the consummation of the Share Acquisition, the PIPE Investors will subscribe for and purchase newly issued Lifezone Metals Ordinary Shares from Lifezone Metals for an aggregate purchase price of $70,173,170 and a per share purchase price of $10.00 per share in a private placement or placements; and

•        the Warrant Assumption Agreement, Holdings Nominee Share Surrender, the Lock-Up Agreements and the New Registration Rights Agreement will be entered into (for more information on the Lock-Up Agreements and New Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal”), and the registration rights agreement, dated as of October 20, 2021, by and between GoGreen and Sponsor, will terminate.

Following the proposed Transactions, Lifezone Metals is expected to be listed on the NYSE. For more information on the Business Combination Agreement and the business combination please see the section entitled “The Business Combination.”

Q:     Why is GoGreen proposing the Business Combination Proposal?

A:     GoGreen is a blank check company formed as an exempted company incorporated under the laws of the Cayman Islands on March 17, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Based on its due diligence investigations of LHL and the industry in which it operates, including the financial and other information reviewed by GoGreen in the course of GoGreen’s due diligence investigations, the GoGreen board of directors believes that the Proposed Transactions with LHL are in the best interests of GoGreen and its shareholders and present an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — GoGreen’s Board of Directors’ Reasons for Approval of the Proposed Transactions” for additional information.

Although GoGreen’s board of directors believes that the Proposed Transactions with LHL present a unique business combination opportunity and are in the best interests of GoGreen and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “Business Combination Proposal — GoGreen’s Board of Directors’ Reasons for Approval of the Proposed Transactions,” as well as in the sections entitled “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals.”

Q:     How has the announcement of the Proposed Transactions affected the trading price of the GoGreen ordinary shares, GoGreen warrants and GoGreen units?

A:     On December 12, 2022, the date preceding the announcement of the Proposed Transactions, the closing sales prices per share of the GoGreen units, GoGreen Class A ordinary shares and GoGreen public warrants as reported by the NYSE were $10.27, $10.35 and $0.0433, respectively. As of May 10, 2023, the last practicable trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each GoGreen Unit, GoGreen Class A ordinary share and GoGreen public warrant was $11.00, $10.69 and $0.67, respectively.

Q:     Who is LHL?

A:     LHL is Lifezone Holdings Limited, a company limited by shares which was incorporated in the Isle of Man on March 28, 2022, and whose registered office is at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man. LHL is a modern pre-development exploration-stage metals company; based on the mineral resources in the Technical Report Summary, LHL believes that their Kabanga project in north west Tanzania comprises one of the world’s largest and highest grade nickel sulfide deposits. LHL also seeks to support the clean energy transition through licensing of their proprietary Hydromet Technology as an alternative to smelting in metals production and becoming an emerging supplier of responsibly-sourced, low-carbon and low-sulfur dioxide emission metals to the battery, EV and hydrogen markets. LHL intends to operate across the metals extraction and metals refining industries, with their Hydromet Technology potentially also being used in the metals recycling industry. LHL aims to provide products that will responsibly and cost-effectively provide supply chain solutions to the global battery metals market. See the section entitled “Information About Lifezone Holdings Limited” for more information.

Q:     What are the risks to GoGreen shareholders relating to the Tranche 3 Investment from BHP?

A:     Metals extraction requires a substantial amount of capital, including to implement projects and sustain long-term production and processing. For more information see “Risk Factors — We will require significant additional capital to fund our business, and no assurance can be given that such capital will be available at all or available on terms acceptable to us.”

Pursuant to the Tranche 3 Option Agreement, BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied, including the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. BHP is under no obligation to make such additional investment regardless of the outcome of the ongoing Definitive

Feasibility Study. There can be no assurance that the conditions for such investment by BHP will be met or that the investment will ultimately materialize. For more information see “Risk Factors — Extraction of minerals from identified nickel deposits may not be economically viable and the development of our mineral project into a commercially viable operation cannot be assured.”

Lifezone Metals’ current business strategy relies on the Tranche 3 Investment by BHP. Lifezone Metals expects to largely rely on BHP to develop the Kabanga Project and operate the mine. If the Tranche 3 Investment is not made by BHP, Lifezone Metals expects that it would continue developing the Kabanga Project with additional funding through debt or equity financing, and monetizing the offtake from the project and/or royalty streams, and may also explore other strategic partners for the project. However, there can be no assurance that Lifezone Metals will be able to raise such additional funds on favorable terms or at all. As Lifezone Metals will require significant additional capital to fund its business, its management regularly evaluates potential sources of liquidity; however, the development stage nature of Lifezone Metals’ business may make any potential equity or debt investors unwilling to provide the necessary funds. Any additional fundraising efforts may divert management from their day-to-day activities, which may adversely affect Lifezone Metals’ operations. Lifezone Metals may also have to sell existing assets, such as rights to its Hydromet Technology or interests in the Kabanga Project or other projects, which dilute Lifezone Metals’ interests in such assets and any returns therefrom. If Lifezone Metals is unable to exercise sufficient control over the operations of KNL or if the operations of KNL are not as successful as expected, the trading price of Lifezone Metals could be adversely affected. In addition, even if Lifezone Metals is able to raise such funds, this may take considerably more time than the timeline under the Tranche 3 Option Agreement. If Lifezone Metals raises such funds in the form of equity financing, the Lifezone Metals’ shareholders at the time may be further diluted. Further, under the A&R Articles of Association, the holders of Lifezone Metals Ordinary Shares will not be entitled to any pre-emptive rights or anti-dilution rights. Any failure to raise the necessary funds or delay in any fundraising could have a material adverse effect on Lifezone Metals’ business, financial condition, results of operations, prospects or liquidity.

In the event the Tranche 3 Investment is consummated, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and Lifezone Metals would indirectly hold the remaining equity interest, and KNL would cease to be a majority-owned subsidiary of Lifezone Metals from that time onwards. Accordingly, Lifezone Metals’ shareholders’ (including GoGreen shareholders) indirect interest in KNL would be diluted following the consummation of the Tranche 3 Investment, and the Adjusted EBITDA attributable to Lifezone Metals would decrease proportionally. While Lifezone Metals expects that it would continue to have significant influence on the day-to-day operations of KNL, including through appointment of two of the board members if it owns at least 15% of the voting rights of KNL (or one of the board members if it owns at least 10% but less than 15% of the voting rights of KNL) and significant veto rights at the board level (including over approval of the annual budget and business plan, acquisitions and disposals outside of the annual budget or business plan over certain de minimis thresholds, entry or amendment of certain agreements or transactions outside of the annual budget or business plan over certain de minimis thresholds, changes to the dividend policy, removal of directors and approval of certain related party transactions) and shareholder level (including over material changes or cessation of the business, altering the constitution, winding up or merging of any of the companies forming part of KNL’s group or any public offering or listing of any of the companies forming part of KNL’s group), BHP would have majority ownership and day to day operatorship of KNL and Lifezone Metals expects to largely rely on BHP to develop the Kabanga Project and operate the mine in this situation. Additionally, BHP’s investment in KNL is its first investment in Africa in the last several years and the Kabanga Project is a greenfield project, which may require additional expertise and investment on BHP’s part. If Lifezone Metals is unable to exercise sufficient control over the operations of KNL or if the operations of KNL are not as successful as expected, the trading price of Lifezone Metals could be adversely affected.

See the sections entitled “Risk Factors — The Tranche 3 Option Agreement includes certain restrictive covenants in relation to the Kabanga Project and Lifezone Limited during the period prior to the exercise of the Option under the Tranche 3 Option Agreement, which may limit our ability to explore other growth opportunities”, “Risk Factors — The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL.” and “Risk Factors — In the event BHP completes the Tranche 3 Investment and gains majority ownership of KNL, LHL and Lifezone Limited may be classified as inadvertent investment companies for the purposes of the Investment Company Act of 1940 (“ICA”), which may have a material adverse effect on us.” for more information.

Q:     What equity stake will current GoGreen shareholders, the PIPE Investors and LHL Shareholders have in Lifezone Metals after the Share Acquisition Closing?

A:     The exact equity stakes of the persons that will become securityholders of Lifezone Metals will depend on various factors.

It is anticipated that, upon completion of the Proposed Transactions and without giving effect to the issuance of Earnout Shares (defined below), (a) GoGreen’s existing public shareholders will own approximately 27% of the issued and outstanding Lifezone Metals Ordinary Shares, (b) the GoGreen Initial Shareholders (including the Sponsor but not including the GoGreen PIPE Investors) will own approximately 6% of the issued and outstanding Lifezone Metals Ordinary Shares, (c) the PIPE Investors (including the GoGreen PIPE Investors) will own approximately 7% of the issued and outstanding Lifezone Metals Ordinary Shares and (d) LHL Shareholders will own approximately 60% of the issued and outstanding Lifezone Metals Ordinary Shares. These relative percentages assume (i) that none of GoGreen’s existing public shareholders exercises their redemption rights, (ii) that none of GoGreen’s existing shareholders exercises dissenters’ rights, (iii) that 7,017,317 Lifezone Metals Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iv) that no additional equity securities of GoGreen or Lifezone Metals are issued. If the facts are different from these assumptions, the percentage ownership retained by GoGreen’s existing shareholders will be different.

Assuming that (a) GoGreen’s existing public shareholders exercise their redemption rights with regard to 27,600,000 GoGreen public shares, (b) that none of GoGreen’s shareholders exercises dissenters’ rights, (c) that 7,017,317 Lifezone Metals Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing and (d) no additional equity securities of GoGreen or Lifezone Metals are issued, (i) GoGreen’s existing public shareholders will own 0% of the issued and outstanding Lifezone Metals Ordinary Shares, (ii) the GoGreen Initial Shareholders (including the Sponsor but not including the GoGreen PIPE Investors) will own approximately 9% of the issued and outstanding Lifezone Metals Ordinary Shares, (iii) the PIPE Investors (including the GoGreen PIPE Investors) will own approximately 9% of the issued and outstanding Lifezone Metals Ordinary Shares and (iv) LHL Shareholders will own approximately 82% of the issued and outstanding Lifezone Metals Ordinary Shares upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by GoGreen’s existing shareholders will be different.

The following table illustrates three different redemption scenarios, examples of the post-Share Acquisition Closing equity stakes of current GoGreen shareholders, the PIPE Investors and LHL Shareholders based on the various assumptions described above: (1) no redemptions, which assumes that none of GoGreen’s existing public shareholders exercise their redemption rights, (2) 50% redemptions which assumes that 50% of GoGreen’s existing public shareholders exercise their redemption rights, and (3) maximum redemptions, which assumes that GoGreen shareholders exercise their redemption rights with respect to 27,600,000 GoGreen ordinary shares upon consummation of the Proposed Transactions:

	Scenario 1 Assuming no redemptions		Scenario 2 Assuming redemptions of 50%		Scenario 3 Assuming maximum redemptions
Shareholders	Ownership in shares	% Ownership	Ownership in shares	% Ownership	Ownership in shares	% Ownership
LHL Shareholders(1)	62,680,128	60%	62,680,128	70%	62,680,128	82%
Sponsor(2)	6,468,600	6%	6,468,600	7%	6,468,600	9%
GoGreen Public Shareholders(3)	27,600,000	27%	13,800,000	15%	—	0%
PIPE Investors(4)	7,017,317	7%	7,017,317	8%	7,017,317	9%
Grand Total	103,766,045	100%	89,966,045	100%	76,166,045	100%

____________

(1)      The shareholding of LHL Shareholders excludes the impact of shares issuable under the earnout arrangement. In aggregate under each earnout scenario, a maximum of 25,072,052 Lifezone Metals Ordinary Shares are issuable to LHL Shareholders upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)), or earlier upon the Change of Control.

(2)      The shareholding of the Sponsor includes (i) 5,175,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen and (ii) 1,335,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in a private placement concurrently with the IPO (the “Private Placement”). The shareholding of the Sponsor excludes the impact of (i) 667,500 Lifezone

Metals warrants to be issued in connection with the conversion of the GoGreen warrants issued in the Private Placement (the “GoGreen Private Placement Warrants”) and (ii) the Lifezone Metals Ordinary Shares issuable under the earnout arrangement. In aggregate under each scenario, a maximum of 1,725,000 Lifezone Metals Ordinary Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)). The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of the GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals to be issued to the GoGreen public shareholders upon conversion of their GoGreen warrants (the “GoGreen Public Warrants”).

(4)      The aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

The following table illustrates the three different redemption scenarios described above, based on the same assumptions described above, except that the below scenarios assume that Triggering Event I has occurred under the earnout arrangement:

	Scenario 1 Assuming no redemptions		Scenario 2 Assuming redemptions of 50%		Scenario 3 Assuming maximum redemptions
Shareholders	Ownership in shares	% Ownership	Ownership in shares	% Ownership	Ownership in shares	% Ownership
LHL Shareholders(1)	75,216,154	64%	75,216,154	73%	75,216,154	84%
Sponsor(2)	7,331,100	6%	7,331,100	7%	7,331,100	8%
GoGreen Public Shareholders(3)	27,600,000	24%	13,800,000	13%	—	0%
PIPE Investors(4)	7,017,317	6%	7,017,317	7%	7,017,317	8%
Grand Total	117,164,571	100%	103,364,571	100%	89,564,571	100%

____________

(1)      The shareholding of LHL Shareholders includes the impact of the 12,536,026 Lifezone Metals Ordinary Shares issuable under the earnout arrangement following the occurrence of Triggering Event I (i.e. achieving a share price of $14.00) and otherwise excludes the impact of shares issuable under the earnout arrangement. In aggregate under each earnout scenario, an additional 12,536,026 Lifezone Metals Ordinary Shares would be issuable to LHL Shareholders upon the occurrence of Triggering Event II (i.e. achieving a share price of $16.00), or earlier upon the Change of Control.

(2)      The shareholding of the Sponsor includes (i) 5,175,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen, (ii) 1,335,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement, and (iii) the impact of the 862,500 Lifezone Metals Ordinary Shares issuable under the earnout arrangement following the occurrence of Triggering Event I (i.e. achieving a share price of $14.00). The shareholding of the Sponsor excludes the impact of (i) 667,500 Lifezone Metals warrants to be issued in connection with the conversion of GoGreen Private Placement Warrants, and (ii) the Lifezone Metals Ordinary Shares issuable under the earnout arrangement other than the 862,500 Lifezone Metals Ordinary Shares issuable under the earnout arrangement following the occurrence of Triggering Event I. In aggregate under each scenario, an additional 862,500 Lifezone Metals Ordinary Shares are issuable to the Sponsor upon the occurrence of Triggering Event II (i.e. achieving a share price of $16.00). The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of the GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals to be issued to the GoGreen public shareholders upon conversion of their GoGreen Public Warrants.

(4)      The aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

The following table illustrates the three different redemption scenarios described above, based on the same assumptions described above, except that the below scenarios assume that Triggering Event II has occurred under the earnout arrangement:

	Scenario 1 Assuming no redemptions		Scenario 2 Assuming redemptions of 50%		Scenario 3 Assuming maximum redemptions
Shareholders	Ownership in shares	% Ownership	Ownership in shares	% Ownership	Ownership in shares	% Ownership
LHL Shareholders(1)	87,752,180	67%	87,752,180	75%	87,752,180	85%
Sponsor(2)	8,193,600	6%	8,193,600	7%	8,193,600	8%
GoGreen Public Shareholders(3)	27,600,000	21%	13,800,000	12%	—	0%
PIPE Investors(4)	7,017,317	5%	7,017,317	6%	7,017,317	7%
Grand Total	130,563,097	100%	116,763,097	100%	102,963,097	100%

____________

(1)      The shareholding of LHL Shareholders includes the impact of the maximum of 25,072,052 Lifezone Metals Ordinary Shares issuable under the earnout arrangement following the occurrence of Triggering Event II (i.e. achieving a share price of $16.00).

(2)      The shareholding of the Sponsor includes (i) 5,175,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen, (ii) 1,335,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement, and (iii) the impact of the maximum of 1,725,000 Lifezone Metals Ordinary Shares issuable under the earnout arrangement following the occurrence of Triggering Event II (i.e. achieving a share price of $16.00). The shareholding of the Sponsor excludes the impact of 667,500 Lifezone Metals warrants to be issued in connection with the conversion of the GoGreen Private Placement Warrants. The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of the GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals to be issued to the GoGreen public shareholders upon conversion of their GoGreen Public Warrants.

(4)      The aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

Q:     What is the cash value of the total consideration that (i) the LHL Shareholders, (ii) the Sponsor, (iii) the GoGreen shareholders and (iv) the PIPE Investors will receive pursuant to the Proposed Transactions?

A:     The cash value of the total consideration that the LHL Shareholders, the Sponsor, the GoGreen shareholders and the PIPE Investors will receive pursuant to the Proposed Transactions is subject to various factors, including (i) the amount of GoGreen public shareholders who elect to exercise their redemption rights, if any, and (ii) whether either of the Triggering Events occur following the Share Acquisition Closing.

After the Share Acquisition Closing, assuming (a) that all of GoGreen’s existing public shareholders exercise their redemption rights, (b) that neither Triggering Event has occurred under the earnout arrangement pursuant to the Business Combination Agreement and Sponsor Support Agreement and (c) the value of the Per Share Merger Consideration of $10.00 per Lifezone Metals Ordinary Share, (i) the LHL Shareholders will own approximately 62,680,128 Lifezone Metals Ordinary Shares, with a cash value of $626,801,280.00; (ii) the Sponsor will own approximately 6,468,600 Lifezone Metals Ordinary Shares, with a cash value of $64,686,000.00; and (iii) the PIPE Investors will own approximately 7,017,317 Lifezone Metals Ordinary Shares, with a cash value of $70,173,170.00, resulting in a cash value of $761,660,450.00 for the minimum total consideration to be received by the LHL Shareholders, the Sponsor and the PIPE Investors pursuant to the Proposed Transactions.

After the Share Acquisition Closing, assuming (a) that none of GoGreen’s existing public shareholders exercise their redemption rights, (b) that Triggering Event II occurs under the earnout arrangement pursuant to the Business Combination Agreement and Sponsor Support Agreement and (c) the per share value of the Lifezone Metals Ordinary Shares of $16.00 when the Earnout Shares are earned, (i) the LHL Shareholders will own approximately 87,752,180 Lifezone Metals Ordinary Shares, with a cash value of $1,404,034,880.00; (ii) the Sponsor will own approximately 8,193,600 Lifezone Metals Ordinary Shares, with a cash value of $131,097,600.00; (iii) the GoGreen shareholders will own approximately 27,600,000 Lifezone Metals Ordinary Shares, with a cash value of $441,600,000.00; and (iv) the PIPE Investors will own approximately 7,017,317 Lifezone Metals Ordinary Shares, with a cash value of $112,277,072.00, resulting in a cash value of $2,089,009,552.00 for the maximum total consideration to be received by the LHL Shareholders, the Sponsor, the GoGreen shareholders and the PIPE Investors pursuant to the Proposed Transactions.

Q:     What is the PIPE Financing?

A:     Concurrently with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into the Subscription Agreements with the PIPE Investors pursuant to which such PIPE Investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such PIPE Investors, an aggregate of 7,017,317 Lifezone Metals Ordinary Shares at $10.00 per share for gross proceeds of $70,173,170. The Lifezone Metals Ordinary Shares to be issued pursuant to the Subscription Agreements in private placements pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and have not been registered under the Securities Act. Lifezone Metals has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Proposed Transactions.

Q:     Who will be the officers and directors of Lifezone Metals if the Proposed Transactions are consummated?

A:     At the consummation of the Proposed Transactions, the directors of Lifezone Metals will be Keith Liddell, Chris Showalter, John Dowd, Govind Friedland, Robert Edwards, Jennifer Houghton, Mwanaidi Maajar, Beatriz Orrantia and           . Chris Showalter is expected to serve as chief executive officer, Michael Sedoy, CFA is expected to serve as interim chief financial officer and Gerick Mouton is expected to serve as chief operating officer of Lifezone Metals. Certain of the officers and directors of Lifezone Metals are also PIPE Investors. See the section entitled “Management of Lifezone Metals Following the Proposed Transactions.”

Q:     What conditions must be satisfied to complete the Proposed Transactions?

A:     There are a number of closing conditions in the Business Combination Agreement, including (a) that GoGreen’s shareholders approve the Business Combination Proposal and (b) that the amount of cash available in the Trust Account and received in connection with the PIPE Investment be no less than the Minimum Cash Amount, after accounting for redemptions and transaction expenses. For a summary of the conditions that must be satisfied or waived prior to completion of the Proposed Transactions, please see the section entitled “The Business Combination — The Business Combination Agreement.”

Q:     What happens if I sell my GoGreen ordinary shares before the extraordinary general meeting of shareholders?

A:     The record date for the extraordinary general meeting of shareholders will be earlier than the date that the Proposed Transactions are expected to be completed. If you transfer your GoGreen ordinary shares after the record date, but before the extraordinary general meeting of shareholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting of shareholders. However, you will not be entitled to receive any Lifezone Metals Ordinary Shares following the Merger Closing because only GoGreen’s shareholders on the date of the Merger Closing will be entitled to receive Lifezone Metals Ordinary Shares in connection with the Merger Closing.

Q:     What vote is required to approve the proposals presented at the extraordinary general meeting of shareholders?

A:     The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Merger Proposal requires the affirmative vote of the holders of at least two thirds of GoGreen ordinary shares who vote at the extraordinary general meeting. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Q:     Do LHL Shareholders need to approve the Proposed Transactions?

A:     All LHL Shareholders have approved the Proposed Transactions and executed the Business Combination Agreement, and therefore no further approval of the Proposed Transactions by LHL Shareholders is required.

Q:     May GoGreen, the Sponsor or GoGreen’s directors, officers or advisors, or their affiliates, purchase GoGreen public shares in connection with the Proposed Transactions?

A:     In connection with the shareholder vote to approve the Proposed Transactions, the Sponsor or GoGreen’s directors, officers, advisors or any of their affiliates may purchase GoGreen public shares in privately negotiated transactions from shareholders who would have otherwise elected to have their shares redeemed in connection with the Proposed Transactions. None of the Sponsor or GoGreen’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or GoGreen’s directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from GoGreen public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different from the amount per share a GoGreen public shareholder would receive if it elected to redeem its shares in connection with the Proposed Transactions. There is no limit on the number of GoGreen public shares the Sponsor, directors, officers or advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the NYSE rules. The purpose of these purchases would be to increase the amount of cash available to GoGreen for use in the Proposed Transactions. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with LHL’s consent, the transfer to such investors or holders of shares or rights owned by the GoGreen Initial Shareholders for nominal value. Any GoGreen ordinary shares purchased by the Sponsor or GoGreen’s directors, officers or advisors, or their respective affiliates in privately negotiated transactions will not (i) be purchased at a price higher than the price offered through the redemption process, (ii) be voted in favor of the Business Combination Proposal or (iii) have redemption rights, and if such GoGreen ordinary shares do have redemption rights then such rights will be waived by the Sponsor, or GoGreen’s directors, officers or advisors, or their respective affiliates.

Q:     Will GoGreen or Lifezone Metals issue additional equity securities in connection with the consummation of the Proposed Transactions?

A:     Pursuant to the terms of the Subscription Agreements, the PIPE Investors will subscribe for and purchase, and Lifezone Metals will issue and sell to the PIPE Investors, Lifezone Metals Ordinary Shares at for an aggregate purchase price of $70,173,170 and a per share purchase price of $10.00 per share in a private placement or placements to be consummated immediately following the closing of the Share Acquisition. In addition, Lifezone Metals or GoGreen may enter into equity financing in connection with the Proposed Transactions with their respective affiliates or any third parties if the parties determine that the issuance of additional equity is necessary or desirable in connection with the consummation of the Proposed Transactions. The purpose of these issuances would be to increase the amount of cash available to GoGreen or Lifezone Metals for use in the Proposed Transactions. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming GoGreen public shareholders or the former equity holders of LHL.

Q:     How many votes do I have at the extraordinary general meeting of shareholders?

A:     GoGreen’s shareholders are entitled to one vote at the extraordinary general meeting for each GoGreen ordinary share held of record as of the record date. As of the close of business on the record date, there were 35,835,000 outstanding GoGreen ordinary shares.

Q:     How will the GoGreen Initial Shareholders vote?

A:     In connection with the IPO, GoGreen entered into agreements with the Sponsor and GoGreen’s officers and directors, pursuant to which each agreed to vote their GoGreen founder shares and any other GoGreen shares acquired during and after the IPO in favor of the Business Combination Proposal and the Merger Proposal. Neither the Sponsor nor GoGreen’s directors or officers have purchased any GoGreen shares during or after the IPO and neither GoGreen, the Sponsor nor GoGreen’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase GoGreen ordinary shares. Currently, the GoGreen Initial Shareholders hold all of the GoGreen founder shares, which represent 22.98% of the issued and outstanding GoGreen ordinary shares.

Q:     What interests do the Sponsor and GoGreen’s current officers and directors have in the Proposed Transactions?

A:     Shareholders should be aware that aside from their interests as shareholders, the Sponsor and certain of GoGreen’s directors and officers have interests in the Proposed Transactions that are different from, in addition to or in conflict with, those of other shareholders generally. GoGreen’s directors and officers were aware of and considered these interests, among other matters, in evaluating and negotiating the Proposed Transactions. GoGreen shareholders should take these interests into account in deciding whether to approve the Proposed Transactions. These interests include, among other things:

•        the beneficial ownership of the GoGreen Initial Shareholders of 6,900,000 GoGreen founder shares and 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement, which shares would become worthless if GoGreen does not complete a business combination within the applicable time period, as the founder shares and such Private Placement shares do not entitle the GoGreen Initial Shareholders to any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and estimated at approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 GoGreen founder shares it owns and such securities will have a significantly higher value at the time of the Proposed Transactions, which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if GoGreen public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

•        the GoGreen Initial Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Lifezone Metals Ordinary Shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming (i) none of the options under LHL option plan is exercised and (ii) none of GoGreen’s existing public shareholders exercises its redemption rights or dissenters’ rights;

•        the fact that, in connection with the PIPE Financing, the GoGreen PIPE Investors will receive 135,000 Lifezone Metals Ordinary Shares;

•        GoGreen’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on GoGreen’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of GoGreen and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

The following table illustrates three different redemption scenarios, examples of the post-Share Acquisition Closing equity stakes of current GoGreen shareholders, the PIPE Investors and LHL Shareholders based on the various assumptions described above: (1) no redemptions, which assumes that none of GoGreen’s existing public shareholders exercises their redemption rights, (2) 50% redemptions which assumes that 50% of GoGreen’s existing public shareholders exercises their redemption rights, and (3) maximum redemption, which assumes that GoGreen shareholders exercise their redemption rights with respect to 27,600,000 GoGreen ordinary shares upon consummation of the Proposed Transactions:

	Scenario 1 Assuming no redemptions		Scenario 2 Assuming redemptions of 50%		Scenario 3 Assuming maximum redemptions
Shareholders	Ownership in shares	% Ownership	Ownership in shares	% Ownership	Ownership in shares	% Ownership
LHL Shareholders(1)	62,680,128	60%	62,680,128	70%	62,680,128	82%
Sponsor(2)	6,468,600	6%	6,468,600	7%	6,468,600	9%
GoGreen Public Shareholders(3)	27,600,000	27%	13,800,000	15%	—	0%
PIPE Investors(4)	7,017,317	7%	7,017,317	8%	7,017,317	9%
Grand Total	103,766,045	100%	89,966,045	100%	76,166,045	100%

____________

(1)      The shareholding of LHL Shareholders excludes the impact of shares issuable under the earnout arrangement. In aggregate under each earnout scenario, a maximum of 25,072,052 Lifezone Metals Ordinary Shares are issuable to LHL Shareholders upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)), or earlier upon the Change of Control.

(2)      The shareholding of the Sponsor includes (i) 5,175,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen and (ii) 1,335,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement. The shareholding of the Sponsor excludes the impact of (i) 667,500 Lifezone Metals warrants to be issued in connection with the conversion of the GoGreen Private Placement Warrants and (ii) the Lifezone Metals Ordinary Shares issuable under the earnout arrangement. In aggregate under each scenario, a maximum of 1,725,000 Lifezone Metals Ordinary Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)). The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals to be issued to GoGreen public shareholders upon conversion of their GoGreen Public Warrants.

(4)      The aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

These interests may influence GoGreen’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the Merger Proposal. As a result of the foregoing interests, the Sponsor and our directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. In addition, GoGreen’s existing governing documents waive the doctrine of corporate opportunity. See the section entitled “Risk Factors — Risks Related to GoGreen and the Proposed Business Combination — GoGreen’s existing governing documents waive the doctrine of corporate opportunity.” We believe there were no such corporate opportunities that were not presented as a result of these provisions in our existing governing documents, but we cannot assure you that this provision did not impact our search for a business combination target. Please read the section entitled “The Business Combination — Interests of Certain Persons in the Proposed Transactions.”

Q:     What are the U.S. federal income tax consequences to me as a result of the Merger?

A:     Subject to the limitations and qualifications described in the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” below, the Merger is expected to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. As a result, U.S. Holders of GoGreen ordinary shares and/or GoGreen warrants that exchange such GoGreen ordinary shares and/or GoGreen warrants, respectively, for Lifezone Metals Ordinary Shares and/or Lifezone Metals warrants in the Merger generally are not expected to recognize gain or loss. However, U.S. federal income tax rules regarding reorganizations are complex and there is no assurance that the Merger will qualify as a tax-free reorganization. All holders of GoGreen ordinary shares and/or GoGreen warrants are urged to consult their tax advisors regarding the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     Did GoGreen’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transactions?

A:     GoGreen’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Proposed Transactions. GoGreen’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions were fair from a financial perspective to its shareholders. The board of directors also determined, without seeking a valuation from a financial advisor, that LHL’s fair market value was at least 80% of GoGreen’s net assets held in the Trust Account. Accordingly, investors will be relying on the judgment of GoGreen’s board of directors as described above in valuing LHL’s business and assuming the risk that the board of directors may not have properly valued such business.

Q:     What happens if the Business Combination Proposal or the Merger Proposal is not approved?

A:     If the Business Combination Proposal or the Merger Proposal is not approved and GoGreen does not consummate a business combination by July 25, 2023, GoGreen will be required to dissolve and liquidate the Trust Account.

On January 18, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from January 25, 2023 to April 25, 2023 as the first of two three-month extensions permitted under GoGreen’s existing governing documents (the “First Extension”). In connection with the First Extension, GoGreen issued a promissory note to the Sponsor in the principal amount of $2,760,000 (representing $0.10 per public share) (the “First Extension Note”), and the Sponsor deposited the first Extension Payment into GoGreen’s trust account. On April 10, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from April 25, 2023 to July 25, 2023 as the second of two three-month extensions permitted under GoGreen’s existing governing documents (the “Second Extension”). In connection with the Second Extension, GoGreen issued a promissory note to the Sponsor and Lifezone Limited in the aggregate principal amount of $2,760,000 (representing $0.10 per public share) (the “Second Extension Note” and, together with the First Extension Note, the “Extension Notes”), and each of the Sponsor and Lifezone Limited deposited $1,380,000 (each such deposit representing 50% of the second Extension Payment) into GoGreen’s trust account. The Extension Notes bear no interest and are due and payable in cash upon the earlier to occur of (i) the date on which GoGreen’s initial business combination is consummated and (ii) the liquidation of GoGreen on or before July 25, 2023 or such later liquidation date as may be approved by GoGreen’s shareholders. In the event that a business combination is consummated, the Sponsor is entitled to receive, under each Extension Note, a cash amount out of the proceeds of the Trust Account in an amount equal to the outstanding aggregate balance under each such Extension Note issued to the Sponsor with respect to the applicable Extension Payment, in each case, as repayment in full under such Extension Note. In the event of a liquidation of GoGreen, however, such cash amount may only be repaid from funds outside of the Trust Account. In addition, in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares. Pursuant to the Memorandum and Articles of Association of GoGreen, holders of GoGreen public shares will not be entitled to vote or redeem their shares in connection with either the First Extension or the Second Extension.

Additionally, on January 19, 2023, GoGreen issued a promissory note (the “First Working Capital Note”) in the principal amount of up to $300,000 to the Sponsor for working capital expenses. On April 10, 2023, GoGreen issued another promissory note (the “Second Working Capital Note” and, together with the First Working Capital Note, the “Working Capital Notes”) in the principal amount of up to $300,000 to the Sponsor for working capital expenses. The Working Capital Notes bear no interest and are due and payable in cash upon the earlier to occur of (i) the date on which GoGreen consummates its initial business combination and (ii) the date that the winding up of GoGreen is effective.

Q:     Do I have redemption rights?

A:     If you are a holder of GoGreen public shares, you may redeem your GoGreen public shares for cash equal to a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account, upon the consummation of the Proposed Transactions. The per-share amount GoGreen will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions GoGreen will pay to the underwriters of its IPO if the Proposed Transactions are consummated. Holders of the outstanding GoGreen public warrants do not have redemption rights with respect to such GoGreen warrants in connection with the Proposed Transactions. All of the GoGreen Initial Shareholders have agreed to waive their redemption rights with respect to their GoGreen founder shares and any GoGreen public shares that they may have acquired during or after the IPO in connection with the completion of GoGreen’s initial business combination. The GoGreen founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of $291,015,198 on March 31, 2023 and the proceeds from the Second Extension Note, the estimated per share redemption price would have been approximately $10.64, which includes the first Extension Payment that the Sponsor deposited into GoGreen’s trust account in connection with the First Extension Note entered into on January 19, 2023 and the second Extension Payment that the Sponsor deposited into GoGreen’s trust account in connection with the Second Extension Note entered into on April 11, 2023. Additionally, GoGreen public shares properly tendered for redemption will only be redeemed in connection with the Proposed Transactions if the Proposed Transactions are consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account (less $100,000 of interest to pay dissolution expenses), in connection with a shareholder vote (or tender offer) in connection with any alternative business combination GoGreen may thereafter pursue or the liquidation of the Trust Account if GoGreen fails to consummate a business combination by the applicable date.

Q:     Is there a limit on the number of shares I may redeem?

A:     A GoGreen public shareholder, together with any affiliate of his, hers or its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the GoGreen public shares in the aggregate without GoGreen’s prior consent. Accordingly, all GoGreen public shares owned by a holder in excess of 15% of the aggregate outstanding GoGreen public shares will not be redeemed. On the other hand, a GoGreen public shareholder who holds 15% or less of the GoGreen public shares may redeem all of the GoGreen public shares held by him, her or it for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your GoGreen public shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their GoGreen public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their GoGreen public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of the NYSE.

It is a condition to closing under the Business Combination Agreement, however, that the amount of cash available in the Trust Account and received in connection with the PIPE Investment shall be no less than the Minimum Cash Amount, after accounting for redemptions and transaction expenses. If redemptions by GoGreen public shareholders cause GoGreen to be unable to meet this closing condition, then the parties to the Business Combination Agreement will not be required to consummate the Proposed Transactions.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on            , 2023 (two business days before the extraordinary general meeting), (a) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), GoGreen’s transfer agent, that GoGreen redeem your GoGreen public shares for cash, and (b) deliver your shares to GoGreen’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of GoGreen’s transfer agent is listed under the question “Who can help answer my questions?” below. GoGreen requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are delivered to GoGreen’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and GoGreen’s transfer agent will need to act to facilitate the request. It is GoGreen’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because GoGreen does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

A GoGreen shareholder may not withdraw a redemption request once submitted unless the GoGreen directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you delivered your shares for redemption to GoGreen’s transfer agent and decide within the required timeframe not to exercise your redemption rights, subject to the foregoing, you may request that GoGreen’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting GoGreen’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Exercise of your redemption rights with respect to your GoGreen public shares will not result in either the exercise or loss of any of the warrants you may hold. Your GoGreen public warrants will continue to be outstanding following a redemption of your GoGreen public shares and will become exercisable in connection with the completion of the Proposed Transactions, or, absent the completion of the Proposed Transactions and the liquidation of the Trust Account, expire in accordance with their terms. The holders of GoGreen public warrants have no redemption rights with respect to such securities. Based on a closing GoGreen public warrant price on the NYSE of $0.67 as of May 10, 2023, the aggregate fair value of GoGreen public warrants that can be retained by redeeming shareholders is approximately $9,246,000.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. A U.S. Holder (as defined below) who exercises its redemption rights and receives cash in exchange for the tendered shares will be considered for U.S. federal income tax purposes either to have made a sale or exchange of the tendered shares, or to have received a distribution with respect to such shares, depending largely on the amount of GoGreen Class A ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of GoGreen public warrants). See the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences for U.S. Holders Exercising Redemption Rights.” If you are a U.S. Holder of GoGreen Class A ordinary shares contemplating exercise of your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:     If I hold GoGreen warrants, can I exercise redemption rights with respect to my GoGreen warrants?

A:     No. There are no redemption rights with respect to the GoGreen warrants. Using the closing price of GoGreen public warrants on the NYSE of $0.67 as of May 10, 2023, the fair value of the GoGreen public warrants that can be retained by redeeming shareholders is approximately $9,246,000. The actual market price of the GoGreen public warrants may be higher or lower on the date that GoGreen public warrant holders seek to sell such GoGreen public warrants. Additionally, GoGreen cannot assure the holders of GoGreen public warrants that they will be able to sell their GoGreen public warrants in the open market as there may not be sufficient liquidity in such securities when holders of GoGreen public warrants wish to sell their GoGreen public warrants. Further, while the level of redemptions of GoGreen public shares will not directly change the value of the GoGreen public warrants because the GoGreen public warrants will remain outstanding regardless of the level of redemptions. Additionally, as redemptions of GoGreen public shares increase, the holders of GoGreen public warrants who exercise such GoGreen public warrants will ultimately own a greater interest in Lifezone Metals Ordinary Shares because there would be fewer shares outstanding overall.

Q:     Do I have appraisal rights if I object to the Proposed Transactions?

A:     Yes. See the section entitled “Appraisal Rights” for more information.

There are no appraisal rights with respect to GoGreen warrants.

Q:     What happens to the funds held in the Trust Account upon consummation of the Proposed Transactions?

A:     If the Proposed Transactions are consummated, the funds held in the Trust Account will be released to pay (a) GoGreen public shareholders who properly exercise their redemption rights, (b) GoGreen’s accrued expenses, including GoGreen’s deferred expenses of the IPO and (c) any loans owed by GoGreen to the Sponsor for administrative costs and expenses (including deferred expenses) incurred by or on behalf of GoGreen and for amounts deposited by the Sponsor into the Trust Account to extend the time by which GoGreen has to consummate an initial business combination. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Lifezone Metals and its subsidiaries following the Proposed Transactions.

Q:     What happens if the Proposed Transactions are not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, GoGreen is unable to complete a business combination by July 25, 2023, GoGreen’s amended and restated articles of association provide that GoGreen will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the GoGreen public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to GoGreen (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding GoGreen public shares, which redemption will completely extinguish GoGreen public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of GoGreen’s remaining shareholders and GoGreen’s board of directors, liquidate and dissolve, subject in each case to GoGreen’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — Risks Related to GoGreen and the Proposed Business Combination — We may not be able to complete the proposed Business Combination or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.64 per share, or less than such amount in certain circumstances, and our warrants will expire worthless” and “Risk Factors — Risks Related to GoGreen and the Proposed Business Combination — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.64 per share.” Holders of GoGreen founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding GoGreen warrants. Accordingly, the GoGreen warrants will expire worthless.

Q:     When are the Proposed Transactions expected to be completed?

A:     It is currently anticipated that the Proposed Transactions will be consummated promptly following the extraordinary general meeting of shareholders, provided that all other conditions to the consummation of the Proposed Transactions have been satisfied or waived.

For a description of the conditions to the completion of the Proposed Transactions, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Q:     What do I need to do now?

A:     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Proposed Transactions will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of GoGreen ordinary shares on May 5, 2023, the record date for the extraordinary general meeting of shareholders, you may (i) attend and vote in person or remotely at the extraordinary general meeting of shareholders or (ii) you may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided so as to be received by GoGreen by no later than the time appointed for the commencement of the extraordinary general meeting. The extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting https://www.cstproxy.com/gogreeninvestments/2023 and entering the control number on your proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting of shareholders and vote virtually, obtain a proxy from your broker, bank or nominee and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Such holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street name” holders should contact Continental on or before           , 2023.

Q:     What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:     At the extraordinary general meeting of shareholders, GoGreen will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by GoGreen without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q:     Do I need to attend the extraordinary general meeting of shareholders to vote my shares?

A:     No. You are invited to attend the extraordinary general meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the extraordinary general meeting of shareholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope so as to be received by GoGreen by no later than the time appointed for the commencement of the extraordinary general meeting. Your vote is important. GoGreen encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus and its annexes.

Q:     If I am not going to attend the extraordinary general meeting of shareholders remotely, should I return my proxy card instead?

A:     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting of shareholders, and will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal also have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the Proposed Transactions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to           , at            prior to the vote at the extraordinary general meeting of shareholders, or attend the extraordinary general meeting and vote in person or virtually. You also may revoke your proxy by sending a notice of revocation to GoGreen at the address listed below, provided such revocation is received prior to the vote at the extraordinary general meeting. If your shares are held in street name by a broker, bank or other nominee, you must contact the broker, bank or nominee to change your vote.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     What is the quorum requirement for the extraordinary general meeting of shareholders?

A:     A quorum will be present at the extraordinary general meeting of shareholders if a majority of the GoGreen ordinary shares outstanding and entitled to vote at the meeting is represented remotely or by proxy. If a quorum is not present within half an hour from the time appointed for the extraordinary general meeting to commence, the extraordinary general meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the GoGreen directors may determine, and if at the adjourned extraordinary general meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the GoGreen shareholders present shall be a quorum.

As of the record date for the extraordinary general meeting, 17,917,501 GoGreen ordinary shares would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you attend the extraordinary general meeting of shareholders in person or remotely. Abstentions and broker non-votes will be counted towards the quorum requirement.

Q:     What happens to GoGreen warrants I hold if I vote my GoGreen ordinary shares against approval of the Business Combination Proposal or the Merger Proposal and validly exercise my redemption rights?

A:     Properly exercising your redemption rights as a GoGreen shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. If the Proposed Transactions are completed, all of your GoGreen warrants will automatically convert into Lifezone Metals warrants to purchase Lifezone Metals Ordinary Shares as described in this proxy statement/prospectus. If the Proposed Transactions are not completed, you will continue to hold your GoGreen warrants, and if GoGreen does not otherwise consummate an initial business combination by July 25, 2023, GoGreen will be required to dissolve and liquidate, and your GoGreen warrants will expire worthless.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     GoGreen will pay the cost of soliciting proxies for the extraordinary general meeting. GoGreen has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the extraordinary general meeting. GoGreen has agreed to pay Morrow Sodali a fee of $35,000. GoGreen will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. GoGreen also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of GoGreen ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of GoGreen ordinary shares and in obtaining voting instructions from those owners. GoGreen’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the shareholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact GoGreen’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Telephone: (800) 662-5200 (banks and brokers call collect at (203) 658-9400)
Email: GOGN.info@investor.morrowsodali.com

You may also contact GoGreen at:

GoGreen Investments Corp.
1021 Main Street, Suite 1960
Houston, TX 77002
Attention: John Dowd

To obtain timely delivery, GoGreen shareholders and GoGreen warrant holders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about GoGreen from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your GoGreen public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to GoGreen’s transfer agent prior to 5:00 p.m., Eastern time, on the second business day prior to the extraordinary general meeting of shareholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposed Transactions and the proposals to be considered at the extraordinary general meeting and for a more complete description of the legal terms of the Business Combination, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Proposed Transactions

GoGreen Investments Corporation

GoGreen is a blank check company formed as an exempted company incorporated under the laws of the Cayman Islands on March 17, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. GoGreen is not limited to any particular business, sector or geography, though its intent is to capitalize on the ability of its management team to identify, acquire and manage a growth-oriented, market leading business.

GoGreen’s units, GoGreen ordinary shares and GoGreen warrants trade on the NYSE under the symbols “GOGN.U,” “GOGN” and “GOGN.WS,” respectively. At the Merger Closing, the outstanding GoGreen units will be detached and (i) the GoGreen ordinary shares will be converted into Lifezone Metals Ordinary Shares and (ii) the GoGreen warrants will be converted into warrants in respect of Lifezone Metals.

The mailing address of GoGreen’s principal executive office is One City Centre, 1021 Main Street, Suite 1960, Houston, TX, and the telephone number is (713) 337-4075.

LHL

LHL is Lifezone Holdings Limited, a company limited by shares which was incorporated in the Isle of Man on March 28, 2022. LHL is the sole shareholder of Lifezone Limited. LHL is a modern pre-development exploration-stage metals company; based on the mineral resources in the Technical Report Summary, LHL believes that their Kabanga project in north west Tanzania comprises one of the world’s largest and highest grade nickel sulfide deposits. LHL also seeks to support the clean energy transition through licensing of their proprietary Hydromet Technology as an alternative to smelting in metals production and becoming an emerging supplier of responsibly-sourced, low-carbon and low-sulfur dioxide emission metals to the battery, EV and hydrogen markets. LHL intends to operate across the metals extraction and metals refining industries, with their Hydromet Technology potentially also being used in the metals recycling industry. LHL aims to provide products that will responsibly and cost-effectively provide supply chain solutions to the global battery metals market.

The mailing address of LHL’s principal executive office is Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ, and the telephone number is +44 1624 811 611.

Lifezone Metals

Lifezone Metals Limited, or “Lifezone Metals,” is company limited by shares incorporated under the laws of the Isle of Man on December 8, 2022. Lifezone Metals was formed for the sole purpose of entering into and consummating the Proposed Transactions described herein. Lifezone Metals owns no material assets and does not operate any business. Prior to the consummation of the Proposed Transactions, the sole director of Lifezone Metals is Mooragh (BVI) Limited, and the sole shareholder of Lifezone Metals is Harbour Limited.

The mailing address of Lifezone Metals’ registered office is Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ. After the consummation of the Proposed Transactions, its principal executive office will be that of Harbour Limited, located at Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ and the telephone number is +44 1624 811 611.

Emerging Growth Company

Each of GoGreen and Lifezone Metals is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, they are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Lifezone Metals’ securities less attractive as a result, there may be a less active trading market for Lifezone Metals’ securities and the prices of Lifezone Metals’ securities may be more volatile.

Lifezone Metals will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which Lifezone Metals Ordinary Shares were offered in connection with the Proposed Transactions, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of its ordinary shares that are held by non-affiliates is equal to or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which it has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

After the consummation of the Proposed Transactions, Lifezone Metals will be considered a “foreign private issuer” under the securities laws of the U.S. and the rules of the NYSE. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. As a foreign private issuer, Lifezone Metals will not be subject to the SEC’s proxy rules. Under the NYSE’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, the NYSE permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of the NYSE. Accordingly, Lifezone Metals’ shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of the NYSE’s corporate governance requirements.

Lifezone Metals intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the NYSE corporate governance rules and listing standards.

Because Lifezone Metals is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

The Proposed Transactions

The Business Combination Agreement

On December 13, 2022, GoGreen, Lifezone Metals, the Sponsor, Merger Sub, LHL, Keith Liddell, solely in his capacity as LHL Shareholders representative and certain other parties thereto entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in accordance with the following steps: (a) the merger pursuant to Part XVI of the Cayman Companies Act of GoGreen into Merger Sub, with Merger Sub surviving the merger and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) becoming shareholders of Lifezone Metals (the “Merger”) pursuant to the terms of the Business Combination Agreement and Part XVI of the Cayman Companies Act, (b) each issued and outstanding GoGreen public warrant will be converted into and exchanged for the right to receive one Lifezone Metals public warrant and each issued and outstanding GoGreen private warrant will be converted into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement), (c) the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the holders of LHL’s share capital for Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, the Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals (the “Share Acquisition”), and (d) the other transactions contemplated by the Business Combination Agreement (the Share Acquisition, the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein, collectively, the “Proposed Transactions”). See the section entitled “Proposal No. 1 — The Business Combination Proposal” for more information.

See the section entitled “The Business Combination — The Business Combination Agreement — Termination” for more information.

Ancillary Documents Related to the Business Combination Agreement

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a letter agreement (the “Sponsor Support Agreement”) with GoGreen, Lifezone Metals and LHL pursuant to which, among other things, the Sponsor agreed to (a) waive the anti-dilution and certain other rights set forth in the organizational documents of GoGreen, (b) subject the Lifezone Metals Ordinary Shares to an earn-out subject to certain conditions, (c) vote its GoGreen ordinary shares “FOR” the Proposals and (d) forfeit the right to receive certain Lifezone Metals Ordinary Shares under specified terms and conditions.

See the section entitled “The Business Combination — Ancillary Documents — Sponsor Support Agreement” for more information.

Lock-Up Agreements

At the Share Acquisition Closing, certain key LHL Shareholders and the Sponsor shall each enter into a Lock-Up Agreement with Lifezone Metals (the “Lock-Up Agreements”) with respect to the Lifezone Metals Ordinary Shares, subject to the exceptions (including the payment of taxes arising from the Proposed Transactions, only in respect of LHL Shareholders) and other terms and conditions set forth therein.

See the section entitled “The Business Combination — Ancillary Documents — Lock-Up Agreements” for more information.

New Registration Rights Agreement

By no later than the Merger Closing Date, certain LHL Shareholders and Sponsor (“Registration Rights Holders”) will enter into a registration rights agreement with, among others, Lifezone Metals (the “Registration Rights Agreement”) with respect to certain securities to be held by the Registration Rights Holders. The Registration Rights Agreement also provides for the termination of the existing registration rights agreement between Sponsor and GoGreen, and is effective as of the Share Acquisition Closing.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such PIPE Investors, Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 and a per share purchase price of $10.00 per share in a private placement or placements to be consummated immediately following the closing of the Share Acquisition. The Lifezone Metals Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Lifezone Metals has agreed to register the resale of the Lifezone Metals Ordinary Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 days after the consummation of the Proposed Transactions. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Proposed Transactions and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the mutual written agreement of the parties thereto and (c) at the election in writing of the subscribing PIPE Investor on or after the date that is nine months from the date of the Subscription Agreements.

Warrant Assumption Agreement

By no later than the Merger Closing Date, Lifezone Metals and GoGreen will enter into a warrant assumption agreement that provides, among other things, that the holders of warrants to receive shares in GoGreen shall no longer entitle the holders thereof to purchase the amount of GoGreen shares set forth therein and in substitution thereof such GoGreen warrants shall entitle the holders thereof to acquire such equal number of Lifezone Metals Ordinary Shares per such whole number of GoGreen warrants.

Interests of Certain Persons in the Proposed Transactions

In considering the recommendation of GoGreen’s board of directors to vote in favor of the Proposed Transactions, GoGreen’s shareholders should be aware that, aside from their interests as shareholders, the Sponsor and GoGreen’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, those of other GoGreen shareholders and GoGreen warrant holders generally. GoGreen’s directors were aware of and considered these interests, among other matters, in evaluating the Proposed Transactions, and in recommending to GoGreen shareholders that they approve the Proposed Transactions. GoGreen shareholders should take these interests into account in deciding whether to approve the Proposed Transactions. These interests include, among other things:

•        the beneficial ownership of the GoGreen Initial Shareholders of 6,900,000 GoGreen founder shares and 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement, which shares would become worthless if GoGreen does not complete a business combination within the applicable time period, as the founder shares and such Private Placement shares do not entitle the GoGreen Initial Shareholders to any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and estimated at approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 GoGreen founder shares it owns and such securities will have a significantly higher value at the time of the Proposed Transactions, which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if GoGreen public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

•        the GoGreen Initial Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Lifezone Metals Ordinary Shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming (i) none of the options under LHL option plan is exercised and (ii) none of GoGreen’s existing public shareholders exercises its redemption rights or dissenters’ rights;

•        the fact that, in connection with the PIPE Financing, the GoGreen PIPE Investors will receive 135,000 Lifezone Metals Ordinary Shares;

•        GoGreen’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on GoGreen’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of GoGreen and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

These interests may influence GoGreen’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

The GoGreen Board of Directors’ Reasons for the Business Combination

GoGreen was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, or engaging in any other similar initial business combination involving GoGreen and one or more businesses or entities, the search for which has been GoGreen’s sole activity. The GoGreen Board of Directors sought to do this by utilizing the networks and industry experience of the Sponsor, the GoGreen Board of Directors and management team to identify, acquire and operate one or more businesses. The members of management and the GoGreen Board of Directors have extensive experience in operating and investing in companies with a focus on energy and natural resources, decarbonization and environmentally sustainable business practices.

In particular, the GoGreen Board of Directors considered, among others, the following positive factors, although not weighted in or in any order of significance, in deciding to approve the Proposed Transactions:

•        Meets the acquisition criteria.    Meets the acquisition criteria that GoGreen had established to evaluate prospective business combination targets.

•        Access to undeveloped nickel projects.    Its belief that LHL has access to one of the world’s largest and highest-grade undeveloped nickel sulphide deposits and proprietary green processing technologies.

•        Established strategic partnerships.    LHL has established strategic partnerships.

•        Unique exposure.    LHL has unique exposure to attractive tailwinds in growing energy transition and electric vehicle markets.

•        Experienced management team.    LHL has an experienced management team.

The GoGreen Board of Directors also considered a variety of uncertainties, risks and other potentially negative factors relating to the Proposed Transactions including, but not limited to, the following:

•        Risk that the benefits from the positive factors described above may not be achieved.    Risk that the benefits from the positive factors described above with respect to the Potential Transactions may not be fully achieved.

•        Risk of the liquidation of GoGreen.    Risk of the liquidation of GoGreen, including the risk of diverting management’s focus and resources from other business combination opportunities.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits GoGreen from soliciting other business combination proposals.

•        Lack of fairness opinion.    The fact that GoGreen’s board of directors did not obtain a fairness opinion before approving the Business Combination.

•        Dilution risks regarding the Tranche 3 Investment with BHP.    The risk that BHP may complete the Tranche 3 Investment and gain majority ownership of KNL.

•        Lack of operating history.    The fact that LHL has no operating history.

•        Risks regarding the shareholder vote.    The risk that GoGreen’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•        Redemption risks.    The risk that a significant number of GoGreen shareholders elect to redeem their shares prior to the consummation of the Business Combination.

•        Forecasts and projections may prove incorrect.    The fact that operating and financial results, forecasts and projections rely in large part upon assumptions and analyses developed by LHL.

•        GoGreen shareholders receiving a minority position in Lifezone Metals.    The fact that GoGreen shareholders will receive a minority position in Lifezone Metals, which will limit or preclude the ability of GoGreen’s current shareholders to influence corporate matters.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions.

•        Deal completion risk.    The risks and costs to GoGreen if the Business Combination is not completed.

•        Public company risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•        Developmental stage company risk.    The risk that Lifezone Metals is an early-stage company, and the risk that it may not be able to execute on its business plan.

•        Potential litigation.    The possibility of litigation challenging the Proposed Transactions.

•        Fees and expenses.    The fees and expenses associated with completing the Proposed Transactions.

•        Other risk factors.    Various other risk factors associated with the respective businesses of GoGreen and LHL.

For more information about the GoGreen Board of Directors’ decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — The GoGreen Board of Directors’ Reasons for the Business Combination.”

Redemption Rights

Pursuant to GoGreen’s amended and restated memorandum and articles of association, any holders of GoGreen public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transactions. If demand is properly made and the Proposed Transactions are consummated, these shares, immediately prior to the Proposed Transactions, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account, upon the consummation of the Proposed Transactions. For illustrative purposes, based on funds in the Trust Account of $291,015,198 on March 31, 2023 and the proceeds from the Second Extension Note, the estimated per share redemption price would have been approximately $10.64, including the first and second Extension Payments.

If GoGreen public shareholders exercise their redemption rights, their GoGreen ordinary shares will cease to be outstanding immediately prior to the Proposed Transactions and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. In that case, GoGreen public shareholders will no longer own those shares. GoGreen public shareholders will be entitled to receive cash for these shares only if they properly demand redemption. If GoGreen public shareholders hold their GoGreen shares in an account at a brokerage firm or bank, such GoGreen public shareholders must notify their broker or bank that they elect to separate the GoGreen shares into the underlying GoGreen Public Shares and GoGreen Public Warrants, or if a holder holds GoGreen shares registered in its own name, the holder must contact Continental, GoGreen’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to GoGreen in order to validly exercise its redemption rights. GoGreen public shareholders may elect to exercise their redemption rights with respect to their GoGreen Public Shares even if they vote “FOR” the Proposals. If the Business Combination is not consummated, the GoGreen Public Shares will be returned to the respective holder, broker or bank. See the section entitled “The Extraordinary General Meeting of GoGreen Shareholders — Redemption Rights.”

Appraisal Rights

GoGreen shareholders have appraisal rights in connection with the Proposed Transactions. See the section entitled “Appraisal Rights” for more information. There are no appraisal rights with respect to GoGreen warrants.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into the Subscription Agreements with the PIPE Investors pursuant to which such PIPE Investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such PIPE Investors, an aggregate of 7,017,317 Lifezone Metals Ordinary Shares at $10.00 per share for gross proceeds of $70,173,170. The Lifezone Metals Ordinary Shares to be issued pursuant to the Subscription Agreements in private placements pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and have not been registered under the Securities Act. Lifezone Metals has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Proposed Transactions.

Under the Business Combination Agreement, the closing of the Proposed Transactions is subject to a number of conditions, including that (a) GoGreen shareholders approve the Merger Proposal and the Business Combination Proposal and (b) the amount equal to the (i) cash available in the Trust Account plus the amount (ii) received in connection with the PIPE Investment, minus (iii) the amount required to satisfy redemptions by our shareholders, minus (iv) certain transaction expenses shall be no less than $50 million. If any of the conditions to each party’s obligation to consummate the Proposed Transactions are not satisfied, then the parties to the Business Combination Agreement will not be required to consummate the Proposed Transactions.

Certain of the officers and directors of Lifezone Metals are also PIPE Investors. See the section entitled “Management of Lifezone Metals Following the Proposed Transactions.”

Ownership of Lifezone Metals After the Share Acquisition Closing

It is anticipated that, upon completion of the Proposed Transactions and without giving effect to the issuance of Earnout Shares, (a) GoGreen’s existing public shareholders will own approximately 27% of the issued and outstanding Lifezone Metals Ordinary Shares, (b) the GoGreen Initial Shareholders (including the Sponsor but not including the GoGreen PIPE Investors) will own approximately 6% of the issued and outstanding Lifezone Metals Ordinary Shares, (c) the PIPE Investors (including the GoGreen PIPE Investors) will own approximately 7% of the issued and outstanding Lifezone Metals Ordinary Shares and (d) LHL Shareholders will own approximately 60% of the issued and outstanding Lifezone Metals Ordinary Shares. These relative percentages assume (i) that none of GoGreen’s existing public shareholders exercises their redemption rights, (ii) that none of GoGreen’s existing shareholders exercises dissenters’ rights, (iii) that 7,017,317 Lifezone Metals Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iv) that no additional equity securities of GoGreen or Lifezone Metals are issued. If the facts are different from these assumptions, the percentage ownership retained by GoGreen’s existing shareholders will be different.

Assuming that (a) GoGreen’s existing public shareholders exercise their redemption rights with regard to 27,600,000 GoGreen public shares, (b) that none of GoGreen’s shareholders exercises dissenters’ rights, (c) that 7,017,317 Lifezone Metals Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing and (c) no additional equity securities of GoGreen or Lifezone Metals are issued, (i) GoGreen’s existing public shareholders will own 0% of the issued and outstanding Lifezone Metals Ordinary Shares, (ii) the GoGreen Initial Shareholders (including the Sponsor but not including the GoGreen PIPE Investors) will own approximately 9% of the issued and outstanding Lifezone Metals Ordinary Shares, (iii) the PIPE Investors (including the GoGreen PIPE Investors) will own approximately 9% of the issued and outstanding Lifezone Metals Ordinary Shares and (iv) LHL Shareholders will own approximately 82% of the issued and outstanding Lifezone Metals Ordinary Shares upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by GoGreen’s existing shareholders will be different.

The following table illustrates three different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of GoGreen’s existing public shareholders exercises its redemption rights, (2) 50% redemptions, which assumes that 50% of GoGreen’s existing public shareholders exercise their redemption rights and (3) maximum redemption, which assumes that GoGreen shareholders exercise their redemption rights with respect to 27,600,000 GoGreen ordinary shares upon consummation of the Proposed Transactions:

	Scenario 1 Assuming no redemptions(1)		Scenario 2 Assuming redemptions of 50%(2)		Scenario 3 Assuming maximum redemptions(3)
Shareholders	Ownership in shares	% Ownership	Ownership in shares	% Ownership	Ownership in shares	% Ownership
LHL Shareholders(1)	62,680,128	60%	62,680,128	70%	62,680,128	82%
Sponsor(2)	6,468,600	6%	6,468,600	7%	6,468,600	9%
GoGreen Public Shareholders(3)	27,600,000	27%	13,800,000	15%	0	0%
PIPE Investors(4)	7,017,317	7%	7,017,317	8%	7,017,317	9%
Grand Total	103,766,045	100%	89,966,045	100%	76,166,045	100%

____________

(1)      The shareholding of LHL Shareholders excludes the impact of shares issuable under the earnout arrangement. In aggregate under each earnout scenario, a maximum of 25,072,052 Lifezone Metals Ordinary Shares are issuable to LHL Shareholders upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)), or earlier upon the Change of Control.

(2)      The shareholding of the Sponsor includes (i) 5,175,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen and (ii) 1,335,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement. The shareholding of the Sponsor excludes the impact of (i) 667,500 Lifezone Metals warrants to be issued in connection with the conversion of the GoGreen Private Placement Warrants, and (ii) the Lifezone Metals Ordinary Shares issuable under the earnout arrangement. In aggregate under each scenario, a maximum of 1,725,000 Lifezone Metals Ordinary Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)). The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals to be issued to GoGreen public shareholders upon conversion of their GoGreen Public Warrants.

(4)      The aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

Organizational Structure

Prior to the Proposed Transactions

The following diagram depicts the organizational structure of LHL before the Proposed Transactions.

LHL Shareholders
BHP Billiton (UK) DDS Ltd
98%
2%
LHL
100%
17%
Sedibelo Resources Ltd
Lifezone Limited
50%
50%
83%
100%
Industrial Development Corporation
Kelltech Ltd
Metprotech Pacific Pty Ltd
LZ Services Limited
KNL
Govt. of Tanzania Treasury Register
33%
67%
100%
100%
84%
16%
Kelltechnology South Africa (RF) (Pty) Ltd
Kabanga Holdings Ltd
Romanex International Ltd
Tembo Nickel Corp. Ltd
**
**
100%
100%
100%
100%
100%
Kellplant (Pty) Ltd
Kabanga Nickel Company Ltd
Kagera Mining Company Ltd
Tembo Nickel Mining Company Ltd
Tembo Nickel Refining Company Ltd

* Assumes that the Proposed Transactions are not completed.

= Holdings by third parties.

Following the Proposed Transactions

The following diagram depicts the organizational structure of GoGreen, LHL and Lifezone Metals after the Proposed Transactions.

PIPE Investors
GoGreen Initial Shareholders
GoGreen public Shareholders
LHL Shareholders
BHP Billiton (UK) DDS Ltd
7%
6%
27%
59%
1%
Lifezone Metals
100%
100%
Aqua Merger Sub
LHL
100%
17%
Sedibelo Resources Ltd
Lifezone Limited
50%
50%
83%
Industrial Development Corporation
Kelltech Ltd
Metprotech Pacific Pty Ltd
LZ Services Limited
100%
KNL
Govt. of Tanzania Treasury Register
33%
67%
100%
100%
84%
16%
Kelltechnology South Africa (RF) (Pty) Ltd
Kabanga Holdings Ltd
Romanex International Ltd
Tembo Nickel Corp. Ltd
100%
100%
100%
**
100%
**
100%
Kellplant (Pty) Ltd
Kabanga Nickel Company Ltd
Kagera Mining Company Ltd
Tembo Nickel Mining Company Ltd
Tembo Nickel Refining Company Ltd

* Assumes that the Porposed transactions are completed and that none of GoGreen's existing public shareholder exercises redemption rights. Also assumes that the Tranche 3 Investment by BHP in KNL is not completed.

= Holdings by third parties.

Board of Directors of Lifezone Metals Following the Proposed Transactions

At the consummation of the Proposed Transactions, the directors of Lifezone Metals will be Keith Liddell, Chris Showalter, John Dowd, Govind Friedland, Robert Edwards, Jennifer Houghton, Mwanaidi Maajar and Beatriz Orrantia. Chris Showalter is expected to serve as chief executive officer, Michael Sedoy, CFA is expected to serve as interim chief financial officer and Gerick Mouton is expected to serve as chief operating officer of Lifezone Metals. See the section entitled “Management of Lifezone Metals Following the Proposed Transactions.”

Listing of Securities

Listing of Lifezone Metals’ ordinary shares and warrants on the NYSE

Lifezone Metals’ ordinary shares and warrants are currently not traded on a stock exchange. Lifezone Metals intends to apply to list the Lifezone Metals Ordinary Shares and Lifezone Metals warrants on the NYSE under the symbols “LZM” and “LZMW,” respectively, upon the consummation of the Proposed Transactions. Lifezone Metals cannot assure you that the Lifezone Metals Ordinary Shares or the Lifezone Metals warrants will be approved for listing or remain listed on the NYSE.

Delisting of GoGreen’s units, ordinary shares and warrants and deregistration of GoGreen

GoGreen’s units, GoGreen ordinary shares and GoGreen warrants trade on the NYSE under the symbols “GOGN.U,” “GOGN” and “GOGN.WS,” respectively. At the Merger Closing, the outstanding GoGreen units will be detached and (a) the GoGreen ordinary shares will be converted into Lifezone Metals Ordinary Shares and (b) the GoGreen warrants will be converted into Lifezone Metals warrants. GoGreen and Lifezone Metals anticipate that, following consummation of the Proposed Transactions, the GoGreen units, the GoGreen ordinary shares and the GoGreen warrants will be delisted from the NYSE and GoGreen will be deregistered under the Exchange Act.

Anticipated Accounting Treatment

The Proposed Transactions will be accounted for as a capital reorganization. Under this method of accounting, GoGreen will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Proposed Transactions will be treated as the equivalent of LHL issuing shares at the closing of the Proposed Transactions for the net assets of GoGreen as of the Share Acquisition Closing Date, accompanied by a recapitalization. The net assets of GoGreen will be stated at historical cost, with no goodwill or other intangible assets recorded.

LHL has been determined to be the accounting acquirer based on the following:

•        LHL Shareholders will have the largest voting interest in Lifezone Metals under each of the scenarios described below under “Basis of Pro Forma Presentation”;

•        LHL has the ability to nominate the majority of the members of the board of directors of Lifezone Metals;

•        the existing senior management of LHL will constitute much of the senior management of Lifezone Metals;

•        the business of LHL will comprise the ongoing operations of Lifezone Metals; and

•        LHL is the larger entity, both in terms of substantive operations and number of employees.

The Proposed Transactions are not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because GoGreen does not meet the definition of a “business” in accordance with IFRS 3. Rather, the Proposed Transactions will be accounted for within the scope of IFRS 2, Share-based Payment (“IFRS 2”). Any excess of fair value of equity in Lifezone Metals issued to participating GoGreen shareholders over the fair value of GoGreen’s identifiable net assets acquired represents compensation for the service of a stock exchange listing, which is expensed as incurred. The fair value of Lifezone Metals equity, and ultimately the expense recognized in accordance with IFRS 2, may differ materially from the unaudited pro forma condensed combined financial information, due to developments occurring prior to the date of consummation of the Proposed Transactions.

The Subscription Agreements related to the PIPE Financing will result in the issuance of Lifezone Metals Ordinary Shares, leading to an increase in share capital and share premium along with a corresponding increase in cash and cash equivalents reflecting the funds from the PIPE Financing.

Regulatory Approvals

None of GoGreen, Lifezone Metals or LHL is aware of any material regulatory approvals or actions that are required for completion of the Proposed Transactions, other than as required by the Fair Competition Commission (FCC) of Tanzania. The required filing with the FCC of Tanzania was made on March 7, 2023 and the FCC issued its approval of the Proposed Transactions on April 18, 2023.

It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

At any time before or after consummation of the Proposed Transactions, notwithstanding expiration or termination of the waiting period under the relevant laws and regulations in Tanzania, authorities there or in any state or a foreign governmental authority (including the United States) could take such action under applicable antitrust laws or foreign investment laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Proposed Transactions, conditionally approving the Proposed Transactions upon divestiture of assets, subjecting the completion of the Proposed Transactions to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust or foreign investment laws under certain circumstances. Lifezone Metals cannot assure you that no governmental authority will attempt to challenge the Proposed Transactions on antitrust or foreign investment grounds, and, if such a challenge is made, Lifezone Metals cannot assure you as to its result.

Other Shareholder Proposals

In addition to the Business Combination Proposal, GoGreen shareholders will be asked to vote on the Merger Proposal and the Adjournment Proposal. For more information about these proposals, see the sections entitled “Proposal No. 2 — The Merger Proposal” and “Proposal No. 3 — The Adjournment Proposal.”

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held on            , 2023, at            a.m., Eastern time, at            and at the offices of Latham & Watkins LLP located at 811 Main Street, Suite 3700, Houston TX, 77002. As a matter of Cayman Islands law, there must be a physical location for the meeting. However, it may not be practical for shareholders to attend in person. Therefore, GoGreen shareholders will be able to attend the extraordinary general meeting virtually via live webcast, vote and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/gogreeninvestments/2023 and entering their control number found on their proxy card, voting instruction form or notice included in their proxy materials. If you do not have your control number, please contact Continental at the phone number or email address below. Continental support contact information is as follows: 917 - 262-2373, or email proxy@continental.com. You may also attend the meeting telephonically by dialing 1 800-450-7155 (toll free within the United States and Canada) or +1 857-999-9155 (outside of the United States and Canada, standard rates apply). The passcode for telephone access is 1281791#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically. We are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for GoGreen’s shareholders and GoGreen. The virtual meeting format allows attendance from any location in the world.

Record Date and Voting

GoGreen shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting of shareholders if you owned GoGreen ordinary shares at the close of business on May 5, 2023, which is the record date for the extraordinary general meeting of shareholders. GoGreen shareholders are entitled to one vote for each GoGreen ordinary share that you owned as of the close of business on the record date. If shares are held in “street name” or are in a margin or similar account, GoGreen shareholders should contact their broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 35,835,000 GoGreen ordinary shares outstanding, consisting of 27,600,000 GoGreen public shares originally sold as part of the GoGreen units in the IPO, 1,335,000 GoGreen ordinary shares held by the Sponsor sold as part of the GoGreen units in the Private Placement and 6,900,000 GoGreen founder shares that were issued to the Sponsor prior to the IPO.

The Sponsor, officers and directors have agreed to vote all of their GoGreen ordinary shares and any GoGreen public shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. GoGreen’s issued and outstanding warrants do not have voting rights at the extraordinary general meeting of shareholders.

Proxy Solicitation

Proxies may be solicited by mail. GoGreen has engaged Morrow Sodali to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares remotely if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting of GoGreen Shareholders — Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of GoGreen’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of shareholders if a majority of the GoGreen ordinary shares outstanding and entitled to vote at the meeting is represented remotely or by proxy.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Merger Proposal requires the affirmative vote of the holders of at least two thirds of GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Recommendation to GoGreen Shareholders

GoGreen’s Board of Directors believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of GoGreen and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. In considering the recommendation of the GoGreen Board that you vote to approve the Business Combination Proposal and the Merger Proposal, you should be aware that GoGreen’s directors and officers have interests in the Proposed Transactions that are different from, in addition to or in conflict with, those of other shareholders generally. Please read the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Proposed Transactions.”

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to, the following:

Risks Related to Operational Factors

•        The ability to obtain the significant additional capital required to fund LHL’s business, including the proposed Tranche 3 Investment from BHP.

•        The impact on LHL’s business of geopolitical conditions and social, economic and political stability in the areas in which it operates, including in Tanzania and South Africa.

•        The absence of any operating history at LHL on which to evaluate LHL’s business and prospects.

•        The significant governmental regulations to which LHL is subject.

•        Risks related to LHL’s acquisitions, partnerships and joint ventures, including the potential Kell-Sedibelo-Lifezone Refinery.

•        Changes in consumer demand and preference for metals relevant to LHL’s business.

•        The ability to compete for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services.

•        Risks related to increased costs as the result of inflation or otherwise and changes in interest rates and exchange rates.

•        The ability to implement LHL’s business strategies.

•        Risks related to litigation and tax and other regulatory actions.

•        LHL’s reliance on third-party operators, providers and contractors.

•        Risks related to LHL’s and Lifezone Metals’ holding company structure.

•        Risks related to global resource nationalism trends.

•        The impact of accidents, natural disasters, public health or political crises or other catastrophic events.

•        Inaccuracies in LHL’s assumptions and analyses on which projections or forecasts are based.

Risks Related to the Hydromet Technology and Intellectual Property

•        LHL’s ability to obtain, maintain, protect, or enforce its intellectual property rights.

•        Risks related to the lack of prior deployment of LHL’s proprietary technology at a commercial scale and the ongoing development of its technology.

•        The ability to find licensees for LHL’s Hydromet Technology and professional services.

Risks Related to Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology

•        Risks related to the construction of the potential Kell-Sedibelo-Lifezone Refinery, including SRL’s recent communication that it will discontinue its plan under the current mine plan to pursue the proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers.

•        Increases in capital costs for development of mineral processing projects.

Risks Related to the Metals Extraction Operations

•        Changes in the market price of nickel, cobalt and copper.

•        The ability to replace the mineral resource base on the area covered by the SML as it depletes.

•        LHL’s concentration of metals extraction operations in one location.

•        Differences in LHL’s Mineral Resource Estimates from mineral reserves and final quantities recovered, inaccuracies in estimates of life-of-mine and market price fluctuations and changes in operating and capital costs, which may render mineral extraction uneconomic.

•        The highly speculative nature of LHL’s exploration activities.

•        LHL’s reliance on governmental approvals and permits for its metals extraction business and the risk of alterations, suspension or cancellation thereof.

Risks Relating to Lifezone Metals Operating as a Public Company

•        Failure of an active and liquid market to develop for Lifezone Metals’ ordinary shares and fluctuations in the market price thereof.

•        KNL identifying a material weakness in its internal control over financial reporting.

•        The expected lack of dividend payments for the foreseeable future.

•        Lifezone Metals’ broad discretion over the use of its cash balances.

•        Risks related to Lifezone Metals’ status as a public company, including increased costs and compliance with corporate governance and internal control requirements and its limited experience therewith.

•        Risks related to Lifezone Metals’ status as an “emerging growth company” and the reduced disclosure requirements applicable thereto.

•        Risks related to Lifezone Metals’ status as a “foreign private issuer”, including Exchange Act reporting obligations and NYSE corporate governance rules that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•        Anti-takeover provisions in the Amended and Restated Memorandum and Articles of Association of Lifezone Metals and Lifezone Metals Shareholders Agreement.

•        The potential classification of Lifezone Metals as an inadvertent investment company for the purposes of the Investment Company Act of 1940.

Risks Related to ESG and Doing Business in Tanzania and South Africa

•        Exposure to environmental, social and governance (“ESG”) related risks, including failure to operate in a responsible, transparent and sustainable manner, overstatements of the ESG benefits of certain products or technology and costs related to compliance with climate-change and water use regulations.

•        Perceptions of risks in developing countries or emerging markets, such as Tanzania and South Africa.

•        The potential impact of currency controls.

Risks Related to GoGreen and the Proposed Business Combination

•        The absence of a fairness opinion for use by GoGreen’s board of directors in considering the Business Combination.

•        LHL is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of LHL’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

•        GoGreen identifying a material weakness in its internal control over financial reporting.

•        The significant transaction costs imposed by the Business Combination.

•        The conditions to the consummation of the Business Combination, which may be waived by GoGreen and result in a divergence from the board’s assumptions when considering the Proposed Transactions.

•        The differences in GoGreen and Lifezone Metals shareholders’ rights.

•        The ability to consummate the Proposed Transactions and Lifezone Metals’ ability to successfully operate its business, including its reliance on key personnel.

•        The ability of Lifezone Metals to list its securities on the NYSE and to comply with the NYSE’s continued listing standards.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF GOGREEN

The following sets forth summary data from GoGreen’s balance sheet information as of March 31, 2023 and December 31, 2022 and 2021, as well as GoGreen’s statements of operations information for the three months ended March 31, 2023 and 2022 and year ended December 31, 2022 and the period from March 17, 2021 (inception) through December 31, 2021. The summary historical financial information has been derived from GoGreen’s audited financial statements as of, and for the year ended December 31, 2022, and as of December 31, 2021 and for the period from March 17, 2021 (inception) through December 31, 2021 and the unaudited condensed financial statements as of, and for the three months ended March 31, 2023 and 2022, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with GoGreen’s financial statements and related notes and “GoGreen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. GoGreen’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. All amounts are in U.S. dollars. Certain amounts that appear in this section may not sum due to rounding.

Statement of balance sheet data
($)	As of March 31, 2023	As of December 31, 2022	As of December 31, 2021
	(Unaudited)	(Audited)	(Audited)
Total assets	291,172,327	285,957,989	282,820,568
Total liabilities	8,400,323	9,317,043	9,738,562
Class A shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at redemption value of $10.20 per share	281,524,163	281,524,163	281,524,163
Total shareholders’ equity (deficit)	1,247,841	(4,883,217)	(8,442,157)
Statement of operations data
($)	For the three months ended March 31, 2023	For the three months ended March 31, 2022	For the year ended December 31, 2022	For the period from March 17, 2021 (inception) through December 31, 2021
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
General and administrative expenses	1,303,635	397,957	5,397,402	479,576
Net income (loss)	1,301,058	(374,982)	(1,271,060)	(475,413)
Weighted average Redeemable Class A ordinary shares outstanding, basic and diluted	27,600,000	27,600,000	27,600,000	6,900,000
Basic and diluted net income (loss) per Redeemable Class A ordinary share	0.04	(0.01)	(0.04)	4.14

SUMMARY HISTORICAL FINANCIAL INFORMATION OF LHL

The following sets forth summary data from LHL’s consolidated statement of comprehensive income for the year ended December 31, 2022, LHL’s combined statement of comprehensive income for the year ended December 31, 2021, LHL’s condensed consolidated interim statement of comprehensive income for the three-month periods ended March 31, 2023 and 2022, as well as LHL’s consolidated statement of financial position as of December 31, 2022, LHL’s combined statement of financial position as of December 31, 2021 and LHL’s condensed consolidated interim statement of financial position as of March 31, 2023. As LHL did not have any operations prior to the Flip-Up, Lifezone Limited and KNL (together with its subsidiaries) are together viewed as the predecessors to LHL and its consolidated subsidiaries. As a result, the consolidated financial statements of LHL recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL (together with its subsidiaries). The summary historical financial information of LHL included below is presented as if the Lifezone Holdings Transaction and Flip-Up had been consummated on January 1, 2021, the beginning of the earliest period presented. The summary historical consolidated statement of comprehensive income data for the year ended December 31, 2022, the combined statement of comprehensive income data for the year ended December 31, 2021, the consolidated statement of financial position as of December 31, 2022, the combined statement of financial position as of December 31, 2021, the summary historical consolidated statement of comprehensive income data for the three-month periods ended March 31, 2023 and March 31, 2022 and the summary historical consolidated statement of financial position as of March 31, 2023 included below are derived from LHL’s audited and unaudited financial statements included elsewhere in this proxy statement/prospectus.

LHL’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL” and the audited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of operations data
	Three-Month Period Ended March 31		Year Ended
($)	2023	2022	2022	2021
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenue	495,687	736,597	2,927,460	2,092,575
Loss on foreign exchange	(80,887)	(1,345)	(55,701)	(66,295)
General and administrative expenses	7,632,017	1,903,731	28,559,519	20,055,303
Operating loss	(7,055,443)	(1,165,789)	(25,687,760)	(18,029,023)

Other income
Interest income	130,194	2,281	224,389	10,979
Gain on remeasurement of contingent consideration	—	—	235,505	—
Interest expense	(47,998)	(66,015)	(266,354)	(160,840)

Loss before taxes	(6,973,247)	(1,229,523)	(25,494,220)	(18,178,884)
Tax expense	—	—	—	—
Loss for the period	(7,055,562)	(1,212,951)	(25,494,220)	(18,178,884)

Other comprehensive income	—	—	—	—
Exchange differences on translation of foreign operations	(82,315)	16,572	115,864	—
Total comprehensive loss for the period	(7,055,562)	(1,212,951)	(25,378,356)	(18,178,884)

Net Loss
Attributable to shareholders of LHL	(6,036,178)	(1,091,761)	(23,583,342)	(18,002,646)
Attributable to noncontrolling interests	(937,069)	(137,762)	(1,910,878)	(176,238)

Statement of operations data
	Three-Month Period Ended March 31		Year Ended
($)	2023	2022	2022	2021
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Total comprehensive loss
Attributable to shareholders of LHL	(6,118,493)	(1,075,189)	(23,467,478)	(18,002,646)
Attributable to noncontrolling interests	(937,069)	(137,762)	(1,910,878)	(176,238)

Loss per share:
Basic	(9.73)	(1.76)	(38.02)	(29.65)
Diluted	(9.73)	(1.76)	(38.02)	(29.65)
Statement of balance sheet data
	As of March 31		As of December 31
($)	2023	2022	2022	2021
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Total Assets	88,639,483	60,272,061	96,977,051	61,891,749
Total Liabilities	19,708,240	7,621,109	20,990,246	8,027,846
Total Equity	68,931,243	52,650,952	75,986,805	53,863,903
Total Equity and Liabilities	88,639,483	60,272,061	96,977,051	61,891,749

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) is provided to assist you in your analysis of the financial aspects of the Proposed Transactions and the PIPE Financing as described in the section entitled “Unaudited Pro Forma Combined Financial Information.” The following summary of unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and should be read in conjunction with the accompanying notes. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Proposed Transactions and the PIPE Financing. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Proposed Transactions and the PIPE Financing.

LHL was formed as a holding company for Lifezone Limited and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022 in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). Also, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of KNL (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL on a 1:1 basis. As LHL did not have any previous operations, Lifezone Limited and KNL (together with its subsidiaries) are together viewed as the predecessors to LHL and its consolidated subsidiaries. As a result, the consolidated financial statements of LHL recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL (together with its subsidiaries).

The unaudited pro forma condensed combined statement of financial position as of March 31, 2023 combines the historical consolidated statement of financial position of LHL as of March 31, 2023 and the historical balance sheet of GoGreen as of March 31, 2023 on a pro forma basis as if the Proposed Transactions and the PIPE Financing had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical consolidated statement of comprehensive loss for LHL for the year ended December 31, 2022 and the historical statement of operations of GoGreen for the year ended December 31, 2022 on a pro forma basis as if the Proposed Transactions and the PIPE Financing had been consummated on January 1, 2022, the beginning of the earliest year presented. The unaudited pro forma condensed combined statement of operations for the three-month period ended March 31, 2023 combines the historical consolidated statement of comprehensive loss for LHL for the three-month period ended March 31, 2023, and the historical statement of operations of GoGreen for the three-month period ended March 31, 2023 on a pro forma basis as if the Proposed Transactions, and the PIPE Financing had been consummated on January 1, 2022, the beginning of the earliest year presented.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of Lifezone Metals and the accompanying notes, appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of LHL and GoGreen and the accompanying notes included elsewhere in this proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and is not necessarily indicative of what GoGreen’s financial position or results of operations actually would have been had the Proposed Transactions, the PIPE Financing and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of Lifezone Metals.

The unaudited pro forma condensed combined financial information has been prepared using the three redemption scenarios set forth below with respect to the potential redemption by GoGreen shareholders for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account.

•        Scenario 1: Assuming No Redemptions:    This presentation assumes that no GoGreen shareholders exercise their redemption rights with respect to their GoGreen ordinary shares upon the consummation of the Proposed Transactions.

•        Scenario 2: Assuming Redemptions of 50%:    This presentation assumes that GoGreen shareholders exercise their redemption rights with respect to 13,800,000 GoGreen ordinary shares upon consummation of the Merger for an aggregate cash payment of approximately $146.8 million (based on a per share redemption price of approximately $10.64 per share) from the Trust Account, which held a fair value of marketable securities as of March 31, 2023 of approximately $291.0 million, thereby leaving a balance of $144.2 million in the Trust Account. The redemption of GoGreen ordinary shares does not impact the number of GoGreen public warrants held by such redeeming GoGreen shareholders. Hence a total of 13,800,000 whole GoGreen public warrants, valued at approximately $4.6 million (using a value of $0.33 per GoGreen public warrants as of December 30, 2022) are held by redeeming GoGreen shareholders (assuming that each redeeming GoGreen shareholder holds one-half of one GoGreen public warrant for each GoGreen ordinary share that is being redeemed) which may be exercised to purchase Lifezone Metals Ordinary Shares at $11.50 per share.

•        Scenario 3: Assuming Maximum Redemptions:    This presentation assumes that GoGreen shareholders exercise their redemption rights with respect to 27,600,000 GoGreen ordinary shares upon consummation of the Proposed Transactions for an aggregate cash payment of approximately $293.7 million (based on a per share redemption price of approximately $10.64 per share) from the Trust Account, thereby leaving a balance of approximately $(2.7) million in the Trust Account. However, the negative balance in this scenario is due to the proceeds from the Second Extension Note not being included in the Trust Account balance as of March 31, 2023 but contributing towards the per share redemption price of approximately $10.64 per share. Scenario 3 gives effect to all pro forma adjustments contained in Scenarios 1 and 2, as well as additional adjustments to reflect the effect of the additional redemptions. The redemption of GoGreen ordinary shares does not impact the number of GoGreen public warrants held by such redeeming GoGreen shareholders. Hence a total of 13,800,000 whole GoGreen public warrants, valued at approximately $4.6 million (using a value of $0.33 per GoGreen public warrants as of December 30, 2022) are held by redeeming GoGreen shareholders (assuming that each redeeming GoGreen shareholder holds one-half of one GoGreen public warrant for each GoGreen ordinary share that is being redeemed) which may be exercised to purchase Lifezone Metals Ordinary Shares at $11.50 per share.

The future exercise of warrants outstanding after the consummation of the Proposed Transactions in each redemption scenario discussed above, including those held by redeeming GoGreen shareholders, will increase the number of Lifezone Metals Ordinary Shares eligible for future resale in the public market and may result in dilution to the holders of Lifezone Metals Ordinary Shares.

Upon the consummation of the Proposed Transactions and the PIPE Financing, the ownership of Lifezone Metals under each scenario is as follows:

	Scenario 1 Assuming no redemptions		Scenario 2 Assuming redemptions of 50%		Scenario 3 Assuming maximum redemptions
Shareholders	Ownership in shares	% Ownership	Ownership in shares	% Ownership	Ownership in shares	% Ownership
LHL Shareholders(1)	62,680,128	60%	62,680,128	70%	62,680,128	82%
Sponsor(2)	6,468,600	6%	6,468,600	7%	6,468,600	9%
GoGreen Public Shareholders(3)	27,600,000	27%	13,800,000	15%	—	0%
PIPE Investors(4)	7,017,317	7%	7,017,317	8%	7,017,317	9%
Grand Total	103,766,045	100%	89,966,045	100%	76,166,045	100%

____________

(1)      The shareholding of LHL Shareholders excludes the impact of shares issuable under the earnout arrangement. In aggregate under each earnout scenario, a maximum of 25,072,052 Lifezone Metals Ordinary Shares are issuable to LHL Shareholders upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)), or earlier upon the Change of Control.

(2)      The shareholding of the Sponsor includes (i) 5,175,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen, and (ii) 1,335,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in a private placement concurrently with the IPO (the “Private Placement”). The shareholding of the Sponsor excludes the impact of (i) 667,500 Lifezone Metals warrants to be issued in connection with the conversion of the GoGreen warrants issued in the Private Placement (the “GoGreen Private Placement Warrants”), and (ii) the Lifezone Metals Ordinary Shares issuable under the earnout arrangement. In aggregate under each scenario, a maximum of 1,725,000 Lifezone Metals Ordinary Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)). The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals to be issued to GoGreen public shareholders upon conversion of their GoGreen warrants (the “GoGreen Public Warrants”).

(4)      The aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the summary pro forma information will be different, and those changes could be material.

Unaudited Pro Forma Condensed Combined Statement of Operations
	Scenario 1 Assuming no redemptions	Scenario 2 Assuming 50% redemptions	Scenario 3 Assuming maximum redemptions
For the three-month period ended March 31, 2023 ($ thousands, except per share data)
Revenue	496	496	496
Operating Loss	(8,359)	(8,359)	(8,359)
Net Loss	(8,277)	(8,277)	(8,277)
Net Loss Per Share (basic and diluted)	(0.08)	(0.09)	(0.11)
Unaudited Pro Forma Condensed Combined Statement of Operations
	Scenario 1 Assuming no redemptions	Scenario 2 Assuming 50% redemptions	Scenario 3 Assuming maximum redemptions
For the year ended December 31, 2022 ($ thousands, except per share data)
Revenue	2,927	2,927	2,927
Operating Loss	(430,721)	(441,606)	(454,873)
Net Loss	(430,527)	(441,412)	(454,679)
Net Loss Per Share (basic and diluted)	(4.15)	(4.91)	(5.97)
Unaudited Pro Forma Condensed Combined Statement of Financial Position
	Scenario 1 Assuming no redemptions	Scenario 2 Assuming 50% redemptions	Scenario 3 Assuming maximum redemptions
As of March 31, 2023 ($ thousands)
Total assets	404,282	257,450	110,618
Total equity	379,535	232,703	85,871
Total liabilities	24,747	24,747	24,747

PRICE RANGE OF SECURITIES AND DIVIDENDS

GoGreen

Price Range of GoGreen Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the GoGreen units, GoGreen ordinary shares and GoGreen warrants as reported by the NYSE. Prior to October 21, 2021 there was no established public trading market for GoGreen’s securities.

	GOGN Units (GOGN.U)		GOGN Class A Ordinary Shares (GOGN)		GOGN Public Warrants (GOGN.W)
	High	Low	High	Low	High	Low
2023
Quarter ended March 31	$10.83	$10.40	$10.55	$10.37	$0.6989	$0.30
2022
Quarter ending December 31	$10.50	$10.1708	$10.95	$10.15	$0.33	$0.0176
Quarter ended September 30	$10.22	$10.12	$10.16	$10.01	$0.3499	$0.113
Quarter ended June 30	$10.52	$10.07	$11.01	$9.98	$0.3499	$0.1701
Quarter ended March 31	$10.20	$10.04	$10.62	$9.88	$0.475	$0.24
2021
October 21, 2021 to December 31	$10.44	$10.03	$9.94	$9.86	$0.70	$0.40

On December 12, 2022, the date preceding the announcement of the Proposed Transactions, the closing sales prices per share of the GoGreen units, GoGreen ordinary shares and GoGreen warrants as reported by the NYSE were $10.27, $10.35 and $0.0433, respectively.

GoGreen has not paid any cash dividends on the GOGN ordinary shares and does not intend to pay cash dividends prior to the completion of the Proposed Transactions.

Holders

As of the date of this proxy statement/prospectus, there was one holder of record of GoGreen Class A ordinary shares, two holders of record of GoGreen units and one holder of record of GoGreen warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose GoGreen ordinary shares, GoGreen units and GoGreen warrants are held of record by banks, brokers and other financial institutions.

Dividends

GoGreen has not paid any cash dividends on the GoGreen ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Proposed Transactions.

LHL

Price Range of Company Securities

Historical market price information regarding LHL is not provided because there is no public market for its securities.

Holders

As of the date of this proxy statement/prospectus, LHL had 26 holders of record.

Dividends

LHL has not paid any dividends to its shareholders and does not intend to pay cash dividends prior to the completion of the Proposed Transactions.

Lifezone Metals

Price Range of Lifezone Metals Securities

Historical market price information regarding Lifezone Metals is not provided because there is no public market for its securities. We are applying to list Lifezone Metals’ ordinary shares and Lifezone Metals’ warrants on the NYSE upon consummation of the Proposed Transactions under the ticker symbols “LZM” and “LZMW,” respectively.

Holders

As of the date of this proxy statement/prospectus, Lifezone Metals had one holder of record.

Dividends

Lifezone Metals has not paid any cash dividends on the Lifezone Metals Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Proposed Transactions. Following the completion of the Proposed Transactions, Lifezone Metals’ board of directors will consider whether or not to institute a dividend policy. It is presently intended that Lifezone Metals will retain its earnings for use in business operations and, accordingly, it is not anticipated that Lifezone Metals’ board of directors will declare dividends in the foreseeable future.

RISK FACTORS

An investment in Lifezone Metals Limited (“Lifezone Metals”) and the proposed Business Combination each involve a high degree of risk and uncertainty. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus, and before you decide whether to cause any GoGreen Class A ordinary shares you hold to be redeemed in connection with the Business Combination. Certain of the following risk factors apply to the business and operations of LHL and will also apply to the business and operations of Lifezone Metals following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Lifezone Metals following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by LHL and GoGreen, which later may prove to be incorrect or incomplete. Lifezone Metals and its subsidiaries and associates and GoGreen may face additional risks and uncertainties that are not currently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL” and “GoGreen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of LHL and GoGreen and the notes thereto included herein, as applicable.

Risks Related to Operational Factors Affecting Lifezone Metals

We will require significant additional capital to fund our business, and no assurance can be given that such capital will be available at all or available on terms acceptable to us.

We require a substantial amount of capital to progress and develop our metals extraction business. Metals extraction requires a substantial amount of capital in order to identify and delineate mineral resources through geological mapping and drilling, identify geological features that may prevent or restrict the extraction of ore, construct extraction and processing facilities, expand production capacity (including by sinking or deepening existing shafts), replenish reserves, purchase, maintain and improve assets, equipment and infrastructure, comply with legal or regulatory requirements or industry standards and meet unexpected liabilities. Large amounts of capital are required to implement projects, and long-term production and processing require both significant capital expenditures and ongoing maintenance and working capital expenditures.

We expect to materially increase our capital expenditures to support the growth in our business and operations at Kabanga in Tanzania. We estimate that the mining and refining operations at the Kabanga Project will require capital expenditure of at least $1.3 billion, which includes funding the Definitive Feasibility Study, building out the required infrastructure, procuring equipment and commencing commercial operations.

We received an initial investment in 2021 from BHP Billiton (UK) DDS Limited (“BHP”) of $10 million in Lifezone Limited and $40 million in KNL, and a further investment of $50 million by BHP in KNL on February 15, 2023, with such investment proceeds into KNL to be used for the ongoing funding requirements of the Kabanga Project in accordance with a budget agreed between KNL and BHP.

However, our ability to develop the Kabanga Project requires significant further funding. Pursuant to the equity option agreement with BHP dated October 14, 2022 (the “Tranche 3 Option Agreement”) entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied, including the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. BHP is under no obligation to make such additional investment regardless of the outcome of the ongoing Definitive Feasibility Study. We cannot assure you that the conditions for such investment by BHP will be met or that the investment will ultimately materialize. For more information see “— Extraction of minerals from identified nickel deposits may not be economically viable and the development of our mineral project into a commercially viable operation cannot be assured.” Our current business strategy relies on the Tranche 3 Investment by BHP. We expect to largely rely on BHP to develop the Kabanga Project and operate the mine. If the Tranche 3 Investment is not made by BHP, we expect that we would continue developing the Kabanga Project with additional funding through debt or equity financing, and monetizing the offtake from the project and/or royalty streams, and we may also explore other strategic partners for the project. However, there can be no assurance that we will be able to raise such additional funds on favorable terms or at all. As we will require significant additional capital to fund our business, our management regularly evaluates potential sources of liquidity; however, the development stage nature of our business may make any potential equity or debt investors unwilling to provide us with the necessary funds. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our operations. We may also have to sell existing assets, such as rights to our Hydromet Technology or interests in the Kabanga Project or other projects, which would dilute our interests in such assets and any returns therefrom. If we are unable to exercise sufficient control over the operations of KNL or if the operations of KNL are not as successful as expected, the trading price of Lifezone Metals could be adversely affected. In addition, even if we are able to raise such funds, this may take considerably more time than the timeline under the Tranche 3 Option Agreement. If Lifezone Metals raises such funds in the form of equity financing, the Lifezone Metals’ shareholders at the time may be further diluted. Further, under the A&R Articles of Association, the holders of Lifezone Metals Ordinary Shares will not be entitled to any pre-emptive rights or anti-dilution rights. Any failure to raise the necessary funds or delay in any fundraising could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We also require a substantial amount of capital to progress and develop our Hydromet Technology and the IP licensing business. In particular, if SRL decides to pursue the potential Kell-Sedibelo-Lifezone Refinery and we continue our partnership with SRL and IDC to build the potential Kell-Sedibelo-Lifezone Refinery, we would be required to make significant contribution to the project. If the partnership is dissolved, we may also be required to provide funding to the Kelltech group to cover repayments of shareholders loans and/or working capital requirements. For details, see “Information about Lifezone Holdings Limited — Material Contracts — Funding arrangement for Kellplant.”

The Kabanga mining and refining operations and the potential Kell-Sedibelo Lifezone Refinery will also require significant ongoing maintenance expenditures. For further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — Liquidity and capital resources,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — Capital expenditures” and “Information about Lifezone Holdings Limited — Material Contracts.”

We may also require additional capital to fund acquisitions going forward. On September 5, 2022, we entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, pursuant to which we may acquire all the tangible assets and all registered and unregistered intellectual property related to the Dutwa Nickel Project in Tanzania (excluding the Ngasamo deposit in the Dutwa Nickel Project area) (the “Dutwa Acquisition”). The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project. In the event we proceed with the Dutwa Acquisition, pursuant to the terms of the amended and restated term sheet, we will have to make further payments cumulatively amounting to initially $12.6 million on the satisfaction of various conditions, in addition to the non-refundable deposit amounting to $400,000 we have paid in September 2022.

Further, on March 22, 2023, Metprotech, one of our subsidiaries, entered into a non-binding term sheet (the “SGPL Termsheet”) with the shareholders of The Simulus Group Pty Ltd (the “SGPL”) to acquire the entire issued share capital of SGPL, which would, in effect, entail the acquisition of the assets of SGPL and its subsidiaries, excluding the cash and cash equivalents, subject to certain exceptions (the “Simulus Acquisition”). As per the SGPL Termsheet, the consideration for the Simulus Acquisition would comprise an initial deposit of $1 million in cash, which was paid upon the signing of the SGPL Term Sheet, $7.5 million in cash to be paid on completion of the transaction and the number of Lifezone Metals Ordinary Shares equal to (i) $5,000,000 divided by (ii) average of the middle market quotations for a Lifezone Metals Ordinary Share, as shown by the daily trade and quote of the NYSE, for each of the five business days immediately preceding the closing of the Simulus Acquisition to be issued on completion of the transaction.

In addition to proposed capital expenditures set out above, we have existing payment obligations, contingent liabilities and commitments which require capital. KNL completed the KNL Acquisitions for a cumulative amount of $13,520,763, of which $8 million was released from escrow in 2021 and an additional $2 million payment of contingent consideration relating to the acquisition of the relevant subsidiaries was made on December 15, 2022, with the remaining amount due to the sellers at the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract from the date of signing, but no later than December 2024. The remaining contingent consideration consists of a $4 million contingent payment discounted at the prime rate plus 1% (which was 4.25% as of March 31, 2023) and is reported on LHL’s balance sheet as $3,729,096, as of March 31, 2023. Lifezone Limited also serves as a guarantor in relation to such an amount.

Finally, we may have additional capital requirements to the extent we identify and decide to proceed or accelerate exploration activities, develop future metals extraction operations, or take advantage of opportunities for acquisitions, joint ventures or other business opportunities. We may also incur major unanticipated liabilities or expenses or our cost estimates could prove to be inaccurate. There can be no assurance that we will be able to obtain necessary financing in a timely manner on acceptable terms, if at all.

Our business is based on, among other things, expectations as to future capital expenditures, and if we are unable to fund those capital expenditures, as a result of our operations being unable to generate sufficient cash flow or as a result of difficulties in raising debt or equity funding, we will not be able to commence operations, expand our IP licensing business or generate revenue or be able to develop future capital projects or undertake investments. In addition, we may be unable to develop new capital projects so as to continue production at cost-effective levels. Furthermore, any such reduction in capital expenditures may cause us to forgo some of the benefits of any future increases in commodity prices, as it is generally costly or impossible to resume production immediately or complete a deferred expansionary capital expenditure project, and we may not be able to follow our rights we may have in equity and debt participation in subsidiary companies, all of which may adversely affect our longer-term results of operations or financial condition.

As of March 31, 2023, LHL had cash and cash equivalents of $58,727,629, and working capital of $49,899,916, and as of March 31, 2023, after giving effect to the Business Combination and the PIPE Financing and assuming redemption of 50% shares held by GoGreen’s public shareholders, we had consolidated cash and cash equivalents of $228.6 million and working capital of $214.9 million. Historically, we have financed expenditures almost entirely through equity contributions. We intend to use the cash balance of the combined company following the completion of the Business Combination and the proceeds of the PIPE Financing to finance our continued development.

It is possible that we will borrow money to finance future capital expenditures or for other uses. Our capital expenditures financed by borrowing may increase our leverage and make it more difficult for us to satisfy our obligations, limit our ability to obtain additional financing to operate our business or require us to dedicate a substantial portion of our cash flow to make payments on our debt. This may reduce our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements, and place us at a competitive disadvantage relative to some of our competitors that have less debt.

Any future debt we incur and other agreements we enter into may contain, among other provisions, covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. Given the long-term nature of such agreements, these covenants and restrictions may present a material constraint on our operational and strategic flexibility and may preclude us from entering into strategic transactions that would be beneficial to us. A breach of any of these covenants could result in an event of default under the relevant agreement, and any such event of default or resulting acceleration under such agreements could result in an event of default under other agreements. Further, the lenders in respect of such debt may require hedging of some or all of the future metal output which may impose additional restrictions on us.

Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.

Our proposed metals extraction operations are located in Tanzania and, to date, the only projects proposed to license our Hydromet Technology are in Tanzania and South Africa. Changes to, or increased instability in, the economic, political or social environment in Tanzania, South Africa or their respective surrounding countries could create uncertainty that discourages investment in the region and may adversely affect future investments in Lifezone Metals. In addition, socio-political instability and unrest may also disrupt our or our licensees’ and potential licensees’ businesses and operations, compromise safety and security, increase costs, affect employee morale, impact our ability to deliver our operational plans, create uncertainty regarding mining licenses and cause reputational damage, any of which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Further, we may face additional regulatory hurdles or increase in taxation due to changes in the political regime. For instance, under the previous government in Tanzania, taxes were increased on companies in certain industries, including the mining, telecom and shipping industries. Similarly, in South Africa, there were contradictory statements made by government officials beginning in 2019 in relation to the nationalization of the South African Reserve Bank, which created uncertainty around this issue. Any economic or political instability caused by any nationalization process, whether or not fully or partially completed, may create issues with the movement of funds into or out of South Africa and impact the general business environment in South Africa.

The development and operation of the potential Kell-Sedibelo-Lifezone Refinery in South Africa would be dependent on electricity supplied by Eskom Hld SOC Ltd (“Eskom”), a state-owned electricity utility company that historically held a monopoly in the South African market, including ventilation and hoisting in the underground environment. Prolonged power outages, disruption, or shortage in supply in South Africa would have a material adverse impact on the development and operation of the potential Kell-Sedibelo-Lifezone Refinery. Over the past decade, electricity supply in South Africa has been constrained, with multiple power disruptions and load shedding constraints. After a strike at Eskom in June 2018, Eskom commenced load shedding (i.e., a controlled process that responds to unplanned events) in order to protect the electricity power system from a total blackout. Eskom has since increased implementation of load shedding due to severe constraints placed on the generation system due to various constraints on its power generation units, including unplanned outages. Load shedding is expected to increase in the short to medium term, particularly as the South African economy recovers from COVID-19. There is no assurance that Eskom’s efforts to protect the national power grid will prevent a complete nationwide blackout. In February 2019, the President of South Africa announced the vertical unbundling of Eskom. While full state ownership will be maintained, the unbundling is expected to result in the separation of Eskom’s generation, transmission and distribution functions into separate entities, which may require legislative and/or policy reform. It is expected that this process will take time to implement, causing continued poor reliability of the supply of electricity, instability in prices, and a possible tariff increase above inflation, which are expected to continue through the unbundling process. Power tariff increases may increase the costs of the development and operation of the potential Kell-Sedibelo-Lifezone Refinery. The South African Department of Public Enterprises is developing a recovery program in an attempt to improve the reliability of power supply in South Africa. However, there can be no assurance that this program will provide sufficient supply for the needs of the country or for our development or operation of the potential Kell-Sedibelo-Lifezone Refinery.

Community disruptions could result in access to our metals extraction operations or the potential Kell-Sedibelo-Lifezone Refinery being obstructed, our property being damaged and production being interrupted. Any threats, or actual proceedings, to nationalize any of our assets could cause a cessation or curtailment of our operations, resulting in a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. If any of these risks materialize, this could cause a rapid decline in the value of our securities, thereby possibly causing investors to lose their respective investments.

In addition, ongoing legal battles and civil action relating to former South African President Jacob Zuma’s corruption charges, fueled by job layoffs and economic inequality worsened by the COVID-19 pandemic, led to unprecedented civil unrest in July 2021. Riots, looting, and widespread violence continued for several days and quickly escalated. The unrest had far-reaching, adverse impacts across various industries and sectors, including impacts on logistic networks as a result of road closures and supply chain disruptions (including food, fuel and medical supply shortages).

With the above mentioned civil unrest and looting, coupled with the effects of COVID-19, the South African national unemployment rate increased in 2021 and in the third quarter of 2021 was almost 48% for black South Africans and 74% for youth. High levels of unemployment and a shortage of critical skills in Tanzania and South Africa remain issues that impact the local economies. In particular, the effects of COVID-19 have, and continue to impact, stability in Tanzania and South Africa. Several other political and economic factors have led, and may continue to lead, to further downgrades in national credit ratings, and may adversely affect the Tanzanian and South African metals extraction industries as a whole, as well as our operations. Any negative impact on the Tanzanian or South African economies could adversely affect our business, operating results and financial condition. More specifically, there have been instances in the past where Tanzanian and South African metals extraction companies have experienced violence and vandalism towards mines and employees, breaches of perimeter security, robbery, the annexation of waste rock dumps and mining areas, and clashes between local villagers and the security forces of the mines.

In addition, economic and political instability and geopolitical events in regions outside of Tanzania and South Africa, including the United Kingdom’s exit from the EU, the emergence of a trade dispute between the United States and China, the invasion of Ukraine by Russia in February 2022 (and the retaliatory measures that have been taken, or could be taken in the future), recent instability in the financial services industry and rising inflation risks may result in unavoidable uncertainties and events that could negatively affect the risk appetite for investments in the equity markets and in Tanzania and South Africa and metals extraction companies in particular; cause volatility in currency exchange rates, commodity prices, interest rates and worldwide political, regulatory, economic or market conditions; and contribute to instability in political institutions, regulatory agencies and financial markets. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We have no operating history on which to base an evaluation of our business and prospects and an evolving business model, which raise doubts about our ability to achieve profitability.

We have no operating history upon which an investor can evaluate our prospects. While Lifezone Limited was established in 2008 and KNL was incorporated in 2019, no active refinery has licensed our Hydromet Technology and KNL has no metals-producing properties. As of the date of this proxy statement/prospectus, the only source of revenue for Lifezone Limited has been consulting fees received from affiliates and third parties. As a young business, we are unable to give potential investors any historical basis on which they can evaluate a potential investment.

Production from the Kabanga Project has yet to begin, and our activities at Kabanga as of the date of this proxy statement/prospectus have been largely focused on raising capital, organizational matters, staffing, studies, development of the project and setting up the required infrastructure to begin production. Further, once the Kabanga Project is commissioned, production is expected to be ramped-up to its maximum capacity in a phased manner. As an organization, we have not yet demonstrated an ability to successfully mine the mineral resources necessary for successful commercialization, or enter into offtake agreements with third parties. Consequently, any predictions about our future success or viability may not be as accurate as they could be had we had an operating history. Our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. We have encountered, and may continue to encounter, unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives. See “Our proprietary Kell Process Technology has not been deployed at a commercial scale and we may encounter operational difficulties at that scale, and the Kabanga Hydromet Technology is yet to be developed and may not be commercially viable, each of which may in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

We are subject to significant governmental regulations that affect our operations and costs of conducting our business and may not be able to obtain all required permits and licenses to place our properties into production.

Our exploration, development and refining activities are subject to laws and regulations governing various matters. These include laws and regulations relating to environmental protection, including emissions, the management of natural resources, management and use of hazardous substances and explosives, exploration and development of mines, production and post-closure reclamation and rehabilitation, exports, price controls, repatriation of capital and exchange controls, taxation, mining royalties, labor standards and occupational health and safety, including mine safety and historic and cultural preservation.

The costs associated with compliance with these laws and regulations are substantial. Possible future laws and regulations, and potential changes to existing laws and regulations, could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of our metals extraction assets and those of other companies using our Hydromet Technology. Our operations require licenses and permits from various governmental authorities related to the establishment of our planned facilities, to the production, storage and distribution of our mined products, and to the disposal and storage of wastes and rehabilitation of worked-out and abandoned sites. Such licenses and permits are subject to change in various circumstances at any time and there can be no guarantee that we will be able to obtain or maintain all necessary licenses and permits. For instance, KNL’s subsidiary, TNL, was issued a special mining license in October 2021 by the GoT (the “SML”), which provides TNL with legal tenure over the Kabanga deposit project area for the existence of the nickel orebody, and is required to pay an annual fee to maintain the SML with the GoT. Additionally, in case of breach the SML can be canceled, suspended or surrendered in accordance with Tanzanian law and shall lapse if, among other things, KNL ceases mining operations or abandons the area of mining operations without prior permission of the Mining Commission of Tanzania. Similarly, we would need to obtain certain permits and licenses to construct and operate the potential Kell-Sedibelo-Lifezone Refinery. Once the Kabanga Project is commissioned, production is expected to be ramped up to its maximum capacity in a phased manner and renewed or updated licenses may be required based on the size of the project during each such phase. See “Description of the Kabanga Project” and “— Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology — The regulatory approval, permitting, development, startup and/or operation of sustainable power generation facilities at SRL and its use at any potential refinery in which we hold an interest may involve unanticipated events resulting in delays that could negatively impact our business and our results of operations and cash flows.”

Moreover, certain laws and regulations may allow governmental authorities and private parties who have a substantial and direct interest in the metals extraction operations or the consequences of the metals extraction operations to bring lawsuits based upon damages to property and injury to persons (for example, resulting from the environmental and health and safety impacts of our operations), and could lead to the imposition of substantial damages awards, fines, penalties or other civil or criminal sanctions. Further, non-governmental organizations or local community organizations could direct adverse publicity against us or disrupt our operations.

Environmental, health and safety laws and regulations change frequently and are generally becoming more stringent across the global metals extraction industry. If our environmental compliance obligations were to change as a result of changes to the legislation or in certain assumptions we make to estimate liabilities, or if unanticipated conditions were to arise in connection with our operations, our expenses and provisions and timelines would increase to reflect these changes. If material, these expenses and provisions could adversely affect our business, operating results and financial condition.

Acquisitions, strategic partnerships, joint ventures and other partnerships, including offtake agreements, may not perform in accordance with expectations, may fail to receive required regulatory approvals or may disrupt our operations and adversely affect our credit ratings and profitability.

We have entered, and in the future expect to enter, into joint ventures, strategic partnerships, partnership arrangements, acquisition agreements or offtake agreements with other parties in relation to our metals extraction business and our IP licensing business. Any failure of other parties to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and operations of our metals extraction business, including the Kabanga Project, and the IP licensing business, including the potential Kell-Sedibelo-Lifezone Refinery, and future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

With respect to our metals extraction business, we have a strategic partnership with BHP for the development of the Kabanga Project. In 2021, BHP invested $10 million in Lifezone Limited and $40 million in KNL, and in February 2022 BHP made a further investment of $50 million in KNL, pursuant to which BHP’s ownership interest increased to 17% in KNL. Additionally, pursuant to the Tranche 3 Option Agreement, BHP has the option to consummate a further investment in KNL which will cause BHP to obtain a majority of the ownership interest in KNL.  Our current business strategy relies on BHP exercising such option. We expect to largely rely on BHP to develop the Kabanga Project and operate the mine. Our ability to successfully develop and operate the Kabanga Project is dependent on the continued support from and the continued alignment of interests, plans and strategies with BHP. If we lose the support from BHP, if BHP chooses not to exercise its option pursuant to the Tranche 3 Option Agreement or BHP otherwise changes its interests, plans and strategies, this may have a material adverse effect on our ability to successfully implement our business strategy for the Kabanga Project, which in turn may have a material adverse effect on our business, operations and profits as a whole. Similarly, our ability to successfully implement our business strategy for the Kabanga Project is dependent on the financial capabilities of BHP. If BHP is unable to generate sufficient cash flow or raise debt or equity funding to support the Kabanga Project, this may have a material adverse effect on our ability to successfully implement our business strategy for the Kabanga Project, which in turn may have a material adverse effect on our business, operations and profits as a whole. For further details, see “Risk Factors — The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL.”

With respect to our IP licensing business, we have a strategic partnership with SRL and IDC regarding the development of the potential Kell-Sedibelo-Lifezone Refinery, which will use the Kell Process Technology. Currently Lifezone, SRL and IDC each hold a one-third look-through ownership interest in Kellplant, which is proposed to own the potential Kell-Sedibelo-Lifezone Refinery. Our ability to successfully develop and operate the potential Kell-Sedibelo-Lifezone Refinery is dependent on the continued support from and the continued alignment of interests, plans and strategies with SRL and IDC. SRL is currently revising its mine plan for the Pilanesberg Platinum mine, and SRL has recently communicated to us that SRL will discontinue its plan to pursue the previously proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead continue to support test work on concentrate only from its Triple Crown property and, subject to technical and economic confirmations and future board approval, pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. We are currently assessing whether such change is compatible with our own interests and is economically viable. Before making any further commitments, we intend to evaluate SRL’s revised mine plan, including the ore mix and concentrate grade profiles that will be set forth therein. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. Given this recent development, there can be no guarantee that the strategic partnership between Lifezone, SRL and IDC will continue. While we initially believed that first production at the potential Kell-Sedibelo-Lifezone Refinery was expected in late 2024 or early 2025, in light of SRL’s discontinuation of its existing mine plan, we can no longer provide an estimate as to when production will commence, if at all. In the event the partnership is dissolved or our joint strategy changes, we may not recover or receive the anticipated returns in relation to the incurred expenditures and the development of the Kell Process Technology may be hampered. This may have a material adverse effect on our IP licensing business and for future licensing opportunities at refineries, which in turn may have a material adverse effect on our business, operations and profits as a whole. SRL may also determine to fund an alternative refinery itself and may no longer support and select Kellplant, in which we have an ownership interest, to lead the construction, operation and ownership of the potential Kell-Sedibelo-Lifezone Refinery. For further detail, see “Risk Factors — Risks Related to the Refineries which may license our Hydromet Technology.”

Similarly, our ability to successfully implement our business strategy is dependent on the financial capabilities of our partners and their subcontractors. If any of our partners, in particular BHP, SRL and IDC, is unable to generate sufficient cash flow or raise debt or equity funding to support our joint projects, we may not be able to successfully implement our business strategy, which may have a material adverse effect on our joint projects. The same applies if our partners and their subcontractors do not perform their contractual obligations punctually.

We evaluate, and expect in the future to evaluate, potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not, however, be able to identify appropriate acquisition, partnership or joint venture targets in the future, and our efforts to identify such targets may result in a loss of time and financial resources. In addition, we may not be able to negotiate or finance such future acquisitions successfully, enter into partnerships or joint ventures successfully or on favorable terms, or to effectively integrate acquisitions into our current business, and we may lose customers or personnel as a result of any such strategic transaction (in particular the customers and personnel of an acquired business). The process of integrating an acquired business, technology, service or product into our business may divert management’s attention from our core businesses. The integration of any acquired assets requires management capacity. There can be no assurance that our current management team has sufficient capacity, or that it can acquire additional skills to supplement that capacity, to integrate any acquired or new assets and operations and to realize cost and operational efficiencies at the acquired assets or maintain those at the existing operations. It may result in unforeseen operating difficulties and expenditures and generate unforeseen pressures and strains on our organizational culture. There can be no guarantee that we will succeed in retaining the key personnel of any acquired businesses. Moreover, we may be unable to realize the expected benefits, synergies or developments that we initially anticipate from such a strategic transaction.

In particular, to further develop our metals extraction business, we have executed a non-binding term sheet in relation to the Dutwa Acquisition. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project. There can be no assurance that the Dutwa Acquisition will be completed. In the event we proceed with the Dutwa Acquisition, we will not be able to use our Hydromet Technology in its current form for the purpose of refining the ore concentrate since the mineral ore at the Dutwa Nickel Project is an oxide ore. Accordingly, if we are to refine the mineral ore from the Dutwa Nickel Project or any other mineral project we may acquire in the future where the ore is not a sulfide ore we may have to modify our Hydromet Technology or develop new technologies or utilize the traditional methods such as smelting or high-pressure acid leaching (“HPAL”). As such, there can be no assurance that we will be successful in implementing the project.

In addition, to further develop our IP licensing business, on March 22, 2023, Metprotech, one of our subsidiaries, entered into the SGPL Termsheet with the shareholders of SGPL to acquire the entire issued share capital of SGPL which would, in effect, entail the acquisition of the assets of SGPL and its subsidiaries, excluding the cash and cash equivalents subject to certain exceptions. The Simulus Acquisition is subject to several risks related to both the completion and the potential integration of SGPL into our business, which each may have a material adverse effect on our business, operations and profits as a whole. For further details, see “Risk Factors — There can be no assurance that we will complete the Simulus Acquisition. Failure to complete the Simulus Acquisition, or to successfully integrate SGPL into our business upon completion of the Simulus Acquisition, may adversely affect our business and operations. If the Simulus Acquisition is completed, in addition to the cash consideration, we will be required to issue Lifezone Metals’ Ordinary Shares to the shareholders of SGPL, which will result in dilution to Lifezone Metals’ existing shareholders.”

Financing an acquisition or other strategic transaction could result in dilution to existing shareholders from issuing equity securities or convertible debt securities, or a weaker balance sheet from using cash or incurring debt. Moreover, equity or debt financing may not be available to us on favorable terms, if at all. In addition, in regard to an acquisition, it is possible that the goodwill that may be attributed to the target may have to be written down if the valuation assumptions are required to be reassessed as a result of any deterioration in the underlying profitability, asset quality and other relevant matters. There can be no assurance that we will not have to write down the value attributed to goodwill in the future, which would adversely affect our results of operations and net assets.

Furthermore, we may be unable to complete an expected transaction if we are unable to obtain required regulatory approvals, including the applicable regulatory authorities in the various jurisdictions in which we or a potential acquisition target operate. Even if we are able to obtain regulatory approval, such approval could be subject to certain conditions, which could prevent us from competing for certain customers or in certain lines of business. In addition, we may face (1) contingent liabilities in connection with our acquisitions and joint ventures, including, among others, judicial or administrative proceedings or contingencies relevant to the company, asset or business acquired, including civil, regulatory, tax, labor, social security, environmental and intellectual property proceedings or contingencies; and (2) financial, reputational and technical issues, including with respect to accounting practices, financial statement disclosures and internal controls, as well as other regulatory or compliance matters, all of which we may not have identified as part of our due diligence process and that may not be sufficiently indemnifiable under the relevant acquisition or joint venture agreement. For instance, all of the risks highlighted above may potentially be applicable to the Dutwa Acquisition and the Simulus Acquisition.

We may also enter into offtake or marketing agreements with respect to the products that will be produced at our projects, including the Kabanga Project and the potential Kell-Sedibelo-Lifezone Refinery. However, we may not realize the expected benefits from such arrangements.

Engaging in joint venture contracts exposes us to risks and uncertainties as set out above, some of which are outside our control, including through actions of our partners or by association with our partners, some of which may have reputational issues whether or not related to our joint projects. We cannot guarantee that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

As we do not own the entire interest in our technology licensing, refinery and metals extraction businesses, other shareholders in such businesses, such as SRL and BHP, particularly if BHP makes a further investment in KNL, will be able to influence the operations at the respective businesses and significant corporate actions.

We currently own 50% of the shares of Kelltech Limited, where SRL holds the remaining 50% (through its wholly owned subsidiary, Orkid S.a.r.l.). There are reserved matters in respect of certain actions and decisions to be taken by Kelltech Limited and/or any of its subsidiaries, such as entering into partnerships, issuing of long-term debt or material borrowings and paying of management fees to third parties, which require the approval of the shareholders holding not less than 80% of the shares in Kelltech Limited. Accordingly SRL will be able to influence the operations at the respective businesses of Kelltech Limited and its subsidiaries and initiate or influence significant corporate actions. We cannot assure you that this will not lead to conflicts over decision making at such businesses.

Our subsidiary, KNL, holds 84% of the interest in TNL, where the GoT holds the remaining 16%. Further, pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment, BHP currently owns 17% of the shareholding of KNL. Additionally, for strategic reasons to facilitate the development of the Kabanga Project, pursuant to the Tranche 3 Option Agreement BHP has the option to consummate a further investment in KNL, subject to certain conditions as discussed elsewhere in this proxy statement/prospectus. For further details, see “Information about Lifezone Holdings Limited — Material Contracts — Arrangement with BHP — Tranche 3 — Tranche 3 Option Agreement.” In the event the Tranche 3 Investment is consummated, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and we would indirectly hold the remaining equity interest, and KNL would cease to be a majority-owned subsidiary of Lifezone Metals from that time onwards. Accordingly, Lifezone Metals’ shareholders’ (including GoGreen shareholders) indirect interest in KNL would be diluted following the consummation of the Tranche 3 Investment, and the Adjusted EBITDA attributable to Lifezone Metals would decrease proportionally. While we expect that we would continue to have significant influence on the day-to-day operations of KNL, including through appointment of two of the board members if we own at least 15% of the voting rights of KNL (or one of the board members if we own at least 10% but less than 15% of the voting rights of KNL) and significant veto rights at the board level (including over approval of the annual budget and business plan, acquisitions and disposals outside of the annual budget or business plan over certain de minimis thresholds, entry or amendment of certain agreements or transactions outside of the annual budget or business plan over certain de minimis thresholds, changes to the dividend policy, removal of directors and approval of certain related party transactions) and shareholder level (including over material changes or cessation of the business, altering the constitution, winding up or merging of any of the companies forming part of KNL’s group or any public offering or listing of any of the companies forming part of KNL’s group), BHP would have majority ownership and day to day operatorship of KNL and we expect to largely rely on BHP to develop the Kabanga Project and operate the mine in this situation. Additionally, BHP’s investment in KNL is its first investment in Africa in the last several years and the Kabanga Project is a greenfield project, which may require additional expertise and investment on BHP’s part. If we are unable to exercise sufficient control over the operations of KNL or if the operations of KNL are not as successful as expected, the trading price of Lifezone Metals could be adversely affected. Accordingly, BHP, will be able to influence the operations at the respective businesses and initiate or influence significant corporate actions. We cannot assure you that this will not lead to conflicts over decision making at such businesses.

The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL.

Our operations, and specifically the metals extraction operations, will be capital intensive. We require and will continue to require significant additional capital to fund our business, including to develop the Kabanga Project into a sustainable and operational nickel mine and refinery. Pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment in February 2023, BHP currently owns 17% of the shareholding of KNL, having cumulatively invested $90 million directly in KNL. Additionally, for strategic reasons to facilitate the development of the Kabanga Project, pursuant to the Tranche 3 Option Agreement, BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied.

While our senior management has substantial experience in the industry and with respect to operating projects such as the Kabanga Project, BHP’s increasing involvement with the Kabanga Project, given its reputation and experience, is a key component of our current plans to develop the Kabanga Project and our current business strategy relies on the Tranche 3 Investment by BHP.

If the Tranche 3 Investment is not made by BHP, we expect to continue developing the Kabanga Project with additional funding through debt or equity financing, monetizing the offtake from the project and/or royalty streams and we may also explore other strategic partners for the project. However, until such time as BHP completes the Tranche 3 Investment, uncertainty will exist as to the economic viability of our business. In the event that any future feasibility studies, including the Definitive Feasibility Study, have negative conclusions or are materially delayed, we may lose any future investment tranches from BHP or BHP may choose to divest its investment in KNL. Further, there may be disagreements between us and BHP in relation to the outcome of the Definitive Feasibility Study or in relation to the satisfaction of any other conditions involved in the Tranche 3 Investment. In such case, we could lose not only the additional financing from BHP, but also its mining expertise. Any loss in additional financing or mining expertise may result in a material and adverse effect on our business, financial condition, results of operations, prospects or liquidity. Further, KNL and Lifezone Limited will enter into a shareholders’ agreement with BHP upon closing of the Tranche 3 Investment (the “Tranche 3 Shareholders’ Agreement”) in respect of KNL and its subsidiaries. The Tranche 3 Shareholders’ Agreement contains, among other things, customary pre-emption rights provisions applying to new issues and transfer of KNL’s ordinary shares and tag-along and drag-along conditions. If BHP were to exercise any of such rights, we may have to sell all or part of our equity interest in KNL.

We have never generated any substantial revenue or any profit and such condition raises substantial doubt about our ability to continue as a going concern. There is uncertainty regarding our ability to implement our business plan and to grow our business to a greater extent than we can with our existing financial resources without additional financing. Our long-term future growth and success is dependent upon our ability to raise additional capital, including from BHP, and implement our business plan. However, in the event that BHP’s investment does not materialize, it could have a material adverse effect on our ability to fully implement our metals extraction business and grow our metals extraction business to a greater extent than we can with our existing financial resources and expertise or may substantially delay the project timeline if we explore other strategic partners.

The Tranche 3 Option Agreement includes certain restrictive covenants in relation to the Kabanga Project and Lifezone Limited during the period prior to the exercise of the Option under the Tranche 3 Option Agreement, which may limit our ability to explore other growth opportunities.

KNL and Lifezone Limited entered into the Tranche 3 Option Agreement, pursuant to which KNL will (at BHP’s option) receive investment from BHP by way of an equity subscription forming the Tranche 3 Investment (the “Option”). The Option grants BHP the right, subject to certain conditions (summarized below), to subscribe for the required number of shares in KNL that, in aggregate with its existing KNL holdings, would result in BHP indirectly owning 51% of the total voting and economic equity rights in TNL on a fully diluted basis. For further details, see “Information about Lifezone Holdings Limited — Material Contracts — Arrangement with BHP — Tranche 3 — Tranche 3 Option Agreement.” Pursuant to the Tranche 3 Option Agreement, KNL and Lifezone Limited will be subject to certain restrictive covenants in relation to marketing and offtake in respect of the Kabanga Project and Lifezone Limited prior to the exercise of the Option, including:

•        a restriction on entering into off-take agreements with third parties in relation to more than 40% of, in aggregate, of the total contained nickel, cobalt and copper production from the Kabanga Project;

•        the terms of such off-take agreements must be materially consistent with certain pre-determined criteria agreed between KNL and BHP, and KNL shall seek BHP’s input in respect of any material variances from the criteria; and

•        the third party off-taker must also make an investment in Lifezone Limited or any affiliate of Lifezone Limited either as part of the Business Combination or at the same time as entering into an off-take agreement.

Further, prior to closing of the Tranche 3 Investment, Lifezone Limited, KNL and BHP have agreed to consult with each other prior to communicating with the GoT in relation to the Kabanga Project, the Tranche 2 Subscription Agreement and the Tranche 3 Option Agreement. Accordingly, in the event BHP does not exercise the Option for an extended period of time, we will be restricted with respect to agreeing to offtake arrangements with other parties.

There can be no assurance that we will complete the Simulus Acquisition. Failure to complete the Simulus Acquisition, or to successfully integrate SGPL into our business upon completion of the Simulus Acquisition, may adversely affect our business and operations. If the Simulus Acquisition is completed, in addition to the cash consideration, we will be required to issue Lifezone Metals’ Ordinary Shares to the shareholders of SGPL, which will result in dilution to Lifezone Metals’ existing shareholders.

On March 22, 2023, Metprotech, one of our subsidiaries, entered into the SGPL Termsheet with the shareholders of SGPL to acquire the entire issued share capital of SGPL which would, in effect, entail the acquisition of the assets of SGPL and its subsidiaries, excluding the cash and cash equivalents subject to certain exceptions (the “Simulus Acquisition”).

However, there can be no assurance that we will complete the Simulus Acquisition on the terms set forth in the SGPL Termsheet, or at all, because the term sheet is not binding on us or on the shareholders of SGPL, subject to certain limited exceptions. The Simulus Acquisition is subject to our negotiating and executing a mutually acceptable definitive agreement with the shareholders of SGPL, which we expect will contain a number of conditions to closing the Simulus Acquisition, and may require material modifications to the terms set forth in the SGPL Term Sheet. There can be no assurance that we will enter into a definitive agreement, nor that the conditions to closing will be satisfied, in a timely manner or at all.

SGPL is a boutique hydrometallurgy and mineral processing services group. Since 2010, we have engaged SGPL for testwork in relation to metal recoveries and process flowsheet design from time to time. Following the completion of the Simulus Acquisition, we intend that SGPL will become an in-house testing, research & development and training facility exclusively for Lifezone and will not accept any commitments or assignments from third parties. If the Simulus Acquisition is not completed for any reason, we may be subject to several adverse effects, including, but not limited to, (a) forfeiture of the non-refundable deposit of $1 million paid to the shareholders of SGPL, (b) failure to realize the expected benefits from the Simulus Acquisition, including any expected benefits from the expected integration of SGPL into our current business, (c) incurrence of legal, accounting and other costs relating to the Simulus Acquisition that are payable whether or not the transaction is completed, (d) material changes to our existing business relationship with Simulus and (e) negative publicity related to the failure to close the Simulus Acquisition. Additionally, any delay in completing the Simulus Acquisition could cause us not to realize some or all of the anticipated benefits when expected, if at all. If the transaction is not completed, these potential adverse effects may materially adversely affect our business, financial condition, operating results and cash flows, including our ability to service debt and to make distributions to our shareholders.

While the Simulus Acquisition is pending, and even after its completion, the focus of our management may be directed toward the Simulus Acquisition and integration planning instead of on our core business and other opportunities. If the Simulus Acquisition is completed, there can be no assurance that we will be able to successfully integrate SGPL into our business in a timely manner or at all. The successful integration of SGPL into our business is dependent on, among other things, our ability to retain key personnel of SGPL, and there can be no guarantee that we will succeed in retaining such key personnel. If we are unable to integrate SGPL into our business in a timely manner, we may not realize the expected benefits from such acquisition when expected, if at all.

If the Simulus Acquisition is completed, we will also be required to pay to the shareholders of SGPL $7.5 million in cash and will be required to issue to the shareholders of SGPL the number of Lifezone Metals Ordinary Shares equal to (i) $5,000,000 divided by (ii) average of the middle market quotations for a Lifezone Metals Ordinary Share, as shown by the daily trade and quote of the NYSE, for each of the five business days immediately preceding the closing of the Simulus Acquisition to be issued on completion of the transaction, which will reduce our cash reserves and will have a dilutive effect on the other Lifezone Metals’ shareholders, respectively.

Changes in consumer demand and preference for metals relevant to us could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Because our revenue is for the foreseeable future expected to be derived from the sale of nickel, and to a lesser extent, cobalt, copper and PGMs, changes in demand for, and the market price of, and taxes and other tariffs and fees imposed upon, these metals and products related to these metals could significantly affect our profitability. Our financial results may be significantly adversely affected by declines in the prices of such base metals. Base metals’ and PGMs’ prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, taxes, inflation or deflation, fluctuations in the relative value of the U.S. dollar against foreign currencies on the world market, shipping and other transportation and logistics costs, global and regional supply and demand for base metals or PGMs, potential industry trends such as competitor consolidation or other integration methodologies, and the political and economic conditions of countries that produce and procure base metals or PGMs. Protracted periods of low prices for base metals, PGMs and related products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, production operations, impair asset values and reduce our proven and probable nickel, cobalt and copper orebodies. Furthermore, supply side factors have a significant influence on price volatility for base metals and PGMs.

Currently nickel is a key metal used in batteries, including those used in electric vehicles and stainless steel. Nickel prices are linked to demand for stainless steel and, in the long term, batteries, among other things. Any economic downturn or other event that reduces the sale of stainless steel or batteries will likely impact the price of nickel. Demand for our products may be impacted by demand for downstream products incorporating such metals, such as stainless steel, with stainless steel production being the single largest demand segment for primary nickel, as well as hybrid and electric vehicles, wind turbines, robotics, medical equipment, military equipment and other high-growth, advanced motion technologies, as well as demand in the general automotive and electronic industries. Lack of growth in these markets may adversely affect the demand for our products. Further, the technology pertaining to batteries, electric vehicles and energy creation and storage is changing rapidly and there is no assurance nickel and cobalt will continue to be used to the same degree as they are now, or that they will be used at all. For instance, the use of batteries such as lithium ferro-phosphate batteries or sodium-ion batteries, which do not use nickel or cobalt, may become more widely used and lead to a reduction in the demand for batteries using nickel and cobalt, such as lithium ion batteries, and several car manufacturers, such as Tesla, Inc. and Ford Motor Company, have announced plans to use lithium ferro-phosphate batteries in their EVs. Similarly, the demand for platinum is driven by, among other things, automobile catalysts used in internal combustion engines (“ICEs”) and as ICEs are phased out, the demand for automobile catalysts will also reduce. Any decline in the use of batteries utilizing nickel or related technologies or products which rely on PGMs may result in a material and adverse effect on our business, financial condition, results of operations, prospects or liquidity.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to nickel, cobalt, copper and PGM supply and demand and ultimately to the broader markets. Periods of high nickel, cobalt, copper and PGM market prices generally would be beneficial to our financial performance. However, strong nickel, cobalt, copper and PGM prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for nickel, cobalt, copper and PGMs, and at the same time may incentivize development of competing mining properties.

If we lose senior management or are unable to hire and/or retain sufficient technically skilled employees, our business may be materially adversely affected.

Our ability to commence operations and then continue to operate, innovate, implement continuous improvement or expand depends on, among other things, our ability to retain and attract senior management and key employees with appropriate knowledge and skills, experience and other competencies. For additional information regarding our employees, see “Information about Lifezone Holdings Limited — Employees.” The metals refining industry and, to a lesser extent, the metals extraction industry, in Tanzania continue to experience a shortage of qualified senior management and technically skilled employees. We will require employees with expertise in hydrometallurgical refining processes with respect to our Hydromet Technology, and may find it difficult to find such expertise globally and particularly in the countries we operate in. Further, as the use of our Hydromet Technology grows in the future, such scarcity may be further exacerbated.

Additionally, the operations and handling of the Hydromet Technology will require employees to undergo advanced training which may require long lead times and may also require us to develop our own training programs and partnerships. Such training programs will require additional infrastructure and working capital expenditure. We may be unable to hire or retain (due to departure or unavailability) appropriate senior management, technically skilled employees (including the employees trained by us) or other management personnel, or we may have to pay and award higher levels of remuneration (for example, sign-on packages, gross packages and short- and long-term incentives) than we currently do. If we are unable to hire or retain appropriate management and technically skilled personnel, or if there are not adequate succession plans in place, this could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We may be unable to compete successfully for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services with our competitors.

The metals extraction industry is competitive in all of its phases, and many of our competitors have greater financial resources and a longer operating history than us. We may encounter competition from other metals extraction companies in our efforts to hire experienced mining professionals and professionals having expertise in hydrometallurgical refining. In addition, competition for exploration resources at all levels is intense. Increased competition could adversely affect our ability to attract necessary capital funding, to acquire it on acceptable terms, or to acquire suitable producing properties or prospects for mineral exploration in the future. Increases in nickel, cobalt, copper, PGMs or other metal prices have in the past, and could in the future, encourage increases in mining exploration, development and construction activities, which could result in increased demand for, and cost of, exploration, development and construction services and equipment.

Increased demand for, and cost of, services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increased potential for scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of these outcomes could materially increase project exploration, development or construction costs or result in project delays, or both. As a result of this competition, we may be unable to maintain or acquire attractive mining properties, install, maintain or acquire refineries in respect of our Hydromet Technology or attract better or more qualified employees.

Increased labor costs could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A number of factors may adversely affect the labor force available or increase labor costs from time to time, including high employment levels and government regulations. A sustained labor shortage or increased turnover rates within our employee base could lead to increased costs, such as increased wage rates to attract and retain employees, and could negatively affect our ability to complete our metals extraction projects according to the required schedule or otherwise efficiently operate our businesses. If we are unable to hire and retain employees capable of performing at a high level, our businesses could be adversely affected. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation could have a material adverse impact on our business, financial condition, results of operations, prospects or liquidity.

Additionally, the economies of Tanzania, where our Kabanga Project is located, and South Africa, where the potential Kell-Sedibelo-Lifezone Refinery would be located, have experienced increases in inflation and labor costs in recent years.

As a result, the average wages in Tanzania and South Africa are expected to continue to grow. Our businesses are required by Tanzanian and South African laws and regulations to pay various statutory employee benefits, including pensions, medical insurance (currently not mandatory in Tanzania), work-related injury insurance, unemployment insurance (currently not mandatory in Tanzania), and maternity insurance, as applicable, to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers that fail to make adequate payments could be subject to late payment fees, fines and/or other penalties. If the relevant authorities determine that our businesses are required to make supplemental social insurance and housing fund contributions or subject them to fines and legal sanctions, our business, financial condition and results of operations could be adversely affected. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we can pass on these increased labor costs to our customers by increasing the prices of our products and services, our financial condition and results of operations will be adversely affected.

In particular, with respect to the potential Kell-Sedibelo-Lifezone Refinery, the South African National Minimum Wage Act No. 9 of 2018 (“NMWA”) and the South African Labour Laws Amendment Act No. 10 of 2018 (“Labour Laws Amendment Act”) came into effect on January 1, 2019 and the Labour Relations Amendment Act, which amended the Labour Relations Act No. 66 of 1995 (“Labour Relations Act”), came into effect on March 1, 2019, with some provisions only being effective on April 1, 2020. Among other things, the NMWA introduced a national minimum wage, which is currently R21.69 per hour. The Labour Relations Act instituted changes related to, among other things, collective bargaining and prescribed picketing rules. Further, the South African Employment Equity Act No. 55 of 1998 (“EEA”) creates obligations and administrative requirements in respect of non-discrimination and equity in employment matters. If we experience labor-related interruptions at any of our operations, or increased employment-related costs, these may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For further details, see “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — Our operations and profits may be adversely affected by labor unrest and union activity and compliance with labor legislation.”

Were Kellplant, which may construct, operate and own the potential Kell-Sedibelo-Lifezone Refinery, to employ permanent employees, non-compliance with any of the above could have a material adverse effect on its business, operating results and financial condition.

If we fail to effectively and efficiently advertise, market and license or sell our technology or products, including our Hydromet Technology or any ore that we refine, the growth of our business may be compromised.

Promoting awareness of our offerings is important to our ability to grow our business, and attracting new customers can be costly. As we expand our product offerings, our marketing initiatives may become increasingly expensive, and generating a meaningful return on those initiatives may be difficult. If our marketing efforts are not successful in promoting awareness of our offerings, such as the Hydromet Technology or any ore that we refine, or if we cannot cost-effectively manage our marketing expenses or manage the growth of our business, then our business, financial condition, results of operations, prospects or liquidity could be adversely affected.

The successful implementation of our business strategies and plans are dependent on the performance of our management and external factors. Any failure to implement our business strategies and plans may have a material adverse effect on our business and operations.

Our ability to successfully implement our business strategy and plans for our metals extraction business, in particular the Kabanga Project and our IP licensing business, and specifically the development of the potential Kell-Sedibelo-Lifezone Refinery within our IP licensing business, is dependent on the performance of our management. If our management is unable to execute on our business strategies, then our development, including the generation of revenues and our sales and marketing activities would be materially and adversely affected. In addition, our management may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any future growth. If we lose key members of our management team or are unable to replace or hire new management members with sufficient skill, experience and/or business relationships, this may a material adverse effect on our management’s ability to implement our business strategy and plans. This could in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

However, the successful implementation of our business strategies and plans for our metals extraction business, in particular the Kabanga Project and our IP licensing business, and specifically the development of the potential Kell-Sedibelo-Lifezone Refinery within our IP licensing business, will also be dependent on external factors that our management cannot control. Unforeseen difficulties, delays or costs may adversely affect our management’s ability to successful implement of our business strategy and plans, and such strategy and plans may not result in the anticipated benefits. For example, a number of factors, which are discussed in more detail elsewhere in this section, such as, but not limited to, the continued support of and alignment of interests with our partners, such as BHP and the GoT with respect to the Kabanga Project and SRL and IDC with respect to the potential Kell-Sedibelo-Lifezone Refinery, volatility in nickel, cobalt, copper and PGM pricing, operating costs, safety-related issues, organized labor action, technical issues and shifts in demand among car manufacturers (especially in relation to the battery technologies utilizing nickel), may result in a failure to meet operations targets or strategic goals.

Further, there are also certain external factors that particularly may affect our ability to successfully implement the strategy and plans for the Kabanga Project. For instance, we will heavily rely on transport infrastructure for trucking the mineral concentrate from the mine at Kabanga to the CTP at Kahama, the backfill from Kahama to Kabanga, transporting reagents from Dar es Salaam to Kahama and transporting the refined products by rail from Kahama to Dar es Salaam. There may be disruptions to such transport infrastructure or such transport infrastructure may not be ready to use at the time the Kabanga Project begins production. Any such difficulties, delays or costs could prevent us from fully implementing our business strategy, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For instance, while we aim to place orders for the machinery and equipment we will require for the Kabanga Project, the supply chain blockages may be worse than we expected due to various factors, including the conflict in Ukraine. Furthermore, the cut-off grade estimates, commodity prices and total cost estimates presented in the Technical Report Summary are based on certain assumptions, projections and estimates that are subject to considerable uncertainties, and actual results may be less favorable than current estimates. For example, the current Technical Report Summary is based on assumptions of nickel pricing being $9.50/lb and the total work plan costing $105.96 million. Any such difficulties, delays, costs or variances could prevent our management from successfully implementing our business strategy and plans, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We may be involved in litigation, and unfavorable decisions may be entered against our company, subsidiaries, management, and/or controlling shareholders in legal and administrative proceedings.

We, our subsidiaries, management and/or controlling shareholders, if any, may be subject to litigation, arbitration and other legal and administrative proceedings arising in the normal course of business and may be involved in disputes that may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental, community and health and safety concerns, share price volatility or failure to comply with disclosure obligations. The results of litigation cannot be predicted with certainty but could include negative publicity, costly damage awards or settlements, fines and the loss of licenses, concessions or rights, among other things. We may also become subject to claims from individuals who live in the proximity of our projects based on alleged negative health effects related to our operations. In addition, we may subsequently become subject to legal proceedings or claims contesting the development or operation of our projects. Further, in the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the Isle of Man, Tanzania, the United Kingdom, Australia or South Africa. An adverse or arbitrary decision of a foreign court could have a material adverse impact on our financial performance, cash flow and results of operations.

We currently rely on intellectual property laws in South Africa and other countries, as well as confidentiality procedures, cybersecurity practices and contractual provisions and restrictions, to protect the intellectual property rights and other proprietary rights relating to our products, proprietary processes and proprietary technology, including our Hydromet Technology. Despite efforts to safeguard and maintain our proprietary rights, there can be no assurance that we will be successful in doing so or that our competitors will not independently develop products or technologies substantially equivalent or superior to ours. Protecting or defending our intellectual property rights, determining the validity and scope of the proprietary rights of others, or defending against claims of infringement or invalidity may require litigation. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of management resources, either of which could have a materially adverse effect on our business, financial condition, results of operations, prospects or liquidity, see “— Risks Related to the Hydromet Technology.”

Any such legal proceedings or disputes could delay our ability to complete the development of a project in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations at a project. Moreover, our intellectual property rights may be challenged or infringed upon by third parties or we may be unable to maintain, renew or enter into new licensing agreements with third-party licensees on reasonable terms. In addition, unauthorized use of our intellectual property rights or our inability to preserve existing intellectual property rights could adversely impact our competitive position or results of operations and the loss of our patents could reduce the value of the related products and technologies. The success of our business depends, in part, on our ability to utilize our proprietary process technologies and we could encounter unforeseen problems or costs, or both, in scaling up our technologies to commercial applications. If unfavorable decisions are rendered in one or more lawsuits or should we be unable to resolve disputes favorably or to enforce our rights, we could also be required to pay substantial amounts, which could materially adversely affect our results of operations, cash flows and financial condition.

Our operations may be subject to litigation or other claims in relation to tax regulations and challenges by tax authorities.

We have a footprint in a number of countries, including Tanzania, South Africa, the United Kingdom, Australia and the Isle of Man, and are subject to numerous tax regulations in various jurisdictions and are regularly examined in this regard. Changes in our global mix of earnings could affect our effective tax rate. Furthermore, changes in tax laws could result in higher tax-related expenses and payments. Legislative changes in any of the countries in which we operate could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. Additionally, the uncertain tax environment in some regions in which we operate may limit our ability to successfully challenge adverse determination by any local tax authorities. We operate in countries with complex tax rules, which may be interpreted in a variety of ways and could affect our effective tax rate. Future interpretations or developments of tax regimes or a higher than anticipated effective tax rate could have a material adverse effect on our tax liability, return on investments and business operations.

In addition, we and our subsidiaries and affiliates operate in, are incorporated in, and are tax residents of, various jurisdictions. The tax authorities in the various jurisdictions in which we and our subsidiaries and affiliates operate, or are incorporated, may disagree with and challenge our assessments of our transactions, tax position, deductions, exemptions, where we or our subsidiaries or affiliates are tax resident, application of tax treaties or the content of these, or other matters. If we or our subsidiaries and affiliates are unsuccessful in responding to any such challenge from a tax authority, we, or our businesses, may be required to pay additional taxes, interest, fines or penalties, may be subject to taxes for the same activity in more than one jurisdiction or may also be subject to higher tax rates, withholding or other taxes. A successful challenge could potentially result in payments to the relevant tax authority of substantial amounts that could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Even if we, or our subsidiaries and affiliates, are successful in responding to challenges by tax authorities, responding to such challenges may be expensive, consume resources or divert management’s time and focus from our operations. Therefore, a challenge as to our, or our subsidiaries’ and affiliates’, tax position, status or transactions, even if unsuccessful, may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We use and expect to use third-party operators, providers and contractors, and the lack of availability, or failure to properly perform services, of one or more of these third-party operators, providers and contractors may adversely affect us.

Our current business strategy relies on the Tranche 3 Investment by BHP. We expect to largely rely on BHP to develop the Kabanga Project and operate the mine. Operational difficulties at these mines, increased competition for contract miners, equipment and personnel from other metals extraction companies and other factors beyond our control could affect the availability, cost and quality of the nickel, cobalt and copper produced for us by the operator. Disruption in our supply of nickel, cobalt and copper could impair our ability to fill our customers’ orders or require us to pay higher prices to obtain the required nickel, cobalt and copper from other sources. Any increase in the per-ton compensation for services we pay for the production and marketing of nickel, cobalt and copper products could increase our costs and therefore lower our earnings and adversely affect our results of operations. While we would have certain contractual rights of oversight over the mine and influence over the day-to-day operations of the mine, if BHP makes the Tranche 3 Investment we will not fully control, and our employees will not participate in, the day-to-day operations of the mine. Additionally, if BHP does not make the Tranche 3 Investment and consequently does not provide financial support for the Kabanga Project or operate the mine, we may engage with another joint venture or offtake partner to undertake these roles and explore other sources of capital, which may, among other things, lead to substantial delays in the project timeline. There can be no assurance that such joint venture or offtake partner willing to undertake such roles can be found in a timely manner or at all.

Further, the lack of availability of, or failure to properly perform services by, one or more third-party providers and contractors, which we depend on, could result in a decrease in our production (once commenced) or delays in the development of projects, which in turn could impact our results of operations and financial condition. In particular, certain resources are only available through a limited number of third parties, and lead-times, work slowdowns, stoppages, or other labor-related developments or disputes involving such third parties or contractors are out of our control. Additionally, we are required to abide by local content regulations in Tanzania and South Africa, pursuant to which we are required to work with select local suppliers that satisfy the local content requirements. In the event such requirements change or the local suppliers we currently work with cease to be eligible under such requirements, we may have to source the requisite materials from other local suppliers which may cause a disruption in our operations. For further details, see “Information about Lifezone Holdings Limited — Regulatory Compliance.” There can be no assurance that we will be able to secure in a timely manner, on commercially acceptable terms or at all, the provision of all the services that we will need to execute our exploration and development plans, or that such arrangements (both current and planned) will be sufficient for our future needs or will not be interrupted. In addition, we may incur liability to third parties as a result of the actions of our contractors.

In addition, certain of the services we require are, or may in the future be, available on commercially reasonable terms only from a limited number of auditable and properly licensed providers, and we may encounter difficulties in securing the services of specialized contractors due to high demand for those services. As a result, we are dependent on external contractors performing satisfactorily and fulfilling their obligations. While we are not aware of any specific matters, our business and development plans may be adversely affected by any failure or delay by third parties in supplying these services, any change to the terms on which these services are made available, or the failure of such third-party providers to provide services that meet our quality or volume requirements. If we are obliged to change a provider of such services, we may experience additional costs, interruptions to production, or other adverse effects on our business. There is a risk that we may not be able to find adequate replacement services on commercially acceptable terms, on a timely basis, or at all.

The occurrence of one or more of these risks could have a material adverse effect on business, financial condition, results of operations, prospects, ownership of assets or liquidity. We will rely on outside contractors, such as DRA, to perform key roles, such as drilling and blasting, loading and hauling, mine development, plant, refinery and infrastructure design and construction, environmental services, relocation services, engineering, security and logistics. In the medium term, the success of our operations and activities remains dependent to a significant extent on the efforts and abilities of outside contractors, particularly in relation to the aforementioned activities, and therefore our operations remain significantly reliant on their performance.

Should we be unable to acquire or retain providers of key services on favorable terms, or should there be interruptions to, or inadequacies with, any services provided, we may need to incur capital and operating expenditure. This could have a material adverse effect on our business, financial condition, timelines, results of operations, prospects or liquidity.

Our operations and profits may be adversely affected by labor unrest and union activity and compliance with labor legislation.

Organized labor dynamics in the metals extraction and related sectors, particularly in South Africa, are volatile and uncertain and, as such, may in the future have, a material adverse impact on our operations, production and financial performance. There can be no guarantees that any wage negotiations will not be accompanied by strikes, work stoppages or other disruptions. A major disagreement or prolonged wage or compensation negotiations between management and employees may result in unauthorized absences, work stoppages, equipment sabotage, and/or picketing at our facilities and mining operations. Activist unions and rivalries between unions may destabilize labor relations in our facilities and metals extraction operations, and lead to unplanned labor action. Significant labor disputes and work stoppages may disrupt our operations. We may be forced to shut down metals extraction operations as a result of industrial action.

Further, certain legislation may specifically provide the employees’ right to strike. For instance, in Tanzania, the Employment and Labour Relations Act Cap. 366 R.E. 2019 (the “ELRA”) and the Employment and Labour Relations (Code of Good Practice) Rules 2007 (the “ELRA Code”) are examples of labor legislation that, among other things, provides for employees’ right to strike to compel an employer to accept their demands. The ELRA and the ELRA Code also provide for specific procedural requirements to exercise their organizational rights. In the event the employees exercise their right to strike, this may completely or in part cease operations at the Kabanga Project and could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

If we experience labor-related interruptions at any of our operations, or increased employment-related costs, these may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For further details, see “— Risks Related to Operational Factors Affecting Lifezone Metals — Increased labor costs could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

If our operations do not perform in line with expectations, we may be required to write down the carrying value of our investments, which could affect any future profitability and our ability to pay dividends.

Under IFRS, we are required to test the carrying value of long-term assets or cash-generating units for impairment at least annually and more frequently if we have reason to believe that our expectations for the future cash flows generated by our assets may no longer be valid. If the results of operations and cash flows generated by our Hydromet Technology licensing or the metals extraction operations are not in line with our expectations, we may be required to write down the carrying value of these assets. Any write-down could materially affect our business, operating results, operations and financial condition.

Once the Kabanga Project is commissioned, we expect to recognize revenue from the offtake from the Kabanga Project on a provisional price basis, which may result in significant revisions in later periods.

Once the Kabanga Project is commissioned, assuming KNL and TNL are consolidated in our financial statements at the time, the revenue from the offtake from the Kabanga Project is expected to be recognized when the buyer obtains control of the product, pursuant to a sales contract, which constitutes the performance obligation. In such case, the sales price and quantities are determined on a provisional basis at the date of delivery. Adjustments to the sales price occur based on movements in the metal market price, metal content quantities and exchange rate, which represent variable transaction price components, up to the date of final pricing and assays. Final pricing is expected to be based on the monthly average market price in the month of settlement. The period between provisional invoicing and final pricing is typically between three and five months.

Adjustments in respect of final assayed quantities and/or prices arising between the date of recognition and the date of settlement are recognized in the period in which the adjustment arises and reflected through revenue and receivables. These adjustments may be significant and not within our control. Such adjustments could materially affect our business, operating results, operations and financial condition.

We are subject to exchange rate and interest rate fluctuations, which may be harmful to our business. Further, our business, results of operations, and financial condition may be adversely affected by inflation.

We are exposed to exchange rate risk because we have assets and liabilities and future cash flows and earnings denominated in non-functional currencies. Our Kabanga operations are located in Tanzania and the potential Kell-Sedibelo-Lifezone Refinery that would use our Kell Process Technology is located in South Africa. When operational, any output sold therefrom will be priced in U.S. dollar terms in international markets; however, we incur expenses in respect of the Kabanga operations in Tanzanian shillings and the potential Kell-Sedibelo-Lifezone Refinery would incur expenses in South African rand. We also have personnel in the United Kingdom and Australia and accordingly incur related expenses in pound sterling and Australian dollars, respectively. The impact on our results of any change in the Tanzanian shillings, South African rand, pound sterling or Australian dollar against the U.S. dollar exchange rate could be substantial. Inversely, any depreciation of such currencies against the U.S. dollar could have a positive impact on our financial results. We do not expect to enter into long-term currency hedging arrangements and thus will be mainly exposed to the spot market exchange rate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — Key factors affecting our future results of operations — G. Currency Fluctuations.”

The global commodity market is currently facing high uncertainty amid the geo-political tension relating to the Ukraine-Russia conflict and the prior supply chain crisis as a result of COVID-19. The commodity markets have faced major disruptions since early 2022 that have disrupted the global trade and consumption patterns of commodities, driving prices to all-time highs. The World Bank has indicated that it expects that commodity prices will remain elevated through the end of 2024. Further, lower than expected Chinese commodity demand influenced by strict pandemic restrictions slowed down the commodity market growth in mid-2021, and the conflict in Ukraine has aggravated the commodity market upheaval.

Further, fueled by rising energy prices and revival of demand but continued supply constraints, the world economy is facing the risk of increasingly high inflation. A sharp rise in inflation has created pressure on economies and their central banks to reconsider accommodative and expansionary monetary policies. To control rising inflation, a number of central banks have raised interest rates and rolled out measures to reduce excess liquidity in the market. Rising interest rates by central banks, the continued conflict in Ukraine and the slowing Chinese economy have created further uncertainty in the commodity markets. Tanzania and South Africa have both historically experienced high rates of inflation. Inflation, as well as government efforts to combat inflation, have significant negative effects on the Tanzanian and South African economies. Inflation rates were 3.5% in 2019, 3.3% in 2020 and 3.7% in 2021 in Tanzania and 4.1% in 2019, 3.2% in 2020 and 4.6% in 2021 and 7.0% in 2022 in South Africa, as measured by the World Bank Group. Additionally, per the National Bureau of Statistics in Tanzania, the headline annual inflation rate for Tanzania has increased from 4% in January 2022 to 4.8% in February 2023. Conversely, more lenient government policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect our business.

Inflationary pressures may also curtail our ability to access international financial markets and may lead to further government intervention in the economy. This may include the introduction of government policies that may materially and adversely affect the overall performance of the Tanzanian and South African economies, which in turn may materially and adversely affect us. Fluctuations in exchange rates and interest rates are caused by factors beyond our control. If exchange rates or interest rates increase significantly, our finance expenses will increase and our ability to obtain financing may decrease, which may materially adversely affect our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — Key factors affecting our future results of operations — H. Global inflationary pressures.”

Our holding company structure makes us dependent on the operations of our subsidiaries.

Lifezone Metals is a company limited by shares incorporated and registered under the laws of the Isle of Man. Following the completion of the Business Combination, Lifezone Metals’ material assets will be its direct and indirect equity interests in its subsidiaries. Lifezone Metals will, therefore, be dependent on payments, dividends, distributions and royalty payments from its subsidiaries, and royalty payments from other clients, to pay its operating and other expenses and to pay future cash dividends or distributions, if any, to holders of the ordinary shares, and it may have tax costs in connection with any dividend or distribution. Furthermore, exchange rate fluctuations will affect the U.S. dollar value of any distributions our subsidiaries and joint ventures make with respect to our equity interests in those subsidiaries.

Due to an inadvertent administrative error during incorporation, the articles of association and share capital of each JVC Subsidiary provide the GoT with a 16% non-dilutable free-carried interest in such JVC Subsidiary in addition to the 16% non-dilutable free-carried interest in TNL.

The GoT and KNL entered into the Framework Agreement to jointly develop, process and refine the concentrate from the Kabanga Project. To achieve this objective, the GoT and KNL set up a Tanzanian joint venture company, TNL, which owns two Tanzanian subsidiary companies, Tembo Nickel Mining Company Limited (“Tembo Mining”) and Tembo Nickel Refining Company Limited (“Tembo Refining” and, together with Tembo Mining, the “JVC Subsidiaries”), to carry out mining operations and mineral refining, respectively. As of the date of this proxy statement/prospectus, the SML has been issued to TNL and the JVC Subsidiaries do not have any operations or assets. The Framework Agreement provides for ownership by TNL of the JVC Subsidiaries as wholly owned subsidiaries. However, at the time the JVC Subsidiaries were incorporated pursuant to the Framework Agreement, the GoT inadvertently formed each JVC Subsidiary such that the GoT holds a 16% non-dilutable free-carried interest and TNL holds an 84% interest in each JVC Subsidiary. Correcting the inadvertent error in the share capital of the JVC Subsidiaries will require the GoT and TNL to amend the articles of association and share capital of the JVC Subsidiaries, which has not occurred as of the date of this proxy statement/prospectus. For more information, see “Information About Lifezone Holdings Limited — Material Contracts — Arrangement with the Government of Tanzania — Framework Agreement.”

Under the terms of the Framework Agreement, KNL is expected to own an 84% indirect interest in each JVC Subsidiary. However, as of the date of this proxy statement/prospectus, due to the 16% non-dilutable free-carried interest held by the GoT in each JVC Subsidiary, KNL owns a 70.56% indirect interest in each JVC Subsidiary. Until the articles of association and share capital of the JVC Subsidiaries are amended to remove the GoT’s 16% non-dilutable free-carried interest, Lifezone Metals’ shareholders’ (including GoGreen shareholders’) indirect interest in the JVC Subsidiaries will be diluted.

On February 8, 2023, the Tranche 3 Option Agreement was amended to provide that the valuation process in connection with the Tranche 3 Investment may not commence until the articles of association and share capital of the JVC Subsidiaries are amended to remove the free-carried interest rights of the GoT in the JVC Subsidiaries. Amending the articles of association and share capital of the JVC Subsidiaries will require cooperation from the GoT. Until such time as BHP completes the Tranche 3 Investment, which under the terms of the amended Tranche 3 Option Agreement cannot occur until the articles of association and share capital of the JVC Subsidiaries are amended, uncertainty will exist as to the economic viability of our business. For more information, see “— Risks Related to Operational Factors Affecting Lifezone Metals — The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL” and “— Risks Related to Operational Factors Affecting Lifezone Metals — The Tranche 3 Option Agreement includes certain restrictive covenants in relation to the Kabanga Project and Lifezone Limited during the period prior to the exercise of the Option under the Tranche 3 Option Agreement, which may limit our ability to explore other growth opportunities.”

We expect that the GoT will amend the articles of association and share capital of the JVC Subsidiaries to provide that the JVC Subsidiaries are wholly owned subsidiaries of TNL in the second half of 2023. However, as of the date of this proxy statement/prospectus, the GoT has not done so and has not provided us with any written confirmation that it will amend the articles of association and share capital of the JVC Subsidiaries. We cannot guarantee the GoT will amend the articles of association and share capital of the JVC Subsidiaries in a timely manner, or that any such amendment will occur at all. We may incur expenses in connection with the GoT’s amendment of the articles of association and share capital of the JVC Subsidiaries and we cannot guarantee that obtaining such amendments will not require legal proceedings. Any such legal proceedings could delay our ability to complete the development of the Kabanga Project in a timely manner or at all, or materially increase the costs associated with commencing or continuing operations at the Kabanga Project.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions, and other similar laws and regulations could negatively impact our reputation and results of operations.

We and our associates are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include Isle of Man, Tanzanian, British, Australian and South African anti-bribery and corruption legislation, as well as the laws of the other countries (e.g., the U.S. Foreign Corrupt Practices Act) where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from, among other things, corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for, among other things, issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

In respect of our metals extraction operations in Tanzania, there are several pieces of legislation that relate to anti-corruption activities and impose large penalties (custodial and non-custodial penalties) in the event of any breaches. The Kabanga Project in Tanzania is subject to the Prevention and Combating of Corruption Act, 2007, which applies in conjunction with other related laws, like the Anti Money Laundering Act, 2006, the Economic and Organized Crimes Control Act, Cap 200 R.E 2002 and the Criminal Procedure Act, Cap 20 R.E 2002. These laws and regulations aim to restrict corrupt activities and impose penalties which can include imprisonment and/or fines which can be imposed on individual directors, including those of TNL and KNL and on TNL and KNL as corporate bodies.

Additionally, in respect of the potential Kell-Sedibelo-Lifezone Refinery’s operations, Kellplant would need to ensure compliance with the South African anti-corruption law, the Prevention and Combating of Corrupt Activities Act, No. 12 of 2004, as amended (“PRECCA”). This law prohibits public and private bribery and criminalizes various categories of corrupt activities. PRECCA also contains a reporting obligation to authorities of known or suspected corrupt activities which is triggered when the value of any known or suspected acts of corruption exceeds R100,000. Failure to report said corrupt activities is a criminal offense under PRECCA and imposes significant penalties on those convicted of corrupt activities. Regulation 43 of the South African Companies Act, No. 71 of 2008 (“South African Companies Act”) also contains a number of anti-corruption compliance obligations that South African incorporated companies, such as Kellplant, must adhere to.

We and our associates are also required to comply with applicable economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, economic and trade sanctions laws and regulations.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. We may from time to time investigate potential or alleged violations of these laws and regulations. Investigations of alleged violations can be expensive and disruptive and may lead to suspension of operations until the completion of investigations. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions, and other similar laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

We are subject to global resource nationalism trends which encompass a range of measures, such as seeking the greater participation of historically disadvantaged or indigenous people, expropriation or taxation, whereby governments seek to increase the economic benefits derived by their countries from their natural resources.

We are subject to the potential impact of resource nationalism trends. These measures include a government holding a stake directly in companies holding mineral projects (as is the case with the Kabanga Project), increased taxation of mineral projects including windfall taxes and requiring companies to meet domestic beneficiation requirements, such as local processing rules, export taxes or restrictions, or charges on unprocessed ores. Further, the countries in which we operate may in the future have political regimes that may not view foreign business interests favorably and may attempt to expropriate all or part of our local assets or impose controls on our operations.

In Tanzania, certain laws can be passed under the certificate of urgency, particularly those in the extractive sector, meaning that they may not go through the ordinary process of collecting opinions from stakeholders or publication of bills which have to be debated in the parliament prior to being passed into law. Such steps may prevent us from actively participating in the consultative process and sharing our views with the relevant governmental authorities prior to the proposed legislation becoming law. For instance, the Mining Act of 2010 was amended in 2017 under the certificate of urgency and introduced critical provisions to regulate the mining sector, such as the requirement for the GoT to have a minimum free carried interest of 16% in mining companies, introduction of local content requirements including the obligation to establish joint venture companies between foreign and local companies when servicing the mining sector, introduction of a sorting fee of 1% over the gross value of minerals produced and restrictions on exporting raw materials for beneficiation outside Tanzania. Additionally, due to lack of information regarding the new law prior to publication, we may not be able to prepare at the time when compliance becomes applicable and may not be able to foresee the challenges brought by the new law.

We cannot predict the outcome or timing of any amendments or modifications to policy or applicable regulations or the interpretation thereof, the implementation of new policies or regulations and the impact these may have on our business. As a result, political, legal, social and economic conditions in Tanzania and South Africa and any other country in which we have interests and operations can have a significant effect on our business, financial condition, results of operations, prospects or liquidity.

Unexpected operational accidents and natural disasters, public health or political crises or other catastrophic events may adversely affect our operations.

Our operational processes may be subject to operational accidents such as underground mine and processing plant fires and explosions, damages caused by abnormal wear or manufacturing defect, inclement weather, incorrect operation, rock bursts, tailings dam failure, cave-ins or falls of ground, collapse of pit walls, flooding, loss of power or water supply, environmental pollution and mechanical critical equipment failures. Our operations may also be subject to unexpected natural disasters such as earthquakes or public health emergencies such as pandemics or political crises or other catastrophic events which could adversely affect our ability to produce and deliver minerals and in general our business, financial condition and results of operations. Further, handling metals, such as platinum and nickel, as well as chemical reagents, carries health hazards such as platinosis and nickel allergy.

The occurrence of one or more of these events may result in the death of, or personal injury to, personnel, the loss of mining and refining equipment, damage to or destruction of mineral properties or production and infrastructure facilities, disruptions in production, increased costs, environmental damage and potential legal liabilities, all of which could have an adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our insurance coverage may not adequately satisfy all potential claims in the future.

Currently, we only have medical insurance for our employees at the Kabanga Project site, vehicle insurance and life insurance, and we anticipate purchasing director and officer insurance. Although we have an insurance program and expect to continue to have one, we may become subject to liability for pollution, occupational illness or other hazards against which we have not been insured, cannot insure or are insufficiently insured, including those relating to past mining activities. If we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, our insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

Further, mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

Should we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, our insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

Moreover, we currently do not have cybersecurity insurance and any such insurance we may obtain in the future may not be sufficient to cover actual losses or may not apply to the circumstances relating to any particular loss.

We use information, communication and technology systems, which record personal data. Failure of or damage to these systems, cyber threats, disruption or the failure to protect personal data, could significantly impact our business and operations.

We use and are reliant on various internal and external information, communication and technology system applications to support our business activities, metals extraction systems, and other systems and applications. Damage or interruption of our information, communication and technology systems, whether due to accidents, human error, natural events, or malicious acts, may lead to important data being irretrievably lost, exposed or damaged, thereby adversely affecting our business, operating results and financial condition. Such threats are persistent and evolve quickly, and we may in the future experience such cybersecurity threats. While we continuously take measures to protect our data and to protect our computer systems from attack, including measures taken by Kellplant with respect to the potential Kell-Sedibelo-Lifezone Refinery, in accordance with our data protection obligations (for example, under the South African Protection of Personal Information Act 4 of 2013 (“POPIA”) and the Cybercrimes Act 19 of 2020), these measures may not prevent unauthorized access to our systems or theft of our data. Because the techniques used to obtain unauthorized access to or to sabotage information technology systems change frequently and are often not recognized until after they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

The information security management system protecting our information, communication and technology infrastructure and network may be subject to security breaches (e.g., cybercrime or activists) or other incidents that could result in loss of intellectual property, disclosure of commercially or personally sensitive information, misappropriation of funds, increased health and safety risks to people, disruption to our operations, environmental damage, legal or regulatory breaches and liability, other costs and reputational damage. Given the increasing sophistication and evolving nature of this threat, we cannot rule out the possibility of their occurring in the future. An extended failure of critical system components, caused by accidental or malicious actions, including those resulting from a cybersecurity attack, could result in a commercial loss, interruption to operations, loss of access to critical data or systems, significant environmental incident, unfavorable publicity, damage to our reputation, difficulty in marketing our services, allegations that we have not performed our contractual obligations, indemnification obligations, regulatory investigations, fines or penalties, litigation or other claims by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of our information and other business delays or disruptions, any of which could have an adverse effect on our business, financial condition, results of operations, prospects or liquidity. For example, our Hydromet Technology and related data are crucial to our operations, any cybersecurity breach involving such information will have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Further, we could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel away from our business operations and adversely affect our business, financial condition and results of operations. Notwithstanding any contractual rights or remedies we may have, because we do not control our vendors and certain aspects of our joint ventures, including their security measures and the processing of information by our vendors and joint ventures, we cannot ensure the integrity or security of measures they take to protect personal information and prevent data loss or other cyber incidents. Although to date we have not experienced any material impact to the business or operations resulting from information or cybersecurity attacks, because of the frequently changing attack techniques and the increased volume and sophistication of the attacks, there is the potential for us to be materially adversely impacted in the future. Moreover, we currently do not have cybersecurity insurance and any such insurance we may obtain in the future may not be sufficient to cover actual losses, or may not apply to the circumstances relating to any particular loss. We also cannot ensure that any limitations of liability provisions in our customer agreements, contracts with vendors and other contracts for a security lapse or breach or other security-related matter would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim.

We receive, generate, store and process sensitive information, such as personal information in accordance with the principles of lawful processing of personal information contained in various applicable data protection laws. Notwithstanding the operational and technical measures we implement, we face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of being unable to adequately monitor, audit and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data even though our agreements with these third-party vendors and sub-contractors require that they implement technical and operational measures to protect personal information from being unlawfully disclosed or accessed.

Moreover, we may have difficulty adapting our systems and processes as new legislation in this area of the law develops and comes into effect. The changes could adversely impact our business by increasing our operational and compliance costs. Our or our third-party vendors’ and joint ventures’ failure to comply with applicable data protection laws and regulations could result in claims, disputes, proceedings, government enforcement actions (which could include civil or criminal penalties), loss of customers and suppliers, private litigation and/or adverse publicity, monetary penalties or other liabilities, and could increase our costs of doing business, distract our management, require us to change our operations and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations or privacy policies, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, rules and regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

For instance, on July 1, 2020, POPIA came into effect. Organizations were afforded a one-year grace period within which to align their activities with POPIA, which came to an end on July 1, 2021. From this date, the responsible person must ensure that it processes personal information in accordance with the principles contained in POPIA. Violations of POPIA can lead to (i) civil damages, including aggravated damages, interest and costs, (ii) enforcement action and/or fines by the relevant regulator and (iii) criminal fines and/or imprisonment. Similarly, the Personal Data Protection Bill 2022 was tabled before the Tanzanian Parliament in September 2022. The bill establishes a commission for the protection of personal data, which would, among other things, have the authority to set policies and procedures for the handling of personal data and to issue fines of up to five billion Tanzanian shillings for the mishandling of such data where a company is non-compliant.

We cannot guarantee that our and our associates’ data protection compliance efforts will be deemed appropriate or sufficient by regulatory authorities or the courts. Claims that we or our associates have violated individuals’ privacy rights, failed to comply with data protection laws, or breached contractual obligations or privacy policies, even if we or our associates, as applicable, are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations. We and our associates may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, rules and regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

If we fail to comply with our obligations under any shareholder, license or technology agreements with third parties, we may be required to pay damages and we could lose license rights that are critical to our business.

We may in the future license certain intellectual property rights, including technologies, programs, applications and data from third parties, that are important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property rights or technology.

If we fail to comply with any of the obligations under such license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor may cause us to lose valuable rights, and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Our business would suffer if any such licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed intellectual property rights are found to be invalid or unenforceable or if we are unable to enter into necessary licenses on acceptable terms. Additionally, we may in the future obtain licenses or enter into leasing arrangements with third parties on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, any such licensors may own or control intellectual property rights that have not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s rights. In addition, the agreements under which we may license intellectual property rights or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property rights or technology, or increase what we believe to be our financial or other obligations under the relevant agreement. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The current global COVID-19 pandemic has significantly impacted the global economy and markets and is likely to continue to do so, which could adversely affect our business, financial condition, results of operations and prospects.

Given the rapid spread of COVID-19 since its emergence in December 2019, the World Health Organization (“WHO”) declared the outbreak of COVID-19 to be a global pandemic in March 2020. The COVID-19 pandemic has resulted in a widespread health crisis that has adversely impacted economies, financial markets and business operations worldwide, and the conduct of commerce generally. The ongoing pandemic may (as it has for similarly situated companies that have been operational during the pandemic) disrupt operations, affect our workforce health, safety and productivity and increase volatility in metal prices and demand.

In parts of 2020, 2021 and 2022, governmental authorities in various jurisdictions imposed lockdowns or other restrictions to contain the virus, and many businesses suspended or reduced operations. Additional waves and new variants may emerge from time to time. There is no guarantee that we will be able to operate in accordance with our plans as the virus is unpredictable and the future remains uncertain.

Due to the development stage nature of our business, the COVID-19 pandemic has not significantly disrupted the operations of either Lifezone Limited or KNL or their respective suppliers. However, in the first half of FY 2022, we experienced some delays in the progress of test and study works by our contractors (more specifically providing laboratory and engineering services) located in Western Australia as the COVID-19 pandemic entered that state after it opened its borders following two years of restrictions.

However, the COVID-19 pandemic and mitigation measures have had an adverse impact on global economic conditions which could have an adverse effect on our future business and financial condition, including impairing our ability to raise capital when needed.

We may also experience difficulties related to employee productivity and absenteeism. As a result of COVID-19, we are required to and have implemented additional health and safety measures at our workplaces, mine sites and corporate offices to reduce risks to our employees and contractors and ensure compliance with regulations. These measures, however, may result in reduced productivity and increased costs due to social distancing, sanitization, compulsory PPE use, isolation of employees who may have had direct or indirect contact with COVID-19 and other operational measures to support efforts to slow the spread of the virus. We could also face increased healthcare costs in connection with testing and the potential cost of vaccinations. Absenteeism by ill, infected, isolated or quarantined employees or members of management and increased COVID-19 health and safety measures may also disrupt operations or adversely impact employee productivity.

Finally, the effects of COVID-19 and associated governmental responses have adversely affected, and may continue to adversely affect, commodity price volatility due to material slowdowns in economic growth in a number of national economies, consumer sentiment and demand deterioration from affected customers and countries, supply disruption from key producing regions and logistical constraints impacting supply chains. Economic volatility or disruptions in the financial markets could also adversely affect our ability to obtain future debt or equity financing for acquisitions or development of our projects on acceptable terms. It is difficult to determine the extent of the economic and market impacts from COVID-19 and the many ways in which they may negatively affect our business.

Although currently approved vaccines have been shown to be effective against the predominantly circulating variants, new SARS CoV-2 variants could be less impacted by existing vaccines. Should a new variant or variants emerge that are less impacted by existing vaccines, this could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

There is uncertainty regarding the effects of COVID-19 and any new SARS-CoV-2 variants, the duration of the pandemic, new information that may emerge concerning the severity of the infection, the scope, duration and economic impact of actions taken to contain the spread of the virus or treat its impact, and the impact of each of these items on macroeconomic conditions and financial markets globally. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The ongoing military action between Russia and Ukraine and the sanctions imposed in relation to such action could have a material adverse effect on the global mining industry and our business, financial condition, results of operations, prospects or liquidity.

In response to the Russian invasion of Ukraine in February 2022, the United States, the European Union and the United Kingdom, among others, have imposed targeted economic sanctions on Russia and certain Russian citizens and enterprises, including financial measures such as freezing Russia’s central bank assets and limiting its ability to access its dollar reserves.

The continuation of the conflict may trigger a series of additional economic and other sanctions enacted by the United States and other countries. The potential impact of bans, sanction programs, and boycotts on our business is uncertain at the current time due to the fluid nature of the military conflict and international responses. In addition, the potential impacts include supply chain and logistics disruptions, financial impacts including volatility in nickel, cobalt, copper and PGM prices, foreign exchange rates and interest rates, inflationary pressures on raw materials and energy, heightened cybersecurity threats and other restrictions. For additional details, see “— Changes in the market price of nickel, cobalt and copper, which in the past have fluctuated widely, may negatively affect the profitability of our metals extraction operations and the cash flows generated by those operations” and “— Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.”

As a company that will operate in the global metals extraction industry, we monitor the developments to assess any potential future impacts that may arise as a result of the ongoing crisis. The adverse effects of the ongoing conflict between Russia and Ukraine, and/or economic sanctions and import and/or export controls to be imposed on the Russian government by the United States or others, and the above-mentioned adverse effect on the wider global economy and market conditions could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank was closed by the California

Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver, and on March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services and swept into a similar receivership under the FDIC. Further, on March 19, 2023, UBS agreed to take over Credit Suisse following interventions by the Swiss government, and on May 1, 2023, the California Department of Financial Protection and Innovation closed First Republic Bank, appointing the FDIC as receiver. Although we did not have any cash or cash equivalent balances on deposit nor a banking relationship with any of these financial institutions, investor concerns regarding the international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Our operating and financial results, forecasts and projections rely in large part upon assumptions and analyses developed by us. If the assumptions or analyses that we made in connection with our projections and forecasts prove to be incorrect, our actual results of operations may be materially different from our forecasted results.

The projections, including the projections set out in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL” appearing elsewhere in this proxy statement/prospectus, reflect our estimates of future performance depending on the variation in the prices of nickel, cobalt and copper and the operating expenditure involved, incorporate certain financial and operational assumptions based on information available at the time the forecasts were made and should not be regarded as an indication that we or any other recipient of this information considered, or now considers, it to be predictive of actual future results. In addition, such projections incorporate assumptions relating to (a) the price of nickel, copper and cobalt, which could be significantly impacted by demand and preference for such metals and other events elaborated on elsewhere in this proxy statement/prospectus, (b) our expected operating expenditure, which could be impacted by various factors such as commodity and labor prices, (c) taxes, depreciation, amortization and interest expenses, (d) metal recoveries, (e) implementation, commissioning and ramp-up schedules, (f) marketing costs and fees and (g) capital expenditure estimates. Further, the projections reflect LHL’s proportionate interest in TNL and BHP’s 17% shareholding of KNL. In the event BHP exercises its Option under the Tranche 3 Option Agreement, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and the Adjusted EBITDA attributable to Lifezone Metals would decrease proportionally. For further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — Key factors affecting our future results of operations” and “The Business Combination — Certain Prospective Unaudited Financial Information of LHL.”

Further, the Kabanga Project has not yet been shown to contain proven or probable mineral reserves. Investors should not assume that the projections contained in the TRS on mineralization at the Kabanga Project will ever be realized. In addition, the projected financial and operating information incorporates assumptions about our ability to maintain an effective cost structure, which could be impacted by the prices of commodities and other inputs, wage inflation, logistics costs, infrastructure and utilities costs, the costs of specialized equipment and tooling, research and development costs, facilities costs and numerous other factors. These assumptions were preliminary and there can be no assurance that the actual results upon which our assumptions were based will be in line with our expectations at the time the forecasts were made. We have no operating history on which to base an evaluation of our business and prospects and an evolving business model and accordingly we have limited data on which to base our projections of our future performance. We have limited experience forecasting revenues and volumes. The projections, including the projections set out under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL” also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the projections, including the projections set out under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL”. Whether actual operating and financial results and business developments will be consistent with the expectations and assumptions reflected in the projections depends on a number of factors, many of which are outside of our control, including, but not limited to, the risks and uncertainties described elsewhere in this section. If we fail to meet our own financial or operating forecasts or those of securities analysts, the value of Lifezone Metals’ securities could be significantly and adversely affected.

Risks Related to the Hydromet Technology and Intellectual Property

We may not be able to adequately obtain, maintain, protect or enforce our intellectual property rights in our technology, which could result in a loss in our competitive position and/or the value of our intangible assets, and substantially harm our business.

Our business and our ability to compete effectively depend on our ability to obtain, maintain, protect and enforce our intellectual property rights, confidential information and know-how. We rely on a combination of patent, copyright, trade secret and other intellectual property laws in South Africa, Tanzania and other countries, as well as confidentiality procedures, cybersecurity practices, license agreements, non-disclosure and assignment agreements, and other contractual rights to protect the intellectual property rights and other proprietary rights relating to our products, proprietary processes and proprietary technology, including the Kell Process Technology, and we intend to rely on such laws, practices, procedures and rights to protect the Kabanga Hydromet Technology. Despite our efforts to obtain, maintain, protect and enforce our intellectual property rights and other proprietary rights, there can be no assurance that these rights will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, accessing or otherwise obtaining and using our technology, intellectual property rights or other proprietary rights, products or processes without our permission. Further, there can be no assurance that our competitors will not independently develop products or processes that are substantially equivalent or superior to ours or design around our intellectual property rights and other proprietary rights. In each case, our ability to compete and our business, results of operations and financial condition could be significantly impaired.

We rely on core patents that have been granted in South Africa and other countries to protect the Kell Process Technology. We cannot assure you that the patents are sufficiently broad to protect the technology, to provide us with a competitive advantage in relation to other hydrometallurgical or other metal extraction processes, or to prevent competitors or other third parties (including our previous clients) from using the same or similar technologies. Even if our patents are sufficiently broad, patents typically have a maximum term of twenty years from when they are first filed as patent applications, after which they expire. Our patents have fixed terms, after which we cannot exclude third parties from exploiting the inventions that the patents claim. Prior to expiry, the validity and enforceability of our patents may be challenged and found invalid or unenforceable. For example, prior unauthorized or inadvertent disclosure or testing of inventions claimed in our patents, or of similar inventions, may render our patents invalid or unenforceable. Also, the inventors of the Kell Process Technology were employed by other companies when they invented it. Although we believe that we own the intellectual property rights in the technology, we cannot exclude the possibility that third parties may assert an ownership interest in it. Our patents might be circumvented or infringed by others now or in the future. If our patents are infringed, we cannot assure you that we will have adequate resources to enforce them, or that our enforcement efforts will be successful or sufficient to compensate for the infringement of the patents or the harm to our business.

We also rely on unpatented proprietary technology, including trade secrets and other confidential information and know-how, in connection with the Hydromet Technology. It is possible that others may obtain access to our unpatented technology or will independently develop the same or similar technology. To protect our trade secrets and other confidential information and know-how, we generally require employees, independent contractors and others with access to such information to enter into agreements restricting its use and disclosure. Also, we generally enter into agreements with employees and independent contractors to assign to us any intellectual property rights in the Kell Process Technology that they gain through exposure to it or our other confidential information. However, we cannot guarantee that we have entered into such agreements with each person that has developed intellectual property for us, or that has access to our trade secrets or other confidential information or know-how. Moreover, we cannot guarantee that the agreements will not be breached or that they will provide meaningful protection for our trade secrets, confidential information or know-how, including in the event of any misappropriation or unauthorized use or disclosure of such information. We may need to bring claims against employees, independent contractors or other third parties that have entered into such agreements to enforce our rights under them. We have experienced unauthorized disclosure of our confidential information in the past, including in relation to inventions claimed in one or more of our patents, and in the future we may experience unauthorized or inadvertent disclosure of our confidential information, or misappropriation of our trade secrets. Disclosure of our confidential information may result in the loss of legal protection for the information, preclude or limit our ability to obtain patent protection for any inventions that are disclosed or similar to those disclosed, or risk patents that claim such inventions being found to be invalid or unenforceable in legal or administrative proceedings. If we are unable to maintain the proprietary nature of our Hydromet Technology, we could be materially adversely affected.

In addition, our patents, trade secrets and other rights in confidential information and know-how may not be sufficient to offer us meaningful protection or provide us with any competitive advantage. We will not be able to enforce our intellectual property rights if we do not detect infringement, misappropriation or other violations of them, and such detection can be difficult or impossible. Moreover, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. If we are unable to adequately enforce our intellectual property rights or other proprietary rights, our competitive position and our business could be harmed, as third parties may be able to commercialize and use products and technologies that are substantially the same as ours to compete with us without incurring the development and licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, misappropriated or violated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of market trends or to otherwise provide us with competitive advantages, or maintain our competitive position, which could result in harm to our business.

We believe that we have sufficient intellectual property rights to allow us to conduct our business without incurring liability to third parties. However, we or the conduct of our business may nonetheless infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Any claims of patent infringement or other violation of intellectual property, even those without merit, could be expensive and time-consuming to defend, divert management’s attention and resources, or require us to pay significant damages or license third parties’ intellectual property. Such licenses may not be available to us on commercially reasonable terms or at all, in which case we may be prevented from constructing, commissioning, operating, maintaining or revamping the potential Kell-Sedibelo-Lifezone Refinery, the Kahama refinery connected with the Kabanga Project or other refineries, or we may be prevented from selling the refined products. Alternatively, we may be required to modify the Hydromet Technology and reengineer the refineries that use it. Any claims of infringement or other violation of intellectual property, or an adverse result in any litigation proceeding, could harm our business.

Our proprietary Kell Process Technology has not been deployed at a commercial scale and we may encounter operational difficulties at that scale, and the Kabanga Hydromet Technology is yet to be developed and may not be commercially viable, each of which may in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A feasibility study evaluating the use of the Kell Process Technology on the concentrate from SRL’s Pilanesberg Platinum Mine based on batch testing was undertaken by Simulus in Australia in 2013. Based on a concentrate feed rate of 110 ktpa, the study demonstrated a positive net present value. Further, extended pilot plant trials were undertaken between 2014 and 2016, which were updated in 2020 for subsequent process improvements. The pilot plant was able to repeat the results achieved in the previous laboratory tests performed in 2013. However, the Kell Process Technology has not yet been used or licensed by an active refinery or tested at feed rates or other operating characteristics at an active refinery. Further, as the potential Kell-Sedibelo-Lifezone Refinery is now expected to be smaller in scale, the above studies and their results may not be indicative of the viability of the Kell Process Technology for the potential Kell-Sedibelo-Lifezone Refinery and its deployment may not be economically viable under the revised mine plan. In addition, the Kabanga Hydromet Technology is currently in the process of being developed and will undergo a pilot feasibility study as part of the Definitive Feasibility Study. The successful implementation of our operational plans depends upon many factors, including those outside our control, which are discussed in more detail elsewhere in this section. This includes unforeseen difficulties such as our partners updating their mine plans, or third-party capital funding issues, which may adversely affect the successful implementation of our business strategy and plans. Any such difficulties, including third party delays or unexpected difficulties third parties experience with capital financing, could prevent us from fully implementing our business strategy (including potential licensing of our IP to third parties), which could have a material adverse effect on our business, operating results and financial position.

There can be no guarantee that operation at a commercial scale of the Kell Process Technology, or the Kabanga Hydromet Technology when developed, will deliver the metal recovery rates, and the cost and environmental benefits described in this proxy statement/prospectus or commercially viable recovery rates and benefits, and actual results may differ materially from the results of our feasibility studies. When our Hydromet Technology is developed and deployed on a commercial scale, we may encounter operational difficulties which we may not have anticipated, including in cases where there is variation in the concentrate feed material. While our Hydromet Technology has the potential to be applied in various metal refining and recycling processes, if we are not able to address any such operational difficulties which may arise, we may lose then-existing licensees and any future licensees which would have otherwise licensed our Hydromet Technology.

Our partners may change their interests, plans and strategies, and we may lose the support of any or all of our partners, which may have a material adverse effect on our ability to successfully develop and deploy the Hydromet Technology on a commercial scale, which in turn may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

If we lose the support from any of our partners or if any of our partners, including SRL, IDC, BHP and the GoT, changes its interests, plans and strategies, our ability to successfully develop and deploy the Hydromet Technology on a commercial scale may be materially adversely effected, which in turn may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For example, SRL’s recent revision of its mine plan creates uncertainty in relation to the further development and deployment of our Kell Process Technology specifically and our Hydromet Technology generally, as well as our investment to date in Kelltech Limited and its subsidiaries.

We may not be able to successfully develop and implement new technology initiatives and other strategic investments relating to our Hydromet Technology in a timely manner. We may not be able to obtain patent protection for such new technologies or be able to do so in a timely manner. Specifically, while we anticipate that one of our patent applications will apply to the Kabanga Hydromet Technology, we may file additional patent applications based on our ongoing development and testing, and any delay or failure to obtain patent protection for the Kabanga Hydromet Technology or other initiatives may negatively impact our business, financial condition, results of operations, prospects or liquidity.

In order to operate our business, achieve our goals, and remain competitive, we seek to identify and devise, invest in, implement and pursue technology and business initiatives, such as those relating to metals refining and initiatives seeking to ensure more energy efficient and lower emission metals extraction. For instance, while we expect that our Hydromet Technology may be utilized to refine sulfide mineral ores, we may need to modify our Hydromet Technology to refine oxide mineral ores or certain other metals.

We may, over time, increase our investment in protecting our intellectual property rights through patent, trademark, copyright and other intellectual property filings, which could be expensive and time-consuming. We may not be able to obtain registered intellectual property protection for our products or processes and even if we are successful in obtaining effective patent, trademark, trade secret and copyright protection, it is expensive to maintain these rights in terms of application and maintenance costs, and the time and costs required to defend our rights could be substantial. Moreover, our failure to develop and properly manage new intellectual property rights could hurt our market position and business opportunities.

Our future growth and financial performance will depend in part upon our ability to develop, market and integrate the Hydromet Technology to other projects and potential customers and to develop further technological advances and accommodate customer preferences. Among other forms of intellectual property, we have filed a patent application that we anticipate will apply to the Kabanga Hydromet Technology. We cannot guarantee that any current or future patent applications that apply to the Hydromet Technology, improvements to our Hydromet Technology, or other technologies will result in granted patents in a timely manner or at all, nor can we guarantee that any granted patents would sufficiently protect our investment in such technologies and improvements. Any delay or failure to obtain sufficient patent protection in respect of the Hydromet Technology more broadly or other initiatives may negatively impact our business, financial condition, results of operations, prospects or liquidity.

In addition, the introduction of new technologies or services that compete with our technology and products could result in our revenues decreasing over time. If we are unable to upgrade our processes with technological advances in a timely manner, or at all, our business, financial condition, results of operations, prospects or liquidity could suffer.

Our licensing revenues, growth and future profitability may be impacted by third parties not licensing the Hydromet Technology, or continuing to receive professional services from Lifezone Limited in accordance with our business plan and/or using substitute technology.

As part of our IP licensing business, we propose to acquire interests in and/or operate processing refineries that use our patented Hydromet Technology, and license our Hydromet Technology to other licensees. However, we cannot guarantee that we will license our Hydromet Technology to additional licensees, and failure to do so may have a material adverse effect on our financial condition, results of operations, and liquidity.

Moreover, current or future customers and licensees that enter into agreements for professional services relating to our Hydromet Technology might not renew such agreements after their expiration and in the normal course of business. In addition, future customers may renew agreements for our professional services for shorter contract lengths, or use or switch to substitute technologies. Any failure to renew professional services agreements, or renewing them on terms that are less favorable to us, may adversely affect our operational results.

Any current or future customers and licensees will have no obligation to renew their agreements for our professional services after their expiration and in the normal course of business, some customers may elect not to renew. In addition, our customers may renew agreements for our professional services for shorter contract lengths, or use or switch to substitute technologies. Our future success also depends in part on our ability to further develop technologies in relation to metals extraction. For instance, while we expect that our Hydromet Technology may be utilized to refine sulfide mineral ores, we may need to modify our Hydromet Technology to refine oxide mineral ores or certain other metals. This may also require increasingly sophisticated and costly efforts. If customers do not renew their professional services agreements or if attrition rates increase, our business could be harmed.

Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology

The construction of the potential Kell-Sedibelo-Lifezone Refinery is uncertain and its operation may involve risks, including continued operating losses, the inability to fund its operations and future impairments of its assets, that could negatively impact our business, results of operations, cash flows and asset values.

Kellplant, a wholly owned subsidiary of KTSA, in which we hold an indirect 33.33% stake, was planning the development of the potential Kell-Sedibelo-Lifezone Refinery, which would use our Kell Process Technology. Initial preparatory works for the development of the potential Kell-Sedibelo-Lifezone Refinery began in June 2022. However, SRL has recently communicated to us that SRL will discontinue its plan under the current mine plan to pursue the proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead continue to support test work on concentrate only from SRL’s Triple Crown property and, subject to technical and economic confirmations and future board approval, pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. While we initially believed that first production at the potential Kell-Sedibelo-Lifezone Refinery was expected in late 2024 or early 2025, in light of SRL’s discontinuation of its existing mine plan, we can no longer provide an estimate as to when production will commence, if at all. We cannot ascertain whether the potential Kell-Sedibelo-Lifezone Refinery will be commissioned, the potential implementation timeframe or our indirect ownership interest, if any. Further, even if it were to proceed, there is no guarantee that the potential Kell-Sedibelo-Lifezone Refinery would be commissioned in a timely manner or as per the proposed budget or would deliver the performance or benefits we anticipate. Kellplant must also obtain certain permits and licenses to develop and operate the potential Kell-Sedibelo-Lifezone Refinery. For additional details, see “Information about Lifezone Holdings Limited — Regulatory Compliance — South Africa.”

A feasibility study evaluating the use of the Kell Process Technology on the concentrate from SRL’s Pilanesberg Platinum Mine based on batch testing was undertaken by Simulus in Australia in 2013. Based on a concentrate feed rate of 110 ktpa, the study demonstrated a positive net present value. Further, extended pilot plant trials were undertaken between 2014 and 2016, which were updated in 2020 for subsequent process improvements. The pilot plant was able to repeat the results achieved in the previous laboratory tests performed in 2013. However, as the potential Kell-Sedibelo-Lifezone Refinery is now expected to be smaller in scale, these studies and their results may not be indicative of the viability of the Kell Process Technology for the potential Kell-Sedibelo-Lifezone Refinery and its deployment may not be economically viable under the revised mine plan. The Kell Process Technology has not yet been used or licensed by an active refinery or tested at feed rates or other operating characteristics at an active refinery.

Additionally, we may have disagreements with SRL and IDC with respect to the management of Kelltech Limited and its subsidiaries.

Given the current market conditions, the potential Kell-Sedibelo-Lifezone Refinery could face challenges during its implementation phase and commissioning phase, and this may include, once the plant is operational, continued operating losses and the inability to fund operations from its operating cash flows, by obtaining third-party financing or through capital contributions from SRL, IDC or us. Further, in the event of a tighter monetary policy prevailing in South Africa, it may be challenging to obtain debt financing on terms agreeable to Kellplant. The funding of the potential Kell-Sedibelo-Lifezone Refinery’s development and operations may be undertaken in South African rand. Accordingly, if Kellplant is required to make payments in respect of the raw materials the refinery requires or any other supplies in currencies other than the South African rand, it would be exposed to the risk of foreign exchange rate fluctuations. We may have to assess the potential for a future impairment charge if current market conditions persist, with respect to our indirect ownership interest in the potential Kell-Sedibelo-Lifezone Refinery. In addition, the operation of the potential Kell-Sedibelo-Lifezone Refinery would involve many risks, which may include a breakdown or failure of the equipment and systems; variations in the feed concentrate; higher than anticipated operating costs; lack of suitably qualified labor; inability to operate within environmental permit parameters; inability to produce refined products to required specifications; inability to produce saleable metal; inability to effectively manage distribution channels; changes in markets and market prices for the refined products; and operating cost increases; as well as the risk of performance below expected levels of output or efficiency. Such events could negatively impact the plant’s business, its results of operations, cash flows and asset values.

It is possible the potential Kell-Sedibelo-Lifezone Refinery will be unsuccessful, which could result in a loss of our investment in the development and associated impairment charge, loss of ownership of KTSA and/or Kelltech and/or Kellplant, the need for further optimization of the process flowsheet, adjustment of the equipment selection or other changes to the project, which may result in increases in capital cost and operating cost, and delays in achieving commercial operation. In addition, the failure of the potential Kell-Sedibelo-Lifezone Refinery could have implications for future licensing opportunities at refineries, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. SRL may also determine to fund an alternative refinery itself and may no longer support and select Kellplant, in which we have an ownership interest, to lead the construction, operation and ownership of the potential Kell-Sedibelo-Lifezone Refinery.

In addition, despite KTSA’s ability to sub-license the Kell Process Technology to allow third-party facilities in the SADC License Area to use the process, KTSA has yet to enter into a sub-license agreement with any third parties. Therefore, we may not realize our potential to receive future royalty revenue or other income from the Kell Process Technology based on our 50% shareholding in Kelltech or royalties pursuant to the Kelltech License Agreement.

The regulatory approval, permitting, development, startup and/or operation of sustainable power generation facilities at SRL and its use at the potential Kell-Sedibelo-Lifezone Refinery may involve unanticipated events resulting in delays that could negatively impact our business and our results of operations and cash flows.

The development, startup and operation of sustainable power generation at SRL for use at the potential Kell-Sedibelo-Lifezone Refinery involve many risks, which may include delays; breakdown or failure of equipment; inability to obtain required governmental permits and approvals; inability to obtain or renew easements; public opposition; inability to complete financing; inability to negotiate acceptable equipment acquisition, development, fuel supply, off-take, transmission, transportation or other material agreements; changes in markets and market prices for power; cost increases and overruns; the risk of performance below expected levels of output or efficiency; inability to meet projected carbon emissions targets; and the inability to obtain full cost recovery in reduced production rates. Such unanticipated events could negatively impact the plant’s business, its results of operations and cash flows, which could in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Capital costs for development of a precious and base metals refinery and other mineral processing projects have increased substantially in recent years, and further increases could negatively impact our business, financial condition, results of operations, prospects or liquidity.

Capital costs for development of a precious and base metals refinery and other mineral processing projects have increased substantially in recent years on account of commodity prices, inflationary pressures and supply chain blockages. Further, regulatory change by governments in response to greenhouse gas emissions may represent an increased cost to us. A significant increase in the capital costs associated with the operations at the potential Kell-Sedibelo-Lifezone Refinery or delays in commissioning of the project and any future project would impact Kellplant’s cash flow and profitability, which would in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The potential Kell-Sedibelo-Lifezone Refinery may be subject to compliance with certain Broad-Based Black Economic Empowerment (“B-BBEE”) requirements which could impose significant costs and burdens and which impose certain ownership requirements.

The Precious Metals Act, 2005 (the “PMA”) is the primary legislation regulating the South African precious metals industry. The South African Diamond and Precious Metals Regulator (“SADPMR”) is the regulating authority responsible for the implementation of the PMA. As per section 6 of the PMA, the SADPMR, in its consideration of any application for any authorization under the PMA, must have regard to the requirements of the broad-based socio-economic empowerment Charter developed in terms of section 100 of the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002) (“MPRDA”). In principle, this requires an applicant for an authorization under the PMA to comply with the black economic empowerment requirements of the Mining Charter published by the Minister of Mineral Resources and Energy in terms of the MPRDA. By virtue of section 6 of the PMA, the Mining Charter published under the MPRDA is also made applicable to applicants for, and holders of, authorizations under the PMA, including Kellplant. The B-BBEE requirements are aimed at redressing historical racial imbalances and including historically disadvantaged South Africans in the ownership and management of companies in the mining industry, including the refining industry. The B-BBEE requirements are also aimed at addressing human resources development, procurement, employment equity and rural and local community development requirements. Legislation also requires Kellplant to take proactive steps to achieve an equitable representation of historically disadvantaged South Africans at all occupational levels and to report on the extent to which its plan is being achieved.

Several of the B-BBEE requirements are subject to possible amendment and review by the South African government, as well as disputes in relation to the interpretation of such requirements. In particular, an application for a judicial review of the 2018 Mining Charter instituted by the Minerals Council against the Minister of Mineral Resources and Energy in the High Court of South Africa, Gauteng Provincial Division, Pretoria, was commenced in early May 2020. On September 21, 2021, the High Court of South Africa in Minerals Council of South Africa vs Minister of Mineral Resources and 13 Others (case no.: 20341/19) held that a mining charter gazetted under section 100 of the MPRDA is a policy instrument rather than a binding and enforceable legal instrument. The High Court set aside several provisions of the 2018 Mining Charter, including the provisions relating to the precious metals industry in the 2018 Mining Charter. Consequently, despite section 6 of the MPRDA obliging the SADPMR to apply the 2018 Mining Charter to applications for authorizations under the PMA, there are no provisions in the 2018 Mining Charter which are capable of enforcement by the SADPMR. For the time being, therefore, black economic empowerment is not a prerequisite in order to be authorized under the PMA.

Notwithstanding the above, Kellplant may, in the future, be required to incur significant costs to implement changes to the management and shareholding structure in order to comply with any amended requirements as a result of changes in applicable law and any B-BBEE requirements, and the interpretation of such new laws and requirements. This may have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity.

There is no assurance that any steps Kellplant has already taken or might take in the future will ensure the retention of its existing refining license and the successful renewal of such refining license. Further, Kellplant may, in the future, incur significant costs or have to issue additional shares as a result of changes in the interpretation of existing laws and guidelines or the imposition of new laws relating to black economic empowerment ownership requirements. This may have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity. For further details, see the section entitled “Regulatory Overview — South Africa — Black Economic Empowerment.”

Because the potential Kell-Sedibelo-Lifezone Refinery would be concentrated in the Bushveld Complex, disruptions in this and neighboring regions could have a material adverse impact on our operations.

Due to the geographic concentration of the potential Kell-Sedibelo-Lifezone Refinery, proposed to be located at the Pilanesberg Platinum Mine in the western limb of the Bushveld Complex, which is in close proximity to the towns of Rustenburg and Northam in the North West Province of South Africa, any adverse economic, political or social conditions affecting this region or surrounding regions, as well as natural disasters or coordinated strikes or other work stoppages, could have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity.

Social unrest, sickness or natural or man-made disaster at informal settlements in the vicinity of the potential Kell-Sedibelo-Lifezone Refinery may disrupt our business or may lead to greater social or regulatory impositions on us.

There are several informal settlements located in the vicinity of the potential Kell-Sedibelo-Lifezone Refinery. These settlements are populated by mining and mineral company employees (including employees of PPM), the families of mining and mineral company employees and others. In recent years, the size of these settlements has grown substantially.

Poor living conditions in these settlements may lead to the spread of disease or other health hazards, which may affect the productivity of employees or those appointed as subcontractors. The population of such settlements or the surrounding communities may also demand jobs, social services or infrastructure from the local mining and refining operations, including Kellplant. Any such demands or other demands from these communities may lead to increased costs or regulatory burdens on Kellplant. Such demands may also lead to protests or other actions that may hinder Kellplant’s ability to operate. Any of the above factors could have a material adverse effect on Kellplant’s and, in turn, our business, financial condition, results of operations, prospects or liquidity.

The potential Kell-Sedibelo-Lifezone Refinery is subject to costs and liabilities related to stringent environmental and health and safety standards.

Environmental legislation on a global basis is evolving in a manner that will ensure stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessment of proposed developments and a higher level of responsibility and potential liability for companies and their officers, directors, employees and, potentially, shareholders. Compliance with environmental laws and regulations may require significant capital outlays on behalf of Kellplant and may cause material changes or delays in Kellplant’s intended activities. There can be no assurance that future changes to environmental legislation in South Africa will not adversely affect its operations. Environmental hazards may exist on the properties where the potential Kell-Sedibelo-Lifezone Refinery is to be developed which are unknown at present and which have been caused by previous or existing owners or operators for which Kellplant could be held liable. Furthermore, future compliance with environmental reclamation, closure and other requirements may involve significant costs and other liabilities. In particular, Kellplant’s operations are subject to South African national and provincial laws and regulations governing protection of the environment. Such laws are continually changing and, in general, are becoming more onerous.

Amendments to current laws, regulations and permits governing operations and activities of mineral processing and refining companies, or more stringent implementation thereof, could have a material adverse impact on Kellplant and in turn adversely affect our business, results of operations and financial condition. Environmental hazards may exist on the properties where the potential Kell-Sedibelo-Lifezone Refinery is to be developed that are unknown at the present time, and that may have been caused by previous owners or operators or that may have occurred naturally. These hazards, as well as any pollution caused by Kellplant’s activities, may give rise to significant financial obligations in the future and such obligations could have a material adverse effect on Kellplant’s financial performance, which in turn could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A majority of the environmental and health and safety licenses and approvals are currently not held by Kellplant directly.

As at the date of this proxy statement/prospectus, certain regulatory approvals required for the implementation and operation of the potential Kell-Sedibelo-Lifezone Refinery, as set out below, are currently held by PPM and not Kellplant:

•        An environmental authorization under the National Environmental Management Act, 1998 (“NEMA”) was issued to PPM for the implementation of the potential Kell-Sedibelo-Lifezone Refinery and PPM and Kellplant have applied for the transfer of the environmental authorization from PPM to Kellplant. However, this transfer is currently pending.

•        PPM applied for and was issued a provisional atmospheric emissions license under the National Environmental Management: Air Quality Act 39 of 2004 and is in the process of having it transferred to Kellplant.

•        PPM holds a water use license issued under the National Water Act 36 of 1998 related to its water management facilities, which is expected to be made available to Kellplant under contract. PPM also obtains its bulk water supply from a water board under a long-term water supply agreement that is also expected to be made available to Kellplant under contract.

•        While none of Kellplant’s potential activities currently require it to apply for a waste management license under the National Environmental Management: Waste Act 59 of 2008, Kellplant will produce hazardous tailings once it commences operations. Such activity is regulated under NEMA and will be managed by PPM by virtue of its authorized tailings storage facility.

For as long as PPM remains a holder of the relevant licenses and authorizations and such licenses or approvals are not transferred in the name of Kellplant, this presents an operational risk for Kellplant, as Kellplant is dependent on PPM with respect to the continuance of its operations. This could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

The development and operation of the potential Kell-Sedibelo-Lifezone Refinery would rely substantially on the Pilanesberg Platinum Mine’s existing infrastructure.

Given that the potential Kell-Sedibelo-Lifezone Refinery would be situated on a portion of land within the Pilanesberg Platinum Mine area, the potential Kell-Sedibelo-Lifezone Refinery and its operations would rely on the existing infrastructure of the Pilanesberg Platinum Mine and the revised mine plan to be finalized by SRL. If the potential Kell-Sedibelo-Lifezone Refinery proceeds, it is expected that PPM would provide infrastructure and other related services to Kellplant by way of an agreement to be entered into between PPM and Kellplant for the infrastructure services required for the development and operation of the potential Kell-Sedibelo-Lifezone Refinery. Such infrastructure services would include, among others, the provision of electricity, bulk water supply, tailings storage facilities and sewage facilities. Without the infrastructure services to be provided by PPM for the potential Kell-Sedibelo-Lifezone Refinery, the potential Kell-Sedibelo-Lifezone Refinery would not be able to operate independently.

Any risks faced by PPM and its operations including, but not limited to, mine and production stoppages, restrictions to access the Pilanesberg Platinum Mine, labor unrest and strikes would have a direct and material impact on the potential Kell-Sedibelo-Lifezone Refinery’s operations. Consequently, Kellplant would be subject to, among other things, the same power stoppages, fluctuations, usage constraints and limited access to sufficient water that PPM is subject to at the Pilanesberg Platinum Mine. This may force Kellplant to halt or curtail operations or increase costs or may even be required to procure its own infrastructure and relevant permits.

The potential Kell-Sedibelo-Lifezone Refinery would also rely on certain permits and authorizations granted to PPM in connection with PPM’s operations at the Pilanesberg Platinum Mine. For example, none of Kellplant’s potential activities currently require it to apply for a waste management license under NEMA; however, as Kellplant would produce tailings for storage once it commences operations, this would be managed by PPM by virtue of its authorized tailings storage facility activity, which is regulated under NEMA. Any failure by PPM to comply with its permits and authorizations could have an impact on Kellplant and the continued operations of the potential Kell-Sedibelo-Lifezone Refinery.

There can be no assurance that PPM will retain and maintain the relevant permits and authorizations which are required for the operations of the potential Kell-Sedibelo-Lifezone Refinery. Further, failure to properly perform services by PPM, which Kellplant depends on, could result in a decrease in its production (once commenced) or delays in the development of the potential Kell-Sedibelo-Lifezone Refinery.

Any of the above factors could have a material adverse effect on the success of the potential Kell-Sedibelo-Lifezone Refinery, and an adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Kellplant, as the owner of the potential Kell-Sedibelo-Lifezone Refinery, would not have any formal rights of access in respect of the land upon which the potential Kell-Sedibelo-Lifezone Refinery would be developed.

As at the date of this proxy statement/prospectus, Kellplant does not have any formal rights of access to the property upon which the potential Kell-Sedibelo-Lifezone Refinery would be developed and operated. The properties covered by the Pilanesberg Platinum Mine are primarily farms which are state-owned land. PPM is entitled to access these properties primarily by virtue of the mining rights granted to it. Kellplant will rely on PPM’s mining rights for access to the property where the potential Kell-Sedibelo-Lifezone Refinery would be situated (within the Pilanesberg Platinum Mine). Kellplant does not have any security of tenure and may be required to vacate the property and may not have adequate legal recourse.

The lack of security of tenure could, in turn, have a material adverse effect on the operations of the potential Kell-Sedibelo-Lifezone Refinery and a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Economic, political or social instability in South Africa may have a material adverse effect on Kellplant’s and, in turn, our operations and profits.

The potential Kell-Sedibelo-Lifezone Refinery would be located in South Africa. Any adverse economic, political or social conditions affecting this region or surrounding regions, as well as natural disasters or coordinated strikes or other work stoppages, could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For instance, South Africa has been suffering from rolling blackouts recently and ESKOM, South Africa’s electricity public utility, has reported financial difficulties and stated that such rolling blackouts may continue or may become more severe. For details, see “— Risks Related to Operational Factors Affecting Lifezone Metals — Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.”

There are certain risks associated with the funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery.

The potential Kell-Sedibelo-Lifezone Refinery would require further development expenditures and capital commitments to Kellplant. The funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery is dependent on the funding capabilities of and the alignment on a joint strategy with the other direct and indirect owners of KTSA. SRL is currently revising its mine plan for the Pilanesberg Platinum mine, and SRL has recently communicated to us that SRL will discontinue its plan to pursue the proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead continue to support test work on concentrate only from SRL’s Triple Crown property and, subject to technical and economic confirmations and future board approval, pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. While we initially believed that first production at the potential Kell-Sedibelo-Lifezone Refinery was expected in late 2024 or early 2025, in light of SRL’s discontinuation of its existing mine plan, we can no longer provide an estimate as to when production will commence, if at all. We are currently assessing whether such change is compatible with our own interests and is economically viable. Before making any further commitments, we intend to evaluate SRL’s revised mine plan, including the ore mix and concentrate grade profiles that will be set forth therein. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. Given this recent development, there can be no guarantee that the strategic partnership between Lifezone, SRL and IDC will continue. Moreover, any future commitments by our partners, SRL and IDC would be subject to their own assessments of the economic viability of the refinery once the studies on the potential, smaller Kell-Sedibelo-Lifezone Refinery.

On December 4, 2019 Kelltech Limited entered into a loan agreement with KTSA. As of the date of this proxy statement/prospectus, Kelltech Limited has made shareholder loans of $7,972,615 to KTSA under the agreement for the purposes of the construction and development of the potential Kell-Sedibelo-Lifezone Refinery, which funding KTSA has, as at the date of this proxy statement/prospectus, utilized for purposes of, and in connection with, the furtherance of the potential Kell-Sedibelo-Lifezone Refinery.

On November 9, 2021, Kellplant entered into the PPM Loan Agreement pursuant to which PPM agreed to advance to Kellplant, for purposes of, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, a rand-denominated loan in an amount equivalent to $10 million. The loan advanced by PPM to Kellplant bears interest at the published prime rate from time-to-time, on a 365-day basis and compounded monthly in arrears, plus a margin. The loan is unsecured and will immediately become repayable once Kellplant receives: (i) debt funding from IDC or PPM or (ii) equity funding by KTSA, whichever is earlier, and Kellplant shall be obliged to immediately apply the proceeds it receives from such debt funding or equity funding to the repayment of the loan. SRL is currently in the process of finalizing its revised mine plan and obtaining other corporate approvals for such revised mine plan and any decision on proceeding with the potential, smaller Kell-Sedibelo-Lifezone Refinery will only be made once additional studies and engineering works are completed. In this regard, we do not expect the PPM Loan Agreement repayment mechanism to be triggered in the near future, if at all.

Further, on March 31, 2022, IDC and KTSA entered into a shareholder loan agreement pursuant to which IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000. As at the date of this proxy statement/prospectus, IDC has advanced an amount of R57,809,290.71 to KTSA, but KTSA has not yet on-lent such funds to Kellplant and such funds have not yet been utilized. Disbursement of the balance of the IDC shareholder loan is subject to certain customary conditions precedent which have not yet been fulfilled, including entry into other funding arrangements. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further advancements of loans under the loan agreement.

Given that the development and operation of the potential Kell-Sedibelo-Lifezone Refinery is dependent on the funding capabilities of and the alignment on a joint strategy with the other direct and indirect owners of KTSA, such as SRL, which currently is revising its mine plan and has communicated changes with respect to the contemplated scale of the potential Kell-Sedibelo-Lifezone Refinery, there can be no guarantee that a funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery will be agreed in a timely manner or at all. In the event no funding arrangement is agreed in a timely manner or at all, the potential Kell-Sedibelo-Lifezone Refinery may not be developed and we may not receive the anticipated returns in relation to the expenditures incurred in this regard. This may adversely impact our business, financial condition, operating results and cash flows, including our ability to service debt and to make distributions to our shareholders. In addition, the failure of the potential Kell-Sedibelo-Lifezone Refinery could have implications for future licensing opportunities at refineries, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For further details, see “Information about Lifezone Holdings Limited — Material Contracts — Funding arrangement for Kellplant.”

Risks Related to the Metals Extraction Operations

Changes in the market price of nickel, cobalt and copper, which in the past have fluctuated widely, may negatively affect the profitability of our metals extraction operations and the cash flows generated by those operations.

Our metals extraction business and financial performance will be significantly affected by fluctuations in the prices of the principal metals we seek to extract (nickel, cobalt and copper). The prices of these metals are volatile and are affected by numerous factors that are beyond our control, including prevailing interest rates and returns on other asset classes; expectations regarding inflation, monetary policy and currency values; speculative activities; governmental and foreign exchange rate decisions; decisions regarding the creation and disposal of metal stockpiles; political and economic conditions; structural changes in demand including electrification; the availability and costs of metal substitutes; the location and the demand for products containing these key metals; technological changes and changes in industrial processes; and economic slow-downs or recessions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — Key factors affecting our future results of operations — B. Prices of nickel, cobalt and copper.”

We cannot predict the effect of these factors on metal prices. Significant and/or prolonged reductions in prices for these metals would materially and adversely affect our ability to raise capital, and if not considered viable for exploration activities, would cause us to delay, halt or stop exploration and development activities altogether. If we are operating a producing mine at the time of such reduction, we would expect to suffer decreasing revenues and profitability which could materially and adversely affect our results of operations and financial condition. Should nickel, cobalt or copper prices decline below our production costs, we may experience losses and, should this situation remain for an extended period, we may be forced to curtail or suspend some or all of our projects, operations and/or reduce operational capital expenditures. We might not be able to recover any losses incurred during, or after, such events. A sustained period of significant nickel, cobalt and copper price volatility may also adversely affect our ability to undertake new capital projects or to make other long-term strategic decisions. The use of lower nickel, cobalt and copper prices in reserve calculations and life-of-mine plans could also result in material impairments of our investment in nickel, cobalt and copper mining properties or a reduction in our Mineral Resource Estimates and corresponding restatements of our mineral resources and increased amortization, reclamation and closure charges.

Additionally, oversupply of such metals has in the past had and may in the future have a negative impact on their respective prices. Oversupply may result from various factors, including the release of such metals into the market by exchange traded funds (“ETFs”), de-stocking by producers and others with similar stockpiles, forced selling of such metals held for investment purposes, and through increased production. Oversupply may also result from increased recycling levels, the impact of which is difficult to predict, as recycling is measured differently between producers and various industry analysts. Furthermore, if our competitors significantly increase their production, either from primary sources of supply or as by-products from the production of other metals, or if major new bodies of metal-bearing ore are discovered and brought into production, in the absence of an increase in demand, the price of such metals would likely fall. Global supply of such metals could also increase as a result of significantly improved mining or refining techniques which increase worldwide production from existing mines, substantially increased recovery rates, or from the winding-up of ETFs and the corresponding release of such metals holdings back into the market.

An oversupply of such metals resulting from a combination of some or all of these factors could result in their respective prices falling to levels where production is not economically viable, which may require us to delay commencement or suspend further operations. The effect of these factors on the price of nickel, cobalt and copper, and therefore the economic viability of our business, could negatively affect our ability to secure financing or our results of operations.

Significant and/or prolonged increase in prices for these metals may decrease the demand for these metals and increase the demand for substitute metals. A fall in demand could also decrease the price for these metals, thereby reducing the attractiveness of conducting exploration activities. A fall in demand may also adversely affect our ability to raise capital and develop or operate a mine. In addition, an increase in worldwide supply, and consequent downward pressure on prices, may result over the longer term from increased metal production from mines developed or expanded as a result of current metal price levels.

Additionally, the Mining Commission of Tanzania (the “Mining Commission”) has authority to indicate the prices for various minerals in Tanzania. While TNL or KNL may agree the price between itself and its customers, the indicative prices set by the Mining Commission can be used to assess various fees, royalties and payments which may be payable by KNL. Accordingly, in the event that the prices for the minerals that the Kabanga Project will produce fall and the Mining Commission has not amended its indicative prices at or below market prices, KNL may incur further costs with respect to compliance with Tanzanian law by paying higher fees, royalties and payments as compared to the global market. In challenging such assessments by the GoT, KNL may have to involve itself in dispute resolution to ascertain the correct value of the minerals which deviate from the pricing that has been set by the Mining Commission.

This proxy statement/prospectus contains certain third-party views on the future price developments of certain metals, but there is no certainty such views will be correct; and actual price developments may be materially different. Also see “Cautionary Note Regarding Forward-Looking Statements”.

We may be unable to replace the mineral resource base on the area covered by the SML as it becomes depleted.

As we produce nickel, cobalt, copper and other metals, we will deplete our respective ore resources for such metals located within the area covered by the SML. To maintain production levels and because mines have limited lives based on proven and probable ore resources, we may seek to replace and expand our ore resources, by exploiting other ore bodies and locating new deposits. Exploration for such metals produced is highly speculative in nature. Our exploration projects will involve significant risks, and exploration projects are often unsuccessful. Once a site is discovered with mineralization, we may require several years between initial drilling and mineral production, and the economic feasibility of production may change during such period. Substantial expenditures are required to establish proven and probable reserves and to construct mining and processing facilities. There can be no assurance that current or future exploration projects will be successful and there is a risk that our depletion of resources will not be offset by new discoveries. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing nickel. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand future ore resources through the acquisition of new mining properties or interests therein on terms we consider acceptable. As a result, our future revenues from the sale of nickel, cobalt and copper, if any, may decline, resulting in lower income and reduced growth.

Because our only metals extraction development project, the Kabanga Project, is concentrated in Tanzania, disruptions in Tanzania and its neighboring regions could have a material adverse impact on our operations.

Due to the geographic concentration of our metals extraction project in Tanzania, any adverse economic, political or social conditions affecting this region or surrounding regions, as well as natural disasters or coordinated strikes or other work stoppages, could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. For instance, the border with Burundi, which in recent times has faced multiple waves of armed conflict, is very close in proximity to the Kabanga Project. For details, see “— Risks Related to Operational Factors Affecting Lifezone Metals — Our development, growth, future profitability and ability to continue our operations may be impacted by geopolitical conditions, including in Tanzania and South Africa.”

Concentration of our operations in one location may increase our risk of production loss and could have a material adverse impact on our operations.

Our metals extraction business relates to a single project in Tanzania. Because our operations will not be as diversified as some of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any events occurring at the site of the project or in the region, including: fluctuations in prices of base metals produced in the area, geologic and engineering constraints associated with this area, accidents or natural disasters, restrictive governmental regulations, including ozone non-attainment, climate action or other legislation and/or regulation within Tanzania, anti-industry activism and litigation, curtailment of production, interruption in the availability of gathering, processing or transportation infrastructure and services, and any resulting delays or interruptions of production from existing or planned metals extraction operations. Similarly, the concentration of our operations within a single location exposes us to risks, such as changes in local regulations, which could adversely affect development activities or production. These constraints and the resulting shortages or high costs could delay our operations and have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our Mineral Resource Estimates may be materially different from mineral reserves and final quantities we may ultimately recover, our estimates of life-of-mine may prove inaccurate and market price fluctuations and changes in operating and capital costs may render all or part of our mineral resources uneconomic to extract.

We have reported our Mineral Resource Estimates in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K. Our reported Mineral Resources Estimates represent our estimate of quantities of nickel, copper and cobalt that have the reasonable potential to be economically extracted and refined under anticipated geological and economic conditions. There are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future mineral reserves and rates of mineral production, including many factors beyond our control. The accuracy of any mineral resource and mineral reserves estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions, such as commodity prices and exchange rates, and market prices being generally in line with estimates.

Furthermore, estimates of different geologists and mining engineers may vary, and results of our mining and production subsequent to the date of an estimate may lead to revision of estimates due to, for example, fluctuations in the market price of ores and metals, reduced metal recovery or increased production costs due to inflation or other factors which may render mineral resources containing lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement of mineral resources and may adversely impact future cash flows. Furthermore, mineral resource and reserve estimates are based on limited sampling and, consequently, are uncertain as the samples may not be representative of the entire body of mineralization. As a better understanding of a body of mineralization is obtained, the estimates may change significantly. In addition, the mineral reserves we ultimately exploit may not conform to geological, metallurgical or other expectations and the volume and grade of ore recovered may be below the estimated levels. Mineral resources data is not indicative of future production.

Substantial capital expenditure is required to identify and delineate mineral resources through geological and geotechnical surveying and drilling, to identify geological features that may prevent or restrict the extraction of ore, to determine the metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Accordingly, it may not always be possible or economical to conduct such exercises at regular intervals or at all in the future.

There can be no assurance that we will in the long term be able to identify additional mineral resources and reserves or continue to extend the mine life of our existing operations. Without such additional mineral resources and reserves, any increase in the level of annual production would therefore shorten the life of our existing operations. Any failure to identify, delineate and realize mineral resources and reserves in the future could have an adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Extraction of minerals from identified nickel deposits may not be economically viable and the development of our mineral project into a commercially viable operation cannot be assured.

The economic viability of a nickel deposit, including at the Kabanga Project, is dependent on several factors, not all of which are within our control. These include deposit attributes such as size and grade, structural setting, government regulation, the prevailing price for nickel and other metals such as cobalt and copper which are also found along with nickel mineralization, prevailing currency exchange rates, land tenure and titles, availability of capital, local infrastructure and other factors. Further, the development and operations of the Kabanga Project will depend heavily on the local infrastructure such as road, railways, hydroelectricity projects and electricity transmission lines being developed in Tanzania, including in relation to the transport of mineral concentrate from Kabanga to Kahama and transport of the saleable products from Kahama to the port at Dar es Salaam. The full effect of these factors, either alone or in combination, cannot be entirely predicted, and their impact may result in our not being able to economically extract minerals from any identified mineral resource.

The Kabanga Project has no operating history on which to base estimates of future commercial viability. The Mineral Resource Estimates are based on the interpretation of geological data obtained from drill holes and other sampling techniques. Generally, this information is used to calculate estimates of the capital cost and operating costs based on anticipated tonnage and grades of ore to be mined and processed, the configuration of the mineral resource, expected metals recoveries, comparable facility and equipment operating costs, anticipated climatic conditions, and other factors. As a result, the actual capital cost, operating costs and economic returns of any proposed mine may differ from those estimated, and such differences could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. There can be no assurance that we will be able to complete the development of the Kabanga Project, or any future project, at all or on time or to budget due to, among other things, and in addition to those factors described above, changes in the economics of the mineral projects, inability to attract the required funding, delays in receiving required consents, permits and licenses (including mining, refining and environmental licenses), the delivery and installation of plant and equipment and cost overruns, or that the current personnel, systems, procedures, and controls will be adequate to support our operations. For additional information about our environmental licensing requirements and the status of our environmental licenses, see “Information about Lifezone Holdings Limited — Regulatory Compliance — Tanzania” and “— Our operations are subject to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.” Should any of these events occur, it would have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our exploration activities on our properties are highly speculative in nature and may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in further exploration.

While we are currently considered an exploration-stage company in accordance with subpart 1300 of Regulation S-K, with respect to the Kabanga Project, our exploration activities are largely complete and we are currently in the pre-development stage. However, we are, in part, currently in the process of exploration activities on certain areas around and within the Kabanga Project. In addition, if we pursue other acquisitions, we will need to engage in extensive exploration activities in respect thereof. Our long-term success depends on our ability to identify mineral deposits at our Kabanga Project and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Exploration for metals such as nickel and cobalt is highly speculative in nature, and there is no guarantee of exploration success. Our exploration in Tanzania involves many risks, and success in exploration is dependent on several factors including, but not limited to, quality of management, quality and availability of geological expertise and availability of exploration capital. As a result of the above, we cannot provide any assurance that we will be able to extract quantities of nickel, cobalt and copper at such additional locations or that our future exploration efforts will result in the discovery of mineral resources or result in the discovery of any mineral resource suitable for economic extraction.

Mineral operations are subject to applicable law and government regulation. Such laws and regulations could restrict or prohibit the exploitation of the mineral resource we have or might find in the future. If we cannot exploit any mineral resource that we discover on our properties, our business may fail.

Both mineral exploration and extraction in Tanzania require obtaining exploration and mining concessions and associated permits from various foreign, federal, state, provincial and local governmental authorities, and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production and refining, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the mining rights and permits required for the continued exploration of mineral properties or for the construction and operation of a mine on our properties (especially but not limited to extracting nickel) nor that we will be able to obtain or maintain any of such rights and permits at economically viable costs.

The mining legislation in Tanzania authorizes mining companies which hold mineral rights to mine minerals which appear on their licenses. In the event there are additional discoveries other than the minerals for which the licenses have been granted, it will be necessary to apply for separate rights from the GoT to mine the additional minerals found. Such a separate license may be accompanied with additional free carried interest to be issued to the GoT and additional capital investment requirements. Additionally, if there are any defaults with respect to laws within the mining area, environmental or otherwise, the mine operations may be suspended or the license may be revoked by the relevant governmental authorities. While under the Mining Act R.E. 2019 government authorities are required to provide KNL an opportunity to be heard, there is no guarantee that despite opposition by KNL, the governmental authority will retract its decision.

Our operations are subject to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

Our operations are subject to extensive environmental, health and safety laws and regulations in the various jurisdictions in which we operate. These regulations, as well as international standards for the industry, establish limits and conditions on our ability to conduct our operations and govern, among other things, extraction, use and conservation of water resources; air emissions (including dust control); water treatment and discharge; regulatory and community reporting; clean-up of contamination; land use and conservation of protected areas; safety and health of employees and community health; and the generation, handling, transportation, storage, disposal and release of solid and hazardous wastes, such as reagents, radioactive materials and mine tailings.

Tanzania has multiple environmental laws including the Environmental Management Act, 2004, which governs measures for sustainable management of the environment, prevention and control of pollution, waste management, regulation of compliance, impact and risk assessment, and environmental impact assessment requirements; the Industrial and Consumer Chemicals (Management and Control) Act, No. 3, 2003, which provides for the control of production, importation, exportation, transportation, storage of chemicals, and management of industrial and consumer chemicals, including associated wastes; the Land Use Planning Act No. 6, 2007, which requires waste disposal sites to be included in land use plans; the Occupational Health and Safety Act, 2003, which regulates the safety, health and welfare of workers, places of work and protection of persons, against hazards to health and safety arising out of, or in connection with, activities of persons at work; the Public Health Act, 2009, which prohibits the discharge of oil, grease, ballast, waste, sewage or any other polluting substance into the environment; and the Environmental Impact Assessment and Audit Regulations, 2005 (subsequently amended in 2018), which emphasizes environmental audits and monitoring.

The cost of compliance with environmental, health and safety laws and regulations is expected to be significant. From time to time, new or updated laws, regulations and standards are introduced and may be more stringent than those to which we are currently subject. In Tanzania, KNL is required to undertake an environmental audit every year and pay relevant fees to the National Environment Management Council (“NEMC”) for such an audit report. The NEMC has the authority to require additional audits to be undertaken within the same year which may lead to increased costs to KNL. Further, in Tanzania, there is an obligation on KNL to register and obtain registration and compliance certificates from the Occupational and Safety Health Authority (“OSHA”). Such compliance certificate is renewable annually after a site audit/visit is undertaken by OSHA, among other health compliance requirements that are required to be undertaken by KNL with respect to the Kabanga Project.

Should compliance with these laws, regulations and standards require a material increase in expenditures or material changes or interruptions to operations or production, including as a result of any incident or failure to comply with applicable regulations, our business, financial condition, results of operations, prospects or liquidity could be adversely affected. We could incur fines, penalties and other sanctions, clean-up costs and third-party claims for personal injury or property damage, suffer reputational damage, or be required to install costly pollution control equipment or to modify or suspend operations, as a result of actual or alleged violations of environmental, health and safety laws and regulations or the terms of our permits.

The GoT, or any jurisdiction in which we may operate in the future, may enforce a total or partial shutdown of operations to enable investigations into the cause of accidents at those operations. Our reputation could be damaged by any significant governmental investigation or enforcement action for non-compliance with health and safety laws, regulations or standards. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Failure to comply with applicable environmental, health and safety laws and regulations may also result in the suspension or revocation of, or failure to obtain or renew operating permits. Pending proposals for new mining concession contracts could also be cancelled and the company could be banned from doing business with the government for a period.

Our ability to obtain and maintain permits and to successfully operate in particular communities may be adversely impacted by real or perceived effects on the environment or human health and safety associated with our or other mining companies’ activities. Further, the proposed site for the development of the CTP at Kahama was previously a gold mine that is now under rehabilitation, and which includes an open pit, waste dumps, a tailings dam and processing facility. While we expect to take the requisite measures, there may be environmental effects of the previous operations at the site or proceedings or claims in relation to the previous operations which we may not be able to foresee.

Environmental impacts arising in connection with our operations could lead to the imposition of legal obligations, including the remediation of environmental contamination, claims for property damage and personal injury from adjacent communities and restrictions on metals extraction operations. Leaks or discharges of hazardous materials could result in liabilities for clean-up or personal injury that may not be covered by insurance. In addition, closure of a mine could trigger or accelerate obligations, including to conduct environmental rehabilitation activities and/or to address historical impacts on environmental quality in the area surrounding the mine. Costs incurred by us in excess of its existing provisions for such matters, or on a more accelerated or compressed timeline than currently anticipated, could have a material adverse impact on our results of operations and financial condition.

In addition, the use of hazardous materials in metallurgical processing remains under continued scrutiny. As there are few, if any, effective substitutes when extracting metals from the ore, any ban or material restrictions on the use of such materials in mining operations in the jurisdictions where we conduct our operations could adversely affect our results of operations and financial condition.

Our operations are expected to be heavily dependent upon access to substantial volumes of water for use in the metals extraction processes and typically are subject to water-use permits or rights to extract water from certain natural sources that govern usage and require, among other things, that mining operations maintain certain water quality upon discharge. Water supply, quality and usage are areas of concern across all of our business, including with respect to the Kabanga Project in Tanzania. See “— Risks Related to Doing Business in Tanzania and South Africa — Our operations are subject to water use regulation, which could impose significant costs and burdens.”

Additionally, our current and future assets and projects may be located in areas of significant biodiversity value and diverse ecosystems. While we expect to have biodiversity action plans in place, failure to properly manage these risks could have an impact on species and the environment. We may be exposed to challenges related to proper biodiversity management, which could delay and/or increase the cost of our exploration and development projects.

Environmental laws, regulations and standards are continually changing and are generally becoming more stringent. Changes to our environmental compliance obligations or operating requirements could adversely affect our operations, rate of production and revenue. Variations in laws and regulations, assumptions made to estimate liabilities, standards or operating procedures, more stringent emission or pollution thresholds or controls, or the occurrence of unanticipated conditions, may require operations to be suspended or permanently closed, and could increase our expenses and provisions. These expenses and provisions could adversely affect our results of operations and financial condition.

Our mining rights and licenses, including our SML and the Framework Agreement in relation to the Kabanga Project, could be altered, suspended or cancelled for a variety of reasons, including breaches in our obligations in respect of such mining rights.

Various national and local laws govern our mineral and mining rights, policies and regulations in Tanzania, which are characterized by significant uncertainties associated with both their formulation as well as implementation. Should we breach any of our obligations in respect of our mining rights, including the special mining license, such rights could be altered, suspended or canceled. Further, the GoT and KNL entered into the Framework Agreement to jointly develop, process and refine the concentrate from the Kabanga Project. The key principles of the Framework Agreement are intended to underline and guide the development of the Kabanga Project for the mutual benefit of the GoT and KNL. The Framework Agreement sets out certain obligations on the part of KNL, such as overseeing the construction of the MMPF at Kahama and to prepare the requisite reports, including feasibility studies for the Kabanga Project, MMPF and environmental impact assessments as required by the law. In the event KNL is not able to comply with such obligations, the GoT may raise a dispute which may disrupt our operations at the Kabanga Project. The Framework Agreement also sets out certain obligations on the part of the GoT, such as in relation to procuring certain approvals required for the Kabanga Project and certain exemptions from requirements which would otherwise be applicable to TNL. The Government Proceedings Act in Tanzania prohibits any person from attaching any assets of the GoT, including bank accounts, in satisfaction of a judgment or arbitral award. Further, in order for arbitral awards to be enforced in Tanzania, the said award must be filed before the High Court of Tanzania and the court would have to issue a judgment and decree for the said award to be enforceable. Accordingly, in case the Framework Agreement and/or the license awarded to TNL is terminated for any reason, TNL and we may encounter challenges to stop such termination and/or obtain fair compensation from the GoT arising from such termination. There may also be unpredictability with respect to court judgments, including in cases involving the local government. Even if such courts uphold the award in our favor, we may not be able to attach the assets of the GoT in satisfaction of the decree. In such a case, we may not be able to implement the award in a timely manner or at all. As the GoT is our counterparty in relation to the Framework Agreement, we face the risk of a change in policy directives or agendas which may adversely affect the Kabanga Project. Furthermore, if we are found not to be in compliance with the requirements stipulated in the relevant governing laws in Tanzania this may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Title to our properties may be subject to other claims that could affect our property rights and claims.

Title to our properties may be challenged, and we may not have or be able to obtain, all necessary surface rights to develop a property. An unknown title defect on the Kabanga Project or any of our future mineral projects (or any portion thereof) could adversely affect our ability to explore, develop and/or mine the projects and/or process the minerals that we mine in the future. In addition to termination, failure to make timely tenement maintenance payments and otherwise comply with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in reduction or expropriation of entitlements.

Title insurance is generally not available for mineral projects, or where available is cost prohibitive, and our ability to ensure that we have obtained secure claim to individual mineral projects or mining tenements may be severely constrained. Further, the laws of Tanzania restrict KNL and TNL from obtaining insurance from outside of Tanzania unless we obtain the consent of the Commissioner of Insurance prior to obtaining foreign insurance coverage. We rely on title information and/or representations and warranties provided by the grantors. Any challenge to our title could result in litigation, insurance claims and potential losses, hinder our access to capital, delay the exploration and development of a property and ultimately result in the loss of some or all of our interest in the mineral project. A successful challenge could also result in our not being compensated for our prior expenditures relating to the property.

Metals extraction and related activities are inherently hazardous and the related risks of events that cause disruptions to such of our operations may adversely impact cash flows and overall profitability.

Metals extraction and the related activities by their very nature involve significant risks and hazards, including environmental hazards, as well as industrial and mining accidents. These include, for example, death or injury, seismic events, fires, cave-ins and blockages, flooding, tailings dam failure, discharges of gasses and toxic substances, contamination of water, air or soil resources, unusual and unexpected rock formation affecting ore or wall rock characteristics, ground or slope failures, rock bursts, wildfires, radioactivity and other accidents or conditions resulting from mining activities, including, among others, blasting and the transport, storage and handling of hazardous materials. Since the Kabanga Project is expected to be an underground mine, during the construction and operation phases of the Kabanga Project, geotechnical conditions pose a risk to ground stability around major infrastructure on the site and the use of pastefill to fill the holes drilled for the extraction of the ores poses the risk of pipe bursts, barricade failures and blockages of such pastefill. Further, since the Kabanga Project is a sulfide ore, there are inherent risks in mining high sulfur-content ore such as sulfuric dust bursts during mining and acidic run-off which pose health and safety risks. In addition, production, in general, at Kabanga and the potential Kell-Sedibelo-Lifezone Refinery will be negatively affected in the summer months, with high rainfall and inclement weather conditions affecting mining, infrastructure and surface operations.

We are at risk of experiencing environmental and other industrial hazards, as well as industrial and mining accidents. Any such incidents could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. Seismic activity is of particular concern in the underground environment. Seismic events have intermittently in the past caused death and injury, and can result in safety-related stoppages. Additionally, seismic activity may also cause a loss of mining equipment, damage to and destruction of mineral properties and production facilities, monetary losses, environmental damage and potential legal liabilities.

Furthermore, there is the risk that relevant regulators may impose fines and work stoppages for non-compliant mining operating procedures and activities, which could reduce or halt production until lifted. The occurrence of any of these events could delay or halt production, increase production costs and result in financial and regulatory liability for us, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

In addition, the relevant environmental authorities may issue administrative directives and compliance notices in the future to enforce the provisions of the relevant statutes to take specific anti-pollution measures, continue with those measures and/or complete those measures. The authorities may also order the suspension of part, or all of, our operations if there is non-compliance with legislation. Contravention of some of these statutes may also constitute a criminal offense and an offender may be liable for a fine or imprisonment, or both, in addition to administrative penalties.

As a result, the occurrence of any of these events may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Metals extraction operations and projects are vulnerable to supply chain disruption such that operations and development projects could be adversely affected by shortages of, as well as the lead times to deliver, strategic spares, critical consumables, mining equipment or metallurgical plant.

Our operations and development projects could be adversely affected by both shortages and long lead times to deliver strategic spares, critical consumables, including, for example, equipment, explosives, fuel, steel, spare parts, consumables and reagents, metals extraction equipment and metallurgical plant, as well as transportation delays. Import restrictions can also delay the delivery of parts and equipment. In the past, other metals extraction companies have experienced shortages in critical consumables, particularly as production capacity in the global mining industry expanded in response to increased demand for commodities. Shortages may result in unanticipated price increases and production delays and shortfalls, resulting in a rise in both operating costs and in the capital expenditure necessary to maintain and develop mining operations.

Individually, we and other metals extraction companies have limited influence over manufacturers and suppliers of these items. In certain cases, there are a limited number of suppliers for certain strategic spares, critical consumables, metals extraction equipment or metallurgical plant who command superior bargaining power relative to us. We could at times face limited supply or increased lead time in the delivery of such items.

Our procurement policy will be to source metals extraction, processing equipment and consumables from suppliers that meet our corporate values and ethical standards. Although we expect to monitor and assess suppliers on their governance conduct, there is a risk that we may fail to identify actual instances of unethical conduct by those suppliers or other activities that are inconsistent with our values and standards. In certain locations, where a limited number of suppliers meet these standards, additional strain may be placed on the supply chain, thereby increasing the cost of supply and delivery times. In addition, our efforts to monitor supply chain activities, including freight and logistics routes, and our engagement with our suppliers to identify disruptions on our ability to source materials or equipment or otherwise impact our operations, may not be sufficient to avoid disruptions that could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. The Ukraine-Russia conflict has led to supply chain disruptions especially with respect to the supply of certain specific reagents and equipment.

Furthermore, supply chains and rates can be impacted by natural disasters, such as earthquakes and severe weather, such as storms, heavy rainfall and other impacts that may be increasing due to climate change, as well as other phenomena that include unrest, strikes, theft and fires. If we experience shortages, or increased lead times in the delivery of strategic spares, critical consumables, metals extraction equipment or processing plant, we might have to suspend some of our operations and our results of operations and financial condition could be adversely impacted.

Additionally, an outbreak of infectious diseases, a pandemic or other public health threat, such as the outbreak of the SARS-CoV-2 virus responsible for COVID-19 or an outbreak of the Ebola virus or the Marburg virus, or a fear of any of the foregoing, could adversely impact our operations by causing supply chain delays and disruptions, import restrictions or shipping disruptions, as well as operational shutdowns (including as part of government-mandated containment measures). For example, in response to the COVID-19 outbreak, during the months of March and December 2020, governments around the world imposed significant restrictions on the movement of goods, services and persons (including travel), including a nationwide lockdown of businesses and their citizens (quarantine). They could also result in the need to increase inventories on long lead time items and critical consumables and spares which may lead to an increase in working capital. In addition, restrictions in travel, including air travel, and border access may impact our ability to source and transport goods and services required to operate projects, transport the materials to refineries and ship salable products from refineries as well as increase the costs of so doing. On March 21, 2023, the Ministry of Health of the United Republic of Tanzania declared an outbreak of Marburg virus disease (“MVD”) in the country. As of March 22, 2023, a total of eight cases, including five deaths were reported from two villages in the Kagera region of Tanzania. As per the WHO, due to the high fatality rate and existing risk of spread of the outbreak to other areas of the country, inadequate human, financial and material resources to implement response interventions, and the likelihood of existing capacities being overwhelmed if the cases increase, the risk at the national level is assessed as very high. We cannot guarantee that our crisis management measures will be adequate, that our supply chain and operations will not be adversely affected by a future Ebola, COVID-19, Monkeypox, Marburg or other epidemic or pandemic outbreak or that there would be no related consequences, such as severe food shortages and social impact. Export restrictions related to any epidemic or pandemic (including as a result of government regulation and prevention measures) could similarly adversely impact our business, financial condition, results of operations, prospects or liquidity.

Power stoppages, fluctuations and usage constraints may force us to halt or curtail operations or increase costs.

Our primary source of electricity for the Kabanga Project will be supplied by TANESCO, a state-owned electricity utility company. Prolonged power outages, disruption or shortage in supply to our operations would have a material adverse impact on production and employee safety. In the past, electricity supply in Tanzania has been constrained, with multiple power disruptions and load shedding limitations. Further, Tanzania has recently begun rationing electricity due to a drop in hydroelectric output after a severe drought. As a result of the droughts, hydropower generation has slumped in Tanzania due to decreased water levels in rivers and reservoirs. Tanzania has begun efforts to increase its reliance on gas-fired electricity plants to mitigate this; however, there is no assurance that efforts to protect the national power grid will prevent a complete nationwide blackout, which would have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. Moreover, a switch from hydropower to gas-fired power at the Kabanga Project would increase the carbon footprint of our operations, which could in turn attract adverse publicity resulting in reputational damage or a negative impact on our “social license” to operate.

Our business will be subject to high fixed costs in the future, which may impact our profitability.

A substantial portion of our operating costs is comprised of fixed costs that do not vary based on production levels. These fixed costs include labor and benefits, base energy usage, property taxes, insurance, maintenance expenditures and depreciation. We expect that our fixed costs will increase as we ramp up our activity and begin operations. In particular, we will need to incur a substantial level of fixed costs prior to the commencement of the operations at the Kabanga Project. Fixed costs will generally include labor costs (including independent contractors), load and haul, drilling, blasting, rock breaking/crushing, electricity, reagents/grinding media and diesel. Moreover, once production begins, such increases in fixed costs will generally increase our per-ton costs and correspondingly decrease our per-ton operating margin. Higher fixed costs increase the risk that a relatively small change in productivity as a result of, for example, strikes or other work stoppages could have a disproportionate effect on operating and financial results.

In addition, above-inflation increases in fixed costs such as labor or base electricity costs may cause parts of our resources to become uneconomical to mine and lead to the closure of marginal sections of our operations. This would impact planned production levels and declared reserves and could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our actual costs of reclamation and mine closure may exceed current estimates, which may, along with an inability to safely close redundant operations, adversely affect our business.

Companies engaged in mining activities are required to set aside financial provisions for the costs associated with the rehabilitation, closure and ongoing post-decommissioning management of negative environmental impacts arising from such mining company’s prospecting, exploration, mining or production activities. Such requirements may include controlling the discharge of potentially dangerous effluents from a site, maintaining tailings storage facilities and restoring a site’s landscape to its pre-exploration form. If there is mismanagement or if any adverse events take place in relation to the aforementioned requirements, we could be held liable. Increasingly, regulators are seeking security in the form of cash collateral or bank guarantees in respect of environmental obligations. Estimates of the total ultimate closure, reclamation and rehabilitation costs for metals extraction operations are significant and based principally on life-of-mine profiles, changing inflation and discount rate assumptions, changing infrastructure and facilities design and current legal and regulatory requirements that may change materially. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. Further, sudden changes in a life of mine plan or the accelerated closure of a mine may give rise to the recognition of additional liabilities that are not anticipated. Therefore, the amount that we are required to spend could be materially higher than any current or future estimates. Any additional amounts required to be spent on reclamation and mine closure may have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity and may cause us to alter our operations. In addition, we may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation. Although we will include liabilities for estimated reclamation and mine closure costs in our financial statements, it may be necessary to spend more than what we projected to fund required reclamation and mine closure activities.

Theft of the mineral concentrate, final metals and production inputs may occur. These activities are difficult to control, can disrupt our business and can expose us to liability.

We may experience illegal and artisanal mining activities and theft of metals bearing materials (which may be by employees or third parties), final metallic products or theft of or damage to infrastructure such as water pumps and environmental monitoring equipment at the Kabanga Project or future properties. The activities of illegal and artisanal miners could lead to reduction of mineral resources, potentially affecting the economic viability of mining certain areas and shortening the lives of the operations as well as causing possible operational disruption, project delays, disputes with illegal miners and communities, pollution or damage to property for which we could potentially be held responsible, leading to fines or other costs. Rising metal prices may result in an increase in mineral and metal theft. Further, in the case of any mineral projects which we may acquire in the future and which have historically had mining activity, we face an increased risk of theft with artisanal miners. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Any failure in the operation or maintenance of a tailings storage facility could negatively impact our business, reputation, operating results and financial condition.

Metals extraction companies face inherent risks in their operation of tailings storage facilities. Tailings storage facilities are structures built for the containment of fine mining waste, known as tailings. This waste, which consists mainly of material that is extracted during metals extraction but not used in the production of metals, must be disposed of in an appropriate manner so as not to impact the safety of the workforce and communities or cause environmental damage. However, the use of tailings storage facilities exposes us to certain risks, among them seepage of decanted tailings water or acid mine drainage and the failure of a dam wall at a tailings storage facility. Tailings storage facilities designed with upstream constructed embankments may present greater risk, particularly where the facility is located in a high seasonal rainfall area and where the embankments are constructed using reclaimed tailings materials. For example, in November 2022, the tailings dam of a diamond mine in Tanzania suffered a breach and caused mining waste and water to spill into surrounding areas. Similarly, in January 2019, the dam of a Brazilian mining company’s tailings storage facility (not associated with us) failed, releasing muddy tailings downstream, reaching and flooding certain communities, causing multiple deaths and extensive property and environmental damage in the surrounding area. The dam failure resulted in the immediate stoppage of that company’s mining operations pursuant to an order by government authorities. This dam failure followed another similar incident in Brazil in 2015 and in Canada in 2014. The occurrence of a dam failure at our tailings storage facility could also lead to the loss of human life and/or extensive property and permanent environmental damage, leading to the need for large expenditures on contingencies and on recovering the regions and people affected and the payment of penalties, fines or other money damages.

We cannot guarantee the effectiveness of our designs, construction quality or regular monitoring throughout our operations or that these measures will prevent the failure of one or more of our tailings dams or that such potential failure will be detected in advance.

The failure of a dam at a tailings storage facility could lead to multiple legal proceedings and investigations, which could include securities class actions, criminal proceedings and public civil actions (against us and/or individuals) for significant amounts of damages, including under applicable environmental laws. Furthermore, the elimination of the “conventional” practice of storing wet tailings (e.g. alternatively filtering, “dry” stacking and compacting the tailings) could require the research, development and deployment of new technologies, which could lead to additional large expenditures. As a result of the recent dam failures described above or as a result of future dam failures, additional environmental and health and safety laws and regulations may be forthcoming globally, which may ban or curtail any storage of wet tailings or the construction or use of upstream tailings dams. In addition, changes in industry standards, laws and regulations may impose more stringent conditions in connection with the licensing process of projects and operations and increased criminal and civil liability for companies, officers and contractors. For example, the International Council on Mining and Metals, the United Nations Environment Programme and the Principles for Responsible Investment have co-convened a global tailings review to establish an international tailings standard, the Global Tailings Standard.

The occurrence of any of the above mentioned risks could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

We face intense competition in the metals extraction and mining industry.

The metals extraction and mining industries are highly competitive in all of their phases, both domestically and internationally. Our ability to acquire properties and develop mineral resources and reserves in the future will depend not only on our ability to develop the Kabanga Project, but also on our ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than we. We may also encounter competition from other mining companies in our efforts to hire experienced mining professionals. Competition could adversely affect our ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development, exploration or construction costs, result in project delays and generally and adversely affect our business and prospects.

Risks Related to Lifezone Metals Operating as a Public Company

Prior to the Business Combination, there will have been no public market for Lifezone Metals Ordinary Shares, and there is no guarantee that an active and liquid market will develop.

Prior to the Business Combination, there will have been no public market for Lifezone Metals Ordinary Shares, and there can be no assurance that one will develop or be sustained following the consummation of the Business Combination. If a market does not develop or is not sustained, it may be difficult for you to sell your Lifezone Metals Ordinary Shares. Public trading markets may also experience volatility and disruption. This may affect the pricing of Lifezone Metals’ securities in the secondary market, the transparency and availability of trading prices, the liquidity of Lifezone Metals Ordinary Shares and the extent of regulation applicable to Lifezone Metals. None of Lifezone Metals, GoGreen or LHL can predict the prices at which Lifezone Metals Ordinary Shares will trade.

In addition, it is possible that, in future quarters, Lifezone Metals’ operating results may be below the expectations of securities analysts and investors. As a result of these and other factors, the price of Lifezone Metals Ordinary Shares may decline.

The market price of Lifezone Metals Ordinary Shares could fluctuate significantly, which could result in substantial losses for purchasers of Lifezone Metals Ordinary Shares.

Following the consummation of the Business Combination, the market price of Lifezone Metals Ordinary Shares will be affected by the supply and demand for such shares, which may be influenced by numerous factors, many of which are beyond Lifezone Metals’ control, including:

•        fluctuation in actual or projected operating results;

•        failure to meet analysts’ earnings expectations;

•        the absence of analyst coverage;

•        negative analyst recommendations;

•        changes in trading volumes in Lifezone Metals Ordinary Shares;

•        changes in Lifezone Metals’ shareholder structure;

•        changes in macroeconomic conditions;

•        the activities of competitors;

•        changes in the market valuations of comparable companies;

•        changes in investor and analyst perception with respect to Lifezone Metals’ business or the metals extraction or metals refining IP industries in general; and

•        changes in the statutory framework applicable to Lifezone Metals’ business.

As a result, the market price of Lifezone Metals Ordinary Shares may be subject to substantial fluctuation.

In addition, general market conditions and fluctuation of share prices and trading volumes could lead to pressure on the market price of Lifezone Metals Ordinary Shares, even if there may not be a reason for this based on Lifezone Metals’ business performance or earnings outlook. Furthermore, investors in the secondary market may view Lifezone Metals’ business more critically than prior or current investors, which could adversely affect the market price of Lifezone Metals Ordinary Shares in the secondary market.

If the market price of Lifezone Metals Ordinary Shares declines as a result of the realization of any of these or other risks, investors could lose part or all of their investment in Lifezone Metals Ordinary Shares.

Additionally, in the past, when the market price of a company’s shares has been volatile, holders of those shares have sometimes instituted securities class action litigation against the company that issued the shares. If any of Lifezone Metals’ shareholders were to bring a lawsuit against Lifezone Metals, Lifezone Metals could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of management from the business, which could significantly harm Lifezone Metals’ business, financial condition and operating results.

KNL has identified a material weakness in its internal control over financial reporting and Lifezone Metals may be unable to remediate this material weakness or may identify additional material weaknesses in the future and, for these reasons, may fail to maintain effective internal control over financial reporting, which in turn may result in material misstatements of the consolidated financial statements and a loss of investor confidence in Lifezone Metals.

As a private limited liability company, LHL has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, neither LHL nor its subsidiaries have been subject to the SEC’s internal control reporting requirements. Following the Business Combination, Lifezone Metals will become subject to the requirement for management to certify the effectiveness of its internal controls and, in due course, the requirement with respect to auditor attestation on internal control effectiveness.

In connection with the audit of the consolidated financial statements of a predecessor of LHL, KNL, as of and for the year ended December 31, 2021, KNL and its independent registered public accounting firm identified a material weakness in KNL’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

KNL outsourced its accounting and financial reporting to a third-party service provider, and as of and for the year ended December 31, 2021, did not have its own finance function or finance or accounting professionals that had the requisite experience or were in a position to appropriately perform the supervision and review of the information received from that third-party service provider. As a result, KNL identified a factual misstatement in the statements of cash flows for the years ended December 31, 2021 and December 31, 2020, whereby KNL believes that the classification of a restricted deposit released from escrow amounting to $8,004,370 was improperly classified as a cash flow from operating activities in the statement of cash flows for the year ended December 2021 and a restricted deposit withheld in escrow amounting to $1,003,795 was improperly classified as an operating cash flow in the statement of cash flows for the year ended December 31, 2020. In both cases, the proper classification of the transactions should have been as a cash flow from investing activity. This material weakness was due to reviews of the overall financial statement presentation disclosures not being completed in a timely manner due to limited inhouse accounting and financial reporting personnel. The KNL financial statements were subsequently reissued to rectify these errors.

The management of KNL and now LHL, with oversight from the board of directors, has implemented a remediation plan for this material weakness, including, among other things, hiring inhouse accounting and financial reporting personnel and implementing process level and management review controls to ensure the financial statement presentation disclosures are complete and accurate and to identify and address emerging risks. These remediation efforts are very recent, and management has not had sufficient time to evaluate and validate them. There can be no assurance that our remediation efforts will be completed successful in a timely or cost-effective manner, or at all. There also can be no assurance that senior financial and accounting personnel that will lead these activities at Lifezone Metals after it becomes a public company will have the requisite skills or the ability to sustain and ensure the remediation of the identified material weakness, nor that there are not other material weaknesses in Lifezone Metals’ internal control over financial reporting that we have to date failed to identify or that we will be able to prevent the development of new material weaknesses.

A significant portion of Lifezone Metals’ total outstanding shares following the closing of the Business Combination may not be immediately resold but may be sold into the market soon after Closing. This could cause the market price of the Lifezone Metals Ordinary Shares to drop significantly, even if Lifezone Metals’ business is doing well.

Sales of a substantial number of Lifezone Metals Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Lifezone Metals Ordinary Shares. After the Business Combination (and assuming no redemptions by GoGreen public shareholders of their GoGreen Class A ordinary shares) the Sponsor will hold approximately 6% (excluding earn out impact) of the Lifezone Metals Ordinary Shares.

Further, pursuant to the Subscription Agreements, Lifezone Metals has agreed that, within 30 calendar days after the consummation of the Business Combination, Lifezone Metals will use its commercially reasonable efforts to file with the SEC (at Lifezone Metals’ sole cost and expense) the PIPE Resale Registration Statement, and Lifezone Metals will use its commercially reasonable efforts to have the PIPE Resale Registration Statement, declared effective as promptly as practicable after the filing thereof. The sale of shares under the PIPE Resale Registration Statement is likely to have an adverse effect on the trading price of the Lifezone Metals Ordinary Shares.

Further, pursuant to the New Registration Rights Agreements Lifezone Metals has agreed that, within 30 days after the Share Acquisition Closing, Lifezone Metals will file with the SEC the Resale Registration Statement and Lifezone Metals will use its commercially reasonable efforts to have the Resale Registration Statement, declared effective as soon as practicable after the filing thereof.

Further, pursuant to the Lock-up Agreements, shareholders of LHL and directors and/or officers of LHL who are expected to serve as directors and/or officers of Lifezone Metals upon the consummation of the Business Combination agreed not to (a) transfer, assign or sell any Lifezone Metals Ordinary Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lifezone Metals Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, in each case until 180 days after the Share Acquisition Closing Date, subject to certain exceptions.

For more information about the Registration Rights Agreement, Lock-up Agreements and Subscription Agreements, please see the subsections entitled “The Business Combination — Ancillary Documents Related to the Business Combination Agreement — New Registration Rights Agreement,” The Business Combination — Ancillary Documents Related to the Business Combination Agreement — Lock-up Agreements” and “The Business Combination — Ancillary Documents Related to the Business Combination Agreement — PIPE Financing.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Lifezone Metals’ business, the market price for Lifezone Metals Ordinary Shares and trading volume could decline.

The trading market for Lifezone Metals Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about Lifezone Metals or its business. If securities or industry analyst coverage results in downgrades of Lifezone Metals Ordinary Shares or such analysts publish inaccurate or unfavorable research about Lifezone Metals’ business, the share price of Lifezone Metals Ordinary Shares would likely decline. If one or more of these analysts ceases coverage of Lifezone Metals or fails to publish reports on Lifezone Metals regularly, Lifezone Metals could lose visibility in the financial markets and demand for Lifezone Metals Ordinary Shares could decrease, which, in turn, could cause the market price or trading volume for Lifezone Metals Ordinary Shares to decline significantly.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Inaccurate or unfavorable ESG ratings could lead to negative investor sentiment towards Lifezone Metals, which could have a negative impact on the market price and demand for Lifezone Metals Ordinary Shares, as well as Lifezone Metals’ access to and cost of capital.

Lifezone Metals will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, Lifezone Metals will incur significant legal, accounting and other expenses that LHL does not incur as a private company. For example, Lifezone Metals will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and NYSE.

Lifezone Metals expects that compliance with these requirements will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will be required to divert their attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase further when Lifezone Metals is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a public company, Lifezone Metals is hiring additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We do not anticipate paying dividends before we achieve significant profitability and, as a result, your ability to achieve a return on capital of your investment may depend on appreciation in the price of Lifezone Metals Ordinary Shares.

None of Lifezone Limited, KNL and LHL has ever declared or paid any cash dividends on its ordinary shares and we do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. In addition, our ability to pay cash dividends is not currently, but may in the future be, limited by the terms of our credit agreements, and any future credit or other agreements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. Accordingly, investors must rely on sales of their ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

We have broad discretion over the use of our cash balances we receive as a result of the Business Combination and may not apply such balances in ways that increase the value of your investment.

Our management will have broad discretion in the application of the cash balance of the combined company following the Business Combination and the proceeds of the PIPE Financing and, as a result, you will have to rely on the judgment of our management with respect to the use of such balances. Our management may spend a portion or all of our cash balances in ways that not all shareholders approve of, or that may not yield a favorable return. Management failure to apply these funds effectively could harm our business.

Lifezone Metals’ management team has limited experience managing a public company, which may result in difficulty adequately operating and growing Lifezone Metals’ business.

Lifezone Metals’ management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Lifezone Metals’ management team may not successfully or efficiently manage their new roles and responsibilities or the transition to being a public company subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws and the continuous scrutiny of analysts and investors. These new obligations and constituents will require significant attention from Lifezone Metals’ senior management and could divert their attention from the day-to-day management of Lifezone Metals’ business, which could adversely affect Lifezone Metals’ business, financial condition and operating results.

As a private company, Lifezone Limited has not endeavored to establish and maintain public-company-quality internal controls over financial reporting. If Lifezone Metals fails to establish and maintain proper and effective internal controls over financial reporting, as a public company, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its shares may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following the consummation of the Business Combination, the report by management on internal controls over financial reporting will be on LHL’s financial reporting and internal controls (as accounting acquirer). As a private company, neither Lifezone Limited nor Lifezone Metals have previously been required to conduct an internal control evaluation and assessment. The rules governing the standards that must be met for management to assess internal controls over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, Lifezone Metals may need to upgrade its information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. If Lifezone Metals is unable to hire the additional accounting and finance staff, including a permanent chief financial officer, necessary to comply with these requirements, it may need to retain additional outside consultants. Lifezone Metals may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the consummation of the Business Combination.

Any failure to maintain internal controls over financial reporting could severely inhibit Lifezone Metals’ ability to accurately report its financial condition, operating results or cash flows. If Lifezone Metals is unable to comply with the requirements of the Sarbanes-Oxley Act or conclude that its internal controls over financial reporting is effective, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its securities could decline, and Lifezone Metals could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in Lifezone Metals’ internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict Lifezone Metals’ future access to the capital markets. In addition, failure to implement adequate internal controls or ensure that books and records accurately reflect transactions could result in criminal and civil fines and penalties under the FCPA, as well as related reputational harm and legal fees in defense of such investigations. Any of the foregoing risks could have an adverse effect on Lifezone Metals’ business, financial condition, results of operations, prospects or liquidity.

Lifezone Metals is an “emerging growth company”, and the reduced disclosure requirements applicable to emerging growth companies may make Lifezone Metals Ordinary Shares less attractive to investors.

Lifezone Metals is an “emerging growth company,” as defined in the JOBS Act. As a result, Lifezone Metals may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the ability to furnish two rather than three years of income statements and statements of cash flows in various required filings and not being required to include an attestation report on internal controls over financial reporting issued by Lifezone Metals’ independent registered public accounting firm. As a result, Lifezone Metals’ shareholders may not have access to certain information that they deem important. Lifezone Metals could be an emerging growth company for up to five years, although Lifezone Metals would lose that status sooner if its gross revenue exceeds $1.235 billion, if it issues more than $1.0 billion in nonconvertible debt in a three-year period, or if the fair value of its common stock held by non-affiliates is equal to or exceeds $700.0 million (and Lifezone Metals has been a public company for at least 12 months and has filed one annual report on Form 20-F).

Lifezone Metals cannot predict if investors will find Lifezone Metals Ordinary Shares less attractive if it relies on these exemptions. If some investors find Lifezone Metals Ordinary Shares less attractive as a result, there may be a less active trading market for the Lifezone Metals Ordinary Shares and its share price may be more volatile.

As a foreign private issuer, Lifezone Metals will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company, which may make Lifezone Metals Ordinary Shares less attractive to investors.

Upon the consummation of the Business Combination, Lifezone Metals will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Lifezone Metals qualifies as a foreign private issuer under the Exchange Act, Lifezone Metals is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, holders of Lifezone Metals Ordinary Shares may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As a company incorporated in the Isle of Man, Lifezone Metals is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if Lifezone Metals complied fully with NYSE corporate governance listing standards.

As a company incorporated in the Isle of Man to be listed on the NYSE, Lifezone Metals will be subject to NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer such as Lifezone Metals to follow the corporate governance practices of its home country. Certain corporate governance practices in the Isle of Man, Lifezone Metals’ home country, may differ significantly from NYSE corporate governance listing standards. For instance, Lifezone Metals may choose to follow home country practice in lieu of NYSE corporate governance listing standards such as:

•        having a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•        having a compensation committee and a nominating or corporate governance committee consisting entirely of independent directors;

•        having annual meetings and director elections; and

•        obtaining shareholder approval prior to certain issuances (or potential issuances of securities).

Upon consummation of the Business Combination, Lifezone Metals intends to follow home country practice and be exempt from requirements to obtain shareholder approval for the issuance of 20% or more of its outstanding shares under NYSE listing rule 312.03(c). If, in the future, Lifezone Metals chooses to follow other home country practices in lieu of NYSE corporate governance listing standards (such as the ones listed above), Lifezone Metals’ shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers. For more information about Lifezone Metals’ corporate governance practices after the consummation of the Business Combination, please see the subsection entitled “Management of Lifezone Metals Following the Proposed Transactions — Foreign Private Issuer Status” below.

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant additional legal, accounting and other expenses.

We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. If in the future we are not a foreign private issuer as of the last day of the second fiscal quarter in any fiscal year, we would be required to comply with all of the periodic disclosure, current reporting requirements and proxy solicitation rules of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our ordinary shares must be directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our directors and executive officers may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we were to lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to us if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified executive directors and non-executive directors.

As the rights of shareholders under Isle of Man law differ from those under U.S. law, you may have fewer protections as a shareholder.

Lifezone Metals’ corporate affairs will be governed by the Amended and Restated Memorandum and Articles of Association of Lifezone Metals, the Isle of Man Companies Act and the common law of the Isle of Man. The rights of shareholders to take legal action against Lifezone Metals’ directors, actions by minority shareholders and the fiduciary responsibilities of directors under Isle of Man law are governed by the Isle of Man Companies Act and the common law of the Isle of Man. The common law of the Isle of Man is derived in part from comparatively limited judicial precedent in the Isle of Man. The rights of Lifezone Metals’ shareholders and the fiduciary responsibilities of Lifezone Metals’ directors under Isle of Man law are partially codified in the Isle of Man Companies Act but are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. The duties and liabilities of directors of an Isle of Man company are governed by a combination of statute and common law (based primarily on English common law). The laws in the Isle of Man do not expressly set out the directors’ common law fiduciary duties in statute. In particular, the Isle of Man has a less exhaustive body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. There is no statutory recognition in the Isle of Man of judgments obtained in the U.S., although the courts of the Isle of Man will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, holders of Lifezone Metals Ordinary Shares may have more difficulty in protecting their interests in the face of actions taken by Lifezone Metals’ management, members of the board of directors or major shareholders than they would as shareholders of a U.S. company.

The Amended and Restated Memorandum and Articles of Association of Lifezone Metals and the Lifezone Metals Shareholders Agreement contain certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Amended and Restated Memorandum and Articles of Association of Lifezone Metals in effect following the Company Merger Effective Time, and the Lifezone Metals Shareholders Agreement in effect from and after the Company Merger Effective Time, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for Lifezone Metals Ordinary Shares, and therefore depress the trading price. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the incumbent members of the Lifezone Metals’ Board or taking other corporate actions, including effecting changes in Lifezone Metals’ management, and may inhibit the ability of an acquiror to effect an unsolicited takeover attempt. Shareholders may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the jurisdictions in which Lifezone Metals is incorporated or in which Lifezone Metals operates based on U.S. or other foreign laws against Lifezone Metals, its management or the experts named in this registration statement.

Lifezone Metals is an Isle of Man incorporated company and substantially all of its assets and operations are located outside of the U.S. In addition, most of Lifezone Metals’ directors and officers will reside outside the U.S. and the substantial majority of their assets are located outside of the U.S. As a result, it may be difficult to effect service of process within the U.S. or elsewhere upon these persons. It may also be difficult to enforce judgments in the jurisdictions in which Lifezone Metals operates or Isle of Man courts against Lifezone Metals and its officers and directors. It may be difficult or impossible to bring an action against Lifezone Metals in the Isle of Man if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Isle of Man or jurisdictions in which Lifezone Metals operates would recognize or enforce judgments of U.S. courts against Lifezone Metals or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state and it is uncertain whether such Isle of Man courts or courts in jurisdictions in which Lifezone Metals operates would hear original actions brought in the Isle of Man or jurisdictions in which Lifezone Metals operates against Lifezone Metals or such persons predicated upon the securities laws of the U.S. or any state. Please see the section entitled “Service of Process and Enforceability of Civil Liabilities Under U.S. Securities Laws.”

There is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of the courts of the United States. However, under Isle of Man common law, a foreign judgment in personam given by the court of a foreign country with jurisdiction to give that judgment may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

Mail sent to Lifezone Metals may be delayed.

Mail addressed to Lifezone Metals and received at its registered office will be forwarded unopened to the forwarding address supplied by Lifezone Metals. None of Lifezone Metals, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Isle of Man) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address. As a result, shareholder communications sent by mail to Lifezone Metals may be delayed.

In the event BHP completes the Tranche 3 Investment and gains majority ownership of KNL, LHL and Lifezone Limited may be classified as inadvertent investment companies for the purposes of the Investment Company Act of 1940 (“ICA”), which may have a material adverse effect on us.

We require and will continue to require significant additional capital to fund our business, including to develop the Kabanga Project into a sustainable and operational nickel mine and refinery. Pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment, BHP currently owns 17% of the shareholding of KNL, having cumulatively invested $90 million directly in KNL. Additionally, for strategic reasons to facilitate the development of the Kabanga Project, pursuant to the Tranche 3 Option Agreement, BHP has the option to consummate a further investment in KNL, subject to certain conditions being satisfied.

As of date of this proxy statement/prospectus, neither LHL nor Lifezone Limited are investment companies. Further, none of their total assets as of December 31, 2021, consists of investment securities. However, in the event the Tranche 3 Investment is consummated, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and we would indirectly hold the remaining equity interest, and KNL would cease to be a majority-owned subsidiary of Lifezone Metals from that time onwards. As a result of such investment, Lifezone Limited may be deemed to be an investment company under the ICA. LHL and Lifezone Limited are in the process of applying for an order from the SEC declaring that both LHL and Lifezone Limited are engaged primarily in a business other than that of investing, reinvesting, owning, holding, or trading in securities, which would in turn mean that they will no longer be deemed to be investment companies under the ICA. We cannot assure you that we will receive the order in a timely manner or at all.

In the event, we do not receive such order, we would be required to substantially restructure our business so as to otherwise be excepted from the ICA, which would materially and adversely affect the ongoing viability of our metals extraction and IP licensing businesses. In addition, if we choose not to restructure our businesses, we believe that it would be extremely difficult for us to obtain financing necessary to pursue our strategic objectives due to regulatory restrictions under the ICA. Any such alternatives would have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Risks Related to ESG

We are increasingly expected to operate in a responsible and sustainable manner and to provide benefits and mitigate adverse impacts to affected communities. Failure, or perceived failure, to do so may result in legal suits, additional costs to address social or environmental impacts of operations, investor divestment, adverse reputational impacts and loss of “social license to operate,” and could adversely impact our financial condition.

As a result of public concern about the perceived ill effects of economic globalization and resource extraction activities, businesses in general and metals extraction companies in particular face increasing public scrutiny of their activities. The cost of measures and other issues relating to the sustainable development of metals extraction operations could place significant demands on personnel resources, could increase capital and operating costs and could have an adverse impact on our reputation, results of operations and financial condition.

Metals extraction companies are under increasing pressure to demonstrate that, while they seek a satisfactory return on investment for shareholders, other social partners, including employees, host communities and, more broadly, the countries in which they operate, also benefit from their commercial activities. Such pressures tend to be particularly focused on companies whose activities are perceived to have a high impact on their social and physical environment. Social media and other web-based tools to share user-generated content further increase the potential scope and force of public scrutiny. Adverse publicity in cases where companies are believed not to be creating sufficient social and economic benefit may result in reputational damage, active community opposition, allegations of human rights abuses, legal suits and investor withdrawal. In addition, there have been many instances in which local community groups have opposed metals extraction activities, which have resulted in disruption and delays to the relevant operation.

Metals extraction operations are often located at or near existing towns and villages, natural waterways and other infrastructure or natural resources. As the impacts of dust generation, waste storage, increase in vehicular activity, water pollution or water shortages may be directly adverse to those communities, poor environmental management practices, or, in particular, adverse changes in the supply or quality of water, can result in community protest, regulatory sanctions or ultimately in the withdrawal of community and government support for such operations.

If we are unsuccessful in securing community support for our projects, or groups opposed to mining successfully pursue similar or other legal mechanisms to attempt to block exploration or extraction activities, there could be an adverse impact on our reputation, our ability to develop our mining concessions, and our results of operations and financial condition. For example, the Resettlement Action Plan (“RAP”) with respect to the Kabanga Project is currently under development and will move to the implementation phase subsequently, including physical relocation and resettlement of the project affected people (“PAPs”). There is a risk that the RAP does not move to the implementation phase due to court cases or grievances of PAPs or other parties, which would delay the project construction and production timelines. Further, there is also a risk that the PAPs, related parties, NGOs or governmental departments raise grievances or court cases related to the RAP, several years after the commencement of operations at Kabanga. In both scenarios, in addition to the risk of litigation and increase of costs and delays, our reputation and the reputation of the project may be adversely affected.

Disputes with surrounding communities may also affect our metals extraction operations, particularly where they result in restrictions of access to supplies and to metals extraction operations. Workers’ access to land may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. Access to land and land use is of critical importance to us for exploration and metals extraction, as well as for ancillary infrastructure.

Any such actions and the resulting media coverage could have an adverse effect on our reputation and financial condition or our relationships with the communities in which we operate, which could adversely impact our “social license to operate” and in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

A failure to understand, manage and provide greater transparency of our exposure to environmental, social and governance (“ESG”) related risks or an overstatement of the potential ESG benefits of our products or technology may have adverse implications for us and stakeholders.

ESG-related risks may directly or indirectly impact our business and the achievement of our strategy and consequently those of our key stakeholders, which range from customers, institutional investors, employees and suppliers, to policymakers, regulators, industry organizations and local communities. A failure to transparently and consistently implement our ESG strategy across IP licensing business and the metals extraction business may adversely impact our financial condition and reputation and may negatively impact our stakeholders, who all have expectations, concerns and aims related to ESG matters, which may differ, both within and across the markets in which we operate.

While we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures will be based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring, and reporting on many ESG matters. Voluntary disclosures regarding ESG matters, as well as any ESG disclosures mandated by law, could result in private litigation or government investigation or enforcement action regarding the sufficiency, veracity, or validity of such disclosures. In addition, failure or a perception (whether or not valid) of failure to implement ESG strategies or achieve ESG goals or commitments, including any GHG reduction or neutralization goals or commitments, could result in private litigation and damage our reputation, cause investors or consumers to lose confidence in us, and negatively impact our operations. For example, while a study by EY Cova has indicated that the Kell Process Technology results in lower GHG emissions and lower consumption of electricity compared to smelting, no active refinery currently licenses our Hydromet Technology and we are currently in the process of developing the Kabanga Hydromet Technology. Accordingly, our Hydromet Technology and the resultant metals may not achieve the expected ESG-related benefits or at all. In particular, we have revised the data that we initially provided to EY Cova, such that the CO2 emission reduction at the originally proposed Kell-Sedibelo-Lifezone Refinery has been amended to correct an input error. Specifically, the data that we initially provided to EY Cova indicated that our Hydromet Technology was expected to result in an 81% reduction in CO2 emissions compared with the traditional smelting process (in the case of PGMs, based on the EY Cova Study initially issued in 2020 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope); taking into account our revised data, this estimate has now been adjusted downwards to 46%. Although this has now been updated, any overstatement of the ESG benefits in this regard may have adverse implications for us and our stakeholders. For further details, see “Information about Lifezone Holdings Limited — Environmental, social and governance matters,” while studies have indicated that the Kell Process Technology results in lower GHG emissions and lower consumption of electricity compared to smelting, no active refinery currently licenses our Hydromet Technology and we are currently in the process of developing the Kabanga Hydromet Technology. Accordingly, our Hydromet Technology and the resultant metals may not achieve the ESG-related benefits to the extent we expect or at all. Any overstatement of the ESG benefits in this regard may have adverse implications for us and our stakeholders. For further details see, “Information about Lifezone Holdings Limited — Environmental, social and governance matters.”

Further, governments around the world are increasingly regulating the reporting of ESG metrics and their ESG standards generally. The requirement to meet particular ESG standards has already been made abundantly clear by “western” car and battery manufacturers when sourcing battery raw materials used in their supply chains. However, the countries in which we operate may not adhere to the international best practices or have as stringent rules as other jurisdictions. If we are unable to meet the global ESG standards or reporting metrics satisfactorily, due to their internal ESG-related requirements, customers may not purchase our products in the quantities that we expect or at all, which would in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Greenhouse gases (“GHGs”) are and will be emitted directly by our operations, by external utilities from which we may need to purchase electricity and by suppliers from which we may need to purchase consumables. Although refineries using our Hydromet Technology are expected to emit fewer GHGs than refineries using traditional smelting and refining technologies, they will still emit substantial levels of GHGs. Certain members of the international community negotiated a treaty at the Conference of the Parties of the UN Framework Convention on Climate Change in Paris in December 2015 (the “Paris Agreement”). The Paris Agreement, which came into force in November 2016, requires developed countries to set targets for GHG emissions reductions. In order to meet national reductions commitments, including a goal of “net zero” carbon or carbon neutrality by 2050 set by numerous jurisdictions, it is likely that additional measures addressing GHG emissions, including stricter GHG emissions limits and/or some form of carbon pricing, will be implemented in various countries in the future. Additionally, the UN Climate Change Conference of Parties, held in November 2021, concluded with the finalization of the Glasgow Climate Pact, which stated long-term global goals (including those in the Paris Agreement) to limit the increase in the global average temperature to 1.5°C and emphasized reduction in GHG emissions and a commitment that countries would phase out inefficient fossil fuel subsidies.

Carbon pricing refers to various initiatives that seek to internalize the social or environmental cost of carbon on industries by imposing taxes, cap-and-trade schemes and/or the elimination of free credits for carbon emissions. As governments continue to set aggressive decarbonization targets to meet the commitments made as a result of the Paris Agreement, carbon pricing systems are likely to be implemented in a number of jurisdictions, including in Tanzania where we operate and other areas where we have or may in the future have licensees and operations. Such measures could require us to reduce our direct GHG emissions or energy use or to incur significant costs for GHG emissions allowances or taxes, including as a result of costs or taxes passed on by electricity utilities and consumable suppliers which supply our operations. We could also incur significant costs associated with capital equipment to reduce GHG emissions, as well as GHG monitoring and reporting and other obligations to comply with applicable requirements. Such measures could drive up the costs of capital goods, energy and other utility and consumable costs that are critical inputs to our metals extraction operations.

Certain countries, including Australia and Brazil, have passed or are considering GHG trading or tax schemes and/or other regulation of GHG emissions. In regions which rely more on fossil fuels for energy, such as Tanzania and South Africa, mandated GHG reductions and/or carbon pricing measures could have a material adverse effect on our production activities, business, financial condition, results of operations, prospects or liquidity.

For instance, with respect to the potential Kell-Sedibelo-Lifezone Refinery, the South African government introduced a carbon tax under the Carbon Tax Act effective as of June 1, 2019. The first phase of the Carbon Tax Act which applies to Scope 1 emissions and was initially meant to run from June 1, 2019 to December 31, 2022, has been extended to December 31, 2025. The basic rate for the tax period January 1, 2022 to December 31, 2022 was R144 per tonne of CO2e emissions and has been increased for the 2023 tax period to R159 per tonne of CO2e emissions. Allowances under the Carbon Tax Act result in an effective carbon tax rate ranging from R7.20 to R57.60 per tonne of CO2e emitted, escalating at the consumer price index plus 2% per annum until the end of the first phase. The South African government indicated that a review of the impact of the carbon tax will be conducted before the second phase, after at least three years of implementation of the carbon tax. While the carbon tax would become applicable to the potential Kell-Sedibelo-Lifezone Refinery once it is operational, the impact and possible changes to the amount of the carbon tax in future years may have a more significant impact on Kellplant’s operations than anticipated.

Simultaneously with the introduction of the carbon tax under the Carbon Tax Act, a carbon fuel levy was introduced under the Customs and Excise Act No. 91 of 1964, as part of the current South African fuel levy regime. The carbon fuel levy now includes a carbon levy, which applies to stationary and non-stationary mobile emissions resulting from the use of liquid fuels, mostly petrol and diesel. The carbon fuel levy on diesel, which came into effect on June 5, 2019, is R0.09 per liter. In addition, a notice published in the South African Government Gazette on May 31, 2019, stated that the carbon fuel levy was excluded from the diesel refund regime. As such, a person who becomes liable for the carbon fuel levy will not be able to claim a refund on the R0.09 per liter of diesel paid in respect of the carbon fuel levy on diesel.

In addition, the South African Department of Forestry, Fisheries and the Environment (“DFFE”) has published draft bills for comment that will impose so-called “carbon budgets” on entities in identified high-emitting industries, including refining (the “Climate Change Bill”). The “carbon budgets” are intended to operate as statutory limits for greenhouse gas emissions, emissions in excess of which will attract a higher carbon tax rate. The South African National Treasury and the DFFE have reviewed various options for aligning the carbon tax with the carbon budgets, with the most recent proposal being that emissions below the carbon budget will be taxed according to the current tax design, and those exceeding the carbon budget will be taxed at a much higher rate. Since the Climate Change Bill has not been promulgated, the Carbon Tax Act has not been drafted to reflect this alignment at this stage. Once the Climate Change Bill is assented to as an act of Parliament, the Carbon Tax Act can then be amended, accordingly. It is proposed that a higher carbon tax rate of R640 per tonne of CO2e will apply to greenhouse gas emissions exceeding the carbon budget.

There can be no assurance that we will be able to meet our voluntary targets relating to GHG emissions or comply with targets that may be imposed on the mining and refining industries by external regulators. Further, additional, new and/or different regulations in this area, such as the imposition of stricter limits than those currently contemplated, could be enacted, all of which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Furthermore, the potential physical impacts of climate change on our operations are highly uncertain and may adversely impact the cost, production and financial performance of our operations. Finally, litigation risks are also increasing as a number of parties have sought to bring suit against various companies in court, alleging, among other things, that such companies created public nuisances by producing products or fuels that contributed to climate change or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts. Should we be targeted by any such litigation, we may incur liability, which, to the extent that societal pressures or political or other factors are involved, could be imposed without regard to causation or contribution to the asserted damage, or to other mitigating factors. An unfavorable ruling in any such case could significantly impact our operations and could have an adverse impact on our financial condition.

Risks Related to Doing Business in Tanzania and South Africa

Investor perceptions of risks in developing countries or emerging markets, including in Tanzania and South Africa, could reduce investor appetite for investments in these countries or for the securities of issuers operating in these countries, such as Lifezone Metals.

Emerging markets, including Tanzania and South Africa, are generally subject to greater risks, including legal, regulatory, economic and political risks, than more developed markets. There may also be unpredictability with respect to court judgments, including in cases involving the local government. Accordingly, investors should exercise particular care in evaluating the risks involved and should consider whether, in light of these risks, investing in the shares of a company whose assets and operations are based in an emerging market is appropriate. Economic crises in one or more such countries may reduce overall investor appetite for securities of issuers operating in developing countries generally, even for such issuers that operate outside the regions directly affected by the crises. Past economic crises in developing countries have often resulted in significant outflows of international capital and caused issuers operating in developing countries to face higher costs for raising funds, and in some cases have effectively impeded access to international capital markets for extended periods.

Thus, even if the economies of the countries in which Lifezone Metals operates remain relatively stable, financial turmoil in any developing market country could have an adverse effect on Lifezone Metals’ business, financial condition, results of operations, prospects or liquidity.

Our operations are subject to water use regulation, which could impose significant costs and burdens.

Tanzania and South Africa are water-scarce countries, where the demand for water exceeds natural water availability in river basins. As a result, our operations will be subject to regulatory controls on usage and disposal of water. Under Tanzanian and South African law, metals extraction operations are subject to water use licenses and/or authorizations that govern each operation’s water usage and that require, among other things, metals extraction companies to achieve and maintain certain water quality limits regarding all water discharges. We may therefore face increasing competition for water uses both in respect of surface and groundwater, which will not only have implications from a water allocation and entitlement perspective but may result in higher operating costs from a tariff perspective, as water use charges may increase. If water scarcity becomes acute, this would raise risks in relation to the sustainability of supply, and there may be a need for us to implement new technology in order to use water more efficiently. In Tanzania, the use of water is subject to the prior permit from the regional water board which has jurisdiction where the mine is located. The regional water board, expected to be Kagera Basin Water Board, will impose a limit on the quantity of water that the Kabanga Project is authorized to use in its operations for a specified period of time. Such permit will be subject to payment of fees, which will be assessed by the water board. Further to the environmental effects that the world is currently going through, the fees imposed by the water board may increase substantially which may affect the profitability of our operations at Kabanga.

Any failure by us to secure access to suitable water supplies, or achieve and maintain compliance with applicable requirements of the permits or licenses, could result in curtailment or halting of commencement or ongoing production at the affected operations. Incidents of water pollution or shortage can, in certain cases, lead to community protest and ultimately to the withdrawal of community and government support for our operations. A failure by us to comply with water contamination related directives may result in further, more stringent, directives being issued against us, which may, in some cases, result in a temporary or partial shutdown of our operations.

Any failure by us to achieve or maintain compliance with the requirements of any of our water use licenses with respect to any of our operations, including poor water management and control of current operating mines and redundant operations, could result in our being subject to substantial claims, penalties, fees and expenses, significant delays in operations, or the suspension or withdrawal of our entitlement to use water and negatively impact operating licenses. This could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

Our business and operations may be negatively impacted by laws and regulations applicable to foreign owned companies and barriers to foreign investment in Tanzania.

The political and business climate in Tanzania have often been marked by strong economic nationalism manifested by direct legal barriers or indirect business climate barriers. These barriers include but are not limited to unpredictable actions of nationalization, opaque regulatory approval processes which may favor local firms, delays in customs clearances or visa approvals for expatriate workers, and foreign ownership restrictions in respect of lands and infrastructure. We anticipate that any lack of predictability with respect to the treatment of foreign investment in Tanzania may negatively affect our ability to raise project financing. Additionally, any adverse legal or political shift targeted at foreign owned enterprise or investment may result in cost increases, business interruptions, asset seizures or other adverse consequences for our business. Although we intend to mitigate the risk of these possibilities by conducting our business through domestically incorporated subsidiaries and local agents, and although we cannot identify any particular policy, law, or condition that may negatively impact our business at this time, we will have little recourse should any negative conditions arise, and our business could suffer irrecoverable loss or fail as a result.

The potential impact of the control of currency conversion, restrictions on dividends or the ability to transfer funds out of Tanzania and/or South Africa may negatively impact our business.

In Tanzania, transactions larger than $10,000 must be reported to the Bank of Tanzania. Therefore, we may potentially find our business operations delayed due to administrative burdens and business growth limited or slowed due to a lack of adequate infrastructure in place in Tanzania. In case similar restrictions or other controls on currency conversion or restrictions on dividends are introduced in South Africa, we may not be able receive royalty or dividend payments arising out of the potential Kell-Sedibelo-Lifezone Refinery.

Any downgrading of Tanzania’s debt rating by an international rating agency, or an increase in interest rates in Tanzania, could adversely affect our ability to generate or use letters of credit.

With our vendors we will attempt to establish a record of execution that can eventually lead to back-to-back letters of credit, which would greatly enhance our business and help us grow rapidly. Back-to-back letters of credit are used primarily in international transactions, with the first letter of credit serving as collateral for the second. Any adverse revisions to the credit ratings for Tanzania for domestic and international debt by international rating agencies as well as an increase in interest rates or a tightening of credit may adversely affect our ability to finance growth through back-to-back letters of credit, which could lead to a decrease in our growth rate, adversely affecting our share price.

Risks Related to GoGreen and the Proposed Business Combination

Unless the context otherwise requires, all references in this subsection to “GoGreen,” “we,” “us,” or “our” refer to GoGreen.

We may not be able to complete the proposed Business Combination or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.64 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

On January 18, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from January 25, 2023 to April 25, 2023 as the first of two three-month extensions permitted under GoGreen’s existing governing documents. In connection with the First Extension, GoGreen issued the First Extension Note, and the Sponsor deposited the first Extension Payment into GoGreen’s trust account. On April 10, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from April 25, 2023 to July 25, 2023 as the second of two three-month extensions permitted under GoGreen’s existing governing documents. In connection with the Second Extension, GoGreen issued the Second Extension Note to the Sponsor and Lifezone Limited, and each of the Sponsor and Lifezone Limited deposited $1,380,000 (each such deposit representing 50% of the second Extension Payment) into GoGreen’s trust account. The Extension Notes bear no interest and are due and payable in cash upon the earlier to occur of (i) the date on which GoGreen’s initial business combination is consummated and (ii) the liquidation of GoGreen on or before July 25, 2023 or such later liquidation date as may be approved by GoGreen’s shareholders. In connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

Additionally, on each of January 19, 2023 and April 10, 2023, the Company issued the First Working Capital Note and the Second Working Capital Note, respectively, for working capital expenses. The Working Capital Notes bear no interest and are due and payable in cash upon the earlier to occur of (i) the date on which GoGreen consummates its initial business combination and (ii) the date that the winding up of GoGreen is effective.

We must complete a business combination by July 25, 2023. We may not be able to consummate the proposed Business Combination or any other business combination within such time period. If we have not completed a business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem our public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of our then outstanding public shares, which redemption will completely extinguish our public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate or dissolve, subject in clauses (ii) and (iii) to our obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may receive only $10.64 per share (based on funds in the Trust Account of approximately $291,015,198 on March 31, 2023 and the proceeds from the Second Extension Note), or less than $10.64 per share, on the redemption of their shares, and our warrants will expire worthless. In certain circumstances, our public shareholders may receive less than $10.64 per share on the redemption of their shares. See “— If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.64 per share” and other risk factors herein.

GoGreen has little operating history and no revenues (other than interest earned on the funds held in the Trust Account), and you have no basis on which to evaluate its ability to successfully consummate the Proposed Transactions.

GoGreen is a company established in the Cayman Islands with limited operating history, incorporated for the purpose of completing an initial business combination. As such, you have no basis upon which to evaluate its ability to complete the Proposed Transactions, and it may be unable to complete the Proposed Transactions. If GoGreen fails to complete the Proposed Transactions, it may never generate any operating revenues.

Past performance by GoGreen’s management team, may not be indicative of GoGreen’s ability to complete the Proposed Transactions or of future performance of an investment in Lifezone Metals.

Past acquisition and operational experience of GoGreen’s management and their affiliates is not a guarantee of GoGreen’s ability to complete the Proposed Transactions nor, if consummated, a guarantee that the intended benefits of the Proposed Transactions will be achieved. John Dowd and Govind Friedland, GoGreen’s Chief Executive Officer and Chief Operating Officer, respectively, will each be directors of Lifezone Metals immediately following the Proposed Transactions, and Michael Sedoy, GoGreen’s Chief Financial Officer, will be Lifezone Metals’ Interim Chief Financial Officer immediately following the Proposed Transactions, but they may not continue as directors or officers, respectively, of Lifezone Metals and their views may not prevail in relation to any decisions or actions taken by the Lifezone board of directors or Lifezone. You should not rely on the historical record of GoGreen management or their affiliates’ performance as indicative of the future performance of Lifezone Metals or of an investment in Lifezone Metals.

GoGreen’s existing governing documents waive the doctrine of corporate opportunity.

GoGreen’s existing governing documents provide that GoGreen renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of GoGreen and such opportunity is one GoGreen is legally and contractually permitted to undertake and would otherwise be reasonable for GoGreen to pursue, and to the extent the director or officer is permitted to refer that opportunity to GoGreen without violating another legal obligation. We believe there were no such corporate opportunities that were not presented as a result of these provisions in our existing governing documents, but we cannot assure you that this provision did not impact our search for a business combination target.

The Sponsor has agreed to vote in favor of the Proposed Transactions, regardless of how GoGreen’s shareholders vote.

The Sponsor and GoGreen’s directors and officers have agreed to, among other things, vote in favor of the Business Combination Proposal and the Merger Proposal. As of the date of this proxy statement/prospectus, the GoGreen Initial Shareholders hold all of the GoGreen founder shares and 1,335,000 GoGreen Class A ordinary shares, which represent 28.46% of the issued and outstanding GoGreen ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Proposed Transactions than would be the case if the Sponsor and such other shareholders agreed to vote any GoGreen ordinary shares owned by them in accordance with the majority of the votes cast by GoGreen’s public shareholders.

The Sponsor and GoGreen’s directors, executive officers, advisors or any of their affiliates may elect to purchase shares from our public shareholders, which may influence a vote on the proposed Business Combination and reduce the public “float” of our ordinary shares.

The Sponsor and GoGreen’s directors, executive officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. Please see “Information Related to GoGreen — Permitted Purchases of our Securities” for a description of how such persons will determine from which shareholders to seek to acquire shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, executive officers, advisors or any of their affiliates purchase our public shares in privately negotiated transactions from our public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to satisfy the closing condition in the Business Combination Agreement requiring us to have a minimum net worth or a certain amount of cash at the closing of the proposed Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the proposed Business Combination that may not otherwise have been possible. Any GoGreen ordinary shares purchased by the Sponsor or GoGreen’s directors, officers or advisors, or their respective affiliates in privately negotiated transactions will not (i) be purchased at a price higher than the price offered through the redemption process, (ii) be voted in favor of the Business Combination Proposal or (iii) have redemption rights, and if such GoGreen ordinary shares do have redemption rights then such rights will be waived by the Sponsor, or GoGreen’s directors, officers or advisors, or their respective affiliates.

In addition, if such purchases are made, the public “float” of our ordinary shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.64 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business, except our independent registered public accounting firm, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by our public shareholders could be less than the $10.64 per share held in the Trust Account (based on funds in the Trust Account of approximately $291,015,198 on March 31, 2023 and the proceeds from the Second Extension Note), due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.20 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your GoGreen public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our GoGreen public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our GoGreen public shareholders may be reduced below $10.20 per share.

If we liquidate, distributions, or part of them, may be delayed while the liquidator determines the extent of potential creditor claims.

If we do not complete our initial business combination by July 25, 2023, we will be required to redeem our public shares using the available funds in the Trust Account pursuant to our amended and restated memorandum and articles of association, resulting in our repayment of available funds in the Trust Account. Following this redemption, we will proceed to commence a voluntary liquidation and thereby a formal dissolution of the company. In connection with such a voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the Cayman Islands Official Gazette and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps the liquidator considers appropriate, after which our remaining assets would be distributed.

As soon as our affairs are fully wound up, if we were to liquidate, the liquidator must complete the statement of account and will then notify the Registrar of Companies of the Cayman Islands that the liquidation has been completed. However, the liquidator may determine additional time is required to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the Cayman Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

To the extent that any liquidation proceedings of the company were to be commenced prior to the redemption of our public shares (and the distribution of available funds in the Trust Account) referred to above under Cayman Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the full redemption amounts which would be otherwise payable to them.

If we are unable to consummate our initial business combination by July 25, 2023, our public shareholders may be forced to wait beyond the 10 business day period thereafter before redemption from our Trust Account.

If we are unable to consummate our initial business combination by July 25, 2023, we will, as promptly as reasonably possible but not more than 10 business days thereafter, redeem all our public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less up to $100,000 of interest for our dissolution expenses, divided by the number of our then outstanding public shares and cease all operations except for the purposes of winding up of our affairs by way of a voluntary liquidation, as further described herein. Any redemption of our public shareholders from the Trust Account shall be effected automatically by function of our amended and restated memorandum and articles of association prior to our commencing any voluntary liquidation. If we are required to liquidate prior to distributing the aggregate amount then on deposit in the Trust Account, then such winding-up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the ten business days following July 25, 2023, before the redemption proceeds of our Trust Account become available to them, and they receive the return of their portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our amended and restated memorandum and articles of association and then only in cases where investors have sought to redeem their GoGreen ordinary shares. Only upon our redemption or any liquidation will our public shareholders be entitled to distributions if we are unable to complete our initial business combination.

If deemed to be insolvent, distributions made to our public shareholders, or part of them, from our Trust Account may be subject to claw back in certain circumstances.

If we do not complete our initial business combination by July 25, 2023, and instead distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 in interest reserved for expenses in connection with our dissolution) to our public shareholders by way of redemption, it will be necessary for our directors to pass a board resolution approving the redemption of those GoGreen ordinary shares and the payment of the proceeds to our public shareholders. Such board resolutions are required to confirm that we satisfy the solvency test prescribed by the Cayman Companies Act, (namely that our assets exceed our liabilities; and that we are able to pay our debts as they fall due). If, after the redemption proceeds are paid to our public shareholders, it transpires that our financial position at the time was such that it did not satisfy the solvency test, the Cayman Companies Act provides a mechanism by which those proceeds could be recovered from our public shareholders. However, the Cayman Companies Act also provides for circumstances where such proceeds could not be subject to claw back, namely where (a) our public shareholders received the proceeds in good faith and without knowledge of our failure to satisfy the solvency test; (b) a GoGreen public shareholder altered its position in reliance of the validity of the payment of the proceeds; or (c) it would be unfair to require repayment of the proceeds in full or at all.

If, before distributing the proceeds in the Trust Account to our GoGreen public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with its liquidation may be reduced.

Our GoGreen public shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their public shares.

If we are forced to enter into an insolvent liquidation, any distributions received by our GoGreen public shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and us to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of approximately $18,000 and to imprisonment for five years in the Cayman Islands.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the our board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our GoGreen public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Because GoGreen is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

GoGreen is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for GoGreen public shareholders to effect service of process within the United States upon the directors or executive officers of GoGreen, or enforce judgments obtained in the United States courts against the directors or officers of GoGreen.

The corporate affairs of GoGreen are governed by our amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the directors of GoGreen under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of GoGreen shareholders and the fiduciary responsibilities of GoGreen directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the United States.

Shareholders of a Cayman Islands exempted company like GoGreen have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of the company. GoGreen directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against GoGreen judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against GoGreen predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, GoGreen public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board or our controlling shareholders than they would as public shareholders of a United States company.

The Sponsor and our executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, you should keep in mind that the Sponsor and certain of our directors and officers have interests in the proposed Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•        the beneficial ownership of the GoGreen Initial Shareholders of 6,900,000 GoGreen founder shares and 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement, which shares would become worthless if GoGreen does not complete a business combination within the applicable time period, as the founder shares and such Private Placement shares do not entitle the GoGreen Initial Shareholders to any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and estimated at approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 GoGreen founder shares it owns and such securities will have a significantly higher value at the time of the Proposed Transactions, which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if GoGreen public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

•        the GoGreen Initial Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Lifezone Metals Ordinary Shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming (i) none of the options under LHL option plan is exercised and (ii) none of GoGreen’s existing public shareholders exercises its redemption rights or dissenters’ rights;

•        the fact that, in connection with the PIPE Financing, the GoGreen PIPE Investors will receive 135,000 Lifezone Metals Ordinary Shares;

•        GoGreen’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on GoGreen’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of GoGreen and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

These interests may influence our directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein. You should also read the section entitled “Summary of the Proxy Statement/Prospectus — The Proposed Transactions.”

The shares beneficially owned by the Sponsor, our officers and directors will not participate in liquidation distributions and, therefore, our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for our initial business combination.

The Sponsor, officers, directors and director nominees have entered into a letter agreement with us, pursuant to which the GoGreen Initial Shareholders have agreed to waive its redemption rights with respect to its GoGreen founder shares and the Private Placement shares, and the Sponsor, officers, directors and director nominees have agreed to waive their redemption rights with respect to any of our public shares they may acquire in connection with the completion of the proposed Business Combination or any other initial business combination. The GoGreen Initial Shareholders have also waived its right to receive distributions with respect to its GoGreen founder shares and the Private Placement shares upon our liquidation if we are unable to consummate an initial business combination. Accordingly, the GoGreen founder shares and the Private Placement shares will be worthless if we do not consummate an initial business combination. The GoGreen private placement warrants and any other GoGreen warrants they acquire will also be worthless if we do not consummate an initial business combination. The personal and financial interests of the Sponsor, officers and directors may influence their motivation in timely identifying and selecting a target business and completing a business combination, especially if the proposed Business Combination are not approved. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

Activities taken by our shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on our ordinary shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding GoGreen or its securities, the GoGreen Initial Shareholders, LHL or LHL’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of our ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the proposed Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on our ordinary shares.

In addition, pursuant to the Subscription Agreements, the PIPE Investors have agreed to purchase an aggregate of 7,017,317 Lifezone Metals Ordinary Shares at $10.00 per share for gross proceeds of $70,173,170 immediately following the Merger Effective Time. Such purchase may, therefore, be at a price per share that is less than the then-current market price of our ordinary shares and could have a depressive effect on the market price of our ordinary shares.

The exercise of discretion by GoGreen’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of GoGreen securityholders.

In the period leading up to the Share Acquisition Closing, other events may occur that, pursuant to the Business Combination Agreement, would require GoGreen to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that GoGreen is entitled to under the Business Combination Agreements. Such events could arise because of changes in the course of LHL’s business, a request by LHL to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, the occurrence of events that would have a material adverse effect on LHL’s business and would entitle us to terminate the Business Combination Agreement, or other reasons. In any of such circumstances, it would be in GoGreen’s discretion, acting through its board of directors, to grant GoGreen’s consent or waive its rights.

The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for GoGreen and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus,

GoGreen does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the proposed Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the shareholders, GoGreen will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal.

GoGreen’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the proposed Business Combination and, as a result, the terms may not be fair from a financial point of view to the GoGreen public shareholders.

In analyzing the proposed Business Combination, GoGreen’s board of directors conducted significant due diligence on LHL. For a complete discussion of the factors utilized by GoGreen’s board of directors in approving the proposed Business Combination, see the section entitled, “The Business Combination — GoGreen’s Board of Directors’ Reasons for Approval of the Proposed Business Combination.” GoGreen’s board of directors believes, because of the financial skills and background of its directors, it was qualified to conclude that the proposed Business Combination were fair from a financial perspective to its shareholders and that LHL’s fair market value was at least 80% of GoGreen’s net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, GoGreen’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of GoGreen’s board of directors in valuing LHL’s business, and GoGreen’s board of directors may be incorrect in its assessment of the proposed Business Combination. The lack of a fairness opinion may also lead an increased number of GoGreen public shareholders to vote against the Business Combination Proposal or demand redemption of their shares for cash, which could potentially impact GoGreen’s ability to consummate the proposed Business Combination or materially and adversely affect LHL’s liquidity following the consummation of the proposed Business Combination.

Because LHL is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of LHL’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because LHL intends to become publicly traded through a business combination with GoGreen rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on LHL or GoGreen in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the consummation of the Proposed Transactions, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of Lifezone Metals Ordinary Shares will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Lifezone Metals Ordinary Shares or helping to stabilize, maintain or affect the public price of Lifezone Metals Ordinary Shares following the consummation of the Proposed Transactions. Moreover, Lifezone Metals will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Lifezone Metals Ordinary Shares that will be outstanding immediately following the consummation of the Proposed Transactions. In addition, since Lifezone Metals will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Lifezone Metals since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Lifezone Metals’ behalf. All of these differences from an underwritten public offering of Lifezone Metals Ordinary Shares could result in a more volatile price for Lifezone Metals Ordinary Shares.

In addition, the Sponsor, certain of GoGreen’s directors and officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of Lifezone Metals Ordinary Shares following completion of the Business Combination, and that would not be present in an underwritten public offering of Lifezone Metals Ordinary Shares. Such interests may have influenced GoGreen’s board of directors in making its recommendation that GoGreen shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Please read the section entitled “The Business Combination — Interests of Certain Persons in the Proposed Transactions.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Lifezone Metals became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations as a public company or prevent fraud, and investor confidence and the trading prices of our securities may be materially and adversely affected.

In connection with the audits of our financial statements as of December 31, 2022 and 2021, we identified a material weakness in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis.

Management identified a material weakness related to the financial reporting process, which included not identifying and recording operating accruals and expenses related to the business combination and a lack of review of the Company’s financial statements at each reporting period. As a result, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with GAAP. Accordingly, management believes that the financial statements included in this Annual Report present fairly in all material respects our financial position, results of operations, and cash flows for the periods presented.

Management has implemented remediation steps to improve our disclosure controls and procedures and our internal control over the financial reporting process. Specifically, the Company has established a process by which all contracts and vendors are reviewed on a regular basis to determine if any expense was incurred and properly recorded. The Company has implemented a review of equity transactions to ensure the appropriate accounting for and valuation, as deemed necessary. The Company has also established a formal review process for its financial statements during which the preparers of financial statements present the financial statements to a group of reviewers within the management team with the results of such review being documented. We plan to further improve this process by implementing additional layers of reviews in the financial close process. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

We are subject to the Sarbanes-Oxley Act of 2002, and specifically to Section 404 thereof, which will require that we include a certification from management on the effectiveness of our internal controls in our annual reports on Form 10-K, beginning with the Form 10-K filed for the year ending December 31, 2002. In addition, once we cease to be either an “emerging growth company” as such term is defined in the JOBS Act or a non-accelerated filer in accordance with Rule 12b-2 under the Exchange Act, our independent registered public accounting firm must attest to and report on the effectiveness on our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, reviewed, or if it interprets the relevant requirements differently from us. In addition, our continuing reporting obligations have and may continue to place a significant strain on our management, operational and financial resources and systems. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or audited from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filing on a timely basis. As a result, our reputation, business, financial condition and results of operations may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from NYSE, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

The Committee on Foreign Investment in the United States (“CFIUS”) may delay, prevent or impose conditions on the Proposed Transactions.

CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses for national security considerations. Among other things, CFIUS is authorized to require mandatory filings for certain foreign investments in the United States and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to such investments choose not to file voluntarily. With respect to transactions that CFIUS determines present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures or recommend that the president of the United States block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control, access or governance rights that the transaction affords foreign persons. For example, any transaction that could result in foreign “control” (as such term is defined in the CFIUS regulations) of a U.S. business is within CFIUS’s jurisdiction. In addition, CFIUS has jurisdiction over certain investments that do not result in control of a U.S. business by a foreign person but that afford a foreign person certain access, involvement or governance rights in a “TID U.S. business”, that is, a U.S. business that: (1) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (2) owns, operates, manufactures, supplies or services certain “critical infrastructure”; or (3) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens.

Certain Key LHL Shareholders (representing, in the aggregate, approximately 91.5% of all LHL shares held by the LHL Shareholders) are non-U.S. persons, including without limitation: (1) Keith Liddell (UK national); (2) Keith and Jane Liddell jointly (both UK nationals); (3) Varna Holdings Limited (an entity organized under the laws of the British Virgin Islands); (4) BHP Billiton (UK) DDS Limited (an entity organized under the laws of England and Wales); (5) Peter Smedvig (a UK national); (6) Kamberg Investments Limited (an entity organized under the laws of the British Virgin Islands); (7) Duncan Bullivant (a UK national); and (8) Hermetica Limited (an entity organized under the laws of England and Wales). In addition, GoGreen, Merger Sub, certain of the PIPE Investors and the GoGreen Initial Shareholders are non-U.S. persons.

Each of the Company and LHL is a foreign person. Each of them is organized under the laws of the Isle of Man and has its principal place of business in the Isle of Man. Neither the Company nor LHL is an operating company. LHL conducts operations through its subsidiaries, and these operations are focused in Europe and Africa. Neither the Company nor LHL has any subsidiary, branch office or fixed place of business in the United States.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Proposed Transactions. If CFIUS were to determine that the Proposed Transactions or any portion thereof are within its jurisdiction, it might request that the parties submit a filing with respect to the Proposed Transactions. A CFIUS review of the Proposed Transactions could delay the completion of the Proposed Transactions. Further, if CFIUS reviews the Proposed Transactions and identifies an unresolved national security concern as part of such review, CFIUS could impose conditions with respect to the Proposed Transactions, recommend that the President of the United States prohibit the Proposed Transactions, or, if the Proposed Transactions have been consummated, recommend that the president of the United States order one or more foreign persons to divest all or a portion of the Lifezone Metals Ordinary Shares that they acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any parties to the Proposed Transactions were required to make a filing with CFIUS but failed to do so, CFIUS could impose a civil penalty not to exceed $250,000 or the value of the relevant transaction, whichever is greater, on the parties it determines were subject to a mandatory filing requirement.

The time necessary for CFIUS to review the Proposed Transactions or a decision by CFIUS to prohibit the Proposed Transactions may also prevent the Proposed Transactions from occurring within the applicable time period required pursuant to GoGreen’s amended and restated memorandum and articles of association (including any further amendment thereof). These risks may limit the attractiveness of, or delay or prevent GoGreen from consummating, the Proposed Transactions. If GoGreen does not complete an initial business combination by July 25, 2023, GoGreen will be required to redeem its public shares using the available funds in the Trust Account pursuant to its amended and restated memorandum and articles of association, resulting in repayment of available funds in the Trust Account. For more information, see “Risk Factors — Risks Related to GoGreen and the Proposed Business Combination — We may not be able to complete the proposed Business Combination or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.64 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.”

GoGreen’s and LHL’s ability to consummate the proposed Business Combination, and the operations of Lifezone Metals following the proposed Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic or and the Marburg virus disease.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the proposed Business Combination, and the business of LHL or Lifezone Metals following the proposed Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and GoGreen’s and LHL’s ability to consummate the proposed Business Combination and Lifezone Metals’ financial condition and results of operations following the proposed Business Combination may be materially adversely affected. Each of GoGreen, LHL and Lifezone Metals may also incur additional costs due to delays caused by COVID-19, which could adversely affect Lifezone Metals’ financial condition and results of operations.

Further, on March 21, 2023, the Ministry of Health of the United Republic of Tanzania declared an outbreak of MVD in the country. As of March 22, 2023, a total of eight cases, including five deaths were reported from two villages in the Kagera region of Tanzania. As per the WHO, due to the high fatality rate and existing risk of spread of the outbreak to other areas of the country, inadequate human, financial and material resources to implement response interventions, and the likelihood of existing capacities being overwhelmed if the cases increase, the risk at the national level is assessed as very high. There is uncertainty surrounding the extent and duration of any disruptions caused due to the MVD. Any such disruptions could have a material adverse effect on our operations at the Kabanga Project.

GoGreen’s warrants are accounted for as equity. If it were later determined that our warrants should have been accounted for as a liability, we might be required to restate our financial statements and the warrants would be recorded at fair value, with any changes in fair value each period reported in earnings. Treating our warrants as a liability could cause us to incur significant expense, have an adverse effect on the market price of our ordinary shares and make it more difficult for us to consummate an initial business combination.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” (“SPACs”) (the “Staff Statement”). In the Staff Statement, the SEC staff expressed its view that, in accordance with the guidance contained in Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40), certain terms and conditions common to SPAC warrants may require those warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity.

GoGreen’s management has concluded that the public and placement warrants qualify for equity accounting treatment. If it is later determined that our warrants should have been classified as a liability, we may have to assess the impact of that determination on our financial statements, and we might be required to restate previously-issued financial statements to reflect the treatment of the warrants as a liability. We would also be required to classify our warrants as a liability at their fair value. That liability would be subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability would be adjusted to fair value, with the change in fair value recognized in our statement of operations and therefore our reported earnings. The impact of such changes in fair value on earnings could have an adverse effect on the market price of our ordinary shares. Furthermore, a restatement, if required, could result in significant expense, and could potentially delay our initial business combination. In addition, if our warrants are classified as a liability, we would have to incur significant expense in valuing that liability on a quarterly and annual basis, potential targets may seek a SPAC that does not have warrants that are accounted for as a liability and such classification and ongoing expense may make it more difficult for us to complete an initial business combination.

Each of GoGreen and Lifezone Metals will incur significant transaction costs in connection with the Business Combination.

GoGreen and Lifezone Metals have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Lifezone Metals’ transaction expenses as a result of the Business Combination are currently estimated at approximately $30 million and GoGreen’s transaction expenses as a result of the Business Combination are currently estimated at approximately $25 million.

The consummation of the Business Combination will be subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval by GoGreen’s shareholders and Lifezone Metals’ shareholders, (b) the Lifezone Metals Ordinary Shares not constituting “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act, (c) all consents, approvals, authorizations or permits of, or filings with or notifications to, or expirations or terminations of any waiting periods required by, applicable governmental authorities having been obtained, made or occurred, (d) the listing of the Lifezone Metals Ordinary Shares to be issued in connection with the GoGreen Merger Closing, the PIPE Financing and the Lifezone Metals Merger Closing on the NYSE (or another national securities exchange mutually agreed by Lifezone Metals and GoGreen) and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (e) GoGreen having cash on hand, after distribution of the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights, of at least $50,000,000 without taking into account transaction fees and expenses or cash on hand at Lifezone Metals (the “Minimum Cash Condition”). For additional information, please see the subsection entitled “The Business Combination — Closing Conditions.” In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or GoGreen or Lifezone Metals may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.”

The Minimum Cash Condition is solely for the benefit of Lifezone Metals and, as a result, Lifezone Metals has the sole right to waive the Minimum Cash Condition and, subject to satisfaction or waiver of the other conditions to the consummation of the Business Combination, to cause the consummation of the Business Combination to occur even if the amount of cash available in the Trust Account, after deducting the amount required to satisfy GoGreen’s obligations to the GoGreen public shareholders (if any) that exercise their rights to redeem their GoGreen Class A ordinary shares pursuant to the GoGreen Articles, plus the PIPE Funds, minus transaction fees and expenses, is less than $50,000,000 without taking into account cash on hand at Lifezone Metals. Based on the amount of $285,344,017 in the Trust Account as of December 13, 2022, and after taking into account the anticipated proceeds of approximately $70.2 million from the PIPE Financing, if 27,600,000 GoGreen Class A ordinary shares are redeemed, GoGreen will still have sufficient cash to satisfy the Minimum Cash Condition.

GoGreen may waive one or more of the conditions to the Business Combination, resulting in the consummation of the Business Combination notwithstanding the divergence from assumptions on which the Business Combination was evaluated and approved.

GoGreen may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the GoGreen Articles and applicable laws and subject to compliance with the Subscription Agreements. For example, it is a condition to GoGreen’s obligation to close the Business Combination that certain of Lifezone Metals’ representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Company Merger Effective Time. However, if the GoGreen Board determines that it is in the best interests of GoGreen to proceed with the Business Combination, then the GoGreen Board may elect to waive that condition and close the Business Combination. As a result of any such waiver, the Business Combination may be consummated notwithstanding divergence from assumptions on which the Business Combination was evaluated and approved. For additional information, please see the subsection entitled “The Business Combination — Closing Conditions.”

Upon consummation of the Business Combination, the rights of the holders of Lifezone Metals Ordinary Shares arising under the Isle of Man Companies Act as well as the Amended and Restated Memorandum and Articles of Association of Lifezone Metals will differ from and may be less favorable to the rights of holders of GoGreen Class A ordinary shares arising under Cayman Islands law as well as the GoGreen Articles.

Upon consummation of the Business Combination, the rights of holders of Lifezone Metals Ordinary Shares will arise under the Amended and Restated Memorandum and Articles of Association of Lifezone Metals as well as the Isle of Man Companies Act and the common law of the Isle of Man. The Amended and Restated Memorandum and Articles of Association of Lifezone Metals and the Isle of Man Companies Act contain provisions that differ in some respects from those in the GoGreen Articles and under Cayman Islands law and, therefore, some rights of holders of Lifezone Metals Ordinary Shares could differ from the rights that holders of GoGreen Class A ordinary shares currently possess. In addition, there are differences between the GoGreen Articles and Lifezone Metals A&R Articles of Association. For a more detailed description of the rights of holders of Lifezone Metals Ordinary Shares and how they may differ from the rights of holders of GoGreen Class A ordinary shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The form of the Lifezone Metals A&R Articles of Association is attached as Annex C to this proxy statement/prospectus, and you are urged to read them.

The ability to successfully effect the Business Combination and the combined company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability to successfully effect the Business Combination is dependent upon the efforts of key personnel. The role of key personnel in Lifezone Metals, however, cannot presently be ascertained. Although some of GoGreen’s key personnel will remain with Lifezone Metals in senior management or advisory positions following the Business Combination, it is likely that some or all of the management of Lifezone Metals will remain in place. While GoGreen intends to closely scrutinize any individuals Lifezone Metals engages after the Business Combination, GoGreen cannot assure you that GoGreen’s assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause GoGreen to have to expend time and resources helping them become familiar with such requirements.

In addition, the directors and officers of Lifezone Metals may resign upon completion of the Business Combination. The departure of Lifezone Metals’ key personnel could negatively impact the operations and profitability of the post-combination business. The role of Lifezone Metals’ key personnel upon the completion of the Business Combination cannot be ascertained at this time. Although it is likely that certain members of Lifezone Metals’ management team will remain associated with the company following the Business Combination, it is possible that some will not wish to continue their employment. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

There can be no assurance that the combined company’s securities will be approved for listing on the NYSE or that the combined company will be able to comply with the continued listing standards of NYSE.

In connection with the consummation of the Business Combination, the combined company intends to list its ordinary shares and warrants on the NYSE under the symbols “LZM” and “LZMW,” respectively. The combined company’s continued eligibility for listing may depend on the number of the GoGreen Class A ordinary shares that are redeemed. If, after the Business Combination, the NYSE delists the combined company’s shares from trading on its exchange for failure to meet the listing standards, the combined company and its shareholders could face significant material adverse consequences including:

•        limited availability of market quotations for the combined company’s securities;

•        determination that the combined company common stock is a “penny stock” which would require brokers trading in the combined company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the combined company’s common stock;

•        limited analyst coverage; and

•        decreased ability to issue additional securities or obtain additional financing in the future.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with a proposed business combination, it is not uncommon for lawsuits to be filed against companies involved and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus contains false and misleading statements and/or omits material information concerning the proposed business combination. It is possible that one or more legal actions may arise in connection with the Business Combination and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require GoGreen to incur significant costs and draw the attention of GoGreen’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within an agreed upon timeframe.

The Merger may be a taxable event for U.S. Holders of GoGreen securities.

Subject to the limitations and qualifications described in the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” below, the Merger is expected to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. As a result, U.S. Holders (as defined below) of GoGreen ordinary shares and/or GoGreen warrants that exchange such GoGreen ordinary shares and/or GoGreen warrants, respectively, for Lifezone Metals Ordinary Shares and/or Lifezone Metals warrants in the Merger generally are not expected to recognize gain or loss. Nevertheless, because there is no authority directly addressing the treatment of the particular facts of the Merger for U.S. federal income tax purposes, such treatment is not entirely certain. Moreover, we have not sought, and will not seek, a ruling from the IRS as to the tax treatment of the Merger, nor is the Merger conditioned upon the receipt of an opinion of counsel regarding such treatment. Therefore, no assurance can be given that the IRS will not assert an alternative treatment of the Merger or that U.S. Holders of GoGreen ordinary shares and/or GoGreen warrants will not recognize gain or loss in connection with the Merger.

Shareholders should read carefully the information included under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — The Merger.” Shareholders are urged to consult their own tax advisors to determine the tax consequences to them (including the application and effect of any federal, state, local non-U.S. income and other tax laws) of participating in the Merger.

Risks Related to the Redemptions of GoGreen Public Shares

Unless the context otherwise requires, all references in this subsection to “GoGreen,” “we,” “us,” or “our” refer to GoGreen.

GoGreen may be a PFIC which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem GoGreen ordinary shares.

GoGreen is a blank check company, with no current active business, and may be classified as a PFIC. If GoGreen (or Lifezone Metals, as successor to GoGreen, in the year of the Share Acquisition) is or was a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) of GoGreen ordinary shares, in the absence of any special election, the U.S. Holder may be subject to adverse U.S. federal income tax consequences upon the redemption of GoGreen ordinary shares and may be subject to additional reporting requirements. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of GoGreen ordinary shares. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Holders — Lifezone Metals Public Ordinary Shares and Lifezone Metals Warrants — Passive foreign investment company rules.”

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, GoGreen’s transfer agent in which it (a) requests that GoGreen redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address and (iii) delivers its public shares to Continental, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on            , 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is GoGreen’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because GoGreen does not have any control over this process or over the brokers or DTC, it may take significantly longer than one to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. Exercise of redemption rights with respect to GoGreen public shares will not result in either the exercise or loss of any of the GoGreen warrants a public shareholder may hold. GoGreen public warrants will continue to be outstanding following any redemption of GoGreen public shares and will become exercisable in connection with the completion of the Proposed Transactions, or, absent the completion of the Proposed Transactions and the liquidation of the Trust Account, expire in accordance with their terms. The holders of GoGreen public warrants have no redemption rights with respect to such securities. Based on a closing GoGreen public warrant price on the NYSE of $0.67 as of May 10, 2023, the aggregate fair value of GoGreen public warrants that can be retained by redeeming shareholders is approximately $9,246,000.

If the Business Combination, and if a public shareholder properly exercises its right to redeem all or a portion of the shares that it holds and timely delivers its shares to Continental, GoGreen will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “The Extraordinary General Meeting of GoGreen Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a shareholder fails to receive notice of GoGreen’s offer to redeem GoGreen public shares in connection with the Business Combination, such shareholder’s shares may not be redeemed.

If, despite GoGreen’s compliance with the proxy rules, a public shareholder fails to receive GoGreen’s proxy materials, such shareholder may not be aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that GoGreen is furnishing to holders of public shares in connection with the Proposed Transactions describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “The Extraordinary General Meeting of GoGreen Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

GoGreen does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of GoGreen’s shareholders do not agree.

GoGreen’s existing governing documents do not provide a specified maximum redemption threshold, except that GoGreen will not redeem public shares in an amount that would cause GoGreen’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). As a result, GoGreen may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your GoGreen public shares and/or warrants, potentially at a loss.

GoGreen’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the proposed Business Combination (or an alternative initial business combination if the proposed Business Combination are not consummated for any reason), and then only in connection with those GoGreen ordinary shares that such shareholder properly elected to redeem, subject to the limitation described in “— If you or a “group” of shareholders are deemed to hold in excess of 15% of GoGreen ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of GoGreen ordinary shares,” (ii) the redemption of any GoGreen public shares properly tendered in connection with a shareholder vote to amend GoGreen’s amended and restated memorandum and articles of association (A) to modify the substance or timing of GoGreen’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of GoGreen public shares if we do not complete an initial business combination by July 25, 2023 or (B) with respect to any other provision relating to the rights of holders of our GoGreen ordinary shares or pre-business combination activity, and (iii) the redemption of GoGreen public shares if GoGreen has not completed an initial business combination July 25, 2023, subject to applicable law and as further described herein. GoGreen public shareholders who redeem their GoGreen ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if have not completed the proposed Business Combination by July 25, 2023 with respect to such GoGreen ordinary shares so redeemed. In no other circumstances will a GoGreen public shareholder have any right or interest of any kind in the Trust Account. Holders of GoGreen warrants will not have any right to the proceeds held in the Trust Account with respect to the GoGreen warrants. Accordingly, to liquidate your investment, you may be forced to sell your GoGreen public shares or GoGreen warrants, potentially at a loss.

If you or a “group” of shareholders are deemed to hold in excess of 15% of GoGreen ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of GoGreen ordinary shares.

Our amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the proposed Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the proposed Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the proposed Business Combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

GoGreen does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for GoGreen to complete a business combination with which a substantial majority of its shareholders do not agree.

GoGreen’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will GoGreen redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that GoGreen is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the proposed Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that each party’s obligation to consummate the proposed Business Combination is subject to the condition that the amount of cash available in the Trust Account and received in connection with the PIPE Investment shall be no less than the Minimum Cash Amount, after accounting for redemptions and transaction expenses. As a result, GoGreen may be able to complete the proposed Business Combination even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or GoGreen’s officers, directors, advisors or their affiliates.

If, as a result of redemptions of Class A ordinary shares by GoGreen’s public shareholders, GoGreen and Lifezone Metals do not have at least $50.0 million of cash either in or outside of the Trust Account and such condition is not waived, then each of GoGreen and Lifezone Metals may elect not to consummate the proposed Business Combination. If the proposed Business Combination are not consummated, GoGreen will not redeem any shares, all Class A ordinary shares submitted for redemption will be returned to the holders thereof, and GoGreen instead may search for an alternate business combination.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a GoGreen shareholder may be able to sell its public shares in the future following the completion of the proposed Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the proposed Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of GoGreen might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the GoGreen Board of Directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Proposed Transactions may not be consummated.

The GoGreen Board of Directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Business Combination Proposal and the Merger Proposal. If the Adjournment Proposal is not approved, the GoGreen Board of Directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Business Combination Proposal or the Merger Proposal. In such events, the Proposed Transactions would not be consummated.

Risks Related to Taxation

If GoGreen (or Lifezone Metals, after the Merger) is or was a passive foreign investment company, or “PFIC,” there may be material adverse U.S. federal income tax consequences to U.S. Holders of GoGreen ordinary shares, GoGreen warrants, Lifezone Metals Ordinary Shares and Lifezone Metals warrants.

If GoGreen (or Lifezone Metals after the Merger) is or was a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined below in the subsection entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) of GoGreen (or Lifezone Metals after the Merger) ordinary shares or warrants, the U.S. Holder may be subject to material adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Assuming the Merger qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code (please see the subsection entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — The Merger”), GoGreen’s current taxable year would not close and would continue under Lifezone Metals, including for purposes of the PFIC rules. Accordingly, following the Share Acquisition, including for the taxable year that includes the Share Acquisition, the PFIC asset and income tests will be applied based on the assets and activities of the combined business.

It is uncertain whether GoGreen was a PFIC or Lifezone Metals, after the Merger or the Share Acquisition, will be a PFIC for U.S. federal income tax purposes. Based on the anticipated timing of the Merger, GoGreen is expected to be a PFIC for the taxable years 2021 and 2022. Although Lifezone Metals’ PFIC status is determined annually, a determination that GoGreen was a PFIC or that Lifezone Metals is a PFIC will generally apply for subsequent years to a U.S. Holder who held GoGreen ordinary shares, GoGreen warrants, Lifezone Metals Ordinary Shares or Lifezone Metals warrants while GoGreen or Lifezone Metals was a PFIC, whether or not GoGreen or Lifezone Metals meets the test for PFIC status in subsequent years. If Lifezone Metals determines that it is a PFIC for any taxable year, upon written request, it will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there is no assurance that Lifezone Metals will timely provide such required information. There is also no assurance that Lifezone Metals will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules. For a more detailed discussion of the tax consequences of PFIC classification to U.S. Holders, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Holders — Lifezone Metals Public Ordinary Shares and Lifezone Metals Warrants — Passive foreign investment company rules.”

If a U.S. person is treated as owning at least 10% of Lifezone Metals’ ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Lifezone Metals’ ordinary shares, such person may be treated as a “United States shareholder” with respect to Lifezone Metals or certain non-U.S. subsidiaries that constitute a “controlled foreign corporation” as a result of certain attribution rules (in each case, as such terms are defined under the Code). United States shareholders of a controlled foreign corporation may be required to annually report and include in their U.S. taxable income, as ordinary income, their pro rata share of “Subpart F income,” “global intangible low-taxed income” and certain investments in U.S. property by controlled foreign corporations, whether or not Lifezone Metals makes any distributions to such United States shareholders. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences, and may extend the statute of limitations with respect to the United States shareholder’s U.S. federal income tax return for the year for which such reporting was due. Lifezone Metals’ management cannot provide any assurances that Lifezone Metals will assist investors in determining whether any of its non-U.S. subsidiaries are controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporations. Lifezone Metals’ management also cannot guarantee that it will furnish to United States shareholders information that may be necessary for them to comply with the aforementioned obligations. United States investors should consult their own advisors regarding the potential application of these rules to their investments in Lifezone Metals. The risk of being subject to increased taxation may deter Lifezone Metals’ current shareholders from increasing their investment in Lifezone Metals and others from investing in Lifezone Metals, which could impact the demand for, and value of, its ordinary shares and/or warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, regarding, among other things, the plans, strategies and prospects, both business and financial, of GoGreen, LHL and Lifezone Metals. These statements are based on the beliefs and assumptions of the management of GoGreen, LHL and Lifezone Metals. Although the parties believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of GoGreen, LHL or Lifezone Metals can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of GoGreen, LHL and Lifezone Metals prior to the consummation of the Proposed Transactions, and of Lifezone Metals following the Proposed Transactions, to:

•        meet the closing conditions to the Business Combination, including the requisite approvals of equity holders on the expected terms and schedule;

•        realize the benefits expected from the proposed Business Combination and the transactions contemplated thereby;

•        anticipate any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement or any other agreement described in this proxy statement/prospectus;

•        obtain and/or maintain the listing of Lifezone Metals common stock on a securities exchange following the Business Combination;

•        achieve projections and anticipate uncertainties relating to the business, operations and financial performance of the parties prior to the Business Combination, and of Lifezone Metals after the Business Combination, including:

•        expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions;

•        expectations regarding product and technology development and pipeline;

•        expectations regarding market size;

•        expectations regarding the competitive landscape and the ability to develop, design and sell products and services that are differentiated from those competitors;

•        expectations regarding future acquisitions, partnerships or other relationships with third parties;

•        future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future;

•        retain and hire necessary employees;

•        attract, train and retain effective officers, key employees or directors;

•        enhance future operating and financial results;

•        comply with applicable laws and regulations;

•        stay abreast of modified or new laws and regulations applying to its business, including privacy regulation;

•        anticipate the impact of, and response to, new accounting standards;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and customers;

•        respond to uncertainties associated with product and service development and market acceptance;

•        successfully defend litigation;

•        upgrade, maintain and secure information technology systems;

•        acquire, maintain and protect intellectual property;

•        anticipate rapid technological changes;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        maintain the listing on, or the delisting of GoGreen’s or the Lifezone Metals’ securities from, the NYSE or an inability to have our securities listed on the NYSE or another national securities exchange following the Business Combination;

•        effectively respond to general economic and business conditions;

•        obtain additional capital, including use of the debt market; and

•        successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. Further, the financial projections included herein have been prepared based on revenue and cost estimates provided by LHL and based on certain assumptions referred to in the technical report summary prepared by the Qualified Person in accordance with Subpart 1300 of Regulation S-K and specifically Item 17 of the Code for Federal Regulations Parts 229, 230, 239 and 249 effective February 25, 2019. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of the parties prior to the consummation of the Business Combination, and of Lifezone Metals following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•        the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of GoGreen’s securities;

•        the transaction may not be completed by GoGreen’s business combination deadline;

•        occurrence of an event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        inability to complete the Business Combination due to the failure to obtain approval of GoGreen’s stockholders, or to satisfy other closing conditions of the Business Combination;

•        changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•        ability to meet the NYSE’s listing standards following the consummation of the Business Combination;

•        inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Lifezone Metals to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•        risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•        litigation, complaints and/or adverse publicity;

•        changes in applicable laws or regulations;

•        possibility that GoGreen or the Lifezone Metals may be adversely affected by other economic, business or competitive factors;

•        volatility in the markets caused by geopolitical and economic factors;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•        the impact of the COVID-19 pandemic on the financial condition and results of operations of the parties;

•        any defects in new products or enhancements to existing products; and

•        other risks and uncertainties detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of the parties prior to the Business Combination, and of Lifezone Metals following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the parties assess the impact of all such risk factors on the parties prior to the Business Combination, and on Lifezone Metals following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to GoGreen, LHL, Lifezone Metals, Lifezone Limited and KNL or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The parties prior to the Business Combination, and Lifezone Metals following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of GoGreen, LHL, Lifezone Metals, Lifezone Limited or KNL, as applicable, on the relevant subject. These statements are based upon information available to such parties, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that GoGreen, LHL, Lifezone Metals, Lifezone Limited or KNL, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

THE EXTRAORDINARY GENERAL MEETING OF GOGREEN SHAREHOLDERS

The GoGreen Extraordinary General Meeting

GoGreen is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of shareholders to be held on            , and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to GoGreen’s shareholders on or about            . This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting of shareholders.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on            , at            , Eastern time, at            and at the offices of Latham & Watkins LLP located at 811 Main Street, Suite 3700, Houston, TX 77002, or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals. As a matter of Cayman Islands law, there must be a physical location for the meeting. However it may not be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. GoGreen shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/gogreeninvestments/2023 and entering their control number. We are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for GoGreen’s shareholders and GoGreen. The virtual meeting format allows attendance from any location in the world.

Purpose of the Extraordinary General Meeting

At the GoGreen extraordinary general meeting of shareholders, GoGreen will ask the GoGreen shareholders to vote in favor of the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — as an ordinary resolution, a proposal to approve and adopt the Business Combination, which proposal shall include approval of each of (a) the Merger pursuant to the terms of (i) the Business Combination Agreement and (ii) Part XVI of the Cayman Companies Act, (b) the conversion of (i) each issued and outstanding GoGreen public warrant into, and exchanged for, the right to receive one Lifezone Metals public warrant and (ii) each issued and outstanding GoGreen private warrant into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement), (c) on the day immediately following the Merger, the Share Acquisition, and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein to which GoGreen will be party.

•        Proposal No. 2 — The Merger Proposal — as a special resolution, a proposal to approve and authorize the Plan of Merger (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Annex B to this proxy statement/prospectus) and to authorize the Merger of GoGreen with and into Merger Sub with Merger Sub surviving the Merger.

•        Proposal No. 3 — The Adjournment Proposal — as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates, to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

Recommendation of GoGreen’s Board of Directors

GoGreen’s board of directors believes that the Business Combination Proposal and the Merger Proposal to be presented at the extraordinary general meeting are in the best interests of GoGreen and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal and “FOR” the Merger Proposal.

The Adjournment Proposal will only be presented to GoGreen’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of shareholders to approve the Business Combination Proposal at the extraordinary general meeting. If the Adjournment Proposal is presented at the extraordinary general meeting, GoGreen’s board of directors believes that the Adjournment Proposal is in the best interests of GoGreen and its shareholders and unanimously recommends that its shareholders vote “FOR” the Adjournment Proposal.

When you consider the recommendation of GoGreen’s board of directors in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, you should keep in mind that certain of GoGreen’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•        the beneficial ownership of the GoGreen Initial Shareholders of 6,900,000 GoGreen founder shares and 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement, which shares would become worthless if GoGreen does not complete a business combination within the applicable time period, as the founder shares and such Private Placement shares do not entitle the GoGreen Initial Shareholders to any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and estimated at approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 GoGreen founder shares it owns and such securities will have a significantly higher value at the time of the Proposed Transactions, which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if GoGreen public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

•        the GoGreen Initial Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Lifezone Metals Ordinary Shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming (i) none of the options under LHL option plan is exercised and (ii) none of GoGreen’s existing public shareholders exercises its redemption rights or dissenters’ rights;

•        the fact that, in connection with the PIPE Financing, the GoGreen PIPE Investors will receive 135,000 Lifezone Metals Ordinary Shares;

•        GoGreen’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on GoGreen’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of GoGreen and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting of shareholders if you owned GoGreen ordinary shares at the close of business on May 5, 2023, which is the record date for the extraordinary general meeting of shareholders. You are entitled to one vote for each GoGreen ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 35,835,000 GoGreen ordinary shares outstanding, consisting of 27,600,000 GoGreen public shares originally sold as part of the GoGreen units in the IPO, 1,335,000 GoGreen ordinary shares held by the Sponsor sold as part of the GoGreen units in the Private Placement and 6,900,000 GoGreen founder shares that were issued to the Sponsor prior to the IPO.

The Sponsor, and our officers and directors have agreed to vote all of their GoGreen founder shares, and any GoGreen public shares acquired by them, in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. GoGreen’s issued and outstanding warrants do not have voting rights at the extraordinary general meeting of shareholders.

Voting Your Shares

Each GoGreen ordinary share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting of shareholders. Your one or more proxy cards show the number of GoGreen ordinary shares that you own.

If you are a holder of record, there are two ways to vote your GoGreen ordinary shares at the extraordinary general meeting of shareholders:

•        You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable extraordinary general meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your GoGreen ordinary shares will be voted as recommended by GoGreen’s board of directors. With respect to proposals for the extraordinary general meeting of shareholders, that means: “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

•        You can attend the extraordinary general meeting and vote virtually. However, if your GoGreen ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your GoGreen ordinary shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of GoGreen ordinary shares, you may contact GoGreen’s proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200 (banks and brokers call collect at (203) 658-9400) , or by emailing GOGN.info@investor.morrowsodali.com.

Quorum and Vote Required for the Proposals

A quorum of GoGreen’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of shareholders if a majority of the GoGreen ordinary shares outstanding and entitled to vote at the meeting is represented remotely or by proxy.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Merger Proposal requires the affirmative vote of the holders of at least two thirds of GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding GoGreen ordinary shares who vote at the extraordinary general meeting of shareholders. Accordingly, a GoGreen shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. GoGreen believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting of GoGreen shareholders. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Revocability of Proxies

If you have submitted a proxy to vote your shares or warrants and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, GoGreen’s proxy solicitor, prior to the date of the extraordinary general meeting or by voting remotely at the extraordinary general meeting. Attendance at the extraordinary general meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to GoGreen at the address listed below, provided such revocation is received prior to the vote at the extraordinary general meeting of shareholders.

Redemption Rights

Pursuant to GoGreen’s amended and restated memorandum and articles of association, any holders of GoGreen public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transactions. If demand is properly made and the Proposed Transactions are consummated, these shares, immediately prior to the Proposed Transactions, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account, upon the consummation of the Proposed Transactions. For illustrative purposes, based on funds in the Trust Account of approximately $291,015,198 on March 31, 2023 and the proceeds from the Second Extension Note, the estimated per share redemption price would have been approximately $10.64, including the first and second Extension Payments.

Redemption rights are not available to holders of GoGreen warrants in connection with the Proposed Transactions.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on            , 2023 (two business days before the extraordinary general meeting), both:

•        Submit a request in writing that GoGreen redeem your GoGreen public shares for cash to Continental Stock Transfer & Trust Company, GoGreen’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: spacredemptions@continentalstock.com

•        Deliver your GoGreen public shares either physically or electronically through DTC to GoGreen’s transfer agent. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is GoGreen’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, GoGreen does not have any control over this process and it may take longer than one week. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your GoGreen public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with GoGreen’s consent, until the vote is taken with respect to the Proposed Transactions. If you delivered your shares for redemption to GoGreen’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that GoGreen’s transfer agent return the shares (physically or electronically). You may make such request by contacting GoGreen’s transfer agent at the phone number or address listed above.

Each redemption of GoGreen’s public shares by the GoGreen public shareholders will decrease the amount in the Trust Account. In no event, however, will GoGreen redeem GoGreen public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Proposed Transactions.

Prior to exercising redemption rights, shareholders should verify the market price of their GoGreen ordinary shares as they may receive higher proceeds from the sale of their GoGreen ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. GoGreen cannot assure you that you will be able to sell your GoGreen ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in GoGreen ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your GoGreen ordinary shares will cease to be outstanding immediately prior to the Proposed Transactions and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and GoGreen does not consummate an initial business combination by July 25, 2023, it will be required to dissolve and liquidate and the GoGreen warrants will expire worthless. On January 18, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from January 25, 2023 to April 25, 2023 as the first of two three-month extensions permitted under GoGreen’s existing governing documents. In connection with the First Extension, GoGreen issued the First Extension Note and the Sponsor deposited the first Extension Payment into GoGreen’s trust account. On April 10, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from April 25, 2023 to July 25, 2023 as the second of two three-month extensions permitted under GoGreen’s existing governing documents. In connection with the Second Extension, GoGreen issued the Second Extension Note to the Sponsor and Lifezone Limited, and each of the Sponsor and Lifezone Limited deposited $1,380,000 (each such deposit representing 50% of the second Extension Payment) into GoGreen’s trust account. The Extension Notes bear no interest and are due and payable in cash upon the earlier to occur of (i) the date on which GoGreen’s initial business combination is consummated and (ii) the liquidation of GoGreen on or before July 25, 2023 or such later liquidation date as may be approved by GoGreen’s shareholders. In connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares. Pursuant to the Memorandum and Articles of Association of GoGreen, holders of GoGreen public shares will not be entitled to vote or redeem their shares in connection with any such extension.

Appraisal or Dissenters’ Rights

Under section 238 of the Cayman Companies Act, holders of GoGreen ordinary shares will have the right to dissent from the Merger. Should a holder of GoGreen ordinary shares wish to exercise this right, they must give written notice of their objection to the Merger to GoGreen prior to the extraordinary general meeting, or at the meeting but before the vote on the Proposed Transactions. This notice must include a statement that the shareholder proposes to demand payment for their shares if the Merger is authorized by the shareholder vote.

Assuming that the Merger is approved at the extraordinary general meeting, GoGreen must give written notice to any shareholder who gave written notice of their objection to the Merger within 20 days of the date of the extraordinary general meeting. Within 20 days following the date that notice is given by GoGreen, the dissenting shareholder must give written notice to GoGreen (or Merger Sub as the surviving company in the Merger (the “Surviving Company”), if the Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder’s name and address, (b) the number and classes of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in GoGreen), and (c) a demand for payment of the ‘fair value’ of their shares. Once such notice has been given to GoGreen, the dissenting shareholder ceases to have any rights as a shareholder of GoGreen except for the right to be paid the ‘fair value’ of their shares.

Within seven days of the expiration of the 20-day period in which a shareholder may serve notice of dissent (or within seven days following the Merger, whichever is the later), GoGreen or the Surviving Company shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that GoGreen or the Surviving Company determine to be their ‘fair value’. If, within 30 days of the date on which that offer is made, GoGreen or the Surviving Company and the dissenting shareholder agree upon the price to be paid for that dissenting shareholder’s shares, GoGreen or the Surviving Company shall pay that amount to the dissenting shareholder.

If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above:

(a)     GoGreen or the Surviving Company shall (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands for a determination of the ‘fair value’ of the shares of all dissenting shareholders; and

(b)    the petition by GoGreen or the Surviving Company shall be accompanied by a verified list containing the names and addresses of all dissenting shareholders who have filed a dissent notice and with whom agreements as to the ‘fair value’ of their shares have not been reached.

Upon hearing such petition, the Grand Court of the Cayman Islands will determine the ‘fair value’ of the shares of the dissenting shareholders, together with a fair rate of interest, if any, to be paid by GoGreen or the Surviving Company upon the amount determined to be the ‘fair value’.

GoGreen shareholders should, however, take note of the following:

(a)     a holder of GoGreen ordinary shares who dissents must elect to dissent in respect of all of their GoGreen ordinary shares and will lose their right to exercise redemption rights as described herein; and

(b)    these appraisal rights may subsequently be lost and extinguished, including where GoGreen and Lifezone Metals determine to delay the consummation of the Merger in order to invoke the limitation on rights of dissents under section 239(1) of the Cayman Companies Act, in which event any GoGreen shareholder who has sought to exercise dissent rights would receive the merger consideration comprising one Lifezone Metals ordinary share in accordance with the terms of the Business Combination Agreement.

The board of directors of GoGreen are of the view that the ‘fair value’ of the shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of GoGreen ordinary shares who wishes to dissent from the Proposed Transactions should exercise their redemption rights rather than any appraisal rights.

There are no appraisal rights with respect to the GoGreen warrants.

Solicitation of Proxies

GoGreen will pay the cost of soliciting proxies for the extraordinary general meeting. GoGreen has engaged Morrow Sodali to assist in the solicitation of proxies for the extraordinary general meeting. GoGreen has agreed to pay Morrow Sodali a fee of $35,000. GoGreen will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. GoGreen also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GoGreen ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of GoGreen ordinary shares and in obtaining voting instructions from those owners. GoGreen’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership

As of the record date, the GoGreen Initial Shareholders hold all of the GoGreen founder shares, which represent 19.25% of the issued and outstanding GoGreen ordinary shares. The Sponsor, officers and directors have agreed to vote all of their GoGreen founder shares and any GoGreen public shares acquired by them in favor of the Business Combination Proposal and the other proposal described in this proxy statement/prospectus.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding GoGreen or its securities, the GoGreen Initial Shareholders, LHL or LHL’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of GoGreen’s ordinary shares or vote their shares in favor of the Merger Proposal and the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Proposed Transactions where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with LHL’s consent, the transfer to such investors or holders of shares or rights owned by the GoGreen Initial Shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on GoGreen ordinary shares.

If such transactions are effected, the consequence could be to cause the Proposed Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the GoGreen Initial Shareholders, LHL, LHL’s shareholders or any of their respective affiliates. GoGreen will file a current report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

the business combination

The Business Combination Agreement

This section of the proxy statement/prospectus describes certain provisions of the Business Combination Agreement that may be material, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Proposed Transactions.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosures schedules, which we refer to as the “Disclosure Schedules” and which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision but that has not been publicly disclosed. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should or is entitled to rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about LHL, GoGreen, Lifezone Metals or any other matter.

Structure of the Transactions

On December 13, 2022, (i) GoGreen, (ii) the Sponsor, (iii) Lifezone Metals, (iv) Merger Sub, (v) LHL and (vi) Keith Liddell, solely in his capacity as representative of the shareholders of LHL, and (vii) the shareholders of LHL set forth therein entered into the Business Combination Agreement.

Prior to the completion of the Proposed Transactions, Lifezone Metals will be owned entirely by Harbour Limited (a company wholly owned by LJ Management (IOM) Limited), an entity that is not a U.S. citizen or resident, acting as GoGreen’s nominee.

Pursuant to the terms of the Business Combination Agreement: (a) GoGreen will merge with and into Merger Sub (the “Merger”), as a result of which the separate corporate existence of GoGreen will cease and Merger Sub will continue as the surviving company, and each issued and outstanding ordinary share of GoGreen immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the issuance of one Lifezone Metals ordinary share in accordance with the terms of the Business Combination Agreement; and (b) on the day immediately after the Merger Effective Time, Lifezone Metals will acquire all of the issued share capital of LHL from the shareholders of LHL in exchange for the issuance to LHL Shareholders of Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, the issuance of Earnout Shares (the “Share Acquisition”), such that LHL will be a direct wholly owned subsidiary of Lifezone Metals.

In consideration for the Merger and the other Proposed Transactions, each GoGreen shareholder will receive one Lifezone Metals ordinary share for each ordinary share they hold in GoGreen, respectively, immediately prior to the Merger. The LHL Shares will be acquired by Lifezone Metals in exchange for the issuance to the LHL Shareholders of (a) 62,680,128 ordinary shares of Lifezone Metals and, if applicable, (b) the Earnout Shares on the occurrence of a Triggering Event (defined below) in accordance with the Business Combination Agreement and subject to the occurrence of a Triggering Event or Change of Control.

In addition, the PIPE Investors will subscribe for and purchase newly issued Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 at a per share purchase price of $10.00 per share in a private placement or placements to be consummated immediately following the closing of the Share Acquisition, as discussed further in the section entitled “— Ancillary Documents — Subscription Agreements” below.

Conversion of Securities

Under the Business Combination Agreement and the Warrant Assumption Agreement, at the Merger Effective Time:

•        each issued and outstanding GoGreen ordinary share will automatically be converted into the right to receive one Lifezone Metals ordinary share;

•        each issued and outstanding GoGreen public warrant (rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement) will automatically be converted into and exchanged for the right to receive one whole or half, as the case may be, Lifezone Metals public warrant; and

•        each issued and outstanding GoGreen private warrant (rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement) will automatically be converted into and exchanged for the right to receive one whole or half, as the case may be, Lifezone Metals private warrant.

Each of the Lifezone Metals public warrants and Lifezone Metals private warrants will have substantially the same terms and conditions as are currently in effect with respect to the GoGreen public warrants and GoGreen private warrants immediately prior to the Merger Effective Time.

Treatment of LHL equity awards

In connection with the Share Acquisition Closing, unvested LHL options will vest and become exercisable and the vesting of LHL RSUs will accelerate and LHL Awardholders will have the opportunity to exercise their LHL Options and settle their LHL RSUs, in each case, subject to payment in full of the applicable exercise price or call price. LHL ordinary shares delivered pursuant to the exercise or settlement of an LHL equity award will be treated the same as other LHL ordinary shares in connection with the Share Acquisition Closing. On the Share Acquisition Closing, any unexercised LHL Options or LHL RSUs whose exercise or call price is not paid in full will lapse for no consideration. Assuming that the Share Acquisition Closing occurred on March 31, 2023 and that all LHL Options and LHL RSUs outstanding on such date were exercised and/or settled in full and subject to the foregoing treatment, an additional 48,054 Lifezone Metals Ordinary Shares would be issued in respect of such LHL Options and LHL RSUs.

The treatment described above will also be conditioned on the applicable award holder agreeing to make arrangements to pay all applicable employee-paid taxes and the applicable exercise or call price incurred in connection with such exercise and/or settlement. Such arrangements may include selling Lifezone Metals Ordinary Shares with a value equal to such taxes and the applicable exercise or call price following the Share Acquisition Closing and providing the resulting cash to Lifezone Metals or its applicable affiliate. For award holders who are expected to enter into a Lock-Up Agreement, such Lock-Up Agreements will provide for an exception allowing such award holders to execute the sale described in the foregoing sentence.

Share Exchange

Under the Business Combination Agreement, at the Share Acquisition Closing, in exchange for their LHL ordinary shares and in addition to the Earnout Shares (see below), LHL Shareholders (taking into account the exercise and vesting of any LHL RSUs and LHL Options) will be issued (a) 62,680,128 ordinary shares of Lifezone Metals and, if applicable, (b) the Earnout Shares on the occurrence of a Triggering Event in accordance with the Business Combination Agreement and subject to the occurrence of the Triggering Event or Change of Control. No fractional Exchange Shares or Earnout Shares will be issued and the number of Exchange Shares or Earnout Shares to be issued will be rounded down to the nearest whole share.

Earnout Shares

Under the Business Combination Agreement, in exchange for their LHL ordinary shares and in addition to the Exchange Shares, Lifezone Metals will issue to the eligible LHL Shareholders, within five business days after the occurrence of the triggering events described below (each a “Triggering Event”), with respect to such Triggering Event the following number of Lifezone Metals Ordinary Shares (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Lifezone Metals Ordinary Shares occurring after the Share Acquisition Closing and upon or prior to the applicable Triggering Event) (the “Earnout Shares”), upon the terms and subject to the conditions set forth in the Business Combination Agreement:

•        upon the occurrence of Triggering Event I, a one-time issuance of 12,536,026 Earnout Shares; and

•        upon the occurrence of Triggering Event II, a one-time issuance of 12,536,026 Earnout Shares.

For the avoidance of doubt, the eligible LHL Shareholders with respect to a Triggering Event will be issued Earnout Shares upon the occurrence of each Triggering Event. However, each Triggering Event will only occur once, if at all, and the sum of the Earnout Shares will in no event exceed 25,072,052.

If there is a Change of Control during the Earnout Period (or a definitive contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then no Earnout Shares will be issuable;

•        greater than or equal to $14.00 but less than $16.00, then, (a) immediately prior to such Change of Control, Lifezone Metals will issue 12,536,026 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control) and (b) thereafter, no further Earnout Shares will be issuable; or

•        greater than or equal to $16.00, then, (a) immediately prior to such Change of Control, Lifezone Metals will issue 25,072,052 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control to the eligible LHL Shareholders with respect to the Change of Control), and (b) thereafter, no further Earnout Shares will be issuable.

The Lifezone Metals ordinary share price targets set forth in the definitions of “Triggering Event I” and “Triggering Event II” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Lifezone Metals Ordinary Shares occurring after the Share Acquisition Closing and prior to the Change of Control.

Closing

The Merger Closing will occur on the third business day following the satisfaction or, if permissible, waiver of the conditions to the Merger Closing set forth in the Business Combination Agreement, as discussed further in the section entitled “— Closing Conditions” below (other than those conditions that by their nature are to be fulfilled at the Merger Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), or at such other date as GoGreen, Lifezone Metals and LHL may agree in writing. The Share Acquisition Closing will occur on the day immediately following the Merger Closing and will be effective on the day immediately after the Merger Effective Time.

Each of the Merger Closing and Share Acquisition Closing will take place virtually or at such place as GoGreen, Lifezone Metals and LHL may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as GoGreen, Lifezone Metals and LHL agree in writing.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of GoGreen, Lifezone Metals, LHL and the shareholders of LHL party thereto, certain of which are qualified by materiality and Material Adverse Effect and are further modified and limited by the Disclosure Schedules. See the section entitled “— Material Adverse Effect” below. The representations and warranties of GoGreen are also qualified by information included in GoGreen’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement.

Representations and Warranties of GoGreen

GoGreen has made customary representations and warranties to LHL, Lifezone Metals and LHL Shareholders relating to, among other things, organization and standing, due authorization and binding agreement, governmental approvals, non-contravention, capitalization, SEC filings, financial statements, internal controls, absence of certain changes, compliance with laws, actions, orders and permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with related persons, the Investment Company Act and the JOBS Act, finders’ and brokers’ fees, sanctions and certain business practices, private placements, insurance, no misleading information supplied, the Trust Account and acknowledgement of no further representations and warranties.

The warranties of GoGreen identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to the following sections of the Business Combination Agreement: (i) Section 4.1 (Organization and Standing); (ii) Section 4.2 (Authorization; Binding Agreement); (iii) Section 4.5 (Capitalization); (iv) Section 4.16 (Finders and Brokers); and (v) Section 4.21 (Trust Account) (collectively, the “GoGreen Fundamental Warranties”).

Representations and Warranties of Lifezone Metals

Lifezone Metals has made customary representations and warranties to GoGreen, LHL and the LHL Shareholders relating to, among other things, organization and standing, due authorization and binding agreement, governmental approvals, non-contravention, capitalization, limited activities, finders’ and brokers’ fees, Investment Company Act, taxes and no misleading information supplied.

The warranties of Lifezone Metals identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 5.1 (Organization and Standing); (ii) Section 5.2 (Authorization; Binding Agreement); (iii) Section 5.5 (Capitalization); and (iv) Section 5.7 (Finders and Brokers) (collectively, the “Lifezone Metals Fundamental Warranties”).

Representations and Warranties of LHL

LHL has made customary representations and warranties (on behalf of itself and its subsidiaries) to GoGreen relating to, among other things, organization and standing, due authorization and binding agreement, capitalization, company subsidiaries, governmental approvals, non-contravention, financial statements, absence of certain changes, compliance with laws, permits, litigation, material contracts, intellectual property, taxes and returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, data protection and cybersecurity, sanctions and certain business practices, Investment Company Act, finders’ and brokers’ fees and no misleading information supplied.

The warranties of LHL identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 6.1(a) (Organization and Standing); (ii) Section 6.2 (Authorization; Binding Agreement); (iii) Section 6.3(a) (Capitalization); and (iv) Section 6.25 (Finders and Brokers) (collectively, the “LHL Fundamental Warranties”).

Representations and Warranties of LHL Shareholders

Each LHL Shareholder has made customary representations and warranties (with respect to itself only) to GoGreen, Lifezone Metals and LHL relating to, among other things, organization and standing, due authorization and binding agreement, share ownership, governmental approvals, non-contravention, litigation, certain investment representations, finders’ and brokers’ fees and no misleading information supplied.

The warranties of LHL Shareholders identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 7.1 (Organization and Standing); (ii) Section 7.2 (Authorization; Binding Agreement); (iii) Section 7.3 (Ownership); and (iv) Section 7.8 (Finders and Brokers) (collectively, the “LHL Shareholders Fundamental Warranties”).

Survival of Representations and Warranties

No representations and warranties of Lifezone Metals, GoGreen, LHL or LHL Shareholders contained in the Business Combination Agreement, including any rights arising out of any breach of such representations and warranties, will survive the Share Acquisition Closing.

Material Adverse Effect

Pursuant to the Business Combination Agreement, a material adverse effect (“Material Adverse Effect”) means, with respect to any specified person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents or to perform its obligations under the Business Combination Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) will not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such person or any of its subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries operate, (iii) changes or proposed changes in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such person and its subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the transactions contemplated by the Business Combination Agreement or the Ancillary Documents (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable law (or any interpretation thereof) after the date of the Business Combination Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement and (ix) in respect of LHL, any action taken by, or at the written request of, GoGreen and in respect of GoGreen or Lifezone Metals, any action taken by, or at the written request of, LHL and (x) with respect to GoGreen, the consummation and effects of the redemption rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)–(iv) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person and its subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such person or any of its subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to GoGreen, the aggregate amount of the redemption will not be deemed to be a Material Adverse Effect on GoGreen.

Covenants and Agreements

Conduct of Business by LHL

LHL has agreed that, from the date of the Business Combination Agreement through the earlier of the termination of the Business Combination Agreement and the Share Acquisition Closing (the “Interim Period”), except as otherwise contemplated by the Business Combination Agreement, the Ancillary Documents, the Disclosure Schedules or as required by applicable law, LHL will use its commercially reasonable efforts and shall cause its subsidiaries to use its commercially reasonable efforts to: (i) conduct their respective businesses, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

During the Interim Period, LHL has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Business Combination Agreement, the Ancillary Documents, the Disclosure Schedules or as required by applicable law, or as consented to by GoGreen in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•        amend, waive or otherwise change, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities (other than in connection with the exercise, settlement or conversion of, or forfeiture, cancelation or repurchase of LHL equity awards outstanding on the date of the Business Combination Agreement pursuant to the terms of such LHL equity awards as in effect as of the date of the Business Combination Agreement);

•        split, combine, recapitalize, subdivide or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money in excess of $500,000 individually or $1,500,000 in the aggregate, (ii) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (iii) guarantee or endorse any indebtedness for borrowed money referred to in clause (i) in excess of $500,000 individually or $1,500,000 in the aggregate, in each case, except for any such transactions among LHL and its subsidiaries and hedging or over-the-counter derivatives transactions in the ordinary course of business;

•        except as required pursuant to any LHL benefit plan or LHL collective bargaining agreement, (i) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (ii) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (iii) grant any severance, retention, change in control or termination or similar pay, subject to limited exceptions, (iv) establish any trust or take any other action to secure the payment of any compensation payable by LHL, (v) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any LHL benefit plan with, for or in respect of any current consultant, officer, manager director or employee, subject to limited exceptions, (vi) hire any employee with an annual base salary greater than or equal to $300,000 or engage any person as an independent contractor, in each case other than in the ordinary course of business, or (vii) terminate the employment of any employee with an annual base salary greater than or equal to $300,000 or due to death or disability other than for cause or in the ordinary course of business;

•        waive any restrictive covenant obligations of any employee or individual independent contractor of LHL or any of its subsidiaries;

•        unless required by an LHL benefit plan or LHL collective bargaining agreement, (i) modify, extend or enter into any labor agreement, collective bargaining agreement, or any other labor-related contracts, agreements or arrangement that pertains to any of the employees of LHL or any of its subsidiaries or (ii) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of LHL or any of its subsidiaries;

•        make, change or rescind any election that could give rise to material taxes, settle any action that could give rise to material taxes, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (subject to limited exceptions), enter into a tax sharing agreement, tax indemnification agreement, tax allocation agreement or similar contract or arrangement, surrender or compromise any right to receive a refund of or credit for material taxes, file any amended material tax return or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law) with any governmental authority;

•        (i) other than in the ordinary course of business or between LHL and/or any of its subsidiaries, (a) sell, assign, transfer or license any intellectual property owned by LHL or any of its subsidiaries to any person, subject to limited exceptions or (b) abandon, permit to lapse or otherwise dispose of any material intellectual property owned by LHL or any of its subsidiaries that is registered, issued, or applied for, or (ii) disclose any material trade secrets or other confidential information owned or held by LHL or any of its subsidiaries to any person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

•        terminate, waive or assign any material right under, any material contract or enter into any contract that would be a material contract if entered into prior to the date of the Business Combination Agreement, in any case outside of the ordinary course of business;

•        fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

•        enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $500,000 (individually or in the aggregate), unless such amount has been reserved in LHL’s financial statements, as applicable;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any assets of any such person, in each case if the aggregate amount of consideration paid or transferred by LHL or its subsidiaries would exceed $2,500,000 in the aggregate;

•        make any capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of LHL or its subsidiaries, taken as a whole, other than (i) licensing of Intellectual Property in the ordinary course of business; (ii) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business; (iii) transactions among LHL and/or its subsidiaries and (iv) the sale or provision of goods or services to customers in the ordinary course of business;

•        enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of LHL or any of its subsidiaries;

•        (i) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (ii) enter into any contract or arrangement that would have been required to be listed in the LHL Disclosure Schedules if entered into prior to the date of the Business Combination Agreement (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

•        authorize or agree to do any of the foregoing actions.

Conduct of Business by GoGreen

GoGreen has agreed that, during the Interim Period, except as contemplated by the terms of the Business Combination Agreement, the Disclosure Schedules or any Ancillary Document, or as required by applicable law, GoGreen shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

During the Interim Period, GoGreen has also agreed not to, except as otherwise contemplated by the Business Combination Agreement, any Ancillary Documents, the GoGreen Disclosure Schedules, as required by applicable law or any COVID-19 Measure or as consented to by LHL in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•        amend, waive or otherwise change its organizational documents, other than for administrative or de minimis changes;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the ordinary shares, redeemable warrants and private warrants of GoGreen) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the ordinary shares, redeemable warrants and private warrants of GoGreen) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

•        split, combine, recapitalize, subdivide or reclassify any of its shares or other equity interests (including the ordinary shares, redeemable warrants and private warrants of GoGreen) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the GoGreen IPO prospectus;

•        (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, (ii) make a loan or advance to or investment in any third party, or (iii) guarantee or endorse any indebtedness for borrowed money of any person, subject to limited exceptions;

•        amend, waive or otherwise change the Trust Agreement in any manner;

•        terminate, waive or assign any material right under any material agreement to which it is a party, or enter into any contract that would be a material agreement if entered into prior to the date of the Business Combination Agreement;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $300,000 (individually or in the aggregate) unless such amount has been reserved in GoGreen’s financial statements;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any assets of any such person, in each case if the aggregate amount of consideration paid or transferred by GoGreen would exceed $50,000 in the aggregate;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

•        enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the ordinary shares, redeemable warrants and private warrants of GoGreen);

•        make, change or rescind any material election that could give rise to material taxes, settle any material action that could give rise to material taxes, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (subject to limited exceptions), enter into a tax sharing agreement, tax indemnification agreement, tax allocation agreement or similar contract or arrangement, surrender or compromise any right to receive a refund of or credit for material taxes, file any amended material tax return or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law) with any governmental authority;

•        (i) hire any employee or (ii) adopt or enter into any benefit plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of GoGreen (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by GoGreen));

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

•        authorize or agree to do any of the foregoing actions.

Conduct of Business by Lifezone Metals

Lifezone Metals has agreed that, during the Interim Period, except as contemplated by the terms of the Business Combination Agreement or any Ancillary Document, or as required by applicable law, or as consented to by GoGreen in writing (which consent will not be unreasonably withheld, conditioned or delayed), Lifezone Metals shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and COVID-19 Measures) and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

During the Interim Period, Lifezone Metals has also agreed not to, except as otherwise contemplated by the Business Combination Agreement or any Ancillary Documents, or as required by applicable law or any COVID-19 Measure, or as consented to by GoGreen in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•        amend, waive or otherwise change its organizational documents, other than for administrative or de minimis changes;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

•        split, combine, recapitalize, subdivide or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, (ii) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (iii) guarantee or endorse any indebtedness for borrowed money, except for any such transactions with LHL and its subsidiaries;

•        make, change or rescind any material election that could give rise to material taxes, settle any material action that could give rise to material taxes, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (subject to limited exceptions), enter into a tax sharing agreement, tax indemnification agreement, tax allocation agreement or similar contract or arrangement, surrender or compromise any right to receive a refund of or credit for material taxes, file any amended material tax return or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law) with any governmental authority;

•        establish any subsidiary or enter into any new line of business;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

•        make any capital expenditures;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities; or

•        authorize or agree to do any of the foregoing actions.

Other Covenants of LHL

Pursuant to the Business Combination Agreement, LHL has agreed, among other things, to deliver to GoGreen as promptly as reasonably practicable (i) after the end of each calendar month during the Interim Period, LHL shall deliver to GoGreen the unaudited monthly trial balances of LHL and its subsidiaries for such month and (ii) after the end of each fiscal year, an audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of LHL and its subsidiaries for such fiscal year, which annual financial statements shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

Other Covenants of GoGreen

Pursuant to the Business Combination Agreement, GoGreen has agreed, among other things, to:

•        keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws, and use its commercially reasonable efforts prior to the Merger to maintain the listing of the GoGreen ordinary shares, GoGreen redeemable warrants, and the GoGreen private warrants on the NYSE;

•        call and hold an extraordinary general meeting of GoGreen shareholders and solicit proxies from GoGreen shareholders to vote at such extraordinary general meeting in favor of (i) resolutions approving the adoption and approval of the Business Combination Agreement, the Plan of Merger, the Merger and the other transactions in accordance with GoGreen’s organizational documents, the Cayman Companies Act and the rules and regulations of the SEC and the NYSE and (ii) the adjournment of the extraordinary general meeting of shareholders, if necessary or desirable in the reasonable determination of GoGreen in consultation with Lifezone Metals;

•        keep LHL and LHL Shareholders representative periodically informed (on no less than a monthly basis) of the total amount of deferred and accrued transaction expenses of GoGreen from time to time, and GoGreen has agreed to consult with LHL and LHL Shareholders representative (who, however, will have no veto rights) each time the total amount of such transaction expenses exceeds certain monetary thresholds;

•        (i) if the Share Acquisition Closing has not occurred by January 15, 2023, extend the deadline by which GoGreen must complete its business combination by three months by promptly (and in any event, within three business days) depositing in the Trust Account the aggregate amount required to cause such extension, and (ii) if the Share Acquisition Closing has not occurred (or is not reasonably expected to occur) by April 15, 2023, further extend the deadline by an additional three months by promptly (and in any event, within three business days) depositing in the Trust Account the aggregate amount required to cause such a second extension; and

•        terminate certain agreements.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements made among the various parties, including that each of the parties will use its commercially reasonable efforts, and will cooperate fully with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the Proposed Transactions and to comply as promptly as practicable with all requirements of governmental authorities applicable to the Proposed Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all permits, consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, governmental authorities to satisfy the consummation of the Proposed Transactions and to fulfill the conditions to the Merger and the Share Acquisition Closing and (iii) execute and deliver any additional instruments necessary to consummate the Proposed Transactions.

Furthermore, the Business Combination Agreement contains additional customary covenants and agreements among the various parties pertaining to, among other matters:

•        taking all necessary action so that, with effect from the Share Acquisition Closing, the board of directors of Lifezone Metals is comprised of certain specified individuals;

•        the consummation of the transactions contemplated by the Subscription Agreements;

•        (i) the approval of Lifezone Metals’ initial listing application(s) with NYSE, (ii) the satisfaction by Lifezone Metals of all applicable initial listing requirements of NYSE and (iii) the approval for listing on the NYSE of Lifezone ordinary shares and warrants issuable in accordance with the Business Combination Agreement (including the Lifezone Metals Ordinary Shares to be issued in connection with the earnout shares);

•        the preparation and filing of this registration statement on Form F-4 and the proxy statement/prospectus included herein (and any amendments and supplements) for the purpose of soliciting proxies or votes from GoGreen shareholders for the matters to be acted upon at the extraordinary general meeting and providing GoGreen shareholders an opportunity to exercise their redemption rights;

•        confidentiality and public release, filing, announcement and other communications regarding the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby and related matters;

•        giving notice to the other parties as promptly as practicable to such party of facts, circumstances and conditions which, among other things, would, or would reasonably be expected to cause any conditions to each of the Merger Closing and Share Acquisition Closing to not be satisfied, or the satisfaction of certain conditions to be materially delayed;

•        promptly giving notice to the other party of any action related to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement, keeping the other party reasonably informed with respect to its status and providing the other party with the opportunity to participate in the defense of any such action;

•        making disbursements from the Trust Account;

•        development of the terms of a new equity incentive plan to be adopted by Lifezone Metals no later than the Share Acquisition Closing, the total size of which shall equal 10% of Lifezone Metals’ outstanding capital stock as of immediately after the Share Acquisition Closing; and

•        director and officer indemnification.

Closing Conditions

The consummation of the Proposed Transactions is conditioned upon the satisfaction or, if permissible, waiver by the applicable parties to the Business Combination Agreement of the conditions summarized below. Therefore, unless these conditions are satisfied or otherwise so waived by the applicable parties to the Business Combination Agreement, the Proposed Transactions may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions therein.

Conditions to the Obligations of Each Party

The obligations of each party to consummate the Proposed Transactions are subject to the satisfaction or written waiver (where permissible) by LHL and GoGreen of the following conditions as of the date of the consummation of the Business Combination:

•        the unconditional approval by the Tanzanian Fair Competition Committee of the Proposed Transactions;

•        GoGreen’s shareholders having approved and adopted the Business Combination Proposal;

•        the absence of any law or governmental order, inquiry, proceeding or other action in Tanzania that would prohibit the Proposed Transactions;

•        GoGreen having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g) of the Exchange Act) remaining at the Share Acquisition Closing after giving effect to the redemption;

•        the Lifezone Metals Ordinary Shares (including those to be issued pursuant to the Business Combination Agreement, including the Earnout Shares, and the subscription agreements) and Lifezone Metals warrants (including the ordinary shares underlying such warrants) having been approved for listing on the NYSE, subject only to official notice thereof;

•        this registration statement on Form F-4 and the proxy statement/prospectus included herein (and any amendments and supplements) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this registration statement on Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn; and

•        the memorandum and articles of Lifezone Metals shall have been amended and restated in the form attached to this proxy statement/prospectus as Annex C.

Conditions to the Obligations of LHL and LHL Shareholders

The obligations of LHL and LHL Shareholders to consummate the Proposed Transactions are subject to the satisfaction or written waiver (by LHL, where permissible) of the following conditions:

•        the representations and warranties of GoGreen and Lifezone Metals being true and correct as determined in accordance with the Business Combination Agreement;

•        GoGreen, Lifezone Metals and Merger Sub having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Merger Closing Date or the Share Acquisition Closing Date;

•        GoGreen and Lifezone Metals having delivered to LHL and LHL Shareholders Representative a certificate dated as of the Merger Closing Date, signed by an officer of each of GoGreen and Lifezone Metals, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        GoGreen having made all necessary and appropriate arrangements with the trustee to have all of the funds held in the Trust Account disbursed to GoGreen at the Share Acquisition Closing Date, and all such funds released from the Trust Account be available to Merger Sub in respect of all or a portion of certain payment obligations under the Business Combination Agreement;

•        GoGreen having provided the holders of GoGreen ordinary shares with the opportunity to make redemption elections with respect to their GoGreen ordinary shares pursuant to the rights for redemption in connection with the transactions contemplated under the Business Combination Agreement;

•        the Available Closing Cash Amount being no less than the Minimum Cash Amount and GoGreen having made all necessary and appropriate arrangements prior to the Share Acquisition Closing Date for any portion of the Available Closing Cash Amount held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing; and

•        the Ancillary Documents required to be executed by GoGreen, Lifezone Metals and Merger Sub according to the Business Combination Agreement at or prior to the Merger Closing Date or the Share Acquisition Closing shall have been executed and delivered to LHL.

Conditions to the Obligations of GoGreen and Lifezone Metals

The obligations of GoGreen and Lifezone Metals to consummate the Proposed Transactions are subject to the satisfaction or written waiver (by GoGreen or Lifezone Metals, as applicable, where permissible) of the following conditions:

•        the representations and warranties of LHL and LHL Shareholders being true and correct as determined in accordance with the Business Combination Agreement;

•        LHL and LHL Shareholders having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Merger Closing Date or the Share Acquisition Closing Date;

•        LHL and LHL Shareholders Representative (on behalf of LHL Shareholders) having delivered to GoGreen a certificate dated as of the Merger Closing Date, signed by each of LHL and LHL Shareholders, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement but in each case, solely with respect to themselves; and

•        the Ancillary Documents required to be executed by LHL and LHL Shareholders according to the Business Combination Agreement at or prior to the Merger Closing Date or the Share Acquisition Closing shall have been executed and delivered to GoGreen.

Termination

The Business Combination Agreement may be terminated and the Proposed Transactions may be abandoned at any time prior to the Merger Closing Date, notwithstanding receipt of any requisite approval and adoption of the Business Combination Agreement and the Proposed Transactions by the shareholders of GoGreen or any party, as follows:

•        by mutual written consent of GoGreen and LHL;

•        by either GoGreen or LHL if any of the closing conditions set forth in the Business Combination Agreement have not been satisfied or waived by July 25, 2023 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated under such provision of the Business Combination Agreement by or on behalf of any party that either directly or indirectly through its affiliates (or with respect to LHL, LHL Shareholders or Lifezone Metals) is in breach or violation of any representation, warranty, covenant or obligation contained therein, with such breach or violation being the principal cause of the failure of a condition set forth in the Business Combination Agreement on or prior to the Outside Date;

•        by either GoGreen or LHL if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement pursuant to such section will not be available to a party if the failure by such party or its affiliates (or with respect to LHL, LHL Shareholders or Lifezone Metals) to comply with any provision of the Business Combination Agreement was the principal cause of the failure of such order or action;

•        by LHL upon a breach of any representation, warranty, covenant or agreement on the part of GoGreen or Lifezone Metals set forth in the Business Combination Agreement, or if any representation, warranty of GoGreen or Lifezone Metals becomes untrue or inaccurate, in each case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

•        by GoGreen upon a breach of any warranty, covenant or agreement on the part of LHL or LHL Shareholders set forth in the Business Combination Agreement, or if any warranty of LHL, Lifezone Metals or LHL Shareholders becomes untrue or inaccurate, in any case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

•        by either GoGreen or LHL if the extraordinary general meeting of shareholders is held and has concluded, GoGreen shareholders have duly voted, and the Business Combination Proposal has not been approved by GoGreen shareholders.

Upon termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no further effect (other than certain customary provisions that will survive a termination), without any liability to the parties thereto (other than liability for any willful and material breach of the Business Combination Agreement by a party occurring prior to the termination of the Business Combination Agreement or pursuant to any fraud claim against such party).

Fees and Expenses

Unless otherwise expressly provided for in the Business Combination Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into the Business Combination Agreement will be paid by the party incurring such fees, costs and expenses. For the avoidance of doubt:

•        if the Business Combination Agreement is terminated in accordance with its terms, (i) LHL will pay, or cause to be paid, all unpaid transaction expenses of LHL and (ii) GoGreen will pay, or cause to be paid, all unpaid transaction expenses of GoGreen; and

•        if the Share Acquisition Closing occurs, Lifezone Metals will pay, or cause to be paid, any unpaid transaction expenses of LHL and GoGreen.

Governing Law; Jurisdiction

The Business Combination Agreement and any non-contractual rights or obligations arising out of or in connection with it are governed by the laws of Delaware (other than with respect to the effects of the Merger which shall be governed by the laws of the Cayman Islands as required under the Cayman Companies Act). The parties to the Business Combination Agreement have irrevocably agree that the courts of Delaware shall have exclusive jurisdiction to hear, determine and settle any disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

Specific Performance

Each party is entitled under the Business Combination Agreement to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of the Business Combination Agreement and to seek to enforce specifically the terms and provisions thereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Amendments

The Business Combination Agreement may be amended, supplemented or modified prior to the Share Acquisition Closing only by execution of a written instrument signed by each of the parties and after the Share Acquisition Closing only by execution of a written instrument signed by the GoGreen Representative and the LHL Shareholders Representative.

Ancillary Documents

This section describes certain terms of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which may be material, but does not purport to describe all of the terms thereof.    The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Ancillary Documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. GoGreen shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor has entered into the Sponsor Support Agreement with GoGreen, Lifezone Metals and LHL pursuant to which the Sponsor has agreed to, among other things, (a) vote at any meeting of GoGreen shareholders to be called for approval of the Transactions all GoGreen Class A ordinary shares or GoGreen Class B ordinary shares, par value $0.0001 per share (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the Shareholder Approval Matters (as defined in the Business Combination Agreement), (b) be bound by certain other covenants and agreements related to the Proposed Transactions and (c) be bound by certain transfer restrictions with respect to the Sponsor Securities and warrants exercisable for Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Proposed Transactions with respect to any Sponsor Securities they may hold. The Sponsor Support Agreement also provides that in the event that the Available Cash Amount (as defined therein) is less than $50 million, the Sponsor shall, as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit for no consideration the right to receive a number of Sponsor Earnout Shares (as defined therein), and, if necessary, Lifezone Metals Ordinary Shares, equal, in the aggregate to an offset amount set forth in the Sponsor Support Agreement, subject to the terms and conditions of the Sponsor Support Agreement.

Lock-Up Agreements

In connection with the Share Acquisition Closing, the Key LHL Shareholders will enter into agreements (the “LHL Shareholder Lock-Up Agreements”) providing that the Key LHL Shareholders will not, subject to certain exceptions (including the payment of taxes arising from the Proposed Transactions), transfer any Restricted Securities (as defined in the LHL Shareholder Lock-Up Agreements) during the period commencing from the Share Acquisition Closing Date until 180 days after the Share Acquisition Closing Date.

In connection with the Share Acquisition Closing, the Sponsor will enter into an agreement (the “Sponsor Lock-Up Agreement”) providing that it will not, subject to certain exceptions, transfer (i) Phase I Lock-up Shares (as defined below) until the date that is 60 days after the Share Acquisition Closing Date and (ii) Phase II Lock-up Shares (as defined below) until the date that is 180 days after the Share Acquisition Closing Date. For purposes of the Sponsor Lock-Up Agreement, “Phase I Lock-up Shares” means the number of Lifezone Metals Ordinary Shares that are received by the Sponsor in exchange for the number of GoGreen Class A ordinary shares held by the Sponsor immediately prior to the Merger Effective Time, and “Phase II Lock-up Securities” means any Lifezone Metals Ordinary Shares and any warrants to purchase Lifezone Metals Ordinary Shares that are held by the Sponsor following the Merger Closing Date, other than Phase I Lock-up Shares or Lifezone Metals Ordinary Shares acquired in the PIPE Financing.

New Registration Rights Agreement

By no later than the Merger Closing Date, GoGreen and Sponsor will terminate the existing registration rights agreement and Lifezone Metals, certain LHL Shareholders and Sponsor (“Registration Rights Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”) with respect to certain securities held by the Registration Rights Holders, in each case effective as of the Share Acquisition Closing, pursuant to which Lifezone Metals will agree to register for resale certain shares of Lifezone Metals Ordinary Shares and other equity securities of Lifezone Metals that are held by the parties thereto from time to time. As of the Share Acquisition Closing, approximately 69,148,728 Lifezone Metals Ordinary Shares are expected to be owned by Registration Rights Holders and subject to the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Lifezone Metals will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) no later than 30 days of the Share Acquisition Closing. Lifezone Metals will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that Lifezone Metals will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such PIPE Investors, Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 and a per share purchase price of $10.00 per share in a private placement or placements to be consummated immediately following the closing of the Share Acquisition. The Lifezone Metals Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Lifezone Metals has agreed to register the resale of the Lifezone Metals Ordinary Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 days after the consummation of the Proposed Transactions. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Proposed Transactions and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto and (iii) at the election in writing of the subscribing PIPE Investor on or after the date that is 9 months from the date of the Subscription Agreements.

Organizational Structure

Prior to the Proposed Transactions

The following diagram depicts the organizational structure* of LHL before the Proposed Transactions.

Following the Proposed Transactions

The following diagram depicts the organizational structure* of GoGreen, LHL and Lifezone Metals after the Proposed Transactions.

Name, Headquarters; Stock Symbols

Following the Proposed Transactions, the separate corporate existence of GoGreen will cease and Lifezone Metals will continue as the surviving company under the name Lifezone Metals Limited with its headquarters located at Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ. Lifezone Metals intends to apply for listing, effective at the time of the Merger Closing, of Lifezone Metals shares and Lifezone Metals warrants on the NYSE under the symbols “LZM” and “LZMW,” respectively. Our publicly traded GoGreen units will separate into the component securities upon the Merger Closing and each component security will be exchanged into a substantially equivalent Lifezone Metals security. GoGreen’s securities will no longer be publicly traded following their exchange into Lifezone Metals securities.

Interests of Certain Persons in the Proposed Transactions

In considering the recommendation of GoGreen’s board of directors to vote in favor of the Proposed Transactions, GoGreen’s shareholders should be aware that, aside from their interests as shareholders, the Sponsor and GoGreen’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, those of other GoGreen shareholders and GoGreen warrant holders generally. GoGreen’s directors were aware of and considered these interests, among other matters, in evaluating the Proposed Transactions, and in recommending to GoGreen shareholders that they approve the Proposed Transactions. GoGreen shareholders should take these interests into account in deciding whether to approve the Proposed Transactions. These interests include, among other things:

•        the beneficial ownership of the GoGreen Initial Shareholders of 6,900,000 GoGreen founder shares and 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in the Private Placement, which shares would become worthless if GoGreen does not complete a business combination within the applicable time period, as the founder shares and such Private Placement shares do not entitle the GoGreen Initial Shareholders to any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and estimated at approximately $88,032,150 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 GoGreen founder shares it owns and such securities will have a significantly higher value at the time of the Proposed Transactions, which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 5, 2023, the record date for the extraordinary general meeting of shareholders, and which is estimated to be approximately $73,761,000 based on the closing price of the GoGreen Class A ordinary shares of $10.69 on the NYSE on May 10, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if GoGreen public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

•        the GoGreen Initial Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Lifezone Metals Ordinary Shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming (i) none of the options under LHL option plan is exercised and (ii) none of GoGreen’s existing public shareholders exercises its redemption rights or dissenters’ rights;

•        the fact that, in connection with the PIPE Financing, the GoGreen PIPE Investors will receive 135,000 Lifezone Metals Ordinary Shares;

•        GoGreen’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on GoGreen’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of GoGreen and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

These interests may influence GoGreen’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Background of the Proposed Transactions

References in this section to “Lifezone” are to LHL, Lifezone Limited or KNL, as the context requires.

GoGreen is a blank check company formed as an exempted company incorporated under the laws of the Cayman Islands on March 17, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Business Combination Agreement, GoGreen conducted a thorough search for a suitable acquisition candidate, drawing upon, among other things, the extensive network and experience of GoGreen’s management team, board of directors and advisors. While GoGreen focused principally on potential targets offering “clean/renewable energy” technology used to combat climate change, GoGreen also considered companies in other complementary industries, including exploration and production, and providers of sustainable minerals needed to produce electric batteries. The terms of the Proposed Transactions were the result of thorough negotiations between representatives of GoGreen and Lifezone, as further described below.

Prior to the consummation of the IPO, neither GoGreen, nor anyone on its behalf, had discussions, formal or otherwise, with respect to a proposed transaction with Lifezone, or any other business combination target.

On October 25, 2021, GoGreen consummated its IPO and the sale of 27,600,000 GoGreen public units representing one Class A ordinary share and one-half of one redeemable warrant, which included the full exercise by the underwriters of their over-allotment option to purchase additional units, raising gross proceeds of $276 million. Simultaneously with the closing of the IPO, GoGreen consummated the private placement of 1,335,000 Placement Units to the Sponsor, generating gross proceeds of approximately $13.4 million.

From the date of its IPO through the date of the execution of the Business Combination Agreement, GoGreen’s management and the GoGreen Board evaluated and considered more than 100 potential target companies, signed more than 35 non-disclosure agreements and provided initial non-binding indications of interest (formally in writing and informally) to four business combination targets, including Lifezone.

Given the broad network of various industry connections shared by GoGreen’s management, its board of directors and advisors, GoGreen had access to an extensive pipeline of potential opportunities to evaluate, which resulted in a diverse list of business combination targets. While most of the targets considered were in the United States, GoGreen was also involved in discussions with international companies, including companies based in Canada, Israel, Brazil, the Isle of Man and the United Kingdom.

During its search, GoGreen’s list of high-priority potential targets evolved with new information and shifting market factors. This list of potential opportunities was shared with and reviewed in detail by the GoGreen Board.

The criteria used to evaluate business combination transactions, including the Proposed Transactions, included each potential target’s competitive advantage, differentiators in sector leadership and technology, potential to deliver on and grow revenue and earnings, management track record and public company experience, and ability to offer competitive advantages to customers and business partners.

Description of negotiation process with candidates other than Lifezone

Following the completion of the IPO, representatives of GoGreen engaged in extensive discussions with a number of financial advisors, consulting firms and companies, mostly based in the United States, with respect to potential acquisition opportunities. GoGreen management defined search criteria that were focused on a business strategy rather than a particular technology, but with the purpose of equipping cleaner energy companies with the resources and expertise needed to succeed in the green transition, which GoGreen management believes is a critical element of decarbonizing the energy supply chain while addressing climate issues. Due to a variety of factors, GoGreen management believed that business combination transactions with this profile would generate attractive returns and maximize long-term shareholder value.

In terms of search criteria, select business models were identified and grouped into the following four main categories:

•        a market leader (i.e., a private company in a cleaner energy segment, ready to enter a public market);

•        a niche technology (i.e., a disruptive technological solution company with proprietary intellectual property ready for scalable growth);

•        a re-tool (i.e., legacy business with an established supply chain and customer base that needs capital to reposition itself in the new green environment); and

•        a convergence (i.e., a synergetic approach to bridge old economy industries’ customers with the new green energy environment based on established and existing technology and infrastructure in order to play a role in the transition to green energy).

As noted above, in the course of its search for potential business combination targets, GoGreen submitted non-binding indications of interest, term sheets or proposals to four companies (including Lifezone) that GoGreen believed were most suitable for a business combination based on, among other things, its and its advisors’ preliminary due diligence and evaluation and analysis. These potential business combination targets, other than Lifezone, are referred to herein as “Company A”, “Company B” and “Company C”. Each of Company A, Company B and Company C is a private operating company with operations focused on the green transition that were consistent with GoGreen’s search criteria. None of the non-binding indications of interest or term sheets submitted to the other potential business combination targets were executed.

Representatives of GoGreen engaged in due diligence of potential targets by reviewing financial, commercial and other diligence materials and engaging in discussions with management and other individuals involved with these businesses. As GoGreen investigated and evaluated acquisition opportunities, GoGreen management, including John Dowd, its Chief Executive Officer, and investment professionals at the Sponsor regularly discussed these opportunities and the strategic benefits and risks of potential acquisitions with members of the GoGreen Board, including at the GoGreen Board’s regular meetings, and the GoGreen Board considered the other opportunities that had been explored in its evaluation of the Lifezone acquisition and determined that the Lifezone transaction was in the best interest of GoGreen’s shareholders.

Following the closing of the IPO, between October 2021 and March 2022, management of GoGreen and Company A held multiple discussions virtually and at Company A’s headquarters to conduct due diligence and evaluate a potential business combination between GoGreen and Company A. Representatives of GoGreen and Company A discussed Company A’s assets, business plan and financials. On March 16, 2022, GoGreen submitted a non-binding letter of intent regarding a potential business combination to Company A’s management. Following additional discussions regarding the terms of a potential business combination, Company A’s management determined to pursue an alternate strategy for Company A and the negotiations were terminated.

Additionally, following the closing of the IPO, between October 2021 and February 2022, management of GoGreen and Company B held multiple discussions virtually to conduct due diligence and evaluate a potential business combination between GoGreen and Company B. On February 22, 2022, GoGreen presented to Company B an initial market analysis and indicative “pre-money” valuation followed by a letter of intent regarding a potential business combination between GoGreen and Company B. Company B’s feedback on the letter of intent contemplated a higher pre-money valuation than GoGreen had submitted, and GoGreen’s management team subsequently terminated discussions with Company B due to an inability to reach an agreement regarding the appropriate pre-money valuation for Company B.

Additionally, following the closing of the IPO, between October 2021 and February 2022, management of GoGreen and Company C held multiple discussions virtually to conduct due diligence and evaluate a potential business combination between GoGreen and Company C. Company C had hired advisors to evaluate potential capital raise transactions to fund the expansion of Company C’s business, and GoGreen management and its advisors engaged in discussions with Company C and such advisors of Company C. In February 2022, GoGreen engaged an independent industry expert to assist in due-diligence of Company C’s current business and outlook. The industry expert reviewed due diligence materials provided by Company C and publicly available information regarding Company C and its competitors, as well as held meetings with representatives of Company C. Following a debriefing with the industry expert on February 14, 2022, Mr. Dowd and Vikas Anand, Chief Development Officer of GoGreen, met with executives of Company C and their advisors to discuss preliminary terms and structure for a potential transaction between

GoGreen and Company C. Over the course of such discussions, GoGreen and Company C mutually determined that Company C’s desired capital raise and strategy did not align with GoGreen’s investment objectives, and subsequently GoGreen terminated discussions with Company C.

For the reasons described above, GoGreen ultimately determined not to proceed with any of the other potential business combination targets as GoGreen concluded that those target businesses, or the terms of a potential business combination with them, would not be suitable for GoGreen or its shareholders. Further, following extensive due diligence conducted by GoGreen’s management and its advisors, and following detailed discussions with Lifezone, GoGreen believed Lifezone would present an attractive opportunity for GoGreen and its shareholders, noting that Lifezone has access to one of the highest quality undeveloped nickel projects and proprietary greener processing technologies, established strategic partnerships and unique exposure to attractive tailwinds in growing energy transition and electric vehicle markets and an experienced management team and is aligned with GoGreen’s investment criteria. GoGreen’s decision to pursue the business combination with Lifezone over the other potential business combination targets was generally the result of, but not limited to, the following factors:

•        GoGreen’s management team believes the outlook for nickel supply and demand and responsibly sourced “green” metals is compelling;

•        GoGreen’s management team believes that Lifezone’s Kabanga Project is one of the world’s largest and highest-grade undeveloped nickel sulphide deposits;

•        Lifezone’s proprietary green Hydromet Technology is expected to meaningfully lower emissions and presents growth potential in respect of licensing in mining and recycling;

•        GoGreen’s management team believes the valuation of Lifezone in connection with the Proposed Transactions is attractive; and

•        Lifezone’s experienced leadership and project execution team.

See the section of this proxy statement/prospectus entitled “— GoGreen’s Board of Directors’ Reasons for the Proposed Transactions” for a further discussion of these transactions.

Description of negotiation process with Lifezone

Following the closing of the IPO in October 2021, GoGreen evaluated various investment banks to serve as financial advisors in connection with its search process. As part of that evaluation process, representatives of GoGreen met with representatives of Sprott.

On November 3, 2021, Sprott introduced Govind Friedland, GoGreen’s Chief Operating Officer, to Chris Showalter, the Chief Executive Officer of Lifezone, who together discussed Lifezone’s assets and technologies.

On November 5, 2021, GoGreen engaged Latham & Watkins LLP (“Latham”) as its legal advisor in connection with its overall search process and ultimately the Proposed Transactions.

On November 7, 2021, GoGreen and Lifezone executed a non-disclosure agreement (the “Confidentiality Agreement”) related to a potential business combination between the parties, which had a base term of one year and did not contain standstill or exclusivity provisions.

Subsequently, on November 8, 2021, members of GoGreen’s management team, including John Dowd, GoGreen’s Chief Executive Officer and Chairman, Michael Sedoy, GoGreen’s Chief Financial Officer, Vikas Anand, GoGreen’s Chief Development Officer, Dan Foley, GoGreen’s Chief Technology Officer, Sergei Pokrovsky, GoGreen’s Chief Decarbonization Officer, and Mr. Friedland participated in video conference calls with executives of Lifezone, including Chris Showalter, Chief Executive Officer of Lifezone, during which Mr. Showalter provided an overview of the history and business plan of Lifezone. The following week, Keith Liddell, Lifezone’s founder, chairman and a significant shareholder, participated in a similar meeting with Messrs. Dowd, Sedoy, Anand, Foley, Pokrovsky and Friedland. Following these initial introductory meetings, GoGreen and Lifezone agreed to continue discussions in the future regarding a potential business combination transaction.

In December 2021, BHP Billiton (UK) DDS Limited provided Lifezone a $50 million equity investment. This investment was composed of (a) equity amounting to $10 million in Lifezone Limited pursuant to which (following the Lifezone Holdings Transaction) BHP currently owns 1.99% of LHL on a fully-diluted basis, and (b) a convertible loan amounting to $40 million to KNL, which was subsequently converted to ordinary shares pursuant to which BHP acquired an 8.9% direct interest in KNL. In October 2022, Lifezone and BHP agreed (i) for BHP to make a further $50 million investment in KNL in the form of equity, thereby increasing BHP’s direct interest in KNL to 17%, which investment was consummated on February 15, 2023, and (ii) for BHP to receive an option for BHP, subject to certain terms and conditions, to subscribe for the required number of KNL shares that, in aggregate with its existing KNL shareholding, would result in BHP indirectly owning 51% of the total voting and economic equity rights in TNL. The negotiations between Lifezone and BHP relating to these transactions coincided with the negotiations referred to herein between GoGreen and Lifezone. See the section of this proxy statement/prospectus entitled “Information about Lifezone Holdings Limited — Our Competitive Strengths — Our strategic partnership with BHP” for a further discussion of these arrangements.

On January 20, 2022, the GoGreen and Lifezone management teams, including Messrs. Dowd, Sedoy, Pokrovsky and Friedland of GoGreen and Mr. Showalter and Anthony von Christierson, Lifezone’s Vice President of Commercial and Business Development, held a video conference call to discuss the BHP investment and the impact thereof on the valuation of Lifezone in connection with a potential business combination transaction. Following this meeting, the representatives of GoGreen and Lifezone agreed to continue discussions regarding valuation for a potential business combination transaction.

On January 25, 2022, GoGreen formally engaged Sprott, primarily because of Sprott’s experience as a financial advisor focused on the industries in which GoGreen was exploring business combination opportunities.

On January 27, 2022, Lifezone provided GoGreen and its representatives with access to a virtual data room (the “VDR”) for the purposes of conducting business, financial, legal, tax and other due diligence with respect to Lifezone.

On February 1, 2022, members of GoGreen’s management team, including Messrs. Dowd, Friedland and Anand and Mr. Showalter of Lifezone held an in-person meeting at the New York City offices of RBC Europe Limited (“RBC”), financial advisor to Lifezone, to provide context for the BHP investment and related topics. Mr. Liddell, Mr. von Christierson and representatives of Sprott participated via video conference. Discussions also touched upon the potential use of Lifezone’s Hydromet Technology in the nickel mining industry in Africa and Lifezone’s future plans and expectations for a potential capital raise.

Between February 3, 2022, and February 10, 2022, representatives of GoGreen, in consultation with its legal and financial advisors, studied and discussed the business, valuation and technological advantages of Lifezone while examining materials in the VDR and conducting due diligence with Lifezone management.

On February 10, 2022, GoGreen and Sprott held a video conference to discuss the valuation of Lifezone in connection with the Proposed Transactions and plans to draft a proposed non-binding letter of intent regarding the Proposed Transactions (the “Initial LOI”).

On February 12, 2022, Messrs. Dowd and Showalter discussed the terms of the Proposed Transactions, highlighting key points for inclusion in the Initial LOI, such as valuation, limitations on the parties’ ability to pursue alternative transactions, the minimum cash condition, the treatment of the Sponsor’s equity interests and the structure of the earnout consideration payable pursuant to the Proposed Transactions. GoGreen also discussed the potential deal structure with Sprott during a video conference on February 14, 2022. Critical to the discussion was GoGreen’s need to conduct a capital raise through a private investment in public equity (“PIPE”) in connection with the Proposed Transactions.

Also in mid-February, Messrs. Friedland and Showalter began discussions about the potential composition of the combined company’s board of directors.

On February 23, 2022, Sprott presented GoGreen with a preliminary financial model of Lifezone for evaluation, which was composed of project-specific data provided by or on behalf of Lifezone as well as data related to comparable companies and different scenarios related to mine development, including base and upside cases, with and without using Hydromet Technology. The analyses performed by Sprott in this preliminary financial model consisted of free cash flow projections and net present value calculations performed under a range of assumptions (including various nickel pricing assumptions). Projected free cash flow was calculated using cost and revenue assumptions that varied by mine production and metal recovery rate and estimated metal pricing under different macroeconomic scenarios. Capital cost assumptions under base and upside mine production scenarios were derived from project-specific data provided by Lifezone, which RBC reviewed against industry data from comparable companies, and project-specific estimates of costs associated with the development of offsite infrastructure. In addition to base and upside cost and revenue assumptions that varied by mine production rate under scenarios where Hydromet Technology was not used, Sprott also included projected free cash flow and net present value calculations under scenarios that included assumptions of capital cost and operating expense associated with the use of Hydromet Technology. These analyses provided a range of positive net present values associated with the Kabanga Project and the Hydromet Technology.

On March 4, 2022, GoGreen signed an engagement letter with mining consultant Daniel Major to assist with the selection and engagement of other third-party consultants needed to evaluate the ground resources at Lifezone’s Kabanga Project, the work performed by Lifezone’s technical consultants, as well as refinery technology and a proposed development scenario for a larger regional mining and refining complex.

On March 18, 2022, GoGreen engaged Hill & Knowlton Strategies as a global marketing/public relations consultant with experience in technology, energy, and communications.

On March 25, 2022, GoGreen engaged SGS Bateman Ltd. (“SGS”) as technical consultants, to conduct technical due diligence on the acquisition process, including the provision of a detailed examination of Lifezone’s mine and refinery sites, and Hydromet Technology.

The Initial LOI was submitted to Lifezone on March 3, 2022 and the parties continued their negotiations. During the negotiation regarding the Initial LOI, GoGreen and Lifezone discussed a variety of terms for the Proposed Transactions, including matters related to Lifezone providing exclusivity, valuation, earn-outs, the scope of lock-ups, board governance of the combined company, closing conditions and other terms customary for a transaction of the type being proposed. Specifically, the March 3, 2022 draft of the Initial LOI contemplated a pre-money equity value for Lifezone of $734 million (which amount was based on preliminary estimates and remained subject to ongoing discussion), an earnout for eligible LHL Shareholders of 24,466,000 ordinary shares (also subject to further review and discussion), a Sponsor earnout of 1,725,000 ordinary shares and 862,500 warrants, a minimum cash closing condition of $100 million and a Sponsor lock-up of 180 days.

On March 10, 2022, Lifezone provided responses to the Initial LOI to GoGreen, which contemplated a longer Sponsor lock-up of up to one year, subject to early release upon the occurrence of certain share price thresholds, which remained to be negotiated. Lifezone’s responses to the Initial LOI also included a larger minimum cash closing condition of $350 million and the forfeiture of GoGreen founder shares by the Sponsor on a pro rata basis upon any reduction to the aggregate amount of cash to be delivered from the Trust Account (after giving effect to any redemptions), plus the aggregate principal amount of the PIPE Investment, below a combined aggregate amount of $482 million.

On March 18, 2022, GoGreen submitted a revised draft of the Initial LOI to Lifezone in response to Lifezone’s comments. This revised draft contemplated a pre-money equity value for Lifezone of $611 million (as further discussed below), an earnout for eligible LHL Shareholders of 23,724,091 shares and a lower minimum cash closing condition of $200 million. These revised terms were the product of ongoing discussions between GoGreen and Lifezone. The Sponsor lock-up was shortened back to 180 days, the Sponsor forfeiture of GoGreen founder shares was rejected and a tail fee was proposed whereby GoGreen would receive $2 million if Lifezone were to pursue an alternative transaction within twelve months of the termination of the exclusivity period under the Initial LOI.

Over the next five days, Lifezone and GoGreen continued their negotiations and Lifezone provided responses to GoGreen’s revised draft of the Initial LOI on March 23, 2022 in the form of a further-revised draft. This draft contemplated an earnout for eligible LHL Shareholders of 24,380,000 shares, reinstated the Sponsor forfeiture of GoGreen founder shares as described in the March 10, 2022 draft of the Initial LOI and deleted the proposed tail fee of $2 million.

On March 24, 2022, GoGreen submitted a final draft of the Initial LOI to Lifezone, which was accepted and signed by Lifezone that same day. The agreed Initial LOI contained non-binding terms implying a pre-money equity value ascribed to LHL of $611 million, which the parties determined based on the results of GoGreen’s preliminary analysis of Lifezone, which consisted of Sprott’s preliminary financial model of Lifezone, presented to GoGreen on February 23, 2022, that considered comparable companies and various scenarios for Lifezone’s mine development, as well as consideration of the valuation ascribed to Lifezone by BHP’s conditional agreement in October 2022 to invest an additional $50 million in KNL for a total ownership of 17%, based on an implied valuation of approximately $161 million for Lifezone (excluding Lifezone’s interest in KNL) and an implied valuation of approximately $466 million of KNL to Lifezone for a total implied valuation to Lifezone of approximately $627 million, contemplating an illustrative PIPE investment of $200 million and containing a net minimum cash condition of $200 million. The final draft of the LOI did not include the Sponsor forfeiture of GoGreen founder shares and the proposed tail fee of $2 million was reinstated. In addition, the Initial LOI contained an exclusivity provision that would become binding upon a waiver by BHP of its right of first offer pursuant to the Cooperation Deed. See the section of this proxy statement/prospectus entitled “Information about Lifezone Holdings Limited — Our Competitive Strengths — Our strategic partnership with BHP” and “— Arrangements with BHP” for a further discussion of this arrangement.

On March 29, 2022, Messrs. Dowd, Sedoy, Foley and Pokrovsky arrived in Tanzania for an on-site visit of the Kabanga Project, accompanied by David Wargo, Managing Director of Sprott, Filipe Martins, Managing Director of Sprott, and Kyri Mavrommatis, Associate of RBC. Representatives of SGS also accompanied GoGreen in order to gather data needed for due diligence around the Kabanga Deposit and its environmental and social impacts. The team was hosted by Lifezone’s Mr. Showalter and Lifezone’s Tanzania country manager, Benedict Busunzu.

Over the course of March 29, 2022 to April 8, 2022, Messrs. Dowd, Sedoy, Foley and Pokrovsky visited the Kabanga Deposit, its camp and business office, learning the history of the district and additional information regarding the project’s geology and its potential for exploration and production. On this site visit, the GoGreen team also reviewed ore samples and maps, and discussed previous stages of exploration and drilling at the site.

On April 1, 2022, members of GoGreen’s management team, including Messrs. Dowd, Sedoy, Pokrovsky and Foley, and Messrs. Showalter and von Christierson of Lifezone held several meetings with Lifezone executives at the Tembo Nickel offices in Dar es Salaam, during which the parties discussed Lifezone’s projected budgets and development plans, as well as completion of a revised feasibility study with respect to the mine at Kabanga and a base metal refinery (a concrete treatment plant located at Buzwagi, near Kahama and information regarding the planned Kell-Sedibelo-Lifezone Refinery in South Africa).

On April 2, 2022, Messrs. Sedoy, Pokrovsky and Wargo travelled to Perth, Australia to meet the Lifezone technical team, represented by Dr. Mike Adams, Lifezone Chief Technology Officer, and also visit Simulus Laboratories, where Lifezone’s hydromet test work is undertaken. Between April 2, 2022 and April 4, 2022, Lifezone senior technical executives provided Messrs. Sedoy, Pokrovsky and Wargo with in-person review regarding Lifezone’s Hydromet Technology.

On April 13, 2022, representatives of GoGreen, Sprott, Lifezone, RBC and GoGreen’s and Lifezone’s respective legal teams from Latham and Cravath met by video conference to discuss the proposed terms of the PIPE and other transaction workstreams. Discussion on the process continued through May 2022, when GoGreen executives selected financial services firm BTIG, LLC as lead advisor for the PIPE (“BTIG” and, together with Sprott, the “Placement Agents”).

From March 2022 until the signing of definitive documentation in respect of the Proposed Transactions, GoGreen’s representatives regularly consulted with the GoGreen Board and individual directors of GoGreen and received their input and guidance with respect to, among other matters, the Proposed Transactions and the terms thereof. During these regular update meetings, GoGreen’s management team provided the GoGreen Board with updates regarding GoGreen’s due diligence of Lifezone, including with respect to Lifezone’s business, financial condition, management team, assets and commercial operations, among other things. Representatives of GoGreen, the Sponsor, Lifezone, Latham, Cravath, RBC and the Placement Agents held regular check-in calls to further discuss and refine the transaction timeline and work streams.

Between April 22, 2022 and April 26, 2022, GoGreen representatives, including Messrs. Dowd, Sedoy, Friedland, Anand and Pokrovsky, held a series of conference calls with sell-side analysts on the fundamentals of the nickel market, which analysis continued over the course of the ensuing months.

On May 3, 2022, Messrs. Dowd, Sedoy, Friedland and Pokrovsky met via video conference with Lifezone’s technical team, including Mr. Medway, Lifezone Senior Vice President: Project Development and Dr. Adams, Chief Technical Officer of Lifezone, for a detailed review of Lifezone’s Hydromet Technology and the Kabanga ore testing program. Subsequent follow-up meetings were held on May 17, 2022 through May 19, 2022 among Messrs. Pokrovsky and Medway and Dr. Adams to continue that detailed review.

On May 4, 2022, in preparation for a potential public listing of Lifezone pursuant to the Proposed Transactions, three professional accounting firms were contacted by Lifezone regarding a public company readiness assessment. On May 20, 2022, Lifezone engaged Deloitte LLP as a public company readiness consultant.

On May 11, 2022, Lifezone formally engaged RBC as its exclusive financial advisor.

From May 2022 through August 2022, the GoGreen management team liaised with research analysts from Wood Mackenzie Limited (“Wood Mackenzie”) to discuss various aspects of the market for nickel, including examinations of the distinctive types of nickel deposits, mine and processing cost structure and greenhouse gas emissions. In August 2022, Lifezone engaged Wood Mackenzie to develop an independent report on the nickel market, incorporating data on the Kabanga Project.

On May 19, 2022, Messrs. Dowd, Sedoy, Friedland and Robert Macleod, a member of the GoGreen Board, and Messrs. Liddell and Showalter, as well as Chris von Christierson, a director and significant shareholder of Lifezone, and Anthony von Christierson, met in London, to discuss the Proposed Transactions. After discussing the parties’ respective goals and interests, the parties launched plans to proceed with the Proposed Transactions.

Between May 23, 2022, and May 31, 2022, Messrs. Dowd and Sedoy held discussions with Evan Calio, managing director of BTIG, regarding the engagement of BTIG for the proposed PIPE process. GoGreen, Lifezone, Latham and Cravath reviewed a PIPE marketing presentation prepared by BTIG on June 6, 2022, and GoGreen signed an engagement letter with BTIG as a Placement Agent on June 20, 2022.

On May 27, 2022, Messrs. Dowd, Sedoy, Liddell and Showalter met to discuss the potential use of Lifezone’s Hydromet Technology for auto catalytic converter and other recycling applications, another component of Lifezone’s business potential.

On May 26, 2022, GoGreen signed an engagement letter with Bowmans Tanzania, Ltd. (“Bowmans”) to serve as GoGreen’s Tanzanian counsel. On June 29, 2022, and July 5, 2022, Bowmans discussed its initial due diligence findings with GoGreen and Latham.

On July 8, 2022, GoGreen, Lifezone, BTIG and RBC discussed Lifezone’s proposed use of proceeds from the Proposed Transactions. At this meeting, the parties discussed anticipated uses of proceeds related to Lifezone’s plans to obtain an updated feasibility study and the execution of Lifezone’s business plan, which contemplated the funding of certain social engagement programs in Tanzania.

On July 21, 2022, SGS issued its final technical due diligence report to GoGreen.

On August 3, 2022, GoGreen, Lifezone and BTIG reviewed the internal financial model for the Proposed Transactions, with specific focus on EBITDA sensitivity analysis.

Between August 24, 2022 and August 31, 2022, representatives of GoGreen, Latham and BTIG reviewed potential amended terms of the Initial LOI (as so amended on September 1, 2022, the “Amended LOI”). The terms of the Amended LOI, which included binding exclusivity provisions and revised transaction mechanics accounting for the mutual goals of the parties for a tax efficient structure, a revised pre-money value ascribed to LHL of $626.8 million, which reflected the parties’ continued refinement of the business model and ongoing diligence regarding Lifezone’s business and market outlook, and minimum cash conditions based on a net minimum capital raise condition of approximately $50 million, were agreed with Lifezone on September 1, 2022. The revised pre-money value ascribed to LHL included in the Amended LOI was the result of the parties correcting a calculation error in the transaction model previously used to arrive at the initial valuation, and was not intended by the parties to reflect a change in economic terms. The revised net minimum capital raise condition of $50 million reflected the parties’ updated lower market outlook for the PIPE Investment and was negotiated to reflect the amount of capital the parties deemed necessary to execute on Lifezone’s business plan following closing of the Proposed Transactions. The Amended LOI also contemplated an earnout structure whereby eligible LHL Shareholders would be entitled to receive up to 24,800,000 ordinary shares if certain trading milestones were met over the course of a five year period following closing of the Proposed Transactions. The earnout was intended to align the eligible LHL Shareholders’ interests with the future success of the combined company. The Sponsor also agreed to subject 1,725,000 of its Founder Shares to a vesting schedule aligned with the legacy Lifezone earnout trading milestones to further align the incentives of the Sponsor and the eligible LHL Shareholders with the future success of the combined company. LHL, Lifezone Limited and KNL collectively sent a notice to BHP dated September 2, 2022 in relation to the Proposed Transactions. BHP declined to exercise its right of first refusal pursuant to the Cooperation Deed on October 2, 2022. See the section of this proxy statement/prospectus entitled “Information about Lifezone Holdings Limited — Our Competitive Strengths — Our strategic partnership with BHP” and “— Arrangements with BHP” for a further discussion of this arrangement.

Between September 6, 2022 and September 27, 2022, Lifezone, GoGreen and their respective advisors progressed the Proposed Transactions via ongoing work involving the PIPE marketing presentation, drafting of SEC filings and communications planning.

On October 17, 2022, Latham circulated the initial draft of the Business Combination Agreement to Cravath. Between October 17, 2022 and December 13, 2022, Latham and Cravath exchanged revised drafts of the Business Combination Agreement and the Ancillary Agreements, and engaged in negotiations of such documents and agreements. Specifically, Latham circulated initial drafts of the Lock-Up Agreements and the Warrant Assumption Agreement on November 29, 2022 and an initial draft of the Sponsor Support Agreement on December 9, 2022. Latham and Cravath and other representatives and advisors of GoGreen and Lifezone held numerous conference calls between October 17, 2022 and December 13, 2022 regarding certain terms and conditions of the Business Combination Agreement and the Ancillary Documents, including, among other things, (a) the overall suite of representations, warranties and covenants to be provided by each party thereunder, (b) the ability of Lifezone to take certain actions during the Interim Period without the prior approval of GoGreen, (c) the minimum amount of cash required to be held by GoGreen and Lifezone Metals after consummation of the PIPE Financing and distribution of the Trust Account (taking into account transaction fees and expenses but without taking into account cash on hand at Lifezone), (d) the transaction steps required in the Business Combination Agreement to achieve the structure agreed to in the Amended LOI, (e) the scope of exceptions to the restrictions contained in Lock-Up Agreements and (f) other covenants and conditions included in the Business Combination Agreement and the Ancillary Documents to effect the Proposed Transactions.

On November 8, 2022, Latham circulated the initial draft of the Subscription Agreement to Cravath and Skadden, Arps, Slate, Meagher & Flom (UK) LLP (legal advisor to the Placement Agents) (“Skadden”). Between November 8, 2022 and November 28, 2022, the parties exchanged correspondence and comments in respect of the Subscription Agreement. On November 28, 2022, the parties had agreed on the form of Subscription Agreement and it was initially posted to the VDR for review by institutional investors that had agreed to non-disclosure arrangements.

Between November 8, 2022 and December 13, 2022, Latham, Cravath and Skadden collectively negotiated the terms and exchanged drafts of the Subscription Agreements with the potential PIPE Investors and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties and covenants set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the Proposed Transactions. During this time, Mr. Showalter spoke with Mr. Dowd to discuss key terms of the Business Combination Agreement. Also during this time, the institutional potential PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts and certain individual potential PIPE Investors conveyed to representatives of Lifezone their initial proposed subscription amounts. A similar form of Subscription Agreement was also made available to certain individual PIPE Investors. On December 12, 2022, a final version of the form of Subscription Agreement was distributed to the potential PIPE Investors, which reflected the outcome of negotiations between GoGreen, Lifezone and the potential PIPE Investors and their respective representatives and advisors. On December 13, 2022, the potential PIPE Investors that had chosen to participate in the PIPE indicated their final subscription amounts and delivered executed Subscription Agreements to BTIG.

On November 21, 2022, GoGreen and Lifezone executed an amendment letter to the Confidentiality Agreement, solely to extend the term for an additional 18 months.

On December 10, 2022, the board of directors of the LHL held a meeting during which it approved the Proposed Transactions, the Business Combination Agreement and the various other documents to be delivered concurrently with the signing of the definitive documentation in respect of the Proposed Transactions.

On December 12, 2022, a final version of the form of Subscription Agreement was distributed to the potential PIPE Investors, which reflected the outcome of negotiations between GoGreen, Lifezone and the potential PIPE Investors and their respective representatives and advisors. On December 13, 2022, the potential PIPE Investors that had chosen to participate in the PIPE indicated their final subscription amounts and delivered executed Subscription Agreements to BTIG or, in the case of certain individual PIPE Investors, to representatives of Lifezone.

On December 12, 2022, after relevant comments and updated drafts of the Business Combination Agreement and other ancillary agreements were shared with and agreed to by the parties, Latham and Cravath circulated the execution versions of the Business Combination Agreement, including the disclosure schedules and all exhibits, the Sponsor Support Agreement, the form of Lock-Up Agreements, the form of New Registration Rights Agreement and various other documents to be delivered concurrently with the signing.

On December 12, 2022, a virtual meeting of the GoGreen Board was held with representatives of Latham and GoGreen’s management in attendance. At the meeting, based on the factors cited in “— GoGreen’s Board of Directors’ Reasons for the Proposed Transactions” and in light of the fact that the implied fair market value of the vested equity of Lifezone to be acquired in the Proposed Transactions was significantly in excess of 80% of the assets held in the Trust Account, the GoGreen Board then unanimously adopted and approved, among others, resolutions (a) determining that it was in the best interests of GoGreen and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the Ancillary Documents thereto and the Proposed Transactions, including the PIPE; (b) adopting and approving the Business Combination Agreement and the Ancillary Documents thereto and approving GoGreen’s execution, delivery and performance of the same and the consummation of the Proposed Transactions, including the PIPE; and (c) recommending that the GoGreen shareholders vote in favor of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. The GoGreen Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Proposed Transactions but determined that GoGreen’s directors and officers and the other representatives of GoGreen had substantial experience in evaluating the operating and financial merits of companies similar to Lifezone, had reviewed certain financial information of Lifezone and compared it to certain publicly traded companies (selected based on the experience and the professional judgement of GoGreen’s directors and officers) and concluded that the experience and background of GoGreen’s directors and officers, the members of the GoGreen Board and the other representatives of GoGreen enabled the GoGreen Board to make the necessary analyses and determinations regarding the Proposed Transactions, including the satisfaction of the 80% test referred to above.

On December 12, 2022 and December 13, 2022, respectively, Lifezone Metals approved by written resolution of its sole director and its sole member, respectively, the Proposed Transactions, the Business Combination Agreement and the various other documents to be delivered concurrently with the signing.

The Business Combination Agreement was signed on December 13, 2022. Concurrently with signing the Business Combination Agreement, Lifezone Metals, GoGreen and the PIPE Investors entered into the Subscription Agreements. On December 13, 2022, the press release announcing the Proposed Transactions was released and GoGreen’s current report on Form 8-K was filed with the SEC.

The GoGreen Board of Directors’ Reasons for the Business Combination.

GoGreen was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, or engaging in any other similar initial business combination involving GoGreen and one or more businesses or entities, the search for which has been GoGreen’s sole activity. The GoGreen Board of Directors sought to do this by utilizing the networks and industry experience of the Sponsor, the GoGreen Board of Directors and management team to identify, acquire and operate one or more businesses. The members of management and the GoGreen Board of Directors have extensive experience in operating and investing in companies with a focus on energy and natural resources, decarbonization and environmentally sustainable business practices.

As described under “Background of the Proposed Transactions” above, the GoGreen Board of Directors, in evaluating the Proposed Transactions, consulted with GoGreen’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the GoGreen Board of Directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the wide variety of factors considered in connection with its evaluation of the Proposed Transactions, the GoGreen Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The GoGreen Board of Directors contemplated its decision in the context of all of the information available to it and all of the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the GoGreen Board of Directors’ reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Proposed Transactions, the GoGreen Board of Directors decided not to obtain a fairness opinion. The officers and directors of GoGreen have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Proposed Transactions.

The GoGreen Board of Directors considered a number of factors pertaining to the Proposed Transactions as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: GoGreen’s strategic focus on and demonstrable contributions toward global sustainability and environmental sustainability practices, the experience of the management team, the ability to improve the economics of the business over time, and more generally the large market opportunity across electric vehicles and the opportunity to fill an expected supply chain gap in sustainably sourced battery metals, including those used in electric vehicles. The GoGreen Board of Directors and management team alike were impressed with the LHL team during the diligence process and in their own investigation of the broader mining industry. More specifically, the GoGreen Board of Directors took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that GoGreen had established to evaluate prospective business combination targets.    The GoGreen Board of Directors determined that LHL satisfies a number of the criteria and guidelines that GoGreen established at its initial public offering, including sustainable solutions that have a strong environmental, social, governance component and enable carbon emission reduction/de-carbonization, a business model with positive environmental and social impact, taking into account stakeholders, employees and the community, without sacrificing a financial return for GoGreen’s shareholders, substantial growth potential post the closing of the Proposed Transactions, the ability to capitalize on unique or specialized technologies or business and a company that would benefit from GoGreen’s management team’s operating expertise, technical expertise, structuring expertise, extensive network, insight and capital markets expertise in energy transition. Following the completion of GoGreen’s initial public offering, select business models for a search criteria were identified and grouped into four main categories:

•        a “Market Leader” (i.e., a private company in a clean energy segment, ready to enter a public market);

•        a “Niche Technology” (a disruptive technological solution company with a proprietary IP ready for scalable growth);

•        a “Re-Tool” (legacy business with established supply chain, a customer base that needs capital to reposition itself in new green environment); and

•        a “Convergence” (a pivotal/synergetic approach to bridge old economy industries customers with new green energy environment based on established and existing technology and infrastructure to play role in energy transition).

•        LHL has access to what may be one of the highest quality undeveloped nickel projects and proprietary green processing technologies.    LHL is well-positioned to address the battery metal shortage expected as a result of pending worldwide electrification. The GoGreen Board of Directors believes that LHL’s innovative and proprietary Hydromet Technology and approach to refining, combined with the Kabanga Nickel Mine’s status as one of the largest and highest quality undeveloped nickel sulphide deposits globally, will make Lifezone Metals well positioned to become a leader in the provision of nickel and other battery materials in the electrification supply chain.

•        Established strategic partnerships.    LHL has established strategic partnerships that position it well for development of its assets, including investments by BHP for the development of the Kabanga Project and framework agreements with the Government of Tanzania, long-term established partners that the GoGreen Board of Directors believe distinguish LHL and well position Lifezone Metals for future growth.

•        LHL has unique exposure to attractive tailwinds in growing energy transition and electric vehicle markets.    The GoGreen Board of Directors considered that the electric vehicle industry and the energy transition generally are at an inflection point in growth, as demand for clean, quiet, and dependable transportation solutions has accelerated due to increasing cost competitiveness of electric vehicle solutions relative to conventional internal combustion engine vehicles, increased focus on climate change and associated government mandates for procuring clean energy and transportation, as well as increased consumer demand for these types of solutions. Such tailwinds position LHL and Lifezone Metals well for significant strategic and financial growth.

•        Experienced management team.    The GoGreen Board of Directors determined that LHL has a proven and experienced team that is positioned to successively lead Lifezone Metals after the consummation of the Proposed Transactions.

•        Strong commitment of existing LHL shareholders.    Each LHL Shareholder signed the Business Combination Agreement, which will result in their receiving Lifezone Metals Ordinary Shares.

•        Lifezone Metals’ post-closing financial condition.    The GoGreen Board of Directors also considered factors such as Lifezone Metals’ pro forma outlook, financial plan and debt structure, taking into consideration the fact that, after consummation of the Proposed Transactions, Lifezone Metals is expected to have cash on its balance sheet equal to at least the Minimum Cash Amount, which may be higher based on the amount of redemptions.

•        Due diligence.    The GoGreen Board of Directors reviewed and discussed in detail the results of the due diligence examination of LHL conducted by GoGreen’s management team and GoGreen’s financial, accounting, environmental and legal advisors, which included a substantial number of virtual meetings with the management team and advisors of LHL regarding LHL’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Proposed Transactions and other material matters, as well general financial, legal and accounting due diligence.

•        LHL shareholder lock-up.    Shareholders of LHL have agreed to be subject to a six-month lock-up period in respect of their Lifezone Metals common stock received in the Proposed Transactions (subject to certain customary releases and exceptions).

•        Valuation supported by financial analysis and due diligence.    The GoGreen Board of Directors determined that the valuation analysis conducted by GoGreen’s management team, based on the materials and financial projections provided by LHL, supported the equity valuation of LHL. As part of this determination, GoGreen’s management, Board of Directors and legal counsel conducted due diligence examinations of LHL and discussed with LHL’s management the financial, technical, manufacturing and legal outlook of LHL.

The GoGreen Board of Directors also considered a variety of uncertainties, risks and other potentially negative factors relating to the Proposed Transactions including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the time and capital required to reach initial commercial production and the ongoing development of the regulatory regime. Specifically, the GoGreen Board of Directors considered the following issues and risks:

•        Risk that the benefits from the positive factors described above may not be achieved.    The risk that the potential benefits from the positive factors of the Potential Transactions may not be fully achieved, or may not be achieved within the expected timeframe.

•        Risk of the liquidation of GoGreen.    The risks and costs to GoGreen if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in GoGreen being unable to effect a business combination in the requisite time frame and force GoGreen to liquidate.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits GoGreen from soliciting other business combination proposals, which restricts GoGreen’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Lack of fairness opinion.    GoGreen’s board of directors did not obtain a fairness opinion before approving the Business Combination and, as a result, the terms may not be fair from a financial point of view to the GoGreen public shareholders.

•        Developmental stage company risk.    The risk that Lifezone Metals is an early-stage company, and the risk that it may not be able to execute on its business plan.

•        Dilution risks regarding the Tranche 3 Investment with BHP.    The risk that BHP may complete the Tranche 3 Investment and gain majority ownership of KNL, which will dilute the ownership of GoGreen’s shareholders.

•        Lack of operating history.    The fact that LHL has no operating history proving its ability to achieve profitability.

•        Risks regarding the shareholder vote.    The risk that GoGreen’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•        Redemption risks.    The risk that a significant number of GoGreen shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to GoGreen’s Articles, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the combined company to accelerate its business plan following the Share Acquisition Closing.

•        Forecasts and projections may prove incorrect.    The fact that operating and financial results, forecasts and projections rely in large part upon assumptions and analyses developed by LHL. If the assumptions or analyses made in connection with these projections and forecasts prove to be incorrect, actual results of operations may be materially different from forecasted results.

•        Valuation risk.    The GoGreen Board of Directors did not obtain an opinion from any independent investment banking or accounting firm that the consideration to be exchanged is fair to GoGreen or its shareholders from a financial point of view. Accordingly, the GoGreen Board of Directors considered that GoGreen might not have properly valued LHL.

•        GoGreen shareholders receiving a minority position in Lifezone Metals.    The fact that current GoGreen shareholders will hold a minority position in Lifezone Metals, which will limit or preclude the ability of GoGreen’s current shareholders to influence corporate matters, including any future potential change in control or other material transaction.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GoGreen’s or LHL’s control, including approval by GoGreen’s shareholders, regulatory and governmental approvals and approval by the NYSE of the initial listing application in connection with the Proposed Transactions.

•        Deal completion risk.    The risks and costs to GoGreen if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in GoGreen being unable to effect a business combination within the completion window, which would require GoGreen to liquidate.

•        Public company risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•        Potential litigation.    The possibility of litigation challenging the Proposed Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Proposed Transactions.

•        Fees and expenses.    The magnitude of the fees and expenses associated with completing the Proposed Transactions.

•        Other risk factors.    Various other risk factors associated with the respective businesses of GoGreen and LHL.

In addition to considering the factors described above, the GoGreen Board of Directors also considered that some officers and directors of GoGreen might have interests in the Proposed Transactions as individuals that are in addition to, and that may be different from, the interests of GoGreen’s shareholders. These interests include, but are not limited to, the GoGreen Initial Shareholders’ beneficial ownership of the GoGreen founder shares, the fact that the Sponsor paid a certain amount for the GoGreen founder shares it owns and such securities will have a significantly higher value at the time of the Proposed Transactions, the fact that GoGreen Initial Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Lifezone Metals Ordinary Shares upon the consummation of the Proposed Transactions, the fact that, in connection with the PIPE Financing, the GoGreen PIPE Investors will receive a number of Lifezone Metals Ordinary Shares, the fact that GoGreen’s directors and officers will not receive reimbursement for any out-of-pocket expenses unless a business combination is consummated and the continued indemnification of current directors and officers of GoGreen and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions. The GoGreen Board of Directors reviewed and considered these interests during the negotiation of the Business Combination Agreement and in evaluating and unanimously approving, as members of the GoGreen Board of Directors, the Business Combination Agreement and the transactions contemplated thereby. For more information on these interests, please read the section entitled “The Business Combination — Interests of Certain Persons in the Proposed Transactions” and the section entitled “Risk Factors”.

The GoGreen Board of Directors concluded that the potential benefits that it expected GoGreen and its shareholders to achieve as a result of the Proposed Transactions outweighed the potentially negative factors associated with the Proposed Transactions. Accordingly, the GoGreen Board of Directors unanimously passed resolutions (a) determining that it was in the best interests of GoGreen and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the Ancillary Documents thereto and the Proposed Transactions, including the PIPE; (b) adopting and approving the Business Combination Agreement and the Ancillary Documents thereto and approving GoGreen’s execution, delivery and performance of the same and the consummation of the Proposed Transactions, including the PIPE; (c) recommending that the GoGreen shareholders vote in favor of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal; and (d) adopting and approving that the applicable number of shares of Lifezone Metals common shares as set forth in the Business Combination Agreement be reserved for issuance under the Lifezone Metals’ equity incentive plan.

Certain Prospective Unaudited Financial Information of LHL

LHL does not as a matter of general practice publicly disclose projections as to future revenues, performance, financial condition or other results, given, among other reasons, the uncertainty of realizing the underlying assumptions, nor does it undertake to do so in the future. However, LHL prepared and provided to GoGreen, and we are including in this proxy statement/prospectus, certain internal, prospective unaudited financial information in connection with the evaluation of the Proposed Transactions. LHL’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of LHL and estimates regarding future operational expenditure. The inclusion of the information included in this section should not be regarded as an indication that LHL, GoGreen, their respective affiliates, officers, directors, advisors, Placement Agents or other representatives or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results or that it should be construed as financial guidance and it should not be relied on as such.

The prospective unaudited financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in this section was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of LHL’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors — Our operating and financial results, forecasts and projections rely in large part upon assumptions and analyses developed by us. If the assumptions or analyses that we made in connection with our projections and forecasts prove to be incorrect, our actual results of operations may be materially different from our forecasted results.” LHL believes the assumptions used in preparation of the prospective unaudited financial information were reasonable at the time such prospective unaudited financial information was prepared, given the information LHL had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective unaudited financial information not to be achieved include, among other things, risks and uncertainties relating to LHL’s business, industry performance, the regulatory environment, the impact of BHP exercising its Option under the Tranche 3 Option Agreement and general business and economic conditions. The prospective unaudited financial information reflects LHL’s proportionate interest in TNL and BHP’s 17% shareholding of KNL. In the event BHP exercises its Option under the Tranche 3 Option Agreement, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and the Adjusted EBITDA attributable to Lifezone Metals would decrease proportionally. Further, the prospective unaudited financial information assumes that the Kabanga Project is fully operational. In addition, LHL does not have any operating history on which to base the prospective unaudited financial information, and LHL cannot assure you that its intended activities or plan of operation will be successful or result in revenue or profit to LHL and any failure to implement LHL’s business plan may have a material adverse effect on Lifezone Metals’ business, financial condition, results of operations, prospects or liquidity. See “Risk

Factors — We have no operating history on which to base an evaluation of our business and prospects and an evolving business model, which raise doubts about our ability to achieve profitability.” The prospective unaudited financial information also reflects assumptions as to certain business decisions that are subject to change. In addition, such prospective unaudited financial information incorporates assumptions relating to (a) the price of nickel, copper and cobalt, which could be significantly impacted by demand and preference for such metals and other events elaborated on elsewhere in this proxy statement/prospectus, (b) LHL’s expected operating expenditure, which could be impacted by various factors such as commodity and labor prices, (c) metal recoveries, (d) implementation, commissioning and ramp-up schedules, (e) marketing costs and fees and (f) capital expenditure estimates. In addition, the prospective unaudited financial information excludes the impact of taxes, depreciation, amortization, interest expense and other revenue and costs for the IP licensing business. The prospective unaudited financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective unaudited financial information, but, in the view of LHL’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments at the time, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of LHL. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective unaudited financial information. The prospective unaudited financial information should not be viewed as public guidance and you are cautioned not to place undue reliance on such prospective unaudited financial information in making a decision regarding the Business Combination, as the prospective unaudited financial information may be materially different than actual results. Lifezone Metals does not intend to refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Neither LHL’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective unaudited financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective unaudited financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information and they do not extend to the prospective unaudited financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, LHL DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE UNAUDITED FINANCIAL INFORMATION. THE PROSPECTIVE UNAUDITED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE UNAUDITED FINANCIAL INFORMATION SET FORTH IN THIS SECTION. NONE OF LHL, GOGREEN OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS, PLACEMENT AGENTS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY COMPANY SHAREHOLDER, GOGREEN SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE UNAUDITED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective unaudited financial information may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS or U.S. GAAP, and non-IFRS financial measures as used by LHL may not be comparable to similarly titled amounts used by other companies. Due to the forward-looking nature of these non-IFRS financial measures, a reconciliation of non-IFRS financial measures in this presentation to the most directly comparable IFRS financial measures is not included, because, without unreasonable effort, LHL is unable to predict with reasonable certainty the amount or timing of non-IFRS adjustments that are used to calculate these forward-looking non-IFRS financial measures. Accordingly, we have not provided a reconciliation of such financial measures. Other companies may calculate Adjusted EBITDA differently and those calculations may not be comparable to LHL’s presentation. Non-IFRS financial measures, such as Adjusted EBITDA, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS. Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss) or cash flow from operations as determined under IFRS. Adjusted EBITDA attributable to Lifezone Metals cannot be reconciled to Lifezone Metals’ net income due to unavailability of amounts related to taxes, depreciation, amortization, interest expense and other revenue and costs for the IP licensing business. The following table presents LHL’s base case Adjusted EBITDA projections for once LHL is fully operational reconciled to revenue, which LHL prepared and provided to GoGreen in connection with the evaluation of the Proposed Transactions. The Adjusted EBITDA projections relate to the one-year period once the Kabanga mine has achieved steady-state production, which is dependent on the completion of the Definitive Feasibility Study.

Based on cost per ton of:(1)	$117
Nickel price ($/ton)(2)	$14,661	$16,755	$18,850	$20,944	$23,038	$25,133	$27,227
Copper price ($/ton)(2)	$6,173	$7,055	$7,937	$8,818	$9,700	$10,582	$11,464
Cobalt price ($/ton)(2)	$40,124	$45,856	$51,588	$57,320	$63,052	$68,784	$74,516
Metal Price Sensitivity	-30%	-20%	-10%	Base	+10%	+20%	+30%
Revenue ($ million)(3)(6)	881	1006	1132	1258	1384	1510	1635
Opex & royalties ($ million)(4)	322	331	340	349	358	368	377
Adjusted EBITDA ($ million)	559	676	792	909	1026	1142	1259
Adjusted EBITDA attributable to Lifezone Metals ($ million)(5)	390	471	552	634	715	796	878

Based on cost per ton of:(1)	$132
Nickel price ($/ton)(2)	$14,661	$16,755	$18,850	$20,944	$23,038	$25,133	$27,227
Copper price ($/ton)(2)	$6,173	$7,055	$7,937	$8,818	$9,700	$10,582	$11,464
Cobalt price ($/ton)(2)	$40,124	$45,856	$51,588	$57,320	$63,052	$68,784	$74,516
Metal Price Sensitivity	-30%	-20%	-10%	Base	+10%	+20%	+30%
Revenue ($ million)(3)(6)	881	1006	1132	1258	1384	1510	1635
Opex & royalties ($ million)(4)	354	363	372	381	390	400	409
Adjusted EBITDA ($ million)	527	644	760	877	993	1110	1227
Adjusted EBITDA attributable to Lifezone Metals ($ million)(5)	367	449	530	611	693	774	855

Based on cost per ton of:(1)	$146
Nickel price ($/ton)(2)	$14,661	$16,755	$18,850	$20,944	$23,038	$25,133	$27,227
Copper price ($/ton)(2)	$6,173	$7,055	$7,937	$8,818	$9,700	$10,582	$11,464
Cobalt price ($/ton)(2)	$40,124	$45,856	$51,588	$57,320	$63,052	$68,784	$74,516
Metal Price Sensitivity	-30%	-20%	-10%	Base	+10%	+20%	+30%
Revenue ($ million)(3)(6)	881	1006	1132	1258	1384	1510	1635
Opex & royalties ($ million)(4)	386	395	404	413	423	432	441
Adjusted EBITDA ($ million)	495	611	728	845	961	1078	1194
Adjusted EBITDA attributable to Lifezone Metals ($ million)(5)	345	426	508	589	670	751	833

Based on cost per ton of:(1)	$161
Nickel price ($/ton)(2)	$14,661	$16,755	$18,850	$20,944	$23,038	$25,133	$27,227
Copper price ($/ton)(2)	$6,173	$7,055	$7,937	$8,818	$9,700	$10,582	$11,464
Cobalt price ($/ton)(2)	$40,124	$45,856	$51,588	$57,320	$63,052	$68,784	$74,516
Metal Price Sensitivity	-30%	-20%	-10%	Base	+10%	+20%	+30%
Revenue ($ million)(3)(6)	881	1006	1132	1258	1384	1510	1635
Opex & royalties ($ million)(4)	418	427	436	446	455	464	473
Adjusted EBITDA ($ million)	463	579	696	812	929	1046	1162
Adjusted EBITDA attributable to Lifezone Metals ($ million)(5)	322	404	485	566	648	729	810

Based on cost per ton of:(1)	$175
Nickel price ($/ton)(2)	$14,661	$16,755	$18,850	$20,944	$23,038	$25,133	$27,227
Copper price ($/ton)(2)	$6,173	$7,055	$7,937	$8,818	$9,700	$10,582	$11,464
Cobalt price ($/ton)(2)	$40,124	$45,856	$51,588	$57,320	$63,052	$68,784	$74,516
Metal Price Sensitivity	-30%	-20%	-10%	Base	+10%	+20%	+30%
Revenue ($ million)(3)(6)	881	1006	1132	1258	1384	1510	1635
Opex & royalties ($ million)(4)	450	459	469	478	487	496	505
Adjusted EBITDA ($ million)	430	547	664	780	897	1014	1130
Adjusted EBITDA attributable to Lifezone Metals ($ million)(5)	300	381	463	544	625	707	788

____________

(1)     Base operating cost assumptions of $146/ton is based on the following assumptions: Mining Costs ($50/ton), Processing Costs ($13/ton), Refinery Costs ($62/ton), Transport Costs ($9/ton) and G&A ($13/ton). Analysis presents a sensitivity to 10%, 20%, and 30% higher and lower operating costs to this base case. These operating cost assumptions are based on estimates from the Ni cut-off grade calculations set forth in the Technical Report Summary. In developing such estimates, the Qualified Person reviewed LHL’s operating costs for the mine, which were derived from a 2019 Mining Strategy Review Update report prepared by Entech Pty Ltd for KNL. The report was commissioned by Glencore to run different optimization studies for the Kabanga Project at different mine production rates. The mine operating expenses came from the 2.2Mtpa early high-grade model and then certain adjustments were made in accordance with LHL’s plans for the project, such as grid power being available at site from the start of operations. For the refinery operating expenses, these values are derived from an internal factoring exercise using data from a recent refinery definitive feasibility study published in 2022 for another PGM client of Lifezone Limited’s in South Africa.

(2)      The base prices for nickel, copper and cobalt are from the Technical Report Summary. The metal prices used in the Technical Report Summary are based on an assessment by the Qualified Person of recent market prices, long-term forward curve prices, and consensus prices from analysts and institutions. The metal prices selected are at the upper range of long-term consensus price forecasts over the last 10 years; this is an optimistic view of prices for use in the cut-off grade analysis to ensure that the reasonable prospect of economic extraction considerations do not exclude material that may be able to be included in future studies for defining mineral reserves.

(3)      Revenue includes (i) projected revenue from sale of nickel, copper and cobalt; (ii) Annual rate of production:    2.2 million tons; (iii) Refinery recovery: Ni=98%, Cu=99%, Co=99%; (iv) Concentrate recovery: Ni=89%, Cu=86%, Co=89%; (v) Ore grade: Ni=2.61%, Cu=0.35%, Co=0.19%; (vi) Metal content in concentrate = (annual rate of production x ore grade x concentrate recovery) x 1 million; (vii) Refined metal production = (metal content in concentrate x refinery recovery); and (viii) Revenue = (refined metal production x metal price)/1 million. For example, base revenue of $1,258 million is determined by multiplying a mine production rate of 2.2 Mtpa by revenue per ton of $572, with revenue per ton equal to the sum of revenue attributable to nickel (i.e., the product of price ($20,944), ore grade (0.0246), concentrator recoveries (0.89) and refinery recovery (0.98)), revenue attributable to copper (i.e., the product of price ($8,818), ore grade (0.0034), concentrator recoveries (0.86) and refinery recovery (0.99)) and revenue attributable to cobalt (i.e., the product of price ($57,320), ore grade (0.0019), concentrator recoveries (0.89) and refinery recovery (0.99)).

(4)      The estimates for the operating expenses were based on the estimates for operating expense from the Ni cut-off grade calculations set forth in the Technical Report Summary. For further details, see Section 11 of the Technical Report Summary. LHL believes such estimates are reasonable on the basis of the Qualified Person’s expertise and experience. Royalties = Royalties and other similar payments composed of local government levy, royalty and inspection fees payable to the GoT. For more information, see “Information About Lifezone Limited — Material Contracts — Arrangement with the Government of Tanzania — Framework Agreement.” These do not include the cost (absolute or proportionate) of the royalties that will be owed to Lifezone Limited, since these will be paid to Lifezone Limited and will be included in Lifezone Metals’ consolidated results.

(5)      Adjusted EBITDA attributable to Lifezone Metals = (Kabanga Project Adjusted EBITDA x % shareholding of KNL in TNL (84%) x % shareholding of Lifezone Limited in KNL (82.99%)). The projections reflect LHL’s proportionate interest in TNL and BHP’s 17% shareholding of KNL. In the event BHP exercises its Option under the Tranche 3 Option Agreement, BHP would own a majority equity interest in KNL (representing a 51% indirect interest in TNL) and the Adjusted EBITDA attributable to Lifezone Metals would decrease proportionally.

(6)      Adjusted EBITDA attributable to Lifezone Metals cannot be reconciled to Lifezone Metals’ net income due to unavailability of amounts related to taxes, depreciation, amortization, interest expense and other revenue and costs for the IP licensing business.

Satisfaction of the 80% Test

NYSE rules require that GoGreen’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account at the time of the agreement to enter into the initial business combination.

As of December 13, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $281.8 million and 80% thereof represents approximately $225.5 million. In reaching its conclusion on the 80% asset test, GoGreen’s board of directors used LHL’s pre-money equity valuation of $626.8 million, which was derived from the terms of the Business Combination Agreement agreed to by parties. The parties to the Business Combination Agreement considered factors such as LHL’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.

GoGreen’s board determined that the Proposed Transactions, the terms of which were negotiated at arms-length, were fair from a financial perspective to GoGreen and its shareholders. GoGreen’s board based this conclusion on a range of qualitative factors such as management strength and depth, competitive positioning and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. GoGreen’s board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

GoGreen’s board believes that, because of the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions met the 80% requirement. Based on the fact that LHL’s pre-money equity valuation of $626.8 million is in excess of the threshold of approximately $225.5 million, representing 80% of the balance of the funds in the Trust Account, GoGreen’s board determined that the pre-money equity valuation of LHL was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Cayman Islands Tax Considerations

GoGreen is an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Cayman Islands exempted companies are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Isle of Man Tax Considerations

The Isle of Man has a regime for the taxation of income, but there are no taxes on capital gains, stamp taxes or inheritance taxes in the Isle of Man. The Isle of Man operates a zero rate of income tax for most corporate taxpayers, including Lifezone Metals. There will be no required withholding by Lifezone Metals on account of Isle of Man tax in respect of dividends paid by Lifezone Metals.

Sources and Uses of the Proceeds for the Proposed Transactions

The following table summarizes the sources and uses of proceeds from the Proposed Transactions. Where actual amounts are not known or knowable, the figures below represent GoGreen’s good faith estimate of such amounts as on the date of this proxy statement/prospectus.

Sources	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions(1)
GoGreen Cash in Trust	$291,015,198	$145,507,599	$—
LHL Existing Cash	$58,727,629	$58,727,629	$58,727,629
LHL Equity Rollover	$626,801,284	$626,801,284	$626,801,284
PIPE Financing	$70,173,170	$70,173,170	$70,173,170
Total	$1,046,717,281	$901,209,682	$755,702,083

____________

(1)      Assumes the maximum number of redemptions by the GoGreen public shareholders such that GoGreen and Lifezone Metals has, in the aggregate, not less than $50.0 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 27,600,000 GoGreen ordinary shares, satisfying the closing condition under the Business Combination Agreement (assuming that 7,017,317 Lifezone Metals Ordinary Shares are issued in connection with the PIPE Financing).

Uses	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions(1)
Cash to Balance Sheet	$385,255,997	$239,748,398	$94,240,799
LHL Equity Rollover	$626,801,284	$626,801,284	$626,801,284
Estimated Fees and Expenses	$34,660,000	$34,660,000	$34,660,000
Total	$1,046,717,281	$901,209,682	$755,702,083

____________

(1)      Assumes the maximum number of redemptions by the GoGreen public shareholders such that GoGreen and Lifezone Metals has, in the aggregate, not less than $50.0 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 27,600,000 GoGreen ordinary shares, satisfying the closing condition under the Business Combination Agreement (assuming that 7,017,317 Lifezone Metals Ordinary Shares are issued in connection with the PIPE Financing).

Book Value Per Share Upon Closing

The book value per share will vary based on the number of redemptions by redeeming GoGreen Public Shareholders. For each of the above redemption scenarios, book value per share after the Proposed Transactions varies as follows:

			Pro Forma
	Lifezone Holdings Limited (Historical)	GoGreen Investments Corporation (Historical)	Scenario 1 Assuming no Redemptions	Scenario 2 Assuming 50% Redemptions	Scenario 3 Assuming Maximum Redemptions
As of March 31, 2023
Net assets (in thousands)(1)	$68,932	$1,248	$379,535	$232,703	$85,871
Total outstanding shares(6)	620,290	8,235,000	103,766,045	89,966,045	76,166,045
Book value per share (undiluted) (2)	$111.13	$0.15	$3.66	$2.59	$1.13
Net assets after exercise of warrants (in thousands)(3)			545,911	399,079	252,247
Total outstanding shares considering the exercise of GoGreen Public Warrants(4)			118,233,545	104,433,545	90,633,545
Implied book value per share(5)			4.62	3.82	2.78

____________

(1)      Net assets equals total equity excluding common stock subject to possible redemption.

(2)      Book value per share equals net assets divided by total shares outstanding. GoGreen’s historical shares outstanding excludes 27,600,000 shares subject to redemption for GoGreen at March 31, 2023.

(3)      The net assets after the exercise of warrants are calculated as (i) net assets prior to the exercise of warrants; plus (ii) increase to the net assets resulting from the inflow of cash from the exercise of a total of 14,467,500 warrants including 13,800,000 GoGreen Public Warrants and 667,500 GoGreen Private Placement Warrants at an exercise price of $11.50 per share.

(4)      This reflects the total number of outstanding shares including the shares issued upon the exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants.

(5)      Book value per share equals net assets after exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants divided by total shares outstanding including the shares issued upon the exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants.

(6)      Includes the aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

Anticipated Accounting Treatment

The Proposed Transactions will be accounted for as a capital reorganization. Under this method of accounting, GoGreen will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Proposed Transactions will be treated as the equivalent of LHL issuing shares at the closing of the Proposed Transactions for the net assets of GoGreen as of the Share Acquisition Closing Date, accompanied by a recapitalization. The net assets of GoGreen will be stated at historical cost, with no goodwill or other intangible assets recorded.

LHL has been determined to be the accounting acquirer based on the following:

•        LHL Shareholders will have the largest voting interest in Lifezone Metals under each of the scenarios described below under “Basis of Pro Forma Presentation”;

•        LHL has the ability to nominate the majority of the members of the board of directors of Lifezone Metals;

•        the existing senior management of LHL will constitute much of the senior management of Lifezone Metals;

•        the business of LHL will comprise the ongoing operations of Lifezone Metals; and

•        LHL is the larger entity, both in terms of substantive operations and number of employees.

The Proposed Transactions are not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because GoGreen does not meet the definition of a “business” in accordance with IFRS 3. Rather, the Proposed Transactions will be accounted for within the scope of IFRS 2, Share-based Payment (“IFRS 2”). Any excess of fair value of equity in Lifezone Metals issued to participating GoGreen shareholders over the fair value of GoGreen’s identifiable net assets acquired represents compensation for the service of a stock exchange listing, which is expensed as incurred. The fair value of Lifezone Metals equity, and ultimately the expense recognized in accordance with IFRS 2, may differ materially from the unaudited pro forma condensed combined financial information, due to developments occurring prior to the date of consummation of the Proposed Transactions.

The Subscription Agreements related to the PIPE Financing will result in the issuance of Lifezone Metals Ordinary Shares, leading to an increase in share capital and share premium along with a corresponding increase in cash and cash equivalents reflecting the funds from the PIPE Financing.

Deferred Underwriting Fees

In connection with the IPO of GoGreen, $9,660,000 of deferred underwriting fees were be payable to the underwriters from the amounts held in the Trust Account solely in the event that GoGreen completes a business combination, subject to the terms of the underwriting agreement. On October 19, 2022, GoGreen and one of its underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting fee. Subsequently, on January 26, 2023, GoGreen and the second underwriter executed a waiver letter and the underwriter waived the remaining deferred underwriting fee in the amount of $4,830,000.

Regulatory Approvals

None of GoGreen, Lifezone Metals or LHL is aware of any material regulatory approvals or actions that are required for completion of the Proposed Transactions, other than as required by the Fair Competition Commission (FCC) of Tanzania. The required filing with the FCC of Tanzania was made on March 7, 2023 and the FCC issued its approval of the Proposed Transactions on April 18, 2023.

It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

At any time before or after consummation of the Proposed Transactions, notwithstanding expiration or termination of the waiting period under the relevant laws and regulations in Tanzania, authorities there or in any state or foreign governmental authority (including the United States) could take such action under applicable antitrust laws or foreign investment laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Proposed Transactions, conditionally approving the Proposed Transactions upon divestiture of assets, subjecting the completion of the Proposed Transactions to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust or foreign investment laws under certain circumstances. Lifezone Metals cannot assure you that no governmental authority will attempt to challenge the Proposed Transactions on antitrust or foreign investment grounds, and, if such a challenge is made, Lifezone Metals cannot assure you as to its result.

Material Tax Considerations

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of GoGreen ordinary shares or GoGreen warrants (collectively, the “GoGreen securities”) of (i) the Merger, (ii) the subsequent ownership and disposition of Lifezone Metals Ordinary Shares or Lifezone Metals warrants (collectively, the “Lifezone Metals securities”) received by U.S. Holders of GoGreen securities in connection with the Merger, and (iii) the exercise of redemption rights by U.S. Holders of GoGreen Class A ordinary shares. This discussion addresses only those holders of GoGreen securities (and, following the Merger, holders of Lifezone Metals securities) that hold their GoGreen securities and Lifezone Metals securities as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder of GoGreen securities or Lifezone Metals securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or who are subject to special rules, such as:

•        GoGreen’s sponsor, founders, officers or directors;

•        persons that directly, indirectly or constructively own five percent (5%) or more (by vote or value) of (a) GoGreen’s ordinary shares prior to the Merger or, (b) Lifezone Metals’ ordinary shares following the Merger;

•        banks, financial institutions or financial services entities;

•        brokers, dealers or traders in securities, commodities or currencies;

•        persons subject to a mark-to-market method of tax accounting with respect to the GoGreen securities or Lifezone Metals securities;

•        S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or persons who hold GoGreen securities or Lifezone Metals securities through such entities;

•        tax-exempt entities;

•        trusts and estates;

•        tax-qualified retirement plans;

•        government agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        U.S. expatriates and certain former or long-term residents of the United States;

•        persons that acquired GoGreen securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•        persons that hold GoGreen securities or who will hold Lifezone Metals securities as part of a straddle, constructive sale, hedging, redemption, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        corporations that accumulate earnings to avoid U.S. federal income tax; and

•        persons required to accelerate the recognition of any item of gross income with respect to GoGreen ordinary shares as a result of such income being recognized on an applicable financial statement.

With respect to the consequences of holding Lifezone Metals Ordinary Shares, this discussion is limited to U.S. Holders who acquire such Lifezone Metals Ordinary Shares in connection with the Merger or as a result of the exercise of a Lifezone Metals warrant. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of GoGreen securities or Lifezone Metals securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Merger and the subsequent ownership and disposition of Lifezone Metals Ordinary Shares received in connection with the Merger or as a result of the exercise of a Lifezone Metals warrant or the exercise of redemption rights with respect to GoGreen ordinary shares.

As used herein, the term “U.S. Holder” means a beneficial owner of GoGreen securities or Lifezone Metals securities that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person.

This discussion does not address any tax laws other than U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a U.S. Holder. This discussion is based on the Code, rulings and administrative pronouncements of the IRS, judicial decisions and final, temporary and proposed U.S. Treasury regulations all in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not take into account potential, suggested or proposed changes in such tax laws that may impact the discussion below. Each of the foregoing may be repealed, revoked, modified or subjected to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

We have not sought, and will not seek, a ruling from the IRS as to any tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE MERGER, THE OWNERSHIP AND DISPOSITION OF LIFEZONE METALS SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO GOGREEN CLASS A ORDINARY SHARES. EACH HOLDER OF GOGREEN SECURITIES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER FROM THE MERGER, THE OWNERSHIP AND DISPOSITION OF LIFEZONE METALS SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO GOGREEN CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS.

Characterization of a GoGreen Public Unit

No statutory, administrative or judicial authority directly addresses the treatment of a GoGreen unit issued in the IPO (a “GoGreen Public Unit”), or instruments similar to a GoGreen Public Unit, for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The separation of GoGreen Public Units into GoGreen Class A ordinary shares and GoGreen warrants in connection with the consummation of the Merger, or in connection with a Redemption, as described below under the heading “— Tax Consequences for U.S. Holders Exercising Redemption Rights,” generally should not be a taxable event for U.S. federal income tax purposes. Because there are no authorities that directly address instruments that are similar to the GoGreen Public Units, however, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each holder of GoGreen securities is urged to consult its tax advisor regarding the tax treatment of a GoGreen Public Unit in connection with the consummation of the Merger, or in connection with a Redemption. The balance of this discussion assumes that the characterization of the GoGreen Public Units described above is respected for U.S. federal income tax purposes.

The Merger

This section is subject to the sections below entitled “— Passive foreign investment company rules” and “— PFIC elections.” For U.S. federal income tax purposes, the Merger is expected to constitute a transaction treated as a “reorganization” under Section 368(a)(1)(F) of the Code. However, because there is no authority directly addressing the treatment of the particular facts of the Merger for U.S. federal income tax purposes, such treatment is not entirely certain, and we have not sought, and do not intend to seek, a ruling from the IRS as to the tax treatment of the Merger. Although the Merger is not conditioned upon the receipt of an opinion of counsel regarding such treatment, Latham & Watkins LLP has delivered an opinion that the Merger should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code. Such opinion is based on customary assumptions, representations and covenants, including those contained in the Business Combination Agreement. If any assumption, representation or covenant on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court.

Thus, there can be no assurance that the IRS will not challenge the treatment of the Merger as a “reorganization” under Section 368(a)(1)(F) of the Code and that a court will not sustain such challenge, in which case the tax consequences of the Merger could differ materially and adversely from those described herein. If the Merger qualifies as reorganization, a U.S. Holder who owns GoGreen securities and who exchanges such GoGreen securities for Lifezone Metals securities in the Merger generally is not expected to recognize gain or loss. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the Merger if it does not qualify as a reorganization (including the requirement to recognize any gain or loss in that event). The remainder of this discussion assumes that the Merger will be respected as a “reorganization” under Section 368(a)(1)(F) of the Code.

The aggregate tax basis for U.S. federal income tax purposes of the Lifezone Metals Ordinary Shares received by such a U.S. Holder in connection with the Merger should be the same as the aggregate adjusted tax basis of the GoGreen ordinary shares surrendered in exchange therefor. The aggregate tax basis for U.S. federal income tax purposes of the Lifezone Metals warrants received by such a U.S. Holder in connection with the Merger should be the same as the aggregate adjusted tax basis of the GoGreen warrants surrendered in exchange therefor. The holding period of the Lifezone Metals Ordinary Shares and/or Lifezone Metals warrants received by such U.S. Holder in connection with the Merger should include the period during which the GoGreen ordinary shares and/or GoGreen warrants exchanged therefor were held by such U.S. Holder. It is unclear, however, whether certain redemption rights relating to the GoGreen ordinary shares may suspend the running of the applicable holding period for this purpose until the redemption rights cease to exist.

There can be no assurance that the IRS will not successfully challenge these positions, and that a court would not sustain such challenge, and, if so, then the exchange of GoGreen ordinary shares and/or GoGreen warrants for Lifezone Metals Ordinary Shares and/or Lifezone Metals warrants may be a taxable exchange, and the tax consequences of such an exchange may be materially different from those described herein.

U.S. Holders

Lifezone Metals Ordinary Shares and Lifezone Metals Warrants

Taxation of distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution (including the amount of any tax withheld) paid on Lifezone Metals Ordinary Shares to the extent the distribution is paid out of Lifezone Metals’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Lifezone Metals will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce (but not below zero) the U.S. Holder’s basis in its Lifezone Metals Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Lifezone Metals Ordinary Shares (see “— Gain or loss on sale or other taxable disposition of Lifezone Metals securities” below). Because Lifezone Metals may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is possible that the full amount of distributions (if any) paid by Lifezone Metals will need to be reported as dividends for U.S. federal income tax purposes.

The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Any foreign currency gain or loss will be treated as ordinary income or ordinary loss.

For non-corporate U.S. Holders, subject to certain exceptions, dividends generally will be taxed at the lower rates applicable to long-term capital gains (see “— Gain or loss on sale or other taxable disposition of Lifezone Metals securities” below) if (i) the Lifezone Metals Ordinary Shares are readily tradable on an established securities market in the United States, (ii) Lifezone Metals is not treated as a PFIC at the time the dividend is paid or in the preceding taxable year and (iii) certain holding period requirements and at-risk limitations are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Lifezone Metals Ordinary Shares.

For foreign tax credit limitation purposes, dividends will generally be treated as passive category income. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Gain or loss on sale or other taxable disposition of Lifezone Metals securities

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Lifezone Metals securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Lifezone Metals securities exceeds one year at the time of such sale or other taxable disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition with respect to the Lifezone Metals Ordinary Shares or Lifezone Metals warrants and (ii) the U.S. Holder’s adjusted tax basis in such Lifezone Metals Ordinary Shares or Lifezone Metals warrants, respectively. Long-term capital gain recognized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise or lapse of a Lifezone Metals warrant

Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a Lifezone Metals warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Lifezone Metals ordinary share on the exercise of a Lifezone Metals warrant for cash. A U.S. Holder’s tax basis in a Lifezone Metals ordinary share received upon exercise of the Lifezone Metals warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Lifezone Metals warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Lifezone Metals ordinary share received upon exercise of the Lifezone Metals warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Lifezone Metals warrant and will not include the period during which the U.S. Holder held the Lifezone Metals warrant. If a Lifezone Metals warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Lifezone Metals warrant.

The tax consequences of a cashless exercise of a Lifezone Metals warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Lifezone Metals Ordinary Shares received would equal the holder’s basis in the Lifezone Metals warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Lifezone Metals Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Lifezone Metals warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Lifezone Metals Ordinary Shares would include the holding period of the Lifezone Metals warrants exercised therefor.

It is also possible that a cashless exercise of a Lifezone Metals warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Lifezone Metals warrants treated as surrendered to pay the exercise price of the Lifezone Metals warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Lifezone Metals Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Lifezone Metals warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Lifezone Metals Ordinary Shares received would equal the U.S. Holder’s tax basis in the Lifezone Metals warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Lifezone Metals Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Lifezone Metals warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Lifezone Metals warrants.

Possible constructive distributions

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a Lifezone Metals warrant or to the Lifezone Metals warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the Lifezone Metals warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Lifezone Metals Ordinary Shares and Lifezone Metals Warrants — Taxation of distributions”). The rules governing constructive distributions as a result of certain adjustments with respect to a Lifezone Metals warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a Lifezone Metals warrant.

Passive foreign investment company rules

The treatment of U.S. Holders of GoGreen securities (or Lifezone Metals securities after the Merger) could be materially different from that described above if GoGreen (or Lifezone Metals after the Merger) is or was treated as a PFIC for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

It is expected that GoGreen will meet the PFIC income and asset tests prior to the Merger. Based on the anticipated timing of the Merger, the start-up exception is not expected to apply to prevent GoGreen from being treated as a PFIC for the taxable years 2021 and 2022. It is uncertain whether Lifezone Metals, after the Merger, will be treated as a PFIC for U.S. federal income tax purposes. Although PFIC status is determined annually, a determination that GoGreen was a PFIC or that Lifezone Metals is a PFIC will generally apply for subsequent years to a U.S. Holder who held GoGreen Class A ordinary shares, GoGreen warrants, Lifezone Metals Ordinary Shares or Lifezone Metals warrants while GoGreen or Lifezone Metals was a PFIC, whether or not GoGreen or Lifezone Metals meets the test for PFIC status in subsequent years. Assuming the Merger constitutes a transaction treated as a “reorganization” under

Section 368(a)(1)(F) of the Code, Lifezone Metals should be considered a successor to GoGreen for purposes of determining the PFIC status of the taxable year that includes the Merger. As a result, for U.S. Holders who acquired GoGreen securities after the start of the taxable year that includes the Merger, GoGreen’s PFIC status before the Merger may not be relevant, so long as Lifezone Metals is not a PFIC for such year and does not become a PFIC in subsequent years.

If GoGreen is determined to be a PFIC with respect to a U.S. Holder who exchanges GoGreen Class A ordinary shares or GoGreen warrants for Lifezone Metals Ordinary Shares or Lifezone Metals warrants in connection with the Merger, and such U.S. Holder did not make any of the PFIC Elections (defined below) with respect to the GoGreen Class A ordinary shares or GoGreen warrants, then although not free from doubt, Lifezone Metals should also be treated as a PFIC as to such U.S. Holder with respect to such Lifezone Metals Ordinary Shares and Lifezone Metals warrants even if Lifezone Metals does not meet the test for PFIC status. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such Lifezone Metals Ordinary Shares and Lifezone Metals warrants for a period that includes its holding period for the GoGreen Class A ordinary shares and GoGreen warrants exchanged therefor, respectively. In addition, if GoGreen is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its GoGreen Class A ordinary shares redeemed, as described below under the heading “— Tax Consequences for U.S. Holders Exercising Redemption Rights,” would generally be subject to a special tax and interest charge (as described in the next paragraph) if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for GoGreen’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). If GoGreen is determined to be a PFIC, subject to proposed Treasury Regulations discussed below, a U.S. Holder of GoGreen securities would generally be expected to recognize any gain in such securities as a result of the Merger even if the Merger qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code. Such U.S. Holder of GoGreen securities would be subject to the rules described in the following paragraph with respect to such gain.

If GoGreen or Lifezone Metals is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Lifezone Metals Ordinary Shares or Lifezone Metals warrants and, in the case of Lifezone Metals Ordinary Shares, the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Lifezone Metals Ordinary Shares or Lifezone Metals warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Lifezone Metals Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Lifezone Metals Ordinary Shares).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Lifezone Metals Ordinary Shares or Lifezone Metals warrants (including any portion of such holding period prior to the Merger);

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Lifezone Metals’ first taxable year in which Lifezone Metals was a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under this Section have been promulgated with a retroactive effective date. In the event GoGreen securities constitute shares in a PFIC with respect to any U.S. Holder, so long as the Merger qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules for U.S. Holders of GoGreen securities in connection with the Merger. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

PFIC elections

In general, if GoGreen was not a PFIC but Lifezone Metals is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Lifezone Metals Ordinary Shares (but not the Lifezone Metals warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Lifezone Metals’ net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Lifezone Metals’ taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

However, a U.S. Holder may not make a QEF election with respect to its Lifezone Metals warrants. As a result, if a U.S. Holder sold or otherwise disposed of such Lifezone Metals warrants (other than upon exercise of such Lifezone Metals warrants for cash) and Lifezone Metals was a PFIC at any time during the U.S. Holder’s holding period of such Lifezone Metals warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Lifezone Metals warrants properly makes and maintains a QEF election with respect to the newly acquired Lifezone Metals Ordinary Shares (or has previously made a QEF election with respect to the Lifezone Metals Ordinary Shares), the QEF election will apply to the newly acquired Lifezone Metals Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Lifezone Metals Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the U.S. Holder’s holding period in the Lifezone Metals warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder generally will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have a new basis and holding period in the Lifezone Metals Ordinary Shares acquired upon the exercise of the Lifezone Metals warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from Lifezone Metals. However, there can be no assurance that Lifezone Metals will have timely knowledge of its status as a PFIC in the future. If Lifezone Metals does determine that it is a PFIC for any taxable year, there is no guarantee that it will timely provide a U.S. Holder with the information required to make or maintain a QEF election.

If a U.S. Holder has made a QEF election with respect to Lifezone Metals Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of the Lifezone Metals Ordinary Shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if Lifezone Metals is a PFIC for any taxable year, a U.S. Holder of Lifezone Metals Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of Lifezone Metals’ earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in an entity for which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Lifezone Metals is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to the Lifezone Metals Ordinary Shares for such taxable year.

Alternatively, if Lifezone Metals is a PFIC and the Lifezone Metals Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Lifezone Metals Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Lifezone Metals Ordinary Shares at the end of such year over its adjusted basis in its Lifezone Metals Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Lifezone Metals Ordinary Shares over the fair market value of its Lifezone Metals Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Lifezone Metals Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Lifezone Metals Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Lifezone Metals warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (on which it is expected the Lifezone Metals Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Lifezone Metals Ordinary Shares under their particular circumstances.

If Lifezone Metals is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Lifezone Metals receives a distribution from, or disposes of all or part of Lifezone Metals’ interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Lifezone Metals Ordinary Shares and Lifezone Metals warrants should consult their tax advisors concerning the application of the PFIC rules to Lifezone Metals securities under their particular circumstances.

Tax Consequences for U.S. Holders Exercising Redemption Rights

The following discussion assumes that any redemption of GoGreen Class A ordinary shares pursuant to the redemption provisions described in the section entitled “The Extraordinary General Meeting of GoGreen Shareholders — Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Proposed Transactions, including the Merger.

Redemption of GoGreen Class A ordinary shares

If you are a U.S. Holder and elect to redeem some or all of your GoGreen Class A ordinary shares in a Redemption, subject to the discussion of the PFIC rules above, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the GoGreen Class A ordinary shares under Section 302 of the Code that is taxable as described below under the heading “— Taxable Sale or Exchange of GoGreen Class A ordinary shares,” or rather as a distribution that is taxable as described below under the heading “— Tax Consequences for U.S. Holders Exercising Redemption Rights — Taxation of distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of GoGreen Class A ordinary shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning GoGreen warrants and taking into account any ownership in Lifezone Metals Ordinary Shares and/or Lifezone Metals warrants immediately after the Merger) relative to all of the GoGreen Class A ordinary shares outstanding immediately before and after such Redemption. A Redemption generally will be treated as a sale of GoGreen Class A ordinary shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete redemption” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also GoGreen Class A ordinary shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include GoGreen Class A ordinary shares which could be acquired pursuant to the exercise of any GoGreen warrants held by it (and, after the completion of the Merger, Lifezone Metals Ordinary Shares which could be acquired by exercise of the Lifezone Metals warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the GoGreen Class A ordinary shares and Lifezone Metals Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete redemption of a U.S. Holder’s interest if either (i) all of the GoGreen Class A ordinary shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the GoGreen Class A ordinary shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “— Tax Consequences for U.S. Holders Exercising Redemption Rights — Taxation of distributions.”

U.S. Holders of GoGreen Class A ordinary shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxable sale or exchange of GoGreen Class A ordinary shares

Subject to the discussion of the PFIC rules above, if a Redemption qualifies as a sale of GoGreen Class A ordinary shares (rather than a distribution with respect to such GoGreen Class A ordinary shares), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in the GoGreen Class A ordinary shares redeemed. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such GoGreen Class A ordinary shares exceeds one year at the time of the Redemption. It is unclear, however, whether certain redemption rights relating to the GoGreen ordinary shares may suspend the running of the applicable holding period for this purpose until the redemption rights cease to exist.

A U.S. Holder’s adjusted tax basis in a GoGreen Class A ordinary share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of a GoGreen warrant, the initial basis of the GoGreen Class A ordinary shares upon exercise of the GoGreen warrant (generally determined as described above in “— U.S. Holders — Lifezone Metals Ordinary Shares and Lifezone Metals Warrants — Exercise or lapse of a Lifezone Metals warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of distributions

Subject to the PFIC rules discussed above, if a Redemption of a GoGreen Class A ordinary share is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend to the extent paid out of GoGreen’s (or Lifezone Metals’ after the Merger) current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of GoGreen’s (and Lifezone Metals’ after the Merger) current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its GoGreen Class A ordinary shares. Any remaining excess will be treated as gain recognized on the sale or other disposition of the GoGreen Class A ordinary shares and will be treated as described above under “— Taxable Sale or Exchange of GoGreen Class A ordinary shares.” Because Lifezone Metals may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is possible that the full amount of distributions paid by Lifezone Metals will need to be reported as dividends for U.S. federal income tax purposes.

Amounts treated as dividends that GoGreen pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders (including individuals), under tax laws currently in effect and subject to certain exceptions, dividends generally will be taxed at the lower long-term capital gains rate applicable to “qualified dividend income” (i) if the GoGreen Class A ordinary shares are readily tradable on an established securities market in the United States, (ii) if GoGreen is not treated as a PFIC at the time the dividend was paid or in the preceding year and (iii) provided certain holding period requirements and at-risk limitations are met. However, it is expected that GoGreen will meet the PFIC income and asset tests prior to the Merger. Based on the anticipated timing of the Merger, the start-up exception is not expected to apply to prevent GoGreen from being treated as a PFIC for the taxable years 2021 and 2022.

IF YOU ARE A HOLDER OF GOGREEN CLASS A ORDINARY SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Backup Withholding and Tax Reporting

Dividend payments with respect to the Lifezone Metals Ordinary Shares and proceeds from the sale, exchange or redemption of the Lifezone Metals Ordinary Shares or Lifezone Metals warrants may be subject to information reporting to the IRS and possible U.S. backup withholding (currently at a rate of 24%). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Lifezone Metals constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to owning Lifezone Metals securities.

This discussion is intended to provide only a summary of certain material United States federal income tax consequences of the Merger to certain holders of GoGreen securities and Lifezone Metals securities. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the Merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the Merger.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

General

GoGreen is asking its shareholders to adopt the Business Combination Agreement and approve the transactions contemplated thereby and by the Ancillary Documents, including each of (a) the merger of GoGreen into Merger Sub, with Merger Sub surviving the merger and the shareholders of GoGreen (other than the shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) becoming shareholders of Lifezone Metals (the “Merger”) pursuant to the terms of the Business Combination Agreement and Part XVI of the Cayman Companies Act, (b) the conversion and exchange of each issued and outstanding GoGreen public warrant for the right to receive one Lifezone Metals public warrant and each issued and outstanding GoGreen private warrant into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement), (c) the Plan of Merger in respect of the Merger made in accordance with the provisions of section 233 of the Cayman Companies Act and included as Annex B to this proxy statement/prospectus, (d) the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the LHL Shareholders in exchange for the issuance to the LHL Shareholders of Lifezone Metals Ordinary Shares at the Share Acquisition Closing and the issuance of Earnout Shares on the occurrence of a Triggering Event or Change of Control (in accordance with the terms and conditions of the Business Combination Agreement), such that LHL will be a direct wholly owned subsidiary of Lifezone Metals (the “Share Acquisition”), and (e) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (together with the Merger and Share Acquisition, the “Proposed Transactions”). GoGreen’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Business Combination” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. For the purposes of this section “Proposal No. 1 — The Business Combination Proposal,” capitalized terms not defined herein shall have the meanings ascribed to them in the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

Resolution To Be Voted On

The full text of the resolution to be passed is as follows:

It is noted that GoGreen has entered into that certain Business Combination Agreement dated as of December 13, 2022, as it may be amended (the “Business Combination Agreement”), with Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals”), GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company (“Merger Sub”), Lifezone Holdings Limited, an Isle of Man company (“LHL”), Keith Liddell, solely in his capacity as LHL Shareholders representative, and the shareholders of LHL party thereto and, in connection therewith.

IT IS RESOLVED THAT:

(a)     the merger of GoGreen into Merger Sub, a wholly owned direct subsidiary of Lifezone Metals, with Merger Sub surviving the merger and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares) becoming shareholders of Lifezone Metals (the “Merger”) pursuant to the terms of (i) the Business Combination Agreement and (ii) Part XVI of the Cayman Companies Act;

(b)    the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the holders of LHL’s share capital for Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, the Earnout Shares, such that LHL will be a wholly owned direct subsidiary of Lifezone Metals (the “Share Acquisition”); and

(c)     the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein to which GoGreen will be party (together with the Merger and the Share Acquisition, the “Proposed Transactions”),

be and each is hereby approved, ratified, confirmed and adopted (as applicable) in all respects.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted if the holders of a majority of the GoGreen ordinary shares represented remotely or by proxy and voted thereon at the extraordinary general meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of the Adjournment Proposal. The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the shareholders for a vote.

Recommendation of the Board

GOGREEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

The Merger Proposal

The Merger Proposal, if approved, will authorize the Plan of Merger and the Merger.

The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.

A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

Resolution To Be Voted On

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger in respect of the Merger as appended at Annex B and made in accordance with the provisions of section 233 of the Cayman Companies Act be and is hereby approved, ratified, confirmed and adopted in all respects.”

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of GoGreen ordinary shares who, being present or represented and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the shareholders for a vote.

Recommendation of the Board

GOGREEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will instruct GoGreen’s board of directors to adjourn the extraordinary general meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to GoGreen’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of shareholders to approve the Business Combination Proposal at the extraordinary general meeting or GoGreen’s existing public shareholders have elected to redeem an amount of GoGreen public shares such that the minimum available cash condition to the obligation to closing of the Proposed Transactions would not be satisfied. In no event will GoGreen’s board of directors adjourn the extraordinary general meeting of shareholders or consummate the Proposed Transactions beyond the date by which it may properly do so under GoGreen’s amended and restated memorandum and articles of association and Cayman Islands law.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of a majority of the GoGreen ordinary shares represented remotely or by proxy and voted thereon at the extraordinary general meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the Board

GOGREEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO LIFEZONE METALS

Lifezone Metals was incorporated under the laws of the Isle of Man on December 8, 2022 solely for the purpose of effectuating the Proposed Transactions. Lifezone Metals owns no material assets and does not operate any business.

On December 8, 2022, Lifezone Metals issued one ordinary share to one shareholder. The currently issued and outstanding share capital of Lifezone Metals consists of a single share of $0.0001 held by such shareholder. For a description of Lifezone Metals securities following the completion of the Proposed Transactions, please see the section entitled “Description of Lifezone Metals’ Securities.”

Prior to the consummation of the Proposed Transactions, the sole director of Lifezone Metals is Mooragh (BVI) Limited (a company wholly owned by LJ Management (IOM) Limited) and the sole shareholder of Lifezone Metals is Harbour Limited (a company wholly owned by LJ Management (IOM) Limited). Lifezone Metals’ registered office is Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ. After the consummation of the Proposed Transactions, its principal executive office will be that of Harbour Limited, located at Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ and the telephone number is +44 1624 811 611.

INFORMATION RELATED TO GOGREEN

References in this section to “we,” “us,” “our” or the “Company” are to GoGreen Investments Corporation, except where the context requires otherwise

Introduction

We are a blank check company incorporated as a Cayman Islands exempted company on March 17, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We will not generate operating revenues until, at the earliest, after we consummate our initial business combination.

Initial Public Offering

On October 25, 2021, we consummated our IPO of 27,600,000 GoGreen units at $10.00 per unit, with each unit consisting of one GoGreen ordinary share and one-half of one GoGreen warrant, generating gross proceeds of $276,000,000.

GoGreen units began trading on October 21, 2021 on the NYSE under the symbol GOGN.U. Commencing on December 13, 2021, the securities comprising the GoGreen units began separate trading. The GoGreen units, GoGreen ordinary shares and GoGreen warrants are trading on the NYSE under the symbols “GOGN.U,” “GOGN” and “GOGN.WS,” respectively.

Simultaneously with the closing of our IPO, the Sponsor purchased from us in a private sale an aggregate of 1,335,000 GoGreen private placement units (the “Placement Units”) at a purchase price of $10.00 per unit, generating gross proceeds of $13,350,000.

Offering Proceeds Held in Trust

The Company’s portfolio of investments held in the Trust Account is comprised solely of investments in money market funds that invest in U.S. government treasury obligations and generally have a readily determinable fair value. Such securities and investments in money market funds are presented on the condensed balance sheet at fair value at the end of each reporting period. Interest earned is paid in kind through the issuance of additional U.S. government treasury obligations and recognized as interest income in the unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Market Value of Target Business

The NYSE rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of our board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. Such standards used will be disclosed in our tender offer documents or proxy solicitation materials, as applicable, related to our initial business combination. Our board of directors independently determined that this test was met in connection with the Proposed Transactions with the Company as described in the section entitled “Proposal No. 1 — The Business Combination Proposal” above.

Shareholder Approval of the Proposed Transactions

Under Cayman Islands law, GoGreen must seek shareholder approval in connection with any mergers or consolidations. Accordingly, GoGreen must seek shareholder approval of the Proposed Transaction at a meeting called for such purpose, at which GoGreen’s public shareholders may request to have their GoGreen ordinary shares redeemed, regardless of whether they vote for or against the Business Combination Proposal, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Proposed Transactions, GoGreen’s public shareholders may request to have their GoGreen ordinary shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

Permitted Purchases of our Securities

Our Sponsor, directors and officers have agreed to vote their GoGreen ordinary shares, as well as any GoGreen ordinary shares purchased during or after the IPO, in favor of the Business Combination Proposal.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Proposed Transactions. There is no limit on the number of shares such persons may purchase, subject to compliance with applicable law and NYSE rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or their respective affiliates purchase shares in privately negotiated transactions from our public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such transaction could be to (i) reduce the number of public warrants outstanding or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Proposed Transactions, where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of GoGreen ordinary shares or GoGreen public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or any of their respective affiliates anticipate that they may identify the shareholders with whom our Sponsor, officers, directors or their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders following our mailing of proxy materials in connection with the Proposed Transactions. To the extent that the Sponsor, officers, directors, advisors or their respective affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal, whether or not such shareholder has already submitted a proxy with respect to the Business Combination Proposal but only if such shares have not already been voted at the general meeting related to the Business Combination Proposal. Our Sponsor, executive officers, directors, advisors or their affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. Any GoGreen ordinary shares purchased by the Sponsor or GoGreen’s directors, officers or advisors, or their respective affiliates in privately negotiated transactions will not (i) be purchased at a price higher than the price offered through the redemption process, (ii) be voted in favor of the Business Combination Proposal or (iii) have redemption rights, and if such GoGreen ordinary shares do have redemption rights then such rights will be waived by the Sponsor, or GoGreen’s directors, officers or advisors, or their respective affiliates.

Our Sponsor, officers, directors and/or their respective affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Redemption Rights for Public Shareholders

We will provide our public shareholders with the opportunity to redeem all or a portion of their GoGreen ordinary shares upon the completion of the Proposed Transactions at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account, divided by the number of then outstanding GoGreen public shares, subject to the limitations described herein.

Based on funds in the Trust Account of approximately $295,176,104 on May 10, 2023, the estimated per share redemption price would have been approximately $10.64, including interest earned on the Trust Account until May 10, 2023, but excluding the interest earned in the period thereafter, and including the first and second Extension Payments. Our Sponsor, officers, directors and director nominees have entered into a letter agreement with us, pursuant to which the GoGreen Initial Shareholders have agreed to waive their redemption rights with respect to their GoGreen founder shares and their GoGreen ordinary shares purchased in the Private Placement, and our Sponsor, officers, directors and director nominees have agreed to waive their redemption rights with respect to any GoGreen public shares they may acquire in connection with the completion of the Proposed Transactions.

Limitation on Redemption Rights

Notwithstanding the foregoing, our amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the proposed Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the proposed Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the proposed Business Combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our Sponsor, officers and directors have agreed that we will have until July 25, 2023 to complete our initial business combination. If we are unable to complete our initial business combination by July 25, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by July 25, 2023.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination by July 25, 2023. However, if our Sponsor, officers or directors acquire public shares after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by July 25, 2023.

Our Sponsor, officers and directors have agreed, pursuant to a written letter agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association that would (i) modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by July 25, 2023 or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, unless we provide our public shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest divided by the number of then outstanding public shares. However, we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either prior to or upon consummation of our initial business combination, after payment of the deferred underwriting commission (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our public shares.

If we do not consummate our initial business combination by the deadline set forth in our amended and rested memorandum and articles of association, we expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,688 of proceeds held outside the Trust Account as of March 31, 2023, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

On January  18, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from January 25, 2023 to April 25, 2023 as the first of two three-month extensions permitted under GoGreen’s existing governing documents. In connection with the First Extension, GoGreen issued a promissory note to the Sponsor in the principal amount of $2,760,000 (representing $0.10 per public share) (the “First Extension Note”), and the Sponsor deposited the first Extension Payment into GoGreen’s trust account. On April 10, 2023, the Sponsor requested that GoGreen extend the date by which GoGreen has to consummate a business combination from April 25, 2023 to July 25, 2023 as the second of two three-month extensions permitted under GoGreen’s existing governing documents (the “Second Extension”). In connection with the Second Extension, GoGreen issued a promissory note to the Sponsor and Lifezone Limited in the aggregate principal amount of $2,760,000 (representing $0.10 per public share) (the “Second Extension Note” and, together with the First Extension Note, the “Extension Notes”), and each of the Sponsor and Lifezone Limited deposited $1,380,000 (each such deposit representing 50% of the second Extension Payment) into GoGreen’s trust account. The Extension Notes bear no interest and are due and payable in cash upon the earlier to occur of (i) the date on which GoGreen’s initial business combination is consummated and (ii) the liquidation of GoGreen on or before July 25, 2023 or such later liquidation date as may be approved by GoGreen’s shareholders. In the event that a business combination is consummated, each of the Sponsor and Lifezone Limited is entitled to receive, under each Extension Note, a cash amount out of the proceeds of the Trust Account in an amount equal to the outstanding aggregate balance under such Extension Note issued respect to the applicable Extension Payment, in each case, as repayment in full under such Extension Note. In the event of a liquidation of GoGreen, however, such cash amounts may only be repaid from funds outside of the Trust Account. In addition, in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares. Pursuant to the Memorandum and Articles of Association of GoGreen, holders of GoGreen public shares will not be entitled to vote or redeem their shares in connection with any such extension.

Additionally, on each of January 19, 2023 and April 10, 2023, the Company issued the First Working Capital Note and the Second Working Capital Note, respectively, for working capital expenses. The Working Capital Notes bear no interest and are due and payable in cash upon the earlier to occur of (i) the date on which GoGreen consummates its initial business combination and (ii) the date that the winding up of GoGreen is effective.

If we were to expend all of the net proceeds of our IPO and the sale of the Placement Units, other than the proceeds deposited in the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.64 (which includes the first Extension Payment that the Sponsor deposited into GoGreen’s trust account in connection with the First Extension Note entered into on January 19, 2023 and the second Extension Payment that the Sponsor deposited into GoGreen’s trust account in connection with the Second Extension Note entered into on April 11, 2023). The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.64. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all third parties (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. None of our other officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.20 per share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. As of March 31, 2023, the amount held outside of the Trust Account was $1,688.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.64 per share to our public shareholders. Additionally, if we file a bankruptcy insolvency petition or an involuntary bankruptcy insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy insolvency court could seek to recover all amounts received by our shareholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby may expose itself and our Company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only upon the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association to (A) modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by July 25, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by July 25, 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares with us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Facilities

Our executive offices are located at 1021 Main St., Suite #1960, Houston, TX 77002, and our telephone number is (713) 337-4075. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our Sponsor for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Employees

We currently have six officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that our officers or any other members of our management team devotes in any time period varies based on the stage of the business combination process we are in. We do not intend to have any full time employees prior to the consummation of our initial business combination.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Directors and Executive Officers

As of the date of this proxy statement/prospectus, our directors and officers are as follows:

Name	Age	Title
John Dowd	55	Chief Executive Officer and Chairman
Vikas Anand	47	Chief Development Officer
Dan Foley	56	Chief Technology Officer
Govind Friedland	48	Chief Operating Officer
Sergei Pokrovsky	43	Chief Decarbonization Officer
Michael Sedoy, CFA	49	Chief Financial Officer
Vice Admiral Dennis McGinn	77	Director
Neha Palmer	48	Director
Nereida Flannery	52	Director
Greg Hill	62	Director
Livia Mahler	64	Director
Robert Hvide Macleod	44	Director

The experience of our directors and executive officers is as follows:

John Dowd, our Chief Executive Officer and Chairman of the board of directors since April 2021, has decades of experience generating attractive risk-adjusted returns as a manager of capital. He currently serves on the board of directors at the Commonwealth School in Boston. Mr. Dowd previously spent more than three decades researching and investing in the global energy industry. From 2006 to 2019, he served as portfolio manager at Fidelity Research & Management Co., LLC, managing Fidelity’s energy and natural resources oriented sector funds. Mr. Dowd previously served as a Senior Research Analyst of Sanford C. Bernstein & Co., LLC from 2000 to 2006 and from 1995 to 1997, where he covered the oil service and equipment, and refining and integrated oil segments. Mr. Dowd also previously served as a partner of Lawhill Capital Partners, an energy focused investment management firm, from 1997 to 2000. He holds a Bachelor’s degree in Mechanical Engineering from Carnegie Mellon University. We believe that Mr. Dowd is well qualified to serve on our board due to his extensive experience in financing and investment and deep understanding of the energy sector.

Vikas Anand, our Chief Development Officer since April 2021, is an executive with extensive experience in renewable energy. He has 22 years of financial expertise and a record of transformational leadership across diverse businesses at General Electric Co. (NYSE: GE). From January 2018 to January 2021, Mr. Anand served as the Chief Executive Officer of GE Renewable Energy — Onshore Wind Americas where he helped the business expand its customer base, and improved its delivery performance, earnings and return on invested capital. Prior to that, he served as the Chief Financial Officer of GE Renewable Energy — Onshore Wind from April 2016 to December 2017. During that period, he provided financial leadership to the business and strengthened its operations. From July 2014 to April 2016, Mr. Anand served as Chief Financial Officer of GE Energy Financial Services, an energy investment business with approximately $16 billion in assets during Mr. Anand’s tenure, focused on providing equity and debt financing to solar, wind and natural gas-fueled power generation and midstream sectors. Prior to that, he held various managerial positions at a number of business units of General Electric Co. Mr. Anand holds a Bachelor’s degree in Commerce from Bangalore University, an MBA from Columbia Business School and a chartered accountancy certification in India. Mr. Anand was the executive sponsor of GE Renewable Energy Junior Officer Leadership, a hiring and development program focused on U.S. military veterans, and was a founding member of American Wind Energy Association’s Diversity & Inclusion Industry Task Force.

Dan Foley, our Chief Technology Officer since April 2021, has over 30 years of energy sector experience in developing, building, owning and operating traditional and renewable energy projects throughout North America. From August 2017 to April 2020, he served as the founder and Chief Executive Officer of GlidePath Power Solutions LLP, a leading independent developer and owner of advanced energy systems, with a portfolio of 445 megawatts of battery storage and renewable energy projects and 3 gigawatts of battery storage projects in development. Prior to founding GlidePath Power, he was the Chief Executive Officer of Acciona Energy North America Corp., one of the world’s leading renewable energy companies, from August 2013 to August 2017. He also worked in power marketing at Invenergy LLC, in risk management consultation with utilities and at Deloitte LLP, and served as a transmission and generation operator and engineer for Commonwealth Edison Co. He holds a Bachelor’s of Science degree in electrical engineering computer concentration from the University of Notre Dame, a Master of Engineering degree from the State University of New York, Buffalo and an MBA from the University of Chicago.

Govind Friedland, our Chief Operating Officer since April 2021, has more than 20 years of experience working internationally to finance, explore and develop strategic mineral deposits critical for combating global air pollution. His career experience has focused primarily on nickel, copper and uranium. Mr. Friedland has served as the Executive Chairman of GoviEx Uranium Inc., an advanced stage African-focused uranium mine developer and explorer, since October 2012 and previously served as its Chief Executive Officer from June 2006 to October 2012. He serves on the board of directors at Cordoba Minerals Corp., which is developing the San Matias copper/gold complex north of Medellin, Colombia and Sama Resources Inc., which is exploring the Samapleau nickel/copper project in Ivory Coast, West Africa. He holds a Bachelor’s degree in Geology and Geological Engineering from the Colorado School of Mines.

Sergei Pokrovsky, our Chief Decarbonization Officer since April 2021, has 20 years of experience in energy and mergers and acquisitions (M&A). He spent majority of his career on the upstream energy side. Mr. Pokrovsky founded and has served as Managing Director of Werrus Energy, an energy-focused private equity fund based in Houston since 2017. From 2015 to 2017, he served as Manager, Unconventional Resources, at Lukoil International Upstream West, Inc. Prior to that, Mr. Pokrovsky served as Senior Operations Manager at Kimmeridge Energy from 2012 to 2015, where he led operational activities of a private equity portfolio focusing on investing in oil and gas assets. He also held various management roles at Baker Hughes Company from 2005 to 2012. Mr. Porkovsky brings hands-on experience of operations execution, proprietary deal flow, private companies’ valuation, and bridges the gap between traditional and sustainable clean energy projects. Mr. Pokrovsky holds a Bachelor’s degree in engineering geology from Moscow State University, and a Master degree in geophysics from the University of Alaska, Fairbanks.

Michael Sedoy, CFA, our Chief Financial Officer since April 2021, has 20 years of experience in energy, utilities, infrastructure and alternative energy investment. Mr. Sedoy has served as a portfolio manager at a number of hedge funds and private equity firms. He served as a portfolio manager at Cinctive Capital from April 2019 to March 2021. He was a portfolio manager at Imua Capital from January 2018 to March 2019, Scoria Capital from February 2016 to December 2017, Kimmeridge Capital from January 2013 to February 2015 and Diamondback Capital from January 2007 to December 2012. Prior to joining the hedge fund industry, Mr. Sedoy was co-portfolio manager of two capital and income funds at Salomon Brothers Asset Management, and served as sector head of its energy and utilities investments. Mr. Sedoy was a senior analyst at AllianceBernstein Holding LP, where he worked on senior investment-grade and high-yield debt and distressed utilities and pipelines. Mr. Sedoy holds a Bachelor’s degree in Finance from Kharkov University of Trade, Ukraine, and holds an MBA from the University of Bridgeport.

Vice Admiral Dennis McGinn, our director since October 2021, was appointed and served as Assistant Secretary of the Navy for Energy, Installations and Environment from September 2013 until January 2017. Previously, Mr. McGinn served on active duty in the United States Navy for 35 years as a naval aviator, test pilot, aircraft carrier commanding officer, and national security strategist. His capstone assignments as Vice Admiral included serving as Deputy Chief of Naval Operations and as Commander of the United States Third Fleet. Mr. McGinn is former President of the American Council on Renewable Energy (ACORE) and a past member of the Steering Committee of the Energy Future Coalition, United States Energy Security Council, Bipartisan Policy Center Energy Board, and CNA Military Advisory Board. He currently serves as a director of the Electric Power Research Institute, the Rocky Mountain Institute, Customer First Renewables, Willdan Group Inc. (NASDAQ: WLDN), and HALO Maritime Defense Systems. He is a senior advisor to the Scripps Institute of Oceanography and the Center for Climate and Security. Admiral McGinn holds a Bachelor of Science degree in Naval Engineering from the U.S. Naval Academy and was a Chief of Naval Operations Strategic Studies Fellow at the U.S. Naval War College. We believe that Vice Admiral McGinn is well qualified to serve on our board due to his experience serving on boards of directors of other companies and leadership skills.

Neha Palmer, our director since October 2021, is currently the Chief Executive Officer of TeraWatt Infrastructure, a company that develops and finances electric vehicle charging infrastructure in the United States. From January 2012 to March 2021, Ms. Palmer served as head of energy strategy, global infrastructure at Google LLC (formerly Google Inc.) (Google) where she led the team responsible for procurement of energy and electric infrastructure, risk management, energy trading operations, and sourcing as much renewable energy as possible to power Google’s global operations. As a result of initiatives that Ms. Palmer led, Google became the world’s largest corporate purchaser of renewable energy and the first company of its size to achieve 100% renewable energy for operations, which it has done since 2017. Prior to joining Google, Ms. Palmer held several positions at PG&E Corp. (NYSE: PCG) from June 2010 to December 2011, the last being director of corporate development. She previously served as an investment banker for Goldman Sachs Inc. (NYSE: GS), serving clients in the electricity sector. Ms. Palmer holds an MBA from the Kellogg School of Management at Northwestern University, and a Bachelor’s degree in Civil Engineering from California Polytechnic State University, San Luis Obispo. We believe that Ms. Palmer is well qualified to serve on our board due to her extensive experience with the energy and finance industries.

Nereida Flannery, our director since October 2021, has 20 years of M&A, consulting, investment banking and operational experience in China, working with prominent multinational clients as well as leading Chinese firms across a broad range of industries. Ms. Flannery is currently an independent consultant based in Hong Kong. She was the co-founder of The Balloch Group (TBG), a leading investment advisory firm in China and served as Chief Operating Officer of TBG from 2001 to 2007. At TBG, she headed business development activities and was engaged with the firm’s M&A mandates in the natural resources sector. She led the team that advised Hong Kong-listed Zijin Mining Group Co. Ltd. on several of its major overseas acquisitions and originated or managed several other transactions, including Sinopec Group’s 2005 purchase of a 40% interest in a Canadian oil sands project. Ms. Flannery has advised Chinese sector leaders such as Sinochem Corp., China Minmetals Corp., and other mining and oil and gas firms in China, helping them identify overseas acquisition targets and sourcing foreign strategic partners for their projects overseas. Prior to founding TBG, she was the Shanghai general manager and vice president for international business development at Alibaba.com, Asia’s largest e-commerce marketplace from 2000 to 2001. Ms. Flannery served as Country Manager of the Canada China Business Council in China from 1997 to 2000, where she worked closely with Canadian-member companies to design, execute and monitor their China entry strategies. Ms. Flannery received a Bachelor of Art degree in Political Science from Queen’s University in Canada. She also serves as a director of Galaxy Digital Holdings Ltd. (TSX: GLXY). We believe that Ms. Flannery is well qualified to serve on our board due to her extensive experience in international business transactions and the energy industry.

Greg Hill, our director since October 2021, is president and chief operating officer of Hess Corp. (NYSE: HES), a global independent energy company engaged in the exploration and production of crude oil and natural gas. Prior to joining Hess Corp. in 2009, Mr. Hill spent 25 years at Royal Dutch Shell in a variety of operations, engineering, technical and business leadership roles in the Asia-Pacific region, Europe and the United States. He served as executive vice president — exploration and production (E&P) of Singapore-based Shell Asia Pacific; vice president of production for Shell E&P Europe; and senior vice president of Aera Energy, LLC, a California-based natural gas and oil producer jointly owned by Shell and ExxonMobil Corp. He is a member of the board of directors of Harbour Direct Holdings, Ltd, and Hess Midstream Partners LP (NYSE: HESM); a general member of the Council on Competitiveness and a national commissioner on the Council’s National Commission on Innovation & Competitiveness Frontiers; and Chairman of the Upstream Committee of the American Petroleum Institute. Mr. Hill is also a board member of the National Ocean Industries Association, the American Exploration and Production Council, the Greater Houston Partnership, the Houston Energy Transition Initiative, the WYldlife Fund, Accenture Global Energy Board, and CEOs Against Cancer (Gulf Coast Chapter). He chaired the Wyoming Governor’s ENDOW initiative to develop a 20-year economic diversification plan for the state of Wyoming; co-chaired the Wyoming Governor’s Energy, Engineering, STEM Integration Task Force; and chaired the University of Wyoming Foundation Board until 2020. He is a founding member of the Blue Ribbon Panel on Sustaining America’s Diverse Fish and Wildlife Resources created in 2014 by the Association of Fish and Wildlife Agencies. He holds a Bachelor of Science degree in Mechanical Engineering from University of Wyoming. We believe that Mr. Hill is well qualified to serve on our board due to his extensive experience in the energy industry and prior experience serving on boards of public companies.

Livia Mahler, our director since October 2021, is a co-founder of Vancouver-based Computational Geosciences Inc., which provides technological solutions to the natural resource industry. She has served as President and Chief Executive Officer of Computational Geosciences Inc. since 2010. From 1999 to 2010, she was the Managing Partner of Greenstone Venture Partners L.P., a closed end venture capital fund for early stage technology companies. Ms. Mahler has served on the boards of directors of a number of public and private companies. She is currently a director and a member of the Technical, Audit and Compensation committees at Endeavour Mining Corp., a West African gold producer focused on developing and operating a portfolio of high quality, low-cost, long-life mines. She also previously served on the boards of directors of Ivanhoe Mines Ltd. (audit and compensation committees), Diversified Royalty Corp. (audit and compensation committees) and Turquoise Hill Resources Ltd. (audit and compensation committees). Ms. Mahler holds a Bachelor of Science degree in Life Sciences from Hebrew University of Jerusalem, Israel and an MBA from the University of British Columbia. We believe that Ms. Mahler is well qualified to serve on our board due to her prior experience serving on boards of directors of other companies as well as her deep understanding of corporate governance.

Robert Hvide Macleod, our director since October 2021, is the owner and has served as the Chairman of Hans Hvide & Co. since January 2011. From November 2014 to October 2020, he served as the Chief Executive Officer of the management division of Frontline Ltd., the world’s largest tanker company, where he led the company through a period of significant fleet growth. Prior to Frontline, Mr. Macleod was employed by maritime and energy conglomerate A.P. Moller Maersk Group from 2002 to 2004 and by Glencore-ST Shipping from May 2004 to August 2011. He is the founder of Highlander Tankers AS and currently holds board positions and equity interests across a wide range of companies. He is the Chairman of the board of directors of Highlander Tankers AS — Norway and also serves as a director of Rankedin AS — Norway. Mr. Macleod holds a maritime business degree from the University of Plymouth in the U.K.

Our Executive Advisors

Robert Friedland, our executive advisor, is founder and chairman of Ivanhoe Capital Corp., an international venture capital firm. He has also served as the Chairman and Chief Executive Officer of Ivanhoe Capital Acquisition Corp., a special purpose acquisition corporation, since July 2020. Over 30 years, Ivanhoe Capital has invested in a diverse portfolio of businesses, but focused primarily in the mining and disruptive technology sectors. These investments have been in ventures that led to the discovery and development of some of the world’s most significant mineral deposits, development and applications of advanced technologies across various industries, and the advancement and commercialization of, among others, grid scale vanadium battery technology. Mr. Friedland’s mining interests are targeted toward companies exploring for and seeking to develop the metals needed for the paradigm electrification shift: copper, nickel, cobalt, and the platinum group metals — platinum, palladium and rhodium, which are also known as the electrification metals.

Peggy Wang, our executive advisor, is an attorney specializing in cross-border corporate M&A and private equity, having spent more than 20 years working in New York, Hong Kong and London. Ms. Wang is currently a partner in the Norton Rose Fulbright corporate team based in Hong Kong, focusing on private equity and M&A. She was a private equity partner at White & Case in London, and previously served as the firm’s Asia head of private equity based in Hong Kong. Before joining White & Case, Ms. Wang was a partner at Linklaters in Hong Kong. She also served as M&A Legal senior counsel at Citigroup Inc. (NYSE: C) and was an associate at Kaye Scholer in New York City. She has obtained law degrees from the Duke University School of Law and a bachelor’s degree from the University of Michigan.

Andrew Poole, our executive advisor, has over 17 years of diversified investment experience. He is currently Chairman and Chief Executive Officer of Delwinds Insurance Acquisition Corp. (NYSE: DWIN), a Houston-based blank check company. Mr. Poole previously served as the Chief Investment Officer of Tiberius Acquisition Corporation, a blank check company which went public in March 2018 with $174.225 million held in trust and which consummated its initial business combination with International General Insurance Holdings Ltd. (Nasdaq: IGIC), or “IGI,” an international specialty insurance and reinsurance group registered in Bermuda, in March 2020. Upon the closing of Tiberius’ business combination, Mr. Poole joined the board of IGI. Concurrently, since 2015, he has been and remains an investment consultant at The Gray Insurance Company. Mr. Poole’s most recent role prior to joining Tiberius and The Gray Insurance Company was as Partner and Portfolio Manager at Scoria Capital Partners, LP, a long-short equity hedge fund, where he managed a portion of the firm’s capital including insurance sector investments from 2013 to 2015. Prior to Scoria, Mr. Poole held various positions at Diamondback Capital Management from 2005 to 2012 (including Portfolio Manager from 2011 onwards) and SAC Capital from 2004 to 2005, both of which are multi-strategy multi-manager cross capital structure long-short hedge funds. Earlier, Mr. Poole started his career at Swiss Re (SIX: SREN), working in facultative property placements in 2003. He also served on the board of Family Security, a personal lines insurance company, from 2013 to 2015 prior to the sale of the company to United Insurance Holdings Corporation (Nasdaq: UIHC).

Number and Terms of Office of Officers and Directors

Our board of directors currently consists of seven members. Holders of our founder shares will have the right to appoint all of our directors prior to consummation of our initial business combination and holders of our public shares will not have the right to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association may only be amended by a special resolution passed by at least 90% of our ordinary shares voting in a general meeting. Each of our directors will hold office until our next annual general meeting of shareholders. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by a majority of the holders of our founder shares.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each composed of independent directors. Subject to phase-in rules and a limited exception, the NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and the NYSE rules require that the compensation committee and nominating and corporate governance committee of a listed company each be composed solely of independent directors. Each committee operates under a charter that has been approved by our board of directors and has the compositions and responsibilities described below. The charter of each committee is available on our website at https://www.gogreeninvestments.com/about/#govern.

Audit Committee

We have established an audit committee of the board of directors. Robert Hvide Macleod, Neha Palmer and Nereida Flannery serve as members of our audit committee, and Mr. Macleod chairs the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Mr. Macleod, Ms. Palmer and Ms. Flannery meets the independent director standard under the NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Macleod as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our quarterly and annual reports;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Livia Mahler, Neha Palmer and Greg Hill serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Ms. Mahler, Ms. Palmer and Mr. Hill are independent and Ms. Mahler chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to our Sponsor or an affiliate thereof of $10,000 per month, until July 25, 2023, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of our officers, directors, executive advisors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance committee are Greg Hill, Livia Mahler and Dennis McGinn. Mr. Hill, Ms. Mahler and Vice Admiral McGinn are independent and Mr. Hill serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee is to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

Our nominating and corporate governance committee will recommend to the Board of Directors candidates for nomination for election at the annual meeting of the shareholders. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Prior to our initial business combination, our board will also consider director candidates recommended for nomination by holders of our founder shares during such times as they are seeking proposed nominees to stand for appointment at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors and officers. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines are posted on our website at https://www.gogreeninvestments.com/about/#govern. The inclusion of our website address in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement/prospectus, and you should not consider information contained on the website to be part of this proxy statement/prospectus.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and in the future any of our directors and our officers may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under Cayman Islands law, if any of our officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to us if such entity rejects the opportunity. Our amended and restated memorandum and articles of association provide that, subject to his or her fiduciary duties under Cayman Islands law, we renounce our interest in any corporate opportunity offered to any officer or director unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that any fiduciary duties or contractual obligations of our directors or officers would materially undermine our ability to complete our business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•        The GoGreen Initial Shareholders and our directors and executive officers entered into agreements with us, pursuant to which they agreed to waive their redemption rights with respect to their GoGreen founder shares and public shares in connection with the completion of our initial business combination. Additionally, the GoGreen Initial Shareholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to their GoGreen founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the GoGreen private Placement Units will expire worthless. Except as described herein, our Sponsor directors and executive officers have agreed not to transfer, assign or sell any of their GoGreen founder shares until the earliest of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the closing price of GoGreen ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Because some of directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, our officers or our directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the Company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the closing of our IPO, we also started to reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in an amount not to exceed $10,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

The GoGreen Initial Shareholders have agreed to vote their GoGreen founder shares, and the members of our management team agreed to vote any shares purchased during or after the IPO, in favor of the Business Combination Proposal.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

None of our officers or directors has received any cash compensation from us for services rendered to us. We pay an affiliate of our Sponsor a total of $10,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors or any entity with which they are affiliated.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors

After the Merger, members of GoGreen’s management team who remain with Lifezone Metals may be paid consulting, management, or other fees from Lifezone Metals. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 6-K, as required by the SEC. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Director Independence

The NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have six “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Our board has determined that each of Mr. Hill, Ms. Mahler, Mr. Macleod, Vice Admiral McGinn, Ms. Palmer and Ms. Flannery is an independent director under applicable SEC and NYSE rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

INFORMATION ABOUT LIFEZONE HOLDINGS LIMITED

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to the business of Lifezone Holdings Limited and its subsidiaries prior to the consummation of the Proposed Transactions.

Overview

We are a modern pre-development exploration-stage metals company. Based on the mineral resources presented in the Technical Report Summary, we believe that our Kabanga project in north-west Tanzania (the “Kabanga Project”) comprises one of the world’s largest and highest grade nickel sulfide deposits. We also seek to support the clean energy transition through licensing of our proprietary Hydromet Technology as an alternative to smelting in metals refining and to become an emerging supplier of responsibly-sourced, low-carbon and low-sulfur dioxide emission metals to the battery, electric vehicle (“EV”) and hydrogen markets. We intend to operate across the metals extraction and metals refining industries, with our Hydromet Technology potentially also being used in the metals recycling industry. We aim to provide products that will responsibly and cost-effectively deliver supply chain solutions to the global battery metals market.

We believe that our metals resources, technology and expertise position us for long term growth as customers continually look for cleaner sources of metals for the development of EVs and batteries.

Business Segments

Our business consists of two segments: (i) our metals extraction and refining business and (ii) our intellectual property (“IP”) licensing business.

Structure Chart as of the date of this proxy statement/prospectus*

LHL Shareholders
BHP Billiton (UK) DDS Ltd
98%
2%
LHL
IP licensing business
100%
17%
Sedibelo Resources Ltd
Lifezone Limited
50%
50%
83%
100%
Metals extraction and refining business
Industrial Development Corporation
Kelltech Ltd
Metprotech Pacific Pty Ltd
LZ Services Limited
KNL
Govt. of Tanzania Treasury Register
33%
67%
100%
100%
84%
16%
Kelltechnology South Africa (RF) (Pty) Ltd
Kabanga Holdings Ltd
Romanex International Ltd
Tembo Nickel Corp. Ltd
100%
100%
100%
** 100%
** 100%
Kellplant (Pty) Ltd
Kabanga Nickel Company Ltd
Kagera Mining Company Ltd
Tembo Nickel Mining Company Ltd
Tembo Nickel Refining Company Ltd

* Assumes that the Proposed Transactions are not completed.

☐ = Holdings by third parties.

→ Licensing of the Hydromet Technology

Metals extraction and refining

The metals extraction and refining segment of our business is undertaken primarily through KNL. KNL was formed in February 2019 for the purpose of developing and operating a base metal production facility in the north-west region of Tanzania. In January 2021, KNL entered into a framework agreement (the “Framework Agreement”) with the Government of Tanzania (the “GoT”) pursuant to which Tembo Nickel Corporation Limited (“TNL”), in which the GoT holds a 16% non-dilutable free-carried interest and KNL holds an 84% interest, was created. The Framework Agreement includes provisions setting out the arrangement in relation to the conduct of future mining operations, the grant of the GoT’s non-dilutable free-carried interest in TNL and its participation in mining and the financing of any future mining operations. In April 2021, KNL acquired certain data and information relating to the Kabanga Project, including historical mineral resource estimation, all metallurgical test work and piloting data, analysis and studies in conjunction with the acquisition of Kabanga Holdings Limited from Barrick International (Barbados) Corporation and Glencore Canada Corporation and all shares of Romanex International Limited from GCC and Sutton Resources Limited (collectively, the “KNL Acquisitions”). The various previous owners of the Kabanga Project cumulatively conducted drilling of 587 kilometers through 1,404 drillholes and cumulatively spent approximately $293 million on drilling and studies. For further details, see “Description of the Kabanga Project.”

In October 2021, TNL was issued a special mining license for the Kabanga mine site (“SML”). We are currently in the process of reviewing and updating our project development plan, which is proposed to include two operational areas: (i) a mine in the SML area; and (ii) a base metals refinery (a concentrate treatment plant) located at Buzwagi, near Kahama (the “CTP”), using our Hydromet Technology. We are also undertaking a Definitive Feasibility Study to determine the development requirements of the project, including capital and operating costs, which is expected to be completed in the second half of 2024. We concluded a drilling program in 2022 to obtain fresh samples of the mineral ore at Kabanga and the samples are undergoing metallurgical test work. Furthermore, a resettlement action plan and environmental studies within the SML area are both underway. For further details, see “Description of the Kabanga Project.” BHP (UK) Billiton DDS Limited, a UK based subsidiary of BHP Group Limited, a leading global resource company (“BHP”), is a strategic partner in the Kabanga Project. BHP has made a $10 million investment in Lifezone Limited pursuant to the Lifezone Subscription Agreement and a $40 million investment in KNL pursuant to the Tranche 1 Loan Agreement. In October 2022, BHP agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023. In addition, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, also entered into in October 2022, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such further investment is consummated, BHP would own a majority stake in KNL and BHP would play a key role in the development of the project, including directing and overseeing the extraction operations at the project. However, notwithstanding that BHP would own a majority of the shares of KNL, given the governance framework in the Tranche 3 Option Agreement, we expect that we would continue to have significant influence on the day-to-day operations of KNL. For details, see “— Our Competitive Strengths — Our Strategic Partnership with BHP” and “— Material Contracts — Arrangements with BHP.” Further, pursuant to the Tranche 3 Option Agreement, we are entitled to certain off-take marketing rights with respect to the Kabanga Project, and have retained the marketing rights for up to 40%, in aggregate, of the total refined nickel, cobalt and copper production from the CTP. For further details, see “— Material Contracts — Tranche 3 — Tranche 3 Option Agreement.” Given the interest in these products from original equipment and battery manufacturers, we have commenced a process aimed at monetizing our 40% share of the marketing rights in the form of off-take discussions with potential end customers. Once in production, we also expect to generate revenue from the licensing of our Kabanga Hydromet Technology in the form of a royalty from the sale of base metals from the Kabanga Project refined at the CTP. For further details, see “— Material Contracts — Licensing Arrangements.” If BHP does not make the Tranche 3 Investment, we will have 100% of the off-take marketing rights from the Kabanga Project and expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, the monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

In addition to the extraction and refining business undertaken through KNL with respect to the Kabanga Project, we are continuously evaluating other potential extraction and refining business opportunities, such as the Dutwa Nickel Project.

IP Licensing

The IP licensing segment of our business is undertaken by Lifezone Limited, which is a wholly owned subsidiary of LHL. Lifezone Limited owns a family of patents for hydrometallurgical metal beneficiation. Lifezone Limited’s business model is to use its patented technology and accumulated IP and skills to develop, in collaboration with other companies, our Hydromet Technology to economically beneficiate metals to produce refined products for sale with potentially significantly reduced carbon footprint and cost when compared to traditional smelting and refining methods. Lifezone Limited expects to both (i) license its proprietary technology to potential parties in return for royalties and (ii) own interests in and/or operate processing refineries that utilize its proprietary technology jointly with other potential parties. We continuously evaluate potential licensing and co-development opportunities, and test work involving our Hydromet Technology is at various stages with potential parties. As discussed further herein, our most advanced projects include the Kabanga Hydromet Technology, which is undergoing test work and engineering studies, and the Kell Process Technology, which may be utilized at the potential Kell-Sedibelo-Lifezone Refinery. We are also looking into licensing and co-development opportunities within the metals recycling industry. We believe our Hydromet Technology has the potential to be used to cleanly and economically recycle critical elements of metal waste, and we consider this as a potential source of revenue in the future. Lifezone Limited also expects to generate income from consulting fees, technical services and monetization of the offtake and/or royalty streams for projects in which Lifezone Limited holds a direct or indirect interest, such as the Kabanga Project.

Lifezone Limited has granted an exclusive license to its 50%-owned subsidiary, Kelltech Limited, to use the Kell Process Technology in Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles (the “SADC License Area” and the license, the “Kell License”). The Kell License also includes the right to: (i) sub-license the rights granted under it for use within the SADC License Area on an exclusive basis (on the basis that the sub-licensee is permitted to further sub-license the rights on a non-exclusive basis but without the right for the further sub-licensee to further sub-license the same); and (ii) grant a non-exclusive license to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license, with such sales not restricted to the SADC License Area.

Kelltech Limited has further exclusively sub-licensed to its 66.66% subsidiary, Kelltechnology South Africa (RF) (Pty) Limited (“KTSA”), the rights to the Kell Process Technology in the SADC License Area. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa (“IDC”), a South African national development finance institution. Mr. Keith Liddell, our chairman, serves as a non-executive director on the board of Sedibelo Resources Limited (“SRL”), which indirectly holds the other 50% interest in Kelltech Limited. For further details, see “Information about Lifezone Holdings Limited — Material Contracts — Licensing Arrangements.”

To date, the Kell Process Technology has been sub-licensed by KTSA to Kellplant (Pty) Limited (“Kellplant”), a limited liability private company, registered in and incorporated under the laws of South Africa, in which KTSA holds a 100% interest. Kellplant may own and operate a potential refinery at SRL’s Pilanesberg Platinum Mine in South Africa (the “Kell-Sedibelo-Lifezone Refinery”) that would process platinum group metals (collectively, “PGMs”), and gold, nickel, copper and cobalt, applying the Kell Process Technology.

The potential Kell-Sedibelo-Lifezone Refinery would process and refine PGMs, precious metals, and base metal by-products. Detailed design and engineering work for the potential Kell-Sedibelo-Lifezone Refinery commenced in July 2021. As of the date of this proxy statement/prospectus, the site for the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa has been prepared, but no physical construction activities have taken place.

The proposed location of the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa and a preliminary layout of the refinery are shown below.

Site Overview	Preliminary Layout

The detailed design and engineering work package undertaken to date for the potential Kell-Sedibelo-Lifezone Refinery has been on a design envelope basis of processing 110 ktpa of PGM concentrate feed. SRL’s business currently comprises an open cast Merensky and Upper Group 2 (“UG2”) PGM reef mining operation with a future underground mining expansion into a higher PGM grade predominantly UG2 PGM reef. The design envelope for the potential Kell-Sedibelo-Lifezone Refinery was based on a mine plan from SRL that contemplated that the Pilanesberg Platinum Mine would provide the refinery’s primary supply of concentrate.

SRL has recently communicated to us that SRL is currently revising its mine plan for the Pilanesberg Platinum Mine and, on March 29, 2023, SRL informed us that SRL has determined not to pursue the potential Kell-Sedibelo-Lifezone Refinery with a 110 ktpa design envelope at this time. SRL has communicated to us that SRL intends to conduct further technical and economic analyses in respect of the potential Kell-Sedibelo-Lifezone Refinery and, subject approval by SRL’s board of directors, may in the future pursue a smaller Kell-Sedibelo-Lifezone Refinery. Before committing further resources to the potential Kell-Sedibelo-Lifezone Refinery, we intend to evaluate the ore mix and concentrate grade profiles that will be set forth in SRL’s updated mine plan. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. These technical inputs and steps will be needed before we can scope a redesigned study for the potential Kell-Sedibelo-Lifezone Refinery. However, we cannot guarantee that the technical inputs and steps required to be completed prior to the construction of the potential Kell-Sedibelo-Lifezone Refinery will be completed in a timely manner, or at all. For further details, see “Risk Factors — The construction of the potential Kell-Sedibelo-Lifezone Refinery is uncertain and its operation may involve risks, including continued operating losses, the inability to fund its operations and future impairments of its assets, that could negatively impact our business, results of operations, cash flows and asset values.” The two other indirect shareholders of the potential Kell-Sedibelo-Lifezone Refinery are SRL and IDC, with each party owning a one-third look-through interest in the project. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the project from any shareholder.

In addition to direct and indirect royalties relating to the potential Kell-Sedibelo-Lifezone Refinery, any future sub-licenses of the Kell License by KTSA, including with third parties, will give us the ability to earn royalties according to the license agreement entered into with Kelltech Limited in this regard and, additionally, pro rata based on our 50% shareholding in Kelltech Limited and Kelltech Limited’s 66.66% shareholding in KTSA. Our ability to earn such royalties, however, will depend on the efficacy of our Hydromet Technology and the level of take-up by new refining plants of our Hydromet Technology.

To further develop our IP licensing business, on March 22, 2023, Metprotech Pacific Pty Ltd, an Australian-registered company and a wholly owned subsidiary of Lifezone Limited (“Metprotech”), entered into a non-binding term sheet (the “SGPL Term Sheet”) with the shareholders of The Simulus Group Pty Limited (“SGPL”)

to acquire the entire issued share capital of SGPL in exchange for cash and Lifezone Metals Ordinary Shares in an amount equal to $13,500,000, composed of $8,500,000 in cash and Lifezone Metals Ordinary Shares with an aggregate value of $5,000,000 (the “Simulus Acquisition”).

SGPL, established in 2004, is a boutique hydrometallurgy and mineral processing services group located in Perth, Western Australia. SGPL owns a laboratory, equipment and technical facilities and employs a staff of approximately 22 employees. SGPL has a technical focus on battery metals and sustainable energy market products, which includes battery precursor active material, nickel sulphate, cobalt sulphate, manganese sulphate, scandium, high purity graphite, high purity alumina, rare earths, lithium salts, copper and zinc. Since 2010, we have been in engagement with SGPL to perform test work, piloting programmes and engineering studies for the majority of our clients, which includes SRL since 2012. In addition, SGPL has provided services to us for our proprietary projects, such as the Kabanga Project and recycling of PGMs from spent catalytic converters.

Upon signing the SGPL Term Sheet, Metprotech paid the shareholders of SGPL $1,000,000 in cash, with the remainder of the consideration to be paid upon closing of the Simulus Acquisition. The number of Lifezone Metals Ordinary Shares to be issued to the shareholders of SGPL is equal to (i) $5,000,000 divided by (ii) average of the middle market quotations for a Lifezone Metals Ordinary Share, as shown by the daily Trade and Quote of the NYSE, for each of the five business days immediately preceding the closing of the Simulus Acquisition. The $1,000,000 deposit shall be refunded to Metprotech if, prior to July 25, 2023 (the “Long Stop Date”), the shareholders of SGPL (i) do not comply with certain obligations set forth in the SGPL Term Sheet related to due diligence; (ii) breach certain provisions of the SGPL Term Sheet related to exclusivity and confidentiality; (iii) fail to cause the satisfaction of certain conditions precedent relating to (A) there being no material adverse change in the business of SGPL and (B) the resignation of certain directors of SGPL; and (iv) have not acted at all times reasonably and in good faith in connection with the execution of the definitive acquisition agreement by the Long Stop Date. Otherwise, the $1,000,000 deposit will not be refunded to Metprotech. For further details, see “Risk Factors — There can be no assurance that we will complete the Simulus Acquisition. Failure to complete the Simulus Acquisition, or to successfully integrate SGPL into our business upon completion of the Simulus Acquisition, may adversely affect our business and operations. If the Simulus Acquisition is completed, in addition to the cash consideration, we will be required to issue Lifezone Metals’ Ordinary Shares to the shareholders of SGPL, which will result in dilution to Lifezone Metals’ existing shareholders.”

In connection with the Simulus Acquisition, SGPL and we will make customary representations and warranties, which will be set forth in the definitive acquisition agreement. The consummation of the Simulus Acquisition is conditioned upon, among other things, the satisfactory completion of due diligence by Lifezone; the execution of a definitive acquisition agreement; receipt of third party, regulatory or tax consents; the accuracy of the representations and warranties of the shareholders of SGPL and there being no material breaches of the obligations of the shareholders of SGPL that are to be set forth in the definitive acquisition agreement; and the absence of a material adverse change in the business of SGPL.

The SGPL Term Sheet provides that the shareholders of SGPL would discuss and negotiate with us on an exclusive basis until April 28, 2023. Although the exclusivity period has expired, the parties are continuing to liaise on the due diligence exercise and to negotiate the relevant documentation. We anticipate entering into a registration rights agreement with the shareholders of SGPL with respect to the Lifezone Metals Ordinary Shares issued to them pursuant to the Simulus Acquisition. The SGPL Term Sheet also provides that each party will negotiate in good faith with a view to completing the Simulus Acquisition on or before the Long Stop Date, however, we cannot guarantee that the Simulus Acquisition will be consummated in a timely manner or at all. By acquiring SGPL, including its assets and skilled technical employees, we believe that we will be able to more effectively control our project technical timelines and deliverables, offer more streamlined and robust test work and engineering design packages to our clients, increase the R&D output streams of our Hydromet Technology to expand our patent portfolio and provide an excellent training facility for new staff as we look increase our technical team. However, the expected benefits of the Simulus Acquisition may not be realized in a timely manner or at all.

Following the completion of the Simulus Acquisition, Lifezone intends that SGPL will become an in-house testing, R&D and training facility exclusively for Lifezone and will not accept any commitments or assignments from third parties. Following completion of the Simulus Acquisition, SGPL will only service Lifezone’s requirements (subject to winding down existing commitments to third parties).

Corporate History

Lifezone Holdings Limited (“LHL”) was formed as a holding company for Lifezone Limited and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022 in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). As LHL did not have any previous operations, Lifezone Limited and KNL are viewed as the predecessors to LHL and its consolidated subsidiaries.

Lifezone Limited was incorporated in 2008 in Mauritius. Subsequently, it redomiciled itself from Mauritius to the Isle of Man on September 29, 2021. Lifezone Limited has been primarily engaged in the development, patenting and licensing of Hydromet Technology for use in the extractive metallurgy, minerals and recycling industries. Additionally, third parties commission Lifezone Limited to undertake reports and studies relating to the potential application of its Hydromet Technology.

KNL is a private company incorporated in February 2019 as “LZ Nickel Limited” and subsequently renamed “Kabanga Nickel Limited” in January 2021. KNL is domiciled in England and Wales. In January 2021, KNL entered into the Framework Agreement in relation to the Kabanga Project pursuant to which TNL, in which the GoT holds a 16% non-dilutable free-carried interest and KNL holds an 84% interest, was created. Subsequently, in April 2021, the IP rights and existing assets (such as the existing camp) on the site were acquired by us from Glencore Canada Corporation and Barrick Gold Corporation as part of the KNL Acquisitions.

In December 2021, we received an equity investment of $50 million from BHP. This investment was made (i) under the Lifezone Subscription Agreement (defined below), in the form of equity amounting to $10 million in Lifezone Limited pursuant to which (following the Lifezone Holdings Transaction) BHP currently owns 1.99% of the shares of LHL on a fully-diluted basis, and (ii) under the Tranche 1 Loan Agreement (defined below), in the form of a convertible loan amounting to $40 million to KNL, which was converted to ordinary shares on July 1, 2022 pursuant to which BHP acquired an 8.9% direct interest in KNL. In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023, pursuant to which BHP currently, in aggregate, holds 17% of the shares of KNL. Additionally, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. See “— Material Contracts — Arrangements with BHP.”

Description of the Kabanga Project

The Kabanga Project is an exploration-stage project. Based on the Mineral Resource Estimates in the Technical Report Summary, we believe that our Kabanga Project in north-west Tanzania comprises one of the world’s largest and highest grade nickel sulfide deposits (the “Kabanga Project”). We acquired the IP rights and existing assets (such as the existing camp) on the site from Glencore Canada Corporation and Barrick Gold Corporation in 2021. Pursuant to the Framework Agreement, the Kabanga Project is proposed to include two key assets:

•        the rights to exploit the Kabanga Project; and

•        the CTP, which will be a part of a proposed multi metals processing facility (the “MMPF”) located at Buzwagi, a former gold mining site near Kahama.

Under the Framework Agreement, the GoT has committed to working with TNL to facilitate the acquisition of the necessary mineral and surface rights, which are subject to certain regulatory conditions, including implementation of the proposed resettlement and compensation plan. TNL is in the process of updating the existing plan. The GoT has also committed to facilitate receipt of the environmental approvals required in Tanzania, which TNL has subsequently received. See “— Regulatory Compliance — Tanzania — General laws relating to mining — Tanzanian Mining Act and Tanzanian Mining Regulations” and “Description of the Kabanga Project — Mineral and Surface Rights and Permits.”

The Framework Agreement, amongst other things:

•        Provides for the GoT to have a 16% non-dilutable, free-carried share interest in the capital of TNL (with the remaining interest being held by KNL);

•        Includes royalties on the gross value of minerals to be paid;

•        Requires beneficiation of mineral products of operations in country; and

•        Includes requirements to procure goods and services locally.

In addition to royalties, the Framework Agreement elaborates on other taxes and fiscal levies that will apply, such as inspection fees, service levies, non-deductibility of royalty for the calculation of corporate income tax, corporate income tax of 30%, indefinite carry forward of losses (with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year) and the application of straight line pooled asset depreciation at a rate of 20% per annum.

TNL is expected to manage the operations of the mine and the CTP while the GoT will assist TNL in acquiring suitable land for the construction of the MMPF within the vicinity of Kahama. KNL is required to oversee the construction of the MMPF (including the CTP) and to prepare the requisite reports including the Definitive Feasibility Study and the corresponding environment impact assessment (“EIA”) reports required by law. We received the EIA certificate and expect the Definitive Feasibility Study to be completed in the second half of 2024. We are also in the process of applying for a refining license to the regulatory authorities in Tanzania.

Further, the Framework Agreement requires the management of TNL’s operations to be carried out in Tanzania, with a focus on engaging local talent to maximize employment of Tanzanians, including preference for Tanzanian nationals to be appointed to management positions within TNL, and implementing a local procurement plan that emphasizes spending in Tanzania, except where goods or supplies are not available in Tanzania (or on commercially viable or competitive terms in Tanzania) or supplies are permitted to be procured from sources outside Tanzania provided that such foreign supplier has established a joint venture company with an indigenous Tanzania company as provided for under relevant laws. For further details, see “— Regulatory Compliance — Tanzania.” Additionally, TNL is required to acquire up to 4,300 ha of land for relocating the SML area’s existing inhabitants.

For further details in relation to the Kabanga Project, see “Description of the Kabanga Project.”

Description of our Hydromet Technology

We have granted our 50% owned subsidiary, Kelltech Limited, the exclusive license to use and to sub-license our Kell Process Technology within the SADC License Area, and also to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license. Any such sales are not restricted to the SADC License Area. Further, Kelltech Limited has further exclusively sub-licensed to its 66.66% subsidiary, KTSA, the rights to the Kell License in the SADC License Area. Our Hydromet Technology is a hydrometallurgical alternative to smelting of concentrates, ores or residues containing precious, rare and/or base metals, such as nickel, copper and cobalt. In the case of feedstocks containing precious and base metals, our Hydromet Technology includes three basic sequential unit operations, all of which are well proven and commonly utilized in the metallurgical industry and provide high recoveries of base metals and precious metals: (i) pressure oxidation to leach base metal sulfides; (ii) thermal treatment of the sulphate leach residue, if required, to condition the relevant minerals; and (iii) atmospheric leaching of the relevant metals in chloride media. The metals are subsequently separated, purified and converted into final metal or other products. In the case of feedstocks containing base metals but negligible precious metals, pressure oxidation is used to leach base metal sulfides, and the metals are subsequently separated, purified and converted into final metal or other products.

We believe our Hydromet Technology uses less electricity, has competitive water consumption and produces lower greenhouse gas emissions than the traditional metals smelting process. We believe that our Hydromet Technology also allows its users to recover higher amounts of metals than under traditional smelting technology. In addition, compared to other hydrometallurgical processes, our Hydromet Technology does not use cyanide or release effluent into the environment. Compared with the traditional smelting process, we believe our Hydromet Technology requires less energy and has lower CO2 emissions (up to 46% lower, in the case of PGMs based on the EY Cova Study issued in 2023 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope, and up to 73% lower, in the case of the Kabanga Project, based on Lifezone’s Kabanga Emissions Estimate), and is not sensitive to the typical impurities in the feed that impact traditional smelters negatively. The technology treats low-grade concentrates as well as high-grade concentrates, and recovers both base and precious metals into separate product streams. The final products from the base metals flow sheet may be London Metals Exchange (“LME”) A Grade copper cathode, high-purity nickel cathode and cobalt rounds, and the final products in the PGM circuit will be refined platinum, palladium, rhodium and gold metal sponge powders. However, our Hydromet Technology allows us to customize the form of the final product. Using our Hydromet Technology, for the majority of concentrates tested to date, we can extract the value metals from the raw concentrate after a period of 60 minutes, with an overall processing time to saleable products of around two weeks.

A feasibility study evaluating the use of the Kell Process Technology on the concentrate from SRL’s Pilanesberg Platinum Mine based on batch testing was undertaken by Simulus in Australia in 2013. Based on a concentrate feed rate of 110 ktpa, the study demonstrated a positive net present value. Further, extended pilot plant trials were undertaken between 2014 and 2016, and the feasibility study was updated in 2020 for subsequent process improvements. The pilot plant was able to repeat the results achieved in the previous laboratory tests performed in 2013. However, as described in “— IP Licensing”, SRL has recently communicated to us that SRL is currently revising its mine plan for the Pilanesberg Platinum Mine, and we believe it is likely that the outcome of such revision will have a direct impact on the design parameters of the potential Kell-Sedibelo-Lifezone Refinery. Further test work will be needed before we can scope a redesigned study for the potential Kell-Sedibelo-Lifezone Refinery. For further details, see “Risk Factors — Risks Related to the Hydromet Technology and Intellectual Property — Our proprietary Kell Process Technology has not been deployed at a commercial scale and we may encounter operational difficulties at that scale, and the Kabanga Hydromet Technology is yet to be developed and may not be commercially viable, each of which may in turn have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

In addition, the capital costs, operating costs and emissions are potentially significantly lower with respect to our Hydromet Technology compared to traditional smelting, refining and certain other hydrometallurgical processes, as illustrated by the study commissioned by Kelltech Limited in 2018. For further details in relation to the CTP, see “Description of the Kabanga Project.”

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Source: Lifezone proprietary research, SFA (Oxford) Ltd, Gates Notes.

(1)      Figures are estimates from EY Cova which studied PGM metals at the SRL’s plant in South Africa under the then-applicable conditions in 2020, including the original 110 ktpa design envelope. This assumes reagents are not manufactured on-site. The figures are to be verified once SRL’s plant is operational and actual results could differ by specific project.

(2)      Internal data from an independent study commissioned by Lifezone — SFA (Oxford) Ltd, 2018. Figures presented are based on a study extracting PGM metals. The example shown above compares a 110 ktpa PGM refining plant which relates to the potential refinery at Pilanesberg Platinum Mine in South Africa as originally conceived, which is expected to utilize the Kell Process Technology and an average South African PGM refinery of the same capacity using conventional pyrometallurgical (i.e. smelting) processes.

(3)      – 4E includes platinum, palladium, rhodium and gold.

Our Competitive Strengths

Well-situated to benefit from the compelling outlook for nickel demand and other responsibly-sourced metals like cobalt, copper and PGM metals

Based on the Mineral Resource Estimates in the Technical Report Summary, we believe that the Kabanga Project is one of the world’s largest and highest quality undeveloped nickel sulfide deposits, which positions us well to benefit from the expected surge in demand for nickel and other metals linked to EV development. The Kabanga Project has undergone several phases of exploration and assessment since the 1970s. We acquired the SML and existing assets on the site in 2021 (such as the existing camp) and since then have refurbished the camp, with a new drilling program completed to provide core samples for metallurgical testing relating to the hydrometallurgical refinery. Set out below is the mineral resource summary as of February 15, 2023:

A summary of the mineral resources at the Kabanga Project (reflecting only the portion of the total mineralization that is attributable to LHL’s interest in the property) is set out below:

Mineral Resource Classification	LHL Tonnage (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
OVERALL MINERAL RESOURCE
Measured	9.6	3.20	2.49	0.34	0.21	87.2	85.1	88.1
Indicated	16.3	3.40	2.71	0.36	0.19	87.2	85.1	88.1
Measured+Indicated	25.8	3.33	2.63	0.35	0.20	87.2	85.1	88.1
Inferred	14.6	3.21	2.57	0.34	0.18	87.2	85.1	88.1

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1.       Mineral resources are reported exclusive of mineral reserves. There are no mineral reserves to report.

2.       Mineral resources are reported showing only the LHL attributable tonnage portion, which is 69.713% of the total.

3.       Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties.

NiEq23% = Ni% + Cu% x 0. 411 + Co% x 2.765.

4.       The point of reference for mineral resources is the point of feed into a processing facility.

5.       All mineral resources in the Technical Report Summary were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

6.       Totals may vary due to rounding.

For further details, see “Description of the Kabanga Project.”

Based on the Kabanga Project’s Mineral Resource Estimates in the Technical Report Summary, we believe that the Kabanga Project has the highest NiEq grade of 3.28% among the top 20 largest nickel deposits in the world.

The clean energy transition is supporting a rising demand for batteries for EVs and energy storage, which is expected to lead to a significant increase in demand within global raw materials and battery precursor supply chains that service the market. According to Wood Mackenzie, forecast global demand for nickel in battery precursors for EVs and energy storage is up 36% in 2022, to 434 kt, and will increase to 750 kt in 2025. Wood Mackenzie expects that a subsequent compound annual growth of 9% per annum will take forecast global demand in this segment to 1.7 Mt in 2035 and 2.3 Mt by 2050. Nickel provides high energy density for batteries and significant storage capacity, both of which are needed to scale up electrification. The response to the climate change crisis is accelerating demand for EVs, renewable energy storage and related infrastructure. In August 2021, the U.S. government announced a target of 50% EV sales by 2030. The announcement was followed by a ramp-up of industry commitments to build battery cell manufacturing “gigafactories” in the U.S. In October 2021, a number of the world’s largest nations and automakers at COP26 in Glasgow committed to 100% EV sales by 2035 in leading markets and by 2040 globally. To manufacture battery cells and meet rising battery demand, gigafactories will need critical battery metals like nickel, cobalt and copper. Nickel, manganese and cobalt battery chemistries are becoming the prevailing battery technologies supplying the EV market. As higher grade nickel sulfide deposits in active mines are being depleted, new battery-grade nickel supply has begun to rely heavily on the processing of lateritic ores via both HPAL and rotary kiln — electric furnace (“RKEF”) processes, which are environmentally complex (in particular the RKEF process), while HPAL specifically has a history of cost overruns and delays. This creates an even greater demand profile for the identification of, and investment in battery grade nickel sulfide deposits.

According to Wood Mackenzie, battery demand of 434 kt in 2022 is five times what it was only five years ago and will account for 15% of total global primary metal demand in 2022. Wood Mackenzie anticipates that battery demand will double again in the next four years, with nickel demand in rechargeable batteries accounting for over 21% of the total nickel market by 2026, increasing to 33% by 2035. Cobalt is essential to many of the lithium-ion battery chemistries due to its ability to reduce thermal runaway and prevent battery fires. Copper is inherently difficult to substitute and is used in a broad range of applications and is known for its superior performance in electrical applications. As a result, copper demand in clean energy technologies remains one of the largest both by weight and monetary value and is the fastest growing segment for copper demand, as per the International Energy Agency (“IEA”).

However, the rapid shift to electrification presents its own unique set of challenges to overcome. According to Wood Mackenzie, production of green energy materials such as nickel is lacking compared to current and projected future demand, as illustrated below.

We believe that this gap presents a significant opportunity for us, as much investment and governmental interest will be focused on establishing the requisite supply chains for the clean energy transition.

Further, the Kabanga Project has the potential to be one of the cleanest nickel projects in the world based on, among other things, its anticipated emissions profile and reduced carbon footprint, driven by factors such as its relatively higher nickel grade, the use of the Kabanga Hydromet Technology and its integrated plan and in-country beneficiation reducing transport of ores and concentrates.

Given the compelling outlook for more responsibly sourced metals, we believe we are in a strong position to address the market demand on commencement of production at the Kabanga Project and through licensing of our Hydromet Technology going forward.

Our strategic partnership with BHP

BHP, a leading global resources company, is a strategic partner in the Kabanga Project. In December 2021, we received an equity investment of $50 million from BHP (including $10 million in Lifezone Limited). Further, in October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023, and pursuant to which BHP currently, in aggregate, holds 17% of the shares of KNL. Additionally, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such further investment is consummated, BHP would own a majority stake in KNL and BHP would play a key role in the development of the project, including directing and overseeing the extraction operations at the project. However, notwithstanding that BHP would own a majority of the shares of KNL, given the governance framework in the Tranche 3 Option Agreement, we expect that we would continue to have significant influence on the day-to-day operations of KNL, including through appointment of two of the board members if we own at least 15% of the voting rights of KNL (or one of the board members if we own at least 10% but less than 15% of the voting rights of KNL) and significant veto rights at the board level (including over approval of the annual budget and business plan, acquisitions and disposals outside of the annual budget or business plan over certain de minimis thresholds, entry or amendment of certain agreements or transactions outside of the annual budget or business plan over certain de minimis thresholds, changes to the dividend policy, removal of directors and approval of certain related party transactions) and shareholder level (including over material changes or cessation of the business, altering the constitution, winding up or merging of any of the companies forming part of KNL’s group or any public offering or listing of any of the companies forming part of KNL’s group and any termination, cancellation, suspension or surrender of the SML). If BHP does not make the Tranche 3 Investment, we expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, the monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

BHP’s extensive experience and know-how in the mining industry provide us with robust support in the development and future operations of the Kabanga Project.

Development of our proprietary lower emission Hydromet Technology

We believe that our Hydromet Technology is a “greener” hydrometallurgical process alternative to traditional smelting, and that its use eliminates certain of the most environmentally-harmful segments of the typical metal production value chain and downstream processing to refined products. We believe the Hydromet Technology offers a number of environmental and financial benefits as compared to traditional smelting and over time may be adopted by other producers in the industry, which may provide us with future royalty revenue or other income. We believe that these benefits may include: (1) higher metal recoveries providing improved revenue; (2) reduction in capital costs for equivalent production capacity; (3) reduction in operating costs; (4) reduction in electricity and overall energy consumption; (5) lower CO2 emissions (up to 46% lower, in the case of PGMs based on the EY Cova Study issued in 2023 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope, and up to 73% lower, in the case of the Kabanga Project, based on Lifezone’s Kabanga Emissions Estimate) and the elimination of SO2 emissions; (6) a cyanide free, lower water-intensive process; and (7) a scalable, modular design that can be scaled to suit marketing and site location requirements.

KTSA completed an updated definitive feasibility study in the fourth quarter of 2020 for the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg platinum mine to process PGM concentrates with the original 110 ktpa design envelope. We are also in the process of developing the Kabanga Hydromet Technology for refining base metals at the CTP. In addition, we intend to license our Hydromet Technology to others in the industry, including through our 50%-owned subsidiary, Kelltech Limited, and its 66.66%-owned subsidiary, KTSA, in the SADC License Area.

Experienced leadership and project execution team

We have a highly experienced management team with a proven track record of bringing resource deposits into production. Keith Liddell, who conceived our Hydromet Technology, has been our Chairman since 2008 and has over 40 years of experience in the mining industry, including as the founding chairman of Panoramic Resources Limited from 2000 to 2005, chairman of Australian Mines Limited and as managing director of Aquarius Platinum plc. Chris Showalter, our Chief Executive Officer, has over 17 years of experience in corporate finance and merchant banking, with a particular focus on southern Africa and the mining industry. Michael Sedoy, GoGreen’s current Chief Financial Officer and our Chief Financial Officer after consummation of the Proposed Transactions, has over 20 years of experience in energy, utilities, infrastructure and alternative energy investment. Gerick Mouton, our Chief Operating Officer, has over 25 years of experience as a mechanical engineer developing capital intensive mineral projects. Dr. Mike Adams, our Chief Technical Officer, is an experienced metallurgist with almost 40 years of experience in the metallurgical engineering space, including over 15 years of work on the development, implementation and commercialization of our Hydromet Technology. We believe our management and technical project team’s collective commercial experience combined with their deep technical expertise in mining, mineral processing and extractive metallurgy, provides the essential foundation to make the Kabanga Project operational and to further develop the use and licensing of our Hydromet Technology.

Our Strategies

Our objective is to maximize shareholder value through capital efficient growth, development of the Kabanga Project and deployment of our Hydromet Technology to facilitate greener metals production, while also adhering to industry best-practice ESG principles. Our key strategies to achieve this objective are described below:

Developing the Kabanga Project as a feasible metals extraction site and developing the refinery near Kahama to realize full beneficiation within Tanzania

Our aim is to make the Kabanga Project a cradle-to-gate mining operation producing low-carbon high-purity nickel, cobalt and copper saleable products and to realize full beneficiation within Tanzania by developing the Kabanga Project as a feasible metals extraction site, adopting our proprietary Hydromet Technology and leveraging Tanzania’s growing infrastructure. Towards this aim, we are currently in the process of reviewing and updating our project development plan, which is proposed to include two operational areas: (i) a mine and concentrator plant processing facility located in the SML area; and (ii) a base metals refinery which is proposed to use our Kabanga Hydromet Technology located near Kahama. The relatively short distance (approximately 340 km) between the proposed metals extraction site at Kabanga and the proposed refinery near Kahama will contribute towards eliminating the carbon footprint of bulk shipping and significantly reduce carbon emissions. Further, while BHP may opt to further invest in the Kabanga Project pursuant to the Tranche 3 Option Agreement, in the event that BHP opts to not complete such investment, we expect that we would continue developing the Kabanga Project with the help of additional funding through debt or equity financing, the monetization of offtake and/or royalty streams and other strategic partners for the project. Once in production, through the licensing of our Kabanga Hydromet Technology, we also expect to generate revenue from royalties from the sale of base metals from the Kabanga Project refined at the CTP.

Invest in and secure world class deposits of metals and refining businesses

We continue to search for world-class mineral deposits of critical base metals such as nickel, cobalt and copper globally, with a focus predominantly on deposits that could benefit from the application of our Hydromet Technology. Access to critical base metals has become a strategic focus in terms of enhancing supply chain security for most EV and battery manufacturers. As demand for such critical materials strengthens globally, we believe securing additional sources of supply for these commodities will grow in importance for such manufacturers. In this regard, we may make majority or minority investments in metals extraction operations at such mineral deposits or may acquire such operations. For instance, on September 5, 2022, we entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, pursuant to which we may acquire all the tangible assets and all registered and unregistered intellectual property related to the Dutwa Nickel Project in Tanzania (excluding the Ngasamo deposit in the Dutwa Nickel Project area) (the “Dutwa Acquisition”). Lifezone values the Dutwa assets at $13 million and paid a $400,000 non-refundable deposit on or around September 2022. Pursuant to the terms of the amended and restated term sheet, the remaining $12,600,000 will be subject to satisfaction of various conditions, and $10,000,000 of which can be paid (at Harmony Minerals Limited’s election) in either cash or Lifezone Metals Ordinary Shares to be issued to Harmony Minerals Limited. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project, all existing structures and agreements which could in any way have any impact or effect on the Dutwa Acquisition having been terminated, no existing or threatened dispute, complaint, claim, arbitration or litigation, or similar proceedings or disputes, relating to the Dutwa Acquisition, and Lifezone replacing Dutwa Minerals Limited in all of the applications in respect of the Dutwa Nickel Project (excluding the Ngasamo deposit). In connection with the Dutwa Acquisition, Lifezone requires customary representations and warranties, which will be set forth in the definitive acquisition agreement. The consummation of the Dutwa Acquisition is conditional upon, among other things, the consummation of the Proposed Transaction.

Leverage the licensing growth potential of our proprietary Hydromet Technology

We believe we are uniquely positioned to facilitate the evolution of our industry to a greener and more profitable and higher-yielding supply chain. We believe that, once operational and deployed on a commercial scale, the reduced environmental footprint of nickel, cobalt, copper and PGMs produced using our Hydromet Technology will lead to their being a preferred source of material for carbon conscious OEMs and consumers, which may lead to premium pricing over time as seen in other metals. While we have granted to our 50%-owned affiliate, Kelltech Limited, exclusive rights to sub-license the Hydromet Technology to other PGM concentrate producers in the SADC License Area, and Kelltech Limited has in turn sub-licensed such rights on an exclusive basis to its 66%-owned subsidiary, KTSA, we aim to further license the Hydromet Technology to refiners around the world. We are also further evaluating the application of the Hydromet Technology on other traditionally complex ore types such as refractory gold deposits elsewhere in the SADC region. In exchange for third party use of the Hydromet Technology, we expect to receive a royalty income stream on future production. Additionally, just as we hold an interest in the potential Kell-Sedibelo-Lifezone Refinery, we will endeavor to take interests (whether majority or minority interests) in other refining companies that may license our Hydromet Technology in the future as a further source of revenue.

Applying the Hydromet Technology for recycling and decarbonizing the secondary supply chain of metals such as nickel, cobalt, copper and PGM metals

Recycling base metals such as nickel, cobalt and copper and PGM metals found in spent catalytic converters, used EV batteries and other electronic waste generally requires multiple cycles of smelting which increases the environmental impact of such recycled metals. We believe our Hydromet Technology can be used to significantly reduce the carbon footprint and cost of recycling these critical elements. Additionally, we have conducted test work and studies since 2014 that show that our Hydromet Technology can be used to recycle PGMs from spent catalytic converters. While further detailed studies are required to establish the project economics, we intend to use our Hydromet Technology to not only recover PGMs but also base metals such as nickel from spent catalytic converters and electronic waste. We believe this opportunity has become even more compelling as the drive to recycle automobiles and other vehicles at the end of their useful lives has increased and is now mandated by legislation in some jurisdictions.

Continuously improve our commitment to industry best-practice ESG principles

We are committed to making a positive impact on our local communities, our workforce and the environment in which we operate. We aim to provide the highest standards of community support for the local population around the project area in the Kabanga region. In addition, at the Kahama refinery site, we intend to create skilled and technical jobs for the regional workforce. We recognize the importance of safety and well-being of all employees, local communities and other stakeholders and are committed to high environmental, social and governance (“ESG”) standards that are central to maintaining our social license to operate, as well as create value for all stakeholders and deliver commercial success. We apply these standards throughout LHL and its subsidiaries and expect all our employees and stakeholders to do the same. We are committed to continuously improving our strong environmental credentials through continued development of our Hydromet Technology and applying stringent compliance at the Kabanga Project. For more information about our ESG program, see “— Environmental, social and governance matters.”

Market Opportunity

Nickel provides high energy density for batteries and greater storage capacity, both of which are needed to scale up electrification. Nickel, manganese and cobalt battery chemistries are integral to the battery technology that is becoming the prevalent technology supplying the EV market. As higher grade nickel sulfide deposits are being depleted, new battery-grade nickel supply has begun to rely heavily on the processing of lateritic ores via HPAL and RKEF processes, which are environmentally complex (in particular the RKEF process), while HPAL specifically has a history of cost overruns and delays. As per Wood Mackenzie, going forward the growth of nickel supply is expected to be dominated by laterite ores as compared to sulfide ores.

____________

(Source: Wood Mackenzie)

This creates an even greater demand profile for the identification of, and investment in battery grade nickel sulfide deposits that do not require such whole of ore leaching, such as the Kabanga Project. As highlighted by the comparison below, nickel sulfide deposits have a reduced greenhouse gas emissions as compared to the nickel laterite deposits.

70
60
50
40
30
20
10
0
tCO_2 eq. per metric ton of nickel
Laterite (matte via NPI)
Laterite (HPAL)
Sulfide (smelting)

____________

(Source: IEA (2021), The Role of Critical Minerals in Clean Energy Transitions, IEA)

Cobalt is essential to many of the lithium-ion battery chemistries due to its ability to reduce thermal runaway and prevent battery fires. Cobalt is largely produced as a by-product of copper and nickel ore processing.

Copper is known for its superior performance in electrical applications, is inherently difficult to substitute and is used in a broad range of applications. As a result, copper demand in clean energy technologies remains one of the largest both by weight and monetary value and is the fastest growing segment for copper demand, according to the IEA. Production costs, emissions and waste volumes have all increased, which has created more challenges for developing new projects. We believe technologies like our Hydromet Technology can be used to offset some of these impacts in a cost-effective manner.

Intellectual Property

Our business and our ability to compete effectively depend on our ability to obtain, maintain, protect and enforce our IP rights, confidential information and know-how. We rely on a combination of trade secret protection, non-disclosure and licensing agreements and patents to establish and protect our proprietary IP rights, especially in relation to our Hydromet Technology. As of the date of this proxy statement/prospectus, we have been granted or issued 96 patents and have 9 applications pending in 59 jurisdictions relating to our Hydromet Technology and associated processes. The table below sets forth a description of our principal patents, as well as the jurisdiction of such principal patents, all of which patents are owned by Lifezone Limited.

Territory	Official Title	Application/ Patent Number	Expiration Date
United States	HYDROMETALLURGICAL TREATMENT PROCESS FOR EXTRACTION OF METALS FROM CONCENTRATES	9,540,706	July 12, 2033
Australia	TREATMENT PROCESS FOR EXTRACTION OF METALS FROM ORES	2013263848	November 29, 2033
United States	TREATMENT PROCESS FOR EXTRACTION OF PRECIOUS, BASE AND RARE ELEMENTS	9,982,320	November 24, 2035
United States	TREATMENT PROCESS FOR RECOVERY AND SEPARATION OF ELEMENTS FROM LIQUORS	10,011,889	November 24, 2035
United States	HYDROMETALLURGICAL TREATMENT PROCESS FOR EXTRACTION OF PRECIOUS, BASE AND RARE ELEMENTS	10,988,826	June 21, 2038
Patent Cooperation Treaty	HYDROGEN-BASED VALORISATION OF METAL-CONTAINING FEED MATERIALS TO EXTRACT METALS	PCT/IB2022/061519	N/A

We have also been granted patents corresponding to such principal patents in other relevant jurisdictions, other than the most recent patent application, PCT/IB2022/061519, which is still pending.

We exclusively own the patents for the Kell Process Technology, and have granted to our 50%-owned subsidiary, Kelltech Limited, the Kell License, which is both an exclusive license to use and sub-license our Kell Process Technology within the SADC License Area and a non-exclusive license to sell products produced by our Kell Process Technology. Pursuant to our licensing arrangement with Kelltech Limited, we are entitled to a royalty based on a percentage of net revenue from refined platinum group metals (and certain other metals) produced from concentrate originating from a member of the Sedibelo group. In relation to the potential Kell-Sedibelo-Lifezone Refinery, the percentage is subject to adjustment based on whether or not the plant meets the predicted operating cost per ounce of platinum, palladium, rhodium and gold. Royalties would also be payable to us if the potential Kell-Sedibelo-Lifezone Refinery were to process concentrate from other platinum producers or if Kelltech Limited were to license the Kell Process Technology to others. Kelltech Limited is also required to reimburse us for a royalty payable to a third party in relation to the use of the Kell Process Technology.

Kelltech Limited in turn has entered into a sub-license agreement with KTSA on substantially the same terms. In addition, KTSA has entered into a sub-license agreement with Kellplant to sub-license the right to use the Hydromet Technology on a non-exclusive basis within South Africa. Pursuant to such sub-license agreement, Kellplant may not further sub-license the Hydromet Technology. Pursuant to all such license agreements, royalties are payable to licensors according to the terms of the licensing agreements.

Further, in relation to the Kabanga Project, our Kabanga Hydromet Technology will be licensed to the CTP to be developed at Buzwagi, near Kahama. Pursuant to the DLSA, the royalty payments for such licensing would include monthly services fees calculated on a time and materials basis, a quarterly technology fee from the date of the successful completion of the Definitive Feasibility Study in respect of the Kabanga Hydromet Technology until the date of KNL’s acceptance of the technology and a quarterly technology fee applicable from KNL’s acceptance of the Kabanga Hydromet Technology.

Moreover, to the extent any other refineries are constructed in the future that license our Hydromet Technology, we intend to charge a royalty that will be income to Lifezone.

For additional information about how IP protection affects our business, see “Risk Factors — Risks Related to the Hydromet Technology — We may not be able to adequately obtain, maintain, protect or enforce our intellectual property rights in our technology, which could result in a loss in our competitive position and/or the value of our intangible assets, and substantially harm our business.”

Capital Expenditure or Divestiture

For details in relation to the capital expenditure undertaken by Lifezone Limited and KNL and the capital expenditure proposed to be undertaken by the combined company following the completion of the Proposed Transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — LHL — E. Capital Expenditures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL — Capital expenditures.”

Our ongoing capital expenditures primarily relate to the Definitive Feasibility Study and the RRAP (as defined below). Currently, we do not have any divestitures in progress and have not had any divestitures in the last three financial years.

Properties

Corporate Office

Our corporate office is located in the Isle of Man at Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

Overview of the Kabanga Project

The Kabanga Project is a pre-development exploration-stage project. Based on the mineral resources in the Technical Report Summary, we believe that the Kabanga Project is one of the world’s largest and highest quality nickel sulfide deposits. It has undergone several phases of exploration and assessment since the 1970s. We acquired the IP rights and existing assets (such as the existing camp) on the site from Glencore Canada Corporation and Barrick Gold Corporation in 2021, with a new drilling program completed in 2022 to provide core samples for metallurgical testing relating to the CTP.

For further details in relation to the Kabanga Project, see “Description of the Kabanga Project.”

Mineral resources are estimates that contain inherent risk and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. For additional information on the risks and uncertainties associated with our metals extraction business, see “Risk Factors — Risks Related to the Metals Extraction Operations.”

Others

Other than the above, our property, plant and equipment includes transportation equipment, and office and computer equipment.

Employees

The table below sets out our permanent employees by function as of the dates indicated:

Function	As of December 31
	2022		2021		2020
	Number of employees	% of total	Number of employees	% of total	Number of employees	% of total
General & Administration	31	36.90	8	36.36	0	0.00
Community Relations	16	19.05	3	13.64	0	0.00
Management	4	4.76	2	9.09	0	0.00
Technical – Exploration/Geology	10	11.90	8	36.36	0	0.00
Finance	7	8.33	1	4.55	0	0.00
Technical – Engineering	6	7.14	0	0.00	0	0.00
Technical – Refining	1	1.19	0	0.00	0	0.00
Communication	4	4.76	0	0.00	0	0.00
Technical – Mining	1	1.19	0	0.00	0	0.00
Environment	2	2.38	0	0.00	0	0.00
OHS	2	2.38	0	0.00	0	0.00
Total	84		22		0

As the development of the Kabanga Project progresses, we expect to increase the number of employees and currently expect to have approximately over 1,000 employees once the Kabanga Project is operating at full scale and based on any additional projects which we may acquire in the future. We consider our employee relations to be good. We also retain qualified technical contractors and utilize the services of qualified consultants with geological and mineralogical expertise as deemed necessary. As on December 31, 2022, in addition to our employees, we engaged 12 consultants and 24 professional service providers and we are likely to engage additional consultants going forward.

Seasonality

The nickel, cobalt, copper and PGM markets do not demonstrate seasonality effects.

Raw Materials

Given that operations with respect the potential Kell-Sedibelo-Lifezone Refinery and the MMPF have not commenced, no specific raw materials are required beyond gasoline and diesel fuel for the site vehicles and heavy equipment required to build roads and conduct drilling and pre-development operations. While we are currently considered as an exploration-stage company in accordance with subpart 1300 of Regulation S-K, with respect to the Kabanga Project, our exploration activities are largely complete and we are currently in the pre-development stage and as such we do not require any significant raw materials in order to carry out our primary operating activities. Our primary operating objective is to develop the Kabanga Project.

Marketing

While we are currently a pre-development exploration-stage metals company, we continue to explore arrangements with customers for the eventual offtake of the metals we produce in the future. In relation to our Hydromet Technology, we aim to leverage its licensing potential with other companies involved in metals processing. During the year ended December 31, 2022 and the three-month period ended March 31, 2023, we spent $329,875 and $105,403, respectively, in the aggregate on advertising and marketing expenses.

Competition

The metals extraction industry is competitive in all of its phases. The nickel, cobalt and copper exploration and production industries are fragmented, and we expect initially to be a small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established operations. In addition, while our joint venture partners include BHP and SRL, many of our competitors have more strategic partnerships and relationships and have greater financial accessibility than we have.

However, based on the Mineral Resource Estimates in the Technical Report Summary, we believe that the Kabanga Project is one of the world’s largest and highest quality nickel sulfide deposits. For further details, see “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — We may be unable to compete successfully for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services with our competitors,” and “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — We may be unable to compete successfully for employees, exploration, resources, capital funding, equipment and contract exploration, development and construction services with our competitors.”

Insurance

Currently, we have medical insurance for our employees at the Kabanga Project site, vehicle insurance and life insurance, and we anticipate purchasing director and officer insurance. However we currently do not insure against mine exploration and development risks or business interruption risks or other losses. See also, “Risk Factors — Our insurance coverage may not adequately satisfy all potential claims in the future.”

Material Contracts

The following section contains a summary of certain key terms of each of our material agreements. This section is intended to be a summary only and does not purport to be a complete or exhaustive description of the topics summarized. Reference should be made to the full text of these agreements, which are included as exhibits to this proxy/registration statement.

Arrangements with BHP

Lifezone Subscription Agreement

Lifezone Limited entered into a subscription agreement with BHP dated December 24, 2021 (the “Lifezone Subscription Agreement”), pursuant to which BHP subscribed for ordinary shares of Lifezone Limited for an aggregate amount of $10 million.

Tranche 1 — Tranche 1 Loan Agreement

KNL entered into a loan agreement with BHP dated December 24, 2021 (the “Tranche 1 Loan Agreement”), pursuant to which KNL received investment of $40 million from BHP by way of a convertible loan. Following receipt of approval from the Tanzanian Fair Competition Commission and the fulfilment of the other conditions, such convertible loan was converted into an 8.9% equity interest in KNL on July 1, 2022.

Deed of Cooperation

In addition to the Tranche 1 Loan Agreement, KNL also entered into a deed of cooperation with BHP dated December 24, 2021, as amended on April 23, 2022 (as so amended, the “Cooperation Deed”), in relation to one or more possible direct or indirect investments by BHP (or another member of its group) in all or part of the Kabanga Project (the “Proposed Investment”). The Cooperation Deed set out various matters such as exclusivity, timetables and the proposed key terms in relation to the Proposed Investment.

Pursuant to the Cooperation Deed, KNL and BHP committed to act reasonably and in good faith to agree to legally binding documentation in respect of the Proposed Investment in accordance with the term sheet forming part of the Cooperation Deed. The Cooperation Deed, amongst other things, set out terms for two tranches of investment by BHP in KNL, TNL or such other joint venture entity which the parties to the Cooperation Deed decide (the “JVCo”

and such proposed investments, the “Tranche 2 Investment” and “Tranche 3 Investment”). The Tranche 2 Subscription Agreement was entered into on October 14, 2022 and provides for a direct equity investment by BHP in KNL, pursuant to which BHP’s shareholding in KNL rose to 17.0% in aggregate upon consummation of the investment on February 15, 2023. The Tranche 3 Option Agreement was also entered into on October 14, 2022 pursuant to which BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, which would result in BHP indirectly owning 51% of the total voting and economic equity rights in TNL on a fully diluted basis.

The Cooperation Deed also included an exclusivity provision that set out, amongst other things, that any connected person (as defined in the Cooperation Deed, including LHL and Lifezone Limited) or anyone authorized by or acting under the authority of any connected person in connection with the Kabanga Project shall not enter into, solicit, initiate any discussions or proposals involving any investment, acquisition, merger, reorganization, financing with any party other than BHP. However, the Cooperation Deed included certain exceptions to the exclusivity arrangement, such as transactions involving the MMPF, certain initial public offering transactions, certain transactions involving a special purpose acquisition company (including the Proposed Transactions) and certain transactions involving offtake arrangements. Additionally, BHP retained a right of first refusal in case KNL or a connected person (which includes LHL and Lifezone Limited) engaged in certain transactions, including a business combination, involving third parties. Pursuant to such exclusivity provision, LHL, Lifezone Limited and KNL collectively sent a notice to BHP dated September 2, 2022 in relation to the Proposed Transactions. BHP declined to exercise its right of first refusal on October 2, 2022.

The Cooperation Deed terminated in accordance with its terms upon the signing of the Tranche 2 Subscription Agreement and Tranche 3 Option Agreement on October 14, 2022, save for the right of first refusal which terminated on December 29, 2022.

Tranche 2 — Tranche 2 Subscription Agreement

KNL entered into an equity subscription agreement with BHP dated October 14, 2022 (the “Tranche 2 Subscription Agreement”), pursuant to which KNL received investment of $50 million from BHP by way of an equity subscription forming the Tranche 2 Investment. Following the satisfaction of the conditions set forth in the Tranche 2 Subscription Agreement, on February 15, 2023, BHP subscribed for an 8.9% equity interest in KNL, giving BHP a total equity interest in KNL of 17.0% in aggregate.

The Tranche 2 Investment proceeds shall be used for the ongoing funding requirements of the Kabanga Project in accordance with a budget agreed between KNL and BHP. KNL gave customary warranties for the benefit of BHP at signing of the Tranche 2 Subscription Agreement and immediately prior to closing of the Tranche 2 Investment.

Tranche 3 — Tranche 3 Option Agreement

KNL and Lifezone Limited entered into an equity option agreement with BHP dated October 14, 2022, as amended on February 8, 2023 (the “Tranche 3 Option Agreement”), pursuant to which KNL will (at BHP’s option) receive an investment from BHP by way of an equity subscription forming the Tranche 3 Investment (the “Option”). The Option grants BHP the right, subject to certain conditions (summarized below), to subscribe for the required number of KNL shares that, in aggregate with its existing KNL shareholding, would result in BHP indirectly owning 51% of the total voting and economic equity rights in TNL on a fully diluted basis as at the closing of the Tranche 3 Investment (the “Option Shares”) at a price to be determined through an independent expert valuation in accordance with certain pre-agreed principles. If exercised as at the date of this proxy statement/prospectus, the Option would result in BHP owning 60.71% of the total voting and economic equity rights in KNL on a fully diluted basis.

BHP may (at its sole option) deliver a maximum of one valuation notice to KNL and Lifezone Limited requiring the commencement of a valuation process in respect of KNL (the “Option Valuation”) during the period which shall:

•        commence on the latest of the date on which: (i) the Definitive Feasibility Study is received by BHP from KNL or deemed to be final between BHP and KNL (the “Definitive Feasibility Study Agreement Date”); (ii) the joint financial model in respect of the Kabanga Project (“JFM”) is agreed between BHP and KNL (including the relevant discount rate), or such earlier date as the parties may agree in writing, and (iii) the articles of association and share capital of the JVC Subsidiaries are amended to remove the GoT’s free-carried interest rights; and

•        end on the date falling 30 calendar days after the later of: (i) the Definitive Feasibility Study Agreement Date; and (ii) the date on which the JFM is agreed between BHP, KNL and the GoT.

BHP has until 90 calendar days from the date on which the valuation price and diluted share count in respect of the Option Valuation are finalized to deliver an option notice. If no option notice in respect of the Option Valuation is delivered by BHP during such period, the Option will lapse and become incapable of being exercised.

The Option Valuation will be conducted by multiple experts from an agreed list. Each expert will conduct a valuation and determine the net asset value of KNL (“NAV Amount”) within 20 business days of appointment in accordance with certain prescribed valuation principles. The mean average of the experts’ aggregate valuations will be discounted by a pre-determined amount and divided by the number of Option Shares to determine the price per share at which BHP will subscribe for its Option Shares.

The NAV Amount will be calculated at the relevant time based on KNL’s enterprise value less forecast indebtedness owed by any member of the KNL group plus cash or cash equivalents.

Within 90 calendar days following the finalization of the Option Valuation, BHP may (at its sole discretion) exercise the Option via irrevocable written notice to KNL (the “Option Notice”). Closing of the Tranche 3 Investment shall occur on the first business day of the calendar month, following the calendar month in which the later of the following occurs (provided that, if the Option Notice is delivered within five (5) business days of a calendar month end, then such date shall be extended to the first Business Day of the second calendar month following the calendar month in which the Option Notice is delivered): (i) satisfaction or waiver of all applicable conditions (summarized below); and (ii) delivery of the Option Notice by BHP to KNL.

Following delivery of the Option Notice, if any of the following conditions have not been satisfied (or, if applicable, waived) within nine (9) months, the Option Notice will lapse and be irrevocably withdrawn:

•        the receipt of approval from the Tanzanian FCC in respect of the Tranche 3 Investment;

•        the receipt of approval by the Tanzanian Mining Commission to TNL in respect of the change in control of TNL resulting from BHP being issued the Option Shares;

•        the receipt of relief from the GoT in respect of Section 56 of the United Republic of Tanzania’s Income Tax Act, Cap 332 (as amended from time-to-time) pursuant to which: (i) a legally binding exemption notice is published in the GoT Gazette (or a change in law is effected) by the GoT; (ii) the relevant tax authorities issue appropriate clarification in order to either remove any tax liability of KNL and its subsidiaries and subsidiary undertakings from time to time (the “KNL Group”) that may arise under, or confirm the non-application of, the relevant section in relation to any direct or indirect investments in, and deemed disposals of, part or all of the Kabanga Project taking place prior to the time that it commences production; or (iii) such other form of waiver, decree, judgment, order or agreement is made in a form agreed by each of BHP and KNL; and/or

•        the receipt of any other bona fide consent or clearance from any governmental authority by BHP or KNL deemed necessary by those parties (acting reasonably and in good faith) in order to complete the Tranche 3 Investment.

BHP and KNL intend to seek satisfaction of the relevant conditions above in advance of the completion of the Definitive Feasibility Study. BHP may elect to lapse the Option Notice if, at any time prior to closing of the Tranche 3 Investment, any of the following occurs:

•        any of the above conditions have not been satisfied (or, if applicable, waived) by the date falling nine months after the date of the Option Notice;

•        KNL and/or Lifezone Limited is in breach of any warranty given to BHP;

•        KNL and/or Lifezone Limited has committed a material breach of its respective conduct of business obligations;

•        KNL and/or Lifezone Limited has committed a breach of any anti-corruption laws, sanctions laws and/or any applicable anti-money laundering laws or counter-terrorism financing laws;

•        the SML is terminated, cancelled, suspended, surrendered, varied in any material adverse way for the KNL group companies, or otherwise ceases to subsist, or any governmental authority gives a written communication or makes a public statement which could reasonably be expected to result in any of the above in respect of the SML or the Framework Agreement, or there is a material breach of the SML by the holder thereof or of the Framework Agreement by KNL; and

•        an event occurs that results, or would be reasonably likely to result, in a material adverse effect on the value of the Kabanga Project or the Option Shares.

Prior to closing of the Tranche 3 Investment, the KNL Group will be subject to certain customary restrictive covenants preventing KNL from carrying out certain actions without the prior consent of BHP (such consent not to be unreasonably withheld or delayed) and give certain undertakings to BHP including to carry on the business of the KNL Group as a going concern in the ordinary course consistent with past practice and existing policies.

None of the restrictive covenants or undertakings will restrict the KNL Group from, among other things:

•        taking reasonable action in an emergency or disaster with the intention of minimizing any adverse effects;

•        ensuring compliance with applicable law and regulation or the rules of any relevant stock exchange; or

•        complying with the agreements entered into and/or agreed with BHP.

KNL and Lifezone Limited will be subject to certain restrictions in relation to marketing and offtake in respect of the Kabanga Project prior to the exercise of the Option, including:

•        a restriction on entering into off-take agreements with third parties in relation to more than 40% of, in aggregate, of the total contained nickel, cobalt and copper production from the Kabanga Project;

•        the satisfaction of certain minimum requirements regarding the terms and conditions (including the identity of the third party off-taker) of any such off-take agreement unless BHP has consented otherwise (such consent not to be unreasonably withheld or delayed); and

•        the third party off-taker must also make an investment in Lifezone Limited or any affiliate of Lifezone Limited either as part of the Proposed Transactions or at the same time as entering into an off-take agreement.

Prior to closing of the Tranche 3 Investment, Lifezone Limited, KNL and BHP have agreed to consult with each other prior to communicating with the GoT in relation to the Kabanga Project, the Tranche 2 Subscription Agreement and the Tranche 3 Option Agreement.

BHP gives customary warranties for the benefit of KNL and Lifezone Limited, Lifezone Limited and KNL give customary warranties for the benefit of BHP and KNL gives additional compliance related warranties for the benefit of BHP, in each case, at signing, on the date of the Option Notice and at closing of the Tranche 3 Investment.

Tranche 3 — Shareholders’ Agreement

KNL and Lifezone Limited would enter into a shareholders’ agreement with BHP upon closing of the Tranche 3 Investment (the “Tranche 3 Shareholders’ Agreement”) in respect of KNL and its direct and indirect subsidiaries from time to time (together with KNL, the “KNL Subsidiary Group”).

Subject to certain reserved matters (summarized below), the KNL board will have responsibility for the day-to-day supervision and management of KNL and its business. The board at closing of the Tranche 3 Investment will comprise five directors, made up of:

•        three directors appointed by the largest KNL shareholder from time-to-time (which will be BHP as at closing of the Tranche 3 Investment); and

•        two directors appointed by the second largest KNL shareholder from time-to-time (for so long as that KNL shareholder holds at least 15% or more of the voting rights of all KNL shares then in issue) (which will be Lifezone Limited as at closing of the Tranche 3 Investment), and, in circumstances where it holds more than 10% of the voting rights of all KNL shares then in issue but less than 15%, it shall be entitled to appoint only one director.

Any additional directors up to the maximum limit of five directors may be appointed by KNL shareholders holding 80% or more of the voting rights of all KNL shares then in issue.

The KNL board may not, and will ensure that each member of the KNL Subsidiary Group does not, make any decision in relation to:

•        certain customary shareholder reserved matters without first obtaining approval from one or more KNL shareholders holding more than 80% of the voting rights of all KNL shares then in issue, including over:

•        material changes to or cessation of the business;

•        altering the constitution;

•        reduction, repayment, redemption or repurchase of the share capital of any member of the KNL Subsidiary Group;

•        reconstruction, consolidation, amalgamation or merger of any member of the KNL Subsidiary Group with any other person;

•        entry by any member of the KNL Subsidiary Group into any joint venture, partnership, profit sharing agreement or collaboration with expenditure above a de minimis threshold;

•        any termination, cancellation, suspension or surrender of SML by any member of the KNL Subsidiary Group;

•        winding up or merging of any of the companies forming part of the KNL Subsidiary Group; and

•        any public offering or listing by KNL; and

•        certain customary board reserved matters without obtaining approval from a simple majority of the KNL board and, for so long as the second largest KNL shareholder holds 20% or more of the voting rights of all KNL shares then in issue, the approval of any nominee director appointed to the KNL board by the second largest KNL shareholder, including over:

•        approval of the annual budget and business plan;

•        acquisitions and disposals over certain de minimis thresholds;

•        entry or amendment of certain material contracts;

•        the making of any loan other than intra group in the ordinary course and on arm’s length terms;

•        the incurrence of any borrowing above a de minimis threshold;

•        changes to the dividend policy;

•        the establishment or amendment of any profit sharing, share option, bonus or other incentive scheme of any nature for directors or employees of the KNL Subsidiary Group;

•        removal of directors; and

•        approval of certain related party transactions.

No KNL shareholder will be obliged to contribute further funds to the KNL Subsidiary Group whether by way of subscription, loan, the provision of guarantees or security or otherwise. Where necessary and to the extent feasible, the funding of the KNL Subsidiary Group may be satisfied from loans made by financial institutions or one or more KNL shareholders on commercial terms. A loan proposed to be advanced from any KNL shareholder or a member of such KNL shareholder’s group to KNL shall first be offered to all KNL shareholders in proportion to the aggregate number of KNL shares held by them on the same terms and pro rata with all other KNL shareholders.

No transfer of shares may be made in any circumstances to a “restricted person,” being any person, entity or government that is designated for export controls or sanctions restrictions under any sanctions laws, or a person who is in actual or is reasonably likely to become in imminent breach of applicable anti-corruption laws or sanctions laws.

The Tranche 3 Shareholders’ Agreement contains customary pre-emption rights provisions applying to new issues and transfer of KNL Shares. Such pre-emption provisions in respect of new issues of KNL shares may be disapplied by KNL shareholders holding more than 90% of the voting rights of all the KNL shares then in issue. The Tranche 3 Shareholders’ Agreement contains customary tag-along and drag-along conditions.

Following certain compliance events (summarized below):

•        BHP has the option (but not the obligation) of giving a compliance notice to KNL and/or Lifezone Limited within 30 business days of becoming aware of such compliance event, informing the recipient(s) of BHP’s intention to sell for £1.00 or gift for nil consideration all (or some) of the KNL shares held by BHP to the recipient(s) and binding the recipient(s) to effect such transfer and/or gift; and

•        BHP shall at any time be entitled to sell or gift and transfer all (or some) of the KNL shares held by BHP to a third party.

A compliance event for these purposes will include:

•        the issue or transfer of KNL shares to any restricted person;

•        any KNL shareholder or member of the KNL Subsidiary Group becoming a restricted person;

•        any court of competent jurisdiction or arbitral tribunal determining that a KNL shareholder or any member of the KNL Subsidiary Group has violated any applicable compliance laws; or

•        any settlement or compromise by any KNL shareholder or any member of the KNL Subsidiary Group of any claim or allegation by a governmental authority that a KNL shareholder or any member of the KNL Subsidiary Group has breached any applicable compliance law.

If an event of default (as summarized below) occurs in respect of a KNL shareholder, the affected KNL shareholder shall notify any KNL shareholder(s) that are not associates of the affected KNL shareholder within three (3) business days. Following delivery of such a notice, the open market value of the KNL shares held by the affected KNL shareholder and its associates shall then be determined. Within ninety (90) days after the date on which the KNL shares are so valued, any non-affected KNL shareholder(s) may give notice to the affected KNL shareholder requiring the affected KNL shareholder to sell, or procure the sale of, all the KNL shares held by the affected KNL shareholder and its associates, at the determined open market value to the electing non-affected KNL shareholders. An event of default for these purposes occurs where:

•        a KNL shareholder transfers or is deemed to have transferred any of its KNL shares other than as permitted by the Tranche 3 Shareholders’ Agreement;

•        a KNL shareholder fails to transfer its shares when required under the Tranche 3 Shareholders’ Agreement; or

•        an insolvency event occurs in relation to a KNL shareholder.

If a minority KNL shareholder holding not less than 15% of the voting rights of all the KNL shares then in issue is subject to a significant transaction (as summarized below), it:

•        must (subject to applicable securities laws) notify the majority KNL shareholder in writing by no later than three business days following the date the relevant KNL shareholder becomes aware of the proposed significant transaction; and

•        must not implement or announce any significant transactions within 10 business days following any notification to the majority KNL shareholder.

A significant transaction for these purposes occurs in relation to a minority KNL shareholder if it receives a written proposal/offer from a person in respect of an investment, offer, acquisition, transfer and/or subscription of shares that will result in that person holding not less than a 20% equity interest in such minority KNL shareholder (or a member of that minority KNL shareholder’s group).

The Lifezone Subscription Agreement, the Tranche 1 Loan Agreement, the Cooperation Deed, the Tranche 2 Subscription Agreement, the Tranche 3 Option Agreement and the Tranche 3 Shareholders’ Agreement are, or will be when entered into, each governed by English law.

Arrangement with the Government of Tanzania

Framework Agreement

The GoT and KNL entered into the Framework Agreement to jointly develop, process and refine the concentrate from the Kabanga Project. To achieve this objective, the GoT and KNL have set up a Tanzanian joint venture company, TNL, which owns two Tanzanian subsidiary companies, Tembo Nickel Mining Company Limited (“Tembo Mining”) and Tembo Nickel Refining Company Limited (“Tembo Refining” and, together with Tembo Mining, the “JVC Subsidiaries”), to carry out mining operations and mineral refining, respectively. The key principles of the Framework Agreement are intended to underline and guide the development of the Kabanga Project for the mutual benefit of the GoT and KNL. The key principles are as follows:

•        the application of the economic benefits sharing principle (as set out below) shall be on the life of mine plans of the Kabanga Project and the MMPF;

•        having a joint financial model to guide the management and operations of TNL and the JVC Subsidiaries;

•        jointly managing TNL pursuant to the shareholders’ agreement and the related agreements (each as described in the Framework Agreement);

•        agreeing on the fiscal assumptions underlying the Economic Benefits Sharing Principle;

•        intention for TNL to hold all proceeds from the sale of mineral products in local and foreign currency bank accounts in Tanzania;

•        issuing the SML to TNL;

•        establishing minerals beneficiation facilities at Kahama township in Shinyanga Region in Tanzania, in accordance with KNL’s proposal;

•        ownership by TNL of the JVC Subsidiaries as wholly owned subsidiaries(1); and

•        entry by the GoT, KNL, TNL and the JVC Subsidiaries into a management and administrative services agreement.

Pursuant to the terms of the Framework Agreement, the GoT and KNL agreed to equitably share the economic benefits derived from the Kabanga Project in accordance with the joint financial model, which will be concluded as we progress through the Definitive Feasibility Study. The Framework Agreement provides that KNL shall receive its 84% share of the economic benefits through payment of dividends and proportionate returns of capital to shareholders of TNL and the JVC Subsidiaries and that the GoT will receive its share of the economic benefits through the payment by TNL and the JVC Subsidiaries of taxes, royalties, fees and other fiscal levies and through any distributions on the shares of TNL held by the GoT. The economic benefits to the GoT through payment of taxes shall cover only taxes directly payable by TNL and the JVC Subsidiaries to the GoT and limited to local government levies, petroleum and fuel levies, import duties, skills development levy, royalties, inspection fees, corporate income tax, withholding tax on dividends, and any other fiscal levies imposed by any agency of the GoT (other taxes not directly receivable from TNL and the JVC Subsidiaries’ income shall not be construed as forming part of the GoT share of economic benefits). Further, the fiscal regime governing the mining, smelting and refining operations of TNL and the JVC Subsidiaries

____________

(1)      At the time the JVC Subsidiaries were incorporated by the GoT, the articles of association and share capital of each of Tembo Mining and Tembo Refining provided the GoT with a 16% non-dilutable free-carried interest in each entity, with TNL holding the remaining 84% interest. Based on discussions with the GoT, LHL understands that the GoT has acknowledged TNL’s right under the Framework Agreement to own 100% of each JVC Subsidiary and expects that the GoT will amend the articles of association and share capital of the JVC Subsidiaries to correct this administrative error, which correction is expected to occur in the second half of 2023. However, as of the date of this proxy statement/prospectus, the GoT continues to hold a 16% non-dilutable free-carried interest in each JVC Subsidiary and we cannot guarantee that the articles of association and share capital of the JVC Subsidiaries will be amended in a timely manner. For more information, see “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — Due to an inadvertent administrative error during incorporation, the articles of association and share capital of each JVC Subsidiary provide the GoT with a 16% non-dilutable free-carried interest in such JVC Subsidiary in addition to the 16% non-dilutable free-carried interest in TNL.”

shall comprise a royalty in respect of mining operations payable to the GoT, an inspection fee payable to the GoT, service levy payable to the GoT, non-deductibility of royalties for the calculation of corporate income tax, a corporate income tax of 30%, indefinite carry forward of losses but with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year, and application of straight line pooled asset depreciation at a rate of 20% per annum. The Framework Agreement also allows shareholders in the JVCo or the JVC Subsidiaries to provide non-interest bearing shareholder loans to the JVCo, JVC Subsidiaries or to otherwise fund the Kabanga Project or the MMPF.

As part of the Framework Agreement, the GoT provided certain undertakings, including:

•        to procure the approval of TNL as the local company to which the GoT can issue its mineral rights over the Kabanga Project;

•        to procure the issuance of the SML over the Kabanga Project to TNL;

•        to procure that TNL and the JVC Subsidiaries are not obligated to list their shares on the Dar es Salaam Stock Exchange;

•        to assist TNL to acquire suitable land for the construction of the MMPF within the Kahama township;

•        upon commissioning of the operations at the Kabanga Project and MMPF and commencing of mineral production, TNL shall be entitled to repay shareholder loans or pay dividends or returns of capital to the GoT, KNL and to offshore shareholders and affiliates of TNL into their respective accounts outside Tanzania;

•        to procure that the bank accounts of TNL opened in Tanzania shall not be subject to administrative attachment orders for purposes of enforcement of taxes, except where a court decree is issued to that effect after final completion of judicial proceedings; and

•        the GoT agreed that none of the transactions or steps involved in the entry into force and implementation of the Framework Agreement and the related agreements shall at any time be subject to any tax in Tanzania.

Further, as part of the Framework Agreement, KNL provided certain undertakings, including:

•        to oversee the construction of the MMPF at Kahama township as part of the Kabanga Project;

•        to acquire data and all the information in relation to the Kabanga Project from the previous investors at the Kabanga Project and discharge all obligations thereof in accordance with the agreement executed in accordance with the memorandum of preliminary undertakings (which KNL has completed pursuant to the KNL Acquisitions);

•        following the completion and meeting of all undertakings, to transfer to TNL all IP, studies, reports, physical property and any other assets acquired under the arrangement secured in accordance with the memorandum of preliminary undertakings; and

•        to prepare the requisite reports, including feasibility studies for the Kabanga Project, MMPF, environmental impact assessment as required by the law.

The Framework Agreement also includes, amongst other things, the executed copy of the memorandum of preliminary undertakings which sets out certain undertakings of the GoT and KNL for the period during the negotiations for finalizing the Framework Agreement. The Framework Agreement is governed by the laws of Tanzania.

Licensing Arrangements

Kelltech License Agreement

Lifezone Limited, Mr. Keith Liddell and Kelltech Limited entered into a license agreement dated April 16, 2014, as amended (the “Kelltech License Agreement”), pursuant to which, amongst other things, Lifezone Limited granted Kelltech Limited an exclusive license to the IP rights with respect to the Kell Process Technology owned, licensed to or controlled by Lifezone Limited (the “Kell Intellectual Property”) to use the processes and technologies that form the subject matter of the Kell Intellectual Property within the SADC License Area. The licensed rights granted to Kelltech under the Kelltech License Agreement include the right to: (i) sub-license the whole or any part of the Kell Intellectual Property within the SADC License Area on an exclusive basis to use the Kell Intellectual Property (on the basis that the sub-licensee (KTSA) is permitted to further sub-license the Kell Intellectual Property on a non-exclusive basis but without the right for the further sub-licensee to further sub-license same) and (ii) grant a non-exclusive license to the Kell Intellectual Property to sell goods and products that are the result of Kelltech Limited’s use of the Kell Intellectual Property granted through the exclusive license, with such sales not restricted to the SADC License Area.

The Kelltech License Agreement will remain in force indefinitely, unless earlier terminated due to (i) a force majeure event that results in an impediment enduring for more than six months, in which case a party to the Kelltech License Agreement shall be entitled to terminate the Kelltech License Agreement by written notice to the other parties; or (ii) SRL ceasing to be ultimately controlled, directly or indirectly, by the person(s) that controlled SRL on the date of signature of the Kelltech License Agreement, being April 16, 2014, and Kelltech Limited failing (other than due to a fault of Lifezone Limited) to use its reasonable endeavors to utilize the Kell Intellectual Property in the SADC License Area so that royalties payable to Lifezone in any consecutive 12-month period are, in aggregate, less than $500,000, (unless Kelltech Limited is able to demonstrate that the delay or suspension in utilizing the Kell Intellectual Property is due to sound commercial reasons), in which case Lifezone Limited shall be entitled to terminate the Kelltech License Agreement. The aforementioned termination right exercisable by Lifezone Limited will only be exercisable after the completion of six months from the occurrence of the change of control of SRL.

The Kelltech License Agreement is governed by the laws of Mauritius.

KTSA License Agreement

Kelltech Limited and KTSA entered into a license agreement dated April 16, 2014, as amended (the “KTSA License Agreement”), pursuant to which Kelltech Limited granted KTSA an exclusive sub-license to the Kell Intellectual Property under the Kelltech License Agreement to use the Kell Intellectual Property within the SADC License Area. The license rights granted to KTSA under the KTSA License Agreement (“KTSA License”) includes the right to: (i) sub-license the whole or any part of the Kell Intellectual Property within the SADC License Area on an non-exclusive basis to use the Kell Intellectual Property (on the basis that the further sub-licensee is not permitted to further sub-license the Kell Intellectual Property); and (ii) grant a non-exclusive license to the Kell Intellectual Property to sell goods and products that are the result of Kelltech Limited’s use of the Kell Intellectual Property granted through the exclusive license, with such sales not restricted to the SADC License Area.

The KTSA License Agreement will remain in force until the date upon which the Kelltech License Agreement terminates unless terminated earlier due to a force majeure event that results in an impediment enduring for more than six months, in which case either party shall be entitled to terminate the KTSA License Agreement by written notice to the other party.

The KTSA License Agreement is governed by the laws of Mauritius.

Kellplant License Agreement

KTSA and Kellplant entered into a license agreement dated February 12, 2016, as amended (the “Kellplant License Agreement”), pursuant to which KTSA granted Kellplant a non-exclusive sub-license to the Kell Intellectual Property to use the Kell Intellectual Property within South Africa and to construct, commission and operate a plant utilizing Kell Intellectual Property at the site of a mine operated by the SRL group in South Africa conducting the beneficiation of PGMs. In addition, under the Kellplant License Agreement, KTSA granted Kellplant a non-exclusive license to the Kell Intellectual Property to sell goods and products that are the result of Kellplant’s use of the Kell Intellectual Property granted through the exclusive license, with such sales not restricted to South Africa. Kellplant does not have the right to further sub-license the Kell Intellectual Property.

The Kellplant License Agreement will remain in force until the date upon which the KTSA License Agreement terminates unless terminated earlier due to a force majeure event that results in an impediment enduring for more than six months, in which case either party shall be entitled to terminate the Kellplant License Agreement by written notice to the other party.

The Kelltech License Agreement is governed by the laws of Mauritius.

In consideration for the rights granted under each of the license agreements described above (collectively, the “Kell License Agreements”), each of KTSA, Kelltech Limited and Lifezone Limited are entitled to a royalty payment based on a percentage of the income (after transport costs, customs clearing costs, refining charges and realizations) received from the sales of the refined PGMs produced from concentrate (i.e., the product arising from the process of crushing, milling, flotation or any other method of separation whereby material containing PGMs is separated from tailings and concentrated from the ore and waste rock) from a plant using Kell Process Technology (excluding any value added tax payable). KTSA’s royalty payment flows up to Kelltech and a portion of Kelltech’s royalty payment flows up to Lifezone Limited. Part of Kelltech’s royalty payment to Lifezone Limited is linked to the amount of PGMs contained in the feed material processed.

In the context of the Kell License Agreements, PGMs means: (a) platinum, palladium, rhodium, ruthenium, iridium and osmium (“Specific PGMs”), but only where the primary focus of the extraction process is on the extraction of one or more of the Specific PGMs; (b) gold and silver (“Precious Metals”) but only where the primary focus of the extraction process is on the extraction of one or more of Specific PGMs or one or more of the Precious Metals; and (c) nickel, copper, cobalt, and other metals, elements or compounds but only where the primary focus of the extraction process is on the extraction of one or more of the Specific PGMs and gold or one or more of the Precious Metals.

Lifezone-KNL Development, Licensing and Services Agreement

On October 14, 2022, Lifezone Limited and KNL entered into a development, licensing and services agreement (the “DLSA”), pursuant to which Lifezone Limited agreed to: (i) develop the Kabanga Hydromet Technology; (ii) once developed, license that technology to KNL for use by or on behalf of KNL initially in connection with a feasibility study and thereafter in connection with the Kabanga Project; and (iii) provide a variety of related services. Unless terminated earlier, the DLSA will remain in force until completion of the Kabanga Project and any related project, following which it shall automatically expire.

Lifezone Limited is required to use reasonable endeavors to develop the Kabanga Hydromet Technology as soon as reasonably practicable, so that it meets the specifications set out in the DLSA, in accordance with a project plan that will be agreed by Lifezone Limited and KNL following commencement of the DLSA. Once developed, Lifezone Limited will assist KNL in preparing the Definitive Feasibility Study. Once prepared, the KNL board shall consider the results of the Definitive Feasibility Study and determine (acting reasonably and in good faith) whether the Definitive Feasibility Study is acceptable and if the Definitive Feasibility Study recommends the use of the Kabanga Hydromet Technology, and whether the Kabanga Project shall continue to the next stage (being financing and construction). If the KNL board does not affirm these matters, the parties shall agree on and perform remedial work. If the KNL board, after one year, decides (acting reasonably and in good faith) that the matters still not can be affirmed, then either party may terminate the DLSA. If the KNL board affirms the matters, KNL will, among other things: (i) commence the installation of the technology at the Kabanga Project site; and (ii) following commissioning of the installation, undertake acceptance testing based on agreed criteria to determine whether the Kabanga Hydromet Technology meets the agreed specifications. If the acceptance tests are unsuccessful, the parties will agree on and perform remedial actions and the tests will be repeated. If acceptance tests are failed for a third time (or have not been passed within 36 months of commissioning of the refining business at the site), KNL may terminate the DLSA or choose to accept the Kabanga Hydromet Technology subject to payment of reduced fees (please see details of these reduced fees below).

From the date of installation of the Kabanga Hydromet Technology at the site, Lifezone Limited will grant KNL a non-exclusive, sub-licensable, non-transferable license to use the technology at the site for the duration of the Kabanga Project (and any related project). Lifezone Limited will grant KNL a right of first refusal in respect of any other proposal in respect of the development, licensing and/or use of the Kabanga Hydromet Technology (or substantially similar technology) and/or provision of services analogous to the services to be provided by Lifezone Limited under the DLSA in respect of the beneficiation of a mineral deposit (actual or expected) from Tanzania where nickel derived from nickel sulfidic ore bodies is, or can reasonably be expected to be, the most significant revenue-generating component in the refined products to be derived from such deposit (an “Alternative Deposit Transaction”). Lifezone Limited will be required to notify KNL of any preliminary testing and/or study work in respect of any such deposit, provide to KNL details of the terms of any Alternative Deposit Transaction discussed with a third party and collaboratively discuss alternative arrangements with KNL whereby the relevant mineral deposits would be beneficiated by the KNL group at the CTP or another relevant site in Tanzania (or elsewhere if agreed).

Following receipt of a notice of intent from KNL to enter into discussions in respect of any such Alternative Deposit Transaction, Lifezone Limited and KNL will be required to use their reasonable endeavors to agree the material terms of such alternative transaction, failing which Lifezone Limited will be free to enter into a transaction with the original third party to the Alternative Deposit Transaction provided that the terms of such transaction are not more favorable to such third party than those notified to KNL at the beginning of the process outlined above.

The services to be provided by Lifezone Limited include: (i) bespoke design of the Kabanga Hydromet Technology; (ii) development and management of test work programs and process design and engineering services; (iii) financial modelling; and (iv) any other services agreed between the parties. The services fee payable by KNL to Lifezone Limited will be calculated on a time and materials basis and include a pass-through of costs in respect of third-party expenses. Between the date of the DLSA and the date of confirmation of successful completion of the acceptance tests, Lifezone Limited and KNL will discuss and seek to agree any services required by KNL following the consummation of a further investment in KNL by BHP pursuant to the Tranche 3 Option Agreement, failing which the services will otherwise continue to be provided in the same manner, scope and timing as previously provided by Lifezone Limited and in accordance with the agreed budget.

Between commissioning and acceptance of the technology, KNL will be required to pay a quarterly technology fee calculated by reference to a percentage of the capital costs in respect of the site and any related sites (subject to adjustment in certain circumstances). From the acceptance date, KNL will be required to pay a quarterly royalty fee calculated by reference to a percentage of the gross revenues derived from the sale of products originating from or processed at the site and/or any related sites (subject to adjustment in certain circumstances).

Services agreements

Lifezone-KTSA Technical Services Agreement

Lifezone Limited and KTSA entered into a technical services agreement on June 10, 2020 (as amended, the “Lifezone-KTSA Technical Services Agreement”), with effect from January 1, 2020, pursuant to which, amongst other things, Lifezone Limited provides certain technical services to KTSA including business operational support services required for the development of the potential Kell-Sedibelo-Lifezone Refinery and the utilization of our Hydromet Technology in South Africa.

The Lifezone-KTSA Technical Services Agreement has an initial fixed period ending January 1, 2023, after which the agreement will continue unless the agreement is terminated by either party (i) with 6 months’ advance notice; or (ii) immediately on giving notice to the other party upon the occurrence of a termination event set out therein, such as in the event the KTSA License is terminated for any reason, material breach by any party or any party suspends or threatens to suspend payments of its debts to the other party.

In consideration for the aforementioned services provided by Lifezone Limited to KTSA, KTSA pays Lifezone Limited a fixed service fee per calendar month, which fee shall be increased by a specified percentage per annum. Additional fees are chargeable if Lifezone Limited renders services to third parties at the request of KTSA. The total service fees paid to Lifezone Limited by KTSA in terms of the Lifezone-KTSA Technical Services Agreement for the years ended December 31, 2022 and 2021 were $595,203 and $625,750, respectively.

Lifezone-Kellplant Technical Services Agreement

On October 24, 2021, Lifezone Limited and Kellplant entered into a technical services agreement (the “Lifezone-Kellplant Technical Services Agreement”), with effect from January 1, 2021, pursuant to which, amongst other things, Lifezone Limited provided certain technical services to Kellplant, including business operational support services required for the development, operation and maintenance of the potential Kell-Sedibelo-Lifezone Refinery and the utilization of our Hydromet Technology in South Africa.

In consideration for the aforementioned services provided by Lifezone Limited to Kellplant, Kellplant paid Lifezone Limited a fixed service fee per calendar month, which fee was increased by a specified percentage per annum. The total service fees paid to Lifezone Limited by Kellplant in terms of the Lifezone-Kellplant Technical Services Agreement for the years ended December 31, 2022 and 2021 were $1,510,830 and $1,466,825, respectively. All activity under the Lifezone-Kellplant Technical Services Agreement was suspended from February 1, 2023 per informal agreement between Lifezone and Kellplant.

PPM-KTSA Support Services Agreement

On November 4, 2021, Pilanesberg Platinum Mines Proprietary Limited (“PPM”) (a wholly-owned subsidiary of SRL) and KTSA entered into a support services agreement (the “PPM-KTSA Support Services Agreement”), effective from January 1, 2021, pursuant to which, inter alia, PPM provides certain support services to KTSA, including, without limitation marketing of the Kell Process Technology to producers of PGMs, services related to preparation of management accounts and accounts for audit, corporate administration, preparation and taking of the minutes of director and shareholder meetings and facilitation of financial audits in respect of Kellplant. PPM shall provide the aforementioned services indefinitely until such time that the PPM-KTSA Support Services Agreement is terminated, by either party giving not less than six months’ written notice to the other party, or otherwise as provided for in the KTSA Support Services Agreement. In consideration for the aforementioned services provided by PPM to KTSA, KTSA pays PPM a fixed service fee per calendar month, which fee shall be increased by a specified percentage per annum. The total service fees paid to PPM by KTSA in terms of the PPM-KTSA Support Services Agreement for the years ended December 31, 2022 and 2021 were approximately $65,000 and $63,000, respectively.

PPM-Kellplant Support Services Agreement

On January 20, 2022, PPM and Kellplant entered into a personnel and support services agreement (the “PPM-Kellplant Support Services Agreement”), with effect from January 1, 2021, pursuant to which, inter alia, PPM provided certain support and personnel services to Kellplant for purposes of the design, construction, development, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, including, without limitation, accounting services, liaison services, environmental monitoring services, reporting services and assistance with negotiation of offtake agreements.

In consideration for the aforementioned services provided by PPM to Kellplant, Kellplant paid PPM a fixed service fee per calendar month, which fee was increased by a specified percentage per annum. The total service fees paid to PPM by Kellplant in terms of the PPM-Kellplant Support Services Agreement for the years ended December 31, 2022 and 2021 were approximately $972,000 and $943,000, respectively. All activity under the PPM-Kellplant Support Services Agreement was suspended from February 1, 2023 per informal agreement between PPM and Kellplant.

Funding arrangement for Kellplant

Lifezone Limited holds a 50% interest in the Kelltech joint venture arrangement with Orkid S.a.r.l (a wholly owned subsidiary of SRL), which holds the remaining 50% interest in Kelltech. Kelltech holds an approximate 66.67% interest in KTSA, a South African incorporated company, with the remaining 33.33% interest being held by IDC, a South African national development finance institution. KTSA holds a 100% interest in Kellplant, a South African incorporated company that is set up to own and operate the potential Kell-Sedibelo-Lifezone Refinery. Until SRL has finalized its revised mine plan and received board approval for such revised plan, and we have re-scoped the project after receiving such revised plan and completed further test work and studies, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the potential Kell-Sedibelo-Lifezone Refinery. Pursuant to SRL’s communication as set out above, the development expenditures for the potential Kell-Sedibelo-Lifezone Refinery are subject to update pending the outcome of SRL’s revised mine plan and subsequent re-scoping, test work and studies. As of the date of this proxy statement/prospectus, Kelltech Limited has made shareholder loans of $7,972,615 to KTSA for the purposes of development of the potential Kell-Sedibelo-Lifezone Refinery, which funding KTSA has, as of the date of this proxy statement/prospectus, utilized for purposes of, and in connection with, the furtherance of the potential Kell-Sedibelo-Lifezone Refinery.

On March 31, 2022, IDC and KTSA entered into a shareholder loan agreement (“IDC-KTSA Shareholder Loan Agreement”) pursuant to which IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000. The shareholder loan is non-interest bearing, unsecured, subordinated to all other loans owing by KTSA to third parties and shall only be repayable out of excess cash flow of KTSA (determined after taking into account the future operational requirements of KTSA). KTSA shall be obliged to apply the proceeds of the shareholder loan for the purpose of funding Kellplant for, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery. As of the date of this proxy statement/prospectus, an amount of R57,809,290.71 has been advanced by IDC to KTSA under the IDC-KTSA Shareholder Loan Agreement, but KTSA has not yet on-lent such funds to Kellplant and such funds have not yet been utilized. Disbursement of the balance of IDC shareholder loan is subject to certain customary conditions precedent which have not yet been fulfilled and, as of the date of this proxy statement/prospectus, we do not expect such conditions precedent to be fulfilled. Until SRL has finalized its revised mine plan and received board approval for such revised plan, and we have re-scoped the project after receiving such revised plan and completed further test work and studies, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the potential Kell-Sedibelo-Lifezone Refinery.

On November 9, 2021, Kellplant entered into an agreement (the “PPM Loan Agreement”) with PPM pursuant to which PPM agreed to advance to Kellplant, for purposes of, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, a rand-denominated loan in an amount equivalent to $10 million. The loan advanced by PPM to Kellplant bears interest at the published prime rate from time-to-time, on a 365-day basis and compounded monthly in arrears, plus a margin. The loan is unsecured and will immediately become repayable once Kellplant receives: (i) debt funding from IDC or PPM or (ii) equity funding by KTSA, whichever is earlier, and Kellplant shall be obliged to immediately apply the proceeds it receives from such debt funding or equity funding to the repayment of the loan. SRL is currently in the process of finalizing its revised mine plan and obtaining other corporate approvals for such revised mine plan and any decision on proceeding with the potential, smaller Kell-Sedibelo-Lifezone Refinery will only be made once additional studies and engineering works are completed. In this regard, we do not expect the PPM Loan Agreement repayment mechanism to be triggered in the near future, if at all.

Environmental, social and governance matters

We are committed to high ESG standards. These are central to maintaining our social license to operate, as well as creating value for all stakeholders and delivering commercial success. Mining in Africa, and Tanzania specifically, has historically brought with it several unique ESG risks and opportunities. In recent years, the GoT has pushed for the opportunities and benefits that come from mining to be realized in country rather than taken offshore.

We have undertaken an analysis along with external consultants in order to develop a suitable ESG framework and strategy. Our high-level approach to sustainability is guided by, amongst others:

•        United Nations Sustainable Development Goals (UN SDGs);

•        Global Reporting Initiative (GRI);

•        Sustainability Accounting Standards Board (SASB); and

•        International Council of Mining and Metals (ICMM).

In addition, we expect to supplement the above frameworks with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD DDG) and The Global Battery Alliance (GBA) Guiding Principles. We believe that the development of an ESG strategy and reporting framework is an iterative process. To move into the next stage of our ESG journey, we have identified three high-level goals and relevant objectives and actions:

(i)     Development of an ESG Vision and Pathway for KNL;

(ii)    Definition of material topics that drive focus and positive impact; and

(iii)   Establishment of structure and systems that support ESG data management and disclosures.

Environmental

We have extensively tested and further developed our Hydromet Technology and we believe our Hydromet Technology will deliver an improved environmental footprint for our industry given lower energy consumption and reduced greenhouse gas emissions compared to the traditional smelting process.

Further, as part of the EIA certificate granted to us in relation to the Kabanga Project, we have undertaken to, amongst other things, ensure safe disposal of all waste, ensure environmental sustainability and avoid any form of pollution by using the most viable management techniques, adhere to the environmental management plan (“EMP”) agreed with the GoT and conduct periodical environmental audits and facilitate monitoring by the relevant authorities. The EMP was developed in 2012 as part of the EIA to comply with the Mining Act 2010. The EMP includes supporting management plans to mitigate the negative impacts and enhance the positive ones including the biophysical management plan, the social management plan, the Relocation-Resettlement Action Plan (“RRAP”), the Local Stakeholder Engagement Plan (“LSEP”) and various operational management plans. The EMP in 2023 will be updated according to the 2022 EIA update process. Furthermore, the Definitive Feasibility Study will provide any amendments and annexures to the EIA and the EMP, which will be submitted to NEMC once updates from the Definitive Feasibility Study are sufficient for submission. Tembo Nickel plans ongoing engagement with NEMC as these updates occur.

Social

An LSEP was developed in 2013 that describes the strategy and program for engaging with stakeholders in a culturally appropriate manner through the timely provision of relevant and understandable information.

The LSEP documents engagement activities prior to 2007, through the EIA process and during the development of the RRAP. Over 170 consultation meetings were held in 2007, 2008, 2009 and 2011 with local stakeholder representatives from various groups, including potentially affected villages, government officials at the national, regional, district and village level and other interested groups. A grievance management process was also developed for the Kabanga Project as part of the 2013 LSEP. We have engaged consultants to carry out a survey of current relations with both the local administrative personnel and local community members and intend to use the findings of this survey to re-establish formal engagement with local stakeholders and their representatives in relation to the project development.

The RRAP was prepared in 2013 and described the baseline conditions and anticipated impacts of land acquisition and resettlement on affected persons. The RRAP also served as the foundational Resettlement Policy Framework (“RPF”) to guide the overall resettlement process for the Kabanga Project. We have initiated updating the previous RRAP to an updated Resettlement Action Plan in 2022 which we aim to align with international best practice and World Bank and International Finance Corporation standards. The updated RRAP once complete will be submitted to the GoT as part of the SML obligations. We expect to complete new resettlement agreements and have initiated a program to look at the reduction of direct and indirect impact on people and their livelihoods.

We are committed to being an active participant in the sustainable development of the local community, in partnership with affected people, the GoT and other development partners. We have also implemented previous community development initiatives in response to specific requests from either the local community or local government authorities.

Further, as part of our social performance program, our strategy for community development will be guided by five-year community development plans aimed at generating shared value for both the community and us. The community development strategy has four key areas of focus: institutional capacity building, local livelihoods development, education and community and environmental health. In line with the Tanzanian legislation and regulations, we also expect to provide local employment, procurement and training opportunities.

Governance

Lifezone Metals will be considered a “foreign private issuer” under U.S. securities laws and NYSE listing rules. NYSE listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of NYSE. Despite these accommodations, upon completion of the Proposed Transactions, we intend to follow the rules generally applicable to U.S. domestic companies listed on the NYSE, subject to certain exceptions. In particular, a majority of our board of directors will be considered “independent” as defined under NYSE listing rules.

We will also form board committees beyond those required under Isle of Man law. In addition to maintaining an audit committee consisting of at least three independent directors under NYSE listing rules, we will establish the following board committees: (1) a compensation committee; (2) a nominating and corporate governance committee; (3) an investment and finance committee; and (4) a sustainability and impact council focused on ESG matters. For more information, see “Management of Lifezone Metals following the Proposed Transactions — Board Committees.”

In addition, in preparation for the Proposed Transactions, we are also establishing policies and systems to promote ethical conduct and mitigate against a variety of risks, including ethics, conduct, modern slavery, anti-bribery and corruption, human rights, environmental, health and safety, insider trading and disclosure, trade compliance and sanctions, data protection and whistle-blowing.

Regulatory Compliance

Tanzania

General laws relating to mining

Tanzania Mining Act and Tanzania Mining Regulations

Mineral rights in the United Republic of Tanzania are principally governed by the Mining Act, Chapter 123 (R.E. 2019), as amended (“Tanzania Mining Act”) and the Mining Regulations, 2010, as amended (“Tanzania Mining Regulations”). The Tanzania Mining Act and the Tanzania Mining Regulations came into force in November 2010 followed by amendments to the Tanzania Mining Act in 2017 and subsequent amendments to the Tanzania Mining Regulations in 2018 and 2019. Those amendments, together with an Executive Order, introduced, among other matters: (i) the Tanzania Mining Commission; (ii) local content requirements for procurement of goods and services where mineral rights holders are required to give priority to goods and services available in Tanzania and provided by an indigenous Tanzania company and that, if such goods or services are not available in Tanzania, then such goods or services can be procured from a foreign service provider who has established a joint venture company in Tanzania and at least 20% of the issued share capital is held by an indigenous Tanzanian company. An indigenous Tanzanian company is a company in which Tanzanians hold not less than 20% of the issued share capital, 80% of its managerial positions are held by Tanzanians and 100% of other positions are held by Tanzanians; and (iii) Mining License requirements of 5% of a licensee’s equity to be held by Tanzanians, in addition to the shareholding of the GoT pursuant to Section 10 of the Tanzania Mining Act (i.e. non-dilutable free-carried interest of not less than 16%). The terms of our Framework Agreement, which provide for a 16% non-dilutable free-carried interest in TNL held by the GoT and an economic benefits sharing arrangement, supersede the ownership requirements disclosed above for TNL.

The Tanzania Mining Regulations require that applications for mining licenses are accompanied by:

•        an approval certificate issued in terms of the Environment Management Act;

•        a proposed plan for resettlement and compensation of people within the mining areas;

•        a plan for procurement of goods and services in Tanzania; and

•        a plan for employment and training of citizens of Tanzania, coupled with a succession plan for expatriate employees.

An EIA process must be followed to obtain the environmental certificate as outlined in the following section on environmental management legislation. Surface rights and resettlement are also covered in the Tanzania Mining Act. Subject to payment of compensation and implementation of a resettlement plan, the mineral rights confer surface rights. Restrictions applicable to both mineral rights and surface rights holders are explained as follows:

•        Holders of mineral rights (mining license holders) must implement the proposed resettlement and compensation plan. In the course of implementing this plan, consultations with the landowners and land users is necessary.

•        Consultation with the relevant local government authority, including the village council, is required and, thereafter, the written contract with the lawful occupier must be obtained. This contract will include details of the compensation payable and the resettlement plan agreed. Once such compensation is paid and resettlement plan is implemented, occupiers are required to vacate the mining area and the mineral rights holder can fully enjoy the surface rights within the coordinates of the mineral right license.

•        In a mining license area, if the mineral right holder has not implemented the compensation and resettlement plan for all lawful occupiers of the land, then the mineral rights holder is allowed to co-exist with the lawful occupier but the latter must get consent to erect structures in the area from the mining license holder. The consent cannot be withheld unreasonably.

•        Where mining development necessitates displacement of occupiers of land, a resettlement and compensation plan must be developed and implemented.

•        The plan must observe procedures defined under the Land Act and Village Act, including procedures for determining fair and reasonable compensation.

The Mining Act 2010 requires each mine to have an environmental management plan and a Closure Plan and mineral wastes to be managed as provided for in the EMP and relevant regulations. It also specifies that the above-mentioned plans and license conditions are implemented. Furthermore, it provides for posting of a rehabilitation bond to finance the costs of rehabilitating and making safe the mining area on termination of mining operations if the holder of the SML fails to meet its obligations.

The Tanzanian Mining Regulations require mine closure plans to be submitted by applicants for a SML and for posting of adequate financial assurance for mine closure by holders of the SML. Closure-related topics in the regulations include: land productivity, physical stability, national heritage, reclamation of mine facilities, monitoring, mine closure plan and posting of a rehabilitation bond.

The closure plan must be updated regularly and must also be reviewed, deliberated and approved by the National Mine Closure Committee. This committee is convened by the Ministry of Minerals (“MEM”). It must include representatives of ministries responsible for the management of the environment, land use and natural resources. It must also include regional and district authorities. Rehabilitation bonds can be in the form of an escrow account, capital bond, insurance guarantee bond or bank guarantee bond. The bond may be coupled with an agreement between the mining license holder and the GoT.

Minimum shareholding and public offering

In 2016, the Mining (Minimum Shareholding and Public Offering) Regulations, 2016, as amended, was adopted. The regulations set out the requirement to sell shares to Tanzanian nationals by way of a public offering and listing on the Dar es Salaam Stock Exchange, which applies to companies that carry out large scale mining operations. The regulations also require all existing holders of a SML to list a minimum of 30 percent of their shares on either the Main Investment Market or the Enterprise Growth Market Segment of the Dar es Salaam Stock Exchange. In September 2020, the GoT published the Mining (Minimum Shareholding and Public Offering) (Amendment) Regulations, 2020, which exempts companies holding SMLs from local listing requirements if such mining companies have entered into an agreement with the GoT that provides for a non-dilutable free-carried interest in such mining company and an economic benefits sharing arrangement. As a result of the 2020 amendment and the 16% non-dilutable free-carried interest in TNL held by the GoT, we believe the listing requirement does not apply to us, Kabanga or any of its subsidiaries, including TNL.

Categories of mineral right licenses

Ownership of and control over minerals on, in or under the land vest in the President of the United Republic of Tanzania. No person is allowed to prospect for minerals or carry on mining operations except pursuant to the authority of a mineral right license granted, or deemed to have been granted, under the Tanzania Mining Act or its predecessor acts. To enable a company to prospect or mine, the Tanzania MEM initially grants an exclusive prospecting license. Upon presentation of a feasibility study, together with certain other environmental, social and financial assurances, the MEM may then grant a form of license for mining. Three categories of licenses can be applied for under the Tanzania Mining Act: licenses for exploration, licenses for mining, and licenses for ancillary activities. Licenses for exploration include prospecting licenses and gemstone prospecting licenses. Licenses for mining include special mining licenses (if the proposed capital investment is equal to at least $100 million), mining licenses (if the proposed capital investment is equal to between $100,000 and $100 million) and primary mining licenses (reserved for Tanzanian citizens).

A prospecting license grants the holder the exclusive right to prospect in the area covered by the license for all minerals within the class of minerals applied for. An application for a prospecting license is made to the Mining Commission and the license, once granted, is valid for an initial term of four years. After the initial term, the license is renewable for a further period of three years, with no option for renewal thereafter. Upon renewal, 50 percent of the area covered by the license must be relinquished.

Mining by companies which have foreign ownership is mainly carried out through either a mining license or a special mining license, both of which confer on the holder the exclusive right to conduct mining operations in or on the area covered by the license. A special mining license is granted for the shorter of either the estimated life of the ore body indicated in the feasibility study report and such period as the applicant may request. The holder of a special mining license may apply for renewal of its license at any time but no later than one year before the expiry of the license and such renewal shall not be for a period exceeding the estimate life of the remaining ore body. Subject to pre negotiation with the GoT and as stipulated in the relevant framework agreement, a special mining license holder may have certain fiscal and other advantages over other mineral rights holders for example: entering into the framework agreement with the GoT to guarantee the stability of a long-term mining project and make special provision for the payment of royalties, taxes, fees and other fiscal imposts. A special mining license holder may, in certain circumstances, with prior approval from the MEM amend the program of the mining operations agreed with the MEM. TNL holds a Special Mining License for the Kabanga Project.

Tax laws relating to mining

Currently, the main tax laws in Tanzania comprise the Finance Act, 2015 (No. 16), which came into force on July 1, 2015, and the Finance Act, 2017 (No. 4), which came into force on July 1, 2017. Both tax laws impose and revise certain taxes, duties, levies and fees. Among other provisions, inspection or clearance fees on the exportation or domestic use of minerals were introduced. Such exportation or domestic use is restricted unless such minerals have been inspected or cleared at the mining areas, ports, airports, border or posts and the clearing fee of 1 percent of the gross value of the minerals has been paid by the exporter or any other person in possession thereof. Local government levies and environmental management fees and charges apply as well.

Natural resources, export and other rules

Natural resources legislation

In Tanzania, two laws in respect of natural resources came into force in July 2017: the Natural Wealth and Resources Contracts (Review and Re-negotiation of Unconscionable Terms) Act, 2017 (No. 6) (the “Unconscionable Terms Act”) and the Natural Wealth and Resources (Permanent Sovereignty) Act, 2017 (No. 5) (the “Permanent Sovereignty Act” and together with the Unconscionable Terms Act, the “Natural Resources Laws”). Implementing regulations were published in January 2020. The Natural Resources Laws provide that Tanzania has sovereignty over its natural resources and that all arrangements or agreements that relate to “natural wealth and resources” are subject to review by the National Assembly to ensure that they are in the interests of the people of Tanzania. During a review, all unconscionable terms as interpreted in accordance with the law are expunged from the agreement. In addition, under the laws, disputes over natural wealth and resources will not be subject to any proceedings in any foreign court or tribunal. As a result, investors are restricted from accessing international dispute resolution mechanisms. Accordingly, companies are now required to adopt Tanzanian law and dispute resolution by bodies in Tanzania in all mining agreements. As such, all disputes will be handled by judicial bodies in Tanzania. The nature of dispute resolution is negotiated between the GoT and the special mining license holder under the framework agreement. In addition, to ensure that the GoT and the people of Tanzania obtain an equitable stake in the exploitation of mining resources, all project earnings must be retained in Tanzanian banks. Investors are also prevented from freely exporting raw minerals and repatriating funds unless the relevant taxes and royalties have been paid in Tanzania prior to such exportation and all raw minerals must first be processed in country before export.

Section 6 of the Unconscionable Terms Act specifically provides that where there is an unconscionable term, the National Assembly may pass a resolution for re-negotiation of the agreement whereupon the GoT shall serve notice to the investor to re-negotiate the term or agreement. The GoT and the particular investor have 90 days from the notice date to re-negotiate the term or agreement. If both parties fail to revise the unconscionable term, the term will be deemed removed from the agreement. A term is considered “unconscionable” under the Unconscionable Terms Act if, among other grounds, the requirements or provisions of the agreement restrict the right of the state to exercise authority over foreign investment within the country and in accordance with the laws of Tanzania, are inequitable and onerous to the state, secure preferential treatment designed to create a separate legal regime to be applied discriminatorily for the benefit of a particular investor, deprive the people of Tanzania of the economic benefits derived from subjecting natural wealth and resources to beneficiation in the country, or subject the state to the jurisdiction of foreign laws and foreign courts or tribunals.

The Environmental Management Act, 2004

The Environmental Management Act, 2004 (“EMA”) is the primary legislation regulating environmental activities in Tanzania. The purpose of the EMA is to provide for and promote the enhancement, protection, conservation and management of the environment. The EMA provides that any person, being a proponent or a developer of a project or undertaking of a type specified in the EMA, which environmental impact assessment is required to be made by the law governing such project shall undertake at his own cost an environmental impact assessment study (“EIA Study”). The EIA Study is required to be undertaken prior to commencement or financing of any project or undertaking. The EMA further provides that a permit or license for the carrying out of any project or undertaking shall not entitle the developer of the project to undertake any activity without an environmental impact assessment certificate (“EIA Certificate”). The EMA requires all mining activities to undertake the EIA Study and obtain the EIA Certificate. The EIA Study shall be undertaken by experts or firms of experts who have been pre-approved by the Environmental Management Council.

The Environmental Management (Hazardous Waste Control and Management) Regulations, 2021

The Environmental Management (Hazardous Waste Control and Management) (“EMH Regulations”) apply to all categories of hazardous waste and to the generation, collection, storage, transportation treatment, recycling, reuse, recovery and disposal of hazardous waste and their movement in, into and outside of Tanzania. The EMH Regulations provide that any person who generates, stores, transport, treats, etc. any hazardous waste shall be guided by the principle of hazardous waste management. It further states that, any person who owns or operates facilities which generate hazardous and toxic waste shall minimize waste generated by adopting cleaner production principles like improvement of production process through conserving raw materials and energy by eliminating use of hazardous and toxic raw materials, reducing toxic emissions and hazardous wastes, etc. The EMH Regulations clarify how the hazardous waste should be packed, labeled, transported and disposed. Further to that, there is a requirement to obtain a permit from the Minister responsible for environmental matters to handle hazardous waste in any manner, including transportation, collection, storage, treatment and disposition of the hazardous waste.

The Environmental Impact Assessment and Audit Regulations, 2005

The Environmental Impact Assessment and Audit Regulations, 2005 (“Audit Regulations”) provides further details on the manner in which the application of the EIA Certificate should be undertaken and imposes a requirement to perform annual and several other audits on mining projects. The Audit Regulations clearly provide that no licensing authority shall issue a license or a permit to any project for which an EIA Certificate is required unless the applicant for that license/permit provides the EIA Certificate to such authority. The Audit Regulations provide that the application for the EIA Certificate shall be preceded by a project brief which shall highlight the key details of the project.

Water Licenses

Water Supply and Sanitation Act, 2019

The Water Supply and Sanitation Act, 2019 provides for the sustainable management and adequate operation and transparency in the regulation of water supply and sanitation services. It also provides for establishment and management of water authorities. It provides that the water authority established in a particular area shall be responsible for providing water supply and sanitation services to the area falling under its jurisdiction. In addition to the foregoing, the water authority is authorized to install meters for the purpose of measuring the amount of water supplied to the consumer and to prohibit the discharge of certain wastes into a sewage system. Also, this authority may enter into agreements on disposition or discharge of waste into a sewage system. Overall, this Act will be applied to the Kabanga Project with respect to the supply of water, management and use of water and disposition of waste.

The Water Resources Management Act, 2009

This Act provides for institutional and legal framework for sustainable management and development of water resources to outline principles for water resources management and to provide for prevention and control of water pollution. The Act imposes an obligation on each person in the Tanzania mainland to safeguard and protect water resources and to inform the relevant authority of any activity or phenomenon that may affect the quantity and quality of water resources significantly. Further, the Act states that all water resources remain public water and are vested in the President as a trustee for and on behalf of citizens. This Act establishes the Basin Water Boards from which the Kabanga Project shall apply and obtain a water use permit to allow TNL to harness the water for the Kabanga Project’s activities. The Act also states that the owner or occupier of land on which any activity is undertaken shall take all reasonable measures to prevent any pollution from occurring or continuing to occur and if such occupier fails to take such measures, the Basin Water Board may take measures against such person to remedy the situation. This Act imposes the obligation on TNL to apply for a water use permit that will allow it to divert, dams, store, abstract or use water from surface or underground water source for any purposes as shall be disclosed to the Basin Water Board. Such Water Use Permit shall put a restriction on the amount of water to be used by the holder thereof and if there is breach of the amount of water to be used, the person holding such permit shall be obligated to pay a fine or be imprisoned.

Labor-related legislation

Employment in Tanzania is regulated by the law of contract and numerous employment legislations. There is a body of legislation providing minimum protection for employees out of which employers and employees cannot contract. These employment legislations regulate, among other things, maximum hours of work, rates applicable to work performed overtime, minimum periods of leave, notice of termination, organizational rights in respect of trade unions, strike and lockout procedures, rights and responsibilities of employers and workers in the event of retrenchments, insolvency and transfers of businesses, protection from unfair dismissal and the prohibition of unfair discrimination. Below is a brief overview of the relevant legislation and its purpose.

The Employment and Labour Relations Act

The Employment and Labour Relations Act Cap. 366 R.E. 2019 (the “ELRA”) is the primary labor law statute in Tanzania. It gives employees the right to fair labor practices, and it: (i) regulates the organizational rights of trade unions; (ii) promotes and facilitates collective bargaining at the workplace and at sectoral level; (iii) regulates the right to strike and the recourse to lock-out; (iv) promotes employee participation in decision-making through the establishment of workplace forums; (v) provides simple procedures for the resolution of labor disputes through statutory mediation and arbitration; and (vi) sets out prescribed procedures for termination of employment on the ground of conduct, incapacity, incompatibility and operational requirements.

Additionally, the ELRA ensures that the minimum acceptable conditions of employment are implemented by employers and regulates other working conditions such as working hours, leave, termination, severance pay and deductions from remuneration. It also regulates the variation of basic conditions of employment. According to section 19(5) of the ELRA, it is mandatory to make overtime payments to non-senior management employees who work overtime. The prescribed minimum overtime pay is not less than one and one-half times the employee’s basic wage for any overtime worked. According to section 17(1) of the ELRA, the prescribed hours of work and overtime do not apply to employees who manage other employees on behalf of the employer and who report directly to a senior management employee.

Section 7(1) of the ELRA requires every employer to ensure that he promotes equal opportunity in employment and strives to eliminate discrimination in any employment policy and practice. More particularly, section 7(4) of the ELRA prohibits the employer from, directly or indirectly, discriminating against an employee, in any employment policy or practice, on any of the following grounds: color, nationality, tribe or place of origin, race, national extraction, social origin, political opinion or religion, sex, gender, pregnancy, marital status or family responsibility, disability, HIV/Aids status, age or station of life. According to section 102(3) of the ELRA, a person who offends section 7 of the ELRA may be sentenced to a fine not exceeding five million shillings.

Labour Institutions Wage Order

On November 25, 2022, the Ministry of State, Prime Minister’s Officer (Labour, Youth Employment and Persons with Disability) published the Labour Institutions Wage Order, GN. No. 687 of 2022 (the “LIWO”) which shall come into effect on January 1, 2023. The LIWO revokes the Labour Institutions Wage Order GN. No. 196 of 2013 and establishes the minimum hourly, daily, weekly, fortnightly and monthly wage rates for workers working in different sectors and areas in Tanzania. The prescribed minimum rates depend on the sector and area of work. Failure to comply with the LIWO may lead to the imposition of fines on employers. The minimum prescribed monthly wage rate for the mining sector where the employer holds a mining and prospecting license is TZS. 500,000 and TZS. 300,000 for employers holding a primary mining license.

Non-Citizens (Employment Regulations) Act

The Non-Citizens (Employment Regulations) Act No. 11 of 2015 (the “NERA”) prohibits foreign nationals from being employed in Tanzania without being in possession of a valid work permit obtained from the Labour Commissioner. Currently, there is no limitation under Tanzanian law on the number of foreign employees that a Tanzanian company may employ. However, each foreign employee is required to obtain a work permit from the Labour Commissioner and a residency permit from the Commissioner General of Immigration to be able to work and reside in Tanzania. The employer intending to employ a foreign individual must demonstrate to the Labour Commissioner that there are no other persons in Tanzania with suitable skills to fill a vacancy prior to recruiting a foreign national and requiring the employer to prepare a skills transfer plan in respect of any position in which a foreign national is employed.

Occupational Health and Safety Act

The Occupational Health and Safety Act No. 5 of 2003 (“OHSA”) sets out the minimum rights and duties of employers and employees to maintain, as far as reasonably practicable, a healthy and safe working environment. The OHSA contains duties relating to the identification, assessment and control of occupational health and safety risks, which are enforced by inspectors from the Occupation Safety and Health Authority. Each employer remains responsible for the occupational health and safety of their own employees and where an employer has engaged contractors, the employer can enter into a contract with the contractor agreeing to the arrangements and procedures between them to ensure compliance by the contractor with the provisions of the OHSA. This has the effect of the employer contracting out of its obligations in respect of the employees of contractors.

Workers’ Compensation Act

The Workers’ Compensation Act Cap. 263 R.E. 2015 (the “WCA”) provides for compensation to employees for disability or death caused by, or resulting from, injuries or diseases sustained or contracted in the course of employment. Additionally, the WCA established the Workers’ Compensation Fund (the “WCF”) for the administration and regulation of workers’ compensation. Employers must be registered with the WCF and pay all levies and amounts due to the WCF.

In the event of an occupational injury or disease resulting in the disability or death of an employee, the employee or the dependents of such deceased employee (as the case may be) are not prevented from recovering damages from the employer of the employee or deceased employee in civil suits, if the injury or disease was caused by negligence, breach of statutory duty or any other wrongful act or omission of the employer (section 30(2) of the WCA).

Damage awarded to an employee or dependent of an employee in an action at common law or any other law in respect of the negligence, breach of statutory duty or other wrongful act or omission of the employer or any other person, shall be reduced by the value of any compensation which has been paid or is payable by the Fund under the WCA in respect of the injury, death or disease (section 30(2) of the WCA).

The protection of employers under the WCA does not extend to a third-party contractors, and the employer may still be liable for any civil claims relating to occupational diseases and injuries contracted and sustained by a contractor’s employees while working at the employer’s operations.

Foreign exchange regulations

On May 13, 2022, the Foreign Exchange Regulations of 2022 (the “2022 Regulations”) came into force. The 2022 Regulations repealed the Foreign Exchange Regulations of 1998 and the Foreign Exchange (Listed Securities) Regulations, 2003. The 2022 Regulations, amongst other things, provide as follows:

•        all remittances outside of Tanzania are subject to specified restrictions and must be done through authorized/licensed banks or financial institutions in Tanzania;

•        banks and financial institutions are obligated to undertake due diligence before remitting any funds outside of Tanzania. Further, additional documentation is required to be provided to the bank to justify such remittances, including proof of payment of relevant taxes for remittances of dividends;

•        loans with a tenure exceeding 365 days are compulsorily required to be registered by the Bank of Tanzania within 14 days of the loan being approved;

•        prohibition of residents of Tanzania (including companies registered in Tanzania) from opening or maintaining bank accounts outside of Tanzania except for settlement of securities within East Africa or SADC regions;

•        offsetting of financial claims between affiliates is restricted;

•        funds remitted for foreign direct investment in the form of equity shall not be converted into a loan;

•        no lender shall obligate a borrower in Tanzania to open a foreign currency account outside of Tanzania; and

•        all residents of Tanzania looking for financial accommodation from a non-resident are obliged to carry out such transaction through resident banks and financial institutions.

In addition, the 2022 Regulations co-exist with the Foreign Exchange Circular No. 6000/DEM/EX.REG/58 of 24 September 1998 (the “1998 Circular”) which has similar provisions to the 2022 Regulations. However, while the 1998 Circular restricts offsetting of financial claims between associate resident and non-resident companies (inter-company) accounts, the restriction on offsetting under the 2022 Regulation is limited to export and import transactions.

Local participation policy

On September 15, 2015, the Non-Citizens (Employment Regulation) Act, 2015 (No. 1) came into force, which vests powers concerning work permits with the Labour Commissioner. Therefore, non-citizens wishing to be employed in the country are required to apply and be granted a work permit before applying for a residence permit. Before granting the work permit, the Labour Commissioner must be satisfied that all efforts have been explored to acquire a local expert. Further, the company is required to submit a succession plan which sets out a well-articulated plan for the transfer of the non-citizen’s knowledge and expertise to Tanzanian citizens. Moreover, the Commissioner General of Immigration is required to take into consideration conditions of the work permit issued by the Labour Commissioner when granting a residence permit.

South Africa

The Precious Metals Act

Background

The Precious Metals Act, 2005 (the “PMA”) is the primary legislation regulating the South African precious metals industry. The South African Diamond and Precious Metals Regulator (the “SADPMR”) is the regulating authority responsible for the implementation of the PMA.

The PMA specifically regulates the acquisition, possession, smelting, refining, beneficiation, use and disposal of precious metals (the “Regulated Activities”). For the purpose of the PMA, precious metals are limited to the metal gold, any metal of the platinum group and the ores of such metals. The Minister of Mineral Resources and Energy may also, in terms of the PMA, declare any other metal, and the ores of any such metal, by notice in the Government Gazette, to be precious metal for the purpose of the PMA. No such declaration has been made to date.

The scope of the PMA is limited to two categories of precious metals, namely semi-fabricated precious metal and unwrought precious metal. Semi-fabricated precious metal is defined in the PMA as “refined precious metal that is in the form of sheet, tube, wire, granule, plate, strip, rod, or sponge (including carat gold alloys as prescribed), or such other refined precious metal as may be prescribed.” Unwrought precious metal means:

“(a)  precious metal that–

(i)     is unrefined (including concentrate and matte), or has been refined to a purity less than 99,9% and has not undergone any manufacturing process other than being refined or formed into a bar (but not a minted bar), an ingot, a button, plate, sponge, powder, granules, (excluding granules made from precious metal that has been refined to or beyond 99,9% purity, and carat gold alloys), solution; or

(ii)    is prescribed as any substance, material or product of similar form to any such substance, material or product listed in paragraph (a)(i); or

(b)    any article or substance containing or consisting of precious metal contemplated in paragraph (a), but does not include any article that is of archaeological interest or that has been processed or manufactured for one or more specific industrial, professional or artistic uses.”

The principal distinction between unwrought precious metal and semi-fabricated precious metal is that the latter is refined precious metal whereas the former is unrefined. The PMA defines “refined precious metal” as “precious metal that has been refined to or beyond 99,9% purity.”

Kellplant may potentially construct a hydrometallurgical refinery, the Kell-Sedibelo-Lifezone Refinery, within the mining area of PPM, which holds a mining right granted to it in terms of the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002) (the “MPRDA”) to mine, inter alia, platinum group minerals. Kellplant would receive concentrate produced by PPM. Kellplant will need to be authorized in terms of the PMA in order to receive the platinum group mineral-bearing concentrate and refine such concentrate, which is a Regulated Activity.

One of the categories of authorizations provided for by the PMA is a refining license. In terms of section 7 of the PMA, the holder of a refining license may buy, receive, smelt, refine, or change the form of, precious metal, and may extract precious metal from any material, substance or solution in its lawful possession and sell such precious metal in accordance with the conditions of the refining license issued. The holder of a refining license may also import precious metal in accordance with the terms of the refining license however, the refining license does not include the right to export precious metals and thus a refining license holder will have to apply for permission to export precious metal in terms of section 13 of the PMA.

The SADPMR issued Kellplant a refining license on September 1, 2022 and such license is valid until August 31, 2052. Section 13 of the PMA entitles Kellplant to apply for renewal of the refining license for further year periods. Kellplant may not, without consent of the SADPMR, undertake any of the Regulated Activities on site other than the one specified in its license, which is the premises of “Pilanesberg Platinum Mines, Farm Tusschenkomst 135 JP, Road P50-1, Mankwe, 0727.”

The SADPMR may cancel an authorization issued in terms of the PMA if the holder of such authorization has furnished false or incomplete information in its application for such authorization, or if the holder has contravened or fails to comply with any provision of the PMA or any condition of the relevant authorization, or is convicted of an offence in terms of the PMA or any other offence involving fraud, theft, corruption or forgery.

In terms of section 6 of the PMA, the SADPMR, in its consideration of any application for any authorization under the PMA, must have regard to the requirements of the broad-based socio-economic empowerment Charter developed in terms of section 100 of the MPRDA. In principle, this obliges an applicant for an authorization under the PMA to comply with the black economic empowerment requirements of the Mining Charter published by the Minister of Mineral Resources and Energy in terms of the MPRDA. By virtue of section 6 of the PMA, the Mining Charter published under the MPRDA is also made applicable to applicants for, and holders of, authorizations under the PMA. The Mining Charter historically included provisions which expressly applied to applicants for, and holders of, authorizations under the PMA. These provisions included, among other things, requirements relating to black economic empowerment.

The summary below in respect of black economic empowerment applies mutatis mutandis to the precious metals industry, however, as set out further below, the application of the Mining Charter and the requirements for black economic empowerment set out therein has, for the time being, been set aside in relation to the precious metals industry.

Black Economic Empowerment

The objectives of the PMA include the following:

•        ensure that the precious metal resources of the Republic are exploited and developed in the best interest of the people of South Africa (section 2(a) of the PMA);

•        promote equitable access to the Republic’s precious metals (section 2(b) of the PMA);

•        advance the objectives of the broad-based socio-economic empowerment (section 2(d) of the PMA), (collectively, the “Transformation Objectives”).

The SADPMR is required to exercise its administrative discretion under the PMA in a manner that ensures that the Transformation Objectives are fulfilled.

Under section 7 of the PMA, the SADPMR must have regard to the requirements of the broad-based socio-economic empowerment Charter developed pursuant to section 100 of the MPRDA in considering an application for any license, permit or certificate under the PMA.

The MPRDA provides that the Minister of Mineral Resources and Energy must develop a “broad-based socio-economic charter” for the South African mining industry. The Mining Charter is a policy instrument which supports the transformation objectives in both the precious metals and mining industries. The first version of the Mining Charter was published in 2004 and there have been four revisions since, the most recent of which is the 2018 Mining Charter. On April 4, 2018, the High Court of South Africa, Gauteng Provincial Division, Pretoria in Chamber of Mines of South Africa v the Minister of Mineral Resources and Energy and Another (case number 41661/2015) held that:

•        once the Minister of Mineral Resources and Energy is satisfied that the grant of a mining right applied for will further the applicable objects of the MPRDA (relating to HDSA participation and beneficiation, and the promotion of employment and social and economic welfare of all South Africans), the mining right holder is not required to restore the percentage ownership continually, however, measured, controlled by HDSAs to the 26% target referred to in the 2004 Mining Charter and the 2010 Mining Charter where such percentage falls below 26%, unless such obligation is specified as an obligation in terms of the conditions stated in the right;

•        the failure by a holder of a mining right or converted mining right to meet the requirements of the 2004 Mining Charter and the 2010 Mining Charter does not constitute a breach of a material term of the mining right entitling the Minister of Mineral Resources and Energy to cancel or suspend the mining right in terms of the MPRDA, nor does it constitute an offense under the MPRDA, unless an obligation to meet such a requirement is specified as an obligation in the terms attached to the granting of the mining right; and

•        neither the 2004 Mining Charter nor the 2010 Mining Charter requires the holder of a mining right who has, subsequent to the grant of the right, fallen below the 26% HDSA ownership threshold to enter into further HDSA empowerment transactions to increase its HDSA ownership percentage.

The Minister of Mineral Resources and Energy appealed this decision by the High Court of South Africa, Gauteng Provincial Division, Pretoria but has subsequently withdrawn its appeal. The withdrawal of the appeal by the Minister of Mineral Resources and Energy means that the principles set out in the above are settled law until such time as there are further legislative changes or new matters are brought before the judiciary.

The 2018 Mining Charter serves as a guideline for the framing, measurement and implementation of a precious metals company’s and a mining company’s contribution to the achievement of the transformation objectives under the PMA of the MPRDA. This guidance includes descriptions of what initiatives would qualify for recognition, the targeted impact, and the timeline for implementation, as well as the manner of measuring completion. As this guidance is a policy instrument, it does not give rise to any binding legal obligations. The notion that the 2018 Mining Charter is a policy document, as opposed to law, was confirmed by the High Court of South Africa in Minerals Council of South Africa vs Minister of Mineral Resources and 13 Others (case no.: 20341/19), as further described below.

For all applications for new mining rights, the 2018 Mining Charter requires a minimum of 30% HDSA ownership. At a minimum, the HDSA ownership must be comprised as follows: (i) 5% non-transferrable carried interest to qualifying employees; (ii) 5% non-transferrable carried interest to host communities; and (iii) 20% effective ownership in the form of shares to a BEE entrepreneur. There have also been material adjustments to the minimum compliance requirements relating to, among other things, employment equity, inclusive procurement, and supplier and enterprise development, which all mining companies must comply with within five years from the commencement of the 2018 Mining Charter. The consequences of the holding that the 2018 Mining Charter is policy, as opposed to law, with respect to new applicants for mineral rights, remain to be seen. While the DMRE will not be able to enforce the policy as if it is law, it is likely that the mining industry will comply with the 2018 Mining Charter in respect of new applications for mineral rights (as it has done with previous Mining Charters). The implication of the finding that a Mining Charter is policy is that a policy may not be applied rigidly. However, the DMRE may attempt to incorporate provisions of the 2018 Mining Charter into the terms of an applicant’s mining or prospecting right.

An application for a judicial review of the 2018 Mining Charter instituted by the Minerals Council of South Africa against the Minister of Mineral Resources and Energy in the High Court of South Africa, Gauteng Provincial Division, Pretoria, was commenced in early May 2020. On September 21, 2021, the High Court of South Africa in Minerals Council of South Africa vs Minister of Mineral Resources and 13 Others (case no.: 20341/19) held that a mining charter gazetted under section 100 of the MPRDA is a policy instrument rather than a binding and enforceable legal instrument. The High Court set aside several provisions of the 2018 Mining Charter, which were construed as if the 2018 Mining Charter was a legal instrument rather than a policy instrument.

The High Court also set aside the provisions relating to the precious metals industry in the 2018 Mining Charter. Consequently, despite section 6 of the MPRDA obliging the SADPMR to apply the 2018 Mining Charter to applications for authorizations under the PMA, there are no provisions in the 2018 Mining Charter which are capable of enforcement by the SADPMR. For the time being therefore, black economic empowerment is not a prerequisite in order to be authorized under the PMA.

As stated, the Industrial Development Corporation of South Africa (“IDC”) holds a one-third interest in Kellplant. Under the Mining Charter, where a state-owned entity, like IDC, holds shares in a company to which the Mining Charter applies, those shares do not count towards the company’s fulfillment of the black economic empowerment requirements. However, under the Codes of Good Practice for the Minerals Industry (published in terms of section 100(1)(b) of the MPRDA) (“Minerals Codes”), which applies to the precious metals industry according to section 4 thereof, shares held by a state owned entity, like IDC, indirectly contribute to fulfilling Transformation Objectives in that those shares must be excluded from the aggregate of shares in respect of which black economic empowerment must be calculated (see paragraph 2.1.3.4 of the Minerals Codes). For example, as IDC holds an effective 33.33% of the issued share capital of KTSA (the holding company of Kellplant), the percentage of shares held by historically disadvantaged persons must be calculated as a percentage of the remaining 66.67% of shares as opposed to a percentage of a 100% of the issued share capital.

IDC has been granted “Facilitator Status” under the Broad-based Black Economic Empowerment Act 53 of 2003 (the “B-BBEE Act”) until 2026. This means that a company that is required to comply with the B-BBEE Act may count the shares held by IDC in it towards its black economic empowerment status under the B-BBEE Act. There is currently uncertainty whether precious metals companies are required to comply with the B-BBEE Act and the B-BBEE Codes, which generally apply to other industries in South Africa. The PMA does not require precious metals companies to comply with the B-BBEE Act and the B-BBEE Codes. Companies in the precious metals industry may wish to have their black economic empowerment status rated under the B-BBEE Act but there is no provision in the PMA which empowers the SADPMR to have regard thereto.

Environmental regulations

Section 24 of the South African Constitution compels the South African government to make legislation and to take other measures to protect the environment, prevent pollution and ecological degradation, promote conservation and secure sustainable development in South Africa.

The National Environmental Management Act, 1998 (the “NEMA”) is the overarching legislation which gives effect to the environmental right protected in section 24 of the Constitution, which provides the underlying framework and principles underpinning the coordinated and integrated management of environmental activities. There is an array of national, provincial and local government legislation related to the environment which may also be applicable on a site specific basis including the National Environmental Management: Biodiversity Act, No. 10 of 2004, the National Water Act, No. 36 of 1998, the National Environmental Management: Waste Act, No. 59 of 2008 and local government by-laws regarding matters such as water and sanitation, waste related practices, fire safety, generator use and storage of dangerous goods and hazardous products.

Environmental authorizations

An environmental authorization is required under NEMA to commence a listed activity, including activities that relate to the deposition of mine residue and tailings generated from the secondary processing of concentrate and activities that require an atmospheric emission license for the secondary processing (for example, refining of concentrate) of minerals. Commencing such a listed activity without an environmental authorization is an offense under NEMA.

Applicants for environmental authorizations are required to follow a public participation process to enable meaningful consultation with all interested and affected parties, which include host communities. In doing so, applicants must submit an environmental impact assessment report and an environmental management plan containing, among other things: information on the pre-mining environment; identification and quantification of any potential environmental, economic and social impacts; and providing appropriate mitigating measures to minimize any negative impacts caused by the mining operations and enhance any positive impacts. The Environmental Minister remains the appeal authority in respect of any appeals against the issue of an environmental authorization. The necessary environmental authorization was applied for, and obtained, by PPM and a decision on PPM’s application to transfer the said environmental authorization to Kellplant is pending.

Atmospheric emissions licenses

An atmospheric emissions license is required in terms of the National Environmental Management: Air Quality Act 39 of 2004 (the “NEMAQA”) to undertake listed activities, including certain mining-related and processing activities. NEMAQA requires the Minister responsible for Environmental Affairs to establish a national framework for achieving the objectives of NEMAQA, which must include, among other things, minimum emission standards and norms and standards. Local government is entrusted with the competence to manage air pollution, with municipalities being the licensing authority for purposes of issuing atmospheric emissions licenses. The necessary atmospheric emissions license was applied for, and obtained, by PPM and PPM will apply for the transfer of the license to Kellplant in due course.

The measurement and monitoring of atmospheric emissions are regulated through various tools, such as: the air dispersion modeling framework, the declaration of priority pollutants and pollutant areas, and the mandatory reporting of data and information from identified point, non-point, and mobile sources of atmospheric emissions to the National Air Emission Inventory System. The declaration by the Department of Forestry, Fisheries and the Environment (“DFFE”) of greenhouse gases as priority air pollutants in 2017 has been followed by the imposition of a regulatory framework for greenhouse gas emission reporting, which forms the basis and input for the imposition of the carbon tax, which commenced on June 1, 2019.

The Carbon Tax Act, which took effect on June 1, 2019, introduces a carbon tax on identified affected sectors on the basis of their greenhouse gas emission concentrations as a controlled climate change mitigation measure. Under the Carbon Tax Act, a person is liable to pay carbon tax if that person conducts an activity in South Africa resulting in greenhouse gas emissions equal to or above the defined threshold. A detailed list of activities and sectors, as well as their capacity thresholds and applicable allowances are set out in a schedule to the Carbon Tax Act. Activities carried out at the Kellplant’s operations may fall within a number of these categories.

Carbon tax is being introduced in a phased manner, with the first phase running until December 31, 2022. The Carbon Tax Act imposed a carbon tax of R120 per tonne of CO2-eq of the greenhouse gas emissions of a taxpayer for the initial tax period from June 1, 2019 to December 31, 2019, which will increase annually at the consumer price index plus 2% until December 31, 2022. The carbon tax rate for the tax period January 1, 2022 to December 31, 2022 was R144 per tonne of CO2-eq emissions, and the carbon tax rate has been increased for the 2023 tax period to R159 per tonne of CO2-eq emissions. Carbon tax liability is calculated as the tax base (sum of greenhouse gas emissions from combustion, industrial processes and fugitive emissions in accordance with a reporting methodology approved by the DFFE, proportionately reduced by certain tax-free allowances and, to the extent applicable, certain deductions) multiplied by the rate of the carbon tax. However, a number of transitional tax-free allowances apply during the Carbon Tax Act’s first phase of implementation, which aim to ensure a smooth transition to a low carbon economy. The first phase maximum percentages of each permissible allowance for each listed activity conducted are set out in a schedule to the Carbon Tax Act.

The Carbon Offset Regulations issued under section 19 of the Carbon Tax Act, which took effect on June 1, 2019, provide the first material mechanism permitting companies to reduce their carbon tax liability (between 5% to 10% of their total greenhouse gas emissions) through investment in a carbon offset program. On June 19, 2020, the Minister of Finance finalized the next set of regulatory mechanisms applicable to the Carbon Tax Act, which include regulations governing trade exposure allowances, greenhouse gas emissions intensity benchmarks, and a notice regarding a renewable energy premium. Kellplant will be subject to carbon tax once the potential Kell-Sedibelo-Lifezone Refinery has been commissioned.

Water use licenses

South Africa’s water resources are regulated by the NWA. A water-use license is required under the NWA to undertake one of the specified water uses in the NWA, subject to a number of exceptions. Water uses include, among others: the taking of water from a water resource, the diversion of watercourses, mine dewatering, discharge of wastewater, and the disposal of waste on land. Most precious metals operations situated in rural areas without access to water services from a local municipality require a water use license in order to conduct their operations, particularly for activities relating to water abstraction, storage, effluent discharge, diversions, and facilities that have the potential to pollute groundwater resources. The Minister of Water and Sanitation is responsible for issuing water use licenses and has issued regulations setting out the procedural requirements and steps for applications for water use licenses, as well as appeal processes for decisions taken. The regulated water uses applicable to Kellplant have been authorized under the water use license issued to PPM and these use rights will be extended to Kellplant under a service level agreement.

Waste management licenses

A waste management license is required in order to undertake certain waste management activities that are listed in regulations published by the Minister responsible for environmental affairs under the National Environmental Management: Waste Act 59 of 2008 (the “NEMWA”). The Minister responsible for environmental affairs may, by notice in the South African Government Gazette, prohibit or restrict the granting of a waste management license by the licensing authority for a listed activity in a specified geographical area if deemed necessary to ensure the protection of the environment, conservation of resources, sustainable development or human health and well-being. The regulated waste management activities applicable to Kellplant have been authorized under the authorizations issued to PPM and these activities will be managed by Kellplant under a service level agreement.

NEMWA also regulates contaminated land, including land where the contamination arose before the commencement of NEMWA. Any land identified as an investigation area by the environmental authorities, or which a landowner notifies as contaminated to the environmental authorities, is to be assessed and reported. A directive or remediation order may be issued by the environmental authorities requiring the remediation of the site following such assessment and report, depending on the level of risk associated with the contamination.

Certain regulatory approvals required for the operations at the potential Kell-Sedibelo-Lifezone Refinery are currently held by PPM and Kellplant. For details, see “Risk Factors — Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology — The potential Kell-Sedibelo-Lifezone Refinery is subject to costs and liabilities related to stringent environmental and health and safety standards.” and “Risk Factors — Risks Related to the Potential Kell-Sedibelo-Lifezone Refinery which may license our Hydromet Technology — A majority of the environmental and health and safety licenses and approvals are currently not held by Kellplant directly.”

Financial Provisioning

On June 24, 2022, amendments to NEMA were published which are yet to be brought into operation by the President of South Africa by notice in the Government Gazette. One of the amendments to NEMA empowers the Minister responsible for environmental affairs to identify those activities subject to environmental authorization for which the applicant for, and holder of, an environmental authorization will be obliged to make financial provision for the rehabilitation, closure and ongoing post decommissioning management of negative environmental impacts. The financial provision contemplated here is more than a financial accounting exercise. It requires the responsible party to provide a form of security, for example a bank guarantee, in favor of the competent authority. Historically, this obligation only rested on the mining industry but by virtue of above mentioned amendment, the net of responsible parties will be made wider and it is likely to include the precious metals industry as well.

Environmental liability

As set out above, precious metals companies operating in South Africa are subject to extensive environmental laws and regulations. In particular, NEMA imposes a duty of care on every person who causes, has caused or may cause significant pollution or degradation of the environment to take reasonable steps to prevent such pollution or degradation from occurring, continuing or recurring, or, insofar as such harm to the environment is authorized by law or cannot reasonably be avoided or stopped, to minimize and rectify such pollution or degradation. It is arguable that given the stringent requirements to comply, any breach of such duty is subject to strict liability.

A similar duty of care exists under the NWA where owners, controllers or occupiers of land on which an activity, or process, is or was performed that causes, has caused, or is likely to cause, the pollution of a water resource, must take all reasonable measures to prevent such pollution from occurring, continuing or recurring. Contravention of NEMA and the NWA is an offense and an offender may be liable for significant penalties in the form of a fine and/or imprisonment. Both NEMA and the NWA permit the DFFE or DWS to issue administrative directives to persons to take reasonable measures to prevent pollution from occurring, continuing or recurring where such measures have not been taken. In addition, these authorities can order the suspension of part or all of a company’s operations for non-compliance.

A person who was a director of the offending company at the time the offense under NEMA was committed may be held jointly and severally liable for any negative impact on the environment, whether advertently or inadvertently caused by the company which they represent, including damage, degradation or pollution. In order for liability to be established, the director in question must have been: (i) the principal in control at the time of the commission of the offense; (ii) an accomplice (if the director was party to the offense committed by the company or its employees); (iii) a co-conspirator (if it is alleged that the director was party to a conspiracy to commit an offense); or (iv) cited as a party to the proceedings where the company is found to have committed an offense, and the director failing to discharge the onus that they took reasonable measures to prevent or mitigate the offense. If a company receives a directive ordering it to take reasonable measures to prevent pollution or to rectify or minimize pollution or degradation and fails to take such measures, the authority may recover the cost of implementing the measures from, among others, any person who directly or indirectly contributed to the pollution or degradation, or negligently failed to prevent the pollution. Directors may be cited as jointly and severally liable for such claims in the event that they meet the requirements for associated liability (any person responsible for, or who directly or indirectly contributed to the pollution) with the amount being apportioned according to the degree to which each party was responsible for the pollution.

NEMA does not expressly provide for shareholder liability. However, there is a possibility that a shareholder may be deemed to be liable where it exercises a sufficient degree of control over the company to satisfy the test of “control” (i.e., shareholders who exercise sufficient control over a company so as to influence the manner in which it is managed) may be in a position where they are exposed to statutory liability under NEMA. There is no legal precedent in South Africa to support this interpretation as there have been no reported judgments in South Africa where a court has been asked to deal with the issue of shareholders’ liability under environmental law. However, various foreign jurisdictions have, to varying degrees, imputed environmental liability to a shareholder who exercises sufficient control over the company so as to influence the manner in which it is managed. In these jurisdictions, the question of whether a shareholder exercises sufficient control over a company is a question of fact that must be determined on a case-by-case basis. The relevant provisions of NEMA upon which regulatory authorities may rely to hold shareholders liable have been made expressly retrospective.

NEMA facilitates private prosecution by any person in a matter which relates to the protection of the environment or a breach or threatened breach of the environmental duty of care. The offenses are listed in NEMA, which range from the commencement of unauthorized activities, failure to comply with a condition in a license to operate, unlawful or intentional acts which lead to significant pollution and failure to comply with compliance orders or directives. Under NEMA, any person may initiate the prosecution of an entity, its directors or employees in their personal capacity. The person initiating prosecution does not require the public prosecutor’s permission and does not need to provide security for such action. The accused on conviction may be ordered to pay the costs of the prosecution.

Labor-related legislation

Employment in South Africa is regulated by the law of contract and by legislation. There is a body of legislation providing minimum protection for employees out of which employers and employees cannot contract. This legislation is found in a number of acts that regulate, among others, maximum hours of work, rates applicable to work performed overtime, minimum periods of leave, notice of termination, organizational rights in respect of trade unions, strike law, rights and responsibilities of employers and workers in the event of retrenchments, insolvency and transfers of businesses, protection from unfair dismissal and the prohibition of unfair discrimination. Below is an overview of the relevant legislation and its purpose.

Labour Relations Act

The Labour Relations Act 66 of 1995 is the primary labor law statute in South Africa. It gives effect to section 23 of the South African Constitution, being the right to fair labor practices, and it: (i) regulates the organizational rights of trade unions; (ii) promotes and facilitates collective bargaining at the workplace and at sectoral level; (iii) regulates the right to strike and the recourse to lock-out in conformity with the South African Constitution; (iv) promotes employee participation in decision-making through the establishment of workplace forums; (v) provides simple procedures for the resolution of labor disputes through statutory conciliation, mediation and arbitration and through independent alternative dispute resolution services accredited for that purpose; and (vi) requires the transfer of a business or a part thereof as a going concern.

Basic Conditions of Employment Act

The Basic Conditions of Employment Act 75 of 1997 (“BCEA”) applies to all employees and employers in South Africa and ensures that the minimum acceptable conditions of employment are implemented by employers and regulates other working conditions such as working hours, leave, termination, severance pay and deductions from remuneration. It also regulates the variation of basic conditions of employment.

According to section 10(2) of the BCEA, it is mandatory to make overtime payment to an employee whose earnings do not exceed the threshold of R211,596.30 per annum and works overtime. The BCEA, however, excludes certain employees earning more than the prescribed threshold from the application of the aforementioned provision in section 10(2) of the BCEA and certain other sections of the BCEA. Employees in those excluded categories who work overtime are instead compensated at the normal rate or wage for the extra hours worked. Accordingly, the BCEA would not be applicable to those employees whose terms and conditions of employment are governed by a collective agreement. To the extent that terms and conditions are not governed by collective agreements, the BCEA will apply to these employees.

National Minimum Wage Act

On January 1, 2019, the National Minimum Wage Act 9 of 2018 (the “NMWA”) came into force and established minimum hourly wage rates for workers. The prescribed minimum rates depend on the type of worker. Failure to comply with the NMWA may lead to the imposition of fines on employers. An exemption process has been established for employers who cannot afford to comply with the prescribed minimum rates.

Employment Equity Act

The Employment Equity Act 55 of 1998 (“EEA”) is intended to achieve equity in the workplace by promoting equal opportunity and fair treatment in employment through the elimination of unfair discrimination and by implementing affirmative action measures to redress disadvantages in employment experienced by people of designated groups. If an employer does not comply with affirmative action measures in terms of the EEA, a labor inspector may issue a compliance order to a designated employer if the employer has refused to give a written undertaking or failed to comply with a written undertaking in respect of compliance with such affirmative action measures. For greater enforcement prospects, the director-general may apply to the Labour Court of South Africa to have the compliance order made an order of court. Non-compliance with such court order may result in a fine of up to R2.7 million or up to 10% of the revenue of the employer, depending on the number of contraventions by the employer in a specified period.

Unemployment Insurance Act

The Unemployment Insurance Act 63 of 2001 established the Unemployed Insurance Fund, which provides for the payment of benefits to certain employees in certain express circumstances, such as unemployment, maternity leave, parental leave, adoption leave, commissioning parental leave, illness and reduced work time.

The Unemployment Insurance Contributions Act 4 of 2002 regulates the payment of contributions to the UIF. Employers are required to pay 2% of the employee’s monthly remuneration to the UIF, made up of 1% of the employee’s contribution (deducted from the employee’s remuneration) and 1% of the employer’s contribution (not deducted from the employee’s remuneration). With effect from June 1, 2021, the remuneration threshold for the calculation of the contribution to be made to the UIF is ZAR17,712.00 per month. This means that the monthly contribution is capped at R177.12 per month, for the employer and employee, respectively. In respect of learners undergoing learnership training in terms of the Skills Development Act 97 of 1998 (as defined and more fully discussed below), at the completion of the “learnership” contract, and provided that they are subsequently employed, the employer would be required to contribute to the UIF on their behalf and to deduct their contribution from their remuneration.

In response to the COVID-19 pandemic and the resultant lockdown, in 2020, the Department of Employment and Labour introduced the COVID-19 Temporary Employer-Employee Relief Scheme. In terms of this scheme, certain employers may claim benefits from the UIF on behalf of their employees.

Skills Development Act

The Skills Development Act No. 97 of 1998 aims to develop the skills of the South African workforce. Sector Education and Training Authorities have been established in terms of the Skills Development Act, with the task of contributing to the improvement of skills in South Africa, thereby establishing “learnerships,” to improve workplace skills plans, allocate grants and monitor education and training in the sector, and to collect and disburse skills development levies. Training is financed by a levy equivalent to 1% of each employer’s payroll, which is levied in terms of the Skills Development Levies Act No. 9 of 1999. All employers are required to budget for such levy, which cannot be deducted from workers’ pay.

Occupational Health and Safety Act

The OHSA sets out the minimum rights and duties of employers and employees to maintain, as far as reasonably practicable, a healthy and safe working environment. The OHSA contains duties relating to the identification, assessment and control of occupational health and safety risks, which are enforced by inspectors from the Department of Employment and Labour. Each employer remains responsible for the occupational health and safety of their own employees and where an employer has engaged contractors, the employer can enter into a contract with the contractor agreeing to the arrangements and procedures between them to ensure compliance by the contractor with the provisions of the OHSA. This has the effect of the employer contracting out of its obligations in respect of the employees of contractors.

Compensation for Occupational Injuries and Diseases Act

The Compensation of Occupational Injuries and Diseases Act 130 of 1993 (“COIDA”) provides a system of “no-fault” compensation for employees who are injured or killed in accidents that arise out of, and in the course and scope of their employment, or who contract occupational diseases. Employers must be registered with the Compensation Commissioner, or approved Mutual Assurance, and pay all levies and amounts due to the fund.

In the event of an occupational injury or disease resulting in the disablement of an employee or the death of an employee, the employee or the dependents of such deceased employee (as the case may be) are prevented from recovering damages from the employer of the employee or deceased employee, but must follow the procedures in place in terms of COIDA. Accordingly, the aforementioned persons shall have no civil claim against the employer of the injured or deceased employee. The employee or the dependents of the deceased employee, however, may lodge a claim with the Compensation Commissioner in terms of COIDA for increased compensation if the occupational injury or disease was due to the negligence of an employer or other persons stipulated in section 56 of COIDA.

Legal Proceedings

From time-to-time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of business, including assertions by third parties relating to IP infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

the Description of the Kabanga PROJECT

This description of the Kabanga Project (as defined below) has been prepared by Lifezone Metals. Certain information that follows relating to the Kabanga Project is derived from, and in some instances is an extract from, the Technical Report Summary prepared in accordance with Item 1300 of Regulation S-K promulgated by the SEC (“S-K 1300”). Portions of the following information are based upon assumptions, qualifications and procedures that are not fully described herein. Reference should be made to the full text of the Technical Report Summary, which is included as an exhibit to this proxy statement/prospectus.

Overview

The Kabanga nickel project (the “Kabanga Project”) is an exploration-stage project. Lifezone Metals believes that the Kabanga Project, located in north-west Tanzania, comprises one of the world’s largest and highest grade nickel sulfide deposits. The Kabanga Project has undergone several distinct phases of exploration and assessment since the 1970s. KNL acquired the site in 2019 and since has refurbished the camp and is currently progressing a new drilling program. The total cost of the gross mineral properties, plant and equipment at the Kabanga Project as of December 31, 2022 was $0.9 million.

Location

The Kabanga Project is located 44 km south of the town of Ngara, southeast of the nearest town of Bugarama, close to the border with Burundi. Figure 1 shows the Kabanga Project location in Tanzania. Figure 2 shows the Kabanga Project site, nearby villages and the Burundi border. Ngara District is one of the eight districts of the Kagera region of Tanzania. It is bordered to the north by Karagwe District, to the east by Biharamulo District, to the south by the Kigoma region, to the northeast by Muleba District and to the west by the countries of Rwanda and Burundi. Lake Victoria is approximately 130 km northeast of the Kabanga Project site. The Kabanga Project camp is located at 2° 53.161’S and 30° 33.626’E.

Figure 1 — Kabanga Project Location

Figure 2 — Local Area Plan

210000
220000
230000
240000
250000
260000
270000
9700000
9690000
9680000
9670000
N
Paved Road
Rulenge
North Access Road
Muhongo River
Muyenzi
Nyakahura
Ruborogo River
Bukiriro
Nyabihanga
Mukubu
Kumubuga
Rwinyana
TANZANIA
Nyamwongo River
Mu-Kinyangona River
Ntanga
Proposed Nyakahura Bypass
Ruvubu River
Bugarama
Muruhamba River
Muganza
Mumiramira
Magasenyi River
Muruhamba River
South Access Road
Mwiruzi River
Mukalinzi
BURUNDI
Murusagamba
Magamba

Ownership History

The Kabanga Project has undergone several distinct phases of exploration and assessment since the 1970s. The first drilling program was undertaken by the United Nations Development Program (the “UNDP”) between 1976 and 1979. This program targeted ultramafic bodies throughout the region (Burundi and Tanzania) and comprised some 20,068 m of drilling in 61 drillholes. After the UNDP program, there was a 10-year hiatus during which a GoT policy did not allow exploration by foreign companies.

In 1988, Sutton Resources Ltd (“Sutton”) entered into negotiations with the GoT and in 1990, Kabanga Nickel Company Limited (“KNCL”) and Kagera Mining Company Limited (“Kagera Mining”) were formed, with exploration resuming later that year. Sutton, in joint venture with BHP, explored the property between 1991 and 1995. BHP subsequently withdrew from the joint venture in 1995, and, in July 1997, Anglo American Corporation (“Anglo”) signed a joint venture agreement with Sutton. Between 1997 and 1999, this new joint venture completed a prefeasibility study. In 1999, Barrick Gold Corporation (“Barrick”) purchased Sutton, thereby acquiring KNCL and Kagera Mining and becoming, through two wholly owned subsidiaries, a joint venture partner with Anglo. After the withdrawal of Anglo from the Kabanga Project in 2000, Barrick went on to complete the first scoping study on the Kabanga Project in 2003, and then entered a joint venture agreement with Glencore Canada Corporation (“Glencore”), which produced an updated scoping study in November 2006. This updated scoping study was followed by a prefeasibility study in 2008, and an unpublished draft feasibility study in 2014. After 2015, the Kabanga Project was put on care and maintenance, and Barrick prepared a number of studies of the Kabanga Project in the intervening period. KNL acquired the site in 2019 and since then has refurbished the camp and is currently progressing a new drilling program.

For further details, see Section 2.1 of the Technical Report Summary.

Mineral and Surface Rights and Permits

In Tanzania, minerals and natural resources are state owned and the rights to explore and mine minerals and to use natural resources are obtained from regulatory bodies defined in legislation, and such rights have a defined duration and are conditional. Mineral rights are held in the form of prospecting licenses and mining licenses. There are several types of prospecting licenses and mining licenses, depending on the nature of the minerals being mined and the size of the mine. A Special Mining License (“SML”) is the type of license required for large-scale mining operations, which are defined as those requiring a capital investment not less than $100 million, and a SML is required for the Kabanga Project. Associated with each SML is an investor — state framework agreement, between the holder of the SML and the GoT. The agreement includes clauses on the conduct of mining operations, the grant of the GoT free-carried interest and state participation in mining and the financing of any mining operations.

The Framework Agreement is focused on equitable economic benefit sharing according to the principles included in Article 3 of that agreement. It recognizes the formation of TNCL, which has two subsidiaries: Tembo Nickel Mining Company Limited and Tembo Nickel Refining Company Limited. Pursuant to the terms of the Framework Agreement, the GoT and KNL agreed to equitably share the economic benefits derived from the Kabanga Project in accordance with the joint financial model, which will be concluded as we progress through the Definitive Feasibility Study. The Framework Agreement provides that KNL shall receive its 84% share of the economic benefits through payment of dividends and proportionate returns of capital to shareholders of TNL and the JVC Subsidiaries and that the GoT will receive its share of the economic benefits through the payment by TNL and the JVC Subsidiaries of taxes, royalties, fees and other fiscal levies and through the GoT’s 16% non-dilutable free-carried interest in TNL. The economic benefits to the GoT through payment of taxes shall cover only taxes directly payable by TNL and the JVC Subsidiaries to the GoT and limited to local government levies, petroleum and fuel levies, import duties, skills development levy, royalties, inspection fees, corporate income tax, withholding tax on dividends, and any other fiscal levies imposed by any agency of the GoT (other taxes not directly receivable from TNL and the JVC Subsidiaries’ income shall not be construed as forming part of the GoT share of economic benefits). Further, the fiscal regime governing the mining, smelting and refining operations of TNL and the JVC Subsidiaries shall comprise a royalty in respect of mining operations payable to the GoT, an inspection fee payable to the GoT, service levy payable to the GoT, non-deductibility of royalties for the calculation of corporate income tax, a corporate income tax of 30%, indefinite carry forward of losses but with the ability to offset against taxable income in any given tax year subject to a cap of 70% of the taxable income in a given tax year, and application of straight line pooled asset depreciation at a rate of 20% per annum. For more information, see “Information About Lifezone Limited — Material Contracts — Arrangement with the Government of Tanzania — Framework Agreement.”

The beneficiation facility in the Framework Agreement is referred to as a Multi-purpose Mineral Processing Facility (“MMPF”), and its purpose is stated as processing, smelting and refining of nickel and other mineral concentrates, albeit no smelting is envisaged in the Kabanga Project, as all metal extraction is expected to utilize a hydrometallurgical process. TNCL will manage the operations of the mine and the MMPF through subsidiaries, while the GoT will assist TNCL in acquiring suitable land for the construction of the MMPF within the vicinity of Kahama township. KNL is required to oversee the construction of the MMPF at Kahama and to prepare the requisite reports on Kabanga, including feasibility studies for the mine and the MMPF and the corresponding environmental impact assessments (“EIA”).

On October 25, 2021, the GoT granted SML 651/2021 to TNCL for the Kabanga Project. TNCL held the area under Retention License RL 0001/2009 and submitted a feasibility study over the license area in compliance with Parts A, B, and C of the SML for the grant. The SML conferred to TNCL the exclusive right to search for mine, dig, mill, process, refine, transport, use and/or market nickel, or other minerals found to occur in association with nickel, in and vertically under the SML area, and to execute such other works as are necessary for that purpose. The SML at Kabanga is within the geographical district of Ngara in the Kagera region, with an approximate area of 201.85 km2. Pursuant to the provisions of the Tanzania Mining Act, the SML shall be valid for a period of up to 33 years, effective from October 25, 2021, subject to terms and conditions set out under Parts A, B and C of the SML.

TNCL will need to acquire surface use rights for up to 4,300 ha of land in order to develop the Kabanga Project. The Kabanga Project will trigger both physical and economic displacement of households across the different villages that have administrative control over land within the Kabanga Project area boundary. A Relocation-Resettlement Action Plan (“RRAP”) was produced for the Kabanga Project in 2013, which also serves as the foundational Resettlement Policy Framework (“RPF”) to guide any further Kabanga Project components that might result in displacement. According to the RRAP, a Resettlement Working Group (“RWG”) was established in 2007, and consultations were initiated with impacted households and local government authorities to collectively develop the resettlement strategy.

The RRAP was submitted to the GoT as part of the application for a SML and TNCL now needs to apply for Granted Rights of Occupancy to the area. KNL engaged independent consultants to undertake a new RRAP in 2022 and, the land survey and the asset and valuation survey has been completed over the Kabanga Project area. The socio-economic survey will be complete shortly. Further analysis of these surveys is ongoing, including livelihood assessment and planning, as the RRAP moves to the next stage and then implementation.

An EIA certificate (EC/EIS/824) for the mine was granted in 2013 based on the EIA process and report completed in 2013. The certificate, originally granted to KNCL, was transferred to TNCL on June 16, 2021. The transfer certificate specifically states that the Kabanga Project’s objective is mining, processing and refining of high-purity nickel with cobalt and copper co-products. The EIA certificate requires compliance with the environmental management plan (“EMP”), which is in the process of being updated.

For further details, see Sections 3.3, 3.7 and 17 of the Technical Report Summary.

Geology and Mineralization

The Kabanga Project is located within the East African nickel belt which extends 1,500 km along a north-east trend that extends from Zambia in the south-west, though the Democratic Republic of Congo, Burundi, Rwanda, Tanzania and Uganda in the north-east, and straddles the western boundary of the Tanzania Craton to the east and the eastern boundary of the Congo Kasai Craton to the West.

The intrusions that host the known potentially economic nickel-bearing massive sulfide zones in the Kabanga Project area (Figure 3), namely North, Tembo, Main and MNB, are found within steeply dipping and overturned metasediments, dipping to the west (70° to 80°) with a north — north east strike orientation (025°) from Main to North zone, changing to a north-east strike orientation (055°) from North to Tembo.

Three lithological groups are present at Kabanga:

•        Remobilized massive sulfide (>80% sulfide) (“MSSX”), which carries 90% of the sulfide occurrence and massive sulfide with xenoliths of metasedimentary or gabbro/ultramafic rock (≥50% to 80% sulfides).

•        Ultramafic — mafic intrusive complex rocks, which display a wide range of metamorphism / metasomatism. These lithologies can also carry significant sulfide mineralization, such as in the ultramafic unit named UMAF_1a (>30% sulfides, located adjacent to the MSSX, present at Tembo and North).

•        Metasediments comprising a series of pelitic units, schists and quartzites, forming the hanging wall and footwall of the massive sulfide lenses.

Figure 3 — Plan View Schematic of Geology of the Kabanga Project Area

The massive sulfide comprises principally pyrrhotite, with up to 15% pentlandite, which shows distinct globular recrystallisation textures and crystals that may reach up to five cm in size. Accessory sulfides include chalcopyrite and traces of pyrite, galena, arsenopyrite, cubanite, niccolite, cobaltite and mackinawite.

At surface, the ultramafic bodies are completely weathered to saprolite. The depth of the saprolite profile ranges from 40 m to 100 m in the project area. At the North zone, massive sulfides are weathered to depths of 80 m to 100 m. The massive sulfide horizon at the Tembo zone is more than 98% within fresh material, with minor oxidation present in the upper southern and northern parts of the mineralization. In general, nickel laterite formation over the associated ultramafic rock is only weakly developed with minor nickel-bearing serpentine and rare garnierite.

For further details, see Section 1.4 of the Technical Report Summary.

Processing and Infrastructure

The Kabanga Project is located approximately 25 km (via unpaved road) from Rulenge, which is a further 50 km away from the district capital of Ngara. Ngara is connected by a paved trunk road to Dar es Salaam, (approximately 1,300 km to the south-east), and to Burundi (approximately 40 km to the south-west). The Kabanga site is accessible by road connecting to the National Route B3 at Muzani. Three potential access routes have been identified: northern, central and southern, with the southern route currently preferred due to the shorter distance (approximately 80 km to Muzani) and having the lowest environmental and social impact. This is presently a dirt road prone to rutting in the rainy season and occasional flooding in at least two places, and a study is underway to assess alternatives to upgrade and seal this road. There is a railway from Dar es Salaam to Isaka, which is currently being upgraded and rehabilitated. Isaka is approximately 350 km from the Kabanga Project. The nearest airstrip to the Kabanga Project is approximately a two hour drive via a dirt road.

Within the Kabanga Project area, domestic water supplies are typically obtained from the small tributary streams, from springs on the Kabanga Project ridge, and from shallow dug wells in the valley bottom lands. The rivers are not used for domestic water supply. Infrastructure in the Ngara district is limited in terms of national grid power and reticulated potable water supplies. A transmission line and sub-station from a new hydroelectric project to the north-west of Tanzania is within 70 km of the Kabanga Project site and an extension of the 200kV line to the project is planned within the development time of the Kabanga Project.

The KNL camp, which was on care and maintenance from 2015 through 2020, is in an overall good state of repair. It comprises buildings for administration and security, geology and technical services, community relations, canteen, clinic, workshops, staff housing, and dedicated spaces for sample and core storage (located both within the confines of the camp and one large overflow area to the north-west of the camp). Power is supplied by diesel generators located on site. Water is provided by a borehole located 900 m to the north-west of the camp, near the summit of the hill. The KNL camp is currently undergoing an upgrade to meet the demands of on-site employees to support ongoing project-related activities.

For further details, see Section 4 of the Technical Report Summary.

The 2014 feasibility study considered export of sulfide concentrate to commercial smelters, which is no longer allowed by the GoT. To address this strategic change, KNL is currently considering locating CTP at the site of the Buzwagi Gold Mine near Kahama, 35 km from the proposed rail loadout facility at Isaka. The Buzwagi Gold Mine has now ceased operations and the site is expected to be available for redevelopment.

We expect that the CTP will consist of the following process operations:

•        pressure oxidation leaching through oxygen injection;

•        solid-liquid separation followed by pre-neutralization, to remove excess free acid;

•        copper separation using Solvent Extraction (“SX”) followed by metal recovery by Electrowinning (“EW”);

•        iron removal using limestone under aeration; and

•        nickel and cobalt separation and metal recovery using SX/EW.

It is planned that the final products will be nickel and copper cathode and cobalt rounds. The CTP will be sized to process the concentrate produced at Kabanga. Residues from the CTP at Kahama shall be used as pastefill at Kabanga.

We anticipate the following surface infrastructure requirements:

•        site support and operational infrastructure at the mine and processing facility and the CTP located at the external metallurgical facility;

•        power supply infrastructure at both locations; and

•        transport infrastructure and access between both locations and between the external metallurgical facility and the port.

The key infrastructure assets are proposed to include:

•        site wide earthworks, roads, services and utilities (drainage/electrical distribution/communications) and security;

•        buildings and facilities to support mining, processing and administrative functions including buildings such as offices, workshops, and warehousing, waste management and consumables supply and storage; and

•        the accommodation camps for construction and operations.

KNL’s intended downstream process for metal recovery from the flotation concentrate consists of pressure oxidation followed by sequential stages of separation using solvent extraction, with final metal recovery (separately) by electrowinning. As of the date of this proxy statement/prospectus, a series of preliminary pressure oxidation leach tests have been conducted to provide an indication of refinery metal recoveries at a small scale on various Kabanga concentrate samples, which, while ongoing, are showing indicative recoveries of approximately 97% for nickel, copper and cobalt. The pressure oxidation leach extractions for the first three non-optimized tests on bulk Tembo concentrate averaged nickel 96%, copper 99% and cobalt 99%. These results indicate that Kabanga nickel concentrate is amenable to processing using our Hydromet Technology. Metallurgical test work continues for the concentrator confirmation test work and development of the refinery flowsheet.

Status of Exploration, Development and Operations

Exploration at Kabanga has been undertaken in a number of different phases spanning over 45 years, with more than 598 km of drilling having been completed in total, 26.8 km of which was on regional targets.

Years	Companies	Metres Drilled	Discovery (purpose)
1976 – 1979	UNDP Regional Exploration	20,068	Main zone
1991 – 1992	Sutton Resources	12,974
1993 – 1995	Sutton – BHP JV	37,947	North zone
1997 – 1999	Sutton – Anglo American JV	56,227
2000 – 2004	Barrick Gold Corporation	39,931	MNB zone
2005 – 2008	Glencore – Barrick Gold JV	64,957	North Deep zone (scoping study 1)
		81,256	Tembo zone (scoping study 2)
		242,347	Safari/Kima zones (prefeasibility study)
2008 – 2009		21,368	(feasibility study)
2011 – 2012	Glencore – Barrick Gold JV	5,303
2014		3,320
2021 – 2022	KNL	8,611	Tembo North (infill) and Safari
		4,163	Tembo and North (metallurgical)
Total		598,472

The first drilling on the deposit was undertaken between 1976 and 1979 by the UNDP, and by the start of the year 2000, a total of 127 km of drilling had been carried out on the Kabanga Project by various parties as set out above. In 2003, a scoping study was completed by Barrick on the Kabanga Project, and in 2005, Barrick issued a press release announcing a signed joint venture partnership with Falconbridge Limited.

A combined total of 146,213 m of drilling in 257 drillholes was completed for the scoping studies. Borehole electromagnetic surveys with physical properties were completed, superconducting quantum interference device and fixed loop transient electromagnetic surface geophysical surveys, as well as an airborne helicopter versatile time domain electromagnetics survey were conducted to characterize the mineralized zones and explore the surrounding area.

A total of 5,508 kg of sample across the two scoping study phases was shipped for metallurgical testing. Five geotechnical holes were drilled at proposed infrastructure sites. A further 242,347 m in 555 drillholes was completed for the prefeasibility study phase. This exploration program was designed to continue to improve the confidence of the North and Tembo resources and discover additional resources to improve the project’s economics within 15 km trucking distance of planned mine infrastructure. Further metallurgical samples were also required for two pilot plant test runs.

From December 2008 through August 2009, a total of 21,368 m of drilling was completed. An independent consultancy performed a quality assurance/quality control (“QA/QC”) audit and a mineral resource audit. From 2010 to 2014, extensive geological/geophysical interpretation was carried out over the Kabanga Project area, coupled with assaying of non-sampled historical BHP and Anglo holes in the Main zone area, and led to the development of several high-tenor nickel targets in the southern part of the Kabanga Project area. Regional exploration work in this era was confined to geological mapping over regional licenses and establishing access routes for planned 2011 programs. Subsequent drilling in 2014 was limited to four holes, which were drilled testing two new target areas, and an additional two holes were drilled into the north end of the Tembo zone.

In December 2021, KNL recommenced activities after the granting of the SML. Two diamond drilling campaigns have been conducted over the area covered by the SML by KNL through December 31, 2022 (“recent drilling”):

•        December 2021 to May 2022: 4,163 m of drilling in 14 holes to provide 2,727 kg of metallurgical sample (in three bulk samples) from the North and Tembo zones for hydrometallurgical test work in Perth, Australia.

•        May 2022 to December 31, 2022: 7,843 m of infill drilling in 23 holes at Tembo North to increase confidence in this zone over a 700 m strike length, and to provide an additional bulk sample (464 kg) for hydrometallurgical test work in Perth, Australia. An additional 768 m in one drillhole was completed at the Safari prospect.

Drilling has been completed exclusively by diamond drilling, with holes collared in PQ diameter to drill through the highly weathered quartzite, then downsizing to HQ diameter down to 300–600 m, and then typically finishing in NQ diameter for drilling into the deeper parts. Core recovery for the recent drilling has resulted in an average of 98% recovery overall. A projected long section, showing the full drillhole traces of the recent drilling, together with the drillhole intercepts of the pre-2021 drilling where Ni%>0.5 and historical mineralization interpretations, is shown in Figure 4. An example cross section is shown in Figure 5.

Figure 4 — Projected Long Section showing Post-2021 Drillhole Traces and Historical Ni%>0.5 Assays and Mineralization Interpretations

Figure 5 — Example Cross Section showing Post-2021 Drillhole Trace and Historical Ni%>0.5 Assays and Mineralization Interpretations

11000 mRL
10950 mRL
10900 mRL
10850 mRL
10800 mRL
10750 mRL
10700 mRL
10650 mRL
10600 mRL
83850 mN
29100 mE
83800 mN
29150 mE
83750 mN
29200 mE
83700 mN
29250 mE
83650 mN
KN06-39
KN06-31A
KN06-31B
KN06-37A
KN07-10B
KN06-37B
KN08-15E
KN05-58A
KN05-76C
KN05-58C
KN05-58D
KN05-58
KN08-61B
KN08-61A
KN08-21A
KN08-21B
Ni% Legend
[0.5,0.75]
[0.75,1]
[1,1.5]
[1.5,2]
[2,2.5]
[2.5+]
0
20
40
60
80
100

Only Ni%>0.5 shown for pre-2021 drillholes

Drillhole collar locations are surveyed in UTM ARC 1960 grid using differential GPS in units of metres. Drillhole collar details are shown in Table 2. The drillhole data is subsequently converted to the MG09 grid by subtracting 200,000 from the easting and 9,600,000 from the northing and adding 10,000 to the elevation.

The KNL drilling is yet to be incorporated into the mineral resource database, therefore is currently not able to be considered in the discussion of the mineral resources.

For further details, see Section 1.5 of the Technical Report Summary.

Internal Controls

The sample preparation, assaying and QA/QC activities and protocols at the Kabanga Project are consistent with industry standards.

From 2003 onwards, sample preparation was completed in Tanzania at ALS-Chemex laboratory in Mwanza. Drill core was crushed to – 2 mm and 2 x 250 g pulps were nitrogen-purged and vacuum sealed in plastic bags and sent to ALS-Chemex Perth laboratory (with duplicate insertion at a rate of 1 in every 40 samples) where samples were pulverized to – 75 μm prior to analysis. Prior to February 2007, quarter core samples (NQ core) were sent for assaying (only North zone), thereafter, half core samples (NQ core) were used for assaying. All coarse rejects (–2 mm crusher rejects) were preserved in vacuum sealed nitrogen purged bags, stored at the Kabanga site. All unused pulverized pulp material was hermetically sealed in a cryovac bag for long-term storage in Perth.

The ALS-Chemex Perth laboratory was the primary analytical laboratory for 100% of the Tembo assay results available in the database. For North, all 1994 – 1995 and 2001 – 2009 assay results are from ALS-Chemex, but for the 42 holes drilled in this zone by Anglo in 1997 – 1998, most of the results are from the Anglo American Research Laboratory (“AARL”) in Johannesburg using the ICP technique. The Anglo drillholes used for the North 2021 model update account for 11% of the total meters used to estimate the Mineral Resource Estimates.

A detailed list of the analytical laboratory and assaying technique used by drilling campaign is given below:

•        1991 – 1992: Sutton – Cominco AA – Main zone only

•        1992 – 1995: BHP – ALS Chemex Acid digest ICP primarily – Main and North zones

•        1997 – 1999: Anglo – AARL Acid digest ICP primarily – Main and North zones

•        2001 – 2004: Barrick – ALS Chemex Acid digest ICP – Main, MNB and North zones

•        2005 – 2014: KNCL – ALS Chemex Acid digest ICP – Main, MNB, North and Tembo zones

At the ALS-Chemex Perth laboratory, pulps were analyzed as follows:

•        4-acid digest/ICP for Ni, Cu, Co, Ag, Fe, Cr, Mg, Mn, As, Pb, Bi, Cd and Sb

•        Fire assay/ICP-MS for Au, Pd, and Pt

•        Ni and Cu samples exceeding 10,000 ppm, and Au, Pd, and Pt samples exceeding 1 g/t were re-analyzed by a 3-acid digest/ICP finish with a high-degree of accuracy and precision

•        All Au, Pd, and Pt analyses exceeding 1.0 g/t also were assayed by a more accurate fire assay/ICP MS technique (see note below)

•        Leco method for S

•        Gravimetric method for density (pycnometry) on all samples

Not all samples have been assayed for the complete suite: only 66% for North (10,053 of 15,200 samples), and 95% for Tembo (6,422 out of 6,717 samples). The acid digest/ICP method has very limited incorporation of Ni originating from silicate minerals. However, as demonstrated by the results obtained from umpire assays on Kabanga massive sulfide samples by SGS using XRF, there are essentially no significant nickel-bearing silicates in Kabanga MSSX, and all nickel mineralization is present as sulfides. In the ultramafic UMAF_1a material, however, the SGS XRF results report clearly higher total Ni in comparison to the acid digest/ICP results due to the presence of nickel silicates in this material.

In respect of recent drilling, assaying is routinely undertaken on 1.0 m samples, with reduction in sample length permitted to honor changes in lithology or style of mineralization. Assaying is conducted at SGS laboratories in Johannesburg, South Africa and Mwanza, Tanzania. The analyses undertaken are Na peroxide fusion/ICP analysis; FA/ICP assays; sulphur analysis by ICP/Infrared/CS Analyzer; Ag by AAS; and SG determination by pycnometer. Check assaying of approximately 10% of the results is undertaken at Nesch Mintech laboratory in Mwanza, where Ni, Cu, and Co assays are undertaken by 4-acid microwave digestion with ICP/plasma-atomic emission spectrometer finish and sulphur analyses by Infrared/CS Analyzer.

An industry standard QA/QC protocol was used at Kabanga with screen tests and the use of duplicates (coarse rejects, core), pulp check assays, certified reference material standards and blanks to monitor sample preparation and assaying quality. 100% of the assays in the project database from 2001 – 2009 are from ALS-Chemex Perth. There are no Genalysis or SGS Lakefield results in the database used for the Mineral Resource Estimates. Since routine QA/QC procedures started in 2005, 73% of the North data and 100% of the Tembo data has been subjected to a standard QA/QC protocol. In respect of recent drilling, QA/QC insertion includes Certified Reference Materials standards, blanks and pulp duplicates. NiEq is calculated by TNL using the formula: Ni% + Cu% x 0.411 + Co% x 2.765.

In the opinion of the Qualified Person, the sample preparation, security and analytical procedures meet industry standards for data quality and integrity, and there are no factors related to sampling or sample preparation that would materially impact the accuracy or reliability of the samples or the assay results. Recent infill drilling results have corroborated historical results. The outcomes of the QA/QC procedures indicate that the assay results are within acceptable levels of accuracy and precision and the resulting database is sufficient to support the estimation of mineral resources. However, there are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future mineral reserves and rates of mineral production, including many factors beyond our control. The accuracy of any mineral resource and mineral reserves estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions, such as commodity prices, and market prices being generally in line with estimates. For more information, see “Risk Factors — Risks Related to the Metals Extraction Operations — Our Mineral Resource Estimates may be materially different from mineral reserves and final quantities we may ultimately recover, our estimates of life-of-mine may prove inaccurate and market price fluctuations and changes in operating and capital costs may render all or part of our mineral resources uneconomic to extract.”

For further details, see Section 8 of the Technical Report Summary.

Lifezone Metals Commentary

A new Resource definition drill program is underway at North and Tembo, which will be ongoing though the first half of 2023 to support an update to the Mineral Resource Estimates and Geological Block Model that will be used for the Definitive Feasibility Study mine plan and Reserve Statement. A memorandum of understanding has been signed with Tanesco, the Tanzanian national electricity supplier, regarding the connections of interim and permanent power supply for construction and operational needs via a new high voltage overhead line to Kabanga. Consultation is also ongoing with Tanroads and Tanzania Railways Corporation regarding the upgrades and improvements of existing roads to support Kabanga’s concentrate road transport from Kabanga to Kahama and rail to allow final metals product transport from Kahama to Dar es Salaam.

DRA Global Limited (“DRA”) has been appointed as the principal consultant for the Definitive Feasibility Study, and study work is underway across all technical disciplines.

As per the requirements of the issuing of the SML, the EMP is being updated taking into consideration of the modifications to the previously issued certificate. The draft plan was submitted to National Environment Management Council (“NEMC”) in December 2022. All fieldwork for a new environmental and social impact assessment for the Kahama refinery operations has been completed and the draft report is being prepared for submission to NEMC in the first quarter of 2023. We will also conduct another environmental impact assessment in connection with the Definitive Feasibility Study.

Following a site visit by the Tanzania Civil Aviation Authority, an airdrome study has confirmed that the proposed area at the Kabanga site and presented design is suitable for an 80-seater aircraft (e.g., a typical 80-seater aircraft Dash 8 Q400). An early works program is being prepared to commence work on construction of a new airdrome and Phase 1 of the permanent camp, pending availability of a resettled section of the Kabanga Project footprint. Construction of the aerodrome and supporting infrastructure is planned to commence by 2024.

Initial Assessment

The Technical Report Summary describes the Mineral Resource Estimates of the Kabanga Project.

The initial assessment assumes an underground mining rate of 2.2 Mtpa. The mining method is underground stopping with backfill, and the extracted mineralized material will feed into an on-site concentrator. Concentrate is assumed to be transported to an off-site hydrometallurgical processing facility to produce final nickel, copper, and cobalt metal, with transport of the final metal to Dar es Salaam and export to markets for sale.

A cash flow analysis was not performed for the Kabanga Project. The initial assessment has been prepared to demonstrate reasonable prospects of economic extraction, not the economic viability of the Mineral Resource Estimates. The initial assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves. There is no certainty that this economic assessment will be realized.

The Qualified Person has concluded that the Mineral Resource Estimates meet reasonable prospects for eventual economic extraction.

For further details, see Section 1.6.4 of the Technical Report Summary.

Mineral Resources

Mineral resources for the Kabanga Project have been estimated using industry best practices and conform to the requirements of S-K 1300 as Mineral Resource Estimates.

The Mineral Resource Estimates discussed in this section are based on the mineral resources reported by Glencore and Barrick, as current in their 2016 annual reports. The nickel equivalent grade and the modifying factors for the cut off grade were updated with 2023 assumptions for reporting of the Mineral Resource Estimates.

By the end of 2012, under the Barrick-Glencore joint venture, 582 km of diamond drilling had been completed at the Kabanga Project. The North and Tembo mineralized zones are the most densely drilled of all the mineralized zones identified to date. A resource estimate was completed in 2008 as part of a prefeasibility study. An independent technical audit of the database, QA/QC, and the resource estimate was completed in 2009. The final estimate update from the Barrick-Glencore joint venture was completed in 2010 after an infill drilling campaign. This 2010 estimate forms the basis of a 2014 draft feasibility study.

A check model was completed for North and Tembo in 2021 using the same drillhole database as the 2010 estimates with a different modelling approach. All grade elements and density were estimated by ordinary kriging. Additionally, inverse distance weighting to the power of two and nearest neighbor estimates were completed for validation purposes. The 2010 and 2021 models were validated and compared visually and statistically for all grade elements estimated and for density. The Qualified Person has reviewed and accepted this information for validation purposes in the Technical Report Summary.

As the Kabanga North and Tembo zones contain multi-element mineralization, a nickel-equivalent (“NiEq”) formula updated for current metal prices, costs and other modifying factors has been used for reporting from the Mineral Resource Estimates.

The 2023 nickel equivalent (“NiEq23”) formula is as follows: NiEq23 (%) = Ni% + Cu% x 0.411 + Co% x 2.765.

The 2023 NiEq cut-off grade is 0.58% NiEq. Metal price assumptions used for cut-off grade determination were $9.50/lb for nickel, $4.00/lb for copper and $26.00/lb for cobalt.

The Mineral Resource Estimates are shown in the table below. Mineral resources are reported showing only the LHL attributable tonnage portion, which is 69.713% of the total at February 15, 2023:

Mineral Resource Classification	LHL Tonnage (Mt)	Grades				Recovery
		NiEq23 (%)	Ni (%)	Cu (%)	Co (%)	Nickel (%)	Copper (%)	Cobalt (%)
MAIN
Measured	—	—	—	—	—	—	—	—
Indicated	2.14	2.44	1.92	0.28	0.15	87.2	85.1	88.1
Measured+Indicated	2.14	2.44	1.92	0.28	0.15	87.2	85.1	88.1
Inferred	—	—	—	—	—	—	—	—
MNB
Measured	—	—	—	—	—	—	—	—
Indicated	—	—	—	—	—	—	—	—
Measured+Indicated	—	—	—	—	—	—	—	—
Inferred	0.51	1.98	1.52	0.20	0.13	87.2	85.1	88.1
NORTH
Measured	4.7	3.37	2.64	0.35	0.21	87.2	85.1	88.1
Indicated	11.9	3.80	3.05	0.41	0.21	87.2	85.1	88.1
Measured+Indicated	16.6	3.68	2.93	0.39	0.21	87.2	85.1	88.1
Inferred	12.0	3.29	2.64	0.35	0.18	87.2	85.1	88.1
TEMBO
Measured	4.9	3.03	2.34	0.32	0.20	87.2	85.1	88.1
Indicated	2.2	2.20	1.69	0.22	0.15	87.2	85.1	88.1
Measured+Indicated	7.1	2.77	2.14	0.29	0.19	87.2	85.1	88.1
Inferred	2.1	3.05	2.41	0.31	0.18	87.2	85.1	88.1
OVERALL MINERAL RESOURCE
Measured	9.6	3.20	2.49	0.34	0.21	87.2	85.1	88.1
Indicated	16.3	3.40	2.71	0.36	0.19	87.2	85.1	88.1
Measured+Indicated	25.8	3.33	2.63	0.35	0.20	87.2	85.1	88.1
Inferred	14.6	3.21	2.57	0.34	0.18	87.2	85.1	88.1

____________

1.       Mineral resources are reported exclusive of mineral reserves. There are no mineral reserves to report.

2.       Mineral Resources are reported showing only the LHL attributable tonnage portion, which is 69.713% of the total.

3.       Cut-off uses the NiEq23 using a nickel price of $9.50/lb, copper price of $4.00/lb, and cobalt price of $26.00/lb with allowances for recoveries, payability, deductions, transport, and royalties. NiEq23% = Ni% + Cu% x 0. 411 + Co% x 2.765.

4.       The point of reference for mineral resources is the point of feed into a processing facility.

5.       All mineral resources in the Technical Report Summary were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% NiEq23.

6.       Totals may vary due to rounding.

For further details, see Section 11 of the Technical Report Summary.

industry

The Outlook for Nickel

According to Wood Mackenzie, over the past ten years, average global nickel demand grew annually by just under 6%, and supply grew by just over 5%. As both Chinese investments and western ferronickel projects came on stream, the shortfall in supply was not as significant as some had previously predicted. However, Wood Mackenzie believes that, when considering the modern day “constraints” of ESG requirements, there could be a shortfall in the supply of nickel that meets specific criteria for particular consumers. The requirement to meet particular ESG standards has been expressed by “western” car and battery manufacturers when sourcing battery raw materials used in their supply chains, and Wood Mackenzie expects this growth in nickel consumption in the battery sector to be dominant in the coming years.

Through to 2035, Wood Mackenzie forecasts global primary nickel demand rising by 4.5% a year, as electrification continues to grow, which growth in demand is expected to be supported by stainless steel melt shop production growth in Asia. Wood Mackenzie believes that sustained global primary nickel demand at such level should benefit nickel prices. According to Wood Mackenzie, supply (when measured by its base case output plus probable projects only) averages 3% a year over the same period through 2035, with such annual supply growth averaging 7% from 2022 – 2027. While this growth trend points to renewed tightening in nickel supply before the end of the 2020s, Wood Mackenzie is aware of industry announcements of potential new supply that could come on stream from 2026, which Wood Mackenzie expects to narrow the differential with demand. Material nickel tonnes required from unidentified resources to retain relatively equal levels of demand and supply are not needed until 2030, and the current figure of less than 100 kt of unidentified supply needed by 2030 appears to Wood Mackenzie to be manageable in light of the proliferation of Chinese funded projects in Indonesia. However, the picture is complicated by an imbalance between supply-side investments in primary nickel mining and smelting facilities producing intermediates, and those for new refining capacity and first-use consumption points. According to Wood Mackenzie, the impact of this is already visible in the 2022 surplus of nickel — now in excess of 200 kt — which reflects the supply increase from both nickel pig iron (up 22.5% compared to 2021) and chemicals (up 32% compared to 2021). But even with a 36% year-on-year increase in nickel demand from batteries in 2022, according to Wood Mackenzie, the total growth in global nickel demand is comparatively low, at 6.2%, due to the weakening stainless steel market (especially in China during the second and third quarters of 2022).

Wood Mackenzie believes that global nickel supply cannot yet accommodate all of the nickel intermediates coming from new matte and mixed hydroxide precipitate smelters in Indonesia, since Wood Mackenzie has not seen available refining capacity increase at the points of their transformation. The same is true of nickel pig iron. Even with a sharp drop in scrap use, Chinese stainless steel production in 2022 is below the level needed to absorb all the nickel pig iron now being produced in Indonesia and China. Wood Mackenzie believes that “unevenness” will reverse in 2023, as demand is expected to increase by more than 15% yet refined supply is expected to rise by only 6.5%. This will allow much of the excess supply in 2022 to be absorbed and push the market into deficit (-45 kt, according to Wood Mackenzie).

According to Wood Mackenzie, the tight markets of 2023 and 2024 offer a rationale for sustained strength in prices albeit at prices lower than in 2022. Wood Mackenzie expects 2023’s prices will remain above the $10/lb ($22,200/t) level, while 2024 is expected to hold firm in the slightly lower range of $20,000–22,000/t. Wood Mackenzie expects global nickel markets then to remain in balance through to 2028, with only slight moderation in price thereafter, to averages of $18,000-19,000/t ($8.15-8.60/lb, before inflation). However, the potential for even more new supply coming on stream in the near-term is a downside risk preventing Wood Mackenzie from forecasting higher average prices for that period.

According to Wood Mackenzie, the need for new nickel developments from 2029 should increase nickel prices to a year average of $19,700/t ($9.00/lb, before inflation) during the 2029 – 2035 period, and by 2033, the additional requirement for nickel from as-yet unidentified sources exceeds the 0.5 Mt level and approaches almost 0.8 Mt by 2035. According to Wood Mackenzie, this degree of escalation is normal for most metals markets that enjoy one or two growing significant demand sectors, but it also comes at a time of considerable contraction in nickel supply, given that a handful of long-standing mining operations are scheduled to close by the mid-2030s due to reserve exhaustion. While there remains the possibility that additional resources can be identified at those operations to extend their useful lives, Wood Mackenzie is not able to reflect such potential in its data.

Global nickel balance and price outlook

12
10
8
6
4
2
0
Price (US$/lb, real)
250
200
150
100
50
0
-50
-100
-150
Balance (kt)
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032

Source: Wood Meckenzie

Demand

Despite the interest in global electrification and the increase in rechargeable battery markets, Wood Mackenzie expects that stainless steel will remain the main consumer of primary nickel, although its share of world demand is expected to decrease from 65% in 2022 to 51% in 2035. According to Wood Mackenzie, after a 14% increase in output in 2021, to 59.8 Mt, global stainless steel melt shop production in 2022 will decrease by 3%, to 57.9 Mt, with 6% and 9% declines of global stainless steel melt shop production in Europe and the US, respectively, and a 2.6% contraction in Asia (with China down 3.6%). Wood Mackenzie expects that rebounding stainless steel demand in China, helped by new production capacity, will reverse the decline in 2023, further helped by economic recovery in Europe and elsewhere. As a result, according to Wood Mackenzie, global stainless steel melt shop output will increase by 13% in 2023, to 65.5 Mt, with China increasing production by more than 5 Mt, and then growth will slow as the current wave of Chinese expansions comes to an end around 2025, with global output reaching 72 Mt in 2025, 77.5 Mt in 2030 and 81.7 Mt in 2035.

Global nickel consumption by first use

Stainless
Alloy Steel
NF Alloys
Plating
Foundry
Other
Battery precursors
Consumption (kt)
7000
6000
5000
4000
3000
2000
1000
0
2015
2017
2019
2021
2023
2025
2027
2029
2031
2033
2035
2037
2039
2041
2043
2045
2047
2049

Source: Wood Mackenzie

According to Wood Mackenzie, in 2022, China will account for 56% of global stainless steel melt shop production, and, with Chinese investment, Indonesian stainless steel melt shop production has risen from zero in 2016 to 5 Mt in 2021, accounting for a further 8.4% of global stainless steel melt shop production. Wood Mackenzie expects that known expansion plans in the near term will consolidate China’s position as the dominant supplier in the stainless steel business, taking its proportion of global stainless steel melt shop production up to almost 60% by 2035. Wood Mackenzie also expects that, based on known investments, Indonesia will increase its stainless steel melt shop production to 7.3 Mt by 2028, accounting for 9.7% of global stainless steel melt shop production.

There are few known greenfield stainless steel melt shop expansions taking place outside China and Indonesia over the next decade. Wood Mackenzie expects India’s national stainless steel melt shop production to increase by two thirds, from 4.1 Mt in 2022 to almost 7 Mt in 2035, but India’s stainless steel melt shop production will still be less than the production in China. Wood Mackenzie also believes that Indian production growth could be partially offset by closures and consolidations in the stainless steel long products sector. According to Wood Mackenzie, a new stainless steel industry may be in the early stages of development in Turkey and interest in stainless steel investment is growing in the Middle East, but in the mature economies of Europe, US and Japan, future evolution is flat to down.

Despite the lack of stainless steel investment outside Asia, Wood Mackenzie believes this sector will still remain the principal consumer of primary nickel. Wood Mackenzie expects that growth in nickel demand serving the stainless steel melting sector for the next decade will be 3.2% a year (compared with 5.7% a year in the past 10 years); however, electrification may have a greater effect on nickel demand. According to Wood Mackenzie, battery demand of 434 kt in 2022 is five times what it was only five years ago and will account for 15% of total global primary metal demand in 2022. Wood Mackenzie anticipates that battery demand will double again in the next four years, with nickel demand in rechargeable batteries accounting for over 21% of the total nickel market by 2026, increasing to 33% by 2035.

Change in global nickel consumption by first use

2020
Stainless
NF Alloys
Battery precursors
Plating
Alloy Steel
Foundry
Other

Source: Wood Mackenzie

2050
Stainless
Battery precursors
NF Alloys
Plating
Alloy Steel
Foundry
Other

Source: Wood Mackenzie

According to Wood Mackenzie, China accounts for 80-85% of global consumption in battery precursors, the raw materials which form the final product in batteries, cathode active materials. Much of the rest of battery precursors is produced and consumed in South Korea and Japan, while the European segment continues to expand, in many cases with the help of Korean and Chinese investment. According to Wood Mackenzie, forecast global demand for nickel in battery precursors for EVs and energy storage is up 36% in 2022, to 434 kt, and will increase to 750 kt in 2025. Wood Mackenzie expects that subsequent compound annual growth of 9% per annum will take forecast global demand in this segment to 1.7 Mt in 2035 and 2.3 Mt by 2050.

Two other principal consumption segments contribute to nickel’s overall growth profile over the long term. Nickel’s use in non-ferrous alloys is cyclical, tied principally to the use of superalloys in aerospace. International travel was negatively impacted by the COVID-19 outbreak and kept demand subdued during 2020 – 2022, and Wood Mackenzie expects that the 2017 – 2019 peak demand period for non-ferrous alloys, consuming 220-230 kt per annum, will not be reached again until 2023 – 2024. But Wood Mackenzie expects that the resumption of airline travel, the return of supersonic aircraft and the increased acceptance and application of powder alloys and 3D printed parts will support nickel’s place in the long-term growth of this sector.

The second major market — plating — has many industrial and retail consumer applications, so a downturn in demand in some markets is often offset by higher use elsewhere, which according to Wood Mackenzie will typically ensure an average annual global growth rate of between 2-3%. According to Wood Mackenzie, plating should absorb 160-170 kt in 2022 and will increase steadily to 230 kt by 2035.

On this basis, Wood Mackenzie expects that global primary nickel demand will increase by 6% in 2022, to 2.96 Mt, that growth will remain robust, with consumption increasing to 3.82 Mt in 2025, and that expansion in the battery segment will help to maintain a compound annual growth rate of 3%, to 5.12 Mt in 2035.

Supply

Wood Mackenzie forecasts that refined nickel production will increase by 1.7% a year through to 2035, reaching 3.92 Mt by that time (before adjustments), with probable projects contributing 100 kt by 2027, rising to 160 kt by 2035. Recoverable nickel units from secondary sources (battery and cell manufacturing scrap) will contribute 100 kt by 2030, rising to over 300 kt by 2035, according to Wood Mackenzie.

The type of projects now on drawing boards differs from what Wood Mackenzie has seen historically, and the geographic location has shifted, too. One example is the increase in nickel-in-sulphate production which has come about to service the production of battery precursors: under 60 kt per annum prior to 2015, accounting for 3% of global refined nickel units, increasing to 350 kt (11%) in 2022, according to Wood Mackenzie. By 2028, Wood Mackenzie believes those figures will reach 830 kt and 20%, respectively. Chinese companies initiated the rise in output of a new product, nickel pig iron, in 2005 – 2006, which product Wood Mackenzie expects to account for 50% of global finished nickel units produced in 2022. And while China’s domestic production of nickel pig iron peaked in 2019, China has shifted its production bases to Indonesia, which continues to invest in new facilities today.

As with nickel pig iron, Chinese-supported operations in Indonesia are significant in the fields of battery raw materials production and consumption. Nickel chemicals suppliers and precursor makers are either in China or have Chinese financial backing. Wood Mackenzie expects Indonesia to remain the primary area of growth in nickel production through to 2035, both in nickel pig iron and via nickel intermediates for nickel sulphate production, most of the latter taking place in China. Wood Mackenzie forecasts that over 50% of new global nickel capacity will be in Indonesia, and when combined with the capacity additions in China to process intermediates produced in Indonesia, the figure exceeds 80%. Further, there is a growing number of projects being announced in Indonesia which could add additional tonnage of nickel-in intermediates should they all come to fruition.

The growth in nickel demand for energy transition, and particularly electric vehicles, both currently and as expected in the future, has been a driving force in the rapid development of intermediate production, especially in Indonesia. The preference for the use of intermediates, such as matte and mixed hydroxide precipitate, rather than finished nickel dissolution (for example), is grounded in cost reduction as well as the ability to also recover cobalt units. Mixed hydroxide precipitate is preferable to matte as it does not require pressure to get nickel and cobalt into solution. For that reason, the capital requirement for processing mixed hydroxide precipitate is lower compared with that for matte on the same scale.

Class I nickel (typically as briquettes or powder) has been and continues to be an important raw material to meet near-term requirements. Wood Mackenzie’s view is that the absolute tonnage of Class I metal consumed in sulphate-making will remain stable going forward; however, given the large number of intermediate projects, there is a possibility that use of Class I nickel in this way will decline in absolute terms. Further, Class I nickel metal is also the highest cost feed to produce nickel sulphate. Metal is procured at the prevailing nickel price, with a likely premium to obtain it from a suitably located warehouse or in the preferred form (e.g., as briquettes). It must then be dissolved and potentially re-crystallized as a dry sulphate, which all adds to the cost of the nickel sulphate product. And there is no “bonus” cobalt produced by this process.

While China has continued to invest in Indonesia to ensure its electrification needs are met, according to Wood Mackenzie, the rest of the world has less certainty regarding the servicing of its electrification requirements. While lagging in terms of market share, leading Korean battery raw material companies are following LG Energy Solution’s prompt earlier in 2022 of raising cash in initial public offerings to fund their investment plans. As Hyundai and LG investments bear witness, South Korea’s chaebols are beginning to participate in the Indonesian ore-to-EV supply chain effort, but Wood Mackenzie expects they will struggle to compete with Chinese companies.

Companies in the West are making investments at a different level of the battery supply chain. Across Europe and North America, funds are being directed into battery cell and module manufacturing plants, led largely by the auto and cell original equipment manufacturers (“OEMs”) themselves. The “home-based” drivers of such investments are the auto OEMs, whose electric vehicles are the end consumers of those modules, while their partners providing the raw materials for the cells or even the ready-made cells themselves are most likely from South Korea or China. Europe and the Americas have expressed a desire to become self-sufficient in the metals and chemicals going into batteries, but have not yet significantly invested in order to do so.

From an overall industry point of view, Wood Mackenzie believes the bulk of nickel and cobalt units required to service the future need for nickel chemicals will have to come from current centers of primary mining activity, but according to Wood Mackenzie there has so far been limited appetite by western nickel majors to embark on another round of in-ground investment following the protracted and costly expansion phase seen between 2005 – 2012.

In general, however, as the search for “green” nickel units intensifies, western funds have turned to the scrap sector. Wood Mackenzie expects that secondary units from spent battery and cell manufacturing scrap recycling will grow in importance and will make a valuable contribution to the total nickel units consumed. While Chinese and South

Korean companies have been leading the way, almost all western nations holding a pool of spent consumer batteries and intending to become main centers of electric vehicle sales are seeing large investments in spent battery recycling facilities, mainly by a new crop of junior “urban miners.” Even so, Wood Mackenzie predicts that nickel units from such recycling, in the near to mid-term, will still account for low percentages of total nickel both produced for and consumed in the rechargeable battery markets, particularly as Wood Mackenzie believes the crop of new urban miners will probably be challenged to find sufficient raw material feed to fill their proposed refineries. Wood Mackenzie reports that, while these new companies indicate that “proprietary processes” protect their scrap-to-chemicals production routes (some extending to patents), the protection that the individual members might need in the future will likely have to come in the form of alliances with scrap generators, conventional mine-to-metal producers and traders of metals, chemicals and precursors, and with auto OEMs. Many such companies have already engaged in one or several of those partnerships, but this new business is still in the expansion phase, and Wood Mackenzie expects that many new names will emerge before the industry moves towards consolidation.

Nickel Prices

The project incentive price (high case long-term price forecast)

A price that will generate the required return on capital for new operations is commonly referred to as the “project incentive price” and is often used as a surrogate for forecast long term metal prices. This is premised on the broad assumption that new production required to meet market demand will not be forthcoming unless the market delivers a price that generates a satisfactory return on capital, and therefore, over the longer term, annual prices will default to the long-run project incentive price. Wood Mackenzie believes that, as a theory such assumption is intuitively sound, but it possibly ignores the real-world dynamic. New operations are commissioned on price expectation, but, once in production, pre-production capital costs are sunk and neither the capital cost nor the previously required return on capital is relevant to future production decisions for that operation. Once commissioned, production levels for individual operations are driven by the need to sustain positive cash flow and profits. According to Wood Mackenzie, this explains the poor historical correlation that exists between actual prices and incentive prices for the nickel industry. Wood Mackenzie reports that from 2002 to 2010, the market delivered a nickel price that was on average 37% higher than the project incentive price, and from 2011 to 2020, the nickel price averaged 35% below the project incentive price. While the past ten-year market price would imply that no projects would get developed, this has not been the case. According to Wood Mackenzie, the prior ten-year period has seen the largest growth in nickel supply the industry has ever seen, growing by 55%, from 1.65 Mt in 2011 to 2.57 Mt in 2020. This compares with just 27% in the prior ten-year period where, in theory, prices should have incentivized a large number of projects to fruition.

However, the second half of the 2001 to 2010 period saw the advent of nickel pig iron production in China, which development was born out of adversity. The slow pace of development in the West of a number of large projects, which were intended to supply the growing stainless steel sector in China, meant that China needed to develop its own supply. And China has continued to develop its own supply since then, according to Wood Mackenzie — firstly, in China, and now Indonesia, China has rapidly delivered new projects to the extent that forecast nickel in nickel pig iron production in Indonesia will increase from 3 kt in 2013 to over 1.5 Mt by 2023. It is this capability to deliver nickel units quickly, and at lower capital costs than western production, which has kept western new project development almost at a standstill. According to Wood Mackenzie, nickel prices have not risen high enough, and not had enough certainty of staying at higher prices for any period of time, to convince lenders to western producers of the investment merits of a nickel project.

Consequently, under present market conditions, Wood Mackenzie believes the project incentive price must be considered as the “High Case” or Wood Mackenzie’s long-term price forecast. Wood Mackenzie’s supply and demand analysis predicts that by 2037 (taking a 15-year time horizon for nickel project development), the market needs an extra 1.46 Mt per annum of new production capability, of which 1.05 Mt is required by China. Assuming China continues to provide the nickel units it requires, regardless of current or future prices, this leaves 0.41 Mt to be delivered by new projects in the rest of the world.

Wood Mackenzie calculates the incentive price at a 15% internal rate of return, all equity and pre-tax. The price to incentivize 0.41 Mt per annum of new project production is $19,580/t ($8.88/lb). Wood Mackenzie’s high case, long-term, real-dollar price is therefore $19,580/t.

The price/C1 operating cost relationship — low case forecast

According to Wood Mackenzie, it is rare for supply to precisely match demand, and when the market moves out of balance generating unsustainable surpluses or deficits, decisions to decrease or increase production are determined by the profitability of producers — thus changes to the metal price should drive the system back to equilibrium. However, in reality, the nickel industry is slow to react, with producers preferring to defer any decisions until there is a real perception that low prices are going to prevail for a lengthy period of time. Wood Mackenzie believes that the breakeven percentile of the annual nickel price on the nickel industry C1, or cash operating, cost curve is a good measure of this profitability.

According to Wood Mackenzie, for the two decades from 2001 to 2020, the average breakeven position was the 91st percentile (i.e., 91% of production generated positive operating cash flow and 9% of production incurred negative cash flow), and over the 2011 to 2020 decade, the average breakeven percentile was the 86th percentile. Over the past three years, according to Wood Mackenzie, the breakeven percentile has been at or higher than the 95th percentile. Wood Mackenzie therefore uses the average of 95th percentile of costs to represent the break-even price, and considers that a breakeven price derived from future C1 cost curves (the M1 margin is equivalent to earnings before interest, taxes, depreciation and amortization), comprising a population of base case operations and probable and possible projects, to be a minimum sustaining price for the nickel industry. Using this methodology, Wood Mackenzie’s low case, long-term, real-dollar price is $16,340/t ($7.41/lb).

The price/C2 operating cost relationship — base case scenario

Wood Mackenzie believes that a healthy mining sector must deliver not just positive C1 operating cash flows but profits, and also that satisfactory profits will contribute not only to sustained production but also new investment in the industry. The measure for profitability is the C2 cost curve, which is the C1 operating cost plus depreciation. Wood Mackenzie believes that a breakeven price derived from the 95th percentile of the future C2 cost curves (the M2 margin, equivalent to earnings before interest and taxes), comprising a population of base case operations and probable and possible projects, to be the most appropriate measure for a long-term price. Therefore, Wood Mackenzie’s base case, long-term, real-dollar price is $18,360/t ($8.33/lb).

Forecast high, low and base case long-term prices

Long term prices in $, real	Basis	Nickel price $/t Ni	Nickel price $/lb Ni
Base Case	C2 operating cost	18,360	8.33
Low case	C1 cash cost	16,340	7.41
High case	Project incentive for 0.5Mt/a	19,580	8.88

____________

Source: Wood Mackenzie

The Influence of Carbon Costs

The issue of climate change has risen in significance over the past few years and is expected to have far-reaching economic consequences in the future. To address this, pledges are being made by governments to reduce CO2e emissions as well as policies enacted to charge emitters of greenhouse gases through taxation. While the number of carbon pricing schemes has risen, there is no universally recognized standard yet. However, according to Wood Mackenzie, all the taxation schemes will increase production costs of commodities, impacting corporate profitability and investor sentiment to those companies not addressing these challenges and wider ESG aspects of their business.

Nickel industry emissions

The production of nickel can be very energy intensive and, therefore, can have a high CO2e footprint. However, emissions intensity varies greatly by process and ore type.

CO2e emissions by process

The high moisture content of laterite ores requires them to be dried prior to undergoing any smelting process. Consequently, the production of nickel pig iron and iron-nickel alloy is very energy intensive. In addition, many of the recent nickel pig iron developments in Indonesia source power from coal-fired facilities, which makes them high CO2e emitters.

In high pressure acid leaching, there is no need to dry the laterite ore prior to processing. In addition, many plants also operate a sulfur burning plant to produce the acid required for leaching which also provides energy which can be used in the processing of the laterite ore. However, leaching itself generates CO2 via the dissolution of carbonate minerals, and any excess acid must be neutralized prior to waste disposal, which also generates CO2.

Sulfide smelting on the other hand benefits from the fact that nickel concentrates have far less moisture and the sulfur acts as a fuel in the smelting process, reducing the requirement for fossil fuels to be used in the reduction process to produce a matte.

Our Hydromet Technology is a hydrometallurgical alternative to the smelting of nickel. We believe our Hydromet Technology uses less electricity, has competitive water consumption and produces lower greenhouse gas emissions than the traditional smelting process. Compared with the traditional smelting process, we believe our Hydromet Technology requires less energy and has lower CO2 emissions, and is not sensitive to the typical impurities in the feed that impact traditional smelters negatively.

The implication for nickel industry costs

To illustrate the impact of a carbon tax on the costs of production of nickel, Wood Mackenzie applied a universal carbon tax of $100/t CO2e to its 2022 forecast C1 cash cost curve for the nickel industry. The emissions data is sourced from Wood Mackenzie’s Emissions Benchmarking Tool. The tool covers Scope 1 and Scope 2 emissions, but Wood Mackenzie has incorporated data to account for mines shipping concentrate to third party smelters and refineries for processing through to finished nickel to help ensure comparability across the assets.

Nickel industry C1 cash cost curve plus carbon tax

C1 ($/t)
CO2e cost
Average inc. Carbon cost
Average C1 ($/t)
Costs (US$/t Ni)
40000
35000
30000
25000
20000
15000
10000
5000
0
-5000
-10000
0
500
1,000
1,500
2,000
2,500
Production (kt Ni)

Source: Wood Mackenzie

Wood Mackenzie’s analysis indicates that the impact on average industry costs is an increase of $3,857/t of nickel production. Average C1 cash costs for 2022 are estimated by Wood Mackenzie to be $7,649/t Ni ($3.47/lb). With the inclusion of the carbon tax, this rises to $11,506/t Ni ($5.22/lb).

According to Wood Mackenzie, the largest impact of such a carbon tax on a single asset is a lowering of revenues by around $1.8 billion and, across the industry as a whole, the impact is a reduction in revenues by $10.3 billon, which is around 30% of the cash cost margin based on an average nickel price of $20,000/t. Therefore, the application of carbon taxation has the potential to have a significant impact on profitability and is something that Wood Mackenzie believes the industry will need to address. As a key material in the energy transition journey, particularly in the West, a low-cost position on the traditional “cost curve” will not be the sole factor determining whether a project gets financed. According to Wood Mackenzie, a “low” carbon footprint is becoming as important to show as is economic robustness, and low carbon credentials can even offset some internal rate of return percentage points. Therefore, any nickel project that can demonstrate a low CO2e footprint, combined with a competitive cost structure, is expected to have advantages both in terms of any carbon tax impact on its cost structure and also with investors wishing to secure “green” nickel units.

The implication for nickel prices

Applying the same methodology used to determine its base case long-term price, Wood Mackenzie evaluated the difference in C2 costs at the 95th percentile with and without Wood Mackenzie’s view on carbon costs that may be applied to developed and developing economies. Wood Mackenzie then applied the resulting difference to its base case price forecast to indicate where prices would rise to should carbon costs be applied to the industry from 2023 and that the market needs to ensure that all the current production remains operational.

According to Wood Mackenzie’s analysis, the overall impact of the application of carbon costs to the nickel industry is that nickel prices would average $973/t ($0.44/lb) higher than Wood Mackenzie’s base case forecast over the ten-year period to 2032.

Price scenario

Base case price and price scenario

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Base case
Nominal US$/t	13903	13772	18476	24789	22827	21716	20503	20503	21164	22046	23259	25044	26015	24691
Real US$/t	15841	15499	19862	24789	22034	20450	18930	18555	18778	19177	19835	20939	21323	19842

Scenario
Nominal US$/t	13903	13772	18476	24789	23447	22296	20834	21169	22171	23196	24822	26674	27437	27081
Real US$/t	15841	15499	19862	24789	22632	20997	19236	19158	19671	20177	21168	22301	22489	21763

____________

Source: Wood Mackenzie

The Outlook for Cobalt

Wood Mackenzie forecasts that cobalt demand will grow at a compound annual growth rate of 3.4% from 2022 to 2035, rising from 190-195 kt in 2022 to 280 kt in 2035. Automotive, portable electronics and energy storage are expected to lead future growth and in turn service demand for battery-grade chemicals. Aerospace recovery and rising power generation requirements continue to drive metal demand. According to Wood Mackenzie, the proportion of total demand accounted for by secondary batteries and the requirement for electrification will move up from 45% in 2022 to 66% by 2035.

According to Wood Mackenzie, the supply requirement will widen from the mid-2020s, as base case mine supply struggles to cover growing demand requirements. According to Wood Mackenzie, over $7 billion of investment will be required to bring additional feedstocks to the market by the mid-2030s, and further investment is also required for technical upgrades of refineries to enable handling of versatile feedstocks and improving product quality. Wood Mackenzie expects mine production to decrease from 2026 due to falling ore grades in the Democratic Republic of the Congo. An increasing portion of mined supply is forecast by Wood Mackenzie to come from the nickel by-product stream, as Indonesia continues to develop high pressure acid leaching processes and increase production.

Wood Mackenzie predicts that recycling will play an increasingly important role in the market, not only for environmental purposes, but also as a necessity for ex-China regions to secure crucial cobalt supply. EV battery recycling is forecast by Wood Mackenzie to gain momentum from late 2020s. Wood Mackenzie estimates that end-of-life batteries, principally NMC 111 and LCO, will contribute to providing 80 kt useable cobalt units by 2035, but to fully utilize this feedstock source, additional recycling capacity needs to be built.

According to Wood Mackenzie, cobalt prices decreased in the third quarter of 2022 due to weak China demand and a quieter European market over summer. Wood Mackenzie expects that prices will recover in the fourth quarter of 2022 and should provide an annual average for 2022 of $70,500/t ($31.98/lb, real). With refined cobalt unit availability rising faster than demand through to early 2026, Wood Mackenzie expects prices to stabilize in 2023 at around $48,000/t ($21,500/lb), but to weaken in 2024 and 2025 as a result of mid-term market surplus.

According to Wood Mackenzie, a new price cycle is needed between 2026 – 2035 to incentivize investment into both mine projects and recycling. Wood Mackenzie anticipates an average price level of $50,000/t ($22.60/lb) during the period. Wood Mackenzie believes that future cycles are likely to see less volatility as the cobalt market is showing signs of maturing with a growing futures market and improved ESG practices.

The Outlook for Copper

According to Wood Mackenzie, demand for copper will be aligned with the outlook of the global economy, particularly over the next couple of years. Increased interest rates may disrupt economic growth and, therefore, end-use copper demand, especially across consumer-led sectors. Uncertainty over when the global economy will emerge from the current slowdown and when cost pressures, such as high energy prices, will dissipate means that buyers of metal will remain cautious in placing orders other than for immediate needs, according to Wood Mackenzie. Moreover, the combination of higher and more volatile copper prices, alongside the logistics challenges over the past two years, would suggest that consumers have adapted to lower levels of inventories. As such, Wood Mackenzie believes that the stocking and de-stocking cycles are likely to be more muted in the coming years.

Despite these concerns, Wood Mackenzie believes that the demand outlook for copper remains aligned to the energy transition. According to Wood Mackenzie, copper’s role will only intensify on the back of decarbonization and the ‘greening’ of the economy, underpinning global total and refined copper consumption, which are forecast by Wood Mackenzie to grow at a compound annual growth rate of 2.4% and 2.2%, respectively, between 2022 and 2032. This in turn places increasing pressure on producers to begin the development of the next stage of projects.

Copper output has not been materially affected by escalating energy prices, according to Wood Mackenzie, unlike more energy-intensive commodities such as aluminum and zinc. However, as inflation continues to track higher and copper prices lower, producer cash margins are expected to come under pressure. This comes at a time when the refined copper market moves into a period of surplus, which from a fundamental perspective will also adversely impact prices. Wood Mackenzie expects that the lower trend in prices over the 2023 to 2025 period could lead to delays and/or deferrals to those projects that are either in construction or due to come online over the coming years. Moreover, a weaker price environment is not expected to encourage new project development.

Benchmarking the Kabanga Project

The following charts are based on data provided by the Company that have been incorporated by Wood Mackenzie with its nickel industry data to give an indicative position on the nickel industry C1 cash cost curve and the nickel industry CO2e emissions curve for 2030. Wood Mackenzie believes that the year 2030 provides a suitable time frame over which the project could be expected to be financed, built and reach steady-state production levels.

Wood Mackenzie forecasts that the Kabanga Project will have a C1 cash cost of $2074/t Ni ($0.97/lb Ni) in 2030, based on Wood Mackenzie’s commodity price outlook. The Kabanga Project is therefore forecast by Wood Mackenzie to be in the first quartile of the nickel industry C1 cash cost curve.

Production

Wood Mackenzie forecasts that the Kabanga Project will be low on the industry CO2e emissions curve, based on a production flowsheet which includes the production of metal on-site. The Kabanga Project’s forecast emissions are 2.13 t CO2e/t Nieq, compared to an industry average of 28 t CO2e/t Nieq forecast at that time.

Wood Mackenzie believes that a “low” carbon footprint is becoming as important as economic robustness when it comes to project financing and development. According to Wood Mackenzie, while the Kabanga Project can be considered as being somewhat geographically challenging, given its remote location, its low-cost base and low emissions profile should sit favorably with financiers and off-takers.

MANAGEMENT OF LIFEZONE METALS FOLLOWING THE PROPOSED TRANSACTIONS

Anticipated Executive Officers and Directors After the Business Combination

Effective immediately after the consummation of the Proposed Transactions, the business and affairs of the post-combination company will be managed by or under the direction of the Lifezone Metals board. The following table lists the names, ages as of the date of this proxy statement/prospectus, and positions of the individuals who are currently expected to serve as directors and executive officers of Lifezone Metals upon consummation of the Proposed Transactions:

Name	Age	Position(s)
Keith Liddell	64	Chair, Director
Chris Showalter	47	Chief Executive Officer, Director
Michael Sedoy, CFA	49	Interim Chief Financial Officer
Gerick Mouton	46	Chief Operating Officer
Dr. Mike Adams	63	Chief Technical Officer
Spencer Davis	45	Group General Counsel
Natasha Liddell	38	Executive Vice President: ESG & Communications
Anthony von Christierson	34	Vice President: Commercial and Business Development
Govind Friedland	48	Director
John Dowd	55	Director
Robert Edwards	56	Director
Jennifer Houghton	61	Director
Mwanaidi Maajar	69	Director
Beatriz Orrantia	51	Director

Executive Officers

Keith Liddell, Chair.    Mr. Liddell is an experienced metallurgical engineer, resource company director and investor in the natural resource space. Mr. Liddell has an honors Bachelor of Science (Minerals Engineering) from the University of Birmingham and a Master of Science in Engineering from the University of the Witwatersrand. Working since 1981 exclusively in the mineral and metals industry, he has experience in management and ownership of a number of public and private businesses and joint ventures with a variety of participants. In various roles he has taken a number of resource projects, including nickel and PGM, through exploration, development and production. Through Lifezone Limited, Mr. Liddell is primarily focused on developing and marketing Lifezone Limited’s Hydromet Technology, including the Kell Process Technology. Having been involved in technical and corporate roles, company management, capital raising and managing stakeholder relationships, Mr. Liddell has a unique blend of attributes that allow concurrent appreciation of the various social, environmental, commercial and technical components that constitute successful modern resource companies. Mr. Liddell has been Chair of KNL since 2019 when KNL was incorporated.

Chris Showalter, Chief Executive Officer.    With over 17 years of experience, Mr. Showalter brings a corporate finance and merchant banking background to the Lifezone team. Mr. Showalter also has extensive experience across Africa. In additional to capital markets and fundraising, Mr. Showalter brings strong expertise originating, sourcing and developing relationships across Africa, having held previous roles as Chief Executive Officer at KellTech and the role as Director and Partner at merchant bank Hannam & Partners in Zimbabwe, where he focused on the African mining sector. Mr. Showalter is an integral part of the negotiations and development of relations with the Government of Tanzania. In additional to capital markets and fundraising, Mr. Showalter brings strong expertise originating, sourcing and developing relationships across Africa. Having spent over six years in Zimbabwe, he has developed specific expertise in the platinum sector and advised on a number of platinum mining companies on their current operations and future expansion potential, after relocating to the country as co-CEO of Renaissance Capital. Prior to this, he spent nine years at Goldman Sachs as a Vice President in the New York office where he held various sales roles in equity and capital markets while also exploring opportunities for Goldman Sachs across southern Africa. Mr. Showalter has been CEO of KNL since 2019 when KNL was incorporated. Mr. Showalter received his Bachelor of Arts with Honors in environmental studies from Dartmouth College and his Masters of Business Administration from Fordham University.

Michael Sedoy, CFA.    For an overview of Mr. Sedoy’s business experience, please see the section entitled “Information Related to GoGreen — Directors and Executive Officers.”

We believe that Mr. Sedoy’s extensive experience in energy, utilities, infrastructure and alternative energy investment, bring important and valuable skills and make him qualified to serve as a member of the Lifezone Metals senior management team.

Gerick Mouton, Chief Operating Officer.    Mr. Mouton, a mechanical engineer and professional project manager, is a global metals and mining professional with 25 years’ experience in strategic mining and mineral processing development, capital raising, leadership, organizational establishment and execution of multifaceted capital-intensive mining and mineral projects. He held senior and executive management positions within established international listed mining companies and engineering consultancies such as Merdeka Copper Gold, Ivanhoe Mines, Bateman and DRA Global where he gained unique experiences throughout the project life cycle spanning: high level strategic project development scenarios; challenging project development expectations; partnership negotiations; project marketing; and the dynamic stakeholder relationships. Mr. Mouton’s work experience includes countries like Botswana, Ghana, Democratic Republic of Congo (DRC), Zambia, Madagascar, Tanzania, South Africa and Indonesia. He has worked extensively with interested and affected parties and other stakeholders to ensure uninterrupted development of large-scale projects in challenging social locations. His interaction with multicultural stakeholders over his career has enhanced his mitigation knowledge with regards to environmental, social and government (ESG) challenges facing the development of new mining projects.

Dr. Mike Adams, Chief Technical Officer.    Dr. Adams has been working as process consultant with Lifezone Limited and for over 10 years has been focused on the implementation and commercialization of the Hydromet Technology for the environmentally and economically effective recovery of PGM, gold, base and rare metals. His work for over 40 years has included process and resource development for metals recovery. He has project managed the bankable piloting of several nickel sulfide and nickel laterite projects worldwide. He has also consulted independently for over 10 years and was previously Director of Rockwell Minerals Ltd (now ASX-listed Elementos Ltd), Metallurgical Manager with SGS Lakefield Oretest and Head of Process and Environmental Chemistry at Mintek. Dr. Adams completed a Bachelor of Science (BSc) honors and Master of Science (MSc) degrees in applied chemistry at Witwatersrand University, a PhD on the chemistry of the carbon-in-pulp process and a Doctor of Science (DSc) in engineering on advances in the processing of gold ores. He was Associate Editor for Hydrometallurgy Journal for eight years and has edited three books, including Gold Ore Processing, second edition, published in 2016 by Elsevier. Dr. Adams has made a significant contribution to the chemistry and optimization of the carbon-in-pulp process for gold recovery, for which he received the Raikes Gold Medal from the South African Chemical Institute and two silver medals from the Southern African Institute of Mining and Metallurgy.

Spencer Davis, Group General Counsel.    Mr. Davis is an experienced general counsel having advised multiple global businesses and teams across multiple jurisdictions (UK; US; EU; Africa, Middle East and Asia-Pacific). He has held general counsel and chief legal officer roles at various companies including Ioconic Ltd, Kisloop and DMGT plc. Previously, Mr. Davis has been responsible for providing expert, pragmatic and strategic legal advice internationally to leadership teams and boards. He has experience advising boards, executives and senior management on all legal matters, risks and laws, balancing legal compliance and risk, with pragmatism and commercial solutions. Mr. Davis is also a qualified company secretary (ACIS, Chartered Institute of Governance 2016), with experience in corporate governance issues, legal compliance, oversight of boards and group committees, corporate secretarial duties, ethics, regulatory and business conduct, preserving corporate records and managing statutory filings and forms. Mr. Davis has significant experience in hyper-growth business, complex commercial transactions, M&A, funding and investments, venture capital financing, technology, IP, data and privacy and has experience setting priority areas for companies preparing for US IPOs. Mr. Davis also has previous experience serving as the chair of a risk and compliance committee and experience maintaining internal processes, codes of conduct and procedures in anti-trust, data protection and privacy, anti-bribery and money laundering. Mr. Davis is licensed to practice law in England, New York and Ireland and has an MBA from London Business School.

Natasha Liddell, Executive Vice President: ESG & Communications.    Ms. Liddell brings communications, analytical and sustainability experience from her work on ESG, strategy, communications and market analysis for global resource clients. Most recently, Ms. Liddell worked with BHP’s sustainability and climate change team on their decarbonization strategy and innovation. Ms. Liddell started her career at Clough Engineering, where she worked to deliver the environmental impact statement for the Newmont Boddington Gold Mine and went on to consult with

Snowden Mining Consultants before spending time as a sell-side analyst in London for the small-mid cap resource sector. Her remit covered various projects, regions and commodities. Ms. Liddell spent over seven years at BHP in various capacities across strategy, business development and corporate communications where she was responsible for numerous speeches and presentations for the CEO and executive leadership team along with annual reporting and AGM preparation and communications delivery. Ms. Liddell holds a Bachelor of Science with Honors in Natural Resource Management, a Graduate Certificate of Applied Finance and Investment and is an Associate of the Australian Institute of Company Directors.

Anthony von Christierson, Vice President: Commercial and Business Development.    Mr. von Christierson is responsible for investment appraisal, business development and commercial activities at Lifezone and plays an important role in the commercialization of its hydrometallurgical technology. He started his career at Goldman Sachs in London in the European and Emerging Markets leveraged finance team within the investment banking division. Before transitioning into resources, Mr. von Christierson co-founded a mobile application business that was subsequently acquired. Mr. von Christierson is also a director of the Southern Prospecting Group, a private equity family office with focus on the resources and technology spaces. Mr. von Christierson attended Durham University and holds a Bachelor of Science with Honors in Natural Sciences.

Directors

Keith Liddell.    For an overview of Mr. Liddell’s business experience, please see the section entitled “Management of Lifezone Metals Following the Proposed Transactions — Anticipated Executive Officers and Directors After the Business Combination — Executive Officers.”

Chris Showalter.    For an overview of Mr. Showalter’s business experience, please see the section entitled “Management of Lifezone Metals Following the Proposed Transactions — Anticipated Executive Officers and Directors After the Business Combination — Executive Officers.”

John Dowd.    For an overview of Mr. Dowd’s business experience, please see the section entitled “Information Related to GoGreen — Directors and Executive Officers.”

We believe that Mr. Dowd’s extensive experience generating attractive risk-adjusted returns, as well as researching and investing in the global energy industry, bring important and valuable skills and make him qualified to serve as a member of the Lifezone Metals board.

Govind Friedland.    For an overview of Mr. Friedland’s business experience, please see the section entitled “Information Related to GoGreen — Directors and Executive Officers.”

We believe that Mr. Friedland’s extensive experience working internationally to finance, explore and develop strategic mineral deposits critical for combating global air pollution, bring important and valuable skills and make him qualified to serve as a member of the Lifezone Metals board.

Robert Edwards.    Mr. Edwards brings 30 years of experience in the natural resource sector primarily from production mining, new business development, equity research, investment banking, and board level experience predominately across numerous markets. He started his career in South Africa working in production mining and new business roles before joining HSBC as a precious metals equities analyst within the HSBC Global Mining team. Thereafter he moved to Russia and was instrumental in transforming Renaissance Capital from a niche single country investment bank into a successful boutique resource focused investment bank operating across the CIS, Africa and Asia. When he left Renaissance Capital (Renaissance) after a decade, he was serving as its Chairman of Mining and Metals managing all investment banking and principal investment activity in the mining, metals sector and fertilizer sectors. After leaving Renaissance he has worked as a Senior Advisor to the Royal Bank of Canada (Europe) Investment Banking Division working on mergers and acquisitions and senior client coverage. Mr. Edwards also served as the Independent Non-Executive Chairman of Sierra Rutile until its sale to Iluka Resources as well as an Independent Non-Executive Director of GB Minerals until its sale to Itafos, a major phosphate and specialty fertilizer company. He served as an Independent Non-Executive Director of MMC Norilsk Nickel (NorNickel), the world’s biggest producer of nickel and palladium as well as major producer of copper and platinum, for over eight years until March 2022. Mr. Edwards served on the Audit, Corporate Governance and ESG Committees of NorNickel. Mr. Edwards also serves as an Independent Non-Executive Director of Chaarat Gold Limited which is listed in London and of Sandfire Resources Limited, an ASX listed copper and zinc producer with assets in Spain and Botswana. Mr. Edwards graduated from the Camborne School of Mines with an Honours Degree in Mining Engineering and holds both a Mine Managers and a Mine Overseers certificate of competency (South Africa). He is also a Member of the Institute of Materials, Minerals and Mining.

Jennifer Houghton.    Ms. Houghton brings board level experience as an independent non-executive director for Santander International where she has chaired the board audit committee and has been a member of the board risk committee and board nomination committee since 2020. Ms. Houghton has also been chair of the Institute of Directors (“IoD”) Isle of Man since 2017. In addition, she has been a director of IoD Isle of Man Limited since 2020. Ms. Houghton has also chaired the Diana Princess of Wales Hospice Care at Home Trust since 2019. Ms. Houghton has also held various other roles, including working as a senior manager within the audit department of Deloitte in California, Luxembourg, Sweden and the Isle of Man, as a finance manager of AXA for two years from 2006-2008, and as the finance director of an Isle of Man regulated business from 2008-2016. Ms. Houghton has been a Chartered Director since 2021, a Fellow of the Institute of Directors since 2019, a qualified accountant since 1989 and has worked within regulated and unregulated sectors as a director since 2008.

Beatriz Orrantia.    Ms. Orrantia brings sustainability expertise as a consultant in ESG, decarbonization and Just Transition for EY’s Centre of Excellence for Metals and Mining and Ceres, a non-governmental organization focusing on climate and sustainability matters. Ms. Orrantia also has legal experience, having worked as a mergers and acquisitions, securities and mining lawyer from 2005 to 2015 at large Canadian law firms (Gowlings LLP, McCarthy Tetrault LLP and Heenan Blaikie LLP). In addition to legal mining expertise, Ms. Orrantia has operational mining experience cultivated during her time with Barrick Gold Corporation as VP Special Projects, focusing on mining operations and capital projects across assets in Latin America and certain global projects, including Kabanga, from February 2015 until February 2017. Ms. Orrantia also obtained directorship certification by the National Association of Corporate Directors, the leading certification in the United States for board members. Ms. Orrantia has a degree in civil law from the Universidad del Rosario in Colombia and a degree in common law from Osgoode Hall Law School in Canada. She also holds a certificate in sustainability and innovation from Harvard University (Extension School) and is pursuing a master’s degree in sustainability from Harvard University (Extension School). Ms. Orrantia is currently a member of the board of directors of Star Royalties Ltd., having been a director since 2020, and a member of the board of directors of Fission Uranium Corporation, having been a director since 2023.

Mwanaidi Maajar.    Ms. Maajar is an advocate and senior partner at REX Advocates, a law firm in Tanzania. She is also an accredited arbitrator and negotiator. Ms. Maajar has experience in corporate commercial law practice, corporate secretarial practice and corporate governance. She has chaired and sat on the boards of private and listed companies as well as public corporations. As part of her corporate governance practice she trains the boards of directors of companies and board committees in corporate governance practice. She also has relevant experience in natural resources law (Mining, Oil & Gas) in Tanzania. Ms. Maajar also has experience in banking and finance, competition law, property and energy law. Ms. Maajar served as the Tanzanian Ambassador to the United States of America after having served for four years as the Tanzanian High Commissioner to the United Kingdom between 2006 and 2013. Ms. Maajar is currently a member of the governing council of the University of Dar Es Salaam, having been a member since 2018, a member of the board of directors of TANESCO, having been a director since 2021, and a member of the board of trustees of the Jakaya Kikwete Cardiac Institute, having been a trustee since 2021.

Family Relationships

Keith Liddell is the father of Natasha Liddell. There are no other family relationship between the other directors, director nominees, or executive officers.

Foreign Private Issuer Status

After the consummation of the Proposed Transactions, Lifezone Metals will be considered a “foreign private issuer” under the securities laws of the U.S. and the rules of the NYSE. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. As a foreign private issuer, Lifezone Metals will not be subject to the SEC’s proxy rules. Under the NYSE’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, the NYSE permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of the NYSE. Accordingly, Lifezone Metals’ shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of the NYSE’s corporate governance requirements.

Lifezone Metals intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the NYSE corporate governance rules and listing standards.

Because Lifezone Metals is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Board Composition

With effect from the closing of the Proposed Transactions, the parties to the Business Combination Agreement will take all necessary action to reconstitute the Lifezone Metals board so that it comprises the directors specified above (or such other directors agreed to in writing between specified parties to the Business Combination Agreement).

If the Amended and Restated Memorandum and Articles of Association of Lifezone Metals are approved, upon the consummation of the Business Combination, the Lifezone Metals board will be composed of directors and will be divided into three classes. At each annual general meeting, each of the Directors of the relevant class the term of which shall then expire shall be eligible for re-election to the Board for a period of three years.

Director Independence

Upon the consummation of the Proposed Transactions, the Lifezone Metals board anticipates that each member of the Lifezone Metals board will qualify as independent, as defined under the listing rules of NYSE, other than Mr. Liddell and Mr. Showalter.

Board Oversight of Risk

Upon the consummation of the Proposed Transactions, one of the key functions of the Lifezone Metals board will be informed oversight of the post-combination company’s risk management process. The Lifezone Metals board does not anticipate having a standing risk management committee of the board, however, Lifezone Metals intends to form a risk management committee composed of officers of Lifezone Metals, which will report to the Lifezone Metals audit committee, and which will analyze, review and consider risks and trends relevant to business continuity, disaster recovery and operational risks, as well as changes in legal and compliance requirements. The risk management committee will recommend to the audit committee adequate processes and procedures to enable Lifezone Metals to operate with an appropriate balance of risks and controls, and will monitor internal and external compliance activities and satisfy itself that they are effective. It will also prepare the risk and compliance register, and provide a report at least quarterly to the Lifezone Metals audit committee. In addition, Lifezone Metals board as a whole, as well as through the various standing committees of the Lifezone Metals board, will address risks inherent in their respective areas of oversight. For example, the post-combination company audit committee will be responsible for overseeing the management of risks associated with the post-combination company’s financial reporting, accounting and auditing matters, and the post-combination company’s compensation committee will oversee the management of risks associated with Lifezone Metals’ compensation policies and programs.

Board Committees

Upon the consummation of the Proposed Transactions, the Lifezone Metals board will establish an audit committee, a compensation committee, a nominating and corporate governance committee, an investment and finance committee and a sustainability and impact council. The Lifezone Metals board may establish other committees to facilitate the management of the post-combination company’s business. The Lifezone Metals board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Lifezone Metals board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Lifezone Metals board. Each committee of the Lifezone Metals board will have a written charter approved by the Lifezone

Metals board. Upon the consummation of the Proposed Transactions, copies of each charter will be posted on the post-combination company’s website at https://lifezonemetals.com/. The inclusion of the post-combination company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Lifezone Metals’ website into this proxy statement/prospectus, and you should not consider information contained on the post-combination company’s website to be part of this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the Lifezone Metals board.

Audit Committee

Upon the consummation of the Proposed Transactions, Lifezone Metals will establish an audit committee. Lifezone Metals’ audit committee will assist the Lifezone Metals board with its oversight of, among other things, the following: the financial statements of Lifezone Metals, including such financial statements’ integrity; Lifezone Metals’ compliance with legal and regulatory requirements; the qualifications, independence, appointment and performance of Lifezone Metals’ independent registered public accounting firm; and the design and implementation of Lifezone Metals’ internal audit function and risk assessment and risk management. The audit committee will also discuss with Lifezone Metals’ management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of Lifezone Metals’ financial statements, and the results of the audit, quarterly reviews of Lifezone Metals’ financial statements and, as appropriate, will initiate inquiries into certain aspects of Lifezone Metals’ financial affairs. Lifezone Metals’ audit committee will be responsible for establishing, maintaining and overseeing the processes and procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by Lifezone Metals’ employees of concerns regarding questionable accounting or auditing matters. In addition, Lifezone Metals’ audit committee will have direct responsibility for the appointment, compensation, retention and oversight of the work of Lifezone Metals’ independent registered public accounting firm. Lifezone Metals’ audit committee will have sole authority to approve the hiring and discharging of Lifezone Metals’ independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Lifezone Metals’ audit committee will review and oversee all related person transactions in accordance with Lifezone Metals’ policies and procedures.

Compensation Committee

Upon the consummation of the Proposed Transactions, Lifezone Metals will establish a compensation committee. Lifezone Metals’ compensation committee will assist the Lifezone Metals board in discharging certain of Lifezone Metals’ responsibilities with respect to compensating its directors and executive officers, and the administration and review of its incentive and equity-based compensation plans, including its equity incentive plans, and certain other matters related to Lifezone Metals’ compensation programs.

Nominating and Corporate Governance Committee

Upon the consummation of the Proposed Transactions, Lifezone Metals will establish a nominating and corporate governance committee. Lifezone Metals’ nominating and corporate governance committee will assist the Lifezone Metals board with its oversight of, among other things, the size, composition and structure of the Lifezone Metals board, identification, recommendation, recruitment and retention of high-quality board members, and annual self-evaluation of the board and management. The nominating and corporate governance committee will also develop and make recommendations to the Lifezone Metals board regarding a set of corporate governance guidelines.

Investment and Finance Committee

Upon the consummation of the Proposed Transactions, Lifezone Metals will establish an investment and finance committee. Lifezone Metals’ investment and finance committee will assist the Lifezone Metals board in oversight of, among other things, long term stewardship of the investments and assets of Lifezone Metals in order to best further the aims of Lifezone Metals, and the implementation, returns and review of Lifezone Metals’ investment strategy to deliver and maintain the returns and value of Lifezone Metals’ investment portfolio over the long term; as well as how best to generate a consistent and sustainable return to fund Lifezone Metals’ annual expenditure, and the best means to deliver the investment objectives within an acceptable level of risk. The investment and finance committee will work with and, if necessary, advise the other committees of the Lifezone Metals board on those specific areas that primarily come within the mandate of the other committees but also are part of Lifezone Metals’ policies, goals, initiatives, programs and strategies overseen by the investment and finance committee.

Sustainability and Impact Council

Upon the consummation of the Proposed Transactions, Lifezone Metals will establish a sustainability and impact council. Lifezone Metals’ sustainability and impact council will assist the Lifezone Metals board in oversight of, among other things, the development, implementation and monitoring of the Lifezone Metals policies, goals, initiatives and programs related to ESG matters; the systems and processes designed to manage and mitigate ESG-related risks, opportunities, commitments and compliance; the policies, goals, initiatives and programs relating to community relationships and impacts with respect to ESG matters; public policy and advocacy strategies with respect to ESG matters; strategies relating to the protection or enhancement of the Lifezone Metals’ reputation with respect to corporate social responsibility and ESG matters; and the consideration of any potential environmental benefits of projects or initiatives. The sustainability and impact council will work with and, if necessary, advise the other committees of Lifezone Metals board on those specific areas that primarily come within the mandate of the other committees but also are part of the Lifezone Metals’ policies, goals, initiatives, programs and strategies overseen by the sustainability and impact council.

Code of Business Conduct and Ethics

Upon the consummation of the Proposed Transactions, the Lifezone Metals board will adopt a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics will apply to all of Lifezone Metals’ employees, officers and directors. Upon the consummation of the Proposed Transactions, the full text of the post-combination company’s Code of Business Conduct and Ethics will be posted on the post-combination company’s website at https://lifezonemetals.com/. Lifezone Metals intends to disclose future amendments to, or waivers of, the post-combination company’s Code of Business Conduct and Ethics, as and to the extent required by SEC regulations, at the same location on the post-combination company’s website identified above or in public filings. Information contained on the post-combination company’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on the post-combination company’s website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Lifezone Metals’ compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Lifezone Metals Board or compensation committee.

Conflicts of Interest

Under Isle of Man law, the directors owe fiduciary duties at both common law and under statute, including a duty to act honestly, and in good faith with a view to the best interests of Lifezone Metals. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes the Amended and Restated Memorandum and Articles of Association of Lifezone Metals of the IOM Companies Act.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

Isle of Man law does not regulate transactions between a company and its significant members; however it does provide that such transactions must be entered into in good faith in the best interests of the company and not with the effect of constituting a fraud on the minority members.

Directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. This duty is subject to the IOM Companies Act and the Amended and Restated Memorandum and Articles of Association of Lifezone Metals which provide, in summary, that subject to a director having duly declared his or her interests to the board that director may be party to a transaction with the company and may vote and count in quorum at a board meeting in respect of a matter in which such director is interested.

Upon the completion of the Proposed Transactions, the board Lifezone Metals will adopt a Code of Conduct and Ethics, the full text of which will then be posted on Lifezone Metals’ website at www.lifezonemetals.com. The Code of Conduct will apply to all of Lifezone Metals’ employees, officers and directors. Lifezone Metals intends to disclose future amendments to, or waivers of, such Code of Conduct and Ethics, as and to the extent required by SEC regulations, at the same location on such website identified above or in public filings. Information contained on Lifezone Metals’ website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on Lifezone Metals’ website to be part of this proxy statement/prospectus.

Accordingly, as a result of multiple business affiliations, the directors of Lifezone Metals may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when the board of Lifezone Metals evaluates a particular business opportunity. Lifezone Metals cannot assure you that any of the above-mentioned conflicts will be resolved in its favor. Furthermore, each of the directors of Lifezone Metals may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Limitation on Liability and Indemnification of Officers and Directors

The IOM Companies Act provides that, subject to contrary provision in its articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. The IOM Companies Act provides that this does not apply to a person referred to above unless such person acted honestly and in good faith and in what such person believed to be in the best interests of the company and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct of such person was unlawful.

The Amended and Restated Memorandum and Articles of Association of Lifezone Metals provide that Lifezone Metals shall indemnify each of its directors and officers (including former directors and officers) out of its assets, to the fullest extent permissible under the laws of the Isle of Man, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever, which any of those directors or officers may incur as a result of any act or failure to act in carrying out their functions unless that liability arises through their actual fraud or willful default.

Lifezone Metals intends to purchase a policy of directors’ and officers’ liability insurance that insures Lifezone Metals officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Lifezone Metals against its obligations to indemnify its officers and directors.

These provisions may have the effect of reducing the likelihood of derivative litigation against Lifezone Metals officers and directors, even though such an action, if successful, might otherwise benefit Lifezone Metals and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Lifezone Metals pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Lifezone Metals believes that these provisions and the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Lifezone Metals pursuant to the foregoing provisions, the directors, officers or persons controlling Lifezone Metals have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

Lifezone Metals is a newly formed company, and as a result did not have any directors or executive officers in the prior fiscal year, and therefore did not pay or grant any compensation to individuals in such positions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to assist you in your analysis of the financial aspects of the Proposed Transactions and the PIPE Financing. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and should be read in conjunction with the accompanying notes. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Proposed Transactions and the PIPE Financing. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Proposed Transactions and the PIPE Financing.

LHL was formed as a holding company for Lifezone Limited and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022 in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). Also, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of KNL (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL on a 1:1 basis. As LHL did not have any previous operations, Lifezone Limited and KNL (together with its subsidiaries) are together viewed as the predecessors to LHL and its consolidated subsidiaries. As a result, the consolidated financial statements of LHL recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL (together with its subsidiaries).

The unaudited pro forma condensed combined statement of financial position as of March 31, 2023 combines the historical consolidated statement of financial position of LHL as of March 31, 2023 and the historical balance sheet of GoGreen as of March 31, 2023 on a pro forma basis as if the Proposed Transactions and the PIPE Financing had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical consolidated statement of comprehensive loss for LHL for the year ended December 31, 2022 and the historical statement of operations of GoGreen for the year ended December 31, 2022 on a pro forma basis as if the Proposed Transactions and the PIPE Financing had been consummated on January 1, 2022, the beginning of the earliest year presented. The unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2023 combines the historical consolidated statement of comprehensive loss for LHL for the three month period ended March 31, 2023 and the historical statement of operations of GoGreen for the three month period ended March 31, 2023 on a pro forma basis as if the Proposed Transactions and the PIPE Financing had been consummated on January 1, 2022, the beginning of the earliest year presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Proposed Transactions and the PIPE Financing or the Lifezone Holdings Transaction and the Flip-Up, as applicable, occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Lifezone Metals. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the preparation date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analysis is performed. This information should be read together with LHL’s and GoGreen’s historical financial statements and related notes thereto, as applicable, and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LHL” and “GoGreen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Proposed Transactions and the PIPE Financing

On December 13, 2022, GoGreen, Lifezone Metals, the Sponsor, Merger Sub, LHL, Keith Liddell, solely in his capacity as the representative of LHL Shareholders, and those LHL Shareholders party thereto entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement and the Ancillary Documents, and subject to the terms and conditions contained therein, (a) GoGreen will merge with and into Merger Sub, as a result of which the separate corporate existence of GoGreen will cease and Merger Sub will continue as the surviving company, and each issued and outstanding ordinary share of GoGreen immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the issuance of one Lifezone Metals ordinary share in accordance with the terms of the Business Combination Agreement and (b) on the day immediately following the Merger Effective Time, Lifezone Metals will acquire all of the issued share capital of LHL from LHL Shareholders and the LHL Shareholders will be issued Lifezone Metals Ordinary Shares and, subject to the terms and conditions of the Business Combination Agreement, the Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals and (c) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein (the “Proposed Transactions”). Please see the section entitled “Proposal No. 1 — The Business Combination Proposal” for additional information about the Business Combination Agreement and the other transactions contemplated thereby.

In addition, the PIPE Investors will subscribe for and purchase newly issued Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 at a per share purchase price of $10.00 in a private placement or placements to be consummated immediately following the closing of the Share Acquisition, as discussed further in the section entitled “— Ancillary Documents — Subscription Agreements”.

The following are the key steps within the Proposed Transactions and the PIPE Financing:

Conversion of Securities

Under the Business Combination Agreement and the Warrant Assumption Agreement, at the Merger Effective Time:

•        each issued and outstanding GoGreen ordinary share will automatically be converted into the right to receive one Lifezone Metals ordinary share;

•        each issued and outstanding GoGreen public warrant (rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement) will automatically be converted into and exchanged for the right to receive one Lifezone Metals public warrant; and

•        each issued and outstanding GoGreen private warrant (rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement) will automatically be converted into and exchanged for the right to receive one Lifezone Metals private warrant.

Each of the Lifezone Metals public warrants and Lifezone Metals private warrants will have substantially the same terms and conditions as are currently in effect with respect to the GoGreen public warrants and GoGreen private warrants immediately prior to the Merger Effective Time.

Share Exchange

Under the Business Combination Agreement, at the Share Acquisition Closing, in exchange for their LHL ordinary shares, LHL Shareholders (taking into account the exercise and vesting of any LHL RSUs and LHL Options) will be issued (a) 62,680,128 ordinary shares of Lifezone Metals and, if applicable, (b) the Earnout Shares on the occurrence of a Triggering Event in accordance with the Business Combination Agreement and subject to the occurrence of the Triggering Event or Change of Control. No fractional Exchange Shares or Earnout Shares will be issued and the number of Exchange Shares or Earnout Shares to be issued will be rounded down to the nearest whole share.

Earnout

Under the Business Combination Agreement, in exchange for their LHL ordinary shares and in addition to the Exchange Shares, Lifezone Metals will issue to the eligible LHL Shareholders, within five business days after the occurrence of the Triggering Events described below, with respect to such Triggering Event the following number of Earnout Shares, upon the terms and subject to the conditions set forth in the Business Combination Agreement:

•        upon the occurrence of Triggering Event I, a one-time issuance of 12,536,026 Earnout Shares; and

•        upon the occurrence of Triggering Event II, a one-time issuance of 12,536,026 Earnout Shares.

For the avoidance of doubt, the eligible LHL Shareholders with respect to a Triggering Event will be issued Earnout Shares upon the occurrence of each Triggering Event. However, each Triggering Event will only occur once, if at all, and the sum of the Earnout Shares will in no event exceed 25,072,052.

If there is a Change of Control during the Earnout Period (or a definitive contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then no Earnout Shares will be issuable;

•        greater than or equal to $14.00 but less than $16.00, then (a) immediately prior to such Change of Control, Lifezone Metals will issue 12,536,026 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control) and (b) thereafter, no further Earnout Shares will be issuable; or

•        greater than or equal to $16.00, then (a) immediately prior to such Change of Control, Lifezone Metals will issue 25,072,052 Lifezone Metals Ordinary Shares (less any Earnout Shares issued prior to such Change of Control to the eligible LHL Shareholders with respect to the Change of Control), and (b) thereafter, no further Earnout Shares will be issuable.

In addition, the Sponsor agreed that 1,725,000 Lifezone Metals Ordinary Shares issued to the Sponsor at the Merger Closing shall be subject to vesting (the “Sponsor Earnout Shares”). Subject to the terms and conditions of the Business Combination Agreement and the Ancillary Documents, upon the occurrence of (a) Triggering Event I, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) and (b) Triggering Event II, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares). For the avoidance of doubt, the Sponsor Earnout Shares will vest solely with respect to a Triggering Event that occurs. However, each Triggering Event will only occur once, if at all, and the sum of such Sponsor Earnout Shares will in no event exceed 1,725,000.

If there is a Change of Control during the Earnout Period (or a definitive Contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Lifezone Metals or its shareholders will receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the Lifezone Metals board) of:

•        less than $14.00, then the Sponsor Earnout Shares will be forfeited;

•        greater than or equal to $14.00 but less than $16.00, then (a) immediately prior to such Change of Control, 50% of such Sponsor Earnout Shares will vest (i.e., 862,500 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control) and (b) thereafter, the remaining Sponsor Earnout Shares shall be forfeited; or

•        greater than or equal to $16.00, then (a) immediately prior to such Change of Control, 100% of such Sponsor Earnout Shares will vest (i.e., 1,725,000 Lifezone Metals Ordinary Shares) (less any Sponsor Earnout Shares vested prior to such Change of Control with respect to the Change of Control), and (b) thereafter, no Lifezone Metals Ordinary Shares will constitute Sponsor Earnout Shares.

The Lifezone Metals ordinary share price targets set forth in the definitions of “Triggering Event I” and “Triggering Event II” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Lifezone Metals Ordinary Shares occurring after the Share Acquisition Closing and prior to the Change of Control.

PIPE Financing

In connection with the execution of the Business Combination Agreement, GoGreen and Lifezone Metals entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such PIPE Investors, Lifezone Metals Ordinary Shares for an aggregate purchase price of $70,173,170 and a per share purchase price of $10.00 in a private placement or placements to be consummated immediately following the closing of the Share Acquisition. The Lifezone Metals Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Lifezone Metals has agreed to register the resale of the Lifezone Metals Ordinary Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Proposed Transactions. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Proposed Transactions (but after giving effect to the Share Acquisition) and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto and (iii) at the election in writing of the subscribing PIPE Investor on or after the date that is nine months from the date of the Subscription Agreements.

For more information about the Proposed Transactions, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.” A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Anticipated Accounting Treatment of the Proposed Transactions

The Proposed Transactions will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, GoGreen will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Proposed Transactions will be treated as the equivalent of LHL issuing shares at the closing of the Proposed Transactions for the net assets of GoGreen as of the Share Acquisition Closing Date, accompanied by a recapitalization. The net assets of GoGreen will be stated at historical cost, with no goodwill or other intangible assets recorded.

LHL has been determined to be the accounting acquirer based on the following:

•        LHL Shareholders will have the largest voting interest in Lifezone Metals under each of the scenarios described below under “Basis of Pro Forma Presentation”;

•        LHL has the ability to nominate the majority of the members of the board of directors of Lifezone Metals;

•        the existing senior management of LHL will constitute much of the senior management of Lifezone Metals;

•        the business of LHL will comprise the ongoing operations of Lifezone Metals; and

•        LHL is the larger entity, both in terms of substantive operations and number of employees.

The Proposed Transactions are not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because GoGreen does not meet the definition of a “business” in accordance with IFRS 3. Rather, the Proposed Transactions will be accounted for within the scope 13, of IFRS 2, Share-based Payment (“IFRS 2”). Any excess of fair value of equity in Lifezone Metals issued to participating GoGreen shareholders over the fair value of GoGreen’s identifiable net assets acquired represents compensation for the service of a stock exchange listing, which is expensed as incurred. The fair value of Lifezone Metals equity, and ultimately the expense recognized in accordance with IFRS 2, may differ materially from the unaudited pro forma condensed combined financial information, due to developments occurring prior to the date of consummation of the Proposed Transactions.

The PIPE Subscription Agreements related to the PIPE Financing will result in the issuance of Lifezone Metals Ordinary Shares, leading to an increase in share capital and share premium along with a corresponding increase in cash and cash equivalents reflecting the funds from the PIPE Financing.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the three redemption scenarios set forth below with respect to the potential redemption by GoGreen shareholders for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account.

•        Scenario 1: Assuming No Redemptions:    This presentation assumes that no GoGreen shareholders exercise their redemption rights with respect to their GoGreen ordinary shares upon the consummation of the Proposed Transactions.

•        Scenario 2: Assuming Redemptions of 50%:    This presentation assumes that GoGreen shareholders exercise their redemption rights with respect to 13,800,000 GoGreen ordinary shares upon consummation of the Merger for an aggregate cash payment of approximately $146.8 million (based on a per share redemption price of approximately $10.64 per share) from the Trust Account, which held a fair value of marketable securities as of March 31, 2023 of approximately $291.0 million, thereby leaving a balance of $144.2 million in the Trust Account. The redemption of GoGreen ordinary shares does not impact the number of GoGreen public warrants held by such redeeming GoGreen shareholders. Hence a total of 13,800,000 whole GoGreen public warrants, valued at approximately $4.6 million (using a value of $0.33 per GoGreen public warrants as of December 30, 2022) are held by redeeming GoGreen shareholders (assuming that each redeeming GoGreen shareholder holds one-half of one GoGreen public warrant for each GoGreen ordinary share that is being redeemed) which may be exercised to purchase Lifezone Metals Ordinary Shares at $11.50 per share.

•        Scenario 3: Assuming Maximum Redemptions:    This presentation assumes that GoGreen shareholders exercise their redemption rights with respect to 27,600,000 GoGreen ordinary shares upon consummation of the Proposed Transactions for an aggregate cash payment of approximately $293.7 million (based on a per share redemption price of approximately $10.64 per share) from the Trust Account, thereby leaving a balance of approximately $(2.7) million in the Trust Account. However, the negative balance in this scenario is due to the proceeds from the Second Extension Note not being included in the Trust Account balance as of March 31, 2023 but contributing towards the per share redemption price of approximately $10.64 per share. Scenario 3 gives effect to all pro forma adjustments contained in Scenarios 1 and 2, as well as additional adjustments to reflect the effect of the additional redemptions. The redemption of GoGreen ordinary shares does not impact the number of GoGreen public warrants held by such redeeming GoGreen shareholders. Hence a total of 13,800,000 whole GoGreen public warrants, valued at approximately $4.6 million (using a value of $0.33 per GoGreen public warrants as of December 30, 2022) are held by redeeming GoGreen shareholders (assuming that each redeeming GoGreen shareholder holds one-half of one GoGreen public warrant for each GoGreen ordinary share that is being redeemed) which may be exercised to purchase Lifezone Metals Ordinary Shares at $11.50 per share.

The future exercise of warrants outstanding after the consummation of the Proposed Transactions in each redemption scenario discussed above, including those held by redeeming GoGreen shareholders, will increase the number of Lifezone Metals Ordinary Shares eligible for future resale in the public market and may result in dilution to the holders of Lifezone Metals Ordinary Shares.

Upon the consummation of the Proposed Transactions and the PIPE Financing, the ownership of Lifezone Metals under each scenario is as follows:

	Scenario 1 Assuming no redemptions		Scenario 2 Assuming redemptions of 50%		Scenario 3 Assuming maximum redemptions
Shareholders	Ownership in shares	% Ownership	Ownership in shares	% Ownership	Ownership in shares	% Ownership
LHL Shareholders(1)	62,680,128	60%	62,680,128	70%	62,680,128	82%
Sponsor(2)	6,468,600	6%	6,468,600	7%	6,468,600	9%
GoGreen Public Shareholders(3)	27,600,000	27%	13,800,000	15%	—	0%
PIPE Investors(4)	7,017,317	7%	7,017,317	8%	7,017,317	9%
Grand Total	103,766,045	100%	89,966,045	100%	76,166,045	100%

____________

(1)      The shareholding of LHL Shareholders excludes the impact of shares issuable under the earnout arrangement. In aggregate under each earnout scenario, a maximum of 25,072,052 Lifezone Metals Ordinary Shares are issuable to LHL Shareholders upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II), or earlier upon the Change of Control.

(2)      The shareholding of the Sponsor includes (i) 5,175,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 5,175,000 Class B ordinary shares of GoGreen and (ii) 1,335,000 Lifezone Metals Ordinary Shares to be issued upon conversion of 1,335,000 Class A ordinary shares of GoGreen issued to the Sponsor in a private placement concurrently with the IPO (the “Private Placement”). The shareholding of the Sponsor excludes the impact of (i) 667,500 Lifezone Metals warrants to be issued in connection with the conversion of the GoGreen warrants issued in the Private Placement (the “GoGreen Private Placement Warrants”) and (ii) the Lifezone Metals Ordinary Shares issuable under the earnout arrangement. In aggregate under each scenario, a maximum of 1,725,000 Lifezone Metals Ordinary Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events (i.e. achieving a share price of $14.00 (Triggering Event I) and $16.00 (Triggering Event II)). The shareholding of the Sponsor has been reduced by 41,400 Lifezone Metals Ordinary Shares, as in connection with the issuance of the Second Extension Note, the Sponsor will, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit its right to receive 41,400 Lifezone Metals Ordinary Shares.

(3)      The shareholding of GoGreen public shareholders excludes the impact of 13,800,000 warrants of Lifezone Metals to be issued to GoGreen public shareholders upon conversion of their GoGreen warrants (the “GoGreen Public Warrants”).

(4)      The aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

The book value per share will vary based on the number of redemptions by redeeming GoGreen public shareholders. For each of the above redemption scenarios, book value per share after the Proposed Transactions varies as follows:

			Pro Forma
	Lifezone Holdings Limited (Historical)	GoGreen Investments Corporation (Historical)	Scenario 1 Assuming no Redemptions	Scenario 2 Assuming 50% Redemptions	Scenario 3 Assuming Maximum Redemptions
As of March 31, 2023
Net assets (in thousands)(1)	$68,932	$1,248	$379,535	$232,703	$85,871
Total outstanding shares(6)	620,290	8,235,000	103,766,045	89,966,045	76,166,045
Book value per share (undiluted)(2)	$111.13	$0.15	$3.66	$2.59	$1.13
Net assets after exercise of warrants (in thousands)(3)			545,911	399,079	252,247
Total outstanding shares considering the exercise of GoGreen Public Warrants(4)			118,233,545	104,433,545	90,633,545
Implied book value per share(5)			4.62	3.82	2.78

____________

(1)      Net assets equals total equity excluding common stock subject to possible redemption.

(2)      Book value per share equals net assets divided by total shares outstanding. GoGreen’s historical shares outstanding excludes 27,600,000 shares subject to redemption for GoGreen at March 31, 2023.

(3)      The net assets after the exercise of warrants are calculated as (i) net assets prior to the exercise of warrants; plus (ii) increase to the net assets resulting from the inflow of cash from the exercise of a total of 14,467,500 warrants including 13,800,000 GoGreen Public Warrants and 667,500 GoGreen Private Placement Warrants at an exercise price of $11.50 per share.

(4)      This reflects the total number of outstanding shares including the shares issued upon the exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants.

(5)      Book value per share equals net assets after exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants divided by total shares outstanding including the shares issued upon the exercise of the GoGreen Public Warrants and the GoGreen Private Placement Warrants.

(6)      Includes the aggregate number of Lifezone Metals Ordinary Shares to be issued to the PIPE Investors.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF MARCH 31, 2023
(in thousands)

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	IFRS Policy and Presentation Alignment (Note 2)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions			Scenario 3 Assuming Maximum Redemptions
				Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Non-current assets
Marketable securities held in Trust Account	—	291,015		(291,015)	E	—	—		—	—		—
Property, plant and equipment	1,007	—	—	—		1,007	—		1,007	—		1,007
				—
Right-of-use assets	472	—	—	—		472	—		472	—		472
Patents	620	—	—	—		620	—		620	—		620
Goodwill	—	—	—	—		—	—		—	—		—
Other intangibles	349	—	—	—		349	—		349	—		349
Exploration and evaluation assets	20,989	—		—		20,989	—		20,989	—		20,989
Total non-current assets	23,437	291,015	—	(291,015)		23,437	—		23,437	—		23,437
Current assets
Cash and cash equivalents	58,728	2	—	291,015	E	374,216	(146,832)	B	227,384	(146,832)	B	80,552
				70,173	A
				(35,611)	G
				(6,731)	CC
				(3,360)	F
Trade and other receivables	6,434	—	—	—		6,434	—		6,434	—		6,434
Inventories	40	—	—	—		40	—		40	—		40
Prepaid expenses	—	155	—	—		155	—		155	—		155
Subscription receivable	—	—	—	—		—	—		—	—		—
Total current assets	65,202	157	—	315,486		380,845	(146,832)		234,013	(146,832)		87,181
Total assets	88,639	291,172	—	24,471		404,282	(146,832)		257,450	(146,832)		110,618
Commitments and Contingencies
Class A shares subject to possible redemption $0.0001 par value; 27,600,000 shares at redemption value of $10.20 per share	—	281,524	(281,524)	—		—	—		—	—		—
Liabilities and shareholders’ equity (deficit)
Shareholders’ equity (deficit)
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 1,335,000 issued and outstanding; 27,600,000 shares at redemption value of $10.20 per share	—	—	—	—	B	—	—		—	—		—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 6,900,000 shares issued and outstanding	—	1	—	(1)	B	—	—		—	—		—
Share capital	3	—	—	3	B	10	(1)	B	9	(1)	B	8
				1	A
				6	D
				(3)	D

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF MARCH 31, 2023 — (Continued)
(in thousands)

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	IFRS Policy and Presentation Alignment (Note 2)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions			Scenario 3 Assuming Maximum Redemptions
				Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Share premium	25,437	—	—	(25,437)	D	766,307	(146,831)	B	630,361	(146,831)	B	496,797
				282,769	B
				116,599	C		10,885	C		13,267	C
				50,917	D
				70,172	A
				(7,101)	G
				16,283	H
				236,668	I
Share based payment reserve	25,483	—	—	(25,483)	D	1,576	—		1,576			1,576
				1,576	DD
Translations reserve	34	—	—	—		34	—		34			34
Redemption reserve	281	—	—	—		281	—		281			281
Convertible shares, net of issuance costs	—	—	—	—		—	—		—			—
Noncontrolling interests	83,516	—	—	—		83,516	—		83,516			83,516
Retained earnings (accumulated deficit)	(50,327)	1,247	—	(1,247)	B	(456,694)	(10,885)	C	(467,579)	(13,267)	C	(480,846)
				(116,599)	C
				(28,510)	G
				(6,731)	CC
				(16,283)	H
				(236,668)	I
				(1,576)	DD
Other reserves	(15,495)	—	—	—		(15,495)	—		(15,495)	—		(15,495)
Foreign currency translation reserve	—	—	—	—		—	—		—	—		—
Dividend distribution reserve	—	—	—	—		—	—		—	—		—
Total shareholders’ equity	68,932	1,248	—	309,355		379,535	(146,832)		232,703	(146,832)		85,871
Non-current liabilities
Deferred underwriting commissions	—	—	—	—		—	—		—	—		—
Derivative warrants liabilities	—	—	—	—		—	—		—	—		—
Contingent consideration	3,729	—	—	—		3,729	—		3,729	—		3,729
Long term asset retirement obligation provision	303	—	—	—		303	—		303	—		303
Non-current portion of lease liabilities	372	—	—	—		372	—		372	—		372
Class A ordinary shares, $0.0001 par value	—	—	281,524	(281,524)	B	—				—
Total non-current liabilities	4,404	—	281,524	(281,524)		4,404	—		4,404	—		4,404
Current liabilities
Trade and other payables	15,155	5,040	—	—		20,195	—		20,195	—		20,195
Current portion of lease liabilities	148	—	—	—		148	—		148	—		148
Note payable to Sponsor	—	600	—	(600)	F	—	—		—	—		—
Convertible notes	—	—	—	—		—	—		—	—		—
Extension note payable to Sponsor	—	2,760	—	(2,760)	F	—	—		—	—		—
Total current liabilities	15,303	8,400	—	(3,360)		20,343	—		20,343	—		20,343
Total liabilities and shareholders’ equity	88,639	291,172	—	24,471		404,282	(146,832)		257,450	(146,832)		110,618

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions		Scenario 3 Assuming Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	496	—	—		496	—	496	—	496
Loss on foreign exchange revaluation	81	—	—		81	—	81	—	81
Gross profit	577	—	—		577	—	577	—	577
General and administrative expenses	(7,632)	(1,304)	—		(8,936)	—	(8,936)	—	(8,936)
			—
Selling and marketing costs	—	—	—		—	—	—	—	—
Formation costs	—	—	—		—	—	—	—	—
Share-based compensation	—	—	—		—	—	—	—	—
			—
			—
Provision for expected credit loss	—	—	—		—	—	—	—	—
Other expenses	—	—	—		—	—	—	—	—
Operating income (loss)	(7,055)	(1,304)	—		(8,359)	—	(8,359)	—	(8,359)
Other income (expense)	82	2,605	(2,605)	CC	82	—	82	—	82
Finance cost, net (including offering costs on warrants)	—	—	—		—	—	—	—	—
Income (loss)	(6,973)	1,301	(2,605)		(8,277)	—	(8,277)	—	(8,277)
Tax expense	—	—	—		—	—	—	—	—
Net income (loss)	(6,973)	1,301	(2,605)		(8,277)	—	(8,277)	—	(8,277)
Exchange differences on translation of
foreign operations	(82)
Other comprehensive income (loss)	(82)
Total comprehensive income (loss)	(7,055)

Net income (loss):
Attributable to shareholders of the company	(6,036)	1,301
Attributable to noncontrolling interests	(937)	—

Total comprehensive income (loss):
Attributable to shareholders of the company	(6,118)
Attributable to noncontrolling interests	(937)

Weighted average shares outstanding	Class A Non-redeemable	Class A Redeemable
Basic	620,290	27,600,000
Diluted	620,290	27,600,000

Net income (loss) per share ($)
Basic	$(9.73)	$0.04
Diluted	$(9.73)	$0.04

Total comprehensive income (loss) per share ($)
Basic	$(9.86)	$—
Diluted	$(9.86)	$—
Weighted average shares outstanding (in thousands)	Class A & B Non-redeemable
Basic	8,235,000
Diluted	8,235,000

Net (loss) per share ($)
Basic	$0.04
Diluted	$0.04

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

	Lifezone Holdings Limited (IFRS Historical)	GoGreen Investments Corporation (US GAAP Historical)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions			Scenario 3 Assuming Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	2,927	—	—		2,927	—		2,927	—		2,927
Loss on foreign exchange revaluation	(56)	—	—		(56)	—		(56)	—		(56)
Gross profit	2,871	—	—		2,871	—		2,871	—		2,871
General and administrative expenses	(28,559)	(5,397)	(28,510)	AA	(179,065)	(10,885)	BB	(189,950)	(13,267)	BB	(203,217)
			(116,599)	BB
Selling and marketing costs	—	—	—		—	—		—	—		—
Formation costs	—	—	—		—	—		—	—		—
Share-based compensation	—	—	(1,576)	DD	(254,527)	—		(254,527)	—		(254,527)
			(16,283)	EE
			(236,668)	FF
Provision for expected credit loss	—	—	—		—	—		—	—		—
Other expenses	—	—	—		—	—		—	—		—
Operating income (loss)	(25,688)	(5,397)	(399,636)		(430,721)	(10,885)		(441,606)	(13,267)		(454,873)
Other income (expense)	194	4,126	(4,126)	CC	194	—		194	—		194
Finance cost, net (including offering costs on warrants)	—	—	—		—	—		—	—		—
Loss	(25,494)	(1,271)	(403,762)		(430,527)	(10,885)		(441,412)	(13,267)		(454,679)
Tax expense	—	—	—		—	—		—	—		—
Net loss	(25,494)	(1,271)	(403,762)		(430,527)	(10,885)		(441,412)	(13,267)		(454,679)
Exchange differences on translation of
foreign operations	116
Other comprehensive income	116
Total comprehensive loss	(25,378)

Net loss:
Attributable to shareholders of the company	(23,583)	(1,271)
Attributable to noncontrolling interests	(1,911)	—

Total comprehensive loss:
Attributable to shareholders of the company	(23,467)
Attributable to noncontrolling interests	(1,911)

Weighted average shares outstanding	Class A Non-redeemable	Class A Redeemable
Basic	620,290	27,600,000
Diluted	620,290	27,600,000

Net loss per share ($)
Basic	$(38.02)	$(0.04)
Diluted	$(38.02)	$(0.04)

Total comprehensive loss per share ($)
Basic	$(37.83)	$—
Diluted	$(37.83)	$—
Weighted average shares outstanding (in thousands)	Class A & B Non-redeemable
Basic	8,235,000
Diluted	8,235,000

Net loss per share ($)
Basic	$(0.04)
Diluted	$(0.04)

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited proforma condensed combined statement of financial position as of March 31, 2023 assumes that the Transactions occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 present a proforma effect to the Transactions as if they had been completed on January 1, 2022. This period is presented on the basis that LHL is the accounting acquirer.

The unaudited pro forma condensed combined financial information has been prepared using the following:

•        The historical unaudited consolidated financial statements of Lifezone Holdings Limited as of March 31, 2023, and for the three months then ended and the related notes included elsewhere in this proxy statement/prospectus.

•        The historical unaudited financial statements of GoGreen as of March 31, 2023, and for the three months then ended and the related notes included elsewhere in this proxy statement/prospectus.

•        The historical audited consolidated financial statements of Lifezone Holdings Limited as of December 31, 2022, and for the year then ended and the related notes included elsewhere in this proxy statement/prospectus.

•        The historical audited financial statements of GoGreen as of December 31, 2022, and for the year then ended and the related notes included elsewhere in this proxy statement/prospectus.

The historical financial statements of Lifezone Holdings Limited have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The historical financial statements of GoGreen have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The historical financial information of GoGreen has been adjusted to give effect to the differences between US GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. The presentation and reporting currency of Lifezone Holdings Limited and GoGreen is the US Dollar.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Lifezone Metals after giving effect to the Proposed Transactions and the PIPE Financing. Management has made estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The proforma adjustments reflecting the consummation of the Proposed Transactions and the PIPE Financing are based on certain currently available information and certain assumptions and methodologies that Lifezone Holdings Limited management believes are reasonable under the circumstances. Adjustments in the unaudited pro forma condensed combined financial information, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Proposed Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Lifezone Holdings Limited and GoGreen.

2. IFRS Policy and Presentation Alignment

The unaudited pro forma condensed combined financial information includes an adjustment to the historical financial information of GoGreen to give effect to the differences between US GAAP and IFRS. The adjustment reclassifies GoGreen Class A ordinary shares, subject to redemption from temporary equity under US GAAP to non-current financial liabilities under IFRS.

3. Pro-Forma Adjustments

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

A)     Reflects proceeds from the PIPE Financing, which results in additional cash proceeds of $70.2 million and corresponding increases in share capital and share premium of approximately $1 thousand and $70.2 million, respectively.

B)     Reflects the exchange of issued and outstanding GoGreen Class A ordinary shares, GoGreen Class B ordinary shares, GoGreen Public Warrants and GoGreen Private Placement Warrants for Lifezone Metals Ordinary Shares and Lifezone Metals warrants, as applicable.

The number of Lifezone Metals Ordinary Shares issued in the exchange will vary under each scenario as follows:

•        Scenario 1 (Assuming no redemptions):    Assuming no holders of redeemable GoGreen Class A ordinary shares exercise their redemption rights, Lifezone Metals will issue 34,068,600 Lifezone Metals Ordinary Shares and will recognize share capital of approximately $3 thousand and share premium of approximately $282.8 million. The historical equity and Class A ordinary shares subject to redemption of GoGreen are eliminated, resulting in increases to accumulated deficit of $1.2 million.

•        Scenario 2 (Assuming redemptions of 50%):    Assuming the holders of 13,800,000 redeemable GoGreen Class A ordinary shares exercise their redemption rights resulting in a decrease of $146.8 million to the marketable securities held in the Trust Account. Lifezone Metals issues 20,268,600 Lifezone Metals Ordinary Shares and will recognize share capital of approximately $2 thousand and share premium of $135.9 million. The historical equity and Class A ordinary shares subject to redemption of GoGreen are eliminated, resulting in increases to accumulated deficit of $1.2 million.

•        Scenario 3 (Assuming maximum redemptions):    Assuming the holders of 27,600,000 redeemable GoGreen Class A ordinary shares exercise their redemption rights resulting in a decrease of approximately $293.7 million to the marketable securities held in the Trust Account. Lifezone Metals will issue 6,468,600 Lifezone Metals Ordinary Shares and will recognize the share capital of approximately $1 thousand and share premium of ($10.9 million). The historical equity and Class A ordinary shares subject to redemption of GoGreen are eliminated, resulting in increases to accumulated deficit of $1.2 million.

C)     The Proposed Transactions are accounted for in accordance with IFRS 2 with an expense reflected for the difference between the fair value of Lifezone Metals Ordinary Shares issued to GoGreen shareholders as compared to the fair value of GoGreen’s net assets contributed.

The estimated fair value of the equity instruments issued to GoGreen shareholders considers the impact of Lifezone Metals Ordinary Shares contingently issuable to LHL Shareholders upon the occurrence of the Triggering Events or earlier, on the change of control in accordance with the earnout provisions. Please see the section entitled “The Business Combination — Earnout” for additional information on such provisions. This dilutive effect of the earnout reduces the fair value of Lifezone Metals Ordinary Shares issued to GoGreen shareholders. Since there is no service condition attached to these Earnout Shares, their impact is taken immediately by reducing the fair value of the Lifezone Metals Ordinary Shares issued to GoGreen’s shareholders.

The value of the expense recorded in accordance with IFRS 2 Paragraph 13A varies under each scenario as follows:

Scenario 1 — Assuming no redemptions

The fair value of share consideration of $399 million and GoGreen’s net assets of approximately $283 million result in an excess of the fair value of the shares issued over the value of the net monetary assets acquired of approximately $117 million. Assuming no redemptions, the difference is reflected as a transaction expense of approximately $117 million for the services provided by GoGreen in connection with the listing. The fair value calculation of approximately $399 million is based on the combined company estimated fair value derived from Lifezone Metals’ enterprise valuation of approximately $1.4 billion and the level of ownership that existing GoGreen shareholders will have in Lifezone Metals after taking into account the earnout arrangement for LHL Shareholders and the Sponsor.

(in thousands)
Fair value of share consideration	399,371
GoGreen’s net assets	(282,772)
Transaction expense	116,599

Scenario 2 — Assuming 50% redemptions

Assuming the 50% redemptions, the fair value of share consideration provided to GoGreen shareholders and warrant holders reduces to $263 million and the amount of net assets contributed by GoGreen decreases to $136 million, resulting in an excess of the fair value of shares issued over the net monetary assets acquired of approximately $127 million. The fair value calculation of approximately $263 million is based on the combined company estimated fair value derived from Lifezone Metals’ enterprise valuation of approximately $1.3 billion and the level of ownership that existing GoGreen shareholders will have in Lifezone Metals after taking into account the earnout arrangement for LHL Shareholders and the Sponsor, and redemptions by GoGreen shareholders.

(in thousands)
Fair value of share consideration	263,424
GoGreen’s net assets	(135,940)
Transaction expense	127,484
Less: Transaction expense under no redemption scenario	(116,599)
Additional transaction expense compared to Scenario 1	10,885

Scenario 3 — Assuming maximum redemptions up to Minimum Cash Condition

Assuming the maximum amount of redemptions, the fair value of share consideration provided to GoGreen shareholders and warrant holders reduces to $130 million and the amount of net assets contributed by GoGreen decreases to ($11 million), resulting in an excess of the fair value of shares issued over the net monetary assets acquired of approximately $141 million. The fair value calculation of approximately $130 million is based on the combined company estimated fair value derived from Lifezone Metals’ enterprise valuation of approximately $1.1 billion and the level of ownership that existing GoGreen shareholders will have in Lifezone Metals after taking into account the earnout arrangement for LHL Shareholders and the Sponsor, and redemptions by GoGreen shareholders.

(in thousands)
Fair value of share consideration	129,859
GoGreen’s net assets	10,892
Transaction expense	140,751
Less: Transaction expense under 50% redemption scenario	(127,484)
Additional transaction expense compared to Scenario 2	13,267

The expense ultimately recorded by Lifezone Metals in accordance with IFRS may differ materially from the amounts presented in the unaudited pro forma condensed combined financial information, due to changes in the fair value of the equity of Lifezone Metals, including the value of Lifezone Metals Ordinary Shares and warrants to purchase Lifezone Metals Ordinary Shares.

The Lifezone Metals enterprise value calculation is presented below, as well as the fair value of the consideration transferred and GoGreen net assets for each scenario.

	Scenario 1	Scenario 2	Scenario 3
Lifezone Metals Enterprise Value
Outstanding Shares at Closing (actual no. of shares)	103,766,045	103,766,045	103,766,045
Value per Share	10.00	10.00	10.00
Value of Share Consideration	1,037,660	1,037,660	1,037,660
GoGreen Cash at March 31, 2023	291,015	291,015	291,015
PIPE Closing Cash Consideration	70,173	70,173	70,173
Less: Cash used for redemptions	—	(146,832)	(293,664)
Total Enterprise Valuation	1,398,848	1,252,016	1,105,184

Lifezone Metals Enterprise Value	1,398,848	1,252,016	1,105,184
GoGreen ownership – fully diluted basis	28.55%	21.04%	11.75%
Fair value of share consideration	399,371	263,424	129,859

GoGreen Net Assets at March 31, 2023:
Marketable securities held in Trust Account	291,015	291,015	291,015
Cash and cash equivalents	2	2	2
Prepaid expenses	155	155	155
Deferred underwriting commissions	—	—	—
Trade and other payables	(8,400)	(8,400)	(8,400)
Less: Cash used for redemptions	—	(146,832)	(293,664)
Net Assets	282,772	135,940	(10,892)
Transaction Expense	116,599	127,484	140,751

D)   Reflects the adjustments to share capital, share premium, and share based payment reserve after the acquisition of LHL shares outstanding by Lifezone Metals in exchange for 62,680,128 Lifezone Metals Ordinary Shares resulting in an increase to share capital, share premium, and share based payment reserve of approximately $3 thousand, $25 million, and $25 million, respectively. The share capital adjustments increase of $6 thousand is due to the issuance of 62,680,128 at $0.0001 par value per share. The share premium increase of $51 million is calculated as follows:

Eliminate historical shared capital (LHL)	3
Eliminate historical share premium (LHL)	25,437
Eliminate historical share based payment reserve (LHL)	25,483
Par value of issued shares	(6)
Increase to share premium	50,917

E)      Reflects the reclassification of marketable securities held in Trust Account to cash and cash equivalents. These funds become available to the combined company following the Business Combination. The Trust Account balance does not include proceeds from the issuance on April 11, 2023 of the Second Extension Note. The impact on the Trust Account cash will net to zero as the Trust Account balance increases upon the receipt of the proceeds of the Extension Note and then is reduced for the payoff of the note following the Business Combination.

F)      Reflects the payoff of the $600 thousand relating to the Note and First Working Capital Note payable to the Sponsor and the $2.76 million First Extension Note payable to Sponsor and the corresponding reduction to cash.

G)      Reflects preliminary estimated transaction costs expected to be incurred by LHL and GoGreen of approximately $35.6 million for advisory, banking, printing, legal and accounting fees incurred as part of the Business Combination. $7.1 million out of the total transaction costs represent equity issuance costs and have been accounted for as a reduction from share premium while $28.5 million has been accounted for as an expense and has been reflected as an increase in the accumulated deficit. Following are the details of the transaction costs for LHL and GoGreen:

For GoGreen’s transaction costs, $2.1 million represents equity issuance costs related to the PIPE Financing, which is reflected as a reduction in share premium. The remaining amount of $15.0 million is reflected as an increase to the accumulated deficit. These costs have been excluded from the unaudited pro forma condensed combined statement of operations.

For LHL’s transaction costs, $5.1 million represents transaction costs related to capital markets and accounting advisory services, legal fees and investment bankers’ fee with respect to the Business Combination assuming no redemptions, redemptions up to 50 percent and maximum redemptions, respectively. The fees paid to the investment bankers by LHL do not vary with the funds being contributed to Lifezone Metals through the Trust Account maintained by GoGreen, hence the total transaction cost does not vary under the different redemption scenarios. The remaining amount of approximately $13.6 million, assuming no redemptions, redemptions up to 50 percent and maximum redemptions, respectively, is included as an expense through accumulated loss and is reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in (AA) below.

It is assumed that these transaction costs will be paid subsequent to the Share Acquisition Closing Date and hence the cash and cash equivalent will decrease by $35.6 million.

The following tables summarize the above mentioned transaction costs and the related treatment within the unaudited pro forma condensed combined financial information:

Estimated GoGreen transaction costs	Assuming no redemptions	Assuming redemptions up to 50%	Assuming maximum redemptions
		($ in thousands)
Transaction costs eligible for capitalization	2,050	2,050	2,050
Transaction costs expensed as incurred	14,960	14,960	14,960
Total GoGreen transaction costs	17,010	17,010	17,010
Estimated LHL transaction costs	Assuming no redemptions	Assuming redemptions up to 50%	Assuming maximum redemptions
		($ in thousands)
Transaction costs eligible for capitalization	5,051	5,051	5,051
Transaction costs expensed as incurred	13,550	13,550	13,550
Total LHL transaction costs	18,601	18,601	18,601

H)     Reflects the estimated share-based contingent payments of 1,725,000 Sponsor Earnout Shares to be granted when a Sponsor Earnout Triggering Event occurs based on a preliminary valuation. The aforementioned Earnout Shares are a potential contingent payment arrangement with the Sponsor, based on a market condition without link to service. Thus, the award vests immediately and should be considered as an adjustment to the grant date fair value of the IFRS 2 expense, regardless of whether the target share price of the Sponsor Earnout Event is achieved or not. A valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using key assumptions for: volatility based on peer company data, risk-free rate and beginning post-combination Company share price of $10.00.

The Shares are issuable to the Sponsor upon the occurrence of Earnout Triggering Events of achieving a share price of $14.00 and $16.00. The share-based compensation expense attributable to the two Triggering Events is detailed below:

Triggering Event #1 ($14.00 per share)	862,500 shares at $9.4986 per share	$8,193
Triggering Event #2 ($16.00 per share)	862,500 shares at $9.3804 per share	$8,090
Total expense		$16,283

This results in an increase to share premium of $16,283 and an increase to the retained deficit of $16,283.

The actual compensation expense recorded for such Sponsor Earnout Shares may differ from these estimates, and such difference may be material.

I)      Reflects the estimated share-based contingent payments of 25,072,052 LHL Shareholder Earnout Shares to be granted when a LHL Shareholder Earnout Triggering Event occurs based on a preliminary valuation. The aforementioned Earnout Shares are a potential contingent payment arrangement with the LHL Shareholders, based on a market condition without link to service. Thus, the award vests immediately and should be considered as an adjustment to the grant date fair value of the IFRS 2 expense, regardless of whether the target share price of the Sponsor Earnout Event is achieved or not. A valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using key assumptions for: volatility based on peer company data, risk-free rate and beginning post-combination Company share price of $10.00

The Shares are issuable to the Shareholders upon the occurrence of Earnout Triggering Events of achieving a share price of $14.00 and $16.00. The share-based compensation expense attributable to the two Triggering Events is detailed below:

Triggering Event #1 ($14.00 per share)	12,536,026 shares at $9.4986 per share	$119,075
Triggering Event #2 ($16.00 per share)	12,536,026 shares at $9.3804 per share	$117,593
Total expense		$236,668

This results in an increase to share premium of $236,668 and an increase to the retained deficit of $236,668.

The actual compensation expense recorded for such Shareholder Earnout Shares may differ from these estimates, and such difference may be material.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 are as follows:

(AA)      Reflects the estimated transaction costs of approximately $28.5 million to be expensed and incurred by LHL and GoGreen, assuming no redemptions, redemptions of 50 percent and maximum redemptions scenarios respectively, as part of the Business Combination, as described in (G), which are reflected entirely in the year ended December 31, 2022 in the unaudited pro forma condensed combined statement of operations.

(BB)        Represents approximately $117 million, $127 million and $139 million of expense recognized assuming no redemptions, redemptions of 50 percent and maximum redemptions scenarios, respectively, in accordance with IFRS 2 as discussed in adjustment C) above for the difference between the fair value of Lifezone Metals Ordinary Shares and the fair value of GoGreen’s identifiable net assets (including the GoGreen Public Warrants and the GoGreen Private Placement Warrants) after taking into account the impact of the earnout arrangement. These costs are a nonrecurring item.

(CC)     Reflects the elimination of interest income on the GoGreen cash balance for the three months ended March 31, 2023 and the year ended December 31, 2022.

(DD)    Represents GoGreen stock-based compensation expense of $1.6 million resulting from the Business Combination reflected entirely in the year ended December 31, 2022.

(EE)      Reflects the estimated grant date fair value of the Sponsor Earnout Shares to be granted when a Sponsor Earnout Triggering Event occurs, as described in H) above, reflected entirely in the year ended December 31, 2022.

(FF)       Reflects the estimated grant date fair value of the LHL Shareholder Earnout Shares to be granted when a LHL Shareholder Earnout Triggering Event occurs, as described in I) above reflected entirely in the year ended December 31, 2022.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. As Lifezone Metals was in a net loss under both scenarios for the three months ended March 31, 2023 and the year ended December 31, 2022, giving effect to outstanding GoGreen Public Warrants and GoGreen Private Placement Warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such GoGreen Public Warrants and GoGreen Private Placement Warrants would be anti-dilutive. The 26,797,052 Earnout Shares are subject to certain share price targets such that they are not determined to be participating securities at issuance, and are not included in the calculation of pro forma EPS for the three months ended March 31, 2023 and the year ended December 31, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption of GoGreen Class A ordinary shares held by public shareholders:

	Assuming no Redemptions(1)	Assuming 50% redemptions(2)	Assuming maximum redemptions(3)
For the three months ended March 31, 2023
Net loss per share
Pro forma net loss ($ in thousands)	(8,277)	(8,277)	(8,277)
Weighted average shares outstanding (basic and diluted) (in thousands)	103,766	89,966	76,166
Net loss per share (basic and diluted)	(0.08)	(0.09)	(0.11)
For the year ended December 31, 2022
Net loss per share
Pro forma net loss ($ in thousands)	(430,527)	(441,412)	(454,679)
Weighted average shares outstanding (basic and diluted) (in thousands)	103,766	89,966	76,166
Net loss per share (basic and diluted)	(4.15)	(4.91)	(5.97)
Weighted average shares outstanding (basic and diluted) (in thousands) (applicable to both December 31, 2022 and March 31, 2023)
Lifezone Holdings Shareholders	62,680	62,680	62,680
Sponsor	6,469	6,469	6,469
GoGreen Public Shareholders	27,600	13,800	—
PIPE investors	7,017	7,017	7,017
Total	103,766	89,966	76,166

GOGREEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer to GoGreen Investments Corporation. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with GoGreen’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the Placement Units, our shares, debt or a combination of cash, shares and debt.

At March 31, 2023, we had $1,688 in cash held outside of our Trust Account. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), and we cannot assure you that our plans to complete our initial business combination will be successful.

On December 13, 2022, we entered into the Business Combination Agreement with Lifezone Metals, Sponsor, Merger Sub, LHL, Keith Liddell, solely in his capacity as the LHL Shareholders representative, and the shareholders party thereto. If (i) the Business Combination Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by GoGreen’s shareholders and (ii) the Merger is subsequently completed, then (1) GoGreen will merge into Merger Sub pursuant to Part XVI of the Cayman Companies Act, with Merger Sub surviving the merger and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) becoming shareholders of Lifezone Metals, (2) Lifezone Metals will acquire all of the issued and outstanding share capital of LHL from the holders of LHL’s share capital for Lifezone Metals Ordinary Shares and the right to receive Earnout Shares, such that LHL will be a direct wholly owned subsidiary of Lifezone Metals and (3) the other transactions contemplated by the Business Combination Agreement will be consummated.

Results of Operations and Known Trends or Future Events

All activity through October 25, 2021, relates to our formation and the IPO. Since the IPO, our activities have been limited to the evaluation of business combination candidates. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective business combinations.

For the three months ended March 31, 2023, we had a net income of $1,301,058, which consists of interest income of $2,604,693 partially offset by operating costs of $1,303,635.

Liquidity, Capital Resources, and Going Concern

Until the consummation of the IPO, our only sources of liquidity were an initial purchase of founder shares of $25,000 by our Sponsor, and a total of $375,000 from our Sponsor under an unsecured promissory note which was repaid in full on October 25, 2021.

On October 25, 2021, we consummated our IPO in which we sold 27,600,000 units at a price of $10.00 per unit generating gross proceeds of $276,000,000 before underwriting fees and expenses. Our Sponsor purchased 1,335,000 Placement Units at a price of $10.00 per unit generating $13,350,000 in a private placement that occurred simultaneously with the IPO.

In connection with the IPO, we incurred offering costs of $15,817,581 (including an underwriting fee of $5,520,000 and deferred underwriting commissions of $9,660,000). Other incurred offering costs consisted principally of preparation fees related to the IPO. A total of $281,520,000 ($10.20 per unit sold in the IPO) of the net proceeds from the IPO and the private placement were deposited in the Trust Account established for the benefit of our public shareholders.

As of March 31, 2023, we have available to us $1,688 of cash on our balance sheet. We will use these funds, and additional funds received from our Sponsor in the form of working capital loans, primarily to evaluate target businesses, perform business, legal, and accounting due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender at the time of the business combination. The units would be identical to the Placement Units sold in the private placement. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor, members of our management team or any of their affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. On June 6, 2022, we issued a Note in the principal amount of up to $300,000 to our Sponsor in connection with advances our Sponsor has made, and may make in the future, to the Company for working capital purposes. On January 19, 2023, we issued the First Working Capital Note for borrowings of up to $300,000 from our Sponsor in connection with advances our Sponsor has made, and may make in the future, to us for working capital purposes. As of March 31, 2023 and December 31, 2022, there were $600,000 and $300,000, respectively, outstanding under Working Capital Notes. On April 10, 2023, we issued the Second Working Capital Note for borrowings of up to $300,000 from our Sponsor in connection with advances our Sponsor has made, and may make in the future, to us for working capital purposes. As of May 4, 2023, we have drawn down $200,000 under the Second Working Capital Note.

On January 18, 2023, our Sponsor requested that we effectuate the First Extension. In connection with the First Extension, on January 19, 2023, we issued the First Extension Note in the aggregate principal amount of $2,760,000 to our Sponsor. Also on January 19, 2023, our Sponsor deposited the First Extension Payment of $2,760,000 (representing $0.10 per public share) into our Trust Account. This deposit enabled us to implement the First Extension. The First Extension was the first of two three-month extensions permitted under our governing documents. Additionally, on April 10, 2023, our Sponsor requested that we effectuate the Second Extension. In connection with the Second Extension, on April 10, 2023, we issued Second Extension Note in the aggregate principal amount of $2,760,000 (representing $0.10 per public share) to the Sponsor and Lifezone Limited. On April 12, 2023, Lifezone Limited deposited a payment of $1,380,000 (representing $0.05 per public share and 50% of the second Extension Payment) into our Trust Account. On April 13, 2023, the Sponsor deposited a payment of $1,380,000 into the Trust Account (representing $0.05 per public share and 50% of the second Extension Payment). These deposits enabled us to implement the Second Extension. In connection with the portion of second Extension Payment provided by Lifezone Limited, the Sponsor agreed to forfeit the right to receive 41,400 ordinary shares in Lifezone Metals immediately prior to the closing of the Proposed Transactions.

Prior to the completion of our initial business combination, we expect our primary liquidity requirements during that period to include approximately $725,000 for legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting successful business combinations; $325,000 for legal and accounting fees related to regulatory reporting requirements; $185,000 for NYSE and other regulatory fees; $180,000 for office space, administrative and support services until for up to 18 months (which may be extended to up to 21 months as described elsewhere in this proxy statement/prospectus); and approximately $100,000 for general working capital that will be used for miscellaneous expenses and reserves net of estimated interest income.

These amounts are estimates and may differ materially from our actual expenses. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

We will need to raise additional funds in order to meet the expenditures required for operating our business. Because our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination were less than the actual amount necessary to do so, we will have insufficient funds available to operate our business prior to our initial business combination. Moreover, we will need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

At March 31, 2023, we did not have any capital lease obligations or operating lease obligations.

Commencing on the effective date of the IPO through the earlier of the consummation of a business combination and our liquidation, we agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, administrative and support services. For the three months ended March 31, 2023, we paid a total of $30,000 under this arrangement.

The underwriters in our IPO were paid a cash underwriting fee of 2.0% of gross proceeds of the IPO or $5,520,000. In addition, the underwriters were entitled to aggregate deferred underwriting commissions of $9,660,000 consisting of 3.5% of the gross proceeds of the IPO. As of the date of this proxy statement/prospectus, the entirety of the deferred underwriting commissions were to become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement. On October 19, 2022, we received a waiver of a portion of the deferred fee from one of our underwriters. As a result of this waiver the deferred fee was reduced by $4,830,000 leaving a remaining deferred fee of $4,830,000 due at the closing of a business combination. Additionally, on January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee. At March 31, 2023 and December 31, 2022, the deferred underwriting fee payable was $0 and $4,830,000, respectively.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income (Loss) Per Ordinary Share

The Company’s statement of operations includes a presentation of income (loss) per share for redeemable ordinary shares and income (loss) per share for Class A and Class B non-redeemable shares in a manner similar to the two-class method in calculating net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period as adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of the redeemable ordinary shares. Net income (loss) per ordinary share, basic and diluted, for non-redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable and non-redeemable ordinary shares by the weighted average number of ordinary shares outstanding for the period.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants are contingent upon the occurrence of future events. For the three months ended March 31, 2023, the Company did not have any dilutive warrants, securities or other contracts that could potentially be exercised or converted into ordinary shares. As a result, diluted income (loss) per ordinary share is the same as basic ordinary share for the three months ended March 31, 2023.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Quantitative and Qualitative Disclosures About Market Risk

Through March 31, 2023, our efforts have been limited to organizational activities, activities relating to our IPO and since the IPO, the search for a target business with which to consummate an initial business combination. We have engaged in limited operations and have not generated any revenues. We have not engaged in any hedging activities since our inception on March 17, 2021. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

The net proceeds of the IPO and the sale of the Placement Units held in the Trust Account maintained by Continental, acting as trustee, have been invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of March 31, 2023, $291,015,198 of the funds in our Trust Account were invested in cash and money market funds with a maturity of 185 days or less. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LHL

LHL was formed on March 28, 2022, as a holding company for Lifezone Limited, and acquired 100% of the equity interest in Lifezone Limited on June 24, 2022, in consideration for issuing shares of LHL on a 1:1 basis to the Lifezone Limited shareholders at the time (following a 1:200 split of shares of Lifezone Limited) (the “Lifezone Holdings Transaction”). In addition, at the same time as the Lifezone Holdings Transaction, on June 24, 2022, the shareholders of KNL (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”). As LHL did not have any previous operations, Lifezone Limited and KNL (together with its subsidiaries) are viewed as the predecessors to LHL and its consolidated subsidiaries. The Lifezone Holdings Transaction and the Flip-Up were each accounted for as a business combination of entities under common control. Further, LHL’s consolidated financial statements have been prepared using the predecessor accounting method. Accordingly, the Lifezone Holdings Transaction and the Flip-Up have been retrospectively applied to the financial statements of all prior periods and the consolidated financial statements of LHL have been prepared as if the Lifezone Holdings Transaction and the Flip-Up had been consummated on January 1, 2021, the beginning of the earliest period presented, and recognize the assets and liabilities received in the Lifezone Holdings Transaction and the Flip-Up at their historical carrying amounts, as reflected in the historical financial statements of Lifezone Limited and KNL. The consolidated audited financial statements for LHL as of and for the years ended December 31, 2022 and 2021 and the unaudited condensed consolidated interim financial statements for LHL as of and for the three-month periods ended March 31, 2023 and 2022 include activities for Lifezone Limited, Kabanga Holdings Limited, Kabanga Nickel Company Limited, KNL, Kagera Mining Company Limited, Metprotech Pacific Proprietary Limited, Romanex International Limited, TNL, Tembo Nickel Mining Company Limited, Tembo Nickel Refining Company Limited and LZ Services Limited.

You should read the following discussion and analysis of LHL’s financial condition and results of operations together with LHL’s consolidated financial statements and the related notes thereto, included elsewhere in this proxy statement/prospectus. The following discussion and analysis is based on LHL’s financial information prepared in accordance with IFRS as issued by the IASB and related interpretations issued by the IFRS Interpretations Committee. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to LHL’s plans and strategy for LHL’s business, includes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the results discussed in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with these statements and for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. LHL’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

The audited financial statements as of and for the years ended December 31, 2022 and 2021 for LHL are prepared pursuant to IFRS and in accordance with the standards of the U.S. Public Company Accounting Oversight Board. The unaudited condensed consolidated interim financial statements as of and for the three-month periods ended March 31, 2023 and 2022 have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’. As permitted by the rules of the SEC for foreign private issuers, we have not reconciled our financial statements to U.S. generally accepted accounting principles.

Unless the context otherwise requires, for the purposes of this section, “Lifezone,” “we,” “us,” “our,” or the “Company” refer to the business of LHL and, in each case, its subsidiaries; “FY 2022” refers to the fiscal year ended December 31, 2022 and “FY 2021” refers to the fiscal year ended December 31, 2021; “Q1 2023” refers to the three-month period ended March 31, 2023 and “Q1 2022” refers to the three-month period ended March 31, 2022.

Overview

We are a modern pre-development exploration-stage metals company. Based on the mineral resources presented in the Technical Report Summary, we believe that our Kabanga project in north-west Tanzania (the “Kabanga Project”) comprises one of the world’s largest and highest grade nickel sulfide deposits. We also seek to support the clean energy transition through licensing of our proprietary Hydromet Technology as an alternative to smelting in metals refining and to become an emerging supplier of responsibly-sourced, low-carbon and low-sulfur dioxide emission metals to the battery, electric vehicle (“EV”) and hydrogen markets. We intend to operate across the metals extraction and metals refining industries, with our Hydromet Technology potentially also being used in the metals recycling industry. We aim to provide products that will responsibly and cost-effectively deliver supply chain solutions to the global battery metals market.

We believe that our metals resources, technology and expertise position us for long term growth as customers continually look for cleaner sources of metals for the development of EVs and batteries.

Description of the Transactions

On December 13, 2022, Lifezone Metals, the Sponsor, Merger Sub, LHL and certain other parties thereto entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in accordance with the following steps: (a) the merger of GoGreen into Merger Sub, with Merger Sub surviving the merger and the shareholders of GoGreen (other than shareholders of GoGreen electing to redeem their GoGreen ordinary shares and dissenting shareholders) becoming shareholders of Lifezone Metals (the “Merger”) pursuant to the terms of the Business Combination Agreement and Part XVI of the Cayman Companies Act, (b) each issued and outstanding GoGreen public warrant will be converted into and exchanged for the right to receive one Lifezone Metals public warrant and each issued and outstanding GoGreen private warrant will be converted into and exchanged for the right to receive one Lifezone Metals private warrant (in the case of each GoGreen public warrant and GoGreen private warrant, rounded down to the nearest whole number of warrants without cash settlement for such rounded fraction in accordance with the terms of the Business Combination Agreement), (c) the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the holders of LHL’s share capital for Lifezone Metals Ordinary Shares and Earnout Shares, such that LHL will be a direct wholly-owned subsidiary of Lifezone Metals (the “Share Acquisition”), and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the “Proposed Transactions”). See the section entitled “Proposal No. 1 — The Business Combination Proposal” for more information.

See the section entitled “Proposal No. 1 — The Business Combination — The Business Combination Agreement — Termination” for more information.

Recent developments

On September 5, 2022, we entered into a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, pursuant to which we may acquire all the tangible assets and all registered and unregistered intellectual property related to the Dutwa Nickel Project in Tanzania (excluding the Ngasamo deposit in the Dutwa Nickel Project area) (the “Dutwa Acquisition”). Lifezone values the Dutwa assets at $13 million and paid a $400,000 non-refundable deposit on or around September 2022. Pursuant to the terms of the amended and restated term sheet, the remaining $12,600,000 will be subject to satisfaction of various conditions, and $10,000,000 of which can be paid (at Harmony Minerals Limited’s election) in either cash or shares of LHL (or equivalent equity in the publicly traded parent entity, as applicable (which would be Lifezone Metals post completion of the Proposed Transactions)) to be issued to Harmony Minerals Limited. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project, all existing structures and agreements which could in any way have any impact or effect on the Dutwa Acquisition having been terminated, no existing or threatened dispute, complaint, claim, arbitration or litigation, or similar proceedings or disputes, relating to the Dutwa Acquisition, and Lifezone replacing Dutwa Minerals Limited in all of the applications in respect of the Dutwa Nickel Project (excluding the Ngasamo deposit).

In connection with the Dutwa Acquisition, Lifezone requires customary representations and warranties, which will be set forth in the definitive acquisition agreement. The consummation of the Dutwa Acquisition is conditional upon, among other things, the consummation of the Proposed Transaction.

Business Segments

We are a development stage company and have not generated material revenue to date and our metals extraction business has no producing properties. Our business consists of two segments: (i) our metals extraction and refining business and (ii) our intellectual property (“IP”) licensing business.

Structure Chart as of the date of this proxy statement/prospectus*

Metals extraction and refining

The metals extraction and refining segment of our business consists of our interest in KNL. KNL was formed in February 2019 for the purpose of developing and operating a base metal production facility in the northwest region of Tanzania. In January 2021, KNL entered into a framework agreement (the “Framework Agreement”) with the Government of Tanzania (the “GoT”) pursuant to which Tembo Nickel Corporation Limited (“TNL”), in which the GoT holds a 16% non-dilutable free-carried interest and KNL holds an 84% interest, was created. The Framework Agreement includes provisions setting out the arrangement in relation to the conduct of future mining operations, the grant of the GoT’s non-dilutable free-carried interest in TNL and its participation in mining and the financing of any future mining operations. In April 2021, KNL acquired certain data and information relating to the Kabanga Project, including historical mineral resource estimation, all metallurgical test work and piloting data, analysis and studies (the “Kabanga Data”) in conjunction with the acquisition of Kabanga Holdings Limited from Barrick International (Barbados) Corporation and Glencore Canada Corporation and all shares of Romanex International Limited from GCC and Sutton Resources Limited (collectively, the “KNL Acquisitions”). The various previous owners of the Kabanga Project cumulatively conducted drilling of 587 kilometers through 1,404 drillholes and cumulatively spent approximately $293 million on drilling and studies. For further details, see “Description of the Kabanga Project.”

In October 2021, TNL was issued a special mining license for the Kabanga mine site (“SML”). We are currently in the process of reviewing and updating our project development plan, which is proposed to include two operational areas: (i) a mine in the SML area; and (ii) a base metals refinery (a concentrate treatment plant) located at Buzwagi, near Kahama (the “CTP”), using our Hydromet Technology. We are also undertaking a Definitive Feasibility Study to determine the development requirements of the project, including capital and operating costs, which is expected to be completed in the second half of 2024. We concluded a drilling program in 2022 to obtain fresh samples of the mineral ore at Kabanga and the samples are undergoing metallurgical test work. Furthermore, a resettlement action plan and environmental studies within the SML area are both underway. For further details, see “Description of the Kabanga Project.” BHP (UK) Billiton DDS Limited, a UK based subsidiary of BHP Group Limited, a leading global resource company (“BHP”), is a strategic partner in the Kabanga Project. BHP has made a $10 million investment in Lifezone Limited pursuant to the Lifezone Subscription Agreement and a $40 million investment in KNL pursuant to the Tranche 1 Loan Agreement. In October 2022, BHP agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, which investment was consummated on February 15, 2023. In addition, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, also entered into in October 2022, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, including the completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such further investment is consummated, BHP would own a majority stake in KNL and BHP would play a key role in the development of the project, including directing and overseeing the extraction operations at the project. However, notwithstanding that BHP would own a majority of the shares of KNL, given the governance framework in the Tranche 3 Option Agreement, we expect that we would continue to have significant influence on the day-to-day operations of KNL. For details, see “— Our Competitive Strengths — Our Strategic Partnership with BHP” and “— Material Contracts — Arrangements with BHP.” Further, pursuant to the Tranche 3 Option Agreement, we are entitled to certain off-take marketing rights with respect to the Kabanga Project, and have retained the marketing rights for up to 40%, in aggregate, of the total contained nickel, cobalt and copper production from the CTP. For further details, see “— Material Contracts — Tranche 3 — Tranche 3 Option Agreement.” Given the interest in these products from original equipment and battery manufacturers, we have commenced a process aimed at monetizing our 40% share of the marketing rights in the form of off-take discussions with potential customers. Once in production, we also expect to generate revenue from the licensing of our Kabanga Hydromet Technology in the form of a royalty from the sale of base metals from the Kabanga Project refined at the CTP. For further details, see “— Material Contracts — Licensing Arrangements.” If BHP does not make the Tranche 3 Investment, we will have 100% of the off-take marketing rights from the Kabanga Project and expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, the monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

In addition to the extraction and refining business undertaken through KNL with respect to the Kabanga Project, we are continuously evaluating other potential extraction and refining business opportunities, such as the Dutwa Nickel Project.

IP Licensing

The IP licensing segment of our business is undertaken by Lifezone Limited, which is a wholly owned subsidiary of LHL. Lifezone Limited owns a family of patents for hydrometallurgical metal beneficiation. Lifezone Limited’s business model is to use its patented technology and accumulated IP and skills to develop, in collaboration with other companies, our Hydromet Technology to economically beneficiate metals to produce refined products for sale with potentially significantly reduced carbon footprint and cost when compared to traditional smelting and refining methods. Lifezone Limited expects to both (i) license its proprietary technology to potential parties in return for royalties and (ii) own interests in and/or operate processing refineries that utilize its proprietary technology jointly with other potential parties. We continuously evaluate potential licensing and co-development opportunities, and test work involving our Hydromet Technology is at various stages with potential parties. As discussed further herein, our most advanced projects include the Kabanga Hydromet Technology, which is undergoing test work and engineering studies, and the Kell Process Technology, which may be utilized at the potential Kell-Sedibelo-Lifezone Refinery. We are also looking into licensing and co-development opportunities within the metals recycling industry. We believe our Hydromet Technology has the potential to be used to cleanly and economically recycle critical elements of metal waste, and we consider this as a potential source of revenue in the future. Lifezone Limited also expects to generate income from consulting fees, technical services and monetization of the offtake and/or royalty streams for projects in which Lifezone Limited holds a direct or indirect interest, such as the Kabanga Project.

Lifezone Limited has granted an exclusive license to its 50%- owned subsidiary, Kelltech Limited, to use the Kell Process Technology in Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles (the “SADC License Area” and the license, the “Kell License”). The Kell License also includes the right to: (i) sub-license the rights granted under it for use within the SADC License Area on an exclusive basis (on the basis that the sub-licensee is permitted to further sub-license the rights on a non-exclusive basis but without the right for the further sub-licensee to further sub-license the same); and (ii) grant a non-exclusive license to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license, with such sales not restricted to the SADC License Area.

Kelltech Limited has further exclusively sub-licensed to its 66.66% subsidiary, Kelltechnology South Africa (RF) (Pty) Limited (“KTSA”), the rights to the Kell Process Technology in the SADC License Area. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa (“IDC”), a South African national development finance institution. Mr. Keith Liddell, our chairman, serves as a non-executive director on the board of Sedibelo Resources Limited (“SRL”), which indirectly holds the other 50% interest in Kelltech Limited. For further details, see “Information about Lifezone Holdings Limited — Material Contracts — Licensing Arrangements.”

To date, the Kell Process Technology has been sub-licensed by KTSA to Kellplant (Pty) Limited (“Kellplant”), a limited liability private company, registered in and incorporated under the laws of South Africa, in which KTSA holds a 100% interest. Kellplant may own and operate a potential refinery at SRL’s Pilanesberg Platinum Mine in South Africa (the “Kell-Sedibelo-Lifezone Refinery”) that would process platinum group metals (collectively, “PGMs”), and gold, nickel, copper and cobalt, applying the Kell Process Technology.

The potential Kell-Sedibelo-Lifezone Refinery would process and refine PGMs, precious metals, and base metal by-products. Detailed design and engineering work for the potential Kell-Sedibelo-Lifezone Refinery commenced in July 2021. As of the date of this proxy statement/prospectus, the site for the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa has been prepared, but no physical construction activities have taken place.

The proposed location of the potential Kell-Sedibelo-Lifezone Refinery at SRL’s Pilanesberg Platinum Mine in South Africa and a preliminary layout of the refinery are shown below.

Site Overview	Preliminary Layout

The detailed design and engineering work package undertaken to date for the potential Kell-Sedibelo-Lifezone Refinery has been on a design envelope basis of processing 110 ktpa of PGM concentrate feed. SRL’s business currently comprises an open cast Merensky and Upper Group 2 (“UG2”) PGM reef mining operation with a future underground mining expansion into a higher PGM grade predominantly UG2 PGM reef. The design envelope for the potential Kell-Sedibelo-Lifezone Refinery was based on a mine plan from SRL that contemplated that the Pilanesberg Platinum Mine would provide the refinery’s primary supply of concentrate.

SRL has recently communicated to us that SRL is currently revising its mine plan for the Pilanesberg Platinum Mine and, on March 29, 2023, SRL informed us that SRL has determined not to pursue the potential Kell-Sedibelo-Lifezone Refinery with a 110 ktpa design envelope at this time. SRL has communicated to us that SRL intends to conduct further technical and economic analyses in respect of the potential Kell-Sedibelo-Lifezone Refinery and, subject approval by SRL’s board of directors, may in the future pursue a smaller Kell-Sedibelo-Lifezone Refinery. Before committing further resources to the potential Kell-Sedibelo-Lifezone Refinery, we intend to evaluate the ore mix and concentrate grade profiles that will be set forth in SRL’s updated mine plan. In addition, we will also require samples of SRL’s UG2 concentrate at the design grade in order to undertake further test work. These technical inputs and steps will be needed before we can scope a redesigned study for the potential Kell-Sedibelo-Lifezone Refinery. However, we cannot guarantee that the technical inputs and steps required to be completed prior to the construction of the potential Kell-Sedibelo-Lifezone Refinery will be completed in a timely manner, or at all. For further details, see “Risk Factors — The construction of the potential Kell-Sedibelo-Lifezone Refinery is uncertain and its operation may involve risks, including continued operating losses, the inability to fund its operations and future impairments of its assets, that could negatively impact our business, results of operations, cash flows and asset values.”

The two other indirect shareholders of the potential Kell-Sedibelo-Lifezone Refinery are SRL and IDC, with each party owning a one-third look-through interest in the project. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the project from any shareholder.

In addition to direct and indirect royalties relating to the potential Kell-Sedibelo-Lifezone Refinery, any future sub-licenses of the Kell License by KTSA, including with third parties, will give us the ability to earn royalties according to the license agreement entered into with Kelltech Limited in this regard and, additionally, pro rata based on our 50% shareholding in Kelltech Limited and Kelltech Limited’s 66.66% shareholding in KTSA. Our ability to earn such royalties, however, will depend on the efficacy of our Hydromet Technology and the level of take-up by new refining plants of our Hydromet Technology.

To further develop our IP licensing business, on March 22, 2023, Metprotech Pacific Pty Ltd, an Australian-registered company and a wholly-owned subsidiary of Lifezone Limited (“Metprotech”) entered into a non-binding term sheet (the “SGPL Term Sheet”) with the shareholders of The Simulus Group Pty Limited (“SGPL”) to acquire the entire issued share capital of SGPL in exchange for cash and Lifezone Metals Ordinary Shares in an amount equal to $13,500,000, composed of $8,500,000 in cash and Lifezone Metals Ordinary Shares with an aggregate value of $5,000,000 (the “Simulus Acquisition”). SGPL, established in 2004, is a boutique hydrometallurgy and mineral processing services group located in Perth, Western Australia. SGPL owns a laboratory, equipment and technical facilities and employs a staff of approximately 22 employees. SGPL has a technical focus on battery metals and sustainable energy market products, which includes battery precursor active material, nickel sulphate, cobalt sulphate, manganese sulphate, scandium, high purity graphite, high purity alumina, rare earths, lithium salts, copper and zinc. Since 2010, we have been in engagement with SGPL to perform test work, piloting programs and engineering studies for the majority of our clients, which includes SRL since 2012. In addition, SGPL has provided services to us for our proprietary projects, such as the Kabanga Project and recycling of PGMs from spent catalytic converters.

Upon signing the SGPL Term Sheet, Metprotech paid the shareholders of SGPL $1,000,000 in cash, with the remainder of the consideration to be paid upon closing of the Simulus Acquisition. The number of Lifezone Metals Ordinary Shares to be issued to the shareholders of SGPL is equal to (i) $5,000,000 divided by (ii) average of the middle market quotations for a Lifezone Metals Ordinary Share, as shown by the daily Trade and Quote of the New York Stock Exchange, for each of the five business days immediately preceding the closing of the Simulus Acquisition. The $1,000,000 deposit shall be refunded to Metprotech if, prior to July 25, 2023 (the “Long Stop Date”), the shareholders of SGPL (i) do not comply with certain obligations set forth in the SGPL Term Sheet related to due diligence; (ii) breach certain provisions of the SGPL Term Sheet related to exclusivity and confidentiality; (iii) fail to cause the satisfaction of certain conditions precedent relating to (A) there being no material adverse change in the business of SGPL and (B) the resignation of certain directors of SGPL; and (iv) have not acted at all times reasonably and in good faith in connection with the execution of the definitive acquisition agreement by the Long Stop Date. Otherwise, the $1,000,000 deposit will not be refunded to Metprotech. For further details, see “Risk Factors — There can be no assurance that we will complete the Simulus Acquisition. Failure to complete the Simulus Acquisition, or to successfully integrate SGPL into our business upon completion of the Simulus Acquisition, may adversely affect our business and operations. If the Simulus Acquisition is completed, in addition to the cash consideration, we will be required to issue Lifezone Metals’ Ordinary Shares to the shareholders of SGPL, which will result in dilution to Lifezone Metals’ existing shareholders.”

In connection with the Simulus Acquisition, SGPL and we will make customary representations and warranties, which will be set forth in the definitive acquisition agreement. The consummation of the Simulus Acquisition is conditioned upon, among other things, the satisfactory completion of due diligence by Lifezone; the execution of a definitive acquisition agreement; receipt of third party, regulatory or tax consents; the accuracy of the representations and warranties of the shareholders of SGPL and there being no material breaches of the obligations of the shareholders of SGPL that are to be set forth in the definitive acquisition agreement; and the absence of a material adverse change in the business of SGPL.

The SGPL Term Sheet provides that the shareholders of SGPL will discuss and negotiate with us on an exclusive basis until April 28, 2023. Although the exclusivity period has expired, the parties are continuing to liaise on the due diligence exercise and to negotiate the relevant documentation. We anticipate entering into a registration rights agreement with the shareholders of SGPL with respect to the Lifezone Metals Ordinary Shares issued to them pursuant to the Simulus Acquisition. The SGPL Term Sheet also provides that each party will negotiate in good faith with a view to completing the Simulus Acquisition on or before the Long Stop Date, however, we cannot guarantee that the Simulus Acquisition will be consummated in a timely manner or at all. By acquiring SGPL, including its assets and skilled technical employees, we believe that we will be able to more effectively control our project technical timelines and deliverables, offer more streamlined and robust test work and engineering design packages to our clients, increase the R&D output streams of our Hydromet Technology to expand our patent portfolio and provide an excellent training facility for new staff as we look increase our technical team. However, the expected benefits of the Simulus Acquisition may not be realized in a timely manner or at all.

Following the completion of the Simulus Acquisition, Lifezone intends that SGPL will become an in-house testing, R&D and training facility exclusively for Lifezone and will not accept any commitments or assignments from third parties. Following completion of the Simulus Acquisition, SGPL will only service Lifezone’s requirements (subject to winding down existing commitments to third parties).

Key factors affecting our future results of operations

We believe that our future performance and success depend to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

A.     Decarbonization and supply and demand for minerals we produce

Nickel and cobalt are base metals with physical and chemical properties that make them suitable for use in a wide variety of products across the commercial, industrial, construction and transport sectors. Cobalt is on the list of the 35 minerals considered critical to the economic and national security of the United States as first published by the U.S. Department of the Interior on May 18, 2018. Nickel demand is separated into primary and secondary demand. Primary nickel demand is met directly by supply from extracted material. On the other hand, secondary demand is met by supply from recycled scrap products that contain nickel. Cobalt is generally extracted as a by-product of nickel extraction.

Stainless steel production is the single largest demand segment for primary nickel, accounting for 66% of overall demand in 2022, according to Wood Mackenzie. We expect the demand for nickel will continue to be dominated by stainless steel although non-stainless sectors are forecast by Wood Mackenzie to grow at a higher rate. The majority of growth in non-stainless demand is expected to be driven by battery precursors for EVs and energy storage by Wood Mackenzie.

More than 60% of the world’s cobalt is currently used in the manufacture of batteries, with cobalt playing an integral role in ensuring both the stability and the high-performance of many types of batteries, including many used in EVs. As per Wood Mackenzie, cobalt demand is forecast to grow at a CAGR of 3.4% to 2035, rising from 190-195 kt in 2020 to 280 kt. In the same timeframe, there are expected to be limited opportunities, globally, for mining companies to substantially increase production of cobalt as a by-product (or as a primary product). With a supply deficit currently prevailing in the cobalt market, further and substantial shortfalls in cobalt supply are forecast over the same period. While EV demand is currently driven by consumer appetite, future demand growth for EVs will be increasingly driven by government policy as regulation begins to phase out internal combustion engines. Nickel and cobalt are key components of many batteries used in EVs. Although batteries used in EVs is already the leading growth area in non-stainless nickel demand and general cobalt demand, there is additional upside potential in the case of more rapid decarbonization and technology developments. Growth in this segment will be driven by both the uptake of EVs, as well as by the chemistry of the batteries that are being used in EVs.

Our Hydromet Technology can be used for the refining of nickel, cobalt and other base metals, as well as PGMs. PGMs are extracted either from newly-mined primary ore or from used, scrap, or by-product metal. PGMs and their compounds have inherent properties — such as their unique catalytic activity, resistance to corrosion and oxidation, mechanical strength, biocompatibility and electrical conductivity that make them of significant benefit to society. Applications of PGMs vary from environmental protection (as components of automobile catalytic converters) to health care (as ingredients in pharmaceuticals and medical devices) to making useful chemicals and consumer products (as in fertilizers, gasoline, electronic equipment, computers, and plastics). Further, platinum is also used as a catalyst in hydrogen fuel cell vehicles. Market interest in palladium and in PGMs in general has been strong in recent years and the market price for PGMs was generally increasing until early 2021. A key driver of PGM demand is both the number of vehicles utilizing autocatalysts as well as the amount of PGMs per autocatalyst in each vehicle. A global shortage in semiconductor chips in 2021 resulted in a material reduction in the global production of automobiles, resulting in a concurrent fall in demand for the use of PGMs in automotive catalytic converters.

B.      Prices of nickel, cobalt and copper

The ability to develop the Kabanga Project is directly related to the market prices of nickel, and to a lesser extent cobalt and copper. These metals are sold in an active global market and traded on commodity exchanges, such as the LME and the New York Mercantile Exchange. Nickel, cobalt and copper prices are subject to significant fluctuations. Nickel prices are affected by many factors, including actual and expected macroeconomic and political conditions, levels of supply and demand, the availability and costs of substitutes, input costs, foreign exchange rates, inventory levels, investments by commodity funds and other actions of participants in the commodity markets. For example, nickel prices sharply increased in March 2022 and the LME ceased trading of nickel for a period of time as a consequence of a short squeeze in the market precipitated by the war in Ukraine. Moreover, nickel prices may remain volatile due to fears of Russian exports disruptions due to banking difficulties and the potential of further sanctions resulting from the Russian invasion of Ukraine in February 2022.

The volatility of the price of nickel is illustrated in the table below (which shows the annual high, low and average of the market price of nickel). Over the period from January 1, 2020 to March 31, 2023, the nickel price on the London Metal Exchange has fluctuated between a high price of $48,241 per tonne and a low price of $11,055 per tonne. Given the fluctuation in nickel prices, it is difficult to predict the economic viability of the Kabanga Project. See also “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — Changes in consumer demand and preference for metals relevant to us could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.”

	$/tonne
	High	Low	Average
2020	17,650	11,055	13,791
2021	21,135	15,907	18,470
2022	48,241	19,100	26,227
2023 (through March 31, 2023)	31,200	21,895	26,099

Source: London Metal Exchange.

The market price of nickel was $20,925 per tonne on December 31, 2021, $30,425 per tonne on December 31, 2022 and $23,100 per tonne on March 31, 2023.

Further, the escalation in the price of cobalt and copper is illustrated in the table below (which shows the annual high, low and average of the market price of cobalt and copper). Over the period from January 1, 2020 to March 31, 2023, the cobalt price on the London Metal Exchange has fluctuated between a high price of $82,700 per tonne and a low price of $28,000 per tonne, while the price of copper on the London Metal Exchange has fluctuated between a high price of $10,730 per tonne and a low price of $4,618 per tonne.

Cobalt	$/tonne
	High	Low	Average
2020	34,750	28,000	31,405
2021	70,210	32,000	51,328
2022	82,700	46,500	63,770
2023 (through March 31, 2023)	51,515	33,745	40,147
Copper	$/tonne
	High	Low	Average
2020	7,964	4,618	6,178
2021	10,725	7,742	9,315
2022	10,730	7,000	8,815
2023 (through March 31, 2023)	9,436	8,209	8,909

Source: London Metal Exchange.

The market price of cobalt was $70,195 per tonne on December 31, 2021, $51,515 per tonne on December 31, 2022 and $34,510 per tonne on March 31, 2023. The price escalation in 2021 was driven predominantly by the increasing demand for the “battery metals,” as the global green energy transition and particularly, the take-up of EVs, escalated. However, the decrease in the price of cobalt in 2022 was primarily due to over-supply in the market.

The market price of copper was $9,692 per tonne on December 31, 2021, $8,387 per tonne on December 31, 2022 and $8,935 per tonne on March 31, 2023. Copper is one of the most widely used metals in energy generation, transmission infrastructure, and energy storage. It is also one of the most used metals along with aluminum in the construction, telecommunications, transportation, and automobile manufacturing sectors.

Our IP licensing business is expected to derive revenue from royalties from the sale of metals, including PGMs, refined at licensees of the Hydromet Technology. Market interest in palladium and in PGMs in general has been strong in recent years and the market price for PGMs was generally increasing until early 2021. A global shortage in semiconductor chips in 2021 resulted in a material reduction in the global production of automobiles, resulting in a concurrent fall in demand for the use of PGMs in automotive catalytic converters.

PGM	High price during 2022 $/ounce	Date	Low price during 2022 $/ounce	Date	Average $/ounce	Price as of December 31, 2022 $/ounce	Price as of March 31, 2023 $/ounce
Platinum	1,152	March 8th	804	September 1st	963	1,073	986
Palladium	2,979	March 4th	1,642	December 19th	2,092	1,789	1,489
Rhodium	22,000	March 8th	12,250	December 30th	15,477	12,250	7,900
Gold	2,040	March 8th	1,623	September 26th	1,801	1,820	1,969

Source: New York Mercantile Exchange

We expect a medium-term recovery in the market for PGMs based on projections for strong car sales in China, where the largest amount of palladium and rhodium are used, the potential for the emergence of a hydrogen-based economy and the concurrent use of PGMs, as well as the potential for the use of PGMs in new lithium battery technologies. As the world seeks to decarbonize and look for solutions to climate change, the unique properties of PGMs as powerful catalysts are being applied to various technologies as possible solutions for more efficient energy generation.

C.     Kabanga mineral resources

Based on the Mineral Resource Estimates, we believe that our Kabanga Project in north-west Tanzania comprises one of the world’s largest and highest-grade nickel sulfide deposits. As of February 15, 2023, as set forth in the Technical Report Summary, the Mineral Resource Estimate attributable to LHL for the total measured and indicated resources is 25.8 million tonnes with a NiEq ore grade of 3.33% and total inferred resources is 14.6 million tonnes with a NiEq ore grade of 3.21%. This represents 69.713% of the total mineral resources for the Kabanga Project, which is the portion attributable to LHL. The Mineral Resource Estimates in the Technical Report Summary were assessed for reasonable prospects for eventual economic extraction by reporting only material above a cut-off grade of 0.58% nickel equivalent. Our current estimated annual production rate is 2.2 Mtpa of feed producing approximately 220 ktpa of concentrate. We expect to be able to grow Kabanga’s expected life through exploration and drilling programs to incorporate further resources into the operations at the Kabanga Project over time.

D.     Our Hydromet Technology and maximizing the efficiency of production

We believe that our Hydromet Technology is a “greener” hydrometallurgical process alternative to traditional smelting, and its use eliminates certain of the most environmentally harmful segments of the typical metal production value chain and downstream processing to refined products. Specifically, we believe our Hydromet Technology uses less electricity, has competitive water consumption and produces lower greenhouse gas emissions than the traditional metals smelting process. We believe that our Hydromet Technology also allows us and our licensees to recover higher amounts of metals than under traditional smelting technology. In addition, compared to other hydrometallurgical processes, our Hydromet Technology does not use cyanide or release effluent. Compared with the traditional smelting process, we believe the Hydromet Technology requires less energy and has lower CO2 emissions (up to 46% lower, in the case of PGMs based on the EY Cova Study issued in 2023 for the potential Kell-Sedibelo-Lifezone Refinery with the original 110 ktpa design envelope, and up to 73% lower, in the case of the Kabanga Project, based on Lifezone’s Kabanga Emissions Estimate), and is not sensitive to the typical impurities in the feed that impact traditional smelters negatively. The technology treats low grade concentrates as well as high-grade concentrates and recovers both base and precious metals into separate product streams. The final products from the base metals flow sheet may be London Metals Exchange (“LME”) A Grade copper cathode, high-purity nickel cathode and cobalt rounds, and the final products in the PGM circuit will be refined platinum, palladium, rhodium and gold metal sponge powders. However, our Hydromet Technology allows us to customize the form of the final product. See “Information about Lifezone Holdings Limited — Description of the Hydromet Technology.”

We have granted our 50% owned associate, Kelltech Limited, the exclusive license to use and to sub-license our Kell Process Technology within the SADC License Area, and also to sell goods and products that are the result of Kelltech Limited’s use of the Kell Process Technology granted through the exclusive license, with such sales not restricted to the SADC License Area. Further, Kelltech Limited has further exclusively sub-licensed to KTSA, its 66.66% subsidiary, the rights to the Kell License in the SADC License Area. The Kell Process Technology has been sub-licensed by KTSA to Kellplant, which may own and operate the potential Kell-Sedibelo-Lifezone Refinery. Any sub-licenses of the Kell License by KTSA in the future, any future sub-licenses of the Kell License by KTSA, including with third parties, will give us the ability to earn royalties according to the license agreement entered into with Kelltech Limited in this regard and, in addition, pro rata based on our 50% shareholding in Kelltech Limited and Kelltech Limited’s 66.66% shareholding in KTSA. Our ability to earn such royalties, however, depends on the efficacy of our Hydromet Technology and success in take-up of new refining plants using our Hydromet Technology. The development of newer technologies that may prove to be more efficient and less resource-intensive than our Hydromet Technology will have an adverse impact on our ability to commercialize the technology and generate royalties therefrom.

E.      Potential contracted revenues and dividend income from KNL and Kelltech

LHL is a holding company without substantive business operations. LHL conducts its operations primarily through its subsidiaries in the jurisdictions in which it operates and accordingly will be largely reliant on the dividend income from its subsidiaries, such as KNL, and associates, such as Kelltech Limited. We exclusively own the patents for the Kell Process Technology, and have granted to our 50%-owned associate, Kelltech Limited, the Kell License, which includes an exclusive license to use and sub-license our Kell Process Technology within the SADC License Area and a non-exclusive license to sell products produced by our Kell Process Technology. Pursuant to our licensing arrangement with Kelltech Limited, we are entitled to a royalty based on a percentage of revenue from refined platinum group metals (and certain other metals) produced from concentrate originating from a member of the Sedibelo group. In relation to the potential Kell-Sedibelo-Lifezone Refinery, the percentage is subject to adjustment based on whether or not the plant meets the predicted operating cost per ounce of platinum, palladium, rhodium and gold. Royalties would also be payable to us if the potential Kell-Sedibelo-Lifezone Refinery were to process concentrate from other platinum producers or if Kelltech Limited were to license the Kell Process Technology to others. Kelltech Limited is also required to reimburse us for any royalty payable to a third party in relation to the use of the Kell Process Technology.

Kelltech Limited in turn has entered into a sub-license agreement with KTSA on substantially the same terms as the Kell License. In addition, KTSA has entered into a sub-license agreement with Kellplant, an entity specific to the potential Kell-Sedibelo-Lifezone Refinery, to sub-license the right to use the Hydromet Technology on a non-exclusive basis within South Africa. Pursuant to such sub-license agreement, Kellplant may not further sub-license the Hydromet Technology. Pursuant to all such license agreements, royalties are payable to licensors according to the terms of the licensing agreements.

Further, in relation to the Kabanga Project, our Kabanga Hydromet Technology will be licensed to the CTP to be developed at Buzwagi, near Kahama, pursuant to the DLSA, the royalty payments for which would include monthly services fees calculated on a time and materials basis, a quarterly technology fee from successful completion of the Definitive Feasibility Study in respect of the Kabanga Hydromet Technology until KNL’s acceptance of the technology and a quarterly technology fee applicable from KNL’s acceptance of the Kabanga Hydromet Technology.

Moreover, any other refineries constructed in the future that license our Hydromet Technology, will be charged a royalty that will be income for Lifezone.

F.      Capital requirements

In FY 2022 and FY 2021, the capital expenditure of LHL totalled $6.2 million and $8.2 million, respectively. In Q1 2023 and Q1 2022, the capital expenditure of LHL totalled $3.0 million and $1.1 million, respectively. To date, our capital expenditures have primarily related to patent costs, intangible mining data, exploration and evaluation assets and other related expenses.

Large amounts of capital will be required to take us from a development stage company to a revenue generating one. For additional information, see “— Capital expenditures.”

Additionally, we have also executed a non-binding term sheet dated September 5, 2022 with Harmony Minerals Limited and Dutwa Minerals Limited, which was subsequently amended and restated on April 27, 2023, in relation to the Dutwa Acquisition. Lifezone values the Dutwa assets at $13 million and paid a $400,000 non-refundable deposit on or around September 2022. Pursuant to the terms of the amended and restated term sheet, the remaining $12,600,000 will be subject to satisfaction of various conditions, and $10,000,000 of which can be paid (at Harmony Minerals Limited’s election) in either cash or shares of LHL (or equivalent equity in the publicly traded parent entity, as applicable (which would be Lifezone Metals post completion of the Proposed Transactions)) to be issued to Harmony Minerals Limited. The Dutwa Acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the GoT in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project, all existing structures and agreements which could in any way have any impact or effect on the Dutwa Acquisition having been terminated, no existing or threatened dispute, complaint, claim, arbitration or litigation, or similar proceedings or disputes, relating to the Dutwa Acquisition, and Lifezone replacing Dutwa Minerals Limited in all of the applications in respect of the Dutwa Nickel Project (excluding the Ngasamo deposit). In the event we proceed with the Dutwa Acquisition, we will have to make further payments cumulatively amounting to initially $12.6 million on the satisfaction of various conditions, in addition to the non-refundable deposit amounting to $400,000 we have paid in September 2022.

G.     Currency fluctuations

Our Kabanga operation is located in Tanzania and the potential Kell-Sedibelo-Lifezone Refinery that may use our Kell Process Technology is located in South Africa. When operational, any output sold therefrom will be priced in U.S. dollar terms in international markets; however, we incur expenditures in respect of the Kabanga operations in Tanzanian shillings. Further, our associate, Kelltech Limited, and its subsidiaries have incurred and may, in the future, incur expenditures in respect of the potential Kell-Sedibelo-Lifezone Refinery in South African rand. Further, we also have personnel in the United Kingdom and Australia and accordingly incur related expenses in pounds sterling and Australian dollars, respectively. The impact on our results of any change in the Tanzanian shillings, South African rand, pound sterling or Australian dollars against the U.S. dollar exchange rate could be substantial. Inversely, any depreciation of such currencies against the U.S. dollar could have a positive impact on our financial results. As a general rule, we do not expect to enter into long-term currency hedging arrangements and thus will be mainly exposed to the spot market exchange rate.

For further information, see “Currency and Exchange Rates” and “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — We are subject to exchange rate and interest rate fluctuations, which may be harmful to our business. Further, our business, results of operations, and financial condition may be adversely affected by inflation.”

H.     Global inflationary pressures

The global commodity market is currently facing high uncertainty amid the geo-political tension relating to the Ukraine-Russia conflict in addition to the prior supply chain crisis as a result of COVID-19. The commodity markets have faced major disruptions since early 2022, which have disrupted the global trade pattern and consumption of commodities driving prices to all-time highs. The World Bank has indicated that it expects that commodity prices will remain elevated through the end of 2024. Further, lower than expected Chinese commodity demand influenced by strict pandemic restrictions had slowed down the commodity market growth in mid-2021, and the conflict in Ukraine has aggravated the commodity market upheaval. To support the ongoing recovery of the global economies, central banks had kept the interest rates low to allow the economy to bounce back from the COVID-19 related economic crisis. However, fuelled by rising energy prices and a revival of demand but continued supply constraints, the world economy is experiencing increasingly high inflation. A sharp rise in inflation has created a pressure on economies and their central banks to reconsider accommodative and expansionary monetary policies. To control rising inflation, a number of central banks have raised interest rates and rolled out measures to reduce excess liquidity in the market. Rising interest rates by central banks and continuity of the conflict in Ukraine and the slowing Chinese economy have created further uncertainty in the commodity market. According to the IMF, the global economic crisis may delay investments related to climate change initiatives and is expected to make economies more vulnerable to commodity prices. The United States’ economy, for example, has witnessed improvement in the unemployment rate, but the high cost of energy and other commodities is expected to continue the uncertainty. Furthermore, Europe has been impacted by the geo-political crisis more adversely with the dependency of energy supply and other major commodities from Russia. In addition to the inflationary pressures and economic recovery from the pandemic, European countries have been facing additional fiscal pressure from the spending on energy security and defense budgets.

Tanzania and South Africa have both historically experienced high rates of inflation. Inflation, as well as government efforts to combat inflation, have significant negative effects on the Tanzanian and South African economies. Inflation rates were 3.5% in 2019, 3.3% in 2020 and 3.7% in 2021 in Tanzania and 4.13% in 2019, 3.22% in 2020, 4.61% in 2021 and 7.00% in 2022 in South Africa, as measured by the World Bank Group. Additionally, per the National Bureau of Statistics in Tanzania, the headline annual inflation rate for Tanzania has increased from 4% in January 2022 to 4.4% in June 2022. Conversely, more lenient government policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases.

Although our businesses have not been impacted by inflation to date as our operations have been limited, no active refinery has licensed our Hydromet Technology and KNL has no metals-producing properties, the rising risks of inflation may result in unavoidable uncertainties and events that could negatively affect the risk appetite for investments in the equity markets and in Tanzania and South Africa and metals extraction companies in particular; cause volatility in currency exchange rates, commodity prices, interest rates, and worldwide political, regulatory, economic or market conditions; and contribute to instability in political institutions, regulatory agencies, and financial markets. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity.

I.       Geopolitical Conditions

Geopolitical conditions may also impact our operations. Changes to, or increased instability in, the economic, political or social environment in Tanzania, South Africa or their respective surrounding countries could create uncertainty that discourages investment in the region and may affect future investments in Lifezone Metals. In addition, socio-political instability and unrest may also disrupt our business and operations, compromise safety and security, increase costs, affect employee morale, impact our ability to deliver our operational plans, create uncertainty regarding mining licenses, and cause reputational damage, any of which could have a material adverse effect on our business, financial condition, results of operations, prospects or liquidity. Further, we may face additional regulatory hurdles or increase in taxation due to changes in the political regime. For instance, under the previous government in Tanzania, taxes were increased on companies in certain industries, including the mining, telecoms, and shipping industries.

However, in recent years, the GoT has been in favor of promoting business within the country and international investment and cooperation, including with the United States, the European Union, the United Kingdom and China, among others. In addition, the country has a number of infrastructure projects underway, including in electricity development, roads and rail lines and port improvements, which will all support the country’s growing economy.

J.       COVID-19 and the Marburg virus disease

Due to the stage of development of our business, the COVID-19 pandemic has not significantly disrupted the operations of either Lifezone or KNL or their respective suppliers. However, in the first half of FY 2022, we experienced some delays in the progress of test and study works by our contractors (more specifically providing laboratory and engineering services) located in Western Australia as the COVID-19 pandemic entered that state after it opened its borders following two years of restrictions.

However, the COVID-19 pandemic and mitigation measures have had an adverse impact on global economic conditions which could have an adverse effect on our future business and financial condition, including impairing our ability to raise capital when needed. Management continues to monitor the pandemic.

Further, on March 21, 2023, the Ministry of Health of the United Republic of Tanzania declared an outbreak of Marburg virus disease (“MVD”) in the country. As of March 22, 2023, a total of eight cases, including five deaths were reported from two villages in the Kagera region of Tanzania. As per the WHO, due to the high fatality rate and existing risk of spread of the outbreak to other areas of the country, inadequate human, financial and material resources to implement response interventions, and the likelihood of existing capacities being overwhelmed if the cases increase, the risk at the national level is assessed as very high. There is uncertainty surrounding the extent and duration of any disruptions caused due to the MVD. Any such disruptions will could adversely affect our operations at the Kabanga Project.

LHL

A.     Key Components of Results of Operations for LHL

i.       Revenue

To date, LHL’s revenue has been exclusively attributable to Lifezone Limited’s consulting and management services with regard to its licenses of patents for use in mineral beneficiation operations primarily in Africa to affiliated companies KTSA and Kellplant and consulting and management services to non-affiliated companies. KNL is yet to generate revenues from its operations.

ii.      Gain/(Loss) on foreign exchange

Foreign exchange gains and losses resulting from the settlement of transactions in non-U.S. dollar currencies, as well as from the translation at year-end exchange rates of monetary assets and liabilities denominated in non-U.S. dollar currencies, are recognized in the statement of comprehensive income.

iii.     General and administrative expenses

LHL’s general and administrative expenses primarily relate to consulting fees paid to certain service providers providing professional management services to LHL and its subsidiaries, wages and employee benefits, professional fees, mining license expenses, audit and accountancy fees, share-based compensation, security and logistics, travel expenses, advertising and marketing expenses and legal expenses.

iv.      Interest income

Interest income represents the income earned by LHL pursuant to the interest on the financial instruments and cash balances held by it with banks.

v.       Gain on remeasurement of contingent consideration

Gain on remeasurement of contingent consideration represents the change in the assumed repayment date of the contingent consideration.

vi.     Interest expense

Interest expense is the interest accretion related to contingent consideration in relation to the KNL Acquisitions, interest on leases and other interest expense.

vii.    Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations represents the cumulative exchange rate adjustments associated with the net assets of foreign subsidiaries.

B.      Results of Operations for Q1 2023 and Q1 2022

The following table sets out results of operations for LHL for Q1 2023 and Q1 2022.

	Q1 2023	Q1 2022	$ change	% change
	(Unaudited)
	($)
Revenue (Including related party revenues of $495,687 and $687,454 for the three-month periods ended March 31, 2023, and 2022, respectively)	495,687	736,597	(240,910)	(33)%
Gain on foreign exchange	80,887	1,345	79,542	5,914%
General and administrative expenses	(7,632,017)	(1,903,731)	(5,728,286)	301%
Operating loss	(7,055,443)	(1,165,789)	(5,889,654)	505%
Interest income (Including interest income on shareholder loans of $3,938 and $1,889 for the three-month periods ended March 31, 2023, and 2022, respectively)	130,194	2,281	127,913	5,608%
Interest expense	(47,998)	(66,015)	18,017	(27)%
Loss before taxes	(6,973,247)	(1,229,523)	(5,743,724)	467%
Exchange (loss)/gain on translation of foreign operations	(82,315)	16,572	(98,887)	(597)%
Total comprehensive loss for the financial period	(7,055,562)	(1,212,951)	(5,842,611)	482%

C.     Comparison of LHL’s results of operations for Q1 2023 and Q1 2022

i.       Revenue

Revenue at LHL for Q1 2023 was $495,687, compared to $736,597 for Q1 2022, a decrease of $240,910. The decrease in revenue was primarily on account of decreased revenue derived from consultancy services including on account of the SRL’s ongoing revision of its mine plan for the Pilanesburg Platinum Mine and its determination that it would not be pursuing the potential Kell-Sedibelo-Lifezone Refinery with a 110 ktpa design envelope currently.

ii.      Gain on foreign exchange

The gain on foreign exchange at LHL for Q1 2023 was $80,887, as compared to $1,345 in Q1 2022, an increase of $79,542. The increase in the gain on foreign exchange was primarily due to improvements in exchange rates in subsidiary operations.

iii.     General and administrative expenses

Total general and administrative expenses at LHL for Q1 2023 were $7,632,017, compared to $1,903,731 for Q1 2022, an increase of $5,728,286. The increase in the general and administrative expenses was primarily due to an increase of $1,272,586 in wages and employee benefits on account of an increase in the number of employees, an increase of $1,747,778 in expenses related to security and logistics on account of increased security and logistics management on the Kabanga Project, an increase of $1,552,898 in legal expenses, driven primarily by increased expenses in connection with the Proposed Transactions and an increase of $482,218 in consulting fees on account of increased professional services supporting the business.

The details of the general and administrative expenses for LHL for Q1 2023 and Q1 2022, respectively, are set out below:

	Q1 2023	Q1 2022	$ change	% change
	($)
Consulting fees	588,844	106,626	482,218	452%
Wages & employee benefits	1,554,506	281,920	1,272,586	451%
Professional Fees	223,049	128,507	94,542	74%
Mining license expense	255,274	253,153	2,121	1%
Audit & accountancy fees	281,908	238,775	43,133	18%
Security & Logistics	1,911,158	163,380	1,747,778	1,070%
Travel	408,834	73,502	335,332	456%
Advertising & marketing	105,403	49,756	55,647	112%
Legal expenses	1,626,754	73,856	1,552,898	2,103%
Fuel	74,356	15,794	58,562	371%
Taxes and licenses	25,774	53,415	(27,641)	(52)%
Rent	58,901	9,694	49,207	508%
Depreciation of property and equipment	38,255	16,279	21,976	135%
Depreciation of right of use asset	31,015	46,974	(15,959)	(34)%
Loss on disposal of property and equipment	—	271,791	(271,791)	(100)%
Community relationship costs	12,774	11,929	845	7%
Amortisation of intangible assets	34,081	17,529	16,552	94%
Directors fees	51,363	44,296	7,067	16%
Insurance	5,074	13,262	(8,188)	(62)%
Other administration expenses	177,971	3,353	174,618	5,208%
Subscriptions	14,355	1,778	12,577	707%
Drilling and site costs	152,368	28,162	124,206	441%
Total	7,632,017	1,903,731	5,728,286	301%

iv.      Interest income

Interest income at LHL for Q1 2023 was $130,194, compared to $2,281 for Q1 2022, an increase of $127,913. The increase in interest income was primarily on account of increased cash balances in bank deposits (on account of the Tranche 2 Investment) during much of the period.

v.       Interest expense

Interest expense at LHL for Q1 2023 was $47,998, compared to $66,015 for Q1 2022, a decrease of $18,017. The decrease in interest expense was primarily on account of a decrease in accretion charges on deferred consideration liability due to payment of $2 million on December 15, 2022 by KNL as part of the contingent payment in connection with the KNL Acquisitions.

vi.     Loss before taxes

Loss before taxes at LHL for Q1 2023 was $6,973,247, compared to $1,229,523 for Q1 2022, an increase of $5,743,724, for the reasons stated above.

vii. Exchange (loss)/gain on translation of foreign operations

Exchange differences on translation of foreign operations at LHL for Q1 2023 was a loss of $82,315, compared to a gain of $16,572 for Q1 2022. The movements in exchange differences arise on translation of foreign operations primarily on account of an Australian subsidiary acquired in Q1 2022 (being Metprotech Pacific Proprietary Limited) and a UK subsidiary incorporated in August 2022 (being LZ Services Limited).

viii.   Total comprehensive loss for the financial period

Total comprehensive loss at LHL for Q1 2023 was $7,055,562, compared to $1,212,951 for Q1 2022, an increase of $5,842,611 for the reasons stated above.

D.     Results of Operations for FY 2022 and FY 2021

The following table sets out results of operations for LHL for FY 2022 and FY 2021.

	FY 2022	FY 2021	$ change	% change
	(Audited)
	($)
Revenue (Including related party revenues of $2,854,869 and $2,092,575 for the years ended December 31, 2022, and 2021, respectively)	2,927,460	2,092,575	834,885	40%
Loss on foreign exchange	(55,701)	(66,295)	10,594	(16)%
General and administrative expenses	(28,559,519)	(20,055,303)	(8,504,216)	42%
Operating loss	(25,687,760)	(18,029,023)	(7,658,737)	42%
Interest income (Including interest income on shareholder loans of $10,137 and $7,357 for the years ended December 31, 2022 and 2021, respectively)	224,389	10,979	213,410	1,944%
Gain on remeasurement of contingent consideration	235,505	—	235,505	0%
Interest expense	(266,354)	(160,840)	(105,514)	66%
Loss before taxes	(25,494,220)	(18,178,884)	(7,315,336)	40%
Exchange gain on translation of foreign operations	115,864	—	115,864	0%
Total comprehensive loss for the financial year	(25,378,356)	(18,178,884)	(7,199,472)	40%

E.      Comparison of LHL’s results of operations for FY 2022 and FY 2021

i.       Revenue

Revenue at LHL for FY 2022 was $2,927,460, compared to $2,092,575 for FY 2021, an increase of $834,885. The increase in revenue was primarily on account of increased revenue derived from consultancy services.

ii.      Loss on foreign exchange

The loss on foreign exchange at LHL for FY 2022 was $55,701, as compared to $66,295 in FY 2021, a decrease of $10,594. The decrease in the loss on foreign exchange was primarily due to improvements in exchange rates in subsidiary operations.

iii.     General and administrative expenses

Total general and administrative expenses at LHL for FY 2022 were $28,559,519, compared to $20,055,303 for FY 2021, an increase of $8,504,216. The increase in the general and administrative expenses was primarily due to an increase of $9,044,741 in legal expenses, driven primarily by increased expenses in connection with the Proposed Transactions, an increase of $3,860,074 in wages and employee benefits, an increase of $1,446,033 in transactions with shareholders stamp duty taxes and an increase in mining expenses of $1,097,493 driven by increased pre-mining development activity in the Tanzania operations. The details of the general and administrative expenses for LHL for FY 2022 and FY 2021, respectively, are set out below:

	FY 2022	FY 2021	$ change	% change
	($)
Consulting fees	4,992,307	5,742,829	(750,522)	(13)%
Wages & employee benefits	4,403,080	543,006	3,860,074	711%
Professional fees	1,202,857	207,620	995,237	479%
Mining license expense	1,019,194	169,625	849,569	501%
Audit & accountancy fees	906,964	255,896	651,068	254%
Security & Logistics	1,124,792	465,811	658,981	141%
Travel	629,108	203,753	425,355	209%
Advertising & marketing	329,875	305,818	24,057	8%
Legal expenses	10,278,807	1,234,066	9,044,741	733%
IT software and consumables	177,358	124,852	52,506	42%
Fuel	147,312	37,204	110,108	296%
Taxes & licenses	187,041	143,062	43,979	31%
Transactions with shareholders stamp duty taxes	1,446,033	—	1,446,033	0%
Rent	87,122	53,710	33,412	62%
Depreciation of property and equipment	129,596	25,527	104,069	408%
Depreciation of right of use asset	117,436	—	117,436	0%
Loss on disposal of property and equipment	271,789	—	271,789	0%
Community relationship costs	147,977	10,161	137,816	1,356%
Amortization of intangible assets	71,096	62,646	8,450	13%
Directors fees	192,298	30,353	161,945	534%
Insurance	65,253	45,731	19,522	43%
Other administrative expenses	482,051	179,711	302,340	168%
Drilling and site costs	150,173	225,828	(75,655)	(34)%
Share-based payment expense – share options	—	463,094	(463,094)	(100)%
Share-based payment expense – restricted stock units	—	9,525,000	(9,525,000)	(100)%
Total	28,559,519	20,055,303	8,504,216	42%

iv.      Interest income

Interest income at LHL for FY 2022 was $224,389, compared to $10,979 for FY 2021, an increase of $213,410. The increase in interest income was primarily on account of increased cash balances in bank deposits during much of the period.

v.       Gain on remeasurement of contingent consideration

Gain on remeasurement of contingent consideration at LHL for FY 2022 was $235,505, compared to $nil for FY 2021. The increase in gain on remeasurement of contingent consideration was primarily due to the change in the assumed repayment date of the remaining $4 million to be payable at the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract signing, as compared to the completion of the Definitive Feasibility Study in the second quarter of 2023.

vi.     Interest expense

Interest expense at LHL for FY 2022 was $266,354, compared to $160,840 for FY 2021, an increase of $105,514. The increase in interest expense was primarily on account of an increase in accretion charges on deferred consideration liability due to the contingent payment in connection with the KNL Acquisitions.

vii.    Loss before taxes

Loss before taxes at LHL for FY 2022 was $25,494,220, compared to $18,178,884 for FY 2021, an increase of $7,315,336 for the reasons stated above.

viii.   Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations at LHL for FY 2022 was $115,864, compared to $nil for FY 2021. The increase in exchange differences on translation of foreign operations was primarily on account of Australian and UK subsidiaries which were acquired and incorporated in 2022.

ix.     Total comprehensive loss for the financial year

Total comprehensive loss at LHL for FY 2022 was $25,378,356, compared to $18,178,884 for FY 2021, an increase of $7,199,472 for the reasons stated above.

F.      Liquidity and Capital Resources

Liquidity refers to LHL’s ability to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations, any debt service and other commitments.

For the purpose of LHL’s capital management, capital includes issued capital and share premium. LHL assesses its capital requirements in order to maintain an efficient overall financing structure while avoiding excessive leverage. LHL manages the capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.

Through our wholly-owned subsidiary, Lifezone Limited, we own a family of hydrometallurgical patents for metal beneficiation, and our business model for the IP licensing business is to generate income from consulting fees and licensing our proprietary technology in return for royalties. We may also own interests in and/or operate processing refineries that use our patented technology and accumulated intellectual property and skills to economically beneficiate metals to produce refined products for sale with significantly reduced carbon intensity and cost when compared to traditional smelting and refining methods.

LHL’s liquidity requirements arise primarily from the need to fund our capital expenditure programs. Historically, LHL and its subsidiaries’ principal source of liquidity has been equity funding.

LHL has ongoing payment obligations, contingent liabilities and commitments, other than its proposed capital expenditure as set out below. LHL has also incurred a comprehensive loss amounting to $25,378,356 and $7,055,562 for the year ended December 31, 2022 and the three-month period ended March 31, 2023, respectively. Additionally, SRL is currently revising its mine plan for the Pilanesburg Platinum mine and has communicated that SRL will discontinue its plan to pursue the previously proposed 110 ktpa Kell-Sedibelo-Lifezone Refinery with multiple concentrate suppliers and will instead endeavor in the future to support test work and engineering from its UG2 orebody and, subject to technical and economic confirmations and future board approval, may pursue an initial standalone Kell-Sedibelo-Lifezone Refinery of a smaller size. Accordingly, we may also be required to provide funding to the Kelltech group to cover repayments of shareholders loans and working capital requirements.

As of the date of this proxy statement/prospectus, Kelltech Limited has made shareholder loans of $7,972,615 to KTSA for the purposes of development of the potential Kell-Sedibelo-Lifezone Refinery, which funding KTSA has, as of the date of this proxy statement/prospectus, been utilized for purposes of, and in connection with, the furtherance of the potential Kell-Sedibelo-Lifezone Refinery. Further, as a part of a contemplated funding arrangement for the potential Kell-Sedibelo-Lifezone Refinery, IDC and KTSA entered into a shareholder loan agreement on March 31, 2022 pursuant to which IDC agreed to advance to KTSA a shareholder loan in the amount of R407,000,000. As at the date of this proxy statement/prospectus, IDC has advanced an amount of R57,809,290.71 to KTSA, but KTSA has not yet lent such funds to Kellplant and such funds have not yet been utilized. Disbursement of the balance of

IDC shareholder loan is subject to certain customary conditions precedent which have not yet been fulfilled and, as of the date of this proxy statement/prospectus, we do not expect such conditions precedent to be fulfilled. Until SRL has finalized its revised mine plan and received board approval for such revised plan, we expect that there will be no further development expenditures or capital commitments to Kellplant relating to the potential Kell-Sedibelo-Lifezone Refinery. On November 9, 2021, Kellplant entered into an agreement with PPM pursuant to which PPM agreed to advance to Kellplant, for purposes of, inter alia, the design, engineering, construction, commissioning and operation of the potential Kell-Sedibelo-Lifezone Refinery, a rand-denominated loan in an amount equivalent to $10 million. The loan advanced by PPM to Kellplant bears interest at the published prime rate from time-to-time, on a 365-day basis and compounded monthly in arrears, plus a margin. The loan is unsecured and will immediately become repayable once Kellplant receives: (i) debt funding from IDC or PPM; equity funding by KTSA, whichever is earlier, and Kellplant shall be obliged to immediately apply the proceeds it receives from such debt funding or equity funding to the repayment of the loan. SRL is currently in the process of finalizing its revised mine plan and obtaining other corporate approvals for such revised mine plan and any decision on proceeding with the potential, smaller Kell-Sedibelo-Lifezone Refinery will only be made once additional studies and engineering works are completed. In this regard, we do not expect the PPM Loan Agreement repayment mechanism to be triggered in the near future, if at all. For further details, see “Information about Lifezone Holdings Limited — Material Contracts — Kellplant Fund Arrangements”.

KNL completed the KNL Acquisitions for a cumulative amount of $13,520,763, of which $8 million was released from escrow in 2021 and an additional $2 million payment of contingent consideration relating to the acquisition of the relevant subsidiaries was made on December 15, 2022, with the remaining amount due to the sellers at the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract from the date of signing, but no later than December 2024. The remaining contingent consideration consists of a $4 million contingent payment discounted at the prime rate plus 1% (which was 4.25% as of March 31, 2023) and is reported on LHL’s balance sheet as $3,729,096, as of March 31, 2023. Lifezone Limited also serves as a guarantor in relation to such an amount. LHL also incurred general and administrative expenses amounting to $28,559,519 during the year ended December 31, 2022, of which $10,764,540 is considered operating expenses and the remaining $17,794,979 is considered administrative expenses. LHL incurred general and administrative expenses amounting to $7,632,017 during the three-month period ended March 31, 2023, of which $3,030,158 is considered operating expenses and the remaining is considered $4,601,859 administrative expenses.

Further, we are dependent on funding expected from internal and external sources to further develop the Kabanga Project (acquired in April 2021) in northwest Tanzania into a sustainable and operational nickel mine and refinery. KNL was issued a special mining license in October 2021 by the Tanzanian government, which provides KNL with legal tenure over the Kabanga deposit project area for the existence of the nickel orebody.

Additional investments are still required for the development of the Kabanga Project. While KNL has received an initial investment in 2021 from BHP of $40 million, and BHP invested a further $50 million directly in KNL on February 15, 2023, our metals extraction business is based on, among other things, expectations as to future capital expenditures. Our long-term future growth and success is dependent upon our ability to raise additional capital, including from BHP, and implement our metals extraction business. If the Option is not exercised by BHP and the related investment in KNL is not made, LHL expects that it would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project. See “Risk Factors — Risks Related to Operational Factors Affecting Lifezone Metals — The Tranche 3 Investment by BHP into KNL is subject to negotiation, approval and various conditions, such as receiving favorable results of the Definitive Feasibility Study, and may not be consummated. Further, BHP may choose not to invest in KNL regardless of the outcome of the Definitive Feasibility Study. Failure to receive these funds or to not have BHP’s involvement could result in delays to the development of the Kabanga Project and further have an adverse effect on KNL.”

LHL’s business is based on, among other things, expectations as to future capital expenditures. LHL (including its subsidiaries) has never generated any substantial revenue or any profit and such a condition raises substantial doubt about its ability to continue as a going concern. There is uncertainty regarding LHL’s ability to implement its business and to grow its business to a greater extent than it can with its existing financial resources without additional financing. Our long-term future growth and success is dependent upon our ability to raise additional capital and implement our business.

We believe LHL’s existing cash and cash equivalent balances, together with the funds raised in connection with the Business Combination, will be sufficient to meet LHL’s operating expenses, working capital, and capital expenditure needs for at least the 12 months from March 31, 2023. Based on LHL’s current liquidity and anticipated funding requirements, LHL will need additional capital in the future (beyond the next 12 months) to fund LHL’s operations and project developments. We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, and funds raised in connection with the Business Combination, including proceeds raised from the PIPE Financing and the funds released from the Trust Account after giving effect to any redemptions.

LHL’s future operating losses and capital requirements may vary materially from those currently planned and will depend on many factors including LHL’s growth rate, demand for the Hydromet Technology, capital costs for construction costs for the potential Kell-Sedibelo-Lifezone Refinery project and the Kabanga Project, demand for the minerals we intend to extract in our metals extraction business and LHL’s operating costs. To enhance our liquidity position or increase our cash reserve for future investments or operations, we may in the future seek equity or debt financing. The issuance and sale of additional equity would result in further dilution to our shareholders, and any issuance and sale of additional equity at our subsidiaries, including in connection with the Tranche 3 Investment in KNL by BHP, would dilute our interest in KNL. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available from any source in amounts or on terms acceptable to us, if at all or, therefore, that we will be able to alleviate our anticipated funding requirements.

LHL has generated significant losses from its operations as reflected in LHL’s accumulated deficit of $50,326,780 as of March 31, 2023. Additionally, LHL has generated significant negative cash flows from operations and investing activities as we continue to support the development of our business and the Kabanga Project. For a discussion of our expected spending on capital expenditures to support our continued commercialization and growth objectives as we strategically invest in studies, test work, equipment and infrastructure, see “— Liquidity and capital resources”. In addition to our capital expenditures, we expect our operating expenses to increase for both infrastructure and workforce-related costs as we seek to expand our patent portfolio, continue to invest in research and development activities, seek to expand the market penetration of our Hydromet Technology and develop the Kabanga Project.

As of March 31, 2023, LHL’s non-cancellable commitments, as disclosed below, do not include any commitments related to capital expenditures as LHL does not have any material commitments related to capital expenditures that it cannot cancel without a significant penalty.

Other than the $4 million contingent payment due to the sellers of the Kabanga Data upon the earlier of the completion of the Definitive Feasibility Study and the fifth anniversary of the contract from the date of signing, but no later than December 2024, we did not have any material commitments or contingencies as at March 31, 2023.

The following table sets forth a summary of cash flows for the periods indicated for LHL.

	Q1 2023	Q1 2022	FY 2022	FY 2021
	(Unaudited)		(Audited)
	($)
Cash flow from:
Operating activities	(6,399,981)	(1,822,348)	(17,035,315)	(7,088,808)
Investing activities	(2,876,212)	(1,064,873)	(7,964,515)	(192,901)
Financing activities	47,468,612	(19,305)	(80,933)	49,799,630
Net increase/(decrease) in cash and cash equivalents	38,192,419	(2,906,526)	(25,080,763)	42,517,921

i.       Cash flow from operating activities

Net cash used in operating activities of LHL was $6,399,981 for Q1 2023, primarily consisting of $7,055,562 of comprehensive loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, interest expense and depreciation of property and equipment and right-of-use assets cumulatively amounting to $59,732 and (ii) working capital changes, primarily consisting of an increase in trade and other receivables of $76,198, changes in prepaid mining license of $246,587 and an increase in trade and other payables of $1,050,833.

Net cash used in operating activities of LHL was $1,822,348 for Q1 2022, primarily consisting of $1,212,951 of consolidated loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, interest expense, loss on disposal of property and equipment, and depreciation of property and equipment and right-of-use assets cumulatively amounting to $414,962 and (ii) working capital changes, primarily consisting of an increase in trade and other receivables of $198,473, changes in prepaid mining license of $250,149, an increase in customer credits to a related party amounting to $208,550 (representing amounts as of December 31, 2021, due from vendors and suppliers for expenses incurred during the normal course of business which were applied during Q1 2022) and an increase in trade and other payables of $732,168.

Net cash used in operating activities of LHL was $17,035,315 for FY 2022, primarily consisting of $25,378,356 of comprehensive loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, loss on disposal of property and equipment, gain on remeasurement of contingent consideration and depreciation, interest expense, depreciation, depletion, amortisation and right-of-use assets cumulatively amounting to $452,079 and (ii) working capital changes, primarily consisting of an increase in trade and other payables of $12,243,791 (on account of accrued stock issuance fees related to the shares issued to BHP and professional fees for services performed near year-end) and an increase in trade and other receivables of $2,596,111.

Net cash used in operating activities of LHL was $7,088,808 for FY 2021, primarily consisting of $18,178,884 of consolidated loss for the period, adjusted for (i) items such as interest income, amortization of intangibles, foreign exchange loss, interest expense, movements in fair value adjustments in RSUs and options reserves of $9,988,094 and depreciation, depletion and amortization cumulatively amounting to $10,131,583 and (ii) working capital changes, primarily consisting of an increase in prepaid expenses of $52,225, the $848,125 prepayment of the Special Mining License fee and an increase of $1,660,002 (on account of accrued stock issuance fees related to the shares issued to BHP and professional fees for services performed near year-end) in trade and other payables.

ii.      Cash flow from investing activities

Net cash used in investing activities of LHL was $2,876,212 for Q1 2023, primarily relating to the investment in exploration and evaluation assets amounting to $2,534,045, expenditures on other intangible assets amounting to $303,866 (primarily in relation to purchase of certain software), expenditures on property and equipment amounting to $128,739 and patent costs incurred amounting to $35,818, which were partially offset by interest received from banks amounting to $126,256.

Net cash used in investing activities of LHL was $1,064,873 for Q1 2022, primarily relating to the investment in exploration and evaluation assets amounting to $1,012,781, acquisition of subsidiaries (in connection with the KNL Acquisitions) (net of cash acquired) amounting to $7,591 and expenditures on property and equipment amounting to $44,893.

Net cash used in investing activities of LHL was $7,964,515 for FY 2022, primarily relating to the investment in exploration and evaluation assets amounting to $5,709,171, interest received from banks of $214,252, the payment of contingent consideration amounting to $2,000,000, patent costs incurred of $92,545, expenditures on property and equipment amounting to $277,364 and expenditures on other intangible assets amounting to $92,096 and acquisition of subsidiaries, net of cash acquired of $7,591.

Net cash used in investing activities of LHL was $192,901 for FY 2021, primarily relating to the acquisition of subsidiaries (in connection with the KNL Acquisitions) amounting to $7,997,155, patent costs incurred of $110,239 and expenditures on property and equipment amounting to $93,750, partially offset by a restricted deposit released from escrow of $8,004,370.

iii.     Cash flow from financing activities

Net cash provided by financing activities of LHL was $47,468,612 for Q1 2023, primarily on account of the Tranche 2 Investment by BHP in KNL.

Net cash used in financing activities of LHL was $19,305 for Q1 2022, on account of payment of lease liabilities.

Net cash used in financing activities of LHL was $80,933 for FY 2022, consisting of payment of lease liabilities.

Net cash provided by financing activities of LHL was $49,799,630 for FY 2021, consisting of proceeds from the issuance of a loan instrument amounting to $39,040,000 and from the issuance of shares amounting to $10,759,630.

G.     Capital expenditures

LHL’s capital expenditure for Q1 2023 was $3.0 million while LHL’s capital expenditures in Q1 2022 was $1.1 million. The capital expenditure by LHL for Q1 2023 was in relation to exploration and evaluation assets, transportation, office, and computer equipment and LHL’s expenditures in Q1 2022 relate to legal and professional fees required to expand and maintain Lifezone Limited’s six active patent families that it licenses to customers.

LHL’s capital expenditure for FY 2022 was $6.2 million while LHL’s capital expenditures in FY 2021 was $8.2 million. The capital expenditure by LHL for FY 2021 was in relation to transportation, office, and computer equipment and LHL’s expenditures in FY 2022 relate to legal and professional fees required to expand and maintain Lifezone Limited’s six active patent families that it licenses to customers.

H.     Indebtedness

As of March 31, 2023, LHL did not have any borrowings.

I.       Off-Balance Sheet arrangements

As of March 31, 2023, LHL did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

J.       Quantitative and Qualitative Disclosures about Market Risks

LHL has in the past and may in the future be exposed to certain market risks, including credit risk, liquidity risk and foreign exchange risk, in the ordinary course of our business, as discussed further below.

i.       Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. LHL’s revenue is currently concentrated with two major customers, affiliated companies KTSA and Kellplant, and accordingly LHL is exposed to the possibility of loss if such customers default. LHL is addressing this risk by monitoring its commercial relationship with such customers and by seeking to develop additional patented technology and entering into new partnerships.

ii.      Liquidity risk

Liquidity risk arises from the possibility that LHL will not be able to meet its financial obligations as they fall due. LHL has historically been supported financially by its shareholders. The risk of its shareholders discontinuing the provision of financing was historically regarded as low. LHL proposes to fund its upfront capital requirements and ongoing operations through current cash reserves, selling equity securities or obtaining debt financing.

iii.     Foreign exchange risk

LHL has financial instruments which are denominated in currencies other than U.S. dollars, its reporting currency. LHL mostly incurs expenditures for which it owes money denominated in non-U.S. dollar currencies, including pounds sterling and Australian dollars. As a result, movement of such currencies could adversely affect LHL’s results of operations and financial position.

K.     Critical Accounting Policies and Estimates

LHL’s consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. LHL evaluates its estimates and assumptions on an ongoing basis. Its estimates are based on historical experience and other assumptions that it believes to be reasonable under the circumstances. LHL’s actual results could differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our consolidated financial statements.

i.       Revenue recognition

LHL’s revenue is attributable to Lifezone’s principal activity from its consulting and management services with regard to its licenses of patents for use in mineral beneficiation operations to affiliated companies primarily in Africa to affiliated companies KTSA and Kellplant and consulting and management services to non-affiliated companies. To determine whether to recognize revenue, Lifezone follows a five-step process: (i) identifying the contract with a customer; (ii) identifying the performance obligations; (iii) determining the transaction price; (iv) allocating the transaction price to the performance obligations; and (v) recognizing revenue when or as the performance obligations are satisfied.

Contracts are identified with customers based on implicit or explicit terms as expressed verbally or within written agreements. The consulting and management services provided are not individually distinct and accordingly contracts entered into do not have multiple performance obligations. Transaction prices are stated within the agreement or are verbally agreed to with no variable elements and are allocated to one performance obligation. Accordingly, revenues from the sale of consulting and management services are recognized at the transaction price during the period the services were provided.

ii.      Intangible assets

LHL’s intangible assets consist of Lifezone Limited’s patents. The intangible assets are initially recognized at acquisition cost and carried at historical cost less accumulated amortization and impairment losses. Subsequent acquisitions are included in the asset’s carrying amount or recognized as a separate asset as appropriate only when it is probable that future economic benefits associated with the item will flow to LHL and the cost of the item can be measured reliably.

Amortization is calculated using the straight-line method to allocate the intangible asset’s value over the lower of its legal or estimated useful life, which in the IP licensing business averages approximately 12 years. LHL estimates the useful life of its intangible assets based on expected utility of the assets. The useful life could be impacted due to certain events such as LHL’s failure to manage its available funds to meet the business plan.

Intangible assets with indefinite lives are not amortized and are assessed for impairment on an annual basis.

iii.     Exploration and evaluation expenditure

LHL activity involves the search for mineral resources, the determination of technical feasibility and the assessment of commercial viability of an identified resource, and reports Exploration and evaluation expenditure under IFRS 6 as the basis of accounting. These assets consist of Kabanga Data acquired in connection with the Kabanga Acquisitions and drilling (to upgrade resource status), resettlement work (mainly land survey and valuation of assets that includes land and crops within the Special Mining License) and environmental impact studies.

iv.      Convertible loan

LHL has determined that the convertible loan provided by BHP to KNL should be classified as an equity instrument based on characteristics that conversion to equity was dependent on certain conversion events, which were ultimately controlled by KNL, and that the conversion to equity was 35,277 shares, which equated to an 8.9% equity stake in KNL. KNL had no intention of issuing additional shares during the period from the date of the financial statements to the expected conversion date. The agreement required the approval of the FCC. As KNL had had success in receiving approval from the FCC in similar previous matters and it was the intention of the directors of KNL and BHP that this transaction be settled with a conversion of the loan to an equity instrument (and ultimately was so settled on July 1, 2022), LHL accounted for such loan instrument as an equity instrument.

v.       Impairment

LHL assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, LHL estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (“CGU”) fair value less costs of disposals and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. For assets where an impairment loss subsequently reverses, the carrying amount of the CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the CGU in prior years. A reversal of an impairment loss is recognized immediately in the statement of comprehensive loss.

LHL’s methods to test for impairment of financial assets are dependent on management’s estimate surrounding the economic and contractual factors relating to the assets. Estimation uncertainty relates to assumptions about future operating results, licensing fee arrangements and the determination of a suitable discount rate.

Non-financial assets subject to amortization are reviewed annually for impairment when events or changes in circumstances occur indicating that their carrying values may not be recoverable. An impairment loss is recognized as the amount by which an asset’s carrying amount is greater than its recoverable amount, which is the higher of an asset’s fair value less costs to sell and its value in use.

vi.     Contingent consideration

LHL has measured the contingent consideration incurred in the acquisitions undertaken by KNL during FY 2022 at the expected payment adjusted for present value at the date of the acquisition. Other than the $4 million contingent payment due to the sellers of the Kabanga Data upon earlier of completion of the Definitive Feasibility Study or the fifth anniversary of the contract from date of signing, which is expected to be paid by the fourth quarter of 2024, we did not have any material commitments or contingencies as at March 31, 2023. The contingent consideration has been discounted using KNL’s incremental borrowing rate, prime plus 1% (4.25% as of March 31, 2023) and is reported on LHL’s balance sheet as $3,729,096, as of March 31, 2023.

As mentioned above, on March 22, 2023, Metprotech entered into a non-binding term sheet with SGPL to acquire all of the assets of SGPL, excluding cash and cash equivalents, for cash and Lifezone Metals Ordinary Shares in an amount equal to $13,500,000, composed of $8,500,000 in cash and $5,000,000 in Lifezone Metals Ordinary Shares. As of the date of this proxy statement/prospectus, Metprotech paid the shareholders of SGPL $1,000,000 in cash, with the remainder of the consideration to be paid upon closing of the Proposed Transactions.

vii.    Accounting treatment for acquired assets and liabilities

LHL has determined that the Kabanga Data, assets and liabilities acquired in the KNL Acquisitions do not constitute a business as defined by IFRS. LHL has determined that it has acquired a set of assets and liabilities which do contribute to an output. No workforce or process has been acquired which would convert the set of assets and liabilities to an output. As such LHL has accounted for the acquisition of this set of acquired assets and liabilities as an asset acquisition.

viii.   Going concern

The validity of LHL’s going concern assumption is dependent on the ability of LHL to secure additional funding to meet the business plan for the Kabanga Project. With the obtainment of the Special Mining License in October 2021, a key component required to advance the viability of the Kabanga Project, LHL believes that it will obtain necessary funding to continue its operations for a period of at least 12 months from the date of approval of the financial statements. As mentioned above, KNL received additional funding from BHP through the Tranche 2 Investment on February 15, 2023. Further, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, in particular, the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such investment is consummated, KNL’s upfront capital requirements can also be funded from such investment. Further, if the option under the Tranche 3 Option Agreement is not exercised by BHP and the related investment is not made, we would expect to continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project. Accordingly, LHL continues to adopt the going concern basis of accounting in preparing the consolidated financial statements.

Capital expenditures

We estimate that our IP licensing business will require significant capital expenditure over the next 24 months for research and development and patent applications, with estimated capital expenditures over such period of approximately $275,000. In addition, through our 50% associate, Kelltech Limited (our IP licensing business in the SADC License Area), we may take equity ownership interests in operations that will comprise future refineries that license our Hydromet Technology, which would require significant investment.

The processing plants in the IP licensing business will also require significant ongoing maintenance expenditure. We intend to use the cash balance of the combined company following the completion of the Business Combination, the proceeds of the PIPE Financing and/or the proceeds from the sales of additional equity to finance any expenditure required.

We estimate that our Kabanga mining and refining operation will require capital expenditure of at least $1.3 billion, which includes funding the Definitive Feasibility Study, building out the required infrastructure, procuring equipment and commencing commercial operations. Pursuant to BHP’s investment in KNL in 2021 and the Tranche 2 Investment, BHP currently owns 17% of the shareholding of KNL, having cumulatively invested $90 million directly in KNL. Further, pursuant to the Tranche 3 Option Agreement entered into between BHP, Lifezone Limited and KNL, BHP has the option to consummate a further investment in KNL, subject to the satisfaction of certain conditions, in particular, the satisfactory completion of, and agreement on, the Definitive Feasibility Study, agreement on the joint financial model in respect of the Kabanga Project, the amendment of the articles of association and share capital of the JVC Subsidiaries to remove the free-carried interest rights of the GoT in the JVC Subsidiaries and receipt of any necessary regulatory and tax approvals. In the event such investment is consummated, BHP would own a majority stake in KNL. The proceeds of such investment will be used to further advance the Kabanga Project by taking the project through into formal construction. If the Tranche 3 Investment is not made by BHP, we expect that we would continue developing the Kabanga Project with additional funding through debt or equity financing, and monetizing the offtake from the project and/or royalty streams, and we may also explore other strategic partners for the project or sell certain of our assets. We do not expect additional equity funding would be needed if we are able to monetize our portion of the marketing rights with an offtake agreement. If we are unable to monetize our portion of the marketing rights with an offtake agreement, then additional funding may be required.

The Kabanga operations will also require significant ongoing maintenance expenditure. We intend to use the cash balance of the combined company following the completion of the Business Combination, the proceeds of the PIPE Financing and/or the proceeds from the sales of additional equity to finance any expenditure required on completion of the Definitive Feasibility Study and prior to receiving the investment from BHP pursuant to the Tranche 3 Option Agreement or in the event BHP opts to not exercise its option under the Tranche 3 Option Agreement. If the aforementioned subsequent investment pursuant to the Tranche 3 Option Agreement is not made by BHP, we expect that we would continue developing the Kabanga Project and would expect to fund such development through debt or equity financing, monetization of the offtake and/or royalty streams and possibly exploring other strategic partners for the project.

Holding company structure

LHL is a holding company without substantive business operations. LHL conducts its operations primarily through its subsidiaries in the jurisdictions in which it operates. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, as determined in accordance with local regulations, our subsidiaries in certain jurisdictions may be restricted from paying us dividends offshore or from transferring a portion of their assets to us, either in the form of dividends, loans or advances, unless certain requirements are met and regulatory approvals are obtained.

We may in the future require additional cash resources from them, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders. We cannot assure you that we will be able to pay dividends or distributions to our shareholders.

Emerging Growth Company status

We qualify as an “emerging growth company” pursuant to Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act. Please see the section entitled “Risk Factors — Risks Related to Lifezone Metals Operating as a Public Company.”

Internal Control Over Financial Reporting

Prior to the consummation of the Business Combination, we have been a private company with the size of accounting personnel, and other resources with which to address our internal control over financial reporting, being in line with early-stage private companies. We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of Section 404(a) of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2023. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on internal control over financial reporting. Further, for as long as we remain an emerging growth company as defined in the JOBS Act or a smaller reporting company as defined in the Exchange Act, we intend to take advantage of certain exemptions from various reporting including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Recent accounting pronouncements

See Note 2 to LHL’s consolidated financial statements “Significant Accounting Policies — Adoption of new and revised standards” for more information.

DESCRIPTION OF LIFEZONE METALS’ SECURITIES

Lifezone Metals is an Isle of Man company limited by shares and its affairs are governed by its memorandum and articles of association and the IOM Companies Act (each as amended or modified from time to time). Before the Merger Effective Time, Lifezone Metals will amend its memorandum and articles of association to be substantially in the form attached hereto as Annex C (with such changes as are agreed in writing between Purchaser and the Company) (“A&R Articles of Association”).

As provided in the A&R Articles of Association, subject to the IOM Companies Act, Lifezone Metals has unlimited capacity to carry on or undertake any business or activity, do any act or enter into any transaction. The registered office of Lifezone Metals is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

All ordinary shares of Lifezone Metals are subject to, and have been or will be created under, the laws of the Isle of Man. The following summary of the of the material terms of the ordinary shares of Lifezone Metals to be registered is qualified in its entirety by reference to the complete text of the A&R Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex C. You are urged to read the A&R Articles of Association in its entirety for a complete description of the rights and preferences of shareholders of Lifezone Metals after the Proposed Transactions.

Authorized Shares

The A&R Articles of Association in effect following the Proposed Transactions will authorize the issuance of an unlimited number of Lifezone Metals Ordinary Shares unless otherwise directed by the board. All of Lifezone Metals’ outstanding ordinary shares are fully paid and non-assessable.

Lifezone Metals has applied to list its Lifezone Metals Ordinary Shares on the NYSE under the symbol “LZM.”

Initial settlement of the Lifezone Metals Ordinary Shares will take place on the Merger Closing Date through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Lifezone Metals Ordinary Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Lifezone Metals Ordinary Shares.

The following are summaries of material provisions of the A&R Articles of Association insofar as they relate to the material terms of the Lifezone Metals Ordinary Shares that Lifezone Metals expects will become effective upon the Merger Closing Date.

Lifezone Metals Ordinary Shares

Voting Rights

Except as otherwise specified in the A&R Articles of Association or as required by law or NYSE rules, holders of Lifezone Metals Ordinary Shares registered in the register of members of Lifezone Metals will vote as a single class. Holders of Lifezone Metals Ordinary Shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of members is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting, at least five members present in person or by proxy, or by a member or members present in person or by proxy representing not less than one-tenth of the voting rights of all the members.

The holders of Lifezone Metals Ordinary Shares will be entitled to one vote per share on all matters to be voted on by shareholders. The A&R Articles of Association do not provide for cumulative voting with respect to the election of directors. Following the Proposed Transactions, the Lifezone Metals Board will be divided into three classes, each consisting initially of an equal number of directors.

Transfer

All Lifezone Metals Ordinary Shares will be issued in registered form and may be freely transferred under the A&R Articles of Association, unless any such transfer is restricted or prohibited by another instrument, the NYSE rules or applicable securities laws.

Under the A&R Articles of Association, uncertificated ordinary shares that are listed on a recognized exchange may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the A&R Articles of Association, the IOM Companies Act and the Isle of Man Uncertificated Securities Regulations 2006.

Among other things, the shareholders of LHL and certain key shareholders of GoGreen, have agreed, pursuant to the Lock-Up Agreements and the Sponsor Support Agreement, not to transfer their Lifezone Metals Ordinary Shares during the applicable lock-up period following the consummation of the Business Combination. Additionally, any Lifezone Metals Ordinary Shares and Lifezone Metals warrants received in the Proposed Transactions by persons who are or become affiliates of Lifezone Metals for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Lifezone Metals generally include individuals or entities that control, are controlled by or are under common control with, Lifezone Metals and may include the directors and executive officers of Lifezone Metals, as well as its significant shareholders.

Purchase of ordinary shares by Lifezone Metals

The IOM Companies Act and the A&R Articles of Association permit Lifezone Metals to purchase its own shares with the prior written consent of the relevant members, or pursuant to an offer to all members, on such terms and in such manner as may be determined by its board of directors and by a resolution of directors in accordance with the prescribed requirements of the IOM Companies Act.

Dividends and Distributions

Pursuant to the A&R Articles of Association and the IOM Companies Act the Lifezone Metals board may from time to time declare dividends and other distributions, and authorize payment thereof, if the Lifezone Metals Board is satisfied that, in accordance with the IOM Companies Act, immediately after the payment of any such dividend or distribution, (a) Lifezone Metals will be able to pay its debts as they become due in the normal course of its business and (b) the value of Lifezone Metals’ assets will exceed the value of its liabilities. Each Lifezone Metals ordinary share will have equal rights with regard to dividends and to distributions of the surplus assets of Lifezone Metals, if any.

Other Rights

Under the A&R Articles of Association, the holders of Lifezone Metals Ordinary Shares will not be entitled to any pre-emptive rights or anti-dilution rights. Lifezone Metals Ordinary Shares will not be subject to any sinking fund provisions.

Issuance of Additional Shares

The A&R Articles of Association authorize the board of directors of Lifezone Metals to issue additional Lifezone Metals Ordinary Shares from time to time as the board of directors shall determine, subject to the IOM Companies Act and the provisions, if any, in the A&R Articles of Association and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under Isle of Man law, Lifezone Metals’ directors may only exercise the rights and powers granted to them under the A&R Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of Lifezone Metals.

Meetings of Shareholders

Under the A&R Articles of Association, Lifezone Metals is required to hold an annual general meeting each year. The Lifezone Metals board may call an annual general meeting on not less than 21 clear days’ notice or an extraordinary general meeting upon not less than 14 clear days’ notice unless such notice is waived in accordance with the A&R Articles of Association. A meeting notice must specify, among other things, the place, day and time of the meeting and the general nature of the business to be conducted at such meeting. At any meeting of Lifezone Metals shareholders, one or more shareholders entitled to attend and to vote on the business to be transacted and holding more than 50% of the Lifezone Metals Ordinary Shares shall be a quorum. Subject to the requirements of the IOM

Companies Act and Isle of Man law, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Members’ Requisition (as defined below)) properly requested in connection with a Members’ Requisition may be considered or acted upon at a meeting of Lifezone Metals shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the IOM Companies Act shareholders will have the right to require the directors to call an extraordinary general meetings of shareholders (a “Lifezone Metals Members’ Requisition”). To properly call an extraordinary general meeting pursuant to a Lifezone Metals Members Requisition, (a) the request of shareholders representing not less than 10% of the voting power represented by all issued and outstanding shares of Lifezone Metals in respect of the matter for which such meeting is requested must be deposited at the registered office of Lifezone Metals and (b) the requisitioning shareholders must comply with certain information requirements specified in the A&R Articles of Association.

In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Lifezone Metals board must be exercised in compliance with the requirements of the A&R Articles of Association. Among other things, notice of such other business or nomination must be received at the registered office of Lifezone Metals not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.

Liquidation

On a liquidation or winding up of Lifezone Metals assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Inspection of Books and Records

Any director of Lifezone Metals is entitled, on giving reasonable notice to Lifezone Metals, to inspect the documents and records maintained by Lifezone Metals and to make copies of or take extracts from such documents and records.

A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; the register of charges (if any) or a copy of the register of charges; copies of all notices and other documents filed by the company in the previous six years; originals or copies of the accounting records required to be kept under the IOM Companies Act; and originals of any financial statements prepared.

Anti-Takeover Provisions

Some provisions of the A&R Articles of Association may discourage, delay or prevent a change of control of Lifezone Metals or management that members may consider favorable, including, among other things:

•        a classified board of directors with staggered, three-year terms;

•        the ability of the board of directors to issue preferred shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

•        the limitation of liability of, and the indemnification of and advancement of expenses to, members of the board of directors;

•        advance notice procedures with which members must comply to nominate candidates to the board of directors or to propose matters to be acted upon at an annual general meeting or extraordinary general meeting, which could preclude members from bringing matters before an annual general meeting or extraordinary general meeting and delay changes in the board of directors;

•        that members may not act by written consent in lieu of a meeting;

•        the right of the board of directors to fill vacancies created by the expansion of the board of directors or the resignation, death or removal of a director; and

•        that the A&R Articles of Association may be amended only by the affirmative vote of the holders of at least three-fourths of the votes cast at a general meeting.

However, under Isle of Man law, the directors of Lifezone Metals may only exercise the rights and powers granted to them under the IOM Companies Act for proper purposes and for what they believe in good faith to be in the best interests of Lifezone Metals.

Lifezone Metals Warrants

At the Merger Effective Time, each GoGreen warrant issued, outstanding and unexercised immediately prior to the Merger Effective Time will be automatically assumed by Lifezone Metals and converted into one Lifezone Metals warrant. Pursuant to the Business Combination Agreement, Lifezone Metals and GoGreen have agreed to cause Continental Stock Transfer & Trust Company to enter into a warrant assumption agreement pursuant to which, as of the Merger Effective Time, GoGreen will assign to Lifezone Metals all of its rights, interests and obligations in and under the existing GoGreen warrant agreement and amend the existing such warrant agreement to reflect the assumption of the GoGreen warrants by Lifezone Metals. Immediately after the Merger Effective Time, Lifezone Metals anticipates that there will be approximately 14,467,500 Lifezone Metals warrants outstanding.

Each Lifezone Metals warrant will represent the right to purchase one Lifezone Metals ordinary share at a price of $11.50 per share in cash. The Lifezone Metals warrants will become exercisable 30 days after the date of the consummation of the Business Combination and will expire upon the earlier of (a) the date that is five (5) years after the date of the consummation of the Business Combination and (b) a liquidation of Lifezone Metals.

The exercise price of the Lifezone Metals warrants, and the number of Lifezone Metals Ordinary Shares issuable upon exercise thereof, will be subject to adjustment under certain circumstances, including if Lifezone Metals (a) pays any dividend in Lifezone Metals Ordinary Shares, (b) subdivides the outstanding Lifezone Metals Ordinary Shares, (c) pays an extraordinary dividend in cash or (d) issues additional Lifezone Metals Ordinary Shares at an issue price of less than $9.20 per share.

Once the Lifezone Metals warrants become exercisable, Lifezone Metals will have the right to redeem not less than all of the Lifezone Metals warrants at any time prior to their expiration, at a redemption price of $0.01 per warrant, if (i) the last reported sales price of Lifezone Metals Ordinary Shares has been at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering the Lifezone Metals Ordinary Shares issuable upon exercise of the Lifezone Metals warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or Lifezone Metals has elected to require the exercise of the warrants on a “cashless basis.”

No fractional shares will be issued upon exercise of the Lifezone Metals warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in Lifezone Metals Ordinary Shares, Lifezone Metals will round down to the nearest whole number of shares to be issued to the warrant holder.

Comparison of Corporate Governance and Shareholder Rights

This section describes the material differences between the rights of GoGreen shareholders before the consummation of the Proposed Transactions, and the rights of Lifezone Metals shareholders after the Merger Effective Time. These differences in shareholder rights result from the differences between Cayman Islands and Isle of Man law and the respective governing documents of GoGreen and Lifezone Metals.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. GoGreen shareholders are urged to carefully read the relevant provisions of the Cayman Companies Act, the amended and restated memorandum of association of GoGreen (the “GoGreen Memorandum”), the amended and restated articles of association of GoGreen (the “GoGreen Articles”), the IOM Companies Act and the A&R Articles of Association that will be in effect following the Merger Effective Time. References in this section to the A&R Articles of Association are references thereto as they will be in effect following the Merger Effective Time. The A&R Articles of Association may be amended after the Merger Effective Time by amendment in accordance with their terms. If the A&R Articles of Association are amended, the below summary may cease to accurately reflect the memorandum and articles as so amended.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)
Authorized Capital/Shares

GoGreen is authorized to issue a maximum of 500,000,000 Class A ordinary shares with a par value of $0.0001 each, 50,000,000 Class B ordinary shares with a par value of $0.0001 each and 5,000,000 preference shares with a par value of $0.0001 each. As at November 10, 2022 GoGreen had 28,935,000 Class A ordinary shares issued and outstanding, 6,900,000 Class B ordinary shares issued and outstanding and no preference shares issued and outstanding.

Under the GoGreen Articles, subject to the GoGreen Memorandum, any direction that may be given by GoGreen shareholders in general meeting and, where applicable, the rules and regulations of the designated stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, and without prejudice to any rights attached to any existing shares, the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Companies Act and the GoGreen Articles) vary such rights, save that the directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of GoGreen to carry out a Class B share conversion set out in the GoGreen Articles.

Lifezone Metals is authorized to issue an unlimited number of ordinary shares with a par value of $0.0001 each unless the board shall otherwise direct.

Subject to the provisions of the IOM Companies Act any shares may be allotted or issued which have attached to them such preferred, deferred or other special rights or restrictions whether in regard to dividends, voting, transfer, return of capital or otherwise as the Company may from time to time by ordinary resolution determine or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)
Voting Rights

Under the Cayman Companies Act and the GoGreen Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by holders of at least a majority of the issued and outstanding shares of GoGreen that are entitled to vote and that vote in a quorate general meeting on such matter or a unanimous written resolution). Certain specified matters under the Cayman Companies Act and the GoGreen Articles must be approved by a special resolution (meaning, subject as discussed below, a resolution passed by holders of at least two-thirds of the issued and outstanding shares of GoGreen that are entitled to vote and that vote in a quorate general meeting or a unanimous written resolution). The GoGreen shareholders will have one vote for each ordinary share held on all matters to be voted on by shareholders and vote together as a single class, except (i) as required by law, (ii) where the matter concerns a variation of rights attaching to a class of shares (see “— Variation of Rights Attaching to a Class of Shares”) and (iii) that only holders of the GoGreen Class B ordinary shares have the right to vote on the appointment and removal of directors prior to GoGreen’s initial business combination.

Under the IOM Companies Act and the A&R Articles of Association, routine corporate matters may be approved by an ordinary resolution (being a resolution of the passed by a simple majority of the votes cast at that meeting). The holder of ordinary shares will have one vote for each share held on all mattes to be voted on by shareholders and vote together as a single class except as required by law or the applicable stock exchange rules then in effect.

Appraisal/Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair value for their shares, which if necessary may ultimately be determined by the court.

Under certain circumstances, shareholders may dissent to a merger of an Isle of Man company by following the procedure set out in the IOM Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair value for their shares, which if necessary may ultimately be determined by the court.

Dividends

Under the Cayman Companies Act and the GoGreen Articles, the directors may, by resolution, declare dividends on shares in issue and authorize payment out of the funds of GoGreen lawfully available therefor. The directors may, subject to the preference of any classes of shares, authorize a dividend at such time and of such an amount as they think fit if they are satisfied that GoGreen will, immediately after the payment of the dividend, satisfy the solvency test (that is, if the directors can determine based on the facts at the time that GoGreen can in the future, following the payment of the dividend, pay its debts as they fall due in the ordinary course of business).

Under the IOM Companies Act and the A&R Articles of Association, the directors may, by resolution, declare dividends on shares in issue and authorize payment out of the funds of Lifezone Metals lawfully available therefor. The directors may, subject to the preference of any classes of shares, authorize a dividend at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that Lifezone Metals will, immediately after the payment of the dividend, satisfy the solvency test (that is, the Company is able to pay its debts as they become due in the normal course of the Company’s business and the value of its assets exceeds the value of its liabilities).

Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.	Dividends may be paid out of profits, share premium, share capital and any other sources permitted under Isle of Man law.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)
Purchase and Repurchase of Shares

Subject to the Cayman Companies Act and the rules and regulations of the designated stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, GoGreen may purchase its own shares (including redeemable shares) in such manner and on such other terms as the directors may determine and agree with such shareholder at the time of such purchase.

Shares that GoGreen purchases, redeems or acquires may, at the option of the GoGreen, be cancelled immediately or held as treasury shares in accordance with the Cayman Companies Act. In the event that the directors do not specify that the relevant shares are to be held as treasury shares, such shares shall be cancelled.

Subject to the IOM Companies Act and the rules and regulations of the designated stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, Lifezone Metals may purchase its own shares (including redeemable shares) in such manner and on such other terms as the directors may determine and agree with such shareholder at the time of such purchase, provided that the directors are satisfied on reasonable grounds that immediately after such purchase or repurchase the solvency test referred to above will be satisfied, and provided that certain prescribed resolutions of the board are passed regarding the fairness of the transaction to the remaining shareholders.

Shares that Lifezone Metals purchases, redeems or acquires may, at the option of the Company, be cancelled immediately or held as treasury shares in accordance with the IOM Companies Act. In the event that the directors do not specify that the relevant shares are to be held as treasury shares, such shares shall be cancelled.

Redemption Rights

The GoGreen Articles provide holders of the GoGreen Class A ordinary shares issued as part of the units in GoGreen’s IPO (or “public shares”) with the opportunity to redeem their public shares in connection with any shareholder vote on an initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the Trust Account, divided by the number of then-outstanding public shares, provided that GoGreen shall only redeem such public shares if the business combination is approved and consummated and GoGreen shall not redeem GoGreen public shares to the extent that such redemption would cause GoGreen’s net tangible assets to be less than $5,000,001 following such redemptions. Shareholder “groups” (as defined under Section 13 of the Exchange Act) are prohibited from redeeming more than 15 percent of the public shares in the aggregate without GoGreen’s prior consent.

Under the GoGreen Articles, GoGreen must also offer to redeem a holder’s public shares in connection with a vote to approve certain amendments to the GoGreen Articles and GoGreen must redeem all of the outstanding public shares in the event that GoGreen does not consummate an initial business combination by the relevant termination date, as described more fully below under the headings “— Amendments to Governing Documents” and “Dissolution/Liquidations.”

The A&R Articles of Association do not provide any redemption rights to the holders of Lifezone Metals Ordinary Shares.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)
After consummation of the initial business combination, holders of GoGreen public shares are not entitled to redemption rights with respect to their shares.
Lien on Shares

GoGreen shall have a first and paramount lien on all shares (whether fully paid-up or not) registered in the name of a shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with GoGreen (whether presently payable or not) by such shareholder or his, her or its estate, either alone or jointly with any other person, whether a shareholder or not, but the GoGreen directors may at any time declare any share to be wholly or in part exempt from such lien and the registration of a transfer of any share shall operate as a waiver of the lien on such share.

Lifezone Metals shall have a first and paramount lien on all shares (whether fully paid-up or not) registered in the name of a shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with Lifezone Metals (whether presently payable or not) by such shareholder or his, her or its estate, either alone or jointly with any other person , whether a shareholder or not, but the directors may at any time declare any share to be wholly or in part exempt from such lien and the registration of a transfer of any share shall operate as a waiver of the lien on such share.

Forfeiture of Shares

If a call or installment of a call remains unpaid after it has become due and payable, GoGreen may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by GoGreen by reason of such non-payment. The term “clear days” means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect.

If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of directors.

The A&R Articles of Association provide that all shares shall be paid in full prior to or at the time of issue.
Election of Directors

The GoGreen Articles provide that there shall be at least one director of GoGreen, provided that the shareholders by ordinary resolution may increase or reduce the limit in the number of directors of GoGreen.

The GoGreen Articles provide that prior to GoGreen’s initial business combination, an ordinary resolution of the holders of Class B ordinary shares (being a resolution passed by holders of at least a majority of the issued and outstanding Class B ordinary shares of GoGreen that are entitled to vote and that vote in a quorate general meeting on such matter or a unanimous written resolution of such Class B ordinary shareholders) will be required to appoint any person as director of GoGreen. Prior to the consummation of an initial business combination, holders of Class A ordinary shares have no right to vote on the appointment of any director of GoGreen.

The IOM Companies Act provides that there must be at least one director of a company. The A&R Articles of Association provide unless and until otherwise determined by the Company by ordinary resolution, the number of directors shall not be less than two and not more than twelve.

The A&R Articles of Association provide that Subject to the provisions of these Articles, the Company may by ordinary resolution appoint a person who is willing to act to be a director, the board of directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the existing board of directors.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)

After an initial business combination, an ordinary resolution (being a resolution passed by holders of at least a majority of the issued and outstanding shares of GoGreen that are entitled to vote and that vote in a quorate general meeting on such matter or a unanimous written resolution) will be required to appoint any person as director of GoGreen.

The A&R Articles of Association provide that no person other than a director retiring at an annual general meeting or extraordinary general meeting (whether by rotation or otherwise) shall be appointed or re-appointed a director at any annual general meeting or extraordinary general meeting unless he or she is recommended by the board of directors.

The GoGreen Board may also appoint any person to be a director of GoGreen (both prior to and after an initial business combination), either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any maximum number fixed by or in accordance with the GoGreen Articles.

Removal of Directors; Vacancies

The GoGreen Articles provide that the office of a director shall be vacated if the director: (i) resigns his office by notice in writing to the company; (ii) absents himself (without being represented by proxy) from three consecutive board meetings without special leave of absence from the directors and the other directors pass a resolution that he has by reason of such absence vacated office; (iii) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (iv) is found to be or becomes of unsound mind; or (v) all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a duly convened and held board meeting or by written resolution signed by all of the other directors.

The GoGreen Articles provide that prior to GoGreen’s initial business combination, an ordinary resolution of the holders of Class B ordinary shares (being a resolution passed by holders of at least a majority of the issued and outstanding Class B ordinary shares of GoGreen that are entitled to vote and that vote in a quorate general meeting on such matter or a unanimous written resolution of such Class B ordinary shareholders) will be required to remove any person as director of GoGreen. Prior to the consummation of an initial business combination, holders of Class A ordinary shares have no right to vote on the removal of any director of GoGreen.

After an initial business combination, an ordinary resolution (being a resolution passed by holders of at least a majority of the issued and outstanding shares of GoGreen that are entitled to vote and that vote in a quorate general meeting on such matter or a unanimous written resolution) will be required to remove any person as director of GoGreen.

The A&R Articles of Association provide that the office of a director shall be vacated if the director: (i) dies or is found to be or becomes of unsound mind; (ii) resigns his office by notice in writing to the Company; or is removed from office pursuant to any other provisions of the A&R Articles of Association of the IOM Companies Act. The IOM Companies Act also provides that persons are not permitted to act as directors if, among other things, they are (i) disqualified from acting as such or (ii) are an undischarged bankrupt.

Under the A&R Articles of Association a director may be removed from office by the service on him or her of a notice to that effect signed by all the other directors. The Company may also by ordinary resolution passed at a meeting called for such purpose remove any director with cause. Any such removal of a director shall be without prejudice to any claim which such director may have for damages for breach of any agreement between him or her and the Company.

The A&R Articles of Association provide that all vacancies in the board of directors shall be filled by the board or, subject to the A&R Articles of Association, by ordinary resolution of the shareholders.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)
Indemnification of Directors and Officers

Every director and officer of GoGreen (together with every former director and officer of GoGreen) shall be indemnified out of the assets of GoGreen to the fullest extent permissible under the laws of the Cayman Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful default or willful neglect. No person shall be found to have committed actual fraud, willful neglect or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Every director and officer of Lifezone Metals shall be indemnified out of the assets of the Lifezone Metals to the fullest extent permissible under the laws of the Isle of Man against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful default or willful neglect. The IOM Companies Act permits the indemnification of directors and officers provided that such person acted honestly and in good faith and in what such person believed to be in the best interests of the company and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct of such person was unlawful.

Annual General Meeting

The GoGreen Articles provide that GoGreen may, but shall not (unless required by the Cayman Companies Act) be obliged to, in each year hold an annual general meeting. Any annual general meeting shall be held at such time and place as may be determined by the directors. Shareholders do not have the ability to call annual general meetings but shareholders may bring business before an annual general meeting or nominate candidates for appointment as directors at the annual general meeting by following the relevant procedures set out in the GoGreen Articles.

The A&R Articles of Association provide that the board shall convene at least one meeting of the members of the Company each calendar year (any such meeting, an “annual general meeting”), at such time and place as may be determined by the directors.

Extraordinary General Meeting

The GoGreen Articles provide that extraordinary general meetings may be called only by the directors, by the Chief Executive Officer or by the Chairman. Shareholders do not have the ability to call extraordinary general meetings.

.

The board of directors may convene a general meeting, other than an annual general meeting, whenever it thinks fit (any such general meeting, an “extraordinary general meeting”).

Shareholders may bring certain business before an extraordinary general meeting by following the relevant procedures set out in the IOM Companies Act and A&R Articles of Association.

Notice Provisions
At least five (5) clear days’ notice in writing shall be given of any general meeting.	An annual general meeting shall be convened by not less than 21 clear days’ notice in writing. Any extraordinary general meeting shall be convened by not less than 14 clear days’ notice in writing.
Quorum and Actions

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is the holders of a majority of the issued and outstanding shares of GoGreen being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy.

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is one or more shareholders holding more than 50% of the shares of the Lifezone Metals present in person or by proxy and entitled to vote at that meeting.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)
Class and Derivative Shareholder Suits

GoGreen’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) GoGreen officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

The Isle of Man Court may, on application of a shareholder, permit that shareholder to bring proceedings in the name and on behalf of the company (including intervening in proceedings to which the company is a party).

In determining whether or not leave is to be granted, the Isle of Man Court will consider such things as whether the shareholder is acting in good faith and whether the Isle of Man Court itself is satisfied that it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

•   a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•   the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against GoGreen where the individual rights of that shareholder have been infringed or are about to be infringed.

Under Isle of Man law, a shareholder may bring an action against Lifezone Metals for a breach of a duty owed by Lifezone Metals to such shareholder in that capacity.
Variation of Rights Attaching to a Class of Shares

Under the GoGreen Articles, the rights attached to any class of shares may only be materially adversely varied with the consent in writing of the holders of not less than two-thirds (2/3rds) of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two-thirds (2/3rds) of the votes cast at a separate meeting of the holders of the shares of that class.

The right attached to any class of shares may only be adversely varied with the rights attaching to a class of shares may not be varied without the sanction of a resolution of the members of such class passed by member holding at least 75% of the voting rights exercised in relation thereto.

Amendments to Governing Documents

Amendment of any provision of the GoGreen Memorandum or the GoGreen Articles requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the issued and outstanding shares of GoGreen that are entitled to vote and that vote in a quorate general meeting or a unanimous written resolution, except that, prior to GoGreen’s initial business combination, the provisions of the GoGreen Articles relating to the election and removal of directors prior to the business combination may only be amended by a special resolution passed by holders of at least 90 percent of the issued and outstanding shares of GoGreen that are entitled to vote and that vote in a quorate general meeting or a unanimous written resolution.

Amendment of any provision of the A&R Articles of Association requires a special resolution, meaning a resolution passed by holders of at least 75% of the issued and outstanding shares of the Lifezone Metals that are entitled to vote and that vote in a general meeting.

Rights of GoGreen Shareholders	Rights of Lifezone Metals Shareholders
(a Cayman Islands Exempted Company)	(an Isle of Man Company)

In the event that any amendment is made to the GoGreen Articles: (i) to modify the substance or timing of GoGreen’s obligation to allow redemption in connection with a business combination or redeem 100 percent of the public shares if GoGreen does not consummate a business combination by the relevant termination date, or such later time as the shareholder may approve in accordance with the GoGreen Articles; or (ii) with respect to any other provision relating to shareholder’s rights or pre-business combination activity, each public shareholder who is not the Sponsor, an officer or director of GoGreen must be provided with the opportunity to redeem their public shares upon the approval or effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, divided by the number of then outstanding public shares; provided that GoGreen shall not redeem GoGreen public shares to the extent that such redemption would cause GoGreen’s net tangible assets to be less than $5,000,001.

Dissolution/Liquidations

The GoGreen Articles provides that in the event that GoGreen does not consummate a business combination by the “Termination Date” (initially 15 months after the closing of GoGreen’s IPO, which may be extended to up to 21 months after the closing of GoGreen’s IPO), GoGreen shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to GoGreen (less up to $100,000 of interest to pay dissolution expenses), divided by the number of public shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GoGreen’s remaining shareholders and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The A&R Articles of Association contain no equivalent requirement.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of Securities

The following table and accompanying footnotes set forth information regarding (i) the actual beneficial ownership of the Lifezone Metals Ordinary Shares, as of May 15, 2023, and (ii) expected beneficial ownership of Lifezone Metals Ordinary Shares immediately following completion of the Proposed Transactions, assuming no GoGreen public shares are redeemed, and alternatively that the maximum number of GoGreen public shares permitted to be redeemed are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding GoGreen ordinary shares;

•        each of GoGreen’s current executive officers and directors;

•        all of GoGreen’s current executive officers and directors as a group;

•        each person expected by Lifezone Metals to be the beneficial owner of more than 5% of its outstanding ordinary shares after the completion of the Proposed Transactions;

•        each of Lifezone Metals’ current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Lifezone Metals upon completion of the Proposed Transactions; and

•        all of Lifezone Metals’ executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Amended and Restated Memorandum and Articles of Association of GoGreen, each GoGreen ordinary share entitles the holder to one vote per share. Pursuant to the Amended and Restated Memorandum and Articles of Association of Lifezone Metals, each Lifezone Metals ordinary share will entitle the holder to one vote per share.

The beneficial ownership of GoGreen ordinary shares prior to completion of the Proposed Transactions is based on 35,835,000 shares outstanding as of May 15, 2023.

The expected beneficial ownership of Lifezone Metals Ordinary Shares following the completion of the Proposed Transactions assuming no redemptions assumes that no GoGreen shareholders exercise redemption rights with respect to their GoGreen ordinary shares upon consummation of the Proposed Transactions.

The expected beneficial ownership of Lifezone Metals Ordinary Shares following the completion of the Proposed Transactions assuming maximum redemptions assumes that GoGreen shareholders exercise their redemption rights with respect to a maximum of 27,600,000 GoGreen ordinary shares upon consummation of the Proposed Transactions at a redemption price of approximately $10.64 per share.

	Pre-Proposed Transactions		Post-Proposed Transactions (Assuming no redemptions)		Post-Proposed Transactions (Assuming maximum redemptions)
	Number of GoGreen Shares	% of Shares	Number of Holdings Shares	% of Shares[2]	Number of Holdings Shares	% of Shares
Five Percent Holders of GoGreen:
Adage Capital Partners, L.P.(1)	1,960,000	5.47%	1,960,000	1.89%	1,960,000	2.57%
Saba Capital Management, L.P.(2)	2,027,877	5.66%	2,027,877	1.95%	2,027,877	2.66%
Millennium Management LLC(3)	1,962,973	5.48%	1,962,973	1.89%	1,962,973	2.58%
Directors and Executive Officers of GoGreen Pre-Proposed Transactions(4)
GoGreen Sponsor 1 LP(5)	8,235,000	22.98%	6,468,600	7.94%	6,468,600	10.81%
John Dowd(5)(6)	8,235,000	22.98%	6,568,600	7.94%	6,568,600	10.81%
Vikas Anand(6)	—	—	—	—	—	—
Dan Foley(6)	—	—	—	—	—	—
Govind Friedland(6)	—	—	—	—	—	—
Sergei Pokrovsky(6)	—	—	—	—	—	—
Michael Sedoy(6)	—	—	—	—	—	—
Vice Admiral Dennis McGinn(6)	—	—	—	—	—	—
Neha Palmer(6)	—	—	—	—	—	—
Nereida Flannery(6)	—	—	—	—	—	—
Greg Hill(6)	—	—	—	—	—	—
Livia Mahler(6)	—	—	—	—	—	—
Robert Hvide Macleod(6)	—	—	—	—	—	—
All directors and executive officers of GoGreen as a group (12 individuals)	8,235,000	22.98%	8,235,000	7.94%	8,235,000	10.81%
Five Percent Holders of Lifezone Metals Post-Proposed Transactions
Peter Smedvig(7)	—	—	13,790,936	13.29%	13,790,936	18.11%
GoGreen Sponsor 1 LP(5)	8,235,000	22.98%	8,235,000	7.94%	8,235,000	10.81%
Varna Holdings Limited(8)	—	—	5,758,352	5.55%	5,758,352	7.56%
Kamberg Investments Limited(9)	—	—	4,053,354	3.91%	4,053,354	5.32%
Directors and Executive Officers of Lifezone Metals Post-Proposed Transactions(10)
Keith Liddell(11)	—	—	23,666,825	22.34%	23,666,825	30.44%
Chris Showalter	—	—	3,452,385	3.33%	3,452,385	4.53%
Michael Sedoy, CFA	—	—	—	—	—	—
Gerick Mouton	—	—	—	—	—	—
Dr. Mike Adams(12)	—	—	4,097,527	3.95%	4,097,527	5.38%
Spencer Davis	—	—	—	—	—	—
Natasha Liddell	—	—	200,886	*	200,886	*
Anthony von Christierson	—	—	505,028	*	505,028	*
Govind Friedland	—	—	25,000	*	25,000	*

	Pre-Proposed Transactions		Post-Proposed Transactions (Assuming no redemptions)		Post-Proposed Transactions (Assuming maximum redemptions)
	Number of GoGreen Shares	% of Shares	Number of Holdings Shares	% of Shares[2]	Number of Holdings Shares	% of Shares
John Dowd(13)	8,235,000	22.98%	8,335,000	8.03%	8,335,000	10.94%
Robert Edwards	—	—	—	—	—	—
Jennifer Houghton	—	—	—	—	—	—
Mwanaidi Maajar	—	—	—	—	—	—
Beatriz Orrantia	—	—	—	—	—	—
All directors and executive officers of Lifezone Metals as a group (14 individuals)	8,235,000	22.98	39,800,788	38.36%	39,800,788	52.26%

____________

*        Less than one percent.

(1)      According to a Schedule 13G filed on November 4, 2021, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross acquired 1,960,000 Class A ordinary shares. The business address for the reporting persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(2)      According to a Schedule 13G/A filed on February 14, 2023, Saba Capital Management, L.P., Boaz R. Weinstein, and Saba Capital Management GP, LLC (the “reporting persons”) beneficially own 2,027,877 Class A ordinary shares. The business address for the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(3)      According to a Schedule 13G/A filed on January 12, 2023, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander may be deemed to beneficially own 1,962,973 Class A ordinary shares which are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the securities held by such entities. The business address for the reporting persons is 399 Park Avenue, New York, New York 10022.

(4)      Unless otherwise noted, the business address of each of the following entities or individuals is 1021 Main St., Suite #1960, Houston, TX 77002.

(5)      Shares are held by GoGreen Sponsor 1 LP, a Delaware limited partnership. GoGreen Holdings 1 LLC is the general partner of GoGreen Sponsor I LP of which John Dowd is the managing member. By virtue of such relationship, Mr. Dowd has voting and investment discretion with respect to the securities held of record by GoGreen Sponsor 1 LP. Mr. Dowd disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. 100,000 shares are to be acquired by John Dowd pursuant to the PIPE Financing.

(6)      Each of our officers, directors, director nominees and executive advisors is a limited partner of GoGreen Sponsor I LP. Each such individual disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

(7)      The business address for the reporting person is 52 Chelsea Square, London SW3 6LH, United Kingdom.

(8)      The business address for the reporting person is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(9)      The business address for the reporting person is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(10)    The business address for each of the directors and executive officers of Lifezone Metals is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

(11)    Consists of 5,178,390 shares beneficially owned solely by Keith Liddell, 18,006,572 shares beneficially owned jointly between Keith Liddell and Jane Liddell and 481,863 shares beneficially owned solely by Jane Liddell. By virtue of his relationship with Jane Liddell, Keith Liddell may be deemed to have beneficial ownership of the shares owned solely by Jane Liddell. Keith Liddell disclaims any beneficial ownership of the shares owned solely by Jane Liddell other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(12)    Shares are held by Hermetica Limited, an entity owned by Dr. Mike Adams. The business address of Hermetica Limited is Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands.

(13)    8,235,000 shares are held by GoGreen Sponsor 1 LP, a Delaware limited partnership. GoGreen Holdings 1 LLC is the general partner of GoGreen Sponsor I LP of which John Dowd is the managing member. By virtue of such relationship, Mr. Dowd has voting and investment discretion with respect to the securities held of record by GoGreen Sponsor 1 LP. Mr. Dowd disclaims any beneficial ownership of such reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. 100,000 shares are to be acquired by John Dowd pursuant to the PIPE Financing.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

GoGreen’s Related Party Transactions

GoGreen Founder Shares

On April 7, 2021, the Sponsor purchased 7,187,500 GoGreen founder shares, up to 937,500 of which were subject to forfeiture, for an aggregate price of $25,000. On September 21, 2021, the Sponsor forfeited 1,437,500 GoGreen founder shares, resulting in the Sponsor holding 5,750,000 GoGreen founder shares, up to 750,000 of which were subject to forfeiture. On October 20, 2021, GoGreen effectuated a share capitalization of 1,150,000 GoGreen founder shares, resulting in an aggregate of 6,900,000 GoGreen founder shares outstanding and held by the Sponsor, up to 900,000 of which were subject to forfeiture. The Sponsor subsequently granted an interest in the Sponsor, representing an aggregate of 200,000 GoGreen founder shares, to the members of GoGreen’s board of directors and advisors for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 6,700,000 GoGreen founder shares after giving effect to the grant of interest. The Sponsor agreed to forfeit up to 900,000 GoGreen founder shares to the extent the over-allotment option in the IPO was not exercised in full by the underwriters. As a result of the underwriters’ over-allotment exercise in full, no shares are currently subject to forfeiture. GoGreen founder shares will automatically convert into ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its GoGreen founder shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which GoGreen completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of GoGreen’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Placement Warrants

Simultaneously with the closing of the IPO, GoGreen consummated a sale of 1,335,000 units, at a price of $10.00 per unit, to our Sponsor, generating gross proceeds of $13,350,000.

Each whole GoGreen placement warrant is exercisable for one whole GoGreen ordinary share at a price of $11.50 per share. A portion of the proceeds from the GoGreen placement warrants was added to the proceeds from the IPO held in the Trust Account. If GoGreen does not complete a business combination by July 25, 2023, the GoGreen placement warrants will expire worthless. The GoGreen placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

On March 17, 2021, the Sponsor agreed to loan GoGreen an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Promissory Note”). In September 2021, GoGreen issued to the Sponsor an Amended and Restated Promissory Note, which increased the loan amount to $500,000 and extended the due date to March 31, 2022. On October 25, 2021, GoGreen repaid $375,000 of borrowings outstanding under the Promissory Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of GoGreen’s officers and directors may, but are not obligated to, loan GoGreen funds as may be required. If GoGreen completes a Business Combination, GoGreen would repay the Working Capital Loans out of the proceeds of the Trust Account released to GoGreen. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, GoGreen may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. On June 6, 2022, GoGreen issued a promissory note (the “Note”) in the principal amount of up to $300,000 to the Sponsor. The Note was issued in connection with advances the Sponsor has made, and may make in the future, to GoGreen for working capital expenses. As of December 31, 2022, the Company has $300,000 outstanding under the Note.

On January 18, 2023, our Sponsor requested that we extend the date by which we must consummate an initial business combination from January 25, 2023 to April 25, 2023. In connection with such extension, on January 19, 2023, we issued the First Extension Note in the principal amount of $2,760,000 to our Sponsor. Also on January 19, 2023, our Sponsor deposited the first Extension Payment of $2,760,000 (representing $0.10 per public share) into our Trust Account. This deposit enabled us to implement the First Extension. The First Extension was the first of two three-month extensions permitted under our governing documents. On April 10, 2023, our Sponsor requested that we extend the date by which we must consummate an initial business combination from April 25, 2023 to July 25, 2023. In connection with the Second Extension, on April 11, 2023, we issued the Second Extension Note in the aggregate principal amount of $2,760,000 to the Sponsor and Lifezone Limited. Also on April 14, 2023, each of the Sponsor and Lifezone Limited deposited a payment of $1,380,000 (each such deposit representing 50% of the second Extension Payment) into the Trust account. These deposits enabled us to implement the Second Extension. The Second Extension is the second of two three-month extensions permitted under the Company’s governing documents.

On January 19, 2023, we issued a First Working Capital Note for borrowings of up to $300,000 from our Sponsor in connection with advances our Sponsor has made, and may make in the future, to the Company for working capital purposes. As of April 14, 2023, the Company has drawn down $300,000 under the Working Capital Note. On April 10, 2023, we issued the Second Working Capital Note for borrowings of up to $300,000 from our Sponsor in connection with advances our Sponsor has made, and may make in the future, to the Company for working capital purposes. As of April 14, 2023, the Company has not drawn down any funds under the Second Working Capital Note.

Administrative Services Agreement

GoGreen has agreed, commencing on the date the securities of GoGreen are first listed on the New York Stock Exchange through the earlier of GoGreen’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services.

Registration and Shareholder Rights Agreement

On October 20, 2021, GoGreen entered into the Registration and Shareholder Rights Agreement with respect to the GoGreen placement warrants, GoGreen warrants issuable upon conversion of working capital loans (if any) and the GoGreen ordinary shares issuable upon exercise of the foregoing. The existing Registration and Shareholder Rights Agreement will be terminated by the New Registration Rights Agreement that will be entered into no later than the Merger Closing Date. See “— Lifezone Metals’ Related Party Transactions — New Registration Rights Agreement.”

Lifezone Metals’ Related Party Transactions

Subscription Agreements

See “Summary of the Proxy Statement/Prospectus — Ancillary Documents Related to the Business Combination Agreement — PIPE Subscription Agreements.”

New Registration Rights Agreement

See “Summary of the Proxy Statement/Prospectus — Ancillary Documents Related to the Business Combination Agreement — New Registration Rights Agreement.”

LHL’s Related Party Transactions

Licensing Arrangements

Kelltech License Agreement

See “Information about Lifezone Holdings Limited — Material Contracts — Licensing Arrangements — Kelltech License Agreement.”

Lifezone-KNL Development, Licensing and Services Agreement

See “Information about Lifezone Holdings Limited — Material Contracts — Licensing Arrangements — Lifezone-KNL Development, Licensing and Services Agreement.”

Services agreements

Lifezone-KTSA Technical Services Agreement

See “Information about Lifezone Holdings Limited — Material Contracts — Service Agreement — Lifezone-KTSA Technical Services Agreement.”

Lifezone-Kellplant Technical Services Agreement

See “Information about Lifezone Holdings Limited — Material Contracts — Service Agreement — Lifezone-Kellplant Technical Services Agreement.”

Shareholders’ Agreement

In connection with the Lifezone Holdings Transaction, on June 24, 2022, certain shareholders of LHL and LHL entered into a Shareholders Agreement (the “LHL Shareholders Agreement”), pursuant to which such shareholders agreed to exercise their rights in relation to LHL, including certain board appointment and corporate governance rights, in accordance with the terms and conditions thereof.

In particular, the LHL Shareholders Agreement includes an agreement among the LHL shareholders party thereto to exercise all voting rights attached to their ordinary shares of LHL in favor of each of the following: (a) the board of directors of LHL will consist of at least two directors and no more than seven directors, (b) Keith Liddell and Shelagh Jane Liddell, for so long as between them they hold at least 15% of the ordinary shares of LHL, are entitled to nominate for appointment one director, (c) Varna Holdings Limited and Peter T. Smedvig, for so long as between them they hold at least 15% of the ordinary shares of LHL, are entitled to nominate for appointment one director and (d) the remaining directors will be appointed by, and any director may be removed by, a resolution approved by the holders of at least 75% of the ordinary shares of LHL.

The LHL Shareholders Agreement will terminate immediately upon the first to occur of (i) the termination of the LHL Shareholders Agreement by the parties thereto, (ii) any one party owning all of the ordinary shares of LHL, (iii) a business combination of LHL, or any direct or indirect parent company in respect of LHL, with a special purpose acquisition company and/or admission to trading of all (or any part) of the issued share capital of LHL, or any such indirect or direct parent company, to any stock exchange and (iv) the commencement of the winding-up of LHL. The LHL Shareholders’ Agreement will terminate at the consummation of the Proposed Transactions.

Related Party Loans

Loan agreements each in the principal amount of $75,000 (the “Shareholder Loan Agreements”) were entered into between Lifezone Limited (as lender) and Chris Showalter (as borrower) dated May 6, 2019 and June 2, 2019 and between Lifezone Limited (as lender) and each of Anthony von Christierson and Michael Adams (each, as a borrower) dated May 6, 2019, in each case to enable the borrower to fund an acquisition of shares of KNL pursuant to a fundraising. Each Shareholder Loan Agreement is secured by the shares of KNL owned by each borrower. The loans under the Shareholder Loan Agreements do not bear interest. On November 12, 2020, Lifezone Limited, KNL, Chris Showalter, Anthony von Christierson and Michael Adams entered into a Deed of Novation pursuant to which KNL assumed the rights and responsibilities of Lifezone Limited under each Shareholder Loan Agreement. The full principal amount of the loans under the Shareholder Loan Agreements remains outstanding.

APPRAISAL RIGHTS

Under section 238 of the Cayman Companies Act, holders of GoGreen ordinary shares will have the right to dissent from the Merger. Should a holder of GoGreen ordinary shares wish to exercise this right, they must give written notice of their objection to the Merger to GoGreen prior to the extraordinary general meeting, or at the meeting but before the vote on the Proposed Transactions. This notice must include a statement that the shareholder proposes to demand payment for their shares if the Merger is authorized by the shareholder vote.

Assuming that the Merger is approved at the extraordinary general meeting, GoGreen must give written notice to any shareholder who gave written notice of their objection to the Merger within 20 days of the date of the extraordinary general meeting. Within 20 days following the date that notice is given by GoGreen, the dissenting shareholder must give written notice to GoGreen (or Merger Sub as the surviving company in the Merger (the “Surviving Company”), if the Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder’s name and address; (b) the number and classes of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in GoGreen); and (c) a demand for payment of the ‘fair value’ of their shares. Once such notice has been given to GoGreen, the dissenting shareholder ceases to have any rights as a shareholder of GoGreen except for the right to be paid the ‘fair value’ of their shares.

Within seven days of the expiration of the 20-day period in which a shareholder may serve notice of dissent (or within seven days following the Merger, whichever is the later), GoGreen or the Surviving Company shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that GoGreen or the Surviving Company determine to be their ‘fair value’. If, within 30 days of the date on which that offer is made, GoGreen or the Surviving Company and the dissenting shareholder agree upon the price to be paid for that dissenting shareholder’s shares, GoGreen or the Surviving Company shall pay that amount to the dissenting shareholder.

If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above:

(a)     GoGreen or the Surviving Company shall (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands for a determination of the ‘fair value’ of the shares of all dissenting shareholders; and

(b)    the petition by GoGreen or the Surviving Company shall be accompanied by a verified list containing the names and addresses of all dissenting shareholders who have filed a dissent notice and with whom agreements as to the ‘fair value’ of their shares have not been reached.

Upon hearing such petition, the Grand Court of the Cayman Islands will determine the ‘fair value’ of the shares of the dissenting shareholders, together with a fair rate of interest, if any, to be paid by GoGreen or the Surviving Company upon the amount determined to be the ‘fair value’.

GoGreen shareholders should, however, take note of the following:

(a)     a holder of GoGreen ordinary shares who dissents must elect to dissent in respect of all of their GoGreen ordinary shares and will lose their right to exercise redemption rights as described herein; and

(b)    these appraisal rights may subsequently be lost and extinguished, including where GoGreen and Lifezone Metals determine to delay the consummation of the Merger in order to invoke the limitation on rights of dissents under section 239(1) of the Cayman Companies Act, in which event any GoGreen shareholder who has sought to exercise dissent rights would receive the merger consideration comprising one Lifezone Metals ordinary share in accordance with the terms of the Business Combination Agreement.

The board of GoGreen are of the view that the ‘fair value’ of the shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of GoGreen ordinary shares who wishes to dissent from the Proposed Transactions should exercise their redemption rights rather than any appraisal rights.

There are no appraisal rights with respect to the GoGreen warrants.

EXPERTS

The consolidated financial statements of LHL as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton Ireland, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of GoGreen Investments Corporation included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance on the report (which contains an explanatory paragraph relating to GoGreen Investments Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements) of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Raymond Kohlsmith, BSc (Hons.) (Geol) 1980, P.Geo (1044) PGO Canada has prepared the Technical Report Summary. The Qualified Person is employed by TNL, an indirect subsidiary of LHL, as Exploration Geology Manager and is a qualified person as defined in subpart 1300 of Regulation S-K. After the consummation of the Proposed Transactions, TNL will be an indirect subsidiary of Lifezone Metals.

As at the date hereof, none of the above-named experts has received, or is to receive, in connection with the offering, an interest, direct or indirect, in Lifezone Metals or its subsidiaries, other than the Lifezone Metals Ordinary Shares that may be received by Raymond Kohlsmith in respect of his LHL Options. As of the date of this proxy statement/prospectus, if Raymond Kohlsmith elects to exercise all of his LHL Options in connection with the Share Acquisition Closing, Mr. Kohlsmith would receive approximately 18,757 Lifezone Metals Ordinary Shares upon the consummation of the Proposed Transactions.

LEGAL MATTERS

Appleby (Isle of Man) LLC has passed upon the validity of the Lifezone Metals Ordinary Shares offered by this proxy statement/prospectus under Isle of Man law and certain other Isle of Man legal matters for Lifezone Metals. Appleby (Cayman) Ltd. has passed upon certain Cayman Islands legal matters for Lifezone Metals.

Cravath, Swaine & Moore LLP, as U.S. counsel to Lifezone Metals, has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the validity of the warrants under New York law.

Travers Smith has passed upon certain United Kingdom matters for Lifezone Metals.

Latham & Watkins LLP, as tax counsel for GoGreen, has passed upon certain U.S. federal income tax consequences of the Merger.

Householding Information

Unless GoGreen has received contrary instructions, GoGreen may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if it believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce GoGreen’s expenses. However, if shareholders prefer to receive multiple sets of GoGreen’s disclosure documents at the same address this year, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of GoGreen’s disclosure documents, the shareholders should follow these instructions:

•        if the shares are registered in the name of the shareholder, the shareholder should contact GoGreen at its offices at One City Centre, 1021 Main Street, Suite 1960, Houston, TX 77002 or its telephone number at (713) 337-4075 to inform GoGreen of his or her request; or

•        if a bank, broker, or other nominee holds the shares, the shareholder should contact the bank, broker, or other nominee directly.

Future Shareholder Meetings

If the Proposed Transactions are consummated, you will be entitled to attend and participate in Lifezone Metals’ annual meetings of shareholders. If Lifezone Metals holds a 2023 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting shall be held. As a foreign private issuer, Lifezone Metals will not be subject to the SEC’s proxy rules.

WHERE YOU CAN FIND MORE INFORMATION

Lifezone Metals has filed a Registration Statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is part of that Registration Statement on Form F-4. As a foreign private issuer, after the consummation of the business combination, Lifezone Metals shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end.

GoGreen files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on GoGreen at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

LHL does not file any reports, proxy statements or other information with the SEC.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to GoGreen has been supplied by GoGreen, and all such information relating to LHL and its subsidiaries has been supplied by the LHL. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

GoGreen:

1021 Main Street, Suite 1960
Houston, TX 77002
Telephone: (713) 337-4075

Proxy Solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Telephone: (800) 662-5200 (banks and brokers call collect at (203) 658-9400)
Email: GOGN.info@investor.morrowsodali.com

If you are a shareholder of GoGreen and would like to request documents, please do so by             , in order to receive them before the extraordinary general meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

None of GoGreen, LHL or Lifezone Metals has authorized anyone to give any information or make any representation about the Proposed Transactions, Lifezone Metals, LHL or GoGreen that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS

Lifezone Metals is an Isle of Man company and substantially all of its assets and operations are located outside of the U.S. In addition, certain of Lifezone Metals’ directors and officers reside outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. or elsewhere upon these persons. It may also be difficult for you to enforce in the jurisdictions in which Lifezone Metals operates or Isle of Man courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Lifezone Metals and its officers and directors, certain of whom are not residents in the U.S. and the substantial majority of whose assets are located outside of the U.S. It may be difficult or impossible for you to bring an action against Lifezone Metals in the Isle of Man if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Isle of Man or jurisdictions in which Lifezone Metals operates would recognize or enforce judgments of U.S. courts against Lifezone Metals or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state and it is uncertain whether such Isle of Man or courts in jurisdictions in which Lifezone Metals operates would hear original actions brought in the Isle of Man or jurisdictions in which Lifezone Metals operates against Lifezone Metals or such persons predicated upon the securities laws of the U.S. or any state.

INDEX TO FINANCIAL STATEMENTS

Page
Audited financial statements of GoGreen as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID 2468)	F-2
Balance Sheets as of December 31, 2022 and December 31, 2021	F-3
Statements of Operations for the Year Ended December 31, 2022 and for the Period from March 17, 2021 (Inception) Through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from March 17, 2021 (Inception) Through December 31, 2021	F-5
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from March 17, 2021 (Inception) Through December 31, 2021	F-6
Notes to Financial Statements	F-7 – F-23
Audited consolidated financial statements of Lifezone Holdings Limited as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021
Report of Independent Registered Public Accounting Firm	F-45
Statement of Comprehensive (Loss) Income for the Years Ended December 31, 2022 and December 31, 2021	F-46
Statement of Financial Position at December 31, 2022 and December 31, 2021	F-47
Statement of Changes in Equity for the Years Ended December 31, 2022 and December 31, 2021	F-48
Statement of Cash Flows for the Years Ended December 31, 2022 and December 31, 2021	F-49
Notes to the Financial Statements	F-50 – F-92
Unaudited condensed consolidated interim financial statements of Lifezone Holdings Limited as of March 31, 2023, and for the three months ended March 31, 2023 and 2022
Condensed Consolidated Interim Statement of Comprehensive Income for the Three Months Ended March 31, 2023 and March 31, 2022	F-93
Condensed Consolidated Interim Statement of Financial Position at March 31, 2023 and December 31, 2022	F-94
Condensed Consolidated Interim Statement of Changes in Equity for the Three Months Ended March 31, 2023 and March 31, 2022	F-95
Condensed Consolidated Interim Statement of Cash Flows for the Three Months Ended March 31, 2023 and March 31, 2022	F-96
Notes to the Condensed Consolidated Interim Financial Statements	F-97 – F-118

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of GoGreen Investments Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GoGreen Investments Corporation (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and the period from March 17, 2021 (inception) to December 31, 2021, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from March 17, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United State of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on April 25, 2023, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ CITRIN COOPERMAN & COMPANY

We have served as the Company’s auditor since 2021.

New York, New York
February 24, 2023

GOGREEN INVESTMENTS CORPORATION
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$18,810	$474,799
Prepaid expenses	288,674	532,932
Total current assets	307,484	1,007,731
Long-term assets:
Prepaid expenses, net of current portion	—	288,674
Investments held in Trust Account	285,650,505	281,524,163
Total assets	$285,957,989	282,820,568
LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$4,187,043	$78,562
Note payable to Sponsor	300,000	—
Total current liabilities	4,487,043	78,562
Long-term liability:
Deferred underwriting commission	4,830,000	9,660,000
Total liabilities	9,317,043	9,738,562
Commitments and contingencies (Note 6)
Class A shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at redemption value of $10.20 per share	281,524,163	281,524,163
Shareholders’ deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 1,335,000 shares issued and outstanding	134	134
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 6,900,000 shares issued and outstanding	690	690
Additional paid-in-capital	—	—
Accumulated deficit	(4,884,041)	(8,442,981)
Total shareholders’ deficit	(4,883,217)	(8,442,157)
Total liabilities, redeemable ordinary shares, and shareholders’ deficit	$285,957,989	$282,820,568

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
STATEMENTS OF OPERATIONS

	Year ended December 31, 2022	Period from March 17, 2021 (inception) through December 31, 2021
General and administrative expenses	$5,397,402	$479,576
Loss from operations	(5,397,402)	(479,576)
Other income:
Interest income on investments held in Trust Account	4,126,342	4,163
Net loss	$(1,271,060)	$(475,413)
Weighted average Redeemable Class A ordinary shares outstanding, basic and diluted	27,600,000	6,900,000
Basic and diluted net income (loss) per Redeemable Class A ordinary share	$(0.04)	$4.14
Weighted average Nonredeemable Class A and Class B ordinary shares outstanding, basic and diluted	8,235,000	7,336,735
Basic and diluted net loss per Nonredeemable Class A and Class B ordinary share	$(0.04)	$(0.03)

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, December 31, 2021	1,335,000	$134	6,900,000	$690	$—	$(8,442,981)	$(8,442,157)
Waiver of deferred underwriting fees	—	—	—	—	—	4,830,000	4,830,000
Net loss	—	—	—	—	—	(1,271,060)	(1,271,060)
Balances, December 31, 2022	1,335,000	$134	6,900,000	$690	$—	$(4,884,041)	$(4,883,217)

FOR THE PERIOD FROM MARCH 17, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Shareholders Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, March 17, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B ordinary shares to Sponsor	—	—	8,337,500	834	24,166	—	25,000
Forfeiture of Class B ordinary shares	—	—	(1,437,500)	(144)	144	—	—
Sale of Class A placement shares	1,335,000	134	—	—	13,349,866	—	13,350,000
Fair Value of public warrants	—	—	—	—	7,424,038	—	7,424,038
Accretion of Class A ordinary shares subject to redemption	—	—	—	—	(20,798,214)	(7,967,568)	(28,765,782)
Net loss	—	—	—	—	—	(475,413)	(475,413)
Balances, December 31, 2021	1,335,000	$134	6,900,000	$690	$—	$(8,442,981)	$(8,442,157)

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
STATEMENTS OF CASH FLOWS

	Year ended December 31, 2022	From March 17, 2021 (inception) through December 31, 2021
Cash flows from operating activities:
Net loss	$(1,271,060)	$(475,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(4,126,342)	(4,163)
Changes in operating assets and liabilities:
Prepaid expenses	532,932	(821,606)
Accounts payable and accrued expenses	4,108,481	78,562
Net cash used in operating activities	(755,989)	(1,222,620)
Cash flows from investing activities:
Investment of cash in trust account	—	(281,520,000)
Net cash used in investing activities	—	(281,520,000)
Cash flows from financing activities:
Proceeds from sale of Class B Ordinary Shares to Sponsor	—	25,000
Proceeds from sale of Units in Initial Public Offering		276,000,000
Proceeds from sale of Private Placement Units		13,350,000
Repayment of Sponsor Loan		(375,000)
Proceeds from Sponsor Loan	300,000	375,000
Payment of deferred offering costs	—	(6,157,581)
Net cash provided by financing activities	300,000	283,217,419
Net change in cash	(455,989)	474,799
Cash at beginning of period	474,799	—
Cash at end of period	$18,810	$474,799
Waiver of deferred underwriting costs	$(4,830,000)	$—
Deferred underwriting costs	$—	$9,660,000
Accretion of Class A ordinary shares carrying value to redemption value	$—	$28,765,782

The accompanying notes are an integral part of these financial statements.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

GoGreen Investments Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 17, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the clean/renewable energy space. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through October 25, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. Since the Initial Public Offering, the Company’s activities have been limited to the evaluation of Business Combination candidates, and the Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. On December 13, 2022, The Company and Lifezone Metals Limited (“Lifezone Metals”), an entity incorporated in the Isle of Man entered into a business combination agreement (“Lifezone Business Combination Agreement”). Since entering into the Lifezone Business Combination Agreement the Company’s activities will be limited to completing the Business Combination (as described in Note 10).

The registration statement of the Company’s Initial Public Offering was declared effective on October 20, 2021. On October 25, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,335,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to GoGreen 1 LP, a Delaware limited partnership (the “Sponsor”), generating gross proceeds of $13,350,000, which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, an amount equal to $281,520,000 ($10.20 per Unit sold in the Initial Public Offering), including certain of the proceeds of the Placement Units, was held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

At October 25, 2021, transaction costs amounted to $15,817,581, consisting of $15,180,000 of underwriting fees, of which $5,520,000 was paid at the closing and $9,660,000 is deferred and held in the Trust Account, and $637,581 of other offering costs.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at their redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity (“ASC 480”).” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by April 25, 2023 (or by July 25, 2023 if the Company extends the period of time to consummate its Business Combination in accordance with the terms of the Amended and Restated Memorandum and Articles of Association (the “Combination Period”) (as described in Note 11)), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares (any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00. Further on October 19, 2022, the Company and one of the underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting commission (see Note 6). Subsequently, on January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee (see Note 11).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern

As of December 31, 2022, the Company had cash of $18,810, a working capital deficit of $4,179,559, accumulated deficit of $4,884,041 and net cash used in operations of $755,989.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (see Note 5) and a promissory note, as amended, from the Sponsor (see Note 5). Subsequent to the Initial Public Offering, the Company’s liquidity needs have been satisfied through a portion of the net proceeds from the Placement Units, and the funding of working capital loans received from its Sponsor. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. In order to finance transaction costs in connection with a Business Combination, the Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs and there is no guarantee that the Company will receive such funds. As of December 31, 2022 and 2021, there were $300,000 and $0 outstanding under Working Capital Loans (as defined in Note 5). As of December 31, 2022, the Company does not have sufficient working capital and will need to borrow additional funds from its Sponsor in order to fund its operations. Subsequent to December 31, 2022, the Company borrowed an additional $200,000 from its Sponsor (see Note 11).

Furthermore, if the Company is unable to complete a business combination by April 25, 2023 (or July 25, 2023 if the Company extends the period available to complete a business combination), the Company will cease all operations except for purposes of liquidation. On January 18, 2023, the Sponsor requested that the Company extend the date by which it must consummate an initial business combination from January 25, 2023 to April 25, 2023. In connection with the extension, on January 19, 2023, the Company issued a note (the “Extension Note”) in the principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited a payment (the “Extension Payment”) of $2,760,000 (representing $0.10 per public share) into the Trust account. This deposit enabled the Company to implement the extension. The extension is the first of two three-month extensions permitted under the Company’s governing documents (as described in Note 11).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” if the Company is unable to complete a Business Combination by the close of business on April 25, 2023, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised solely of investments in money market funds that invest in U.S. government treasury obligations and generally have a readily determinable fair value. Such securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Interest earned is paid in kind through the issuance of additional U.S. government treasury obligations and recognized as interest income in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering. Offering costs of $15,371,022 and $446,539 were charged against the carrying value of the Class A ordinary shares and public warrants, respectively, at October 25, 2021, based on the relative value of the Class A ordinary shares and public warrants upon the completion of the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

•        Level 2 — Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the warrants issued in the Units and Placement Units qualify for equity accounting treatment.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Redeemable Shares

All of the 27,600,000 Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association. In accordance with SEC staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital. As of December 31, 2021, the Company recorded an adjustment to present the redeemable Class A ordinary shares at redemption value of $28,765,782, of which $20,798,214 was recorded against additional paid-in capital and $7,967,568 was recorded in accumulated deficit.

At December 31, 2022, the Class A ordinary shares reflected in the accompanying balance sheet are reconciled in the following table:

Gross proceeds	$276,000,000
Less:	—
Proceeds allocated to Public Warrants	(7,866,000)
Offering costs attributable to Class A ordinary shares	(15,375,619)
Plus:
Accretion of carrying value to redemption value	28,765,782
Class A ordinary shares subject to possible redemption	$281,524,163

Income Taxes

ASC 740, “Income Taxes,” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company is considered an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Share Compensation Expense

The Company accounts for share-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company’s Class B ordinary shares deemed transferred to its incoming directors and advisors by way of granting of an interest in the Sponsor (see Note 5) were deemed to be within the scope of ASC 718. The fair value of equity awards was estimated using a Monte Carlo Model Simulation. The key assumptions in the option pricing model utilized were assumptions related to the expected separation date of the Units, anticipated Business Combination date, purchase price, share-price volatility, expected term, exercise date, risk-free interest rate and present value. The expected volatility as of the Initial Public Offering closing date was derived based upon similar SPAC warrants. The fair value of the Class B ordinary Share was $2,482,200 or $7.88 per share. The shares deemed transferred are subject to a performance condition, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments for valuation purposes. Compensation expense related to the Class B ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no share-based compensation expense has been recognized during the year ended December 31, 2022 or for the period from March 17, 2021 (inception) through December 31, 2021. The unrecognized compensation expense related to the Class B ordinary shares at December 31, 2022 and 2021, was $2,482,200 and will be recorded when a performance condition occurs.

During the year ended December 31, 2022, the Company’s Sponsor transferred an additional 115,000 Class B ordinary shares as compensation to service providers. The shares transferred are subject to a performance condition, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments for valuation purposes. Compensation expense related to the Class B ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no share-based compensation expense has been recognized during the year ended December 31, 2022. The unrecognized compensation expense related to the Class B ordinary shares at December 31, 2022, will be recorded when a performance condition occurs.

Net Income (Loss) Per Ordinary Share

The Company’s statements of operations includes a presentation of income (loss) per share for Class A redeemable ordinary shares and income (loss) per share for Class A and Class B non-redeemable shares in a manner similar to the two-class method in calculating net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period, as adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of the redeemable ordinary shares. Net income (loss) per ordinary share, basic and diluted, for non-redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable and non-redeemable ordinary shares by the weighted average number of ordinary shares outstanding for the period.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Public Offering since the exercise of the warrants is contingent upon the occurrence of future events. For the year ended December 31, 2022, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted income (loss) per ordinary share is the same as basic ordinary share for the year ended December 31, 2022.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

A reconciliation of net income (loss) per ordinary share as adjusted for the portion of income (loss) that is attributable to ordinary shares subject to redemption is as follows:

	Year ended December 31, 2022	Period from March 17, 2021 (inception) through December 31, 2021
Redeemable Class A Ordinary Share:
Net loss allocable to ordinary shareholders	$(1,271,060)	$(475,413)
Less: Net income (loss) allocable to Nonredeemable Class A and Class B ordinary shares	(292,094)	(244,999)
Plus: Deemed dividend to Class A shareholders	—	28,765,782
Net income (loss) allocable to Redeemable Class A ordinary shares	$(978,966)	$28,535,368
Basic and diluted weighted average number of Redeemable Class A ordinary shares	27,600,000	6,900,000
Basic and diluted income (loss) available to Redeemable Class A ordinary shares	$(0.04)	$4.14
Nonredeemable Class A and Class B Ordinary Shares
Net loss allocable to Nonredeemable Class A and Class B ordinary shares	(292,094)	(244,999)
Basic and diluted weighted average number of Nonredeemable Class A and Class B ordinary shares	8,235,000	7,336,735
Basic and diluted (loss) available to Nonredeemable Class A and Class B ordinary shares	$(0.04)	$(0.03)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including the underwriter over-allotment of 3,600,000 Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement

The Sponsor purchased an aggregate of 1,335,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $13,350,000, in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each Placement Unit consists of one Class A ordinary share (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 5 — Related-Party Transactions

Founder Shares

On April 7, 2021, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, up to 937,500 of which were subject to forfeiture, for an aggregate price of $25,000. On September 21, 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in the Sponsor holding 5,750,000 Founder Shares, up to 750,000 of which were subject to forfeiture. On October 20, 2021, the Company effectuated a share capitalization of 1,150,000 Founder Shares, resulting in an aggregate of 6,900,000 Founder Shares outstanding and held by the Sponsor, up to 900,000 of which were subject to forfeiture. The Sponsor subsequently granted an interest in the Sponsor, representing an aggregate of 200,000 Founder Shares to the members of the Company’s board of directors and advisors for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 6,700,000 Founder Shares after giving effect to the grant of interest. Founder Shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. The Sponsor agreed to forfeit up to 900,000 Founder Shares to the extent the over-allotment option was not exercised in full by the underwriters. As a result of the underwriters’ over-allotment exercise in full, no shares are currently subject to forfeiture. On December 13, 2022, the Sponsor agreed to deposit 1,725,000 of Founder Shares (the “Sponsor Earn-Out Shares”) into escrow at the closing of the proposed Business Combination. These shares vest on trading price conditions that are met at any time prior to the fifth anniversary of the closing of the Business Combination (as described in Note 10).

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related-Party Loans

On March 17, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). In September 2021, the Company issued to the Sponsor an Amended and Restated Promissory Note, which increased the loan amount to $500,000 and extended the due date to March 31, 2022. On October 25, 2021, the Company repaid $375,000 of borrowings outstanding under the Promissory Note.

In addition, in order to finance operations and transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. On June 6, 2022, the Company issued a promissory note (the “Note”) for borrowings of up to $300,000 from the Sponsor. As of December 31, 2022, the Company has $300,000 outstanding under the Note. On January 19, 2023, the Company issued a promissory note (the “Working Capital Note”) for borrowings of up to $300,000 from the Sponsor, of which $200,000 has been borrowed under the Working Capital Note as of February 24, 2023 (as described Note 11).

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 5 — Related-Party Transactions (cont.)

On January 18, 2023, the Sponsor requested that the Company extend the date by which it must consummate an initial business combination from January 25, 2023 to April 25, 2023. In connection with the extension, on January 19, 2023, the Company issued the Extension Note in the principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited the Extension Payment of $2,760,000 (representing $0.10 per public share) into the Trust account. This deposit enabled the Company to implement the extension. The extension is the first of two three-month extensions permitted under the Company’s governing documents (as described in Note 11).

Administrative Support Agreement

The Company has agreed, commencing on the date the securities of the Company are first listed on the New York Stock Exchange through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services.

Note 6 — Commitments

Registration Rights

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of extension loans or Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on October 20, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities.

Underwriting Agreement

The Company paid the underwriters a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 27,600,000 Units sold in the Initial Public Offering, or $9,660,000. The deferred underwriting fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On October 19, 2022, the Company and one of its underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting fee which was recognized as an adjustment to accumulated deficit. At December 31, 2022 and 2021, the deferred underwriting fee payable was $4,830,000 and $9,660,000, respectively. Subsequently, on January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee (see Note 11).

Placement Agent Agreements

On June 20, 2022, the Company entered into an agreement with a placement agent in connection with its proposed business combination. Upon consummation of the proposed business combination, the Company shall pay a transaction fee, payable in cash, of (i) two million dollars ($2,000,000) plus (ii) 2.0% of the fair market value of all of the consideration paid by investors for the securities issued in connection with the proposed business combination before deduction of the expenses related to the transaction.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 6 — Commitments (cont.)

On January 11, 2023, the Company entered into an agreement with a placement agent in connection with its proposed business combination. Upon consummation of the proposed business combination, the Company shall pay a transaction fee of (i) one million dollars ($1,000,000), (ii) 3% of the aggregate cash consideration paid for the securities issued in connection with the PIPE financing by any investor(s) who was initially identified and contracted or otherwise sourced by the placement agent, and (iii) up to 150,000 ordinary shares of the Company from the Company’s Sponsor.

Note 7 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Ordinary Shares

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 28,935,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,900,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by applicable law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering (not including the Class A ordinary shares underlying the Placement Units) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company).

In connection with the execution of the Lifezone Business Combination, the Sponsor agreed to deposit 1,725,000 Class B ordinary shares into escrow. These shares will be released to the Sponsor in the event that certain conditions are met within a specified time frame (see Note 10).

Note 8 — Warrants

Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of a Business Combination. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to this registration statement or a new registration statement under the Securities Act, covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•        if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, Placement Units (or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the arithmetic average of the daily volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value or the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment in United States Treasury money market mutual funds	$285,650,505	$285,650,505	$—	$—
	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment in United States Treasury money market mutual funds	$281,524,163	$281,524,163	$—	$—

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination

Business Combination Agreement

On December 13, 2022, the Company, Lifezone Metals, an entity incorporated in the Isle of Man, the Company’s Sponsor, Aqua Merger Sub (“Merger Sub”), an entity incorporated in the Caymen Islands and wholly owned subsidiary of Lifezone Metals, Lifezone Holdings Limited (“LHL”), the LHL Shareholders Representative and the LHL Shareholders entered into the Lifezone Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Lifezone Business Combination Agreement, the following transactions will occur: (a) the merger of the Company with and into Merger Sub, with Merger Sub surviving the merger and the security holders of the Company (other than the security holders of the Company electing to redeem their ordinary shares or exercising their dissenters’ rights) becoming security holders of Lifezone Metals in accordance with the Companies Act, (b) the automatic conversion and exchange of (i) each issued and outstanding public warrant of the Company for the right to receive one Lifezone Metals public warrant and (ii) each issued and outstanding private warrant of the Company (whether or not a whole warrant) into the right to receive one Lifezone Metals private warrant, (c) the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the LHL Shareholders in exchange for the issuance of Lifezone Metals ordinary shares and, if applicable, the issuance of Earnout Shares (as defined in the Lifezone Business Combination Agreement), pursuant to which LHL will become a direct wholly owned subsidiary of Lifezone Metals, and (d) the other transactions contemplated by the Lifezone Business Combination Agreement and the Ancillary Documents referred to therein.

In consideration for the Merger, each shareholder of the Company will receive one Lifezone Metals ordinary share and one Lifezone Metals warrant for each ordinary share and whole warrant they hold in the Company, respectively, immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Lifezone Business Combination Agreement, the consideration to be received by the LHL Shareholders (fully diluted for the exercise and vesting of (i) any outstanding options to purchase LHL ordinary shares, whether or not exercisable and whether or not vested, granted under the LHL option plan (“LHL Options”) (ii) any restricted stock units granted by LHL (a) payable in LHL ordinary shares or (b) the value of which is determined with reference to the value of the shares of LHL, whether or not exercisable and whether or not vested (“LHL RSUs”)) in connection with the Share Acquisition will be the issuance of an aggregate number of Lifezone Metals ordinary shares equal to (a) $626,801,280 divided by (b) $10.00. As additional consideration for the LHL ordinary shares acquired by Lifezone Metals in connection with the Share Acquisition, Lifezone Metals will issue to eligible LHL Shareholders up to an aggregate of 25,072,052 Earnout Shares, subject to certain triggering events, as described further in the Lifezone Business Combination Agreement.

In connection with the closing of the Share Acquisition (the “Share Acquisition Closing”), unvested LHL options will vest and become exercisable and the vesting of LHL RSUs will accelerate and holders of LHL awards will have the opportunity to exercise their LHL options and settle their LHL RSUs, in each case, subject to full payment of the applicable exercise price or call price. LHL ordinary shares delivered pursuant to the exercise or settlement of a LHL equity award will be treated the same as other LHL ordinary shares in connection with the Share Acquisition Closing. On the Share Acquisition Closing, any unexercised LHL options or LHL RSUs whose call price is not paid in full will lapse for no consideration.

Sponsor Support Agreement

In connection with the execution of the Lifezone Business Combination Agreement, the Company’s sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, Lifezone Metals and LHL, pursuant to which the Company’s Sponsor has agreed to, among other things, (a) vote at any meeting of the Company’s shareholders to be called for approval of the LHL Transactions all ordinary shares of the Company held of record or thereafter acquired by the Sponsor (collectively, the “Sponsor Securities”) in favor of the Shareholder Approval Matters, (b) be bound by certain other covenants and agreements related to the LHL Transactions and (c) be bound by certain transfer restrictions with respect to the Sponsor Securities and warrants exercisable for Sponsor Securities,

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Company’s sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the LHL Transactions with respect to any Sponsor Securities they may hold.

Subject to the conditions set forth in the Sponsor Support Agreement, the Company’s Sponsor additionally agreed to deposit 1,725,000 of the Class B ordinary shares of Sponsor Securities (“Sponsor Earn-Out Shares”) into escrow and, if at any time prior to or as of the fifth anniversary of the Share Acquisition Closing, the volume-weighted average price (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is greater than or equal to: (i) $14.00, then 862,500 of the Sponsor Earn-Out Shares will vest, or (ii) $16.00, then 1,725,000 of the Sponsor Earn-Out Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (i)) will vest. If a Change of Control (as defined in the Sponsor Support Agreement) occurs as of or prior to the fifth anniversary of the Share Acquisition Closing, pursuant to which Lifezone Metals or its shareholders receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the board of directors of Lifezone Metals) of (a) less than $14.00, then no Sponsor Earnout Shares will vest, (b) greater than or equal to $14.00 but less than $16.00, 862,500 Sponsor Earnout Shares will vest, and (c) greater than or equal to $16.00, then 1,725,000 Sponsor Earnout Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (b)) will vest.

Subject to the conditions set forth in the Sponsor Support Agreement, each LHL Shareholder’s Closing Number of Shares (as defined in the Lifezone Business Combination) issued at the Share Acquisition Closing shall be increased by a number of Lifezone Metals ordinary shares equal to the number of Sponsor Securities forfeited pursuant to the Sponsor Support Agreement. The Company’s Sponsor shall forfeit its shares at a value of $10 per share, up to a maximum value of $35 million, to the extent Lifezone Metals would have less than $50 million of net cash from the PIPE Investment and the Trust account after payment of certain transaction expenses, as set forth in the Lifezone Business Combination Agreement. These shares will be forfeited first from the Sponsor Earn-Out Shares subject to vesting at the $16 level and then those subject to vesting at the $14 level, until there are no Sponsor Earn-Out Shares remaining, and thereafter, from Lifezone Metals ordinary shares that the Company’s Sponsor would have received as transaction consideration. An equivalent number of Lifezone Metals ordinary shares will be issued to the LHL Shareholders at the Share Acquisition Closing.

PIPE Subscription Agreements

Upon closing of the Lifezone Business Combination, the Company and Lifezone Metals entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such investors an aggregate of 7,017,317 Lifezone Metals ordinary shares for $10.00 per share, for aggregate gross proceeds of $70,173,170.00 (the “PIPE Financing”). The Subscription Agreements provide that Lifezone Metals will grant the investors in the PIPE Financing certain customary registration rights. The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the LHL Transactions.

New Registration Rights Agreement

The Lifezone Business Combination Agreement contemplates that, at the Share Acquisition Closing, Lifezone Metals, certain LHL equityholders, certain Company equityholders, the Company’s Sponsor and the Company will enter into the New Registration Rights Agreement, pursuant to which Lifezone Metals will agree to register for resale certain shares of Lifezone Metals ordinary shares and other equity securities of Lifezone Metals that are held by the parties thereto from time to time. Pursuant to the New Registration Rights Agreement, Lifezone Metals will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) no later than 30 days of the Share Acquisition Closing. Lifezone Metals also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Lifezone Metals will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

Warrant Assumption Agreement

The Lifezone Business Combination Agreement contemplates that, immediately prior to the Merger Effective Time, the Company and Continental will enter into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), which amends that certain Warrant Agreement, dated as of October 20, 2021, by and between the Company and Continental, as warrant agent (the “Existing Warrant Agreement”), pursuant to which (a) the Company will assign to Lifezone Metals, and Lifezone Metals will assume, all of the Company’s right, title and interest in and to the Existing Warrant Agreement and (b) each warrant of the Company shall be modified to no longer entitle the holder to purchase the Company’s ordinary shares and instead acquire an equal number of Lifezone Metals ordinary shares per warrant of the Company.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 19, 2023, the Company issued a promissory note (the “Extension Note”) in the principal amount of $2,760,000 (the “Extension Payment”) to the Company’s Sponsor in connection with the Extension, which is the first of two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its initial business combination. The Extension Note bears no interest and is due and payable in cash upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company on or before April 25, 2023 (unless extended to July 25, 2023) or such later liquidation date as may be approved by the Company’s shareholders.

On January 19, 2023, the Company issued a promissory note (the “Working Capital Note”) in the principal amount of $300,000 to the Company’s sponsor for working capital purposes. The Working Capital Note bears no interest and is due and payable in cash upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of February 24, 2023, a total of $200,000 has been borrowed under the Working Capital Note.

On January 25, 2023, the Company sold all of the money market funds that invest in U.S. government treasury obligations held in its Trust Account and placed the proceeds into an interest bearing savings account held in the Trust Account.

On January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived the remaining $4,830,000 deferred underwriting fee.

GOGREEN INVESTMENTS CORPORATION
CONDENSED BALANCE SHEETS
UNAUDITED

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$1,688	$18,810
Prepaid expenses	155,441	288,674
Total current assets	157,129	307,484
Long-term assets:
Investments held in Trust Account	291,015,198	285,650,505
Total Assets	$291,172,327	285,957,989
LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$5,040,323	$4,187,043
Note payable to Sponsor	600,000	300,000
Extension note payable to Sponsor	2,760,000	—
Total current liabilities	8,400,323	4,487,043
Long-term liability:
Deferred underwriting commission	—	4,830,000
Total liabilities	8,400,323	9,317,043
Commitments and Contingencies (Note 6)
Class A shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at redemption value of $10.20 per share	281,524,163	281,524,163
Shareholders’ equity (deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 1,335,000 issued and outstanding	134	134
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 6,900,000 shares issued and outstanding	690	690
Additional paid-in-capital	—	—
Retained earnings (Accumulated deficit)	1,247,017	(4,884,041)
Total shareholders’ equity (deficit)	1,247,841	(4,883,217)
Total liabilities, redeemable ordinary shares, and shareholders’ equity (deficit)	$291,172,327	$285,957,989

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months ended March 31, 2023	Three Months ended March 31, 2022
General and administrative expenses	$1,303,635	$397,957
Loss from operations	(1,303,635)	(397,957)
Other income:
Interest income on investments held in Trust Account	2,604,693	22,975
Net income (loss)	$1,301,058	$(374,982)
Weighted average Redeemable Class A ordinary shares outstanding, basic and diluted	27,600,000	27,600,000
Basic and diluted net income (loss) per Redeemable Class A ordinary share	$0.04	$(0.01)
Weighted average Nonredeemable Class A and Class B ordinary shares outstanding, basic and diluted	8,235,000	8,235,000
Basic and diluted net income (loss) per Nonredeemable Class A and Class B ordinary share	$0.04	$(0.01)

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Ordinary Shares				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, December 31, 2022	1,335,000	$134	6,900,000	$690	$—	$(4,884,041)	$(4,883,217)
Waiver of deferred underwriting fees	—	—	—	—	—	4,830,000	4,830,000
Net income	—	—	—	—	—	1,301,058	1,301,058
Balances, March 31, 2023	1,335,000	$134	6,900,000	$690	$—	$1,247,017	$1,247,841

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, December 31, 2021	1,335,000	$134	6,900,000	$690	$—	$(8,442,981)	$(8,442,157)
Net loss	—	—	—	—	—	(374,982)	(374,982)
Balances, March 31, 2022	1,335,000	$134	6,900,000	$690	$—	$(8,817,963)	$(8,817,139)

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Three Months ended March 31, 2023	Three Months ended March 31, 2022
Cash flows from operating activities:
Net income (loss)	$1,301,058	$(374,982)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income on investments held in Trust Account	(2,604,693)	(22,975)
Changes in operating assets and liabilities:
Prepaid expenses	133,233	133,233
Accounts payable and accrued expenses	853,280	65,959
Net cash used in operating activities	(317,122)	(198,765)
Cash flows from investing activities:
Cash deposited into Trust Account	(2,760,000)	—
Net cash used in investing activities	(2,760,000)	—
Cash flows from financing activities:
Proceeds from Sponsor Loan	300,000	—
Proceeds from Extension Loan from Sponsor	2,760,000	—
Net cash provided by financing activities	3,060,000	—
Net change in cash	(17,122)	(198,765)
Cash at beginning of period	18,810	474,799
Cash at end of period	$1,688	$276,034
Waiver of deferred underwriting costs	(4,830,000)	—

See accompanying notes to the unaudited condensed financial statements.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

GoGreen Investments Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 17, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the clean/renewable energy space. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through October 25, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. Since the Initial Public Offering, the Company’s activities have been limited to the evaluation of Business Combination candidates, and the Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. On December 13, 2022, The Company and Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals”) entered into a business combination agreement (the “Lifezone Business Combination Agreement”). Since entering into the Lifezone Business Combination Agreement, the Company’s activities will be limited to completing the Business Combination (as described in Note 10).

The registration statement of the Company’s Initial Public Offering was declared effective on October 20, 2021. On October 25, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,335,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to GoGreen 1 LP, a Delaware limited partnership (the “Sponsor”), generating gross proceeds of $13,350,000, which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, an amount equal to $281,520,000 ($10.20 per Unit sold in the Initial Public Offering), including certain of the proceeds of the Placement Units, was held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

At October 25, 2021, transaction costs amounted to $15,817,581, consisting of $15,180,000 of underwriting fees, of which $5,520,000 was paid at the closing and $9,660,000 is deferred and held in the Trust Account, and $637,581 of other offering costs.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at their redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity (“ASC 480”).” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by July 25, 2023 unless otherwise extended in accordance with the terms of the Amended and Restated Memorandum and Articles of Association (the “Combination Period”) (as described in Note 11), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares (any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters had agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company did not complete a Business Combination within the Combination Period and, in such event, such amounts were to be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00. On October 19, 2022, the Company and one of the underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting commission (see Note 6). On January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee (see Note 6).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern

As of March 31, 2023, the Company had cash of $1,688, a working capital deficit of $8,243,194, retained earnings of $1,247,017 and net cash used in operations of $317,122.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (see Note 5) and a promissory note, as amended, from the Sponsor (see Note 5). Subsequent

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

to the Initial Public Offering, the Company’s liquidity needs have been satisfied through a portion of the net proceeds from the Placement Units, and the funding of working capital loans received from its Sponsor. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. In order to finance transaction costs in connection with a Business Combination, the Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs and there is no guarantee that the Company will receive such funds. As of March 31, 2023 and December 31, 2022, there were $600,000 and $300,000, respectively, outstanding under Working Capital Loans (as defined in Note 5). As of March 31, 2023, the Company does not have sufficient working capital and will need to borrow additional funds from its Sponsor in order to fund its operations. Subsequent to March 31, 2023, the Company borrowed an additional $200,000 from its Sponsor (see Note 11).

Furthermore, if the Company is unable to complete a business combination within the Combination Period, the Company will cease all operations except for purposes of liquidation. On January 18, 2023, the Sponsor requested that the Company extend the Combination Period from January 25, 2023 to April 25, 2023 (the “First Extension”). In connection with the First Extension, on January 19, 2023, the Company issued a note (the “First Extension Note”) in the aggregate principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited a payment (the “First Extension Payment”) of $2,760,000 (representing $0.10 per public share) into the Trust Account. This deposit enabled the Company to implement the First Extension. The First Extension is the first of two three-month extensions permitted under the Company’s governing documents (as described in Note 5).

Additionally, on April 10, 2023, the Sponsor requested that the Company extend the Combination Period from April 25, 2023 to July 25, 2023 (the “Second Extension”). In connection with the Second Extension, on April 10, 2023, the Company issued a note (the “Second Extension Note”) in the aggregate principal amount of $2,760,000 (representing $0.10 per public share) to the Sponsor and Lifezone Limited, an Isle of Man company (“Lifezone Limited”). On April 12, 2023, Lifezone Limited deposited a payment (the “Lifezone Extension Payment”) of $1,380,000 (representing $0.05 per public share) into the Trust account. On April 13, 2023, the Sponsor deposited a payment (the “Sponsor Payment,” and collectively with the Lifezone Extension Payment, the “Second Extension Payment”) of $1,380,000 into the Trust Account. These deposits enabled the Company to implement the Second Extension. In connection with the Lifezone Extension Payment provided by Lifezone Limited, the Sponsor agreed to forfeit the right to receive 41,400 ordinary shares in Lifezone Metals immediately prior to the closing of the Business Combination (as described in Note 11).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” if the Company is unable to complete a Business Combination by the close of business on July 25, 2023, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The unaudited condensed financial statements and notes thereto should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”). The accompanying condensed balance sheet at December 31, 2022 has been derived from the audited Balance Sheet at December 31, 2022 contained in the Company’s 2022 Form 10-K. Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised solely of cash and investments in money market funds that invest in U.S. government treasury obligations and generally have a readily determinable fair value. Such securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Interest earned is paid in kind through the issuance of additional U.S. government treasury obligations and recognized as interest income in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering. Offering costs of $15,371,022 and $446,539 were charged against the carrying value of the Class A ordinary shares and public warrants, respectively, at October 25, 2021, based on the relative value of the Class A ordinary shares and public warrants upon the completion of the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. As of March 31, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

•        Level 2 — Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and management concluded that the warrants issued in the Units and Placement Units qualified for equity accounting treatment.

Redeemable Shares

All of the 27,600,000 Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association. In accordance with SEC staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital. As of December 31, 2021, the Company recorded an adjustment to present the redeemable Class A ordinary shares at redemption value of $28,765,782, of which $20,798,214 was recorded against additional paid-in capital and $7,967,568 was recorded in accumulated deficit.

At March 31, 2023, the Class A ordinary shares reflected in the accompanying condensed balance sheet are reconciled in the following table:

Gross proceeds	$276,000,000
Less:	—
Proceeds allocated to Public Warrants	(7,866,000)
Offering costs attributable to Class A ordinary shares	(15,375,619)
Plus:
Accretion of carrying value to redemption value	28,765,782
Class A ordinary shares subject to possible redemption	$281,524,163

Income Taxes

ASC 740, “Income Taxes,” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company is considered an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Share Compensation Expense

The Company accounts for share-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

The Company’s Class B ordinary shares deemed transferred to its incoming directors and advisors by way of granting of an interest in the Sponsor (see Note 5) were deemed to be within the scope of ASC 718. The fair value of equity awards was estimated using a Monte Carlo Model Simulation. The key assumptions in the option pricing model utilized were assumptions related to the expected separation date of the Units, anticipated Business Combination date, purchase price, share-price volatility, expected term, exercise date, risk-free interest rate and present value. The expected volatility as of the Initial Public Offering closing date was derived based upon similar SPAC warrants. During the year ended December 31, 2022, the Company’s Sponsor transferred an additional 115,000 Class B ordinary shares as compensation to service providers. The fair value of the Class B ordinary Share was $2,482,200 or $7.88 per share. The shares deemed transferred are subject to a performance condition, namely the occurrence of a Business Combination. This performance condition is considered in determining the grant date fair value of these instruments for valuation purposes. Compensation expense related to the Class B ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no share-based compensation expense has been recognized during the three months ended March 31, 2023. The unrecognized compensation expense related to the Class B ordinary shares at March 31, 2023 and December 31, 2022, was $2,482,200 and will be recorded when a performance condition occurs.

Net Income (Loss) Per Ordinary Share

The Company’s condensed statements of operations includes a presentation of income (loss) per share for Class A redeemable ordinary shares and income (loss) per share for Class A and Class B non-redeemable shares in a manner similar to the two-class method in calculating net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period, as adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of the redeemable ordinary shares. Net income (loss) per ordinary share, basic and diluted, for non-redeemable ordinary shares is computed by dividing the pro rata net income (loss) between the redeemable and non-redeemable ordinary shares by the weighted average number of ordinary shares outstanding for the period.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Public Offering since the exercise of the warrants is contingent upon the occurrence of future events. For the period ended March 31, 2023, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted income (loss) per ordinary share is the same as basic ordinary share for the three month periods ended March 31, 2023 and 2022.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

A reconciliation of net income (loss) per ordinary share as adjusted for the portion of income (loss) that is attributable to ordinary shares subject to redemption is as follows:

	Three months ended March 31, 2023	Three months ended March 31, 2022
Redeemable Class A Ordinary Share:
Net income (loss) allocable to ordinary shareholders	$1,301,058	$(374,982)
Less: Net income (loss) allocable to Nonredeemable Class A and Class B ordinary shares	298,987	(86,172)
Net income (loss) allocable to Redeemable Class A ordinary shares	$1,002,071	$(288,810)
Basic and diluted weighted average number of Redeemable Class A ordinary shares	27,600,000	27,600,000
Basic and diluted income (loss) available to Redeemable Class A ordinary shares	$0.04	$(0.01)

Nonredeemable Class A and Class B Ordinary Shares
Net income (loss) allocable to Nonredeemable Class A and Class B ordinary shares	298,987	(86,172)
Basic and diluted weighted average number of Nonredeemable Class A and Class B ordinary shares	8,235,000	8,235,000
Basic and diluted income (loss) available to Nonredeemable Class A and Class B ordinary shares	$0.04	$(0.01)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including the underwriter over-allotment of 3,600,000 Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement

The Sponsor purchased an aggregate of 1,335,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $13,350,000, in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each Placement Unit consists of one Class A ordinary share (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related-Party Transactions

Founder Shares

On April 7, 2021, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, up to 937,500 of which were subject to forfeiture, for an aggregate price of $25,000. On September 21, 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in the Sponsor holding 5,750,000 Founder Shares, up to 750,000 of which were subject to forfeiture. On October 20, 2021, the Company effectuated a share capitalization of 1,150,000 Founder Shares, resulting in an aggregate of 6,900,000 Founder Shares outstanding and held by the Sponsor, up to 900,000 of which were subject to forfeiture. The Sponsor subsequently granted an interest in the Sponsor, representing an aggregate of 200,000 Founder Shares to the members of the Company’s board of directors and advisors for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 6,700,000 Founder Shares after giving effect to the grant of interest. Founder Shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. The Sponsor agreed to forfeit up to 900,000 Founder Shares to the extent the over-allotment option was not exercised in full by the underwriters. As a result of the underwriters’ over-allotment exercise in full, no shares are currently subject to forfeiture. On December 13, 2022, the Sponsor agreed to deposit 1,725,000 of Founder Shares (the “Sponsor Earn-Out Shares”) into escrow at the closing of the proposed Business Combination. These shares vest on trading price conditions that are met at any time prior to the fifth anniversary of the closing of the Business Combination (as described in Note 10).

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related-Party Loans

On March 17, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). In September 2021, the Company issued to the Sponsor an Amended and Restated Promissory Note, which increased the loan amount to $500,000 and extended the due date to March 31, 2022. On October 25, 2021, the Company repaid $375,000 of borrowings outstanding under the Promissory Note.

In addition, in order to finance operations and transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. On June 6, 2022, the Company issued a promissory note (the “Note”) for borrowings of up to $300,000 from the Sponsor. On January 19, 2023, the Company issued a promissory note (the “Working Capital Note”) for borrowings of up to $300,000 from the Sponsor. As of March 31, 2023 and December 31, 2022, the Company has $600,000 and $300,000, respectively outstanding under the Notes. On April 10, 2023, the Company issued a promissory note (the “Third Working Capital Note”) for borrowings of up to $300,000 from the Sponsor of which $200,000 has been borrowed under the Note as of May 4, 2023 (as described Note 11).

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related-Party Transactions (cont.)

On January 18, 2023, the Sponsor requested that the Company effectuate the First Extension. In connection with the First Extension, on January 19, 2023, the Company issued the First Extension Note in the aggregate principal amount of $2,760,000 to the Sponsor. Also on January 19, 2023, the Sponsor deposited the First Extension Payment of $2,760,000 (representing $0.10 per public share) into the Trust Account. This deposit enabled the Company to implement the First Extension. The First Extension is the first of two three-month extensions permitted under the Company’s governing documents (as described in Note 5).

Additionally, on April 10, 2023, the Sponsor requested that the Company effectuate the Second Extension. In connection with the Second Extension, on April 10, 2023, the Company issued the Second Extension Note in the aggregate principal amount of $2,760,000 (representing $0.10 per public share) to the Sponsor and Lifezone Limited. On April 12, 2023, Lifezone Limited deposited the Lifezone Extension Payment of $1,380,000 (representing $0.05 per public share) into the Trust Account. On April 13, 2023, the Sponsor deposited the Sponsor Payment of $1,380,000 into the Trust Account. These deposits enabled the Company to implement the Second Extension. In connection with the Lifezone Extension Payment provided by Lifezone Limited, the Sponsor agreed to forfeit the right to receive 41,400 ordinary shares in Lifezone Metals immediately prior to the closing of the Business Combination (as described in Note 11).

Administrative Support Agreement

The Company has agreed, commencing on the date the securities of the Company are first listed on the New York Stock Exchange through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services.

Note 6 — Commitments

Registration Rights

The holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of extension loans or Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on October 20, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities.

Underwriting Agreement

The Company paid the underwriters a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 27,600,000 Units sold in the Initial Public Offering, or $9,660,000. The deferred underwriting fee was payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On October 19, 2022, the Company and one of its underwriters executed a waiver letter and the underwriter waived $4,830,000 of the deferred underwriting fee which was recognized an adjustment to accumulated deficit. Additionally, on January 26, 2023, the Company and the second underwriter executed a waiver letter and the underwriter waived $4,830,000 of the remaining deferred underwriting fee. At March 31, 2023 and December 31, 2022, the deferred underwriting fee payable was $0 and $4,830,000, respectively.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments (cont.)

Placement Agent Agreements

On June 20, 2022, the Company entered into an agreement with a placement agent in connection with its proposed business combination. Upon consummation of the proposed business combination, the Company shall pay a transaction fee, payable in cash, of (i) two million dollars ($2,000,000) plus (ii) 2.0% of the fair market value of all of the consideration paid by investors for the securities issued in connection with the proposed business combination before deduction of the expenses related to the transaction.

On January 11, 2023, the Company entered into an agreement with a placement agent in connection with its proposed business combination. Upon consummation of the proposed business combination, the Company shall pay a transaction fee of (i) one million dollars ($1,000,000), (ii) 3% of the aggregate cash consideration paid for the securities issued in connection with the PIPE financing by any investor(s) who was initially identified and contracted or otherwise sourced by the placement agent, and (iii) up to 150,000 ordinary shares of the Company from the Company’s Sponsor.

Note 7 — Shareholders’ Equity (Deficit)

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Ordinary Shares

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were 28,935,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were 6,900,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by applicable law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering (not including the Class A ordinary shares underlying the Placement Units) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company).

In connection with the execution of the Lifezone Business Combination, the Sponsor agreed to deposit 1,725,000 Class B ordinary shares into escrow. These shares will be released to the Sponsor in the event that certain conditions are met within a specified time frame (see Note 10).

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Warrants

Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of a Business Combination. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to this registration statement or a new registration statement under the Securities Act, covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•        if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, Placement Units (or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of either Working Capital Loans or extension loans made to the Company) held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the arithmetic average of the daily volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value or the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Note 9 — Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are measured on a recurring basis as of March 31, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	March 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash in demand deposit account	1,197,508	1,197,508
Investment in United States Treasury money market mutual funds	289,817,690	289,817,690
Total	$291,015,198	$291,015,198	$—	$—
	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment in United States Treasury money market mutual funds	$285,650,505	$285,650,505	$—	$—

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination

Business Combination Agreement

On December 13, 2022, the Company, Lifezone Metals, the Company’s Sponsor, Aqua Merger Sub (“Merger Sub”), an entity incorporated in the Caymen Islands and wholly owned subsidiary of Lifezone Metals, Lifezone Holdings Limited (“LHL”), Keith Liddell (solely in the capacity of LHL shareholder representative, the “LHL Shareholders Representative”), and certain LHL shareholders (the “LHL Shareholders”) entered into the Lifezone Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Lifezone Business Combination Agreement, the following transactions will occur: (a) the merger of the Company with and into Merger Sub, with Merger Sub surviving the merger and the security holders of the Company (other than the security holders of the Company electing to redeem their ordinary shares or exercising their dissenters’ rights) becoming security holders of Lifezone Metals in accordance with the Companies Act, (b) the automatic conversion and exchange of (i) each issued and outstanding public warrant of the Company for the right to receive one Lifezone Metals public warrant and (ii) each issued and outstanding private warrant of the Company (whether or not a whole warrant) into the right to receive one Lifezone Metals private warrant, (c) the acquisition by Lifezone Metals of all of the issued and outstanding share capital of LHL from the LHL Shareholders in exchange for the issuance of Lifezone Metals ordinary shares and, if applicable, the issuance of Earnout Shares (as defined in the Lifezone Business Combination Agreement), pursuant to which LHL will become a direct wholly owned subsidiary of Lifezone Metals, and (d) the other transactions contemplated by the Lifezone Business Combination Agreement and the Ancillary Documents referred to therein.

In consideration for the Merger, each shareholder of the Company will receive one Lifezone Metals ordinary share and one Lifezone Metals warrant for each ordinary share and whole warrant they hold in the Company, respectively, immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Lifezone Business Combination Agreement, the consideration to be received by the LHL Shareholders (fully diluted for the exercise and vesting of (i) any outstanding options to purchase LHL ordinary shares, whether or not exercisable and whether or not vested, granted under the LHL option plan (“LHL Options”) (ii) any restricted stock units granted by LHL (a) payable in LHL ordinary shares or (b) the value of which is determined with reference to the value of the shares of LHL, whether or not exercisable and whether or not vested (“LHL RSUs”)) in connection with the Share Acquisition will be the issuance of an aggregate number of Lifezone Metals ordinary shares equal to (a) $626,801,280 divided by (b) $10.00. As additional consideration for the LHL ordinary shares acquired by Lifezone Metals in connection with the Share Acquisition, Lifezone Metals will issue to eligible LHL Shareholders up to an aggregate of 25,072,052 Earnout Shares, subject to certain triggering events, as described further in the Lifezone Business Combination Agreement.

In connection with the closing of the Share Acquisition (the “Share Acquisition Closing”), unvested LHL options will vest and become exercisable and the vesting of LHL RSUs will accelerate and holders of LHL awards will have the opportunity to exercise their LHL options and settle their LHL RSUs, in each case, subject to full payment of the applicable exercise price or call price. LHL ordinary shares delivered pursuant to the exercise or settlement of a LHL equity award will be treated the same as other LHL ordinary shares in connection with the Share Acquisition Closing. On the Share Acquisition Closing, any unexercised LHL options or LHL RSUs whose call price is not paid in full will lapse for no consideration.

Sponsor Support Agreement

In connection with the execution of the Lifezone Business Combination Agreement, the Company’s sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, Lifezone Metals and LHL, pursuant to which the Company’s Sponsor has agreed to, among other things, (a) vote at any meeting of the Company’s shareholders to be called for approval of the LHL Transactions all ordinary shares of the Company held of record or thereafter acquired by the Sponsor (collectively, the “Sponsor Securities”) in favor of the Shareholder Approval Matters, (b) be bound by certain other covenants and agreements related to the LHL Transactions and (c) be bound by certain transfer restrictions with respect to the Sponsor Securities and warrants exercisable for Sponsor Securities,

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Company’s Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the LHL Transactions with respect to any Sponsor Securities they may hold.

Subject to the conditions set forth in the Sponsor Support Agreement, the Company’s Sponsor additionally agreed to deposit 1,725,000 of the Class B ordinary shares of Sponsor Securities (“Sponsor Earn-Out Shares”) into escrow and, if at any time prior to or as of the fifth anniversary of the Share Acquisition Closing, the volume-weighted average price (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is greater than or equal to: (i) $14.00, then 862,500 of the Sponsor Earn-Out Shares will vest, or (ii) $16.00, then 1,725,000 of the Sponsor Earn-Out Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (i)) will vest. If a Change of Control (as defined in the Sponsor Support Agreement) occurs as of or prior to the fifth anniversary of the Share Acquisition Closing, pursuant to which Lifezone Metals or its shareholders receive consideration implying a value per Lifezone Metals ordinary share (as determined in good faith by the board of directors of Lifezone Metals) of (a) less than $14.00, then no Sponsor Earnout Shares will vest, (b) greater than or equal to $14.00 but less than $16.00, 862,500 Sponsor Earnout Shares will vest, and (c) greater than or equal to $16.00, then 1,725,000 Sponsor Earnout Shares (less any Sponsor Earnout Shares previously vested pursuant to clause (b)) will vest.

Subject to the conditions set forth in the Sponsor Support Agreement, each LHL Shareholder’s Closing Number of Shares (as defined in the Lifezone Business Combination) issued at the Share Acquisition Closing shall be increased by a number of Lifezone Metals ordinary shares equal to the number of Sponsor Securities forfeited pursuant to the Sponsor Support Agreement. The Company’s Sponsor shall forfeit its shares at a value of $10 per share, up to a maximum value of $35 million, to the extent Lifezone Metals would have less than $50 million of net cash from the PIPE Investment and the Trust account after payment of certain transaction expenses, as set forth in the Lifezone Business Combination Agreement. These shares will be forfeited first from the Sponsor Earn-Out Shares subject to vesting at the $16 level and then those subject to vesting at the $14 level, until there are no Sponsor Earn-Out Shares remaining, and thereafter, from Lifezone Metals ordinary shares that the Company’s Sponsor would have received as transaction consideration. An equivalent number of Lifezone Metals ordinary shares will be issued to the LHL Shareholders at the Share Acquisition Closing.

PIPE Subscription Agreements

Upon closing of the Lifezone Business Combination, the Company and Lifezone Metals entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and Lifezone Metals agreed to issue and sell to such investors an aggregate of 7,017,317 Lifezone Metals ordinary shares for $10.00 per share, for aggregate gross proceeds of $70,173,170.00 (the “PIPE Financing”). The Subscription Agreements provide that Lifezone Metals will grant the investors in the PIPE Financing certain customary registration rights. The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the LHL Transactions.

New Registration Rights Agreement

The Lifezone Business Combination Agreement contemplates that, at the Share Acquisition Closing, Lifezone Metals, certain LHL equityholders, certain Company equityholders, the Company’s Sponsor and the Company will enter into the New Registration Rights Agreement, pursuant to which Lifezone Metals will agree to register for resale certain shares of Lifezone Metals ordinary shares and other equity securities of Lifezone Metals that are held by the parties thereto from time to time. Pursuant to the New Registration Rights Agreement, Lifezone Metals will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) no later than 30 days of the Share Acquisition Closing. Lifezone Metals also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Lifezone Metals will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

GOGREEN INVESTMENTS CORPORATION
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Lifezone Business Combination (cont.)

Warrant Assumption Agreement

The Lifezone Business Combination Agreement contemplates that, immediately prior to the Merger Effective Time, the Company and Continental will enter into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), which amends that certain Warrant Agreement, dated as of October 20, 2021, by and between the Company and Continental, as warrant agent (the “Existing Warrant Agreement”), pursuant to which (a) the Company will assign to Lifezone Metals, and Lifezone Metals will assume, all of the Company’s right, title and interest in and to the Existing Warrant Agreement and (b) each warrant of the Company shall be modified to no longer entitle the holder to purchase the Company’s ordinary shares and instead acquire an equal number of Lifezone Metals ordinary shares per warrant of the Company.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the financial statements were available to be issued. Other than as described elsewhere herein, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Lifezone Holdings Limited

Opinion on the financial statements

We have audited the accompanying consolidated statements of financial position of Lifezone Holdings Limited and its subsidiaries (the “Group”) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON

We have served as the Group’s auditor since 2021.

Dublin, Ireland

April 17, 2023

Lifezone Holdings Limited
Consolidated Statement of Comprehensive Income
for the Year Ended 31 December 2022

	Note	31 December 2022	31 December 2021
		$	$
Revenue	5	2,927,460	2,092,575
(including related party revenues of $2,854,869 and $2,092,575 for the years ended December 31, 2022 and 2021, respectively)

Loss on foreign exchange	9	(55,701)	(66,295)
General and administrative expenses	9	(28,559,519)	(20,055,303)
Operating loss		(25,687,760)	(18,029,023)

Share of loss of joint ventures	25	—	—
Interest income	6	224,389	10,979
(including interest income on shareholder loans of $10,137 and $7,357 for the years ended December 31, 2022 and 2021, respectively)
Gain on remeasurement of contingent consideration	23	235,505	—
Interest expense	7	(266,354)	(160,840)
Loss before tax		(25,494,220)	(18,178,884)
Income tax	18	—	—
Loss for the year		(25,494,220)	(18,178,884)

Other comprehensive income
Other comprehensive income that may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange gain on translation of foreign operations	25	115,864	—
Total other comprehensive income for the year		115,864	—
Total comprehensive loss for the financial year		(25,378,356)	(18,178,884)

Net loss for the year:
Attributable to ordinary shareholders of the company	25	(23,583,342)	(18,002,646)
Attributable to noncontrolling interests		(1,910,878)	(176,238)
		(25,494,220)	(18,178,884)
Total comprehensive loss;
Attributable to ordinary shareholders of the company	25	(23,467,478)	(18,002,646)
Attributable to noncontrolling interests		(1,910,878)	(176,238)
		(25,378,356)	(18,178,884)
Net loss per share:
Basic and diluted loss per share	26	(38.02)	(29.65)

All amounts related to continued operations.

Keith Liddell

Chairman

Date April 17, 2023

Lifezone Holdings Limited
Consolidated Statement of Financial Position
for the Year Ended 31 December 2022

	Note	31 December 2022	31 December 2021
		$	$
Assets
Non-current assets
Exploration and evaluation assets and mining data	16	18,455,306	12,746,135
Patents	15	602,867	581,417
Other intangible assets	15	92,096	—
Property and equipment	14	884,322	1,000,845
Investments in joint ventures	27	—	—
Right-of-use assets	14	352,307	—
		20,386,898	14,328,397

Current assets
Inventories	13	49,736	—
Trade and other receivables	12	6,005,207	1,939,242

(including receivables from related parties of $655,683 and $645,546 as of 31 December 2022 and 2021, respectively and receivables from affiliated entities of $959,935 and $Nil as of 31 December 2022 and 2021, respectively)

Subscription receivable	17	50,000,000	—
Restricted deposit		—	—
Cash and cash equivalents	10	20,535,210	45,624,110
		76,590,153	47,563,352
Total assets		96,977,051	61,891,749

Liabilities and equity

Equity
Share capital	25	3,101	1,843
Share premium	25	25,436,656	25,436,656
Shared based payment reserve	25	25,483,348	9,988,094
Other reserves	25	(15,495,254)	—
Foreign currency translation reserve	25	115,864	—
Redemption reserve	25	280,808	280,808
Accumulated deficit		(44,290,602)	(20,707,260)
Total Shareholders’ (deficit) equity		(8,466,079)	15,000,141
Convertible loans	25	—	39,040,000
Non-controlling interests	25	84,452,884	(176,238)
Total equity		75,986,805	53,863,903

Non-current liabilities
Lease liabilities	21	290,576	—
Long term asset retirement obligation provision	24	303,000	—
Contingent consideration	23	3,689,755	5,681,603
		4,283,331	5,681,603
Current liabilities
Related party payables	22	—	208,550
Lease liabilities	21	105,304	—
Trade and other payables	20	16,601,611	2,137,693
		16,706,915	2,346,243
Total liabilities		20,990,246	8,027,846
Total equity and liabilities		96,977,051	61,891,749

Keith Liddell

Chairman

Date April 17, 2023

Lifezone Holdings Limited
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2022

	Note	Share Capital	Share Premium	Shared Based Payment Reserve	Other Reserves	Foreign currency translation reserve	Redemption Reserve	Accumulated Deficit	Total Shareholders’ equity	Convertible loans issued	Non- controlling Interest	Total equity
		$	$	$	$	$	$	$	$	$	$	$
At 01 January 2021		1,779	14,677,090	—	—	—	280,808	(2,704,614)	12,255,063	—	—	12,255,063

Total loss for the financial year		—	—	—	—	—	—	(18,002,646)	(18,002,646)	—	(176,238)	(18,178,884)

Transactions with shareholders:
Issuance of shares during the year		64	10,999,566	—	—	—	—	—	10,999,630	—	—	10,999,630
Share-based compensation		—	—	9,988,094	—	—	—	—	9,988,094	—	—	9,988,094
Convertible loans issued		—	—	—	—	—	—	—	—	40,000,000	—	40,000,000
Issuance fees on convertible loans		—	—	—	—	—	—	—	—	(960,000)	—	(960,000)
Share issuance fees		—	(240,000)	—	—	—	—	—	(240,000)	—	—	(240,000)
Total transactions with shareholders		64	10,759,566	9,988,094	—	—	—	—	20,747,724	39,040,000	—	59,787,724

At 31 December 2021		1,843	25,436,656	9,988,094	—	—	280,808	(20,707,260)	15,000,141	39,040,000	(176,238)	53,863,903

Total loss for the financial year		—	—	—	—	—	—	(23,583,342)	(23,583,342)	—	(1,910,878)	(25,494,220)
Total other comprehensive income for the financial year		—	—	—	—	115,864	—	—	115,864	—	—	115,864

Transactions with shareholders:
Movements in convertible loans		—	—	—	—	—	—	—	—	(40,000,000)	40,000,000	—
Conversion of convertible loans		—	—	—	—	—	—	—	—	960,000	(960,000)	—
Recognition of subscription shares		—	—	—	—	—	—	—	—	—	50,000,000	50,000,000
Transaction costs on issuance of subscription shares		—	—	—	—	—	—	—	—	—	(2,500,000)	(2,500,000)
Movements in shared based payment reserve		—	—	15,495,254	(15,495,254)	—	—	—	—	—	—	—
Issuance of ordinary shares		1,258	—	—	—	—	—	—	1,258	—	—	1,258
Total transactions with shareholders		1,258	—	15,495,254	(15,495,254)	—	—	—	1,258	(39,040,000)	86,540,000	47,501,258

At 31 December 2022	25	3,101	25,436,656	25,483,348	(15,495,254)	115,864	280,808	(44,290,602)	(8,466,079)	—	84,452,884	75,986,805

Lifezone Holdings Limited
CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2022

	Note	2022	2021
		$	$
Cash flows from operating activities
Consolidated loss for year		(25,378,356)	(18,178,884)
Adjustments for:
Interest income	6	(224,389)	(10,979)
Amortization of intangibles	15	71,095	62,646
Foreign exchange loss	9	55,701	66,295
Movements in fair value adjustments in RSUs and options reserves		—	9,988,094
Loss of disposal on property and equipment	14	271,791	—
Interest expense	7	266,354	—
Gain on remeasurement of contingent consideration	23	(235,505)	—
Depreciation, depletion, amortisation and right-of-use assets	14	247,032	25,527
Operating loss before working capital changes		(24,926,277)	(8,047,301)
Changes in trade and other receivables		(2,596,111)	(9,709)
Changes in related party receivables		(959,935)	(52,225)
Changes in inventories	13	(49,736)	—
Changes in other current assets		(543,280)	—
Changes in prepaid mining license	12	4,783	(848,125)
Changes in customer credit to related party	22	(208,550)	208,550
Changes in trade and other payables	20	12,243,791	1,660,002
Net cash used in operating activities		(17,035,315)	(7,088,808)

Cash flows from investing activities
Interest received from bank	6	214,252	3,279
Restricted deposit released from escrow		—	8,004,370
Patent costs incurred		(92,545)	(110,239)
Expenditures on property and equipment	14	(277,364)	(93,750)
Expenditures on other intangible assets	15	(92,096)	—
Investment in exploration and evaluation assets	16	(5,709,171)	—
Acquisition of subsidiaries, net of cash acquired	26	(7,591)	(7,997,155)
Payment of contingent consideration relating to acquisition of subsidiaries	23	(2,000,000)	—
Interest from restricted deposit	11	—	594
Net cash used in investing activities		(7,964,515)	(192,901)

Cash flows from financing activities
Payment of lease liabilities	21	(80,933)	—
Proceeds from the issuance of shares	25	—	10,759,630
Proceeds from the issuance of loan instrument	25	—	39,040,000
Net cash provided by financing activities		(80,933)	49,799,630

Net (decrease) increase in cash and cash equivalents		(25,080,763)	42,517,921

Cash and cash equivalents
Effect of exchange rate changes in cash		(8,137)	—
Beginning of year		45,624,110	3,106,189
End of year		20,535,210	45,624,110

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

1. General information

The consolidated financial statements of Lifezone Holdings Limited (“LHL”), and its subsidiaries (collectively, the Group) for the year ended 31 December 2022 were authorised for issue in accordance with a resolution of the Directors on 17 April 2023. LHL (the Company or the parent) is a limited company incorporated and domiciled in Isle of Man and whose shares are not publicly traded. The registered office is located at Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

The Group is engaged in the development, patenting and licensing of hydrometallurgical technology for use in the extractive metallurgy, minerals and recycling industries. Information on the Group’s structure is provided in note 2.3. Information on other related party relationships of the Group is provided in note 22.

History and Organization

LHL, was incorporated on 28 March 2022, as a holding company for Lifezone Limited (“LZL”) and acquired 100% of the equity interest in LZL on 24 June 2022. As part of this acquisition, LZL shares were split 1:200, and, LHL shares were issued to LZL shareholders at the time on a 1:1 basis. Further, on 24 June 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”) (other than LZL) exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”).

As LHL did not have any previous operations, LZL and KNL (together with its subsidiaries) are viewed as the predecessors to LHL and its consolidated subsidiaries, and the flip-up was accounted for as a common control transaction using the predecessor value method.

On December 13, 2022, Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals” or the “Company”) and GoGreen Investments Corporation, an exempted company incorporated under the laws of the Cayman Islands (“GoGreen”), entered into a Business Combination Agreement, with GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company (the “Merger Sub”) and wholly owned direct subsidiary of Lifezone Metals, Lifezone Holdings Limited, an Isle of Man company (“LHL”). The closing of the transaction is expected to take place in the second quarter of 2023, and Lifezone Metals is expected to be listed on the New York Stock Exchange (“NYSE”).

2. Significant accounting policies

2.1. Segment information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance.

The Company views its operations and manages its business in two operating segments, (i) our metals extraction and refining business; and (ii) our intellectual property (“IP”) licensing business. This is closely managed by the Company’s Chief Executive Officer (the “CEO”) and Directors.

The metals extraction and refining segment of the business consists of the Group’s interest in KNL.

The intellectual property segment is managed through our wholly owned subsidiary, LZL, who own a family of patents for hydrometallurgical metal beneficiation. LZL’s business model is to own interests in and/or operate processing refineries that use its patented technology and accumulated IP and skills to economically beneficiate metals to produce refined products for sale with potentially significantly reduced carbon footprint and cost when compared to traditional smelting and refining methods. These include the Kabanga Hydromet technology, which is under development, and the Kell Process Technology, which is proposed to be utilized at the Kell-Sedibelo-Lifezone Refinery. LZL also expects to generate income from consulting fees and the licensing of its proprietary technology to other parties in return for royalties.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

2.2. Basis of preparation

The Group’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared on a historical cost basis except for financial assets, financial liabilities and contingent consideration that have been measured at fair value.

The consolidated financial statements incorporate the results of business combinations under common control using the predecessor value method. In the consolidated statement of financial position, the acquiree’s identifiable assets and liabilities are initially recognised at their carrying values at the acquisition date. The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, are accounted for directly in equity under Other Reserves. The results of acquired operations are included in the consolidated statement of comprehensive income from the date on which control is obtained.

The Group has prepared the consolidated financial statements on the basis that it will continue to operate as a going concern as discussed in note 2.6.

2.3. Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of 31 December 2022. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•        power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

•        exposure, or rights, to variable returns from its involvement with the investee; or

•        the ability to use its power over the investee to affect its returns.

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•        the contractual arrangement(s) with the other vote holders of the investee;

•        rights arising from other contractual arrangements; and

•        the Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated on full consolidation.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

The consolidated financial statements comprise the financial statements as of 31 December 2022 comprise the financial statements of below subsidiaries.

Name of subsidiary	Direct/Indirect	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
				2022	2021
Lifezone Limited	Direct	Isle of Man	United Kingdom	100.0%	100.0%
LZ Services Limited	Indirect	United Kingdom	United Kingdom	100.0%	0.0%
Kabanga Holdings Limited	Indirect	Cayman Islands	Cayman Islands	91.1%	100.0%
Kabanga Nickel Company Limited	Indirect	Tanzania	Tanzania	91.1%	100.0%
Kabanga Nickel Limited	Indirect	United Kingdom	United Kingdom	91.1%	100.0%
Kagera Mining Company Limited	Indirect	Tanzania	Tanzania	91.1%	100.0%
Metprotech Pacific Proprietary Limited	Indirect	Australia	Australia	100.0%	0.0%
Romanex International Limited	Indirect	Canada	Canada	100.0%	100.0%
Tembo Nickel Corporation Limited	Indirect	Tanzania	Tanzania	76.5%	84.0%
Tembo Nickel Mining Corporation Limited	Indirect	Tanzania	Tanzania	76.5%	84.0%
Tembo Nickel Refining Corporation Limited	Indirect	Tanzania	Tanzania	76.5%	84.0%

In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, the completion of which is subject to certain conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

The Group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

2.4. Fair value measurement

The Group measures its share options and reserve stock units (RSUs) at fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability or

•        In the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group.

The fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

Equity Instruments for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For instruments that are recognised in the financial statements at fair value, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

The management determines the policies and procedures for non-recurring measurement, such as share options and restricted stock units. There are no recurring fair value measurements, and the movement in the fair value of the share options and restricted stock units is due to a modification during the year.

External valuers are involved for valuation of the equity instruments. Involvement of external valuers is determined management. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. Share options and restricted stock units are currently measured under Level 3, the inputs for which are disclosed in note 25.

2.5. Business combinations under common control

Business combinations involving entities under common control are outside the scope of IFRS 3 Business Combinations and there is no other specific IFRS guidance. Accordingly, management used its judgement to develop an accounting policy that is relevant and reliable, in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.

Business combinations under common control are accounted for using IAS 8 the predecessor value method. The predecessor value method involves accounting for the assets and liabilities of the acquired business at the existing carrying values, and no goodwill is recorded. Any difference between the acquirer’s cost of investment and acquirees’ equity is presented separately as other reserve within equity on consolidation. The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, are accounted for directly in equity under Other Reserves, as disclosed in note 2.2.

The group has applied the predecessor value method with comparative periods restated as if the combination had taken place at the beginning of the earliest comparative period presented.

If the Group loses control of a subsidiary, it:

(a)     derecognizes the assets (including goodwill) and liabilities of the subsidiary;

(b)    recognizes the fair value of the consideration received;

(c)     recognizes the fair value of any investments retained;

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

(d)    recognizes any surplus or deficit in profit or loss; and

(e)     reclassifies the parent’s share of components previously recognised in other comprehensive income to profit or loss, if any.

2.5.1. Acquisitions

The Group accounts for asset acquisitions using the acquisition method when an acquired set of assets and activities do not constitute a business. A business is defined as a set of activities and assets that include an input and a substantive process that together significantly contribute to the ability to create outputs.

An acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort or delay in the ability to continue producing outputs.

Assets and liabilities are initially measured at cost allocated based on the relative fair value of the assets and liabilities acquired. As such no goodwill or bargain purchase gain is recognised upon acquisition. Any transaction costs are capitalized, and the Group does not recognize any deferred tax assets or liabilities which arise.

Initial measurement of any contingent consideration which is included in the acquisition is recognised as a liability for the expected variable payments at the time control of the underlying assets and liabilities is obtained. Subsequent measurement of any change in the fair value of the contingent consideration is recognised in profit or loss in the year of change.

2.6. Going concern

The management of the Group (“Management”) has assessed the going concern assumptions of the Group during the preparation of these consolidated financial statements.

The Group had net comprehensive loss of $25,378,356 for the year ended 31 December 2022 (2021: $18,178,884), accumulated losses of $44,290,602 at 31 December 2022 (2021: $20,707,260), and negative cash flow of $25,080,763 for the year ended 31 December 2022, compared to positive cash flow $42,517,921 for the year ended 31 December 2021.

Notwithstanding these results, Management believes there are no events or conditions that raises doubt on the ability of the Group to continue as a going concern for a reasonable period of time after the preparation of the consolidated financial statements. The assessment includes knowledge of the Group’s current cash available to the Group as at 31 December 2022, in addition to the recent additional $50 million investment by BHP Billiton (UK) DDS Limited (“BHP”) received subsequent to the date of the financial statements as discussed in note 17, along with the expected inflow of cash from the business combination and a planned liquidity event in 2023. After considering cash outflows, the Directors have a reasonable expectation that the Group will receive the funds necessary to continue its operations for a reasonable period of time from the date of the consolidated financial statements.

2.7. Functional and reporting currency

These financial statements are presented in USD ($), which is the Company’s functional currency, and all values are rounded to the nearest dollar ($), except where otherwise indicated. The functional currency is the currency of the primary economic environment in which the entity operates. Accordingly, the Group measures its financial results and financial position in USD ($).

The reporting currency used for the preparation of the financial statements is USD ($), which is the currency in which the share capital of the Company is denominated.

The Company and its subsidiary undertaking incur transactions in USD ($), British Pounds (“GBP”) (£), Australian Dollars (“AUD”) ($), and Tanzanian Shillings (“TZS”).

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

For subsidiaries, LZ Services Limited, the functional currency is GBP and Metprotech Pacific Pty Limited the reporting currency is AUD. The balances of the subsidiaries reporting under other currencies are translated to USD as discussed in note 2.8.

2.8. Foreign currency transactions and balances

Transactions in foreign currencies are initially recorded using the rate of exchange ruling at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions, as well as from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies, are recognised in the statement of comprehensive loss.

Assets and liabilities are translated into the Group’s reporting currency using the exchange rates in effect at balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the income statement translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income/loss in the consolidated statements of shareholder’s equity.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

2.9. Current and non-current distinction

The Group presents assets and liabilities in the consolidated statement of financial position based on current/non-current classification.

An asset is classified as current when:

(a)     the Group expects to realize the asset, or intends to sell or consume it, in its normal operating cycle;

(b)    the Group expects to realize the asset within twelve months after the reporting period;

(c)     the Group holds the asset primarily for the purpose of trading; or

(d)    cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as non-current.

A liability is classified as current when:

(a)     the Group expects to settle the liability in its normal operating cycle;

(b)    the liability is due to be settled within twelve months after the reporting period;

(c)     the Group does not have an unconditional right to defer settlement of the liability for at least twelve months after the reporting period; or

(d)    the Group holds the liability primarily for the purpose of trading.

The Group classifies all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

2.10. Financial instruments

Recognition

Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the financial instrument.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Classification and initial measurement of financial assets

Except for those receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15 Revenue from Contracts with Customers, all financial assets are initially measured at fair value adjusted for transaction costs, if any.

Financial assets, other than those designated and effective as hedging instruments, are classified into the following categories:

•        Amortised cost

•        Fair value through profit or loss (FVTPL)

•        Fair value through other comprehensive income (FVOCI)

The Group does not have any financial assets categorized as FVTPL and FVOCI as at 31 December 2022 and 2021.

The classification is determined by both:

•        The Group’s business model for managing financial assets.

•        The contractual cash flow characteristic of the financial asset.

Subsequent measurement of financial assets

Financial assets are measured at amortised cost if the assets meet the following conditions (and are not designated as FVTPL):

•        they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows.

•        the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortised cost using the effective interest method and are subject to impairment. Discounting is omitted where the effect of discounting is immaterial. The Group’s cash and cash equivalents, other receivables, related party receivables and receivable from affiliated entities fall into this category of financial instruments.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a Group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when:

•        The rights to receive cash flows from the asset have expired, or

•        The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a pass-through.’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred assets and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

For certain categories of financial assets, such as trade receivables, assets that are assessed not to be impaired individually are subsequently assessed for impairment on a collective basis.

For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectable, it is written off against the allowance. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

If in a subsequent period the amount of the impairment loss decreases, and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

Interest income

For all financial instruments measured at amortised cost, interest income is recognised using the effective interest rate (EIR) method. The EIR is the rate that exactly discounts the estimated future cash receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset. Interest income is recognised in the statement of comprehensive income.

Classification and initial measurement of financial liabilities

Financial liabilities are classified, at initial recognition, as financial liabilities at FVTPL and payables, as appropriate.

All financial liabilities are recognised initially at fair value. The Group’s financial liabilities include trade and other payables, contingent consideration, and long-term rehabilitation provision.

Financial liabilities are measured subsequently at amortised cost using the effective interest method which are carried subsequently at fair value with gains or losses recognised in profit or loss.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within interest expense or interest income.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Payables

This category pertains to financial liabilities that are not held for trading or not designated as at FVTPL upon the inception of the liability. These include liabilities arising from operations (e.g., accounts payable, accrued liabilities). Payables are recognised initially at fair value and are subsequently carried at amortised cost. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate.

This accounting policy applies to the Group’s trade and other payables.

Offsetting financial instruments

Financial assets and financial liabilities are offset, and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Derecognition

Financial liabilities are derecognised when the associated obligation is discharged or cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in profit or loss and other comprehensive income.

2.11. Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, together with other short-term, highly liquid investments maturing within 90 days from the date of acquisition that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. At various times during the year ended 31 December 2022, the Group maintained cash balances in banks in excess of insurable limits. The Group has not experienced any losses on such amounts.

2.12. Restricted deposit

Restricted deposits comprise cash or cash equivalents held in escrow and advance payments made to third party. These are restricted from being exchanged or from being used to settle a liability.

2.13. Provisions

Provisions are recognised when the Group has a present obligation as a result of a past event, and it is probable that the Group will be required to settle the obligation. Provisions are measured at the best estimate of the expenditure required to settle the obligation at the balance sheet date and are discounted to present value where the effect is material.

Asset retirement obligation

Asset retirement obligation will be incurred by the Group either while operating, or at the end of the operating life of, the Group’s facilities and mine properties. The Group assesses its asset retirement obligation at each reporting date. The Group recognises an asset retirement obligation where it has a legal and constructive obligation as a result of past events, and it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

Over time, the discounted liability is increased for the change in present value based on the discount rates that reflect current market assessments and the risks specific to the liability. The periodic unwinding of the discount is recognised in the Statement of Comprehensive Income as part of interest expense.

2.14. Accruals

Accruals expenditure activities are accounted for in the year, not simply when cash payments are made. In particular:

•        supplies are recorded as expenditure when they are consumed — where there is a gap between the date supplies are received and their consumption, they are carried as inventories on the Statement of Financial Position;

•        expenses in relation to services received (including services provided by employees) are recorded as expenditure when the services are received rather than when payments are made; and

•        Where revenue and expenditure have been recognised, but cash has not been paid, a liability is recorded on the Statement of Financial Position.

2.15. Investments in joint ventures

Under the equity method, the investment in joint ventures is carried in the statement of financial position at cost and adjusted thereafter for the post-acquisition change in the Group’s share of the profit and loss and other comprehensive income of the joint ventures. After the interest in the joint ventures is reduced to zero, additional losses are provided for, and a liability is recognised, only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the joint ventures.

The financial statements of the joint venture are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

The Group determines at each reporting date whether there is any objective evidence that the investment in joint ventures is impaired in accordance with IFRS 9 Financial Instruments.

Subsequent measurement

In determining the value in use of the investments in joint ventures the Group estimates:

(a)     Its share of present value of the estimated future cash flows expected to be generated by the joint venture, including the cash flows from operations of the joint venture and the proceeds on the ultimate disposal of the investment; or

(b)    The present value of the estimated future cash flows expected to arise from dividends to be received from the investment and from its ultimate disposal.

Upon loss of significant influence over a joint venture, the Group measures and recognizes any retaining investment at its fair value. Any difference between the carrying amount of a joint venture upon loss of significant influence and the fair value of the retaining investment and proceeds from disposal is recognised in profit or loss.

2.16. Property and equipment

Property and equipment are initially recognised at acquisition cost and carried at historical cost less accumulated depreciation and impairment losses, if any. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is certain the item can be measured reliably. Depreciation is calculated using the straight-line method to allocate the property and equipment’s value over the lower of their legal or estimated useful lives. Property and equipment with indefinite lives are not depreciated and are assessed for impairment on an annual basis.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

When significant parts of property and equipment are required to be replaced in intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciation, respectively. The carrying amount of those parts that are replaced is derecognised in accordance with the derecognition provisions of IAS 16 Property, plant and equipment.

Property and equipment are initially recognised at acquisition cost and carried at historical cost less accumulated depreciation and impairment losses, if any. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is certain the item can be measured reliably. Depreciation is calculated using the straight-line method to allocate the property and equipment’s value over the lower of their legal or estimated useful lives. Property and equipment with indefinite lives are not depreciated and are assessed for impairment on an annual basis.

When significant parts of property and equipment are required to be replaced in intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciation, respectively. The carrying amount of those parts that are replaced is derecognised in accordance with the derecognition provisions of IAS 16 Property, plant and equipment.

When a major inspection is performed, its cost is recognised in the carrying amount of the property and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in profit or loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated economic lives of the following assets:

Buildings	39 years
Transportation equipment	5 years
Office and computer equipment	3 – 5 years

An item of property and equipment and any significant part initially recognised is de-recognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising from de-recognition of the asset is recognised in profit or loss.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

2.17. Exploration and evaluation expenditure

The Group activity involves the search for mineral resources, the determination of technical feasibility and the assessment of commercial viability of an identified resource, and reports Exploration and evaluation expenditure under IFRS 6 as the basis of accounting.

Group activity includes:

•        researching and analyzing historical exploration data;

•        gathering exploration data through geophysical studies;

•        exploratory drilling and sampling;

•        determining and examining the volume and grade of the resource;

•        surveying transportation and infrastructure requirements; and

•        conducting market and finance studies.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

The Group applies the area of interest method when accounting for Group costs. License costs paid in connection with a right to explore in an existing exploration area are capitalised and amortised over the term of the permit.

Once the legal right to explore has been acquired, the Group expenditure is charged to profit or loss as incurred, unless the Group concludes that a future economic benefit is more likely than not to be realised. These costs include directly attributable employee remuneration, materials and fuel used, surveying costs, drilling costs and payments made to contractors.

All direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. The Group assesses the carrying costs for impairment when indicators of impairment exist. All other exploration and evaluation expenditures are charged to operations until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration and evaluation costs and the costs incurred to develop a property are capitalized into mineral properties.

At the commencement of production, depletion of each mineral property will be provided on a units-of-production basis using estimated reserves as the depletion base.

Group expenditure incurred on license’s where a Committee for Mineral Reserves International Reporting Standards (CRIRSCO)-compliant resource has not yet been established, is expensed as incurred until sufficient evaluation has occurred in order to establish a CRIRSCO-compliant resource.

Upon the establishment of a CRIRSCO-compliant resource (at which point, the Group considers it probable that economic benefits will be realised), the Group capitalizes any further evaluation expenditure incurred for the particular license as the Group assets up to the point when a CRIRSCO-compliant reserve is established. Capitalised exploration and evaluation expenditure is considered to be a tangible asset.

Costs expensed during this phase are included in “General and administrative expenses’ in the statement of profit or loss and other comprehensive income.

Exploration and evaluation assets consist of certain mining data acquired in conjunction with the acquisition described in note 27. The mining data an indefinite life and is not being amortised. Following the completion of the ongoing definitive feasibility study which involves capital expenditure to identify and delineate mineral reserves through geological and geotechnical surveying and drilling, at that point, the useful life of the Exploration and evaluation assets will be determined and amortised.

Exploration and evaluation assets are subject to impairment indicators that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount, which is the higher of value in use and fair value less costs to sell, the asset is written down accordingly. An impairment loss is charged to profit or loss in the statement of comprehensive income.

An exploration and evaluation asset shall no longer be classified as such when the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. Exploration and evaluation assets shall be assessed for impairment indicators, and any impairment loss recognised, before reclassification.

For the purposes of assessing impairment indicators, assets are grouped at the lowest levels for which there are largely independent cash flows (cash-general units). As a result, some assets may be tested individually for impairment, and some may be tested at a cash-generating unit level.

Impairment indicator reviews for exploration and evaluation stage mineral properties are carried out on a property by property basis, with each property representing a single cash generating unit. An impairment review is undertaken when indicators of impairment arise, but typically when one of the following circumstances apply:

•        Rights to explore in an area have expired or will expire in the near future without renewal;

•        No further exploration or evaluation is planned or budgeted;

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

•       A decision to discontinue exploration and evaluation in an area because of absence of commercial reserves; and

•        Sufficient data exists to indicate that the book value will not be fully recovered from future development and production

2.18 Development expenditure

Development expenditure is project related expenditure incurred during the period between project feasibility and commencement of construction or operational stages of the mining or refinery facilities.

Typically, this will include expenditure on the following:

•        acquisition of rights and options over existing projects partially developed by third parties;

•        land purchase, land purchase options, land leases, title insurance;

•        land improvements, structures, and monitoring equipment;

•        surveys, assessments, and feasibility studies;

•        project related legal and professional fees; and

•        internal salary costs and attributable overheads of staff directly involved with project development.

The Group’s policy on initial capitalization of development expenditure and the subsequent, presentation and disclosure of the resulting assets is as follows:

Initial capitalization

Costs are capitalised to the extent that they can be directly attributed to clearly defined projects from which economic benefit is expected (more likely than not) to flow.

The Group has established procedures to:

•        ensure opportunities are assessed and, where there is a good indication of their ultimate operational and economic viability, a project is initiated which will then be included in the formal development tracking and monitoring process; and

•        track progress of projects through the development process including regularly reassessing their operational and economic viability.

At 31 December 2022 and 2021, there were no development costs capitalised.

Subsequent reclassification

Once the technical feasibility and commercial viability of extracting a mineral resource becomes demonstrable, any previously recognised exploration and evaluation asset falls outside the scope of IFRS 6 and is reclassified in accordance with other relevant Standards.

Impairment

Development expenditure assets are tested for impairment when reclassified between tangible or intangible assets, or whenever facts and circumstances indicate impairment. An impairment loss is recognised for the amount by which the exploration and evaluation assets’ carrying amount exceeds their recoverable amount. The recoverable amount is the higher of the capitalised assets’ fair value, less costs to sell and their value in use.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

2.19 Contingencies

Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Contingent assets are not recognised in accordance with IAS 37.

Initial measurement of any contingent consideration which arises from asset acquisition is recognised as a liability for the expected variable payments at the time of the transaction. Any change in the carrying value resulting from accretion of interest of the contingent consideration or remeasurement due to significant changes assumptions is recognised in the Statement of Comprehensive Income.

2.20 Inventories

Inventories are stated at the lower of cost (calculated on a weighted average basis) and net realisable value. Net realisable value refers to the net amount that an entity expects to realise from the sale of inventory in the ordinary course of business. Inventories currently largely consist of fuel used in vehicles used in the mining operation.

Cost comprises direct purchase costs.

2.21 Intangible Assets

Recognition

The Group’s intangible assets consist of computer software and patents. The intangible assets are initially recognised at acquisition cost or acquired as part of a business combination and carried at historical cost less accumulated amortization and impairment losses, if any. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets are amortised on a straight-line basis over their estimated useful lives, which are as follows:

Computer software	3 years
Patents	12 years

Intangible assets with finite lives are amortised over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization is calculated using the straight-line method to allocate the intangible asset’s value over the lower of their legal or estimated useful lives. Intangible assets with indefinite lives are not amortised and are assessed for impairment on an annual basis.

Subsequent measurement

Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognised in the statement of profit or loss and other comprehensive income in the expense category that is consistent with the function of the intangible assets.

Derecognition

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of profit or loss and other comprehensive income when the asset is derecognised.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

2.22 Impairment of non-financial assets

The Group assesses at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit (“CGUs”) fair value less costs of disposals and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. For assets where an impairment loss subsequently reverses, the carrying amount of the asset (CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined has no impairment loss been recognised for the asset (CGU) in prior years. A reversal of an impairment loss is recognised immediately in the statement of comprehensive income.

An intangible asset with an indefinite useful life is not amortised but is tested annually for impairment. When an intangible asset is disposed of, the gain or loss on disposal is included in profit or loss.

2.23 Share capital

Share capital represents the nominal par value of shares that have been issued.

Ordinary shares are classified as equity.

Share capital may be issued in consideration for services provided to the Group. The amount of share capital issued is based on the fair market value of the services provided.

2.24 Share premium

Share premium includes any consideration received in excess of the par value upon the issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related taxes.

2.25 Convertible loan

Convertible loan that will convert to a fixed number of shares based on the terms of the contract are recorded as equity.

Transaction costs are deducted from equity when the equity transaction is initially recognised. The carrying amount of the conversion option is not remeasured in subsequent years.

2.26 Interest expense and income

Interest income is recognised using the effective interest rate method. Interest income is derived from interest on funds invested.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within interest costs.

2.27 Expenses

Expenses are recognised in profit or loss upon utilization of the service or as incurred.

2.28 Revenue recognition

Revenue is attributable to the Group’s principal activity from its consulting and management services with regards to the Group’s licenses of patents for use in mineral beneficiation operations to affiliated companies primarily in Africa and consulting and management services to non-affiliated companies.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

The group has not engaged in metal extraction revenue as exploration work is in progress.

To determine whether to recognize revenue, the Group follows a 5-step process:

1.      Identifying the contract with a customer;

2.      Identifying the performance obligations;

3.      Determining the transaction price;

4.      Allocating the transaction price to the performance obligations; and

5.      Recognizing revenue when/as performance obligation(s) are satisfied.

Contracts are identified with customers based on implicit or explicit terms as expressed verbally or within written agreements. The consulting and management services provided are not individually distinct and accordingly contracts entered into do not have multiple performance obligations. Transaction prices are stated within the agreement or are verbally agreed to with no variable elements and are allocated to one performance obligation. Accordingly, revenues from the sale of consulting and management services are recognised at the transaction price during the period the services were provided.

The Group recognizes contract liabilities for consideration received in respect of unsatisfied performance obligations and reports these amounts as liabilities in the Statement of Financial Position. Similarly, if the Group satisfies a performance obligation before it receives the consideration, the Group recognizes either a contract asset or a receivable in its Statement of Financial Position, depending on whether something other than the passage of time is required before the consideration is due.

2.29 Leases

The Group has a lease contract for building used in its operations with a lease term of 5 years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets.

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (charge based on the $rate/square metre) with an element of interest bearing, less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognised as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

There are no leases contracts that include variable lease payments.

2.30 Right-of-use assets

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date when the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets include the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

•        Buildings 5 years

•        The right-of-use assets are also subject to impairment as covered by policy in note 2.22.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset and depreciated on a straight-line basis.

2.31 Taxation

Tax expense is recognised in profit or loss and comprises the sum of current and deferred tax not recognised in other comprehensive income or directly in equity.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•        temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit; and

•        temporary differences to the extent that it is probable that they will not reverse in the foreseeable future.

Deferred tax is measured at the tax rates at which the temporary differences are expected to reverse, using tax rates enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset where the entity has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxation authority. Deferred tax assets are recognised to the extent that it is probable that there will be taxable profits in the foreseeable future against which they can be utilized.

The Group did not recognize any deferred tax assets for the years ended 31 December 2022 and 2021.

2.32 Adoption of new and revised standards

New standards issued and effective

At the date of authorization of these financial statements, several new, but not yet effective, IFRS and amendments to existing IFRS and Interpretations have been published by the IASB. None of these IFRS or amendments to existing IFRS have been adopted early by the Company.

Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement. New IFRS, amendments and Interpretations not adopted in the current year have not been disclosed as they are not expected to have a material impact on the Company’s financial statements.

•        Reference to the Conceptual Framework (Amendments to IFRS 3)

•        COVID-19 — Related Rent Concessions beyond 30 June 2021 (Amendments to IFRS 16)

•        Property, Plant and Equipment: Proceeds Before Intended Use (Amendments to IAS 16)

•        Onerous Contracts — Cost of Fulfilling a Contract (Amendments to IAS 37)

•        Annual Improvements (2018-2020 Cycle):

—     Subsidiary as a First-time Adopter (Amendments to IFRS 1)

—     Fees in the ‘10 per cent’ Test for Derecognition of Liabilities (Amendments to IFRS 9)

—     Lease Incentives (Amendments to IFRS 16)

—     Taxation in Fair Value Measurements (Amendments to IAS 41).

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

2. Significant accounting policies (cont.)

New and amended standards not yet effective

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements that the Group reasonably expects will have an impact on its disclosures, financial position or performance when applied at a future date, are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective.

•        IFRS 17 ‘Insurance Contracts’

•        Amendments to IFRS 17 ‘Insurance Contracts’ (Amendments to IFRS 17 and IFRS 4)

•        Classification of Liabilities as Current or Non-current (Amendments to IAS 1)

•        Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

•        Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction (Amendments to IAS 12)

•        Disclosure of Accounting Policies (Amendments to IAS 1)

•        Definition of Accounting Estimates (Amendments to IAS 8)

The Group is currently assessing the impact of the amendments to determine the impact they will have on the Group’s accounting policy disclosures.

3. Key sources of estimation and uncertainty

Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in the future period.

3.1. Significant accounting judgements

In the process of applying the Group’s accounting policies, management has made their best judgements, apart from those involving estimations, which has the most significant effect on the amounts recognised in the financial statements.

3.1.1. Business Combination due to Ownership Change (Flip-Up of Ownership)

The ownership of both LZL and KNL was significantly changed on 24 June 2022. This reorganization was completed to simplify the ownership structure (the “flip-up”).

Management deemed the business combination is a business combination under common control (BCUCC) as there is no change in the ultimate owners and therefore outside the scope of IFRS 3.

In summary, the shareholders of LZL and KNL received shares for the newly formed entity, Limited Holdings Limited (“LHL”). Effectively, keeping the ultimate ownership the same prior to the flip-up as post flip-up.

Management could either use the acquisition or predecessor value method to account for the business combination. In order to determine which method suits the business combination best, we considered the following facts in making the determination:

•        ownership remains unchanged throughout the flip-up;

•        no cash exchanged hands in this transaction as shareholders of the pre-existing entities received a 1:1 share exchange for KNL shareholders and 1:200 for LZL shareholders in the newly formed entity, LHL;

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

3. Key sources of estimation and uncertainty (cont.)

•        the management of the combining entities is typically performed with respect to each other. This occurred both before and after the flip up; and

•        the purpose of this flip up of ownership is to simplify the organizational structure. This is evidenced by the fact that the ultimate owners of the Group remain the same before and after the flip-up.

Based on the four points above, predecessor accounting was deemed the appropriate method of accounting for the business combination.

3.2. Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

3.2.1. Useful lives and residual values of depreciable assets

As described in the depreciable asset accounting policy, management estimates the useful life of the Group’s property and equipment based on expected utility of the assets.

3.2.2. Provision for expected credit losses (“ECL”)

To comply with the requirements of IFRS 9, the Group adopted the simplified approach for its trade and related party receivables and general approach for its cash and cash equivalents and calculates ECL based on lifetime ECL which considers the historical credit loss experience, adjusted for forward-looking factors specific to the customer and economic environment. ECL is the difference between contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. Information about the ECL of the Group’s cash and cash equivalents and trade and related party receivables are disclosed in note 29.

3.2.3. Valuation of contingent consideration

The Group has measured the contingent consideration incurred in the asset acquisition during the previous year at the expected payment adjusted for present value at the date of the acquisition. The contingent consideration has been discounted using the Group’s incremental borrowing rate, based on the prime plus 1% (4.25%) rate as at date of the asset acquisition of 30 April 2021.

3.2.4. Estimating the incremental borrowing rate

The Group cannot readily determine the interest rate implicit in its leases. Therefore, it uses the relevant incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR, therefore, reflects what the Group would have to pay, which requires estimation when no observable rates are available (such as for subsidiaries that do not enter into financing transactions) and to make adjustments to reflect the terms and conditions of the lease. The Group estimates the IBR using observable inputs (such as market interest rates) when available and is required to consider certain contract and entity-specific judgements estimates.

3.2.5. Impairment of non-financial assets

Impairment review is performed only when certain impairment indicators are present. Determining the fair value of assets requires estimation of cash flows expected to be generated from the continued use and ultimate disposition of such assets.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

3. Key sources of estimation and uncertainty (cont.)

While it is believed that the assumptions used in the estimation of fair values reflected in the financial statements are appropriate and reasonable, significant changes in these assumptions may materially affect the assessment of recoverable values and any resulting impairment loss could have a material adverse impact on the financial performance.

The Group did not recognise impairment loss as at 31 December 2022 (2021: $Nil).

3.2.6. Share-based payments and options

The Group issues equity-settled awards as an incentive to certain senior management, employees, and consultants. These equity-settled awards include restricted share units (“RSUs”) and share options. The fair value of equity-settled awards granted is recognised as an expense with a corresponding credit to the share-based payment reserve. The fair value is estimated at the date of grant using the Black-Scholes pricing model, taking into account the terms and conditions attached to the grant. Share-based payments issued without a service condition are expensed in full at the grant date.

Valuation of restricted stock units (RSUs) and share options

As described in the share-based payment note 25 Group estimates the fair value of its restricted stock units and share options using the Black-Scholes pricing model. The probability of vesting, which is incorporated in the fair valuation of the RSUs, requires significant management judgement and is estimated at 60% (2021: 50%) Management has considered several factors in arriving at this estimation, including the strength of the Group’s asset base and technology, management team experience, and certain external market factors. Please refer to note 25 for the significant inputs used in the valuation of RSUs and share options.

3.2.7. Existence of impairment indicators for exploration and evaluation assets

In accordance with the Group’s accounting policy, all direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals. The Group applies judgment to determine whether indicators of impairment exist for these capitalized costs. Management uses several criteria in making this assessment, including the period for which the Group has the right to explore, expected renewals of exploration rights, whether substantive expenditures on further exploration and evaluation of mineral properties are budgeted, and evaluation of the results of exploration and evaluation activities up to the reporting date.

At 31 December 2022 the Group has concluded no impairment indicators exist for any of its exploration and evaluation assets.

3.2.8. Reclamation and closure costs (asset retirement obligation)

The ultimate asset retirement obligation costs are uncertain, and cost estimates can vary in response to many factors, including estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes and changes in discount rates. These uncertainties may result in future actual expenditure differing from the amounts currently provided. Therefore, significant estimates and assumptions are made in determining the provision for asset retirement. As a result, there could be significant adjustments to the provisions established which would affect future financial result. The provision at reporting date represents management’s best estimate of the present value of the future asset retirement obligation required.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

4. Segment information

For management purposes, the Group is organized into business units based on the main types of activities and has two reportable operating segments, as follows:

•        Metals extraction and refining business; and

•        Intellectual property (“IP”) licensing business.

The Metals extraction and refining segment of the business consists of the Group’s interest in KNL.

The intellectual property segment is managed through the Group’s wholly owned subsidiary, LZL.

The Executive Management Committee monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment and is the Group’s Chief Operating Decision Maker (CODM). Segment performance is evaluated based on loss for the year before taxes and is measured consistently with loss for the year in the consolidated financial statements.

However, the Group’s financing (including finance costs and finance income) and income taxes are managed on a group basis and are allocated to the intellectual property segment.

Each of these operating segments is managed separately as each requires different technological expertise, marketing approaches and other resources. All inter-segment transfers are carried out at arm’s length terms comparable to transactions with third parties.

Inter-segment eliminations and transactions are identified separately, and the combined segments’ information is reconciled to the Statement of Financial Position and Statement of Comprehensive Income.

Inter-segment revenues are eliminated upon consolidation and reflected in the ‘Inter-segment eliminations’ column.

The results for the years ended 31 December 2022 and 2021 respectively are shown below.

	Intellectual Property	Metals Extraction	Inter-Segment eliminations	31 December 2022
	$	$	$	$
Revenue	12,472,124	—	(9,544,664)	2,927,460
Interest income	95,063	129,326	—	224,389

Loss on foreign exchange	(6,068)	(49,633)	—	(55,701)
General and administrative expenses	(17,799,242)	(20,304,941)	9,544,664	(28,559,519)
Gain on remeasurement of contingent consideration	—	235,505	—	235,505
Interest expense	—	(266,354)	—	(266,354)
Loss before tax	(5,238,123)	(20,256,097)	—	(25,494,220)

Segment assets	27,650,454	391,565,426	(322,238,829)	96,977,051
Segment liabilities	(11,231,295)	(326,286,630)	316,527,678	(20,990,247)

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

4. Segment information (cont.)

	Intellectual Property	Metals Extraction	Inter-Segment eliminations	31 December 2021
	$	$	$	$
Revenue	2,092,575	—	—	2,092,575
Interest income	10,385	594	—	10,979

Gain (loss) on foreign exchange	7,592	(73,887)	—	(66,295)
General and administrative expenses	(11,260,080)	(8,795,223)	—	(20,055,303)
Interest expense	—	(160,840)	—	(160,840)
Loss before tax	(9,149,528)	(9,029,356)	—	(18,178,884)

Segment assets	12,499,446	50,341,931	(949,628)	61,891,749
Segment liabilities	(839,647)	(7,363,199)	175,000	(8,027,846)

5. Revenue

	31 December 2022	31 December 2021
	$	$
Kellplant Proprietary Ltd	1,510,830	1,466,825
Kelltechnology SA Proprietary Ltd	1,344,039	625,750
Consulting and management fee with affiliated companies	2,854,869	2,092,575
Non-affiliated company revenue	72,591	—
	2,927,460	2,092,575

Revenue is attributable to the Group’s principal activity from its consulting and management services with regards to the Group’s licenses of patents for use in mineral beneficiation operations to affiliated companies primarily in Africa and consulting and management services to non-affiliated companies.

6. Interest income

	31 December 2022	31 December 2021
	$	$
Interest on shareholder loans	10,137	7,357
Other interest	214,252	3,622
	224,389	10,979

Other interest income arises from cash in bank deposits with bank interest averaging 0.10 – 1.40% over the period.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

7. Interest expense

	Note	31 December 2022	31 December 2021
		$	$
Interest accretion on contingent consideration	23	243,657	160,840
Interest accretion on lease liability	21	20,745	—
Other interest expenses		1,952	—
		266,354	160,840

8. Summary statement of employee benefits, depreciation and amortization for the years ended:

Key management compensation and benefits amounted to $6,438,341 (2021: $5,884,016), consisting of $2,135,626 (2021: $Nil) in short-term employee benefits and $4,302,715 (2021: $5,884,016) in post-employment benefits.

9. General and administrative expenses

Following is a summary key expenses in included in administrative expenses for the year ended:

	Note	31 December 2022	31 December 2021
		$	$
Wages & employee benefits		4,403,080	543,006
Professional Fees		7,649,831	6,722,078
Directors fees		192,298	30,353
Legal expenses		10,278,807	1,234,066
Mining expenses		1,314,483	216,990
Depreciation of property and equipment	14	129,596	25,527
Depreciation of right of use asset	14	117,436	—
Loss on disposal of property and equipment	14	271,791	—
Amortization of intangible assets	15	71,095	62,646
Share-based payment expense – share options	25	—	463,094
Share-based payment expense – restricted stock units	25	—	9,525,000
Transactions with shareholders stamp duty taxes		1,446,033	—
Loss on foreign exchange	15	55,701	66,295

10. Cash and cash equivalents

	31 December 2022	31 December 2021
	$	$
Cash in banks	20,535,210	45,624,110

Cash in banks earn interest at the bank deposit rates averaging 0.10 – 1.40% over the period.

Interest income from cash and cash equivalents amounted to $214,252 for the year ended 31 December 2022 (2021: $3,622) as per note 6.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

11. Restricted deposits

Restricted deposits are cash held in escrow made to a third party as of 31 December 2020. In 2021, the escrow balance was released in conjunction with the acquisition of Kabanga Holdings Limited and Romanex International Limited and their subsidiaries listed in the consolidated entities table in note 2.3.

Restricted cash earns interest at the bank deposit rates. Interest income from these balances amounted to $Nil for the year ended 31 December 2022 (2021: $594).

12. Trade and other receivables

Other receivables consist of the following:

	Note	31 December 2022	31 December 2021
		$	$
VAT receivables		2,827,070	380,190
Other receivables		158,231	47,715
Receivables from affiliated entities	22	959,935	—
Prepayments		560,946	17,666
Related party receivables	22	655,683	645,546
Prepaid mining license		843,342	848,125
		6,005,207	1,939,242

The Group is required to pay an annual fee to maintain its mining license with the Tanzanian government. The prepaid portion of the fee was $843,342 as of 31 December 2022 (2021: $848,125).

Receivables from affiliated entities relate to short term services to and payments on behalf of affiliated entities disclosed in note 22. Trade receivables arising from Revenue activities are included as part of receivables from affiliated entities. Credit terms are 30 days from the start of the period being charged.

VAT receivables are short term and receivables within three months following applicable VAT refund application in the local tax jurisdiction.

All other receivables are short term in nature.

13. Inventories

	31 December 2022	31 December 2021
	$	$
Fuel	49,736	—

Inventories consist of fuel used in vehicles for mining operations.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

14. Property and equipment and right-of-use assets

The Group’s property and equipment and right-of-use assets include building, transportation equipment, and office and computer equipment. The carrying amounts for the reporting periods can be analyzed as follows:

	Buildings	Transportation equipment	Office and computer equipment	Total Property and equipment	Right-of-use assets	Total
	$	$	$	$	$	$
Cost
Balance at 1 January 2021	—	—	—	—	—	—
Additions	932,623	41,457	52,292	1,026,372	—	1,026,372
Balance at 31 December 2021	932,623	41,457	52,292	1,026,372	—	1,026,372

Accumulated depreciation
Balance at 1 January 2021	—	—	—		—	—
Charge for the year	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Balance at 31 December 2021	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Carrying amount at 31 December 2021	917,910	33,684	49,251	1,000,845	—	1,000,845

Cost
Balance at 1 January 2022	932,623	41,457	52,292	1,026,372	—	1,026,372
Additions	—	82,495	202,369	284,864	469,743	754,607
Disposals for the year	(255,346)	—	(16,445)	(271,791)	—	(271,791)
Balance at 31 December 2022	677,277	123,952	238,216	1,039,445	469,743	1,509,188

Accumulated depreciation
Balance at 1 January 2022	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Charge for the year	(22,068)	(36,639)	(70,889)	(129,596)	(117,436)	(247,032)
Balance at 31 December 2022	(36,781)	(44,412)	(73,930)	(155,123)	(117,436)	(272,559)
Carrying amount at 31 December 2022	640,496	79,540	164,286	884,322	352,307	1,236,629

During the year, the Group disposed certain buildings and office and computer equipment with a carrying value of $271,791 (2021: $Nil). These assets relate to the Tanzanian operations deemed no longer in use. The Group recognised loss on disposal of property and equipment amounting to $271,791 (2021: $Nil) in the Statement of Comprehensive Income.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

15. Intangibles assets

	Patents	Software	Total Intangibles
	$	$	$
Cost
Balance at 1 January 2021	696,628	—	696,628
Additions during the year	110,240	—	110,240
Balance at 31 December 2021	806,868	—	806,868

Accumulated amortization
Balance at 1 January 2021	(162,805)	—	(162,805)
Charge for the year	(62,646)	—	(62,646)
Balance at 31 December 2021	(225,451)	—	(225,451)
Carrying amount at 31 December 2021	581,417	—	581,417

Cost
Balance at 1 January 2022	806,868	—	806,868
Additions during the year	92,545	92,096	184,641
Balance at 31 December 2022	899,413	92,096	991,509

Accumulated amortization
Balance at 1 January 2022	(225,451)	—	(225,451)
Charge for the year	(71,095)	—	(71,095)
Balance at 31 December 2022	(296,546)	—	(296,546)
Carrying amount at 31 December 2022	602,867	92,096	694,963

The Group’s intellectual property includes six active patent families, covering various enhancements to the Hydromet technology process for metal production from ores, concentrates and other feedstocks, including platinum group metals, gold, silver, base metals and rare metals. These enhancements span the handling of gangue elements, purification steps, diverse feed materials, and carbon emissions minimization.

The intangible assets are initially recognised at acquisition cost and carried at historical cost less accumulated amortization and impairment losses. Subsequent acquisitions are included in the asset’s carrying amount or recognised as a separate asset as appropriate only when it is probable that future economic benefits associated with the item will flow to Group and the cost of the item can be measured reliably.

Amortization is calculated using the straight-line method to allocate the intangible asset’s value over the lower of its legal or estimated useful life, which in the IP licensing business averages approximately 12 years. The Group estimates the useful life of its intangible assets based on expected utility of the assets.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

16. Exploration and evaluation assets and mining data

	Mining Data	Exploration and evaluation assets	Total
	$	$	$
Cost
Balance at 1 January 2021	—	—	—
Additions during the year	12,746,135	—	12,746,135
Balance at 31 December 2021	12,746,135	—	12,746,135

Accumulated amortization
Balance at 1 January 2021	—	—	—
Charge for the year	—	—	—
Balance at 31 December 2021	—	—	—
Carrying amount at 31 December 2021	12,746,135	—	12,746,135

Cost
Balance at 1 January 2022	12,746,135	—	12,746,135
Additions during the year	—	5,709,171	5,709,171
Balance at 31 December 2022	12,746,135	5,709,171	18,455,306

Accumulated amortization
Balance at 1 January 2022	—	—	—
Charge for the year	—	—	—
Balance at 31 December 2022	—	—	—
Carrying amount at 31 December 2022	12,746,135	5,709,171	18,455,306

Mining data acquired in conjunction with the acquisition described in note 27. The mining data has an indefinite life and is not being amortised. Following the completion of the ongoing definitive feasibility study which involves capital expenditure to identify and delineate mineral reserves through geological and geotechnical surveying and drilling, at that point, the useful life of the exploration and evaluation assets will be determined and amortised.

Exploration and evaluation assets and mining data are evaluated for impairment indicators for the reporting periods. No such impairment indicators existed for the reporting periods.

Additions during the year relate to drilling (to upgrade resource status), resettlement work (mainly land survey and valuation of assets that includes land and crops within the Special Mining License) and environmental impact studies.

Drilling costs are capitalized and recognised as exploration and evaluation assets.

In 2022, the Group expensed $Nil exploration and evaluation expenditure to Statement of Comprehensive Income (2021: $Nil).

17. Subscription receivable

	31 December 2022	31 December 2021
	$	$
Subscription receivable	50,000,000	—

In October 2022, BHP agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 subscription agreement, the completion of which was subject to certain conditions, including Tanzanian Fair Competition Commission (FCC) Merger Filing approval, Section 56 Comfort Letter from the Government of Tanzania’s special negotiation team (GNT). The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

18. Tax

	31 December 2022	31 December 2021
	$	$
Reconciliation of the tax expense
Loss for the year before tax	(25,494,220)	(18,178,884)
Tax using the Isle of Man corporation tax rate of 0%	—	—
Differences in overseas taxation rates	4,753,021	741,497
Movement in unrecognized deferred tax assets	(4,753,021)	(741,497)
	—	—

19. Deferred tax

Deferred tax assets of as of 31 December 2022 and 2021 are not recognised in the statement of financial position as it was uncertain that the Group would have future taxable profits against which the deferred tax assets would be utilised.

20. Trade and other payables

	31 December 2022	31 December 2021
	$	$
Trade payables	645,677	722,200
VAT Payable	595,412	—
Accrued expenses	15,360,522	1,415,493
	16,601,611	2,137,693

All amounts are short-term. The carrying value of trade payables and accrued expenses are considered to be a reasonable approximation of their fair value.

Included in accrued expenses are $9,649,642 (2021: $Nil) of accrued professional cost as of 2022 year-end in relation to the business combination with GoGreen Investments, a publicly listed special acquisition company (“SPAC”) on the NYSE. Upon closing of the merger transaction, our balance sheet with GoGreen’s cash in trust after redemptions and expenses will have in excess of $70 million. Closing of the transaction is expected to take place in second quarter of 2023.

A further $2,500,000 (2021: $Nil) is included in accrued expenses in relation to transaction costs associated with the Subscription receivable as per note 17.

21. Lease liabilities

The Group entered into a contract with Cordula Limited, Tanzania for lease of office space used in the Group’s operations. The term of lease is five (5) years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets. The lease contract does not include variable lease payments.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

21. Lease liabilities (cont.)

The roll forward analysis of lease liability is presented below:

31 December 2022
$
At 1 January	—
Additions	456,068
Interest accretion on lease liability	20,745
Payments	(80,933)
At 31 December	395,880

Current	105,304
Non-current	290,576
395,880

There were no lease contracts in 2021.

Shown below is the maturity analysis of the undiscounted lease payments:

Undiscounted future lease payments
Less than 1 year	122,513
More than 1 year but less than 5 years	311,850
434,363

22. Significant related party transactions

Related party revenue

The Group had sales to related parties as follows for the periods ended 31 December:

	31 December 2022	31 December 2021
	$	$
Transactions with affiliated companies
Kellplant Proprietary Ltd	1,510,830	1,466,825
Kelltechnology SA Proprietary Ltd	1,344,039	625,750
Consulting and management fee revenue	2,854,869	2,092,575

Revenue is attributable to the Group’s principal activity of consulting for the operations of mineral beneficiation operations primarily in Africa as discussed in note 5. These affiliated entities are joint venture entities of the Group, as disclosed in note 28.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

22. Significant related party transactions (cont.)

Related party expenses

The Group incurred operating expenses from related parties as follows for the periods ended 31 December:

	31 December 2022	31 December 2021
	$	$
Transactions with shareholders
Consultancy fees	4,216,345	5,884,016
Wages	2,221,996	—
Directors fees	192,298	30,353

Professional and consulting fees are incurred through the course of the Company’s mineral beneficiation consulting services. Legal and professional, consulting, and director services are provided by certain shareholders of the Company. For the year ended 31 December 2022, consulting fees expense amounted to $4,216,345 (2021: $5,884,016), wages amounted to $2,221,996 (2021: $Nil) and director fees amounted to $192,298 (2021: $30,353).

Related party receivables

The Group had receivables due from related parties as follows at 31 December:

	31 December 2022	31 December 2021
	$	$
Balances with affiliated entities
BHP Billiton (UK) DDS Limited	211,099	—
Kelltechnology SA Proprietary Ltd	748,836	—
Other receivables	959,935	—

Balances with key management personnel
Related party receivables – Interest free	375,000	375,000
Related party receivables – Interest bearing	280,683	270,546
	655,683	645,546

Receivables from affiliated entities

Relate to short term services to and payments on behalf of affiliated entities and are considered provided at arm’s length.

Balances with key management personnel

In 2020, the Company has provided loans to shareholders amounting to $375,000. As of 31 December 2022, these loan receivables are still outstanding. The loans with the management of the Company are interest free and repayable on demand and are not considered provided at arm’s length.

Related party receivables — Interest bearing is unsecured, bear a SONIA (2021: LIBOR), plus 3% interest rate, and is repayable on demand and are considered provided at arm’s length.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

22. Significant related party transactions (cont.)

Related party payables

The Group had payables due to related parties as follows at 31 December:

	31 December 2022	31 December 2021
	$	$
Balances with affiliated entities
Customer credit	—	208,550
	—	208,550

Customer credits represent amounts due from vendors and suppliers for expenses incurred during the normal course of business.

Related party share-based payments

The Company granted restricted stock units to key management personnel as described in note 3.2.6. and provided in detail in note 25.

Related party agreements

The Group has certain consulting agreements with key management personnel and directors. These are disclosed in the Related party expenses paragraph of note 22.

Commitments and contingencies

Pursuant to a share purchase agreement dated 9 December 2019, LZL serves as guarantor of the purchase of shares by a subsidiary, KNL, which was finalised in April 2021. Subject to the share purchase agreement, a consideration is due to the seller upon the completion of a feasibility study estimated to occur within the next twenty-four months as described in note 23.

23. Contingent consideration

In April 2021, the Group acquired group of subsidiary companies for $14 million. A total of $8 million was released from escrow in 2021, with the remaining $6 million due to the seller in stage payments as below:

•        The first tranche amounting to $2 million: payable at the earlier of completion of feasibility study and 3rd anniversary of the contract from date of signing.

•        The second tranche amounting to $4 million: payable at earlier of completion of feasibility study or 5th anniversary of the contract from date of signing.

On 15 December 2022, the Group made the first tranche payment amounting to $2 million. The remaining $4 million is expected to be paid by the 4th quarter of 2024. The present value of the outstanding balance of contingent consideration as of 31 December 2022, discounted at prime, plus 1%, at 4.25% has been reported on the Statement of Financial Position at $3,689,755 (2021: $5,681,603).

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

23. Contingent consideration (cont.)

The carrying amounts for the reporting periods can be analyzed as follows:

	31 December 2022	31 December 2021
	$	$
Gross carrying amount
At 01 January	5,681,603	—
Additions	—	5,520,763
Repayment	(2,000,000)	—
Remeasurement gain	(235,505)	—
Accretion of interest	243,657	160,840
At 31 December	3,689,755	5,681,603

The Group remeasured the remaining portion of contingent consideration amounting to $4 million to consider the current progress of the definitive feasibility study. As at 31 December 2022, the Group assessed that it is highly probable that the completion of the definitive feasibility study will be achieved by the 5th anniversary of the contract from the date of signing, well within the agreed timeline (2021: 2nd quarter of 2023). The remeasurement charge has been recognised in the Statement of Comprehensive Income.

24. Long term rehabilitation provision

	31 December 2022	31 December 2021
	$	$
Asset retirement obligation provision	303,000	—

The Group’s mining, processing, exploration, and development activities are subject to various Government controls and regulations relating to protection of the environment, including requirements for the closure and reclamation of mining properties. Through the exploration and evaluation operations of the mining property, asset retirement obligations are incurred.

The Group makes full provision for the future cost of asset retirement on a discounted basis at the time of developing the mines and installing and using those facilities. The asset retirement obligation represents the present value of rehabilitation costs relating to mine sites. These provisions have been created based on the Group’s internal estimates. Assumptions based on the current economic environment have been made, which management believes are a reasonable basis upon which to estimate the future liability. These estimates are reviewed regularly to consider any material changes to the assumptions because of changes in laws and regulations, public expectations, prices, discovery and analysis of site conditions and changes in technology to restore the mine sites. However, actual asset retirement cost will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time. The Group has estimated the present value of asset retirement obligations under present environmental regulations as of 31 December 2022 at $303,000 (2021: $Nil)

25. Equity

LHL, was incorporated on 28 March 2022, as a holding company for Lifezone Limited (“LZL”) and acquired 100% of the equity interest in LZL on 24 June 2022. As part of this acquisition, LZL shares were split 1:200, and LHL shares were issued to LZL shareholders at the time on a 1:1 basis. Further, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”) (other than Lifezone Limited) exchanged their shares of KNL for shares of LHL (the “Flip-Up”) in consideration for issuing shares of LHL on a 1:1 basis.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

	31 December 2022		31 December 2021
	Number of Shares	$	Number of Shares	$
Share capital:
Number of ordinary shares in issue	620,290		620,290
Nominal average value per ordinary per share		$0.005		$0.003
Nominal value of ordinary total shares		$3,101		$1,843

The number of shares and nominal average value have been adjusted to retrospectively reflect the impact of the flip-up in accordance with the predecessor value method of accounting for the business combination under common control.

Reconciliation of Share Capital movement

	31 December 2022		31 December 2021
	Number of Shares	$	Number of Shares	$
Share capital, beginning	620,290	1,843

Transactions with shareholders
Share flip up transaction
Swap of Lifezone and Kabanga Nickel Limited shares	(620,290)	(1,843)
Issue of Lifezone Holding Limited shares	620,290	3,101
Total transactions with shareholders		1,258

Share capital, ending	620,290	3,101	620,290	1,843

Share premium		25,676,656		25,676,656
Stock issuance fees		(240,000)		(240,000)
Total shared based payment reserve		25,436,656		25,436,656

Restricted stock units		14,379,698		9,525,000
Share options		11,103,650		463,094
Total share premium		25,483,348		9,988,094

Other Reserves		(15,495,254)		—
Translations Reserve		115,864		—
Redemption Reserve		280,808		280,808

Convertible loans		—		40,000,000
Issuance fees on convertible shares		—		(960,000)
Total convertible loans		—		39,040,000
		35,824,523		74,747,401

Share capital

Share capital reflects the par value of shares issued as shown on the consolidated statements of financial position in the presentational currency USD.

Share premium

Share premium reflects the excess of consideration received, net of issue costs, over par value of shares.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

Other reserve

Other reserves reflect revaluation of Share-based payments and Restricted stock units.

Foreign currency translation reserve

Assets and liabilities of the Group’s foreign subsidiaries are translated into USD using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the Statement of Comprehensive Income translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in the Group’s consolidated translation reserves. The Group has subsidiaries functioning in GBP and AUD.

Accumulated deficit

This includes all current and prior period accumulated losses of the Group.

Convertible loan

On 24 December 2021, one of the Group’s subsidiaries, KNL, entered into a $40 million convertible loan agreement with BHP. The loan was convertible into 35,277 ordinary shares in KNL and represents 8.9% of the total voting and economic share rights in the KNL. BHP equity ownership is subject to Tanzanian Fair Competition Clearance (FCC) approval. The loan was expected to be converted into ordinary shares of the Company upon receipt of FCC approval. The Company had recorded the BHP convertible loan as equity based on the conversion terms of the agreement.

In May 2022, after KNL’s receipt of FCC approval, BHP requested that the $40 million convertible loan be converted into shares. The conversion took place on 1st July 2022 and is now reflected as a Non-controlling Interest in Equity.

Non-controlling Interest

In January 2021, the Group and the government of Tanzania established a joint venture Group in Tanzania called Tembo Nickel Corporation Limited (“TNCL”) in order to develop, process and refine products from the Kabanga Nickel project. The government owns a non-dilutable free carried interest representing 16% of the issued share capital of TNCL. The Government’s 16% interest in the joint venture arrangement is presented as a noncontrolling interest on the consolidated financial statements.

In December 2021, the Group established a joint venture with BHP under the Lifezone Subscription Agreement, following the conversion of convertible loans on 1st July 2022, BHP held an 8.9% interest in KNL and with the converted loans into shares reflected within Non-controlling Interest’s Equity.

In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, the completion of which is subject to certain conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

Restricted stock units

On 10 November 2021, restricted stock units were granted to key management personnel for 150 ordinary shares at $1.00 per share with a ten-year lapse date.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

The restricted stock units vest only upon certain events being one of the following:

•        Asset sale — arm’s-length sale of all or substantially all of the assets of LHL

•        Share sale — arm’s-length sale of shares in LHL to a buyer which results in a change of control of LHL

•        Listing — listing of the shares of the Company, or a holding company formed for the purposes of the listing, on any recognised investment exchange such as the London Stock Exchange or the NYSE

The fair value of restricted stock units recognised as expensed in the year ended 31 December 2022 was $Nil (2021: $9,525,000) with a weighted remaining contractual life of 9 years (2021: 10 years).

The following are the inputs to the model for the equity instruments granted during the year:

	31 December 2022 RSU Inputs	31 December 2021 RSU Inputs
Days to Expiration	3,287	3,636
Volatility	57.90%	52.40%
Risk free interest rate	0.36%	0.33%
Share price at grant	$1.00	$1.00
Discount for lack of marketability	14%	21%
Probability of vesting	60%	50%

In 2022, the probability of vesting is estimated at 60% (2021: 50%). If the probability of vesting is increased to 70%, the corresponding share base payment will increase by $2,947,418 if the probability of vesting is decreased to 50%, the corresponding share base payment will decrease by ($2,947,418).

The following table summarises the RSU activity for the year:

	RSUs Unit	Fair value ($)
Balance at 01 January 2021	—	—
Granted	150	$9,525,000
Lapsed	—	—
Exercised	—	—
Outstanding at 31 December 2021	150	9,525,000
Granted	—	—
Released *	(150)	—
Exchanged *	30,000	—
Lapsed	—	—
Fair value adjustment	—	4,854,698
Exercised	—	—
Outstanding at 31 December 2022	30,000	14,379,698

____________

*        As part of the Flip-Up transaction as mentioned above, the 150 RSU units granted by subsidiary LZL in 2021 units were exchanged for 30,000 RSU units in LHL in May 2022.

Share-based payments

In 2021, the Board of Directors approved the grant of a total of 18,054 share options exercisable at a weighted average price of $74.48 to certain management personnel. Based on certain milestones, 11,916 (66.7%) units vested in 2021, none of the units were exercised. The remaining units vest upon an exit event. Share options recognised as

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

25. Equity (cont.)

expense in the year ended 31 December 2022 was $Nil (2021: $463,094). The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, are accounted for directly in equity under other reserves in 2022.

The fair value of share options recognised on statement of financial position ended 31 December 2022 was $11,103,650 (2021: $463,094), included as part of Share-based payment reserve, along with RSUs.

There were no share options granted in 2022.

The following are the inputs to the model for the equity instruments granted:

Stock Options	2022 Inputs	2021 Inputs
Days to Expiration	893 – 3,084	1,461 – 3,652
Volatility	56.2% – 64.7%	44% – 47%
Risk free interest rate	0.52% – 1.50%	0.52% – 1.50%
Share price at grant	$58.16	$58.16

The share options outstanding as at December 2022 have a weighted remaining contractual life of 7.69 years (2021: 7.86 years) with exercise prices of $58.16 and $101.78

The number and weighted average exercise price of share options per ordinary share is as follows:

Share Options
	Units	Weighted price ($)
Balance at 01 January 2021	—	—
Granted	18,054	74
Lapsed	—	—
Exercised	—	—
Outstanding at 31 December 2021	18,054	74
Granted	—	—
Lapsed	—	—
Exercised	—	—
Outstanding at 31 December 2022	18,054	74

26. Earnings per share (EPS)

Basic EPS is calculated by dividing the loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted EPS is calculated by dividing the loss attributable to ordinary equity holders of the parent (after adjusting for interest on the convertible preference shares) by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

26. Earnings per share (EPS) (cont.)

The following table sets forth the reconciliation of the numerator and denominator used in the computation of basic and diluted loss per common share for the period ended 31 December 2022 and 31 December 2021:

Net loss per share	31 December 2022	31 December 2021
	$	$
Numerator:
Net loss used for basic earnings per share	(23,583,342)	(18,002,646)
Denominator:
Basic weighted-average outstanding common shares	620,290	607,237
Effect of dilutive potential common shares resulting from options	18,054	9,916
Effect of dilutive potential common RSU stock units	30,000	150
Weighted-average shares outstanding – diluted	668,344	617,303
Net loss per common share:
Basic and diluted loss per share	(38.02)	(29.65)

Where a loss has occurred, basic and diluted loss per share is the same because the outstanding share options are antidilutive. Accordingly diluted LPS equals basic LPS. The share options and RSUs outstanding at 31 December 2022, totaling 48,054 (2021: 10,066) are potentially dilutive.

27. Interests in other entities

Acquisitions during the current year

In January 2022, Lifezone Limited acquired Metprotech Pacific Proprietary Limited from related parties Keith and Shelagh Liddell under a share purchase agreement for $7,591.

Acquisitions during the previous year

In April of 2021, the Group completed the acquisition of all shares of Kabanga Holdings Limited (KHL) from Barrick International (Barbados) Corporation (BIBC) and Glencore Canada Corporation (GCC) and all shares of Romanex International Limited (RIL) from GCC and Sutton Resources Limited (SRL).

Kabanga Nickel Company Limited (KNCL) and Kagera Mining Company Limited (KMCL) were previous license holders and owners of assets related to the Kabanga Nickel project, a nickel deposit in north-west Tanzania, which is considered the largest development-ready nickel sulphide project globally. BIBC, GCC and SRL had 8.33%, 66.67% and 25% ultimate economic interest in the Kabanga nickel project, respectively. Following the completed acquisition, the Group owns 100% economic interest in the Kabanga Nickel project.

Through the acquisition of KHL and RIL, the Group acquired 100% of KNCL and KMCL, each owned 60% by KHL and 40% by RIL.

	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
Acquired Entities:
Kabanga Holdings Limited	Cayman Islands	Cayman Islands	100%
Romanex International Limited	Canada	Canada	100%
Kabanga Nickel Company Limited	Tanzania	Tanzania	100%
Kagera Mining Company Limited	Tanzania	Tanzania	100%

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

27. Interests in other entities (cont.)

Acquisition date fair values

The fair values of identifiable assets acquired, and liabilities assumed as at the date of acquisition were:

31 December 2021
$
Assets
Mining data (note 16)	12,746,135
Property and equipment (note 14)	932,623
Cash	3,005
13,681,763
Liabilities
Trade and other payables	(161,000)
Total net assets acquired	13,520,763

The total consideration paid comprises the following:

Paid at closing out of escrow	8,000,000
Contingent consideration (note 23)	5,520,763
Total consideration	13,520,763

Paid at closing out of escrow	8,000,000
Cash acquired	(3,005)
Net cash outflow in 2021	7,996,995

28. Joint ventures

The nature of the activities of all the Group’s joint ventures is trading in and operation of industrial scale the metals extraction and metals refining investments, which are seen as complementing the Group’s operations and contributing to achieving the Group’s overall strategy.

Details of each of the Group’s joint ventures at the end of the reporting period are as follows:

	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
			2022	2021
Joint venture equity entities:
Kelltech Limited	Mauritius	South Africa	50.00%	50.00%
Kelltechnology SA Proprietary Ltd	South Africa	South Africa	33.33%	33.33%
Kellplant Proprietary Ltd	South Africa	South Africa	33.33%	33.33%

The Group has a 50% interest in Kelltech Limited, a joint venture LZL has granted an exclusive license to use the Kell Process Technology in Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles (the “SADC License Area” and the license, the “Kell License”).

The Group has a 33.33% interest in Kelltechnology SA Proprietary Ltd (“KTSA”), a joint venture Kelltech Limited has further exclusively sub-licensed to its 33.33% subsidiary, KTSA, the rights to the Kell Process Technology in the SADC License Area. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa (“IDC”), a South African national development finance institution.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

28. Joint ventures (cont.)

The Group has a 33.33% interest in Kellplant Proprietary Ltd (“Kellplant”), a wholly owned subsidiary of KTSA. Kellplant will own and operate the refinery at Pilanesberg (the “Kell-Sedibelo-Lifezone Refinery”) that will process platinum group metals (collectively, “PGMs”) and precious metals such as gold and silver, applying the Kell Process Technology.

Although the Group hold majority ownership in these companies, the Group did not have ultimate control as all major decisions had to be agreed unanimously by all parties before they could be actioned.

Management therefore considered it appropriate to account for these entities as joint ventures.

All Interest joint ventures are accounted for using the equity method as described in note 2.15.

The Group has recognised its 50% share in Kelltech Limited share capital of $1,000, which is fully impaired.

29. Financial risk review

This note presents information about the Group’s exposure to financial risks and the Group’s management of capital. The Group’s risk management is coordinated by its directors. The Group does not actively engage in the trading of financial assets for speculative purposes. The most significant financial risks to which the Group is exposed are described below:

a) Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk affecting the Group comprises of credit risk, liquidity rate risk and foreign currency risk. Financial instruments affected by market risk include deposits, trade receivables, related party receivables, trade payables, accrued liabilities, contingent considerations and long-term rehabilitation provision.

The sensitivity analysis in the following sections relates to the positions as of 31 December 2022 and 2021.

The sensitivity analysis is intended to illustrate the sensitivity to changes in market variables on the Group’s financial instruments and show the impact on profit or loss and shareholders’ equity, where applicable.

The analysis excludes the impact of movements in market variables on the carrying value of provisions.

The following assumptions have been made in calculating the sensitivity analysis:

•        The statement of financial position sensitivity relates to derivatives and foreign currency-denominated trade receivables.

•        The sensitivity of the relevant profit before tax item and/or equity is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held at 31 December 2022 and 31 December 2021; and

•        The impact on equity is the same as the impact on profit before tax.

b) Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Group’s revenue is currently concentrated with two major customers, KTSA and Kellplant, both affiliated entities, and accordingly the Group is exposed to the possibility of loss if such customers default. The Group addresses this risk by monitoring its commercial relationship with such customers and by seeking to develop additional patented technology and entering into new partnerships.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

29. Financial risk review (cont.)

Loan credit is extended to the Directors of the Group. Credit risk is therefore regarded as low. The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	31 December 2022	31 December 2021
	$	$
Cash and cash equivalents	20,535,210	45,624,110
Subscription receivable	50,000,000	—
Trade and other receivables	158,231	47,715
Receivable from affiliated companies	1,615,618	645,546
	72,309,059	46,317,371

The Group evaluated the collectability of the loan receivable and determined that no loss allowance is required.

Set out below is the information about the credit risk exposure of the Group’s financial assets as at 31 December 2022 and 2021:

		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
As at 31 December 2022
Cash and cash equivalent	20,535,210	—	—	—	—	—	20,535,210
Subscription receivable	50,000,000	—	—	—	—	—	50,000,000
Trade and other receivables	79,648	66,861	—	11,722	—	—	158,231
Receivable from affiliated entities	748,836	—	—	—	211,099	—	959,935
Related party receivables	655,683	—	—	—	—	—	655,683
	72,019,377	66,861	—	11,722	211,099	—	72,309,059
		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
As at 31 December 2021
Cash and cash equivalent	45,624,110	—	—	—	—	—	45,624,110
Trade and other receivables	—	47,715	—	—	—	—	47,715
Related party receivables	645,546	—	—	—	—	—	645,546
	46,269,656	47,715	—	—	—	—	46,317,371

c) Liquidity risk

Liquidity risk arises from the possibility that the Group will not be able to meet its financial obligations as they fall due. The Group has historically been supported financially by its shareholders. The risk of its shareholders discontinuing the provision of financing was historically regarded as low. The Group proposes to fund its upfront capital requirements and ongoing operations through current cash reserves, selling equity securities or obtaining debt financing.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

29. Financial risk review (cont.)

The Group is supported financially by the shareholders. The risk of the shareholders discontinuing the provision of financing is regarded as low. The following are the contractual maturities of financial liabilities:

	31 December 2022	31 December 2021
	$	$
<=30 days	16,029,218	2,137,693
61 – 90 days	23,018	—
>=121 days	4,691,328	5,681,603
Total	20,743,563	7,819,296

d) Foreign currency risk

The Group has financial instruments which are denominated in currencies other than USD, its reporting currency. The Group mostly incurs expenditures for which it owes money denominated in non-U.S. dollar currencies, including pounds sterling and Australian dollars. As a result, movement of such currencies could adversely affect the Group’s results of operations and financial position.

The following table includes financial instruments which are denominated in foreign currencies:

	31 December 2022	31 December 2021
	GBP £	GBP £
Cash in banks	359,021	28,265
Other receivables	—	237,869
Trade and other payables	77,301	108,912

	TZS $	TZS $
Cash in banks	600,859,075	571,228,633

	AUD $	AUD $
Cash in banks	1,456,988	—
Trade and other payables	919,785	—

There were no financial instruments denominated in AUD as at 31 December 2021.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

29. Financial risk review (cont.)

Sensitivity analysis

The following table demonstrates the estimated sensitivity to a reasonably possible change in the GBP, TZS and AUD exchange rates, with all other variables held constant. The impact on the Group’s profit is due to changes in the fair value of monetary assets and liabilities. The Group’s exposure to foreign currency changes for all other currencies is not material.

Effect on Profit	31 December 2022	31 December 2021
Change in GBP Rate
10%	43,204	46,815
-10%	(43,204)	(46,815)

Change in AUD Rate
10%	(97,851)	—
-10%	97,851	—

Change in TZS Rate
10%	(25,744)	9,862
-10%	25,744	(9,862)

There was no Australian cost in 2021

There were no financial instruments denominated in AUD as at 31 December 2021.

e) Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to maximize the shareholder value.

Management assesses the Group’s capital requirements in order to maintain an efficient overall financing structure while avoiding excessive leverage. The Group manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Group may issue new shares to finance its operating requirements.

30. Contingent liabilities

In 2020, KNCL, a subsidiary of LHL, filed a tax appeal at the Tax Revenue Appeals Tribunal to dispute a tax assessment regarding withholding tax for imported services provided to the Company by non-resident entities. The amount of tax in dispute as at 31 December 2020 was $3,664,624 (TZS 8,426,336,706). As at 31 December 2022, the appeal is still pending at the Tax Revenue Appeals Tribunal awaiting a hearing date.

Additionally, in 2021, the Company also filed an appeal before the Tax Revenue Appeals Tribunal against the Tax Revenue Authority (“TRA”) to challenge the TRA’s claim for withholding tax. The nature of tax assessment is the same as above. The amount of tax in dispute is $183,396 (TZS 421,811,314). As at 31 December 2022, the Group is still negotiating an out-of-court settlement with the TRA for all matters under dispute.

In the opinion of management and in consultation with its legal counsel, the probability that the tax appeals filed will result to an adverse outcome is low.

Lifezone Holdings Limited
Notes to the Consolidated Financial Statements
For the year ended 31 December 2022

31. Subsequent events

Management evaluated all activity of the Group through the date the consolidated financial statements were available to be issued and concluded that the following subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements or the relevant notes.

On October 14, 2022, the Group signed a second investment agreement into KNL with BHP, which comprises a $50 million share subscription, subject to certain closing conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

On September 5, 2022, the Group executed a non-binding term sheet with Harmony Minerals Limited and Dutwa Minerals Limited, the owners of the Dutwa Nickel Project in Tanzania, to acquire all the tangible assets and all registered and unregistered intellectual property of each of the companies. The Dutwa acquisition is subject to the parties entering into definitive documentation and various other conditions, including Lifezone entering into a framework agreement with the Government of Tanzania (the “GoT”) in respect of the Dutwa Nickel Project, similar to the Framework Agreement entered into in respect of the Kabanga Project. In the event we proceed with the Dutwa Acquisition, we will have to make further payments on the satisfaction of various conditions, in addition to the $400,000 non-refundable deposit we have paid in September 2022. We will also have to spend funds to develop the Dutwa project. At the date of signing these accounts, we had not completed all the conditions outlined.

On March 22, 2023, the Group executed a term sheet with Simulus Group PTY in Australia, to acquire all the tangible assets, subsidiaries, and all registered and unregistered intellectual property of the company in return for non-binding $1 million deposit payment. Subject to completion of the Simulus acquisition, the purchase terms of the deal will consist of a combination of cash and a planned liquidity event in 2023.

There were no other significant events to note subsequent to the year-end which require adjustments to, or disclosures in the financial statements.

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED 31 MARCH 2023

		Unaudited three month ended
	Note	2023	2022
		$	$
Revenue	5	495,687	736,597
(including related party revenues of $495,687 and $687,454 for the periods ended March 31, 2023 and 2022, respectively)
Gain on foreign exchange	6	80,887	1,345
General and administrative expenses	6	(7,632,017)	(1,903,731)
Operating loss		(7,055,443)	(1,165,789)

Interest income		130,194	2,281
(including interest income on shareholder loans of $3,938 and $1,889 for the periods ended March 31, 2023 and 2022, respectively)
Interest expense		(47,998)	(66,015)
Loss before tax		(6,973,247)	(1,229,523)
Income tax		—	—
Loss for the financial period		(6,973,247)	(1,229,523)

Other comprehensive income
Other comprehensive income that may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange (loss)/gain on translation of foreign operations	16	(82,315)	16,572
Total other comprehensive (loss)/income for the period		(82,315)	16,572
Total comprehensive loss for the financial period		(7,055,562)	(1,212,951)

Net loss for the year:
Attributable to ordinary shareholders of the company	16	(6,036,178)	(1,091,761)
Attributable to noncontrolling interests		(937,069)	(137,762)
		(6,973,247)	(1,229,523)
Total comprehensive loss:
Attributable to ordinary shareholders of the company	16	(6,118,493)	(1,075,189)
Attributable to noncontrolling interests		(937,069)	(137,762)
		(7,055,562)	(1,212,951)

Net loss per share:
Basic and diluted loss per share	17	(9.73)	(1.76)

Keith Liddell
Chairman
Date 15 May, 2023

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION
FOR THE THREE MONTHS ENDED 31 MARCH 2023

	Note	Unaudited 31 March 2023	31 December 2022
		$	$
Assets
Non-current assets
Exploration and evaluation assets and mining data	10	20,989,351	18,455,306
Patents		619,574	602,867
Other intangible assets		348,691	92,096
Property and equipment	9	1,007,109	884,322
Right-of-use assets	9	471,841	352,307
		23,436,566	20,386,898

Current assets
Inventories		40,154	49,736
Trade and other receivables	8	6,435,135	6,005,207

(including receivables from related parties of $659,621 and $655,683 as of 31 March 2023 and 31 December 2022, respectively and receivables from affiliated entities of $1,538,619 and $959,935 as of 31 March 2023 and 31 December 2022, respectively)

Subscription receivable	16	—	50,000,000
Cash and cash equivalents	7	58,727,629	20,535,210
		65,202,918	76,590,153
Total assets		88,639,484	96,977,051

Liabilities and equity

Equity
Share capital	16	3,101	3,101
Share premium	16	25,436,656	25,436,656
Shared based payment reserve	16	25,483,348	25,483,348
Other reserves	16	(15,495,254)	(15,495,254)
Foreign currency translation reserve	16	33,549	115,864
Redemption reserve	16	280,808	280,808
Accumulated deficit		(50,326,780)	(44,290,602)
Total Shareholders’ (deficit) equity		(14,584,572)	(8,466,079)
Convertible loans	16	—	—
Non-controlling interests	16	83,515,815	84,452,884
Total equity		68,931,243	75,986,805

Non-current liabilities
Lease liabilities	12	373,143	290,576
Long term asset retirement obligation provision	15	303,000	303,000
Contingent consideration	14	3,729,096	3,689,755
		4,405,239	4,283,331

Current liabilities
Lease liabilities	12	148,337	105,304
Trade and other payables	11	15,154,665	16,601,611
		15,303,002	16,706,915

Total liabilities		19,708,241	20,990,246
Total equity and liabilities		88,639,484	96,977,051
Keith Liddell Chairman Date 15 May, 2023

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
FOR THE THREE MONTHS ENDED 31 MARCH 2023

	Note	Share Capital	Share Premium	Shared Based Payment Reserve	Other Reserves	Foreign currency translation Reserve	Redemption Reserve	Accumulated Deficit	Total Shareholders’ equity	Convertible loans issued	Non-controlling Interest	Total equity
		$	$	$	$	$	$	$	$	$	$	$
At 1 January 2022		1,843	25,436,656	9,988,094	—	—	280,808	(20,707,260)	15,000,141	39,040,000	(176,238)	53,863,903

Total loss for the interim financial period		—	—	—	—	—	—	(1,091,761)	(1,091,761)	—	(137,762)	(1,229,523)
Total other comprehensive income for the interim financial period		—	—	—	—	16,572	—	—	16,572	—	—	16,572
At 31 March 2022 (unaudited)		1,843	25,436,656	9,988,094	—	16,572	280,808	(21,799,021)	13,924,952	39,040,000	(314,000)	52,650,952

At 1 January 2023		3,101	25,436,656	25,483,348	(15,495,254)	115,864	280,808	(44,290,602)	(8,466,079)	—	84,452,884	75,986,805

Total loss for the interim financial period		—	—	—	—	—	—	(6,036,178)	(6,036,178)	—	(937,069)	(6,973,247)
Total other comprehensive loss for the interim financial period		—	—	—	—	(82,315)	—	—	(82,315)	—	—	(82,315)
At 31 March 2023 (unaudited)	16	3,101	25,436,656	25,483,348	(15,495,254)	33,549	280,808	(50,326,780)	(14,584,572)	—	83,515,815	68,931,243

Lifezone Holdings Limited
UNAUDITED CONDENSED CONSOLIDATED INTERIM CASH FLOW STATEMENT
FOR THE THREE MONTHS ENDED 31 MARCH 2023

	Note	Unaudited 31 March 2023	Unaudited 31 March 2022
		$	$
Cash flows from operating activities
Consolidated loss for year		(7,055,562)	(1,212,951)
Adjustments for:
Interest income		(130,194)	(2,281)
Amortisation of intangibles		34,081	17,529
Foreign exchange loss	9	(80,887)	(1,345)
Loss of disposal on property and equipment	13	—	271,791
Interest expense		47,998	66,015
Depreciation of property and equipment and right-of-use assets	9	69,270	63,253
Operating loss before working capital changes		(7,115,294)	(797,989)
Changes in trade and other receivables		76,197	(198,473)
Changes in related party receivables		(578,684)	(129,348)
Changes in inventories		9,582	(1,585)
Changes in other current assets		(89,203)	(4,384)
Changes in prepaid mining license		246,587	250,149
Changes in customer credit to related party	13	—	(208,550)
Changes in trade and other payables	11	1,083,137	(732,168)
Net cash used in operating activities		(6,367,678)	(1,822,348)

Cash flows from investing activities
Interest received from bank		126,256	392
Patent costs incurred		(35,818)	—
Expenditures on property and equipment	9	(161,042)	(44,893)
Expenditures on other intangible assets		(303,866)	—
Investment in exploration and evaluation assets	10	(2,534,045)	(1,012,781)
Acquisition of subsidiaries, net of cash acquired	18	—	(7,591)
Net cash used in investing activities		(2,908,515)	(1,064,873)

Cash flows from financing activities
Payment of lease liabilities	12	(31,388)	(19,305)
Movement in subscription receivable	16	47,500,000	—
Net cash provided by/(used in) financing activities		47,468,612	(19,305)

Net increase/(decrease) in cash and cash equivalents		38,192,419	(2,906,526)

Cash and cash equivalents
Beginning of period		20,535,210	45,624,110
End of period		58,727,629	42,717,584

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

1. General information

The unaudited condensed consolidated interim financial statements of Lifezone Holdings Limited (“LHL”), and its subsidiaries (collectively, the Group) for the three months ended 31 March 2023 were authorised for issue in accordance with a resolution of the Directors on 15 May 2023. LHL (the Company or the parent) is a limited company incorporated and domiciled in Isle of Man and whose shares are not publicly traded. The registered office is located at Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

The Group is engaged in the development, patenting, and licensing of hydrometallurgical technology for use in the extractive metallurgy, minerals, and recycling industries. Information on the Group’s structure is provided in note 2.2.

Information on other related party relationships of the Group is provided in note 13.

History and Organization

LHL, was incorporated on 28 March 2022, as a holding company for Lifezone Limited (“LZL”) and acquired 100% of the equity interest in LZL on 24 June 2022. As part of this acquisition, LZL shares were split 1:200, and LHL shares were issued to LZL shareholders at the time on a 1:1 basis. Further, on 24 June 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of Kabanga Nickel Limited (“KNL”) (other than LZL) exchanged their shares of KNL for shares of LHL on a 1:1 basis (the “Flip-Up”).

As LHL did not have any previous operations, LZL and KNL (together with its subsidiaries) are viewed as the predecessors to LHL and its consolidated subsidiaries, and the flip-up was accounted for as a common control transaction using the predecessor value method.

On December 13, 2022, Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals” or the “Company”) and GoGreen Investments Corporation, an exempted company incorporated under the laws of the Cayman Islands (“GoGreen”), entered into a Business Combination Agreement, with GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company (the “Merger Sub”) and wholly owned direct subsidiary of Lifezone Metals, Lifezone Holdings Limited, an Isle of Man company (“LHL”). The closing of the transaction is expected to take place in the second quarter of 2023, and Lifezone Metals is expected to be listed on the New York Stock Exchange (“NYSE”).

2. Significant accounting policies

2.1. Basis of preparation

The Group’s unaudited condensed consolidated interim financial statements for the three months ended 31 March 2023 have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all the information required in annual financial statements in accordance with International Financial Reporting Standards (‘‘IFRS’’) and should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2022.

The unaudited condensed consolidated interim financial statements have been prepared on a historical cost basis.

The unaudited condensed consolidated interim financial statements incorporate the results of business combinations under common control using the predecessor value method. In the unaudited condensed consolidated interim statement of financial position, the acquiree’s identifiable assets and liabilities are initially recognised at their carrying values at the acquisition date. The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, is accounted for directly in equity under Other Reserves. The results of acquired operations are included in the unaudited condensed consolidated interim statement of comprehensive income from the date on which control is obtained.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

2. Significant accounting policies (cont.)

The Group has prepared the unaudited condensed consolidated interim financial statements on the basis that it will continue to operate as a going concern as discussed in note 2.4.

The unaudited condensed consolidated interim financial statements have been prepared in accordance with the accounting policies adopted in the Group’s most recent annual financial statements for the year ended 31 December 2022.

2.2. Basis of consolidation

The unaudited condensed consolidated interim financial statements comprise the financial statements of the Company and its subsidiaries as of 31 March 2023. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•        power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee).

•        exposure, or rights, to variable returns from its involvement with the investee; or

•        the ability to use its power over the investee to affect its returns.

2.2. Basis of consolidation

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•        the contractual arrangement(s) with the other vote holders of the investee.

•        rights arising from other contractual arrangements; and

•        the Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income, and expenses of a subsidiary acquired or disposed of during the year are included in the unaudited condensed consolidated interim financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses, and cash flows relating to transactions between members of the Group are eliminated on full consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest, and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

2. Significant accounting policies (cont.)

The unaudited condensed consolidated interim financial statements comprise the financial statements as of 31 March 2023 and 31 December 2022 of below subsidiaries.

Name of subsidiary	Direct/ Indirect	Country of incorporation	Principal place of Business	Percentage of Ownership (%)
				2023	2022
Lifezone Limited	Direct	Isle of Man	United Kingdom	100.0%	100.0%
LZ Services Limited	Indirect	United Kingdom	United Kingdom	100.0%	100.0%
Kabanga Holdings Limited	Indirect	Cayman Islands	Cayman Islands	83.0%	91.1%
Kabanga Nickel Company Limited	Indirect	Tanzania	Tanzania	83.0%	91.1%
Kabanga Nickel Limited	Indirect	United Kingdom	United Kingdom	83.0%	91.1%
Kagera Mining Company Limited	Indirect	Tanzania	Tanzania	83.0%	91.1%
Metprotech Pacific Proprietary Limited	Indirect	Australia	Australia	100.0%	100.0%
Romanex International Limited	Indirect	Canada	Canada	100.0%	100.0%
Tembo Nickel Corporation Limited	Indirect	Tanzania	Tanzania	69.7%	76.5%
Tembo Nickel Mining Corporation Limited	Indirect	Tanzania	Tanzania	69.7%	76.5%
Tembo Nickel Refining Corporation Limited	Indirect	Tanzania	Tanzania	69.7%	76.5%

In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, the completion of which is subject to certain conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

The Group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

2.3. Business combinations under common control

Business combinations involving entities under common control are outside the scope of IFRS 3 Business Combinations and there is no other specific IFRS guidance. Accordingly, management used its judgement to develop an accounting policy that is relevant and reliable, in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.

2.4. Going concern

The management of the Group (“Management”) has assessed the going concern assumptions of the Group during the preparation of these unaudited condensed consolidated interim financial statements.

The Group had net comprehensive loss of $7,055,562 for the three months ended 31 March 2023 (2022: $1,212,951), accumulated losses of $50,326,780 at 31 March 2023 (31 December 2022: $44,290,602), and positive cash flow of $38,192,419 for the three months ended 31 March 2023, compared to negative cash flow $2,906,526 for the three months ended 31 March 2022.

Notwithstanding these results, Management believes there are no events or conditions that raises doubt on the ability of the Group to continue as a going concern for a reasonable period of time after the preparation of the unaudited condensed consolidated interim financial statements. The assessment includes knowledge of the Group’s current cash available to the Group as of 31 March 2023, along with the expected inflow of cash from the business combination and a planned liquidity event in 2023. After considering cash outflows, the Directors have a reasonable expectation that the Group will receive the funds necessary to continue its operations for a reasonable period of time from the date of the unaudited condensed consolidated interim financial statements.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

2. Significant accounting policies (cont.)

2.5. Functional and reporting currency

These unaudited condensed consolidated interim financial statements are presented in USD ($), which is the Company’s functional currency, and all values are rounded to the nearest dollar ($), except where otherwise indicated. The functional currency is the currency of the primary economic environment in which the entity operates. Accordingly, the Group measures its financial results and financial position in USD ($).

The reporting currency used for the preparation of the unaudited condensed consolidated interim financial statements is USD ($), which is the currency in which the share capital of the Company is denominated.

The Company and its subsidiary undertakings incur transactions in USD ($), British Pounds (“GBP”) (£), Australian Dollars (“AUD”) ($), and Tanzanian Shillings (“TZS”).

For subsidiaries LZ Services Limited and Metprotech Pacific Pty Limited, the functional currencies are GBP and AUD respectively. The balances of the subsidiaries reporting under other currencies are translated to USD.

2.6. Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability or

•        In the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group.

The fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

Equity Instruments for which fair value is measured or disclosed in the unaudited condensed consolidated interim financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For instruments that are recognised in the unaudited condensed consolidated interim financial statements at fair value, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

2. Significant accounting policies (cont.)

The management determines the policies and procedures for non-recurring measurement, such as share options and restricted stock units. There are no recurring fair value measurements, and the movement in the fair value of the share options and restricted stock units is due to a modification during the year.

External valuers are involved for valuation of the equity instruments. Involvement of external valuers is determined management. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. Share options and restricted stock units are currently measured under Level 3, the inputs for which are disclosed in note 16.

There were no transfers between Level 1 and Level 2 during the three month period to 31 March 2023 or the year to 31 December 2022.

3. Key sources of estimation and uncertainty

Significant accounting judgements, estimates and assumptions

The preparation of the Group’s unaudited condensed consolidated interim financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in the future period.

The judgements, estimates and assumptions applied in the Unaudited Condensed Consolidated Interim Financial Statements, including the key sources of estimation uncertainty, were the same as those applied in the Group’s last annual financial statements for the year ended 31 December 2022.

4. Segment information

For management purposes, the Group is organized into business units based on the main types of activities and has two reportable operating segments, as follows:

•        Metals extraction and refining business; and

•        Intellectual property (“IP”) licensing business.

The Metals Extraction and refining segment of the business consists of the Group’s interest in KNL. The Intellectual Property segment is managed through the Group’s wholly owned subsidiary, LZL.

The Executive Management Committee monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment and is the Group’s Chief Operating Decision Maker (CODM). Segment performance is evaluated based on operating profit or loss before taxes and is measured consistently with operating profit or loss in the unaudited condensed consolidated interim financial statements.

However, the Group’s financing (including finance costs and finance income) and income taxes are managed on a group basis and are allocated to the intellectual property segment.

Each of these operating segments is managed separately as each requires different technological expertise, marketing approaches and other resources. All inter-segment transfers are carried out at arm’s length terms comparable to transactions with third parties.

Inter-segment eliminations and transactions are identified separately, and the combined segments’ information is reconciled to the Statement of Financial Position and Statement of Comprehensive Income.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

4. Segment information (cont.)

Inter-segment revenues are eliminated upon consolidation and reflected in the ‘Inter-segment eliminations’ column.

The operating results for the three months ended 31 March 2023 and 2022 respectively are shown below.

	Intellectual Property	Metals Extraction	Inter-Segment eliminations	Total
	$	$	$	$
For three month ended 31 March 2023
Revenue	2,463,052	—	(1,967,365)	495,687
Interest income	41,923	88,271	—	130,194
Gain (loss) on foreign exchange	(14,028)	94,915	—	80,887
General and administrative expenses	(2,113,739)	(7,485,643)	1,967,365	(7,632,017)
Interest expense	—	(47,998)	—	(47,998)
Gain (loss) before tax	377,208	(7,350,455)	—	(6,973,247)

For three month ended 31 March 2023
Segment assets	27,647,060	383,790,694	(322,798,270)	88,639,484
Segment liabilities	(10,855,380)	(333,543,497)	324,690,636	(19,708,241)
	Intellectual Property	Metals Extraction	Inter-Segment eliminations	Total
	$	$	$	$
For three month ended 31 March 2022
Revenue	2,085,856	—	(1,349,259)	736,597
Interest income	1,939	342	—	2,281
Gain (loss) on foreign exchange	(1,102)	2,447	—	1,345
General and administrative expenses	(170,766)	(3,082,224)	1,349,259	(1,903,731)
Interest expense	—	(66,015)	—	(66,015)
Gain (loss) before tax	1,915,927	(3,145,450)	—	(1,229,523)

For year ended 31 December 2022
Segment assets	27,650,454	391,565,426	(322,238,829)	96,977,051
Segment liabilities	(11,231,295)	(326,286,630)	316,527,679	(20,990,246)

5. Revenue

	Unaudited 31 March 2023	Unaudited 31 March 2022
	$	$
Kellplant Proprietary Ltd	318,206	377,707
Kelltechnology SA Proprietary Ltd	177,481	309,747
Consulting and management fee with affiliated companies	495,687	687,454
Non-affiliated company revenue	—	49,143
	495,687	736,597

Revenue is attributable to the Group’s principal activity from its consulting and management services with regards to the Group’s licenses of patents for use in mineral beneficiation operations to affiliated companies primarily in Africa and consulting and management services to non-affiliated companies.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

6. General and administrative expenses

Following is a summary key expenses included in administrative expenses:

	Note	Unaudited 31 March 2023	Unaudited 31 March 2022
		$	$
Wages & employee benefits		1,554,506	281,920
Professional Fees		2,828,454	448,269
Directors fees		51,363	44,296
Legal expenses		1,626,754	73,856
Mining expenses		342,404	280,876
Depreciation of property and equipment	9	38,255	16,279
Depreciation of right of use asset	9	31,015	46,974
Loss on disposal of property and equipment	9	—	271,791
Amortization of intangible assets		34,081	17,529
Gain on foreign exchange		(80,887)	(1,345)

7. Cash and cash equivalents

	Unaudited 31 March 2023	31 December 2022
	$	$
Cash in banks	58,727,629	20,535,210

Cash in banks earn interest at the bank deposit rates averaging 0.10 – 1.40% over the period.

Interest income from cash and cash equivalents amounted to $126,256 for the three months ended
31 March 2023 (31 December 2022: $214,252).

8. Trade and other receivables

Other receivables consist of the following:

	Note	Unaudited 31 March 2023	31 December 2022
		$	$
VAT receivables		1,865,334	2,827,070
Other receivables		1,124,657	158,231
Receivables from affiliated entities	13	1,538,619	959,935
Prepayments		650,149	560,946
Related party receivables	13	659,621	655,683
Prepaid mining license		596,755	843,342
		6,435,135	6,005,207

The Group is required to pay an annual fee to maintain its mining license with the Tanzanian government. The prepaid portion of the fee was $596,755 as of 31 March 2023 (31 December 2022: $843,342).

Receivables from affiliated entities relate to short term services to and payments on behalf of affiliated entities disclosed in note 13. Trade receivables arising from Revenue activities are included as part of receivables from affiliated entities. Credit terms are 30 days from the start of the period being charged.

VAT receivables are short term and receivable within three months following applicable VAT refund application in the local tax jurisdiction.

All other receivables are short term in nature.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

9. Property and equipment and right-of-use assets

The Group’s property and equipment and right-of-use assets include building, transportation equipment, and office and computer equipment. The carrying amounts for the reporting periods can be analysed as follows:

	Buildings	Transportation equipment	Office and computer equipment	Total Property and equipment	Right-of-use assets	Total
	$	$	$	$	$	$
Cost
Balance at 1 January 2022	932,623	41,457	52,292	1,026,372	—	1,026,372
Additions	—	82,495	202,369	284,864	469,743	754,607
Disposals for the period	(255,346)	—	(16,445)	(271,791)	—	(271,791)
Balance at 31 December 2022	677,277	123,952	238,216	1,039,445	469,743	1,509,188

Accumulated depreciation
Balance at 1 January 2022	(14,713)	(7,773)	(3,041)	(25,527)	—	(25,527)
Charge for the period	(22,068)	(36,639)	(70,889)	(129,596)	(117,436)	(247,032)
Balance at 31 December 2022	(36,781)	(44,412)	(73,930)	(155,123)	(117,436)	(272,559)
Carrying amount at 31 December 2022	640,496	79,540	164,286	884,322	352,307	1,236,629

Cost
Balance at 1 January 2023	677,277	123,952	238,216	1,039,445	469,743	1,509,188
Additions	—	75,551	85,491	161,042	150,549	311,591
Balance at 31 March 2023	677,277	199,503	323,707	1,200,487	620,292	1,820,779

Accumulated depreciation
Balance at 1 January 2023	(36,781)	(44,412)	(73,930)	(155,123)	(117,436)	(272,559)
Charge for the period	(5,517)	(15,639)	(17,099)	(38,255)	(31,015)	(69,270)
Balance at 31 March 2023	(42,298)	(60,051)	(91,029)	(193,378)	(148,451)	(341,829)
Carrying amount at 31 March 2023	634,979	139,452	232,678	1,007,109	471,841	1,478,950

During the year ended 31 December 2022, the Group disposed certain buildings and office and computer equipment with a carrying value of $271,791. These assets relate to the Tanzanian operations deemed no longer in use. The Group recognised a loss on disposal of property and equipment amounting to $271,791 in the unaudited condensed consolidated interim statement of comprehensive income.

Additions as of 31 March 2023 includes non-cash additions amounting to $32,301 (2022: $Nil).

There were no disposals in the three months ended March 2023.

10. Exploration and evaluation assets and mining data

	Mining Data	Exploration and evaluation assets	Total
	$	$	$
Cost
Balance at 1 January 2022	12,746,135	—	12,746,135
Additions during the period	—	5,709,171	5,709,171
Carrying amount at 31 December 2022	12,746,135	5,709,171	18,455,306

Cost
Balance at 1 January 2023	12,746,135	5,709,171	18,455,306
Additions during the period	—	2,534,045	2,534,045
Balance at 31 March 2023	12,746,135	8,243,216	20,989,351

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

10. Exploration and evaluation assets and mining data (cont.)

In 2021, the Group completed the acquisition of all shares of Kabanga Holdings Limited (KHL) from Barrick International (Barbados) Corporation (BIBC) and Glencore Canada Corporation (GCC) and all shares of Romanex International Limited (RIL) from GCC and Sutton Resources Limited (SRL).

Mining data acquired in conjunction with this acquisition has an indefinite life and is not being amortised.

Following the completion of the ongoing definitive feasibility study which involves capital expenditure to identify and delineate mineral reserves through geological and geotechnical surveying and drilling, at that point, the useful life of the Exploration and evaluation assets will be determined and amortised.

Exploration and evaluation assets and mining data are evaluated for impairment indicators for the reporting periods. No such impairment indicators existed for the reporting periods.

Additions for three months ended March 2023 relate to drilling (to upgrade resource status), resettlement work (mainly land survey and valuation of assets that includes land and crops within the Special Mining License) and environmental impact studies.

Drilling costs are capitalized and recognized as exploration and evaluation assets.

During the three months ending March 2023, the Group expensed $Nil exploration and evaluation expenditure to unaudited condensed consolidated interim statement of comprehensive income (2022: $Nil).

11. Trade and other payables

	Unaudited 31 March 2023	31 December 2022
	$	$
Trade payables	728,558	645,677
VAT Payable	182,337	595,412
Accrued expenses	14,243,770	15,360,522
	15,154,665	16,601,611

Included in accrued expenses are $11,091,925 (31 December 2022: $9,649,642) of accrued professional cost as of 31 March 2023 in relation to the business combination with GoGreen Investments, a publicly listed special acquisition company (“SPAC”) on the NYSE. Upon closing of the merger transaction, our balance sheet with GoGreen’ s cash in trust after redemptions and expenses will have in excess of $70 million. Closing of the transaction is expected to take place in the second quarter 2023.

All amounts are short-term. The carrying value of trade payables and accrued expenses are considered to be a reasonable approximation of their fair value.

12. Lease liabilities

The Group entered into a contract with Cordula Limited, Tanzania for lease of office space used in the Group’s operations in 2022. In 2023, the Group entered into a new agreement also with Cordula Limited, Tanzania for lease of additional office space. The lease agreements will expire on September 2026. The capitalisation of lease liability and related right of use asset disclosed in note 9 is included as part of non-cash transactions for the periods ended 31 March 2023 and 31 March 2022.

The Group’s obligations under its leases are secured by the lessor’s title to the leased assets. The lease contract does not include variable lease payments.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

12. Lease liabilities (cont.)

The roll forward analysis of lease liability is presented following page:

At 1 January 2022	—
Additions	456,068
Interest accretion on lease liability	20,745
Payments	(80,933)
At 31 December 2022	395,880

Current	105,304
Non-current	290,576
395,880

At 1 January 2023	395,880
Additions	150,549
Interest accretion on lease liability	6,438
Payments	(31,388)
At 31 March	521,479

Current	148,337
Non-current	373,143
521,480

Shown below is the maturity analysis of the undiscounted lease payments:

	Unaudited 31 March 2023	31 December 2022
	$	$
Less than 1 year	170,775	122,513
More than 1 year but less than 5 years	398,520	311,850
	569,295	434,363

13. Significant related party transactions

Related party revenue

The Group had sales to related parties as follows for the periods ended 31 March:

	Unaudited 31 March 2023	31 December 2022
	$	$
Transactions with affiliated companies
Kellplant Proprietary Ltd	318,206	1,510,830
Kelltechnology SA Proprietary Ltd	177,481	1,344,039
Consulting and management fee revenue	495,687	2,854,869

Revenue is attributable to the Group’s principal activity of consulting for the operations of mineral beneficiation operations primarily in Africa as discussed in note 5. These affiliated entities are joint venture entities of the Group, as disclosed in note 19.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

13. Significant related party transactions (cont.)

Related party expenses

The Group incurred operating expenses from related parties as follows for the three months ended 31 March:

	Unaudited 31 March 2023	31 December 2022
	$	$
Transactions with shareholders
Consultancy fees	328,406	4,216,345
Wages	354,627	2,221,996
Directors fees	51,363	192,298

Professional and consulting fees are incurred through the course of the Company’s mineral beneficiation.consulting services. Legal and professional, consulting, and director services are provided by certain shareholders of the Company. For the three months ended 31 March 2023, consulting fees expense amounted to $328,406 (2022: $69,631), wages amounted to $354,627 (2022: $Nil) and director fees amounted to $51,363 (2022: $44,296).

Related party receivables

The Group had receivables due from related parties as follows at 31 March 2023 and 31 December 2022:

	Unaudited 31 March 2023	31 December 2022
	$	$
Balances with affiliated entities
BHP Billiton (UK) DDS Limited	294,096	211,099
Kellplant Proprietary Ltd	318,206	—
Kelltechnology SA Proprietary Ltd	926,317	748,836
Other receivables	1,538,619	959,935

Balances with key management personnel
Related party receivables – Interest free	375,000	375,000
Related party receivables – Interest bearing	284,621	280,683
	659,621	655,683

Receivables from affiliated entities

Relate to short term services to and payments on behalf of affiliated entities and are considered provided at arm’s length.

Balances with key management personnel

In 2020, the Company has provided loans to shareholders amounting to $375,000. As of 31 March 2023, and 31 December 2022, these loan receivables are still outstanding. The loans with the management of the Company are interest free and repayable on demand and are not considered provided at arm’s length.

Related party receivables — Interest bearing is unsecured, bear a SONIA, plus 3% interest rate, and is repayable on demand and are considered provided at arm’s length.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

13. Significant related party transactions (cont.)

Related party payables

The Group had no payables due to related parties as of 31 March 2023 and 31 December 2022, respectively.

Related party share-based payments

The Company granted restricted stock units to key management personnel as described in detail in note 16.

Related party agreements

The Group has certain consulting agreements with key management personnel and directors. These are disclosed in the Related party expenses paragraph of note 13.

Commitments and contingencies

Pursuant to a share purchase agreement dated 9 December 2019, LZL serves as guarantor of the purchase of shares by a subsidiary, KNL, which was finalised in April 2021. Subject to the share purchase agreement, a consideration is due to the seller upon the completion of a feasibility study estimated to occur within the next twenty-four months as described in note 14.

14. Contingent consideration

In April 2021, the Group acquired group of subsidiary companies for $14 million. A total of $8 million was released from escrow in 2021, with the remaining $6 million due to the seller in stage payments as below:

•        The first tranche amounting to $2 million: payable at the earlier of completion of feasibility study and 3rd anniversary of the contract from date of signing.

•        The second tranche amounting to $4 million: payable at earlier of completion of feasibility study or 5th anniversary of the contract from date of signing.

On 15 December 2022, the Group made the first tranche payment amounting to $2 million. The remaining $4 million is expected to be paid by the 4th quarter of 2024. The present value of the outstanding balance of contingent consideration as of 31 March 2023, discounted at prime, plus 1%, at 4.25% has been reported on the Statement of Financial Position at $3,729,096 (31 December 2022: $3,689,755).

The carrying amounts for the reporting periods can be analyzed as follows:

Gross carrying amount	$
At 1 January 2022	5,681,603
Repayment	(2,000,000)
Remeasurement gain	(235,505)
Accretion of interest	243,657
At 31 December 2022	3,689,755
Accretion of interest	39,341
At 31 March 2023	3,729,096

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

15. Long term rehabilitation provision

	Unaudited 31 March 2023	31 December 2022
	$	$
Asset retirement obligation provision	303,000	303,000

The Group’s mining, processing, exploration, and development activities are subject to various Government controls and regulations relating to protection of the environment, including requirements for the closure and reclamation of mining properties. Through the exploration and evaluation operations of the mining property, asset retirement obligations are incurred.

The Group makes full provision for the future cost of asset retirement on a discounted basis at the time of developing the mines and installing and using those facilities. The asset retirement obligation represents the present value of rehabilitation costs relating to mine sites. These provisions have been created based on the Group’s internal estimates. Assumptions based on the current economic environment have been made, which management believes are a reasonable basis upon which to estimate the future liability. These estimates are reviewed regularly to consider any material changes to the assumptions because of changes in laws and regulations, public expectations, prices, discovery and analysis of site conditions and changes in technology to restore the mine sites. However, actual asset retirement cost will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time. The Group has estimated the present value of asset retirement obligations under present environmental regulations as of 31 March 2023 at $303,000 (31 December 2022: $303,000)

16. Equity

LHL, was incorporated on 28 March 2022, as a holding company for LZL and acquired 100% of the equity interest in LZL on 24 June 2022. As part of this acquisition, LZL shares were split 1:200, and LHL shares were issued to LZL shareholders at the time on a 1:1 basis. Further, on June 24, 2022 (at the same time as the Lifezone Holdings Transaction), the shareholders of KNL (other than LZL) exchanged their shares of KNL for shares of LHL (the “Flip-Up”) in consideration for issuing shares of LHL on a 1:1 basis.

	Unaudited 31 March 2023		31 December 2022
	Number of Shares	$	Number of Shares	$
Share capital:

Number of ordinary shares in issue	620,290		620,290
Nominal average value per ordinary per share		$0.005		$0.005
Nominal value of ordinary total shares		$3,101		$3,101

The number of shares and nominal average value have been adjusted to retrospectively reflect the impact of the flip-up in accordance with the predecessor value method of accounting for the business combination under common control.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

16. Equity (cont.)

Reconciliation of Share Capital movement

	Unaudited 31 March 2023		31 December 2022
	Number of Shares	$	Number of Shares	$
Share capital, beginning	620,290	3,101

Transactions with shareholders
Share flip up transaction
Swap of Lifezone and Kabanga Nickel Limited shares	(620,290)	(3,101)
Issue of Lifezone Holding Limited shares	620,290	3,101
Total transactions with shareholders		—

Share capital, ending	620,290	3,101	620,290	3,101

Share premium		25,676,656		25,676,656
Stock issuance fees		(240,000)		(240,000)
Total shared based payment reserve		25,436,656		25,436,656

Restricted stock units		14,379,698		14,379,698
Share options		11,103,650		11,103,650
Total share premium		25,483,348		25,483,348

Other Reserves		(15,495,254)		(15,495,254)
Translations Reserve		33,549		115,864
Redemption Reserve		280,808		280,808
		35,742,208		35,824,523

Share capital

Share capital reflects the par value of shares issued as shown on the condensed consolidated interim financial position in the presentational currency USD.

Share premium

Share premium reflects the excess of consideration received, net of issue costs, over par value of shares.

Other reserve

Other reserves reflect revaluation of Share-based payments and Restricted stock units.

Foreign currency translation reserve

Assets and liabilities of the Group’s foreign subsidiaries are translated into USD using the exchange rates in effect on the unaudited condensed consolidated interim balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the unaudited condensed consolidated interim statement of comprehensive income translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in the Group’s condensed consolidated interim translation reserves. The Group has subsidiaries functioning in GBP and AUD.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

16. Equity (cont.)

Accumulated deficit

This includes all current and prior period accumulated losses of the Group.

Convertible loan

On 24 December 2021, one of the Group’s subsidiaries, KNL, entered into a $40 million convertible loan agreement with BHP. The loan was convertible into 35,277 ordinary shares in KNL and represents 8.9% of the total voting and economic share rights in the KNL. BHP equity ownership is subject to Tanzanian Fair Competition Clearance (FCC) approval. The loan was expected to be converted into ordinary shares of the Company upon receipt of FCC approval. The Company had recorded the BHP convertible loan as equity based on the conversion terms of the agreement.

In May 2022, after KNL’s receipt of FCC approval, BHP requested that the $40 million convertible loan be converted into shares. The conversion took place on 1st July 2022 and is now reflected as a
Non-controlling Interest in in Equity as at 31 March 2023.

Non-controlling Interest

In January 2021, the Group and the government of Tanzania established a joint venture Group in Tanzania called Tembo Nickel Corporation Limited (“TNCL”) in order to develop, process and refine products from the Kabanga Nickel project. The government owns a non-dilutable free carried interest representing 16% of the issued share capital of TNCL. The Government’s 16% interest in the joint venture arrangement is presented as a noncontrolling interest on the unaudited condensed consolidated interim financial statements.

In December 2021, the Group established a joint venture with BHP under the Lifezone Subscription Agreement, following the conversion of convertible loans on 1st July 2022, BHP held an 8.9% interest in KNL and with the converted loans into shares reflected within Non-controlling Interest’s Equity.

In October 2022, BHP also agreed to invest a further $50 million in KNL in the form of equity under the Tranche 2 Subscription Agreement, the completion of which is subject to certain conditions. The Company satisfied substantially all the closing conditions and received the $50 million on 15 February 2023 and issued a stock certificate on the same day, bringing BHP’s interest in KNL from 8.9% as of 31 December 2022 to 17.0%, effective 15 February 2023.

Restricted stock units

On 10 November 2021, restricted stock units were granted to key management personnel for 150 ordinary shares at $1.00 per share with a ten-year lapse date.

The restricted stock units vest only upon certain events being one of the following:

•        Asset sale — arm’s-length sale of all or substantially all of the assets of LHL

•        Share sale — arm’s-length sale of shares in LHL to a buyer which results in a change of control of LHL

•        Listing — listing of the shares of the Company, or a holding company formed for the purposes of the listing, on any recognized investment exchange such as the London Stock Exchange or the NYSE.

The fair value of restricted stock units recognized as expensed in the three months ended 31 March 2023 was $Nil (31 December 2022: $Nil) with a weighted remaining contractual life of 8.76 years (31 December 2022: 9 years).

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

16. Equity (cont.)

The following are the inputs to the model for the equity instruments granted during the year:

	Unaudited 31 March 2023 RSU Inputs	31 December 2022 RSU Inputs
Days to Expiration	3,197	3,287
Volatility	57.90%	57.90%
Risk free interest rate	0.36%	0.36%
Share price at grant	$1.00	$1.00
Discount for lack of marketability	14%	14%
Probability of vesting	60%	60%

As of 31 March 2023, the probability of vesting is estimated at 60% (31 December 2022: 60%). If the probability of vesting is increased to 70%, the corresponding share base payment will increase by $2,947,418 if the probability of vesting is decreased to 50%, the corresponding share base payment will decrease by ($2,947,418).

The following table summarises the RSU activity for the year:

	RSUs Unit	Fair value ($)
Balance at 1 January 2022	150	9,525,000
Granted	—	—
Released*	(150)	—
Exchanged*	30,000	—
Lapsed	—	—
Fair value adjustment	—	4,854,698
Exercised	—	—
Outstanding at 31 December 2022	30,000	14,379,698
Balance at 1 January 2023	30,000	14,379,698
Outstanding at 31 March 2023	30,000	14,379,698

____________

*        As part of the Flip-Up transaction as mentioned above, the 150 RSU units granted by subsidiary LZL in 2021 units were exchanged for 30,000 RSU units in LHL in May 2022.

Share-based payments

In 2021, the Board of Directors approved the grant of a total of 18,054 share options exercisable at a weighted average price of $74.48 to certain management personnel. Based on certain milestones, 11,916 (66.7%) units vested in 2021, none of the units were exercised. The remaining units vest upon an exit event. Share options recognized as expense in the three months ended 31 March 2023 was $Nil (31 December 2022: $Nil). The increase in the fair value of share-based payment reserves, assumed by LHL as part of the business combination under common control, are accounted for directly in equity under other reserves in 2022.

The fair value of share options recognized on unaudited condensed consolidated interim statement of financial position ended 31 March 2023 was $11,103,650 (31 December 2022: $11,103,650), included as part of Share-based payment reserve, along with RSUs.

There were no share options granted in the three months ended 31 March 2023.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

16. Equity (cont.)

The following are the inputs to the model for the equity instruments granted:

Stock Options	2023 Unaudited Inputs	2022 Inputs
Days to Expiration	803 – 2,994	893 – 3,084
Volatility	56.2% – 64.7%	56.2% – 64.7%
Risk free interest rate	0.52% – 1.50%	0.52% – 1.50%
Share price at grant	$58.16	$58.16

The share options outstanding as at 31 March 2023 have a weighted remaining contractual life of
7.49 years (31 December 2022: 7.69 years) with exercise price of $58.16.

The number and weighted average exercise price of share options per ordinary share is as follows:

	Share Options
	Units	Weighted price ($)
Balance at 1 January 2022	18,054	74
Outstanding at 31 December 2022	18,054	74
Balance at 1 January 2023	18,054	74
Outstanding at 31 March 2023	18,054	74

17. Earnings per share (EPS)

Basic EPS is calculated by dividing the loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted EPS is calculated by dividing the loss attributable to ordinary equity holders of the parent (after adjusting for interest on the convertible preference shares) by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following table sets forth the reconciliation of the numerator and denominator used in the computation of basic and diluted loss per common share for the three months ended 31 March 2023 and 31 March 2022:

Net loss per share	Unaudited 31 March 2023	Unaudited 31 March 2022
	$	$
Numerator:
Net loss used for basic earnings per share	(6,036,178)	(1,091,761)

Denominator:
Basic weighted-average outstanding common shares	620,290	620,290
Effect of dilutive potential common shares resulting from options	18,054	9,916
Effect of dilutive potential common RSU stock units	30,000	30,000
Weighted-average shares outstanding – diluted	668,344	660,206

Net loss per common share:
Basic and diluted loss per share	(9.73)	(1.76)

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

17. Earnings per share (EPS) (cont.)

Where a loss has occurred, basic and diluted loss per share is the same because the outstanding share options are antidilutive. Accordingly, diluted LPS equals basic LPS. The share options and RSUs outstanding at 31 March 2023, totaling 48,054 (2022: 10,066) are potentially dilutive.

18. Interests in other entities

Acquisitions during the current period

There were no acquisitions in the three months ended 31 March 2023.

Acquisitions during the previous period

In January 2022, Lifezone Limited acquired Metprotech Pacific Proprietary Limited from related parties Keith and Shelagh Liddell under a share purchase agreement for $7,591.

19. Joint ventures

The nature of the activities of all the Group’s joint ventures is trading in and operation of industrial scale the metals extraction and metals refining investments, which are seen as complementing the Group’s operations and contributing to achieving the Group’s overall strategy.

Details of each of the Group’s joint ventures at the end of the reporting period are as follows:

			Percentage of Ownership (%)
	Country of incorporation	Principal place of Business	Unaudited 31 March 2023	31 December 2022
Joint venture equity entities:
Kelltech Limited	Mauritius	South Africa	50.00%	50.00%
Kelltechnology SA Proprietary Ltd	South Africa	South Africa	33.33%	33.33%
Kellplant Proprietary Ltd	South Africa	South Africa	33.33%	33.33%

The Group has a 50% interest in Kelltech Limited, a joint venture LZL has granted an exclusive license to use the Kell Process Technology in Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and the Seychelles (the “SADC License Area” and the license, the “Kell License”).

The Group has a 33.33% interest in Kelltechnology SA Proprietary Ltd (“KTSA”), a joint venture Kelltech Limited has further exclusively sub-licensed to its 33.33% subsidiary, KTSA, the rights to the Kell Process Technology in the SADC License Area. The remaining 33.33% interest in KTSA is held by the Industrial Development Corporation of South Africa (“IDC”), a South African national development finance institution.

The Group has a 33.33% interest in Kellplant Proprietary Ltd (“Kellplant”), a wholly owned subsidiary of KTSA. Kellplant will own and operate the refinery at Pilanesberg (the “Kell-Sedibelo-Lifezone Refinery”) that will process platinum group metals (collectively, “PGMs”) and precious metals such as gold and silver, applying the Kell Process Technology.

Although the Group hold majority ownership in these companies, the Group did not have ultimate control as all major decisions had to be agreed unanimously by all parties before they could be actioned. Management therefore considered it appropriate to account for these entities as joint ventures.

All Interest joint ventures are accounted for using the equity method.

The Group has recognised its 50% share in Kelltech Limited share capital of $1,000, which is fully impaired.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

20. Financial risk review

This note presents information about the Group’s exposure to financial risks and the Group’s management of capital. The Group’s risk management is coordinated by its directors. The Group does not actively engage in the trading of financial assets for speculative purposes. The most significant financial risks to which the Group is exposed are described below:

a) Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk affecting the Group comprises of credit risk, liquidity rate risk and foreign currency risk. Financial instruments affected by market risk include deposits, trade receivables, related party receivables, trade payables, accrued liabilities, contingent considerations, and long-term rehabilitation provision.

The sensitivity analysis in the following sections relates to the positions as of 31 March 2023 and 31 December 2022.

The sensitivity analysis is intended to illustrate the sensitivity to changes in market variables on the Group’s financial instruments and show the impact on profit or loss and shareholders’ equity, where applicable.

The analysis excludes the impact of movements in market variables on the carrying value of provisions.

The following assumptions have been made in calculating the sensitivity analysis:

•        The unaudited condensed consolidated interim statement of financial position sensitivity relates to foreign currency-denominated trade receivables.

•        The sensitivity of the relevant profit before tax item and/or equity is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities at 31 March 2023 and 31 December 2022 which are all measured at amortised cost; and

•        The impact on equity is the same as the impact on profit before tax.

b) Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Group’s revenue is currently concentrated with two major customers, KTSA and Kellplant, both affiliated entities, and accordingly the Group is exposed to the possibility of loss if such customers default. The Group addresses this risk by monitoring its commercial relationship with such customers and by seeking to develop additional patented technology and entering into new partnerships.

Loan credit is extended to the Directors of the Group. Credit risk is therefore regarded as low. The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	Unaudited 31 March 2023	31 December 2022
	$	$
Cash and cash equivalents	58,727,629	20,535,210
Subscription receivable	—	50,000,000
Trade and other receivables	1,124,657	158,231
Receivable from affiliated companies	2,198,240	1,615,618
	62,050,526	72,309,059

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

20. Financial risk review (cont.)

The Group evaluated the collectability of the loan receivable and determined that no loss allowance is required.

Set out below is the information about the credit risk exposure of the Group’s financial assets as at
31 March 2023 and 31 December 2022:

		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
At 31 March 2023 (unaudited)
Cash and cash equivalent	58,727,629	—	—	—	—	—	58,727,629
Trade and other receivables	8,444	1,085,684	—	892	29,637		1,124,657
Receivable from affiliated entities	1,244,523	—	—	—	294,096	—	1,538,619
Related party receivables	659,621	—	—	—	—	—	659,621
	60,640,217	1,085,684	—	892	323,733	—	62,050,526
		Days past due
	Current	31 – 60	61 – 90	91 – 120	>120	Impairment	Total
At 31 December 2022
Cash and cash equivalent	20,535,210	—	—	—	—	—	20,535,210
Subscription receivable	50,000,000	—	—	—	—	—	50,000,000
Trade and other receivables	79,648	66,861	—	11,722	—	—	158,231
Receivable from affiliated entities	748,836	—	—	—	211,099	—	959,935
Related party receivables	655,683	—	—	—	—	—	655,683
	72,019,377	66,861	—	11,722	211,099	—	72,309,059

c) Liquidity risk

Liquidity risk arises from the possibility that the Group will not be able to meet its financial obligations as they fall due. The Group has historically been supported financially by its shareholders. The risk of its shareholders discontinuing the provision of financing was historically regarded as low. The Group proposes to fund its upfront capital requirements and ongoing operations through current cash reserves, selling equity securities or obtaining debt financing.

The Group is supported financially by the shareholders. The risk of the shareholders discontinuing the provision of financing is regarded as low. The following are the undiscounted contractual maturities of financial liabilities:

	Unaudited 31 March 2023	31 December 2022
	$	$
<=30 days	15,003,716	16,029,218
61 – 90 days	31,388	23,018
>=121 days	4,809,520	4,691,328
Total	19,844,624	20,743,563

d) Foreign currency risk

The Group has financial instruments which are denominated in currencies other than USD, its reporting currency. The Group mostly incurs expenditures for which it owes money denominated in non-U.S. dollar currencies, including pounds sterling and Australian dollars. As a result, movement of such currencies could adversely affect the Group’s results of operations and financial position.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

20. Financial risk review (cont.)

The following table includes financial instruments which are denominated in foreign currencies:

	Unaudited 31 March 2023	31 December 2022
	GBP £	GBP £
Cash in banks	2,087,804	359,021
Trade and other payables	118,656	77,301

	TZS $	AUD $
Cash in banks	587,372,564	600,859,075

	AUD $	AUD $
Cash in banks	1,467,866	1,456,988
Trade and other payables	84,457	919,785

Sensitivity analysis

The following table demonstrates the estimated sensitivity to a reasonably possible change in the GBP, TZS and AUD exchange rates, with all other variables held constant. The impact on the Group’s profit is due to changes in the fair value of monetary assets and liabilities. The Group’s exposure to foreign currency changes for all other currencies is not material.

Effect on Profit	Unaudited 31 March 2023	31 December 2022
Change in GBP Rate
10%	258,126	43,204
-10%	(258,126)	(43,204)

Change in AUD Rate
10%	(98,325)	(97,851)
-10%	98,325	97,851

Change in TZS Rate
10%	(25,101)	(25,744)
-10%	25,101	25,744

e) Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to maximize the shareholder value.

Management assesses the Group’s capital requirements in order to maintain an efficient overall financing structure while avoiding excessive leverage. The Group manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Group may issue new shares to finance its operating requirements.

No changes were made in the objectives, policies or processes during the periods ended 31 March 2023 and 31 December 2022.

Lifezone Holdings Limited
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended 2023

21. Contingent liabilities

In 2020, KNCL, a subsidiary of LHL, filed a tax appeal at the Tax Revenue Appeals Tribunal to dispute a tax assessment regarding withholding tax for imported services provided to the Company by non-resident entities. The amount of tax in dispute as at 31 December 2020 was $3,664,624 (TZS 8,426,336,706). As at 31 March 2023, the appeal is still pending at the Tax Revenue Appeals Tribunal awaiting a hearing date.

Additionally, in 2021, the Company also filed an appeal before the Tax Revenue Appeals Tribunal against the Tax Revenue Authority (“TRA”) to challenge the TRA’s claim for withholding tax. The nature of tax assessment is the same as above. The amount of tax in dispute is $183,396 (TZS 421,811,314). As at
31 March 2023, the Group is still negotiating an out-of-court settlement with the TRA for all matters under dispute.

In the opinion of management and in consultation with its legal counsel, the probability that the tax appeals filed will result in an adverse outcome is low.

22. Significant events during the interim period

On 22 March 2023, the Group executed a term sheet with Simulus Group PTY in Australia, to acquire all the tangible assets, subsidiaries, and all registered and unregistered intellectual property of the company in return for non-binding $1 million deposit payment. Subject to completion of the Simulus acquisition, the purchase terms of the deal will consist of a combination of cash and shares from a planned liquidity event in 2023.

As the date of these unaudited condensed consolidated interim financial statements the transaction had not been completed.

23. Subsequent events

The executed non-binding term sheet dated 5 September 2022, with Harmony Minerals Limited and Dutwa Minerals Limited, the owners of the Dutwa Nickel Project in Tanzania, to acquire all the tangible assets and all registered and unregistered intellectual property of each of the companies, was amended and restated on 27 April 2023.

There were no other significant events to note subsequent to the year-end which require adjustments to, or disclosures in the unaudited condensed consolidated interim financial statements.

PROSPECTUS FOR            ORDINARY SHARES AND            WARRANTS TO PURCHASE ORDINARY SHARES, IN EACH CASE, OF LIFEZONE METALS LIMITED

Until            , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

GOGREEN INVESTMENTS CORPORATION,

GOGREEN SPONSOR 1 LP,

LIFEZONE METALS LIMITED,

Aqua Merger Sub,

LIFEZONE HOLDINGS LTD,

THE COMPANY SHAREHOLDERS REPRESENTATIVE REFERRED TO HEREIN

and

THE COMPANY shareholderS SET FORTH HEREIN

Dated as of December 13, 2022

Annex A-i

Annex A-ii

Annex A-iii

SCHEDULE

Schedule 1 – Company Shareholders

EXHIBITS

Exhibit A – Sponsor Support Agreement

Exhibit B – Form of Plan of Merger

Exhibit C – Form of Holdings Nominee Share Surrender

Exhibit D – Form of Joinder

Exhibit E – Form of New Registration Rights Agreement

Exhibit F-1 – Form of Lock-Up Agreement (Key Company Shareholders)

Exhibit F-2 – Form of Lock-Up Agreement (Sponsor)

Exhibit G – Form of Warrant Assumption Agreement

Exhibit H – Form of A&R Holdings Charter

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 13, 2022, by and among GoGreen Investments Corporation, a Cayman Islands exempted company (“Purchaser”), GoGreen Sponsor 1 LP, a Delaware limited partnership, solely in its capacity as the Purchaser Representative and for purposes of Section 8.23 (“Sponsor”), Lifezone Metals Limited, an Isle of Man company (“Holdings”), Aqua Merger Sub, a Cayman Islands exempted company (“Merger Sub”), Lifezone Holdings Ltd, an Isle of Man company (the “Company”), Keith Liddell, solely in his capacity as the Company Shareholders Representative (in such capacity, the “Company Shareholders Representative”), and those shareholders of the Company set forth on the signature pages hereto as a “Company Shareholder” to this Agreement (collectively, the “Company Shareholders”). Purchaser, Holdings, Merger Sub, the Company and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Holdings is a newly incorporated Isle of Man company, formed for the purpose of participating in the Transactions (as defined below), that is an Isle of Man tax resident and owned entirely by LJ Management (IOM) Limited, an entity that is not a U.S. citizen or resident, acting as Purchaser’s nominee (the “Holdings Nominee”);

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, formed by Holdings for the purpose of participating in the Transactions, that (a) is a wholly owned direct subsidiary of Holdings and (b) has for U.S. federal income tax purposes elected to be disregarded as an entity separate from Holdings effective as of the date of Merger Sub’s formation;

WHEREAS, Holdings and Merger Sub were each formed with the minimum capital required for a company in the Isle of Man and the Cayman Islands respectively;

WHEREAS, Purchaser is a Cayman Islands exempted company structured as a blank check company incorporated for the sole purpose of effecting a share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, as of the date of this Agreement, Keith and Jane Liddell (jointly), Varna Holdings Limited, BHP Billiton (UK) DDS Limited, Peter Smedvig, Keith Liddell, Kamberg Investments Limited, Duncan Bullivant, Hermetica Limited and Chris Showalter (such Persons, collectively, the “Key Company Shareholders”) collectively own an aggregate of 570,689 Company Shares, representing approximately 92% of the Company Shares, with the Company Shareholders other than the Key Company Shareholders owning 100% of the remaining Company Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements”) with Purchaser pursuant to which the PIPE Investors have committed to purchase newly issued Holdings Ordinary Shares at a purchase price of $10.00 per share in a private placement or placements to be consummated immediately following the consummation of the Share Acquisition Closing (the “PIPE Investment”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Merger Sub shall continue as the surviving entity and a wholly owned direct subsidiary of Holdings and (ii) each issued and outstanding Purchaser Ordinary Share immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration, and (b) on the day immediately after the Merger Effective Time, the Company Shareholders will transfer all of the outstanding Company Shares to Holdings the consideration for which will be (x) the issuance of new Holdings Ordinary Shares by Holdings and (y) the issuance of the Earnout Shares by Holdings subject to the terms of and in accordance with Section 2.5 (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Purchaser and Sponsor, among others, have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit A (the “Sponsor Support Agreement”) pursuant to which, among other things, (a) Sponsor agreed to waive

Annex A-1

its anti-dilution rights in the Purchaser Charter with respect to the Purchaser Class B Ordinary Shares and (b) Sponsor agreed to subject 1,725,000 Holdings Ordinary Shares to be received in connection with the Transactions with respect to its Purchaser Class B Ordinary Shares to an earn-out subject to release only if certain price targets with respect to the Holdings Ordinary Shares are achieved after the Share Acquisition Closing Date and prior to the fifth anniversary thereof, upon the terms and conditions set forth in the Sponsor Support Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of the Company, (b) approved this Agreement, the Ancillary Documents to which the Company is party, and the Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party and the Transactions by the shareholders of the Company;

WHEREAS, the shareholders of the Company have approved this Agreement, the Ancillary Documents to which the Company is party, and the Transactions;

WHEREAS, the Board of Directors of Purchaser (the “Purchaser Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Purchaser and (ii) the Transactions constitute a “Business Combination” as such term is defined in the Purchaser Charter, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which Purchaser is party, the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Purchaser is party, the Merger and the other Transactions by the holders of the Purchaser Ordinary Shares (the “Purchaser Shareholders”);

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of Holdings, (b) approved this Agreement, the Ancillary Documents to which it is party and the Transactions and (c) resolved to recommend that the shareholder of Holdings approves this Agreement, the Ancillary Documents to which Holdings is party and the Transactions;

WHEREAS, the shareholder of Holdings has approved this Agreement, the Ancillary Documents to which Holdings is party and the Transactions;

WHEREAS, the sole Director of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and Holdings (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by Holdings (as the sole shareholder of Merger Sub);

WHEREAS Holdings has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions; and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
MERGER

1.1 Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger to be entered into between Purchaser, Merger Sub and Holdings substantially in the form attached hereto as Exhibit B (the “Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser, as a constituent company for the purpose of the Cayman Companies Act, and Merger Sub, as a constituent company for the purpose of the Cayman Companies Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub with Merger Sub being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Purchaser shall cease and Merger

Annex A-2

Sub shall continue as the surviving company and a wholly owned direct subsidiary of Holdings. Merger Sub, as the surviving company after the Merger, is hereinafter referred to as the “Surviving Company”.

1.2 Merger Effective Time. Purchaser, Merger Sub and Holdings shall cause the Merger to be consummated by filing the Plan of Merger and other Cayman Merger Filing Documents to be filed with the Cayman Registrar. The Merger shall become effective at the time on the Merger Closing Date when the Plan of Merger is registered by the Cayman Registrar in accordance with Section 233(13) of the Cayman Companies Act or at such later time permitted by the Cayman Companies Act as may be agreed and specified by Purchaser and Merger Sub with the prior written consent of the Company (the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents. The memorandum and articles of association of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the memorandum and articles of association of the Surviving Company following the Merger Effective Time until thereafter amended in accordance with such memorandum and articles of association and applicable Law.

1.5 Directors and Officers of Surviving Company. At the Merger Effective Time, the directors and officers of the Surviving Company shall be the directors and officers of Holdings, each to hold office in accordance with the Organizational Documents of the Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Merger Effective Time, the board of directors and officers of Purchaser shall automatically cease to hold office.

1.6 Effect of Merger on Purchaser Securities and Merger Sub Shares.

(a) Purchaser Unit Separation. Immediately prior to the Merger Effective Time, each Purchaser Public Unit that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-half of a Purchaser Redeemable Warrant in accordance with the terms of the applicable Purchaser Public Unit (the “Unit Separation”); provided that if a holder of Purchaser Public Units would be entitled to receive a fraction of a Purchaser Redeemable Warrant upon the Unit Separation, the number of Purchaser Redeemable Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Purchaser Redeemable Warrants without cash settlement for such rounded fraction. The detached Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6.

(b) Purchaser Ordinary Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Holdings, after giving effect to the Unit Separation referred to in Section 1.6(a), each Purchaser Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time (other than any Excluded Shares, Redeeming Purchaser Shares and Dissenting Purchaser Shares) shall thereupon be converted into, and the holder of such Purchaser Ordinary Share shall be entitled to receive, the Per Share Merger Consideration. All of the Purchaser Ordinary Shares converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.6(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such Purchaser Ordinary Shares shall have been converted in the Merger.

(c) Purchaser Warrants. At the Merger Effective Time, each Purchaser Warrant (whether or not a whole warrant) that is outstanding immediately prior to the Merger Effective Time (but after giving effect to the Unit Separation referred to in Section 1.6(a)) shall, pursuant to and in accordance with (i) Section 4.5 of the Warrant

Annex A-3

Agreement, between Purchaser and Continental Stock Transfer & Trust Company dated October 20, 2021 (as amended by the Warrant Assumption Agreement) and (ii) the Warrant Assumption Agreement, automatically and irrevocably be modified to provide that such Purchaser Warrant shall no longer entitle the holder thereof to purchase the amount of Purchaser Ordinary Shares set forth therein and in substitution thereof such Purchaser Warrant shall entitle the holder thereof to acquire such equal number of Holdings Ordinary Shares per such Purchaser Warrant.

(d) Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the Purchaser Shareholders, each Excluded Share that is issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(e) Redeeming Purchaser Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the Purchaser Shareholders or the Holdings Nominee, each Redeeming Purchaser Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming Purchaser Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the Purchaser Charter. Notwithstanding the foregoing, once the holder of a Purchaser Class A Ordinary Share has validly exercised its Redemption Right with respect to such security, such holder’s rights with respect to such security shall be limited to the right to receive a pro rata share of the Redemption Amount in accordance with the Purchaser Charter.

(f) Dissenting Purchaser Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the Purchaser Shareholders or the Holdings Nominee, each Dissenting Purchaser Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Purchaser Shareholder shall thereafter cease to have any rights with respect to such securities except the rights granted by Section 238 of the Cayman Companies Act to Dissenting Purchaser Shareholders, subject to Section 1.10. Any payment made to a Dissenting Purchaser Shareholder with respect to any Dissenting Purchaser Share shall be made by Purchaser, if such payment is made prior to the Merger Effective Time, or by Holdings or the Surviving Company, if such payment is made after the Merger Effective Time. For the avoidance of doubt, no payment made to a Dissenting Purchaser Shareholder with respect to any Dissenting Purchaser Share shall be made using funds directly or indirectly received from the Company or any Company Subsidiary.

(g) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the Purchaser Shareholders or the Holdings Nominee, each Merger Sub Share that is issued and outstanding immediately prior to the Merger Effective Time shall continue existing and held by Holdings and constitute the only issued and outstanding shares in the capital of the Surviving Company.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Holdings, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7 Satisfaction of Rights. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Holdings Securities so issued in exchange.

1.8 Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, Holdings shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 1.6.

1.9 Stock Transfer Books. At the Merger Effective Time, the register of members of Purchaser shall be closed, and there shall be no further registration of transfers of Purchaser Securities thereafter on the records of Purchaser.

Annex A-4

1.10 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Purchaser Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by Purchaser Shareholders who shall have validly exercised their dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Purchaser Shares”, and the holders of such Dissenting Purchaser Shares being the “Dissenting Purchaser Shareholders”) shall not be converted into, and such Dissenting Purchaser Shareholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such Dissenting Purchaser Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The Purchaser Ordinary Shares owned by any Purchaser Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights under Section 238 of the Cayman Companies Act shall cease to be Dissenting Purchaser Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Per Share Merger Consideration in accordance with Section 1.6(b), without any interest thereon.

(b) Prior to the Merger Effective Time, Purchaser shall give the Company (i) prompt written notice of any written objections to the Merger or demands for dissenters’ rights received by Purchaser from Purchaser Shareholders and any withdrawals of such objections or demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such objection or demand for dissenters’ rights under the Cayman Companies Act. Purchaser shall not, except with reasonable consultation with the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a Purchaser Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(c) Notwithstanding any provision of this Agreement to the contrary, if any Purchaser Shareholder gives to Purchaser any written objection to the Merger in accordance with Section 238(2) of the Cayman Companies Act (a “Written Objection”) (i) Purchaser shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such Purchaser Shareholder who has made a Written Objection and provide a copy of the same to the Company and (ii) unless the Company elects in writing to waive this Section 1.10(c), no Party shall be obligated to effect the Merger Closing and the Plan of Merger shall not be filed with the Cayman Registrar until at least twenty days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in Article X as of such date.

1.11 Appointment of Transfer Agent. Prior to the Merger Closing, Holdings shall appoint a transfer agent acceptable to the Company (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Holdings Securities, and (b) issuing Exchange Shares. The Transfer Agent shall (i) exchange Purchaser Securities for Holdings Securities, (ii) issue Exchange Shares, and (iii) take or cause to be taken such actions as are necessary to update Holdings’ register of members to reflect the actions contemplated by clauses (i) and (ii) of this sentence and irrevocable surrender of ordinary share substantially in the form attached hereto as Exhibit C (the “Holdings Nominee Share Surrender”), in each case in accordance with the terms of this Agreement and, to the extent applicable, the Plan of Merger, the IOM Companies Act, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.

1.12 Exchange of Book-Entry Shares.

(a) Exchange Procedures. At the Merger Effective Time, Holdings shall issue all Holdings Ordinary Shares to be issued as the Per Share Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five (5) Business Days after the Merger Effective Time), Holdings shall cause the Transfer Agent to mail to each holder of record of Purchaser Ordinary Shares which were converted pursuant to Section 1.6(b) into

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the Per Share Merger Consideration instructions for use in effecting the surrender of the Purchaser Ordinary Shares in exchange for the Per Share Merger Consideration in a form acceptable to the Company. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a Purchaser Ordinary Share which was converted pursuant to Section 1.6(b) into the Per Share Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each Purchaser Ordinary Share surrendered. The Holdings Ordinary Shares to be delivered as the Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical Holdings Ordinary Share is required by applicable Law, in which case Holdings and the Company shall jointly cause the Transfer Agent to promptly send certificates representing such Holdings Ordinary Shares to such holder. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Purchaser Ordinary Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of Purchaser Ordinary Share surrendered or shall have established to the reasonable satisfaction of Holdings and the Company that such Tax either has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Holdings Ordinary Shares. All Holdings Ordinary Shares to be issued as the Per Share Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole Holdings Ordinary Shares issued in exchange for Purchaser Ordinary Shares pursuant to Section 1.6(b) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole Holdings Ordinary Shares.

(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Purchaser Ordinary Shares or Company Shares occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d) Termination of Fund. At any time following the first (1st) anniversary of the Share Acquisition Closing Date, Holdings shall be entitled to require the Transfer Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Transfer Agent and which have not been disbursed in accordance with this Article I, and thereafter persons entitled to receive payment pursuant to this Article I shall be entitled to look only to Holdings (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the delivery of any Per Share Merger Consideration and payment of any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(b), in each case without interest (subject to any applicable withholding Tax), that may be deliverable or payable upon surrender of any Purchaser Ordinary Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Holdings are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (a) it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (the “Intended Tax Treatment”) and (b) this Agreement constitutes, and is adopted as, as a “plan or reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a).

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ARTICLE II
SHARE ACQUISITION

2.1 Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the Organizational Documents of the Company, the Company Shareholders shall sell, assign and transfer to Holdings, and Holdings shall purchase, acquire, assume and accept from the Company Shareholders, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens (other than Liens arising as a result of transfer restrictions under applicable securities Laws and the relevant Organizational Documents) and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing). Following the Share Acquisition Closing, the Company will be a wholly owned subsidiary of Holdings.

2.2 Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, the aggregate consideration owed to each Company Shareholder in exchange for such Company Shareholder’s Company Shares shall be the issuance of the Closing Number of Shares at the Share Acquisition Closing and the issuance of the Earnout Shares, subject to and determined in accordance with, Section 2.5, in each case as set out next to the name of the relevant Company Shareholder in the corresponding column of Schedule 1 to this Agreement (in respect of each Company Shareholder, its “Company Shareholder Consideration”). The Parties acknowledge and agree that (i) Schedule 1 to this Agreement has been prepared as of the date of this Agreement and in respect of each Company Shareholder pro rata on a fully diluted basis assuming all Company Equity Awards have vested, been exercised and settled in full in accordance with Section 2.4(a) and Section 2.4(b) and (ii) such Schedule shall be updated from time to time prior to the Share Acquisition Closing to reflect (x) the lapsing of Company Options following the date hereof and prior to the occurrence of the Share Acquisition Closing and (y) any other updates from time to time agreed to in writing by Purchaser Representative, the Company and the Company Shareholders Representative.

(b) Holdings shall issue to each Company Shareholder (i) the Closing Number of Shares at the Share Acquisition Closing determined in accordance with Section 2.2(a) and (ii) the Earnout Shares, subject to and determined in accordance with, Section 2.5.

2.3 Transfer of Company Shares and Other Undertakings.

(a) At or prior to the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Holdings of:

(i) a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);

(ii) share certificates representing its Company Shares (“Company Certificate”), if its Company Shares are certificated. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Holdings, the relevant Company Shareholder may instead deliver to Holdings an indemnity for lost certificate in form and substance reasonably acceptable to Holdings;

(iii) a copy of any power of attorney in form and substance reasonably acceptable to Holdings under which any document to be executed by any Company Shareholder under this Agreement has been executed;

(iv) to the extent a Key Company Shareholder, a duly executed counterpart to the Lock-Up Agreement;

(v) a duly executed counterpart to the New Registration Rights Agreement; and

(vi) a duly executed certificate in accordance with Section 10.3(c).

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(b) At the Share Acquisition Closing, the Company shall deliver or procure the delivery to Holdings of a copy of the executed and undated resolution of the board of directors of the Company (i) approving the form of the STFs and the transfer of the Company Shares from the Company Shareholders to Holdings and (ii) instructing the Transfer Agent to update the Company’s register of members such that Holdings is entered in the register of members as the sole holder of all of the Company Shares.

2.4 Company Equity Awards.

(a) Company Options. Following the date hereof, the Company shall deliver a written notice to each holder of unexercised Company Options (whether vested or unvested) providing (i) that the applicable holder shall be entitled to exercise any portion thereof that is outstanding as of immediately prior to the Share Acquisition Closing by delivering to the Company, prior to the Share Acquisition Closing, a duly executed notice of exercise, such exercise contingent on such holder agreeing to satisfy the aggregate exercise price of such Company Options and any withholding amounts relating to Taxes incurred by such holder in connection with such exercise in such manner as is approved by the Company, (ii) that if any such Company Options are not exercised in accordance with the foregoing, such Company Options shall automatically lapse and cease to be exercisable without consideration or further notice on the Share Acquisition Closing and (iii) any other terms and conditions in respect of the execution of such Company Options that the Company determines, in reasonable consultation with Holdings, to be reasonably necessary to effect the Transactions.

(b) Company RSUs. The vesting and settlement of each Company RSU outstanding as of immediately prior to the Share Acquisition Closing shall, subject to the terms and conditions of the applicable award agreement for such Company RSU, be accelerated in full as of immediately prior to, and contingent on, the Share Acquisition Closing, with the Company Shares delivered in satisfaction of such Company RSUs being subject to the remaining terms of this Article II on the same terms and conditions as all other outstanding Company Shares; provided that such acceleration shall be contingent on and shall not be effective unless, such holder (i) pays the call price provided for under the applicable award agreement for such Company RSUs, (ii) agrees to satisfy the withholding amounts relating to any Taxes incurred by such holder in connection with such vesting and settlement and (iii) any other terms and conditions in respect of the settlement of such Company RSUs that the Company determines, in reasonable consultation with Holdings, to be reasonably necessary to effect the Transactions.

(c) Company Actions. The Company Board (or, if appropriate, any committee administering the Company Option Plan or the Company RSUs) shall take all actions necessary (including adopting such appropriate resolutions of the Company Board or any committee of the Company Board) to effectuate the treatment of the Company Equity Awards set forth in Section 2.4(a) and Section 2.4(b), including the cancellation for no consideration of any Company Options that are not exercised prior to the Share Acquisition Closing.

2.5 Earnout Shares.

(a) In consideration for the Company Shareholders’ sale, assignment and transfer of the Company Shares pursuant to the Share Acquisition (and in addition to the issuance of the Closing Number of Shares pursuant to Section 2.2), as promptly as reasonably practicable (but in any event, within five Business Days) after the occurrence of a Triggering Event, Holdings shall issue to the Eligible Company Equityholders with respect to such Triggering Event the following number of Holdings Ordinary Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Ordinary Shares occurring after the Share Acquisition Closing and upon or prior to the applicable Triggering Event) (the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 12,536,026 Earnout Shares; and

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 12,536,026 Earnout Shares;

Subject to Section 2.5(h), the Earnout Shares shall be allocated among the Eligible Company Equityholders as set forth in the corresponding column of Schedule 1 to this Agreement. The Parties acknowledge and agree that (x) Schedule 1 to this Agreement has been prepared pro rata in respect of each Eligible Company Equityholder on a fully diluted basis

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assuming all Company Equity Awards have vested, been exercised and settled in full in accordance with Section 2.4(a) and Section 2.4(b) and (y) such Schedule shall be updated from time to time prior to the Share Acquisition Closing to reflect (1) the lapsing of Company Options following the date hereof and prior to the occurrence of the Share Acquisition Closing and (2) any other updates from time to time agreed to in writing by Purchaser Representative, the Company and the Company Shareholders Representative. For the avoidance of doubt, Holdings shall not deduct as compensation paid any amount with respect to the Earnout Shares.

(b) For the avoidance of doubt, the Eligible Company Equityholders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the sum of the Earnout Shares exceed 25,072,052.

(c) If, during the Earnout Period, there is a Change of Control (or a definitive Contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Holdings or its shareholders shall receive consideration implying a value per Holdings Ordinary Share (as determined in good faith by the Holdings Board) of:

(i) less than $14.00, then this Section 2.5 shall terminate and no Earnout Shares shall be issuable hereunder;

(ii) greater than or equal to $14.00 but less than $16.00, then, (A) immediately prior to such Change of Control, Holdings shall issue 12,536,026 Holdings Ordinary Shares (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.5(a)), and (B) thereafter, this Section 2.5 shall terminate and no further Earnout Shares shall be issuable hereunder; or

(iii) greater than or equal to $16.00, then, (A) immediately prior to such Change of Control, Holdings shall issue 25,072,052 Holdings Ordinary Shares (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.5(a)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 2.5 shall terminate and no further Earnout Shares shall be issuable hereunder.

(d) The Holdings Ordinary Share price targets set forth in the definitions of Triggering Event I and Triggering Event II, and in clauses (i), (ii) and (iii) of Section 2.5(c), and the number of Holdings Ordinary Shares described in clauses (i), (ii) and (iii) of Section 2.5(c), shall be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Ordinary Shares occurring after the Share Acquisition Closing and prior to the Change of Control.

(e) At all times during the Earnout Period, Holdings shall maintain all necessary authorizations to satisfy in full its issuance obligations set forth in this Section 2.5 and shall take all actions reasonably required (including by convening any shareholder meeting and soliciting any required consents or approvals from shareholders). In no event will any issuance of Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent issuance of Earnout Shares take any steps that would render such rights readily marketable.

(f) Holdings shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 2.5, including through the provision of an updated register of members showing such issuances (as certified by a director or officer of Holdings responsible for maintaining such register of members or the applicable registrar or the Transfer Agent).

(g) During the Earnout Period, Holdings shall use commercially reasonable efforts for Holdings to remain listed as a public company on, and for the Holdings Ordinary Shares (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the Holdings Ordinary Shares are then listed; provided, however, that subject to Section 2.5(c), the foregoing shall not limit Holdings from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.

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(h) Any Earnout Shares acquired by an Eligible Company Equityholder pursuant to Section 2.5(a), Section 2.5(b) or Section 2.5(c) shall be treated as additional Holdings Ordinary Shares received in Holdings for all applicable U.S. federal, state and local Tax purposes, except as otherwise required by applicable Law pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local Law).

2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Holdings Ordinary Share or Earnout Share will be issued, in any form, by virtue of this Agreement, the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Holdings Ordinary Share or Earnout Share (after aggregating all fractional Holdings Ordinary Shares or Earnout Shares, as applicable, that would otherwise be received by such Person) shall instead have the number of Holdings Ordinary Shares or Earnout Shares, respectively, issued to such Person rounded up or down to the nearest whole Holdings Ordinary Share or Earnout Share, respectively. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

2.7 Company Shareholder Consent. Each Company Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, the Shareholders’ Agreement, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents, the Shareholders’ Agreement or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of any other Person pursuant to the Company’s Organizational Documents to the extent they relate to the Transactions.

2.8 Termination of Certain Agreements. Without limiting the provisions of Section 2.7 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares (including the Shareholders’ Agreement) shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the Transactions, and any failure of such parties to comply with the terms thereof in connection with the Transactions.

2.9 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

2.10 Holdings Nominee. Purchaser and Holdings shall use their respective commercially reasonable efforts, and shall cooperate fully with each other, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, to direct the Holdings Nominee to execute and deliver to Holdings the Holdings Nominee Share Surrender. The board of directors of Holdings shall take such actions as are appropriate to cancel such share capital in accordance with, and to the fullest extent permitted by, the IOM Companies Act.

2.11 Sponsor Offset Issuance to Company Shareholders. Each Company Shareholder’s Closing Number of Shares issued at the Share Acquisition Closing shall be increased by the number of Sponsor Offset Shares (i.e., the number of Sponsor Earnout Shares (as defined in the Sponsor Support Agreement) or Holdings Ordinary Shares forfeited pursuant to Section 1.9 of the Sponsor Support Agreement) pro rata in accordance with such Company Shareholder’s Closing Number of Shares as set forth in Schedule 1 hereto as in effect immediately prior to the Merger Closing). The Holdings Ordinary Shares issued to the Company Shareholders as a result of this Section 2.11 shall not be subject to any vesting or earnout, and shall not bear the legend contemplated by Section 1.10 of the Sponsor Support Agreement.

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2.12 Withholding. Purchaser, Holdings, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Other than with respect to any compensatory payments subject to payroll withholding, the Person intending to withhold shall use commercially reasonable efforts to notify the Person to whom amounts would otherwise be payable of any amounts that it intends to deduct and withhold at least five days prior to the payment with respect to which such amounts will be withheld (which notice shall set forth a description of the factual and legal basis for such withholding) and Purchaser, Holdings and the Company shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
MERGER CLOSING; SHARE ACQUISITION CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Merger Closing, but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions), or at such other date as Purchaser, Holdings and the Company may agree in writing. The closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur on the day immediately following the Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be the date that is one day immediately after the Merger Closing Date and shall be referred to herein as the “Share Acquisition Closing Date”. Each of the Merger Closing and Share Acquisition Closing shall take place virtually or at such place as Purchaser, Holdings and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Holdings and the Company agree in writing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (a) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.5), Purchaser represents and warrants to the Company, Holdings and the Company Shareholders, as of the date hereof, as of the Merger Closing and as of the Share Acquisition Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The

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execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the Purchaser Board and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of Purchaser), other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The Purchaser Board, at a duly called and held meeting or in writing as permitted by Purchaser’s Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of Purchaser Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that Purchaser Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents to which it is party, the Merger, and the other Shareholder Approval Matters (the “Purchaser Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to Purchaser Shareholders for their approval. Purchaser has made available to the Company a complete and correct copy of the resolutions of the Purchaser Board referred to in clauses (i)-(iv) of the immediately preceding sentence, which such resolutions were duly adopted by written consent or at a duly called and held meeting of the Purchaser Board and have not been subsequently rescinded or modified in any way. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the Transactions, other than (a) any filings required with the NYSE or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the unconditional approval of the Transactions by the Tanzanian Fair Competition Commission and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the Transactions, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Section 4.5(a) of the Purchaser Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of Purchaser. All outstanding Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal,

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pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including Purchaser Securities) having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser (including Purchaser Securities), (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including Purchaser Securities), or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities (including Purchaser Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any securities of Purchaser (including Purchaser Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any securities of Purchaser (including Purchaser Securities).

(c) All Indebtedness of the type referred to in clauses (a)-(c) of the definition thereof of Purchaser as of the date of this Agreement is disclosed in Section 4.5(c) of the Purchaser Disclosure Schedules.

(d) Since the date of formation of Purchaser and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its securities (including Purchaser Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including Purchaser Securities), and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of Purchaser, (ii) Purchaser’s annual reports on Form 10-K for each fiscal year since the IPO to disclose its annual financial results in each of the fiscal years of Purchaser and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Purchaser has delivered to the Company true and correct copies of all amendments and modifications that have not been filed by Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by Purchaser with the SEC and are currently in effect. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) (i) the Purchaser Ordinary Shares, the Purchaser Redeemable Warrants and the Purchaser Public Units are listed on the NYSE, in the ticker of GOGN, GOGN.WS and GOGN.U, respectively, (ii) Purchaser has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such Purchaser

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Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on the NYSE, and (iv) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules and regulations of the NYSE.

(c) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the balance sheet of Purchaser dated September 30, 2022 included in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Neither Purchaser nor Purchaser’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, including during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. From the date of Purchaser’s formation to the date of this Agreement, (a) Purchaser has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to Purchaser.

4.8 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser, (a) Purchaser is and since the date of formation of Purchaser has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for Purchaser to maintain appropriate Tax evasion prevention procedures

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and (b) Purchaser has not received, since the date of formation of Purchaser, any written or, to the Knowledge of Purchaser, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

4.9 Actions; Orders; Permits. Purchaser (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Purchaser), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Purchaser Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser, (a) all of the Purchaser Permits are in full force and effect, and no suspension or cancellation of any of the Purchaser Permits is pending or, to Purchaser’s Knowledge, threatened, (b) Purchaser is not in violation in any material respect of the terms of any Purchaser Permit and (c) since the date of formation of Purchaser, Purchaser has not received any written, or to the Knowledge of Purchaser, oral notice of any Actions relating to the revocation or modification of any Purchaser Permit.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b) Purchaser has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by Purchaser have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party; and all Tax Returns required to be filed with respect thereto have been timely and properly completed and filed.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the balance sheet of Purchaser dated September 30, 2022 have been established in accordance with GAAP).

(d) There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which Purchaser does not file a Tax Return that Purchaser is or may be subject to taxation in that jurisdiction with respect to material Taxes that would be the subject of or covered by such Tax Return.

(e) Purchaser has not had a permanent establishment, branch or representative office in any country other than the country of its organization.

(f) Purchaser (i) is not treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is not and was not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and (iii) is not treated as a U.S. corporation under Section 7874(b) of the Code.

(g) Purchaser has not been a party within the past two years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

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(h) Purchaser has not been a party to a transaction that is or is substantially similar to a “listed transaction”, as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(i) Purchaser has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(j) Purchaser is not treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(k) Purchaser has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, there are no facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment, vesting or funding of any such payment or benefit.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any real property or Personal Property.

4.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by Purchaser on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’-length and in the ordinary course of business, (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract, and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations (a) between Purchaser or any of its Affiliates, on the one hand, and Purchaser or any (i) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent of Purchaser’s outstanding capital stock as of the date hereof, on the other hand, and (b) between Sponsor or any of its Affiliates, on the one hand, and any (i) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

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4.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Holdings, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Purchaser, Sponsor or any of their respective Affiliates. Section 4.16 of the Purchaser Disclosure Schedules sets forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Merger Closing or the Share Acquisition Closing, be due. Purchaser has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person listed on Section 4.16 of the Purchaser Disclosure Schedules.

4.17 Certain Business Practices.

(a) For the past five years, Purchaser has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. Purchaser is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of Purchaser, suspected, violation of any applicable anti-corruption Law.

(b) For the past five years, the operations of Purchaser have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (each a “Sanctioned Country”), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a Person identified in (i) or (ii); and Purchaser has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently the target of, or otherwise in violation of, applicable Sanctions in the last five fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser has, in the last five fiscal years, engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions. No Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

4.18 Private Placements. Other than the Subscription Agreements, there are no agreements, side letters, arrangements or other Contracts between the Purchaser, Sponsor or any of their respective Affiliates, on the one hand, and any PIPE Investor, on the other hand, or, to the Knowledge of the Purchaser, any of their respective Affiliates that would affect the obligation of such PIPE Investor to contribute to Holdings the applicable portion of the PIPE Investment set forth in the Subscription Agreement of such PIPE Investor, and the Purchaser does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied. No fees, consideration (other than Holdings Ordinary Shares issued in connection with the PIPE Investment) or other discounts are payable or have been agreed by the Purchaser, Sponsor or any of their respective Affiliates to any PIPE Investor or, to the Knowledge of the Purchaser, any of their respective Affiliates in respect of its portion of the PIPE Investment.

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4.19 Insurance. Section 4.19 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.20 Information Supplied. None of the information supplied or to be supplied by Purchaser or Sponsor or their respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to Purchaser Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.21 Trust Account. As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than $282 million. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.21 of the Purchaser Disclosure Schedules or Taxes, (b) Purchaser Shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (c) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser Shareholders) to any portion of the funds in the Trust Account. Prior to the Merger Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser at the Merger Effective Time. Purchaser has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.

4.22 Purchaser Acknowledgment. Purchaser acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles V, VI and VII and (ii) the certificate delivered pursuant to Section 10.3(c) constitute the sole and exclusive representations and warranties of Holdings, the Company and the Company Shareholders, respectively, to Purchaser in connection with or relating to Holdings, the Target Companies and the Company Shareholders, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties,

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oral or written, have been given by or on behalf of any of Holdings, the Target Companies or the Company Shareholders. Except for the representations and warranties expressly set forth in Articles V, VI and VII or the certificate delivered pursuant to Section 10.3(c), Purchaser (A) acknowledges that it is transacting with Holdings and the Company on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including Holdings, the Target Companies, any Company Shareholders or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Holdings, the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the Holdings or the Target Companies furnished to Purchaser or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles V, VI and VII or in the certificate delivered pursuant to Section 10.3(c).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof, as of the Merger Closing and as of the Share Acquisition Closing, as follows:

5.1 Organization and Standing. Holdings is a company duly incorporated, validly existing and in good standing under the Laws of the Isle of Man and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings has made available to Purchaser and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Holdings is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to filing the A&R Holdings Charter, Holdings has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Holdings and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the A&R Holdings Charter), on the part of Holdings are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Holdings is a party has been or shall be when delivered, duly and validly executed and delivered by Holdings and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Holdings is required to be obtained or made in connection with the execution, delivery or performance by Holdings of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdings of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, including the A&R Holdings Charter, (b) any filings required with the NYSE or the SEC with respect to the Transactions, (c) the unconditional approval of the Transactions by the Tanzanian Fair Competition Commission, (d) applicable requirements, if any, of the Securities Act,

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the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.4 Non-Contravention. The execution and delivery by Holdings of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdings of the Transactions, and compliance by Holdings with any of the provisions hereof and thereof, will not (a) subject to the filing of the A&R Holdings Charter, conflict with or violate any provision of Holdings’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdings or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Holdings under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Holdings under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Holdings, except for any deviations from any of the foregoing clauses (b) or (c), individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.5 Capitalization. As of the date hereof and as of immediately prior to the Share Acquisition Closing, Holdings is authorized to issue a further maximum of one Holdings Ordinary Shares and no preference shares. As of the date hereof, Holdings has one Holdings Ordinary Shares issued and outstanding, which are owned by LJ Management (IOM) Limited. Prior to giving effect to the Transactions, Holdings does not have any Subsidiaries or own any equity interests in any other Person other than Merger Sub.

5.6 Holdings Activities. Since its formation, Holdings (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Holdings, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Holdings.

5.8 Investment Company Act. Holdings is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Taxes.

(a) At all times prior to the Merger Closing, neither Holdings nor Merger Sub has been engaged in any business activity at any time, nor held any property (other than the minimum amount of assets to facilitate its organization or maintain its legal existence), nor has had any U.S. federal income tax attributes (including those specified in Section 381(c) of the Code) at any time (other than any attributes related to the minimum share capital issued upon Holdings’ incorporation).

(b) Each of Holdings and Merger Sub has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Holdings, there are no facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

5.10 Information Supplied. None of the information supplied or to be supplied by Holdings expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority

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(including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to Purchaser Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Holdings does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), the Company hereby warrants to Purchaser, as of the Merger Closing and as of the Share Acquisition Closing, as follows:

6.1 Organization and Standing.

(a) The Company is a company duly organized, validly existing and in good standing under the Laws of the Isle of Man and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Each Target Company is duly qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors and shareholders of the Company (as applicable) in accordance with the Company’s Organizational Documents and any applicable Law and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The issued share capital of the Company consists of 620,290 Company Shares and 48,054 Company Shares subject to Company Equity Awards and there are no other issued or outstanding equity interests of the Company. The Company Shareholders are the legal and beneficial owners of all of the issued Company Shares with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder in the corresponding column of Schedule 1 to this Agreement, all of which Company Shares are owned by the Company Shareholders free from any Liens other than those imposed under the Company’s Organizational Documents, that can be removed by Holdings without penalty or applicable securities Laws.

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(b) After giving effect to the Share Acquisition, Holdings shall own all of the issued Company Shares free from any Liens other than those arising under the Company’s Organizational Documents and applicable securities Laws. All of the issued Company Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the IOM Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(c) No Target Company currently has any stock option or other equity incentive plans. There are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.8 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

6.4 Company Subsidiaries. Section 6.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 6.4 of the Company Disclosure Schedules: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the Transactions other than (a) any filings required with the NYSE or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the unconditional approval of the

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Transactions by the Tanzanian Fair Competition Commission, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

6.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

6.7 Financial Statements.

(a) The Company has made available to Purchaser true, correct and complete copies of the audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of each of Lifezone Limited and Kabanga Nickel Limited as of and for the years ended December 31, 2021 and December 31, 2020 (together, the “Company Financial Statements”).

(b) The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved, (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies, (iv) were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (v) when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.15, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(e) As of the date hereof, the Target Companies do not have any Indebtedness of the type referred to in clauses (a)-(c) of the definition thereof.

(f) Except for those that will be reflected or reserved on or provided for in the balance sheets of the Company contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet in accordance with IFRS, except for (i) those that were incurred after December 31, 2021 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

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6.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents and the Transactions, each Target Company, since January 1, 2022, (a) has conducted its business only in the ordinary course of business, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Section 8.2(b) of the Company Disclosure Schedules) (other than Section 8.2(b)(v) or Section 8.2(b)(xiv)) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9 Compliance with Laws. (a) each Target Company is and, since January 1, 2020 has been, in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable Laws, including for the avoidance of doubt non-compliance in any material respect with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures and (b) no Target Company has received, since January 1, 2020, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole. Each material Company Permit is in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since January 1, 2020, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or material modification of any Company Permit.

6.11 Litigation. There is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

6.12 Material Contracts.

(a) Section 6.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract (excluding any Benefit Plans and Company Collective Bargaining Agreements) to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 6.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of any Target Company having an outstanding principal amount in excess of $300,000;

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(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $300,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $150,000 per year or $250,000 over the life of such Contracts;

(viii) pursuant to which any Target Company has been granted from a third party any license, right, immunity or authorization to use or otherwise exploit any Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf” software, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x) pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses;

(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(xii) other than under its Organizational Documents, is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xiii) obligates the Target Companies to make any capital commitment or expenditure in excess of $300,000 (including pursuant to any joint venture);

(xiv) relates to a settlement of any Action requiring payments in excess of $250,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as

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such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract, (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies and (vi) no Target Company has waived any rights under any such Company Material Contract.

6.13 Intellectual Property.

(a) Section 6.13(a) of the Company Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and, to the Knowledge of the Company, all registered or issued Company Registered IP is valid and enforceable. No Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b) The Target Companies (i) exclusively own all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of the Company have the right to use all Intellectual Property used in the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not result in the loss, termination or impairment of any rights of the Target Companies in any material Intellectual Property.

(c) To the Knowledge of the Company, (i) no Target Company is currently Infringing, or has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, and (ii) no third party is Infringing any material Company Owned IP. Since January 1, 2020, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim, asserting that any Target Company has Infringed the Intellectual Property of any other Person in any material respect.

(d) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement. No Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.

(e) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2020, there has been no unauthorized access to the IT Systems that has resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, in each case consistent with customary practices for the industry in which the Target Companies operate.

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6.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party; and all Tax Returns required to be filed with respect thereto have been timely and properly completed and filed.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any Target Company, in respect of any Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established in accordance with IFRS).

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to taxation in that jurisdiction with respect to material Taxes that would be the subject of or covered by such Tax Return.

(e) No Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation. Section 6.14(e) of the Company Disclosure Schedules sets forth with respect to each Target Company, (i) the country in which it is organized and (ii) for the Company and each Company Subsidiary that was formed in the United States or which has filed an Internal Revenue Service Form 8832 at any time prior to Merger Closing, its tax classification for U.S. federal income tax purposes.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. No Target Company has any Liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) No Target Company has requested, or is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

(h) No Target Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Share Acquisition Closing other than changes in accounting methods of the Target Companies made in connection with, in respect of the Target Companies, the preparation of the Company consolidated financials.

(i) Each Target Company is registered for Value Added Tax and makes only taxable supplies for the purposes of Value Added Tax.

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(j) No Target Company (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(k) No Target Company has been a party within the past two years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(l) No Target Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m) No Target Company has been a party to a transaction that is or is substantially similar to a “listed transaction”, as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(n) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Share Acquisition Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Share Acquisition Closing, (ii) the use of an improper method of accounting for any taxable period (or portion thereof) ending on prior to the Share Acquisition Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Share Acquisition Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Share Acquisition Closing.

(o) Each Target Company has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(p) No Target Company has taken, or agreed to take, any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of each Target Company, there are no facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

6.15 Real Property. Section 6.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $250,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than Permitted Liens.

6.17 Employee Matters.

(a) (i) No Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

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(b) The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. Since January 1, 2020, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the consummation of the Transactions.

(d) Except as would not reasonably be expected to be material to any Target Company, each Target Company (i) is and, since January 1, 2020, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company and (ii) is not delinquent in payments to, or on behalf of, any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business. There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2020, no allegations of sexual harassment or other discrimination have been made against any officer of a Target Company.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(g) No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(h) Since January 1, 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent.

(i) Section 6.17(i) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Target Company as of the date hereof, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration.

6.18 Benefit Plans.

(a) Set forth on Section 6.18(a) of the Company Disclosure Schedules is a true and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent Liability on account of an ERISA Affiliate under or with respect to: (1) any “multiemployer plan” as defined under Section 3(37) of ERISA, (2) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 02 or Title IV of ERISA or similar non-U.S. Laws or (3) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

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(b) With respect to each material Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies of the current plan documents and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities, (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred, (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States are registered as such to the extent required by applicable Law and have been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; or (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

6.19 Environmental Matters.

(a) Each Target Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required under Environmental Laws for its business and operations (“Environmental Permits”) and no Action is pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

(b) No Target Company is subject to, or has received written notice of an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any material Liability under Environmental Laws of any Target Company.

(c) No Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such Liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(d) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material Liability under any Environmental Law, and to the Company’s Knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

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(e) (i) no Target Company has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or Released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation of any Target Company under applicable Environmental Laws and (ii) to the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation of any Target Company under applicable Environmental Laws.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation under applicable Environmental Laws.

(g) The Company has made available to Purchaser all material environmental assessments and reports in its, or any of the Target Companies’, possession or control relating to the operations of the Target Companies, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

6.20 Transactions with Related Persons. No Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2020, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.21 Insurance.

(a) Section 6.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Acquisition Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2020, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

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(b) Since January 1, 2020, no Target Company has made any insurance claim in excess of $300,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2020, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

6.22 Data Protection and Cybersecurity.

(a) For the purposes of this Section 6.22 and Section 10.3, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b) Each Target Company (i) has implemented and maintains appropriate technical and organizational measures designed to protect Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data.

(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2020, no Target Company has (i) suffered, or has discovered, any security breach of or, to the Knowledge of the Company, intrusion into any Target Company’s computer networks, the IT Systems or any other computer networks or systems containing Personal Data or a Target Company’s data, (ii) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending or, to the Knowledge of the Company, threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.

6.23 Certain Business Practices.

(a) Since January 1, 2018, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or any other applicable anti-corruption or bribery Law, or (iii) made any other payment, in each case, in violation of applicable Laws. Since January 1, 2018, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction, in each case, in violation of applicable Laws. No Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b) Since January 1, 2018, the operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be material, individually or in the aggregate, to the Target Companies, taken as a whole.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently the target of Sanctions, including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (ii) organized, resident, or located in, or a national of a Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela or (iv) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by or acting for or on behalf of a person identified in clauses (i)-(iii) (clauses (i)-(iv) collectively, a “Sanctioned Person”), or is subject to debarment or any list-based designations under the applicable

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laws and regulations relating to the export, reexport, transfer, import of products, software or technology (“Export Control Laws”). No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Sanctioned Person since January 1, 2018. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since January 1, 2018 engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Country, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Export Control Laws. The Target Company has (1) secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export Control Laws, and has not been notified of any such pending or threatened actions.

6.24 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.25 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Holdings, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

6.26 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to Purchaser Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Holdings or any of their respective Affiliates.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants severally (not jointly and not jointly and severally) to Purchaser, Holdings and the Company, as of the date hereof, as of the Merger Closing and as of the Share Acquisition Closing, as follows:

7.1 Organization and Standing. Each Company Shareholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standard or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.2 Authorization; Binding Agreement. Each Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which each Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholders, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

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7.3 Ownership. Each Company Shareholder owns good and valid title to all of the Company Shares set forth opposite the name of such Company Shareholder in the corresponding column of Schedule 1 to this Agreement, free and clear of any and all Liens (other than those imposed by applicable securities Laws, that can be removed by Holdings without penalty or the Company’s Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any Company Shareholder is a party or by which any Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement, the Ancillary Documents and the Shareholders’ Agreement. Upon transfer of the Company Shareholder’s Company Shares to Holdings on the Share Acquisition Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares will pass to Holdings.

7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by any Company Shareholders of this Agreement or any Ancillary Documents to which it is a party or the consummation by each Company Shareholder of the Transactions other than (a) any filings required with the NYSE or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) unconditional approval of the Transactions by the Tanzanian Fair Competition Commission and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.5 Non-Contravention. The execution and delivery by each Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each Company Shareholder of the Transactions, and compliance by each Company Shareholder with any of the provisions hereof and thereof, will not, (a) if the relevant Company Shareholder is an entity, conflict with or violate any provision of the Company Shareholder’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.4 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to the relevant Company Shareholder or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant Company Shareholder under, (viii) give rise to any obligation to obtain any third party Consent or provide notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant Company Shareholder is a party or the relevant Company Shareholder or its properties or assets are otherwise bound, except in cases of clauses (b) or (c) as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.6 Litigation. Since January 1, 2020, there has not been any Action pending or, to the Knowledge of the Company Shareholder, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority.

7.7 Investment Representations. Each Company Shareholder (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares in any transaction in violation of the securities laws of the United States or any other securities Law of any jurisdiction; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable other securities Law, (ii) have not been registered under the Securities Act or any other securities Law of any jurisdiction and, therefore, cannot be

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resold until such Exchange Shares are registered under the Securities Act and all other applicable securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement (if applicable); and (d) is aware that an investment in Holdings is a speculative investment and is subject to the risk of complete loss. No Company Shareholder has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares in any transaction in violation of the securities Laws of the United States or any applicable other securities Law of any jurisdiction. Each Company Shareholder acknowledges and agrees that it may dispose of the Exchange Shares only in compliance with, or pursuant to an exemption from, the Securities Act and all applicable other securities Laws, as then in effect. By reason of each Company Shareholder’s business or financial experience, or by reason of the business or financial experience of such Company Shareholder’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), the Company Shareholders are capable of evaluating the risks and merits of an investment in Holdings and of protecting their interests in connection with this investment. Each Company Shareholder (i) has carefully read and understands all materials provided by or on behalf of Holdings, Purchaser, the Company or their respective Representatives to each Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Holdings and has consulted, as each Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder, (ii) has had the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdings concerning the terms and conditions of the offering of the Exchange Shares and the merits and risks of investing in the Exchange Shares, (iii) has conducted and completed its own independent due diligence with respect to the sale of the Exchange Shares, (iv) has been afforded access to information about Holdings and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (v) is able to bear the economic risk of (x) holding the Exchange Shares for an indefinite period and (y) a total loss in respect of such investment. Each Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholders. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for the Company Shareholders and their particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Holdings, Purchaser, the Company or their respective Representatives. Each Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules), Article V and Article VI (including the related portions of the Company Disclosure Schedules), no representations or warranties have been made by Holdings, Purchaser, the Company or any of their respective Representatives, and that each Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Holdings, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. The Company Shareholders: (A) have been represented by counsel (or have had the opportunity to consult with independent counsel and has declined to do so), (B) have carefully read and fully understand this Agreement (including all Schedules and Exhibits hereto) in its entirety and has had it fully explained to it, her or him by counsel, (C) are fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (D) are competent to execute this Agreement and have executed this Agreement free from coercion, duress or undue influence.

7.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Holdings, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Company Shareholder.

7.9 Information Supplied. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K, Form 8-K or Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to Purchaser Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Company Shareholder makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Holdings or their respective Affiliates.

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ARTICLE VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing (the “Interim Period”), subject to Section 8.16, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of the Company and Holdings shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Holdings, as Purchaser or its Representatives may reasonably request regarding the Target Companies or Holdings and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Holdings and shall be conducted in compliance with all measures implemented by Governmental Authorities with respect to COVID-19. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 8.16, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c) All information provided pursuant to this Section 8.1 shall be subject to the confidentiality agreement dated November 7, 2021 by and between Purchaser, Kabanga Nickel Ltd and Lifezone Ltd (as amended from time to time, the “Confidentiality Agreement”).

8.2 Conduct of Business of the Company during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall use its commercially reasonable efforts to, and shall cause the other Target Companies to use their respective commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) and (ii) preserve intact, in all material respects, their respective business organizations, to

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keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(b) of the Company Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject always to Section 8.5, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities (other than in connection with the exercise, settlement or conversion of, or forfeiture, cancelation or repurchase, of Company Equity Awards outstanding on the date of this Agreement pursuant to the terms of such Company Equity Award as in effect as of the date of this Agreement);

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $500,000 individually or $1,500,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $500,000 individually or $1,500,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v) except as required pursuant to any Company Benefit Plan or Company Collective Bargaining Agreement, (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $300,000 or engage any person as an independent contractor, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $300,000 or due to death or disability other than for cause or in the ordinary course of business;

(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii) unless required by a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

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(viii) make, change or rescind any election that could give rise to material Taxes, settle any Action that could give rise to material Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, surrender or compromise any right to receive a refund of or credit for material Taxes, file any amended material Tax Return, or file any Tax Return which is inconsistent with past practices, or enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(ix) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(x) terminate, waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract if entered into prior to the date hereof, in any case outside of the ordinary course of business;

(xi) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xii) enter into any new line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate), unless such amount has been reserved in the Company Financial Statements, as applicable;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $2,500,000 in the aggregate;

(xvi) make any capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than (A) licensing of Intellectual Property in the ordinary course of business, (B) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business, (C) transactions among the Target Companies and (D) the sale or provision of goods or services to customers in the ordinary course of business;

(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

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(xx) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.14 of the Purchaser Disclosure Schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxi) authorize or agree to do any of the foregoing actions.

(c) Without limiting Section 8.2(a) and Section 8.2(b), during the Interim Period (but excluding, for the avoidance of doubt, on the Share Acquisition Closing), without the prior written consent of Purchaser, (i) no Party shall waive the restrictions on the transfer of Company Shares owned by the Company Shareholders set forth in the Shareholder’s Agreement and (ii) without limitation to clause (i) of this sentence, no transfer of Company Shares shall be consummated unless, as a condition to such transfer, the transferee thereof executes and delivers to the Company and Purchaser a joinder to this Agreement substantially the form attached as Exhibit D hereto (a “Joinder”).

8.3 Conduct of Business of Purchaser during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(a) of the Purchaser Disclosure Schedules, or as required by applicable Law, Purchaser shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19). Notwithstanding anything to the contrary in this Section 8.3, subject to Section 8.23, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and the IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(b) of the Purchaser Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject always to Section 8.5, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i) amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the Purchaser Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the Purchaser Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the Purchaser Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person (provided that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing, subject to Section 8.23(c), up to $100,000 from the Sponsor to finance its ordinary course

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administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions);

(v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) terminate, waive or assign any material right under any material agreement (including any Purchaser Material Contract) to which it is a party, or enter into any Contract that would be a Purchaser Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the Purchaser Financials;

(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by Purchaser would exceed $50,000 in the aggregate;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the Purchaser Securities);

(xiii) make, change or rescind any material election that could give rise to material Taxes, settle any material Action that could give rise to material Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, surrender or compromise any right to receive a refund of or credit for material Taxes, file any amended material Tax Return, or file any Tax Return which is inconsistent with past practices, or enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(xiv) (A) hire any employee or (B) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Purchaser (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by Purchaser));

(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xvi) authorize or agree to do any of the foregoing actions.

8.4 Conduct of Business of Holdings during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, Holdings shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business

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(taking into account COVID-19 and COVID-19 Measures) and (ii) to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject always to Section 8.5, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Holdings shall not:

(i) amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities.

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the Target Companies;

(v) make, change or rescind any election that could give rise to material Taxes, settle any Action that could give rise to material Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, surrender or compromise any right to receive a refund of or credit for material Taxes, file any amended material Tax Return, or file any Tax Return which is inconsistent with past practices, or enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(vi) establish any Subsidiary or enter into any new line of business;

(vii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(viii) make any capital expenditures;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x) enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities; or

(xi) authorize or agree to do any of the foregoing actions.

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8.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control Purchaser, Holdings, the Company or any Target Company or their respective Subsidiaries prior to the Share Acquisition Closing Date. Prior to the Share Acquisition Closing Date, each of Purchaser, Holdings and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

8.6 Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable (a) after the end of each calendar month during the Interim Period, the Company shall deliver to Purchaser the unaudited monthly trial balances of the Target Companies for such month and (b) after the end of each fiscal year, an audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Target Companies for such fiscal year, which annual financial statements shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

8.7 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Securities on the NYSE.

8.8 Stock Exchange Listing. Each of Purchaser, the Company and Holdings will use its commercially reasonable efforts to cause (a) Holdings’ initial listing application(s) with the NYSE in connection with the Transactions to have been approved, (b) Holdings to satisfy all applicable initial listing requirements of the NYSE and (c) the Holdings Ordinary Shares and the Holdings Warrants issuable in accordance with this Agreement (including the Holdings Ordinary Shares to be issued in connection with the Earnout Shares) to be approved for listing on the NYSE, subject to official notice of issuance, in each case prior to the Merger Effective Time.

8.9 No Trading. The Company, Holdings and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company, Holdings and the Company Shareholders each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.10 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Merger Closing or the Share Acquisition Closing, as applicable, have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.11 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of Purchaser, Holdings and the Company shall use its commercially reasonable efforts, and shall cooperate fully with such other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Permits, Consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities to satisfy the consummation of the Transactions and to fulfil the conditions to the Merger and the Share Acquisition Closing and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

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(b) In furtherance and not in limitation of Section 8.11(a), to the extent required under the FCA or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of Purchaser, Holdings and the Company agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the FCA, at such Party’s sole cost and expense (including with respect to the FCA filing fee), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority as soon as practicable. Each of Purchaser, Holdings and the Company shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other of such Parties or their respective Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep such other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of such other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Purchaser, Holdings and the Company shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of Purchaser, Holdings and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Share Acquisition Closing and the Merger Closing, as applicable, each of Purchaser, Holdings and the Company shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts. With respect to Holdings, during the Interim Period, each of Purchaser, Holdings and the Company shall use its commercially reasonable efforts to cause Holdings to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Share Acquisition Closing.

(e) Notwithstanding the generality of the foregoing, each of Purchaser, Holdings and the Company shall use its, and shall cause its Affiliates to use their, commercially reasonable efforts to consummate the transactions contemplated by the Subscription Agreements, including using its, and causing its Affiliates to use their, commercially reasonable efforts to enforce its or their rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Holdings the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. None of Purchaser, Holdings or the Company, without the prior written consent of such other Parties, permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

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8.12 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.13 Tax Matters.

(a) Tax Treatment. The Purchaser, Holdings, Merger Sub, the Company and the Sponsor hereby agree and acknowledge that for U.S. federal income tax purposes, (i) it is intended that the Merger qualify for the Intended Tax Treatment and (ii) this Agreement constitutes, and is adopted as, as a “plan or reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). Each of Purchaser, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, take such actions to cause the Merger to qualify, and refrain from taking such actions that could prevent or impede the Merger from qualifying, for the Intended Tax Treatment. The Purchaser, Holdings, Merger Sub, the Company and the Sponsor hereby agree to file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof.

(b) Tax Cooperation.

(i) Each of the Purchaser, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Action, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(ii) The Purchaser, Holdings, Merger Sub, the Company and the Sponsor shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described on Section 8.13 of the Company Disclosure Schedules.

(c) Transfer Taxes. All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by Holdings. To the extent applicable Law requires a person other than Holdings to pay any Transfer Taxes, Holdings shall promptly reimburse such person for such Transfer Taxes.

(d) Tax Elections. Holdings has elected, or will elect, to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date of Holdings’ formation. Merger Sub has elected, or will elect, to be disregarded as an entity separate from Holdings for U.S. federal income tax purposes effective as of the date of Merger Sub’s formation.

8.14 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as practicable after the date hereof, Purchaser, the Company and Holdings shall jointly prepare, and Holdings shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdings Ordinary Shares and the Holdings Warrants to be issued under this Agreement, which Registration Statement will also contain a proxy statement of Purchaser (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing Purchaser Shareholders an opportunity in accordance with the Purchaser Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Shareholders to vote, at an extraordinary general meeting of Purchaser Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Plan of Merger, the Merger and the other Transactions by Purchaser Shareholders in accordance with Purchaser’s Organizational Documents, the Cayman

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Companies Act and the rules and regulations of the SEC and the NYSE (including the adoption of the A&R Holdings Charter effective as of the Merger Effective Time and the appointment of the board of directors of Holdings, and any other proposals as are required to implement the foregoing), (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iii) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”) and (iv) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser in consultation with Holdings.

(b) Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to Purchaser Shareholders as of the applicable record date as promptly as practicable following the date upon which the Registration Statement becomes effective in accordance with Purchaser’s Organizational Documents and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, Purchaser may, in consultation with Holdings and in accordance with the Purchaser Charter, make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, Purchaser and Holdings will file with the SEC financial and other information about the Transactions in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and the NYSE.

(c) Purchaser, the Company and Holdings shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of Purchaser, Holdings and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Holdings, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company and Holdings shall amend or supplement the Registration Statement and Holdings shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by Purchaser, Holdings or the Company without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of Purchaser, Holdings and the Company shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by Holdings, the Company or Purchaser without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, Purchaser, the Company and Holdings, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable (and in any event within three Business Days) following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Holdings shall distribute the Registration Statement to Purchaser Shareholders in accordance with Purchaser’s Organizational Documents.

(f) Purchaser shall call the Special Shareholder Meeting in accordance with the Purchaser’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between Purchaser and Company.

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(g) Purchaser and Holdings shall comply with all applicable Laws, any applicable rules and regulations of the NYSE, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.

(h) As promptly as practicable after the effectiveness of the Registration Statement, Holdings shall prepare, and Holdings shall file with the SEC a registration statement on Form F-1 in connection with the registration for resale under the Securities Act of the Holdings Ordinary Shares issued to the Company Shareholders party to this Agreement as of the date hereof and the Holdings Ordinary Shares issued to the PIPE Investors pursuant to the PIPE Investment. The obligations of Purchaser, the Company and Holdings set forth in Section 8.14(c) and Section 8.14(d) with respect to the Registration Statement shall apply to such resale registration statement on Form F-1, mutatis mutandis.

8.15 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Holdings and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing. Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Share Acquisition Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdings shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which Purchaser shall have the opportunity to review, comment upon and approve prior to filing.

8.16 Confidential Information.

(a) The Company, Holdings and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent, and (ii) in the event that the Company, Holdings, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, Holdings and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) Holdings and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to

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the extent required by the Federal Securities Laws, and (2) Holdings shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that Purchaser or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, Purchaser shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) Purchaser and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (2) Purchaser shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.17 Post-Closing Board of Directors and Officers of Holdings. With effect from the Share Acquisition Closing, each Party shall take all necessary action so that the board of directors of Holdings is initially comprised of, and the officers of Holdings shall initially be, the individuals so specified on Section 8.17 of the Company Disclosure Schedules (as the same may be amended from time to time with the written consent of the Company and Purchaser) and such other individuals as agreed to in writing between Company and Purchaser prior to the Share Acquisition Closing. Except as otherwise agreed in writing by the Company and Purchaser prior to the Share Acquisition Closing, the Company, Holdings and Purchaser shall take all necessary action so that all of the members of the board of directors of Holdings in office prior to the Share Acquisition Closing resign, or are otherwise validly removed, effective as of the Share Acquisition Closing.

8.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Holdings, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Holdings and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company, Holdings or Purchaser, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Share Acquisition Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, Holdings shall cause the Organizational Documents of each Target Company, Holdings, and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Share Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

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(b) For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than the amount specified in Section 8.18(b) of the Purchaser Disclosure Schedules) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and the Surviving Company shall, for a period of six years after the Merger Effective Time, maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and the Surviving Company shall timely pay or cause to be paid all premiums with respect to the Purchaser D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by the Company or Holdings of no higher than the amount specified in Section 8.18(c) of the Company Disclosure Schedules) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and the Company shall, for a period of six years after the Merger Effective Time, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and the Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

8.19 Purchaser Expenses; Trust Account Proceeds.

(a) During the Interim Period, Purchaser shall keep the Company and the Company Shareholders Representative periodically informed (on no less than a monthly basis) of the total amount of deferred and accrued Purchaser Transaction Expenses from time to time, and Purchaser shall consult with the Company and the Company Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such Purchaser Transaction Expense exceeds any of the monetary thresholds set out in Section 8.19(a) of the Purchaser Disclosure Schedules. No later than three Business Days prior to the Share Acquisition Closing, Purchaser shall deliver to the Company a statement setting forth Purchaser’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of Purchaser’s cash on hand, including in the Trust Account, as of the Share Acquisition Closing, (iii) the estimated amount of unpaid Purchaser Transaction Expenses as of the Share Acquisition Closing and (iv) the number of Purchaser Securities to be outstanding as of immediately prior to the Merger Effective Time. Following its delivery, Purchaser shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by the Surviving Company either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption Rights (collectively, the “Closing Cash”), shall be used to pay (i) first, the accrued Purchaser Transaction Expenses, including Purchaser’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO to the extent set forth on Section 8.19(b) of the Purchaser Disclosure Schedules, without double-counting with any accrued Purchaser Transaction Expenses that have already been paid prior to the Share Acquisition Closing and (ii) second, any loans owed by Purchaser to the Sponsor for Purchaser Transaction Expenses (including deferred Purchaser Transaction Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of Holdings Securities, will be paid or issued, as applicable, at the Share Acquisition Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Holdings.

8.20 New Registration Rights Agreement. By no later than the Merger Closing Date, (a) Purchaser and the Sponsor shall terminate the registration rights agreement, dated as of October 20, 2021, as it may be amended, by and between Purchaser and Sponsor pursuant to a termination agreement in a form reasonably acceptable to the Company and (b) Holdings, the Company Shareholders and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit E hereto (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.

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8.21 Lock-Up Agreements. At the Share Acquisition Closing, (a) the Key Company Shareholders shall each enter into a Lock-Up Agreement with Holdings in substantially the form attached as Exhibit F-1 hereto and (b) the Sponsor shall enter into a Lock-Up Agreement with Holdings in substantially the form attached hereto as Exhibit F-2 (each, a “Lock-Up Agreement”).

8.22 Holdings Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, Purchaser, the Company and Holdings shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted by Holdings no later than the Share Acquisition Closing (the “Holdings Equity Incentive Plan”), with the number of Holdings Ordinary Shares reserved for issuance thereunder being equal to ten percent of Holdings’ outstanding capital stock as of immediately after the Share Acquisition Closing; provided that the material terms of such Holdings Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.14(a).

8.23 Purchaser Extension.

(a) If the Share Acquisition Closing has not occurred by (i) January 15, 2023, Sponsor shall promptly (and in any event within three Business Days after such date) deposit in the Trust Account the aggregate amount required to cause an Extension of three months and (ii) April 15, 2023, Sponsor shall promptly (and in any event within three Business Days after such date) deposit in the Trust Account the aggregate amount required to cause a second Extension of three months (such payment, the “Second Extension Payment”), in each case in accordance with the Purchaser Charter and the IPO Prospectus; provided, that Sponsor shall not be obligated to fund the Second Extension Payment until April 25, 2023 if Purchaser reasonably determines in good faith with prior consultation with the Company that the Share Acquisition Closing shall occur prior to such date. Following such deposit(s), Sponsor and Purchaser shall take any and all actions reasonably required, including those contemplated by the Purchaser Charter, the Trust Account and the IPO Prospectus, to cause the applicable Extension to occur.

(b) In the event that Sponsor makes a deposit pursuant to Section 8.23(a), at the time of such deposit, Purchaser (as payor) shall issue a promissory note to Sponsor (as payee) for such amounts, and, at immediately prior to the Merger Effective Time, Sponsor shall be entitled to receive, at the Company’s election, either (i) a cash amount out of the proceeds of the Trust Account in an amount equal to the outstanding aggregate balance under such promissory note or (ii) the number of Purchaser Public Units with an aggregate equivalent value (determined based on $10 per Purchaser Public Unit) equal to the outstanding aggregate balance under such promissory note, in each case, as repayment in full under such promissory note. In the event that Sponsor seeks financing from one or more third party financing sources in order for Sponsor to fund such obligation pursuant to Section 8.23(a), Sponsor shall provide the Company the right, in the Company’s sole discretion, to fund up to 50% of such obligation of Sponsor pursuant to a promissory note that provides for the Company being repaid (i) in a cash amount out of the proceeds of the Trust Account in an amount equal to the outstanding aggregate balance under such promissory note and (ii) by being issued by Holdings (A) a number of Holdings Ordinary Shares equal to the applicable number of Purchaser Public Units referred to in clause (ii) of the first sentence of this Section 8.23(b) and (B) a number of Holdings Public Warrants equal to 50% of the Holdings Ordinary Shares issued pursuant to this sentence of Section 8.23(b)(ii)(A) (which cash amounts and securities shall be issued to the Company Shareholders pro rata in accordance with Schedule 1 to this Agreement as in effect immediately prior to the Merger Closing).

(c) For the avoidance of doubt, (i) no promissory note issued pursuant to this Section 8.23 or any other promissory note between Sponsor and Purchaser, including any promissory note existing as of the date hereof or issued in accordance with Section 8.3(b)(iv), shall be converted into shares, warrants, units or other equity securities of Purchaser or Holdings without the written consent of the Company, notwithstanding anything to the contrary in the Purchaser Charter or the IPO Prospectus and (ii) any deposit pursuant to Section 8.23 shall constitute a Purchaser Transaction Expense.

8.24 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of Purchaser, threatened, against Purchaser or the Purchaser Board by any of Purchaser’s shareholders prior to the Share Acquisition Closing, Purchaser shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Purchaser shall provide the Company the opportunity

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to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of Holdings or the Company, threatened, against Holdings or the Company or the Company Board by any the Company Shareholders prior to the Share Acquisition Closing, Holdings or the Company shall promptly notify Purchaser of any such Action and keep Purchaser reasonably informed with respect to the status of thereof. The Company shall provide Purchaser the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to Purchaser’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

8.25 Warrant Assumption Agreement. As of immediately prior to the Merger Effective Time, Holdings and Purchaser shall, and shall direct Continental Stock Transfer & Trust Company to, enter into a warrant assumption agreement substantially in the form attached hereto as Exhibit G (the “Warrant Assumption Agreement”).

8.26 Termination of Purchaser Agreements. Prior to the Merger Effective Time, Purchaser shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 4.14 of the Purchaser Disclosure Schedules and Section 8.26 of the Purchaser Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on Holdings, the Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations. Any promissory note terminated pursuant to this Section 8.26 shall be treated in accordance with Section 8.23(c).

ARTICLE IX
SURVIVAL

9.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Share Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Share Acquisition Closing (and there shall be no liability after the Share Acquisition Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Share Acquisition Closing and then only with respect to any breaches occurring after the Share Acquisition Closing, (b) Article XIII and any corresponding definitions set forth in Article XIV and (c) Fraud Claims.

ARTICLE X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) FCC Approval. The unconditional approval by the Tanzanian Fair Competition Commission of the Transactions shall have been obtained.

(b) Required Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of Purchaser Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of Purchaser Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, Purchaser’s Organizational Documents and the applicable provisions of the Cayman Companies Act and the NYSE (the “Required Shareholder Approval”).

(c) No Law or Order. No Governmental Authority in Tanzania shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).

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(d) Net Tangible Assets. Upon the Share Acquisition Closing, after giving effect to any redemption pursuant to the Redemption Rights, Purchaser shall have net tangible assets of at least five million and one Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g) of the Exchange Act).

(e) Listing. The Holdings Ordinary Shares (including those to be issued pursuant to this Agreement (including the Earnout Shares) and the Subscription Agreements) and the Holdings Warrants (including the Holdings Ordinary Shares underlying such Holdings Warrants) shall have been approved for listing on the NYSE, subject only to official notice thereof.

(f) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(g) Amended and Restated Organizational Documents. The memorandum of association and articles of association of Holdings shall have been amended and restated in their entirety in substantially the form attached hereto as Exhibit H (with such changes as are agreed in writing between Purchaser and the Company, the “A&R Holdings Charter”).

10.2 Conditions to Obligations of the Company and the Company Shareholders. In addition to the conditions specified in Section 10.1, the obligations of the Company and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the Purchaser Fundamental Warranties shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar) in all material respects on and as of the date of this Agreement and the Merger Closing Date as if made on the Merger Closing Date and will be so true and correct on and as of the Share Acquisition Closing Date as if made on the Share Acquisition Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) All of the other representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Merger Closing Date as if made on the Merger Closing Date and will be so true and correct on and as of the Share Acquisition Closing Date as if made on the Share Acquisition Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser.

(iii) All of the Holdings Fundamental Warranties shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar) in all material respects on and as of the date of this Agreement and the Merger Closing Date as if made on the Merger Closing Date and will be so true and correct on and as of the Share Acquisition Closing Date as if made on the Share Acquisition Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iv) All of the other representations and warranties of Holdings set forth in this Agreement and in any certificate delivered by or on behalf of Holdings pursuant hereto shall be true and correct on and as of the date of this Agreement and the Merger Closing Date as if made on the Merger Closing Date and will be so true and correct on and as of the Share Acquisition Closing Date as if made on the Share Acquisition Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(iv)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.

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(b) Agreements and Covenants. Purchaser, Holdings and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date or the Share Acquisition Closing Date.

(c) Officer Certificate. Purchaser and Holdings shall have delivered to the Company and the Company Shareholders Representative a certificate, dated as of the Merger Closing Date, signed by an officer of each of Purchaser and Holdings, certifying as to the satisfaction of the conditions specified in Section 10.2(a) and Section 10.2(b), but in each case, solely with respect to themselves.

(d) Trust Fund. Purchaser shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to Purchaser at the Share Acquisition Closing Date, and all such funds released from the Trust Account shall be available to the Surviving Company in respect of all or a portion of the payment obligations set forth in Section 8.19.

(e) Redemption. Purchaser shall have provided the holders of Purchaser Ordinary Shares with the opportunity to make redemption elections with respect to their Purchaser Ordinary Shares pursuant to Redemption Rights.

(f) Available Closing Cash Amount. The Available Closing Cash Amount shall be no less than the Minimum Cash Amount and Purchaser shall have made all necessary and appropriate arrangements prior to the Share Acquisition Closing Date for any portion of the Available Closing Cash Amount held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

(g) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by Purchaser, Holdings and Merger Sub at or prior to the Merger Closing Date or the Share Acquisition Closing shall have been executed and delivered to the Company.

10.3 Conditions to Obligations of Purchaser and Holdings. In addition to the conditions specified in Section 10.1, the obligations of Purchaser and Holdings to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser or Holdings, as applicable, where permissible) of the following conditions; provided, however, that Purchaser or Holdings shall not be permitted to waive the conditions set forth in this Section 10.3 in respect of any representation, warranty, obligation, agreement or covenant of one or more Company Shareholders if such waiver would reasonably be expected to have a material and adverse effect on either the Target Companies, taken as a whole, or any of the Company Shareholders, without the prior written consent of the Company Shareholders Representative:

(a) Representations and Warranties.

(i) All of the Company Fundamental Warranties and the Company Shareholders Fundamental Warranties shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar) in all material respects on and as of the date of this Agreement and the Merger Closing Date as if made on the Merger Closing Date and will be so true and correct on and as of the Share Acquisition Closing Date as if made on the Share Acquisition Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) All of the other representations and warranties of the Company and the Company Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Company Shareholders pursuant hereto (other than the representations and warranties set forth in Section 6.8(b)) shall be true and correct on and as of the date of this Agreement and the Merger Closing Date as if made on the Merger Closing Date and will be so true and correct on and as of the Share Acquisition Closing Date as if made on the Share Acquisition Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have (x) a Material Adverse Effect on the Company or (y) a material adverse effect on the Company Shareholder’s ability to consummate the Transactions or perform their obligations under this Agreement or the Ancillary Documents to which they are party, as applicable.

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(b) Agreements and Covenants. The Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date or the Share Acquisition Closing Date.

(c) Officer Certificate. The Company and the Company Shareholders Representative (on behalf of the Company Shareholders) shall have delivered to Purchaser a certificate, dated as of the Merger Closing Date, signed by each of the Company and the Company Shareholders (or, in the case of any such Person that is not a natural Person, an officer thereof), certifying as to the satisfaction of the conditions specified in Section 10.3(a) and Section 10.3(b) but in each case, solely with respect to themselves.

(d) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company and the Company Shareholders at or prior to the Merger Closing Date or the Share Acquisition Closing shall have been executed and delivered to the Purchaser.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Holdings) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE XI
TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Merger Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by July 25, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Holdings) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article X on or before the Outside Date;

(c) by written notice by either Purchaser or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Holdings) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by the Company to Purchaser if (i) there has been a breach by Purchaser or Holdings of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser or Holdings shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time Purchaser would be entitled to terminate this Agreement pursuant to Section 11.1(e);

(e) by written notice by Purchaser to the Company if (i) there has been a breach by the Company or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and

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(ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 11.1(d); provided, further, that Purchaser shall consult in good faith with the Company prior to terminating this Agreement pursuant to this Section 11.1(e) for any breach or inaccuracy of a representation or warranty by one or more Company Shareholders or breach of a covenant or agreement by one or more Company Shareholders; or

(f) by written notice by either Purchaser or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XII, Article XIII and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement or (iii) terminate or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3 Fees and Expenses. Subject to Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) Purchaser shall pay, or cause to be paid, all unpaid Purchaser Transaction Expenses and (b) if the Share Acquisition Closing occurs, Holdings shall pay, or cause to be paid, any unpaid Company Transaction Expenses and any Purchaser Transaction Expenses.

ARTICLE XII
WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser Shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to Purchaser Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Holdings Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to Purchaser Shareholders if the Purchaser fails to consummate a Business Combination within fifteen months after the closing of the IPO, subject to further extension as described by the IPO Prospectus, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income Taxes and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of Holdings, the Company and the Company Shareholders, on behalf of themselves and the other Company Affiliates, acknowledge and agree that they do not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Holdings or the Company Shareholders or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). Each of the Company, Holdings and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser

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or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Holdings and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Holdings and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Holdings or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Holdings and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company or any Company Shareholder from (i) pursuing a claim against Purchaser, Merger Sub or any other person (A) for specific performance or other equitable relief in connection with the Transactions (including a claim for Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against Purchaser (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Purchaser consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 8.19(b).

12.2 Mutual Releases.

(a) Effective as of the Share Acquisition Closing, each of Purchaser and Holdings, Holdings on behalf of all its Subsidiaries (including the Target Companies) and Purchaser on behalf of each other Purchaser Affiliate, hereby irrevocably releases and discharges, the Company Shareholders and each other Company Affiliate, and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Share Acquisition Closing and based upon, arising out of or related to the Target Companies and their respective businesses, operations, assets and liabilities, the service by any such Company Affiliate as an officer, director, manager, employee or Representative of the Target Companies or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Share Acquisition Closing); provided, however, that this Section 12.2(a) shall not release or discharge (i) any liability of the Company or any Company Shareholder under this Agreement, any Ancillary Document or the Confidentiality Agreement, (ii) any liability of any current or former employee of the Target Companies or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by Purchaser against the Company or any Company Shareholder or (iv) any claims that cannot be waived under applicable Law.

(b) Effective as of the Share Acquisition Closing, each Company Shareholder hereby irrevocably releases and discharges Purchaser, Holdings, the Target Companies and their respective Subsidiaries, each other Purchaser Affiliate and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Share Acquisition Closing and based upon, arising out of or related to the Target Companies and their respective Subsidiaries, their respective businesses, operations, assets and liabilities, the service by any such Purchaser Affiliate as an officer, director, manager, employee or Representative the Target Companies or any of their respective Subsidiaries or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Share Acquisition Closing); provided, however, that this Section 12.2(b) shall not release or discharge (i) any liability of Purchaser, Holdings, the Target Companies and their respective Subsidiaries under this Agreement, any Ancillary Document or the Confidentiality Agreement (in each case to which it is party), (ii) any liability of any current or former employee of the Target Companies or any of their

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respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by any Company Shareholder or (iv) any claims that cannot be waived under applicable Law.

(c) The Parties acknowledge and agree that the Company Affiliates and the Purchaser Affiliates are intended third-party beneficiaries of this Section 12.2.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Share Acquisition Closing, to:	with a copy (which will not constitute notice) to:
[***]	[***]
If to the Company at or prior to the Share Acquisition Closing, to:	with a copy (which will not constitute notice) to:
[***]	[***]
If to Holdings at or prior to the Share Acquisition Closing, to:	with a copy (which will not constitute notice) to:
[***]	[***]
If to the Company Shareholders Representative or the Company Shareholders, to:	with a copy (which will not constitute notice) to:
[***]	[***]
If to Holdings, Purchaser, or the Company after the Share Acquisition Closing, to:	with a copy (which will not constitute notice) to:
[***]	[***]

13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Share Acquisition Closing without the prior written consent of Purchaser, Holdings and the Company and after the Share Acquisition Closing without the prior written consent of the Purchaser Representative and the Company Shareholders Representative. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 8.18, (b) the rights of the Company Affiliates set forth in Section 12.2, (c) the rights of the Purchaser Affiliates set forth in Section 12.2 and (d) the rights of the Nonparty Affiliates set forth in Section 13.14, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than with respect to the effects of the Merger which shall be governed by the laws of the Cayman Islands). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any

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such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7 Exclusive Remedy. Save as expressly set out in this Agreement, the only right or remedy of Purchaser in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any Ancillary Document shall be for breach of this Agreement or the relevant Ancillary Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Ancillary Document, the only remedy shall be a claim for damages in respect of such breach. Save as expressly set out in this Agreement, Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after Merger Closing and Share Acquisition Closing, and Purchaser waives any rights of rescission or termination it may have. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 13.7 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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13.9 Amendment. Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.15(e) and Section 13.16(c), respectively, this Agreement may be amended, supplemented or modified (a) prior to the Share Acquisition Closing only by execution of a written instrument signed by each of the Parties and (b) after the Share Acquisition Closing only by execution of a written instrument signed by the Purchaser Representative and the Company Shareholders Representative; provided that to the extent any such amendment referred to in clause (b) would have an adverse and disproportionate impact in any material respect on any Company Shareholder (or Company Shareholders) as compared to the other Company Shareholders, such impacted Company Shareholder (or Company Shareholders) shall be required to also execute such written instrument.

13.10 Waiver. Each of Purchaser, Holdings and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-affiliated Party, (b) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing by Holdings or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

13.11 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

13.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS, or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

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(i) in Article IV through Article XII to (i) “Purchaser” shall refer to GoGreen Investments, Inc. for all periods prior to the completion of the Merger and to the Surviving Company for all periods after the completion of the Merger; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 and 4.5, and (ii) “Purchaser Class A Ordinary Shares”, “Purchaser Class B Ordinary Shares”, “Purchaser Redeemable Warrants” and “Purchaser Units” shall refer to such securities solely for periods prior to the Merger;

(j) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(k) the word “day” means calendar day unless Business Day is expressly specified;

(l) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Share Acquisition Closing; provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(m) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(n) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(o) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(p) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(q) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(r) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(s) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(t) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(u) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(v) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Holdings or the Company to be given, delivered, provided or made available by Holdings or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).

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13.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 13.14. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 13.14.

13.15 Company Shareholders Representative.

(a) By execution and delivery of this Agreement, all of the Company Shareholders collectively and irrevocably hereby constitute and appoint Keith Liddell (the “Company Shareholders Representative”) as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the Transactions or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement, (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement, (iii) administration of the provisions of this Agreement, (iv) giving or agreeing to, on behalf of all or any of the Company Shareholders, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, (v) (A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Holdings under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of the Company Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy and (vi) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorization as the Company Shareholders Representative under this Agreement.

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(b) The Purchaser Representative, Purchaser and Holdings may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and no Company Shareholder shall have any cause of action against the Purchaser Representative, Holdings, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders for any allocation or distribution among the Company Shareholders of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other Parties hereto or thereto to the Company Shareholders with respect thereto.

(c) The Company Shareholders Representative, in its capacity as such, shall not have any personal Liability for any amount owed to Purchaser or Holdings pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders, in his or its capacity as the Company Shareholders Representative, for any personal Liability of the Company Shareholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d) The Company Shareholders Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Company Shareholders Representative will act on behalf of the Company Shareholders as the Company Shareholders Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Company Shareholder shall indemnify, defend and hold harmless the Company Shareholders Representative from and against any and all Liabilities incurred without gross negligence, bad faith or willful misconduct on the part of the Company Shareholders Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of the Company Shareholders Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Company Shareholders Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Company Shareholders Representative. In no event shall the Company Shareholders Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Company Shareholders Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Company Shareholders Representative in the foregoing manner. All of the indemnities, immunities, releases and powers granted to Company Shareholders Representative under this Section 13.15 shall survive the Share Acquisition Closing and continue indefinitely.

(e) If the Company Shareholders Representative shall die, become legally disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfil his, her or its responsibilities as representative and agent of Company Shareholders, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders, then the Company Shareholders shall, within ten days after such death, legal disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and Purchaser and Holdings in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.

(f) Notwithstanding anything to the contrary herein, the Company Shareholders Representative shall not be entitled to take any action pursuant to the rights granted to it under this Section 13.15 if such action would have an adverse and disproportionate impact in any material respect on any Company Shareholder (or Company Shareholders) as compared to the other Company Shareholders.

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13.16 Purchaser Representative.

(a) By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor (the “Purchaser Representative”) as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Share Acquisition Closing in connection with: (i) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, (ii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel, (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Share Acquisition Closing consideration adjustment or indemnification claim and (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.16 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Liabilities incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Purchaser Representative under this Section 13.16 shall survive the Share Acquisition Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten days’ prior written notice to Holdings, Purchaser and the Company Shareholders Representative; provided that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

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13.17 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham”) may have, prior to the Share Acquisition Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Latham will be permitted in the future, after the Share Acquisition Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Holdings, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Holdings and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Holdings, Purchaser, the Company and the Company Shareholders or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Share Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Holdings, Purchaser; provided further, that nothing contained herein shall be deemed to be a waiver by Holdings, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Cravath, Swaine & Moore LLP (“Cravath”) may have, prior to the Share Acquisition Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Cravath will be permitted in the future, after the Share Acquisition Closing, to represent Holdings, the Company or their respective Affiliates in connection with matters in which such Persons are adverse to Sponsor, Purchaser, the Company Shareholders or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Sponsor, Purchaser and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Cravath’s future representation of one or more of Holdings, the Company or its Affiliates in which the interests of such Person are adverse to the interests of the Sponsor, the Purchaser and the Company Shareholders or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Cravath of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of Cravath with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Share Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by Purchaser or the Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by Purchaser, the Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

13.18 Scope of the Company Shareholders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any Company Shareholder shall be on a several basis (not jointly and not jointly and severally) as to such Company Shareholder and only pertain to it, (b) each Company Shareholder shall be liable for its own breaches, (c) to the extent any Company Shareholder is liable for monetary damages hereunder, other than in the cause of a Fraud Claim or for any willful and material breach by such Company Shareholder of any term of this Agreement prior to the date of termination, the aggregate liability of such Company Shareholder shall be equal to its Company Shareholder Consideration and (d) no Party shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple Company Shareholders.

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ARTICLE XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Share Acquisition Closing.

“Ancillary Documents” means each agreement, instrument, certificate or document including the Purchaser Disclosure Schedules, the Company Disclosure Schedules, the Plan of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Warrant Assumption Agreement, any Joinder and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Available Closing Cash Amount” means an amount equal to the (i) cash available in the Trust Account, minus (ii) any amounts required to satisfy any redemption pursuant to the Redemption Rights, plus (iii) any proceeds from the consummation of the PIPE Investment, minus (iv) the Closing Transaction Expense Amount, plus (v) the Sponsor Offset Share Amount.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee (or their dependents) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Act” means the Companies Act (As Revised), as amended, of the Cayman Islands.

“Cayman Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change of Control” means any transaction or series of transactions occurring after the Share Acquisition Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than 50% of the combined voting power of the then outstanding voting securities of Holdings, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any person.

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“Closing Number of Shares” means the Holdings Ordinary Shares to be issued to each Company Shareholder as part of that shareholder’s Company Shareholder Consideration, which shall, in relation to each Company Shareholder, be a number of Holdings Ordinary Shares as set forth opposite such Company Shareholder’s name in the corresponding column of Schedule 1 hereto (as the same may be updated from time to time in accordance with the terms of this Agreement).

“Closing Transaction Expense Amount” means the amount equal to the sum of the Company Transaction Expenses and the Purchaser Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Affiliate” means (i)(A) any direct or indirect shareholder, member, general or limited partner or other equityholder of Holdings or the Company and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) Holdings or (2) the Company or any of its Subsidiaries or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Holdings, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Equity Awards” means the Company Options and the Company RSUs.

“Company Fundamental Warranties” means the warranties contained in Section 6.1(a) (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3(a) (Capitalization) and Section 6.25 (Finders and Brokers).

“Company Option Plan” means the Company’s Discretionary Share Option Plan, dated February 3, 2021 as may be amended from time to time and the award agreements and certificates issued thereunder.

“Company Options” means all outstanding options to purchase Company Shares, whether or not exercisable and whether or not vested, granted under the Company Option Plan.

“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP.

“Company RSUs” means the restricted stock units granted by the Company (a) payable in Company Shares or (b) the value of which is determined with reference to the value of the Company Shares, whether or not exercisable and whether or not vested.

“Company Shareholders Fundamental Warranties” means the warranties contained in Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), Section 7.3 (Ownership), and Section 7.8 (Finders and Brokers).

“Company Shares” means the ordinary shares of the Company.

“Company Subsidiaries” means (a) Lifezone Limited, an Isle of Man company, (b) Kabanga Nickel Limited, a United Kingdom company, (c) Tembo Nickel Corporation Limited, a Tanzania company, (d) Tembo Nickel Mining Corporation Limited, a Tanzania company, (e) Tembo Nickel Refining Corporation Limited, a Tanzania company, (f) Kabanga Holdings Ltd., a Cayman Islands exempted company, (g) Kabanga Nickel Company Limited, a Tanzania company, (h) Romanex International Limited, a Canadian company and (i) Kabanga Mining Company Limited, a Tanzania company.

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“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all written binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind (including any amendments and other modifications thereto).

“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a Target Company all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such Target Company, or (ii) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property purported to be owned by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions, or reversions thereof.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.

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“Earnout Period” means the time period beginning on the Share Acquisition Closing Date and ending on the five-year anniversary of the Share Acquisition Closing Date.

“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Share Acquisition Closing, of a Company Share (including, for the avoidance of doubt, each holder of a Company Share that is or becomes deliverable in respect of any Company Equity Awards in accordance with Section 2.4 of this Agreement).

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“Environmental Permits” has meaning set forth in Section 6.19(a).

“ERISA Affiliate” means any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.

“Exchange Shares” means an aggregate number of Holdings Ordinary Shares to be issued as part of the Share Acquisition in accordance with Section 2.2.

“Excluded Shares” means Purchaser Ordinary Shares, if any, held in the treasury of Purchaser.

“FCA” means the Tanzania Fair Competition Act 2003, as amended from time to time.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law other than to the extent set forth in the final sentence of this definition) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Holdings Fundamental Warranties” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

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“Holdings Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Holdings.

“Holdings Private Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the Purchaser Private Warrants.

“Holdings Public Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the Purchaser Redeemable Warrants.

“Holdings Securities” means the Holdings Ordinary Shares and the Holdings Warrants, collectively.

“Holdings Warrants” means the Holdings Private Warrants and the Holdings Public Warrants, collectively.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness the Company) or Purchaser Transaction Expenses (with respect to Indebtedness of Purchaser), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IOM Companies Act” means the Isle of Man Companies Act 2006, as amended.

“IPO” means the initial public offering of the Purchaser Ordinary Shares and the Purchaser Redeemable Warrants pursuant to the IPO Prospectus.

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“IPO Prospectus” means the final prospectus of Purchaser, dated as of October 20, 2021, and filed with the SEC on October 22, 2021 (File Nos. 333-256781 and 333-260399).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, other informational technology assets and equipment, software, and industrial control systems that are owned, leased or licensed by any Target Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of person set forth on Section 14.1 of the Company Disclosure Schedules, or (b) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the

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written request of, Purchaser and in respect of Purchaser or Holdings, any action taken by, or at the written request of, the Company and (x) with respect to Purchaser, the consummation and effects of the Redemption Rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to Purchaser, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on Purchaser.

“Merger Sub Shares” means the ordinary shares, par value $1 per share, of Merger Sub.

“Minimum Cash Amount” means $50 million.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended (including, solely with respect to the Company, the Shareholders’ Agreement).

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration” means one Holdings Ordinary Share.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not due and payable or delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Share Acquisition Closing, (n) any purchase

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money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests, (p) Liens specifically identified on the consolidated balance sheet of the Target Companies or (q) Liens set forth on Section 6.15 of the Company Disclosure Schedules.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner or other equityholder of a Purchaser and after the Share Acquisition Closing, Holdings, the Company or any of its Subsidiaries and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) Purchaser, (2) after the Share Acquisition Closing, Holdings or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns. Purchaser on behalf of itself.

“Purchaser Charter” means the amended and restated memorandum and articles of association of Purchaser adopted by special resolution dated June 29, 2021 and effective on October 20, 2021.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Holdings, the Company Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Share Acquisition Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Warranties” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.16 (Finders and Brokers) and Section 4.21 (Trust Account).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively.

“Purchaser Private Warrant” means a warrant of Purchaser entitling the holder thereof to purchase one Purchaser Class A Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the placement warrants of Purchaser.

“Purchaser Public Unit” means a unit consisting of one Purchaser Class A Ordinary Share and one-half of one Purchaser Redeemable Warrant which include the “placement shares” of Purchaser referred to in the IPO Prospectus.

“Purchaser Redeemable Warrant” means a warrant of Purchaser entitling the holder thereof to purchase one Purchaser Class A Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the redeemable warrants of Purchaser.

Annex A-71

“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Redeemable Warrants and the Purchaser Private Warrants, collectively.

“Purchaser Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO) and (b) any Stamp Duty in connection with the Transactions payable by Holdings.

“Purchaser Warrants” means the Purchaser Private Warrants and Purchaser Redeemable Warrants, collectively.

“Redeeming Purchaser Shares” means each Purchaser Class A Ordinary Share in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of this Agreement, the Purchaser Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming Purchaser Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the Purchaser Charter) holder of Purchaser Class A Ordinary Shares to redeem all or a portion of their Purchaser Class A Ordinary Shares (in connection with the Transactions or otherwise) as set forth in the Purchaser Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated June 24, 2022.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor Offset Share Amount” means an amount equal to (a) the number of Sponsor Offset Shares multiplied by (b) $10.00.

“Sponsor Offset Shares” means Holdings Ordinary Shares issued to the Company Shareholders (for the avoidance of doubt, as of immediately prior to the Share Acquisition Closing) in lieu of being issued to Sponsor in connection with the Share Acquisition Closing and pursuant to the Sponsor Support Agreement.

“Stamp Duty” means any stamp, stamp duty, stamp duty reserve tax or other documentary, registration or transfer Taxes (including, for the avoidance of doubt any real estate transfer Taxes), in the nature of tax directly or indirectly imposed, collected or assessed by, or payable to (whether directly or indirectly), a Tax authority in relation to the agreement to transfer or the transfer of ownership or title to property and all penalties and interest included in or relating to any of the above.

Annex A-72

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all forms of taxation, whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, gross receipts, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, services, occupation, contributions due in relation to the payment of compensation to employees, franchise or values or other reference and statutory, governmental, state, federal, provincial, notarial, local, foreign, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and of any jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Holdings Ordinary Shares are actually traded on the NYSE (or the exchange on which Holdings Ordinary Shares are then listed).

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” means if at any time during the Earnout Period, the daily VWAP of the Holdings Ordinary Shares during such period is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.

“Triggering Event II” means if at any time during the Earnout Period, the daily VWAP of the Holdings Ordinary Shares during such period is equal to or exceeds $16.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.

“Triggering Events” means, collectively, Triggering Event I and Triggering Event II.

“Trust Account” means the trust account established by Purchaser for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 20, 2021, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

Annex A-73

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Value Added Tax” means value added tax or any similar, replacement or additional tax chargeable in the United Kingdom.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
A&R Holdings Charter	10.1(g)	DTC	1.11
Agreement	Preamble	Earnout Shares	2.5(a)
Antitrust Laws	8.11(b)	Enforceability Exceptions	4.2
Authorization Notice	1.10(c)	Environmental Permits	6.19(a)
Business Combination	12.1	Export Control Laws	6.23(c)
Closing Cash	8.19(b)	Extension	8.3(a)
Closing Filing	8.15(b)	FCPA	4.17(a)
Closing Press Release	8.15(b)	Federal Securities Laws	8.9
Company	Preamble	Holdings	Preamble
Company Benefit Plan	6.18(a)	Holdings Board	Recitals
Company Board	Recitals	Holdings Equity Incentive Plan	8.22
Company Certificate	2.3(a)(ii)	Holdings Nominee	Recitals
Company Collective Bargaining Agreement	6.17(a)	Holdings Nominee Share Surrender	1.11
Company D&O Tail Insurance	8.18(c)	Intended Tax Treatment	1.14
Company Disclosure Schedules	Article VI	Interim Period	8.1(a)
Company Financial Statements	6.7(a)	Joinder	8.2(c)
Company Material Contract	6.12(a)	Key Company Shareholders	Recitals
Company Permits	6.10	Latham	13.17(a)
Company Real Property Leases	6.15	Legal Restraint	10.1(c)
Company Registered IP	6.13(a)	Lock-Up Agreement	8.21
Company Shareholder Consideration	2.2(a)	Merger	Recitals
Company Shareholders	Preamble	Merger Closing	3.1
Company Shareholders Representative	13.15(a)	Merger Closing Date	3.1
Company Shareholders Representative	Preamble	Merger Effective Time	1.2
Confidentiality Agreement	8.1(c)	Merger Sub	Preamble
Contracting Parties	13.14	New Registration Rights Agreement	8.20
Cravath	13.17(b)	Nonparty Affiliates	13.14
D&O Indemnified Persons	8.18(a)	OFAC	4.17(c)
Dissenting Purchaser Shareholders	1.10(a)	Outside Date	11.1(b)
Dissenting Purchaser Shares	1.10(a)	Parties	Preamble
Annex A-74

Term	Section	Term	Section
Party	Preamble	SEC Reports	4.6(a)
PIPE Investment	Recitals	Second Extension Payment	8.23(a)
PIPE Investors	Recitals	Share Acquisition	Recitals
Plan of Merger	1.1	Share Acquisition Closing	3.1
Proxy Statement	8.14(a)	Share Acquisition Closing Date	3.1
Purchaser	Preamble	Shareholder Approval Matters	8.14(a)
Purchaser Board	Recitals	Signing Filing	8.15(b)
Purchaser D&O Tail Insurance	8.18(b)	Signing Press Release	8.15(b)
Purchaser Disclosure Schedules	Article IV	Special Shareholder Meeting	8.14(a)
Purchaser Financials	4.6(c)	Sponsor	Preamble
Purchaser Material Contract	4.13(a)	Sponsor Support Agreement	Recitals
Purchaser Permits	4.9	STFs	2.3(a)(i)
Purchaser Recommendation	4.2	Subscription Agreements	Recitals
Purchaser Representative	13.16(a)	Surviving Company	1.1
Purchaser Representative	13.16(c)	Transactions	Recitals
Purchaser Shareholders	Recitals	Transfer Agent	1.11
Registration Statement	8.14(a)	Transfer Taxes	8.13(c)
Related Person	6.20	Trust Account Released Claims	12.1
Required Shareholder Approval	10.1(b)	Unit Separation	1.6(a)
Sanctioned Country	4.17(c)	Warrant Assumption Agreement	8.25
Sanctioned Person	6.23(c)	Written Objection	1.10(c)
Sanctions	4.17(c)

Annex A-75

Schedule 1

Company Shareholders

[Signature Pages Follow]

Annex A-76

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

Purchaser:
GOGREEN INVESTMENTS CORPORATION
By:	/s/ John Dowd
Name:	John Dowd
Title:	Chief Executive Officer and Chairman

[Signature Page to the Business Combination Agreement]

Annex A-77

Merger Sub:
AQUA MERGER SUB
By:	/s/ John Dowd
Name:	John Dowd
Title:	Director

[Signature Page to the Business Combination Agreement]

Annex A-78

Holdings:
LIFEZONE METALS LIMITED
By:	/s/ Robert Burton
Name:	Robert Burton
Title:	Authorized Person

[Signature Page to the Business Combination Agreement]

Annex A-79

Company:
LIFEZONE HOLDINGS LTD
By:	/s/ Robert Burton
Name:	Park Limited
Title:	Director

[Signature Page to the Business Combination Agreement]

Annex A-80

solely in its capacity as the Purchaser Representative and for purposes of Section 8.23:
GOGREEN SPONSOR 1 LP
By:	/s/ John Dowd
Name:	John Dowd
Title:	Managing Member

[Signature Page to the Business Combination Agreement]

Annex A-81

solely in his capacity as the Company Shareholders Representative:
Keith Liddell
By:	/s/ Keith Liddell
Name:	Keith Liddell

[Signature Page to the Business Combination Agreement]

Annex A-82

Company Shareholder:
By:	/s/ Company Shareholders
Name:	[•]

[Signature Page to the Business Combination Agreement]

Annex A-83

Exhibit A

Sponsor Support Agreement

[Exhibit A]

Annex A-84

Exhibit B

Form of Plan of Merger

[Exhibit B]

Annex A-85

Exhibit C

Form of Holdings Nominee Share Surrender

[Exhibit C]

Annex A-86

Exhibit D

Form of Joinder

[Exhibit D]

Annex A-87

Exhibit E

Form of New Registration Rights Agreement

[Exhibit E]

Annex A-88

Exhibit F-1

Form of Lock-Up Agreement (Key Company Shareholders)

[Exhibit F-1]

Annex A-89

Exhibit F-2

Form of Lock-Up Agreement (Sponsor)

[Exhibit F-2]

Annex A-90

Exhibit G

Form of Warrant Assumption Agreement

[Exhibit G]

Annex A-91

Exhibit H

Form of A&R Holdings Charter

[Exhibit H]

Annex A-92

Annex B
Dated _________________2023

(1) GoGreen Investments Corporation
(2) Aqua Merger Sub
(3) Lifezone Metals Limited

PLAN OF MERGER

71 Fort Street

PO Box 190

Grand Cayman KY1-1104

Cayman Islands

Annex B-i

THIS PLAN OF MERGER (this Plan of Merger) is dated _____ 2023

PARTIES

(1)         GoGreen Investments Corporation, an exempted company incorporated under the laws of the Cayman Islands with registered number 373069 having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Merging Company);

(2)         Aqua Merger Sub, an exempted company incorporated under the laws of the Cayman Islands with registered number 396159 having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Surviving Company); and

(3)         Lifezone Metals Limited, a company incorporated under the laws of the Isle of Man with registered number 020550V having its registered office at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man (Holdings).

Recitals

(A)        The Merging Company and the Surviving Company have agreed to merge on the terms and conditions contained in a Business Combination Agreement dated as of December 13, 2022 (such agreement as it may be amended and modified from time to time, the Business Combination Agreement) between, among others, the Merging Company, the Surviving Company and Holdings in the form annexed in the Schedule to this Plan of Merger.

(B)         The board of directors of the Merging Company and the sole director of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, and have approved, that the Merging Company merge with and into the Surviving Company and cease to exist, with the Surviving Company continuing as the surviving company, and that the undertaking, property and liabilities of the Merging Company and the Surviving Company shall vest in the Surviving Company (the Merger).

(C)         The Merger shall be upon the terms and subject to the conditions of (i) the Business Combination Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (as defined below).

(D)        The shareholders of the Merging Company and the sole shareholder of the Surviving Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(E)         Each of the Merging Company and the Surviving Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

Annex B-1

AGREED TERMS

1.           Definitions and Interpretation

1.1         Definitions

Capitalised terms used and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement. In this Plan of Merger:

Companies Act	means the Companies Act (As Revised), as amended, of the Cayman Islands;
Constituent Company	means each of the Merging Company and the Surviving Company;
Effective Date

means the date on which this Plan of Merger is registered by the Registrar in accordance with Section 233(13) of the Companies Act unless, with the prior written consent of the Company, the Constituent Companies shall deliver a notice to the Registrar signed by a director of each of the Constituent Companies specifying a later date in accordance with Section 234 of the Companies Act, in which case the Effective Date shall be such later date specified in such notice to the Registrar;

Effective Time	means the time at which this Plan of Merger takes effect on the Effective Date in accordance with the Business Combination Agreement;
Existing M&A	means the memorandum and articles of association of the Surviving Company in effect immediately prior to the Effective Time;
Holdings Ordinary Shares	means the ordinary shares, with $0.0001 par value per share, of Holdings; and
Registrar	means the Registrar of Companies in the Cayman Islands.

1.2         Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)         Headings are for convenience only and do not affect interpretation.

(b)        The singular includes the plural and the converse.

(c)         A gender includes all genders.

(d)        Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)         A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)         A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3         Schedule

The Schedule forms part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedule.

2.           Plan of Merger

2.1         Company Details

(a)         The constituent companies (as defined in the Companies Act) to the Merger are the Merging Company and the Surviving Company.

(b)        The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Aqua Merger Sub.

Annex B-2

(c)         The registered office of the Merging Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)        The registered office of the Surviving Company is at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.

(e)         Following the Effective Time, the registered office of the Surviving Company will be at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.

(f)         Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each (Class A Ordinary Shares), 50,000,000 Class B ordinary shares of a par value of US$0.0001 each (Class B Ordinary Shares) and 5,000,000 preference shares of a par value of US$0.0001 each (Preference Shares), of which 28,935,000 Class A Ordinary Shares are issued, fully paid and outstanding, 6,900,000 Class B Ordinary Shares are issued, fully paid and outstanding, and no Preference Shares are issued and outstanding.

(g)        Immediately prior to the Effective Time, the authorised share capital of the Surviving Company is US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which 1 ordinary share is issued, fully paid and outstanding.

(h)        At the Effective Time, the authorised share capital of the Surviving Company shall be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each.

2.2         Effective Date

It is intended that the Merger shall be effective at the Effective Time on the Effective Date.

2.3         Terms and Conditions of the Merger

(a)         The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or other property as provided in Section 233(5) of the Companies Act, including into Holdings Ordinary Shares, are set out in the Business Combination Agreement.

(b)        Holdings undertakes and agrees (it being acknowledged that Holdings will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Per Share Merger Consideration (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.

(c)         At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Existing M&A.

2.4         Memorandum of Association and Articles of Association

At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Existing M&A.

2.5         Directors’ Benefits

There are no amounts or benefits which are or shall be paid or payable to any director of either of the Constituent Companies or the Surviving Company, in that capacity, consequent upon the Merger.

Annex B-3

2.6         Secured Creditors

(a)         The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)        The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

2.7         Directors of the Surviving Company

At the Effective Time, the name and address of the directors of the Surviving Company shall be as follows:

(a)         Keith Liddell of [Address to be inserted];

(b)        Chris Showalter of [Address to be inserted];

(c)         Govind Friedland of [Address to be inserted];

(d)        John Dowd of [Address to be inserted];

(e)         [Name] of [Address to be inserted];

(f)         [Name] of [Address to be inserted]

(g)        [Name] of [Address to be inserted]

(h)        [Name] of [Address to be inserted]; and

(i)         [Name] of [Address to be inserted].

2.8         Property

At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

3.           Approval and Authorisation

3.1         This Plan of Merger has been approved by the board of directors of the Merging Company and the sole director of the Surviving Company pursuant to Section 233(3) of the Companies Act.

3.2         This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to Section 233(6) of the Companies Act by way of resolutions passed at an extraordinary general meeting of the Merging Company.

3.3         This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to Section 233(6) of the Companies Act by way of written shareholder resolution.

Annex B-4

4.           Amendment and Termination

4.1         At any time prior to the Effective Date, this Plan of Merger may be amended by the directors of the Constituent Companies with the prior written consent of the Company, to:

(a)         change the name of the Surviving Company;

(b)        change the Effective Date provided that the new Effective Date complies with Section 234 of the Companies Act; or

(c)         effect any other changes to this Plan of Merger which the directors of the Constituent Companies deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Merging Company or the Surviving Company, as determined by the directors of the Merging Company and the Surviving Company, respectively.

4.2         At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies, provided that such termination is in accordance with Article XI of the Business Combination Agreement.

4.3         If this Plan of Merger is amended or terminated in accordance with this Clause 4 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with Sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.           Notices

All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 13.1 of the Business Combination Agreement.

6.           Counterparts

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

7.           Governing Law

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

Annex B-5

IN WITNESS WHEREOF the Parties have duly executed this Plan of Merger on the date stated at the beginning of it.

The signatures of the parties to this Plan of Merger are situated after the Schedules to this Plan of Merger.

Annex B-6

Schedule 1

Business Combination Agreement

Annex B-7

SIGNATORIES

SIGNED for and on behalf of GoGreen Investments Corporation	) ) )	By:
Name:
		Position:	Director
SIGNED for and on behalf of Aqua Merger Sub	) ) )	By:
Name:
		Position:	Director
SIGNED for and on behalf of Lifezone Metals Limited	) ) )	By:
Name:
		Position:	Director

[Signature Page to Plan of Merger]

Annex B-8

Annex C

ISLE OF MAN

COMPANIES ACT 2006

AMENDED & restated MEMORANDUM

AND ARTICLES OF ASSOCIATION

OF

LIFEZONE METALS LIMITED

A COMPANY LIMITED BY SHARES

(adopted by resolution passed on [•])

ISLE OF MAN

COMPANIES ACT 2006

AMENDED & RESTATED MEMORANDUM OF ASSOCIATION

OF

LIFEZONE METALS LIMITED

A COMPANY LIMITED BY SHARES

(adopted by resolution passed on [•])

1.           Name

The name of the Company is Lifezone Metals Limited.

2.          Type of Company

The Company is incorporated as a company limited by shares.

3.          Registered Office

The address of the registered office of the Company is Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

4.          Registered Agent

The name of the first registered agent of the Company is LJ Management (IOM) Limited of Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man.

5.          Power and Capacity

The Company has unlimited capacity to carry on or to undertake any business or activity, to do, or to be subject to, any act or to enter into any transaction.

6.          Amendment to Memorandum of Association or Articles of Association

This Memorandum of Association and the Articles of Association of the Company shall only be amended by Special Resolution (as defined in the Articles of Association of the Company).

ISLE OF MAN

COMPANIES ACT 2006

AMENDED & RESTATED ARTICLES OF ASSOCIATION

OF

LIFEZONE METALS LIMITED

A COMPANY LIMITED BY SHARES

(adopted by resolution passed on [•])

Annex C-i

Annex C-ii

Annex C-iii

Annex C-iv

A.          PRELIMINARY

1.           Model Articles not to apply

Neither the model articles of association contained in Schedule 1 to the Companies (Model Articles) Regulations 2006 nor any other regulations set out in any statute or in any statutory instrument or other subordinate legislation concerning companies shall apply as the regulations or articles of the Company. The following shall be the Articles of Association of the Company.

2.           Form of resolution

Subject to the Act, where for any purpose an Ordinary Resolution of the Company is required, a Special Resolution shall also be effective.

3.           Interpretation

3.1         Definitions

In these Articles, unless the context otherwise requires, the following expressions shall have the following meanings:

“Act”	the Isle of Man Companies Act 2006;
“Articles”	these Articles of Association as altered or varied from time to time (and “Article” means any provision of these Articles);
“Auditors”	the auditors for the time being of the Company or, in the case of joint auditors, any of them;
“Board”	the board of Directors for the time being of the Company or the Directors present at a duly convened meeting of Directors at which a quorum is present;
“Business Combination Agreement”

the Business Combination Agreement dated as of December 13, 2022, by and among GoGreen Investments Corporation, a Cayman Islands exempted company, GoGreen Sponsor 1 LP, a Delaware limited partnership, the Company, Aqua Merger Sub, a Cayman Islands exempted company, Lifezone Holdings Ltd, an Isle of Man company, Keith Liddell, solely in his capacity as the representative of the shareholders of Lifezone Holdings Ltd, and certain shareholders of Lifezone Holdings Ltd set forth therein;

“Business Day”	a day other than: (i) a Saturday; (ii) a Sunday or (iii) a day on which the major clearing banks are not open for business in New York, New York; London, England; or Douglas, Isle of Man;
“certificated share”	a share which is recorded in the Register as being held in certificated form;
“Chairperson”	the chairperson of the Board, if any, or, where the context requires, the chairperson of a committee of the Board or the chairperson of a general meeting of the Company;
“clear days”	in relation to the period of a notice, such period, excluding the day when such notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
“communication”	any form of communication, including a communication comprising sounds or images or both and a communication effecting a payment;
“Companies Act 1931”	the Isle of Man Companies Act 1931 (as amended);

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“Company”	Lifezone Metals Limited, a company incorporated in the Isle of Man with company number 020550V;
“Deputy Chairperson”	the deputy chairperson of the Board, if any, or, where the context requires, the deputy chairperson of a general meeting of the Company;
“Designated Stock Exchange”	any United States national securities exchange on which the securities of the Company are listed for trading, including but not limited to the New York Stock Exchange;
“Director”	a director of the Company;
“dividend”	a payment in money, shares or property;
“electronic address”, “electronic form” and “electronic means”	have the meanings ascribed to them in the UK 2006 Companies Act;
“electronic communication”

has the meaning ascribed to the term “electronic communication” in the Isle of Man Electronic Transactions Act 2000 and shall also include, where the context permits and without prejudice to the generality of the foregoing definition, a document or information sent or supplied in electronic form and a document or information sent or supplied by electronic means;

“execution”	any mode of execution (and “executed” shall be construed accordingly);
“general meeting”	a meeting of the members of the Company;
“holder” or “shareholder”

in relation to any share, the member whose name is entered in the Register as the holder or, where the context permits, the members whose names are entered in the Register as the joint holders of such share;

“Legacy Shareholder”

any of Keith and Jane Liddell (jointly), Varna Holdings Limited, BHP Billiton (UK) DDS Limited, Peter Smedvig, Keith Liddell, Kamberg Investments Limited, Duncan Bullivant, Hermetica Limited, Chris von Christierson, Poer-Poer Limited, Jane Liddell, Simon Liddell, Rupert Pennant-Rea, Anthony von Christierson, Saccawa Investments Limited, Chris Showalter, The Zients Children’s Trust, Nicholas von Christierson, Nadia von Christierson, Lisa Smith, Chris Medway, Natasha Liddell, Charles Liddell, Katsura Investments Limited, Pochote Investments Limited, Inkaba Holdings Limited, GoGreen Sponsor 1 LP and [•][1].

“member”	a “member” of the Company as defined in the Act;
“Office”	the registered office for the time being of the Company;
“Operator”	any such person as may be approved as an “operator” from time to time, as defined in the Uncertificated Regulations of the relevant Uncertificated System;
“Ordinary Resolution”	a resolution of the Company in general meeting passed by a simple majority of the votes cast at that meeting;
“Ordinary Shares”	the ordinary shares, each of $0.0001 par value, of the Company;

____________

1        Note to Draft: To include the PIPE investors.

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“paid up”	paid up or credited as paid up;
“Participating Security”	a share or a renounceable right of allotment of a share, title to which is permitted to be transferred by means of an Uncertificated System in accordance with the Uncertificated Regulations;
“person entitled by transmission”	a person whose entitlement to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law has been noted in the Register;
“record date”	as defined in Article 115 (Record dates);
“Register”	the register of members of the Company to be kept pursuant to section 78(1)(b) of the Act;
“Registered Agent”	such person as the Company shall appoint as registered agent from time to time in accordance with the Act;
“Seal”	the common seal of the Company or any official or securities seal that the Company may be permitted to have under the Act;
“SEC”	the United States Securities and Exchange Commission;
“share”	a share in the capital of the Company;
“Solvency Test”

the solvency test referred to in section 49 of the Act, which the Company satisfies if it is able to pay its debts as they become due in the normal course of the Company’s business and the value of its assets exceeds the value of its liabilities;

“Special Resolution”	a resolution of the Company in general meeting passed by a majority of three-fourths or more of the votes cast at that meeting;
“Sponsor”	GoGreen Sponsor 1 LP, a Delaware limited partnership;
“Synthetic Equity Interest”

any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit or risk similar to ownership of shares of any class or series of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decreased in the value of any shares of any class or series of the Company, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of the Company, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of the Company, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of the Company;

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“uncertificated share”	a share to which title may be transferred by means of an Uncertificated System in accordance with the Uncertificated Regulations;
“Uncertificated Regulations”	the Uncertificated Securities Regulations 2006 of the Isle of Man (SD 743/06);
“Uncertificated System”	a “relevant system” as defined in the Uncertificated Regulations;
“UK 2006 Companies Act”	the Companies Act 2006 of the UK;
“UK”	the United Kingdom of Great Britain and Northern Ireland;
“voting rights”	in relation to a resolution of members, all the rights to vote on such resolution conferred on such members according to the rights attached to the shares held by such members; and
“writing” or “written”

printing, typewriting, lithography, photography and any other mode or modes of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise.

3.2         General interpretation

Unless the context otherwise requires:

(a)         words in the singular include the plural and vice versa (and, without prejudice to the foregoing, all references to “members” shall be deemed to include reference to a “member”);

(b)         words importing the masculine gender include the feminine and neuter gender and vice versa;

(c)         a reference to a “person” includes corporations as well as any other legal or natural person;

(d)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(e)         references to any statute or provision of a statute shall include any orders, regulations or other subordinate legislation made or promulgated under it, as amended, modified, re-enacted or replaced from time to time, unless the context otherwise requires;

(f)          any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and shall be construed to be followed by the words “without limitation”;

(g)         headings are inserted for reference and convenience only and shall not affect the construction or interpretation of these Articles;

(h)         any requirements as to delivery under these Articles include delivery in electronic form;

(i)          any requirements as to execution or signature under these Articles can be satisfied in the form of an electronic signature;

(j)          a reference to an Uncertificated System is a reference to the Uncertificated System in respect of which the particular share or renounceable right of allotment of a share is a Participating Security; and

(k)         “address” in relation to electronic communications includes any number, electronic mail address, electronic address or other address used for the purposes of such communications.

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3.3         The Act

Save as aforesaid, and unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Act.

4.           Registered office

The Office shall be at such place in the Isle of Man as the Board shall from time to time appoint.

B.          SHARES

5.           Share capital amount

Unless the Board shall otherwise direct, the amount of share capital of the Company available for issue shall be an unlimited number of Ordinary Shares.

6.           Allotment

Unissued shares in the capital of the Company shall be allotted by the Board generally on such terms as it thinks fit but all shares shall be paid in full prior to or at the time of issue.

7.           Power to attach rights and issue redeemable shares

7.1         Rights attaching to shares

Subject to the provisions of the Act and to any special rights for the time being attached to any existing shares, any shares may be allotted or issued which have attached to them such preferred, deferred or other special rights or restrictions whether in regard to dividends, voting, transfer, return of capital or otherwise as the Company may from time to time by Ordinary Resolution determine or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the Board may determine.

7.2         Power to issue redeemable shares

Subject to the provisions of the Act and to any special rights for the time being attached to any existing shares, any share may be issued which is, or is at the option of the Company or of the holder of such share, liable to be redeemed and the Board may determine the terms, conditions and manner of redemption of such shares.

7.3         Redemption dates

The date on which or by which, or dates between which, any redeemable shares are to be or may be redeemed may be fixed by the Directors and in such a case must be fixed by the Directors before the shares are issued. Unless otherwise specified in these Articles or determined by the Directors before the shares are issued, the amount payable on redemption of any redeemable shares shall be the amount paid up on such shares.

8.           Warrants, options and other securities

The Company shall have the power to issue warrants, options or other securities of similar nature conferring the right upon the holder thereof to subscribe for, purchase or receive any shares or other securities of the Company, including the warrants to be issued in connection with the transactions contemplated by the Business Combination Agreement, on such terms as the Directors may from time to time determine. The Company shall have no power to issue a warrant stating that the bearer of the warrant is entitled to the shares specified in it.

9.           Commission and brokerage

The Company may exercise the powers conferred by the Act to pay commissions or brokerage to any person in consideration of his, her or its subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares in the Company, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the Company to the full extent permitted by the Act. Subject to the provisions of the Act, any such commission or brokerage may be satisfied by the payment of cash, the allotment of fully or partly paid shares or any combination of such methods.

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10.         Trusts not to be recognised

Except as otherwise expressly provided by these Articles, as required by law or as ordered by a court of competent jurisdiction, the Company shall not recognise any person as holding any share on any trust and (except as aforesaid) the Company shall not be bound by or recognise (even if having notice of it) any equitable, contingent, future, partial or other claim to or interest in any share or any interest in any fractional part of a share except an absolute right of the holder to the whole of the share.

11.         Renunciation of shares

Subject to the provisions of the Act and of these Articles, the Directors may at any time after the allotment of any share but before any person has been entered in the Register as the holder recognise a renunciation of it by the allottee in favour of some other person and may accord to any allottee of a share the right to effect such renunciation upon and subject to such terms and conditions as the Directors may think fit to impose.

12.         Consolidation, redenomination, cancellation and sub division

The Company in general meeting may from time to time by Ordinary Resolution:

(a)         consolidate all or any of its shares;

(b)         redenominate all or any of such shares as shares denominated in another currency on such basis as the Board sees fit; and

(c)         sub-divide such shares, or any of them.

13.         Fractions

13.1       Power to deal with fractional entitlements

Whenever as the result of any consolidation, division or sub-division of shares any member would become entitled to fractions of a share, the Board may deal with the fractions as it thinks fit and in particular (but without prejudice to the generality of the foregoing):

(a)         the Board may determine which of the shares of such holder are to be treated as giving rise to such fractional entitlement and may decide that any of those shares shall be consolidated with any of the shares of any other holder or holders which are similarly determined by it to be treated as giving rise to a fractional entitlement for such other holder or holders into a single consolidated share and the Board may on behalf of all such holders, sell such consolidated share to any person (including the Company) for the best price reasonably obtained and distribute the net proceeds of sale after deduction of the expenses of sale in due proportion among those holders (except that any amount otherwise due to a holder, being less than US $2.50 or the equivalent value in any other applicable currency or such other sum as the Board may from time to time determine may be retained for the benefit of the Company); or

(b)         provided that the necessary shares are available for allotment, the Board may issue to such holder, credited as fully paid, by way of capitalisation the minimum number of shares required to round down his, her or its holding to an exact multiple of the number of shares to be consolidated into a single share (such issue being deemed to have been effected prior to consolidation.

13.2       Sale of fractions

For the purposes of any sale of consolidated shares pursuant to Article 13.1 (Power to deal with fractional entitlements), the Board may in the case of certificated shares authorise a person to execute an instrument of transfer of the shares to or in accordance with the directions of the purchaser of such shares or, in the case of uncertificated shares, exercise any power conferred on it by Article 19.5 (Forfeiture and sale). Such purchaser shall not be bound to see to the application of the purchase money in respect of any such sale, nor shall his, her or its title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale or transfer and any instrument or exercise shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

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14.         Reduction of capital

Subject to the provisions of the Act and to any rights for the time being attached to any shares, the Company may by resolution of the Board reduce its share capital in any way; provided that the Directors are satisfied, on reasonable grounds, that the Company will, immediately after such reduction, satisfy the Solvency Test.

15.         Purchase of own shares

15.1       Power to enter into share buyback agreements

(a)         Subject to the provisions of the Act, this Article 15.1 and to any rights for the time being attached to any shares, the Company may purchase or otherwise acquire its own shares for any consideration; provided that the Company continues to have at least one member at all times.

(b)         The Company may only purchase or acquire shares issued by the Company:

(1)         pursuant to an offer to all members which, if accepted, would leave the relative rights of the members unaffected and which affords each member a period of not less than 14 days within which to accept the offer; or

(2)         pursuant to an offer to one or more members to which all members have consented in writing or in respect of which the Directors have passed a resolution stating that in their opinion the transaction is to the benefit of the remaining members and the terms of the offer and the consideration offered for the shares are fair and reasonable to the Company and the remaining members.

(c)         The making and timing of any purchase of shares pursuant to this Article 15.1 shall be at the discretion of the Directors.

(d)         The Directors shall not make an offer to one or more members pursuant to Article 15.1(b)(2) if, after the passing of the resolutions required by this Article and before making the offer, they cease to hold the opinion that the transaction is to the benefit of the remaining members and the terms of the offer and the consideration offered for the shares are fair and reasonable to the Company and the other members.

(e)         Where an offer is made pursuant to this Article 15.1:

(1)         the offer may also permit the Company to purchase or otherwise acquire additional shares from a member to the extent that another member does not accept the offer or accepts the offer only in part; and

(2)         if the number of additional shares exceeds the number of shares that the Company is entitled to purchase or acquire, the number of additional shares shall be reduced ratably.

(f)          The Company may only purchase or otherwise acquire shares pursuant to this Article 15.1 if the Directors are satisfied, on reasonable grounds, that the Company will, immediately after the purchase or other acquisition, satisfy the Solvency Test.

(g)         Any shares purchased or otherwise acquired by the Company pursuant to this Article 15.1 are deemed to be cancelled immediately upon the acquisition of such shares unless such shares are to be held as treasury shares in accordance with Companies Act 2006 (Treasury Share) Regulations 2014.

16.         Legacy shareholder business opportunity

Notwithstanding anything to the contrary contained in these Articles, no Legacy Shareholder shall (i) have any duty to communicate or present to the Company any investment or business opportunity (any such opportunity, a “Business Opportunity”) in or with respect to which the Company may have an interest or expectancy that any such Business Opportunity will be offered to the Company or (ii) be deemed to have breached any fiduciary or other duty or obligation (including any duty of loyalty) to the Company or any other Legacy Shareholder by reason of the fact that such Legacy Shareholder shall have, directly or indirectly, pursued or acquired any Business Opportunity for such Legacy Shareholder or any person other than the Company, shall

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have transferred any Business Opportunity to any such person or shall not have communicated information regarding any Business Opportunity to the Company. To the fullest extent permitted by applicable law, the Company hereby renounces any interest in any Business Opportunity of any Legacy Shareholder and any expectancy that any such Business Opportunity will be offered to the Company. For the avoidance of doubt, this Article shall not limit the Company’s independent ability to pursue a Business Opportunity.

C.          SHARE CERTIFICATES

17.         Right to certificates

17.1       Issue of certificates

(a)         A member shall only be entitled to a share certificate if the Directors resolve that shares will be issued in certificated form.

(b)         Save as provided by applicable law, on becoming the holder of any certificated share, every person shall be entitled without charge to have issued promptly after allotment or lodgement of a transfer (unless the terms of issue of the shares provide otherwise) one certificate for all the certificated shares registered in his, her or its name. Such certificate shall specify the number, class and distinguishing numbers (if any) of the shares in respect of which it is issued and the amount or respective amounts paid up on them and shall be issued either under the Seal (which may be affixed to it or printed on it) or in such other manner having the same effect as if issued under a seal and, having regard to the provisions of the Act and the rules and regulations applicable to any Designated Stock Exchange to which the Company’s shares are admitted, as the Board may approve.

17.2       Joint holders

The Company shall not be bound to issue more than one certificate in respect of certificated shares held jointly by two or more persons. Delivery of a certificate to the person first named on the register shall be sufficient delivery to all joint holders.

17.3       Balancing certificates

Save as provided by applicable law, where a member has transferred part only of the shares comprised in a certificate he or she shall be entitled without charge to a certificate for the balance of such certificated shares.

17.4       Restrictions on certificates

No certificate shall be issued representing certificated shares of more than one class.

18.         Replacement certificates

18.1       Renewal or replacement

Share certificates may be renewed or replaced on such terms as to provision of evidence and indemnity (with or without security) and to payment of any exceptional out-of-pocket expenses (including those incurred by the Company in investigating such evidence and preparing such indemnity and security) as the Board may decide, and on surrender of the original certificate (where it is defaced or worn out) but without any further charge.

18.2       Consolidation of certificates

Any two or more certificates representing shares of any one class held by any member may at his, her or its request be cancelled and a single new certificate for such shares issued in lieu, subject to the payment of a reasonable fee, if any, as the Board may determine, on surrender of the original certificate for cancellation.

18.3       Splitting share certificates

If any member shall surrender for cancellation a share certificate representing certificated shares held by him, her or it and request the Company to issue in lieu two or more share certificates representing such certificated shares in such proportions as he or she may specify, the Board may, if it thinks fit, comply with such request subject to the payment of such reasonable fee, if any, as it may determine.

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18.4       Joint holders

In the case of shares held jointly by several persons, any such request as is mentioned in this Article 18 (Replacement certificates) may be made by any one of the joint holders.

19.         Uncertificated shares

19.1       Participating security

The Board may resolve that the shares of the Company are to become, or are to cease to be, Participating Securities and may implement such arrangements as it thinks fit in order for the shares to be admitted to settlement by means of an Uncertificated System. Any share which is a Participating Security may be changed from an uncertificated share to a certificated share and from a certificated share to an uncertificated share in accordance with the Uncertificated Regulations.

19.2       Application of Articles

These Articles apply to uncertificated shares of a class which is a Participating Security only to the extent that these Articles are consistent with the holding of such shares in uncertificated form, with the transfer of title to such shares by means of the Uncertificated System and with the Uncertificated Regulations.

19.3       Board regulations

Subject to the Act, the Uncertificated Regulations, these Articles and the facilities and requirements of the Uncertificated System, the Board may determine regulations not included in these Articles which:

(a)         apply to the issue, holding or transfer of uncertificated shares (in addition to or in substitution for any provisions in these Articles);

(b)         set out (where appropriate) the procedures for conversion or redemption of uncertificated shares; or

(c)         the Board considers necessary or appropriate to ensure that these Articles are consistent with the Uncertificated Regulations or the Operator’s rules and practices and such regulations will apply instead of any relevant provisions in these Articles which relate to certificates and the transfer, conversion and redemption of shares or which are not consistent with the Uncertificated Regulations, in all cases to the extent (if any) stated in such regulations. If the Board makes any such regulations, Article 19.2 will (for the avoidance of doubt) continue to apply to these Articles, when read in conjunction with those regulations.

19.4       Instructions via an uncertificated system

Any instruction given by means of an Uncertificated System as referred to in these Articles shall be a dematerialised instruction given in accordance with the Uncertificated Regulations, the facilities and requirements of the Uncertificated System and the Operator’s rules and practices.

19.5       Forfeiture and sale

Where the Company is entitled under the Act, the Operator’s rules and practices, these Articles or otherwise to dispose of, forfeit, enforce a lien over or sell or otherwise procure the sale of any shares of a class which is a Participating Security which are held in uncertificated form, the Board may take such steps (subject to the Uncertificated Regulations and to such rules and practices) as may be required or appropriate, by instruction by means of an Uncertificated System or otherwise, to effect such disposal, forfeiture, enforcement or sale including by:

(a)         requesting or requiring the deletion of any computer-based entries in the Uncertificated System relating to the holding of such shares in uncertificated form;

(b)         altering such computer-based entries so as to divest the holder of such shares of the power to transfer such shares other than to a person selected or approved by the Company for the purpose of such transfer;

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(c)         requiring any holder of such shares, by notice in writing to him, her or it, to change his, her or its holding of such uncertificated shares into certificated form within any specified period;

(d)         requiring any holder of such shares to take such steps as may be necessary to sell or transfer such shares as directed by the Company;

(e)         otherwise rectify or change the Register in respect of any such shares in such manner as the Board considers appropriate (including by entering the name of a transferee into the Register as the next holder of such shares); or

(f)          appointing any person to take any steps in the name of any holder of such shares as may be required to change such shares from uncertificated form to certificated form or to effect the transfer of such shares (and such steps shall be effective as if they had been taken by such holder).

D.          Lien on shares

20.         Lien on shares not fully paid

The Company shall have a first and paramount lien on all of its shares, whether fully paid-up or not, registered in the name of a member (whether solely or jointly with others) for all debts, liabilities and engagements to or with the Company (whether presently payable or not) by such member of his, her or its estate, either alone or jointly with any other person, whether a member or not, but only to the extent and in the circumstances permitted by applicable law. The lien shall also extend to all distributions and other moneys from time to time declared or payable (of any amount) in respect of such share. The Board may waive any lien which has arisen and may resolve that any share shall for some limited period be exempt wholly or partially from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien thereon.

21.         Enforcement of lien by sale

21.1       Power of sale

The Company may sell in any manner decided by the Board all or any of the shares subject to any lien at such time or times and in such manner as it may determine, save that no sale shall be made until such time as the moneys in respect of which such lien exists or some part of them are or is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged, and until a demand and notice in writing stating the amount due, or specifying the liability or engagement and demanding payment or fulfilment or discharge of them, and giving notice of intention to sell in default, shall have been served on the holder or the persons (if any) entitled by transmission to the shares and default in payment, fulfilment or discharge shall have been made by him, her or them for 14 clear days after service of such notice.

21.2       Title

A statutory declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share.

21.3       Perfection of transfer

For giving effect to any such sale, the Board may in the case of certificated shares authorise any person to execute an instrument of transfer of the shares sold in the name and on behalf of the holder or the persons entitled by transmission in favour of the purchaser or as the purchaser may direct and in the case of uncertificated shares exercise any power conferred on it by Article 19.5 (Forfeiture and sale) to effect a transfer of the shares. Such purchaser shall not be bound to see to the application of the purchase moneys in respect of any such sale and the title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale. Any instrument or exercise shall be effective as if it had been executed or exercised by the holder of, or the person (if any) entitled by transmission to, the shares to which it relates.

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22.         Application of proceeds of sale

The net proceeds of any sale of shares subject to any lien after payment of the costs shall be applied in or towards satisfaction of so much of the amount due to the Company or of the liability or engagement (as the case may be) as is presently payable or is liable to be presently fulfilled or discharged. The balance (if any) shall (in the case of certificated shares) upon surrender to the Company for cancellation of the certificate for the shares sold and in all cases subject to a like lien for any moneys not presently payable or any liability or engagement not liable to be presently fulfilled or discharged as existed on the shares before the sale be paid to the holder of, or the person (if any) entitled by transmission to, the shares at the date of the sale.

E.          TRANSFER OF SHARES

23.         Form of transfer

Each member may transfer all or any of his, her or its shares, in the case of certificated shares, by instrument of transfer in writing in any customary form or in any form approved by the Board or, in the case of uncertificated shares, without a written instrument in accordance with the Uncertificated Regulations; provided, in each case, that such transfer complies with the rules and regulations of any Designated Stock Exchange, the SEC or any other competent regulatory authority or otherwise under applicable law. If the shares were issued in conjunction with rights, options or warrants issued pursuant these Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such share without evidence satisfactory to them of the like transfer of such option or warrant.

24.         Right to refuse registration

24.1       Registration of certificated share transfer

The Board may in its absolute discretion and without giving any reason refuse to register any transfer of a certificated share unless:

(a)         it is in respect of a share which is fully paid up;

(b)         it is in respect of a share on which the Company has no lien;

(c)         it is in respect of only one class of shares;

(d)         it is in favour of a single transferee or not more than four joint transferees; and

(e)         it is delivered for registration to the Registered Agent, or such other person or place as the Board may from time to time determine, accompanied (except in the case of a transfer where a certificate has not been required to be issued) by the certificate for the shares to which it relates or such other evidence as the Board may reasonably require to prove the title of the transferor and the due execution by him, her or it of the transfer or, if the transfer is executed by some other person on his, her or its behalf, the authority of that person to do so;

provided that where any such shares are admitted to a Designated Stock Exchange, such refusal is in circumstances permitted by such Designated Stock Exchange and does not prevent dealings in shares of the Company from taking place on an open and proper basis.

24.2       Registration of an uncertificated share transfer

The Board shall register a transfer of title to any uncertificated share or the renunciation or transfer of any renounceable right of allotment of a share which is a Participating Security held in uncertificated form in accordance with the Uncertificated Regulations, except that the Board may refuse (subject to any relevant requirements applicable to any Designated Stock Exchange to which the shares of the Company are admitted) to register any such transfer or renunciation which is in favour of more than four persons jointly or in any other circumstance permitted by the Uncertificated Regulations.

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25.         Notice of refusal

If the Board refuses to register a transfer of a share it shall send notice of the refusal to the transferor and the transferee. Other than in respect of any actual or suspected fraud, any instrument of transfer which the Board refuses to register shall be returned to the person depositing it. All instruments of transfer which are registered may be retained by the Company.

26.         Closing of register

Without prejudice to Article 24, the Board may suspend the registration of transfers of uncertificated shares or refuse to register a transfer of an uncertificated share in such other circumstances as may be permitted or required by the Uncertificated Regulations and the relevant system but in any event for a period not exceeding 30 days in any year.

27.         No fees on registration

No fee shall be charged for registration of a transfer or on the registration of any probate, letters of administration, certificate of death or marriage, power of attorney, notice or other instrument relating to or affecting the title to any shares or otherwise for making any entry in the Register affecting the title to any shares.

28.         Recognition of renunciation of allotment of shares

Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment of any share by the allottee in favour of some other person.

F.           TRANSMISSION OF SHARES

29.         On death

If a member dies, the survivors or survivor, where he or she was a joint holder, and his or her executors or administrators, where he or she was a sole or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his or her shares. Nothing in these Articles shall release the estate of a deceased member from any liability in respect of any share which has been solely or jointly held by him or her.

30.         Election of person entitled by transmission

Any person entitled to a share by transmission may, on such evidence as to his, her or its title being produced as the Board may reasonably require, elect either to become registered as a member or to have some person nominated by him, her or it registered as a member. If he, she or it elects to become registered himself, herself or itself, he, she or it shall give written notice signed by him, her or it to the Company to that effect. If he, she or it elects to have some other person registered he, she or it shall, in the case of a certificated share, execute an instrument of transfer of such shares to that person and, in the case of an uncertificated share, either procure that all appropriate instructions are given by means of the Uncertificated System to effect the transfer of such share to such person or change the uncertificated share to certificated form and then execute an instrument of transfer of such share to such person. All the provisions of these Articles relating to the transfer of shares shall apply to the notice, instrument of transfer or instructions (as the case may be) as if it were a notice given, an instrument of transfer executed or instructions given by the member and his or her death, bankruptcy or other event had not occurred and any notice or transfer were executed by such member. Where the entitlement of a person to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law is proved to the satisfaction of the Board, the Board shall after proof cause the entitlement of that person to be noted in the Register.

31.         Rights on transmission

Where a person is entitled to a share by transmission, the rights of the holder in relation to such share shall cease. However, the person so entitled may give a good discharge for any dividends and other moneys payable in respect of it and shall have the same rights to which he, she or it would be entitled if he, she or it were the holder of the share except that he, she or it shall not before he, she or it is registered as the holder of the share

Annex C-12

be entitled in respect of it to be given notice of, or to attend or vote at, any meeting of the Company. The Board may at any time give notice requiring any such person to elect either to be registered himself, herself or itself or to transfer the share. If the notice is not complied with within 60 days, the Board may thereafter withhold payment of all dividends and other moneys payable in respect of such share until the requirements of the notice have been complied with.

G.          GENERAL MEETINGS

32.         Annual general meetings

Subject to the provisions of the Act, the Board shall convene at least one general meeting each calendar year (any such meeting, an “annual general meeting”), to be held at such time and place and to consider such business as the Board may determine.

33.         Extraordinary general meetings

The Board may convene a general meeting, other than an annual general meeting, whenever it thinks fit (any such general meeting, an “extraordinary general meeting”). For the avoidance of doubt, neither an annual general meeting nor an extraordinary general meeting may be called by any other person or persons, including members. At any meeting so convened by the Board, or at any meeting requisitioned pursuant to section 67(2) of the Act (such requisition, a “Members’ Requisition” and such requisitioning members, the “Requisitioning Members”), no business shall be transacted except that expressly stated by the requisition or proposed by the Board.

34.         Notice of meetings

34.1       Length of notice

An annual general meeting shall be convened by not less than 21 clear days’ notice in writing. Any extraordinary general meeting shall be convened by not less than 14 clear days’ notice in writing.

34.2       Form of notice

Every notice convening an annual general meeting or an extraordinary general meeting shall specify:

(a)         whether the meeting is an annual general meeting or an extraordinary general meeting;

(b)         the place, the date and the time of such meeting;

(c)         the general nature of the business to be transacted at such meeting;

(d)         if such meeting is convened to consider a Special Resolution, the intention to propose the resolution as such and the requisite majority for an affirmative vote; and

(e)         with reasonable prominence, that a member entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote and, on a poll, vote instead of him, her or it and that a proxy need not also be a member.

34.3       Entitlement to receive notice

Any notice convening an annual general meeting or an extraordinary general meeting shall be given to the members (other than any who under the provisions of these Articles or of any restrictions imposed on any shares are not entitled to receive notice from the Company) and to the Directors.

34.4       Meeting on short notice

Notwithstanding that an annual general meeting or an extraordinary general meeting is called by shorter notice than that specified in Article 34, such meeting shall be deemed to have been duly convened if a member or members holding at least 90% of the voting rights in relation thereto has or have waived notice of such meeting and for this purpose. The presence of a member at such meeting shall be deemed to constitute waiver on the part of such member.

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35.         Omission to send notice

Notwithstanding any other provision of these Articles, the accidental omission to send a notice of meeting or, in cases where it is intended that it be sent out with the notice, an instrument of proxy to, or the non-receipt of either by, any person entitled to receive the same, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that meeting if such meeting is otherwise duly convened.

36.         Director nominations by members

36.1       For nominations of candidates for appointment as Director (“Director Nominations”) or other business to be properly brought (x) by a member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Members’ Requisition, the Director Nomination or other business must be (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the Directors by a resolution of the Board, (ii) brought before such meeting by the Chairperson of such meeting or (iii) otherwise properly requested to be brought before such meeting by a member or by the Requisitioning Members, as applicable, in accordance with this Article. For Director Nomination or other business to be properly requested to be brought (x) by a member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Members’ Requisition, the member or Requisitioning Members must (i) be member(s) of the Company of record at the time of the giving of the notice for such meeting, (ii) be entitled to vote at such meeting, (iii) have given Timely Notice (as defined below) thereof in writing to any Director addressed to the Office, (iv) have provided any updates or supplements to such notice at the times and in the forms required by these Articles and (v) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these Articles. To be timely, a member’s written notice in respect of an annual general meeting must be received by any Director at the Office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s annual general meeting; provided, however, that in the event the annual general meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual general meeting was held in the preceding year, notice by the member to be timely must be received by any Director at the Office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, (x) for the first annual general meeting, a member’s notice shall be timely (and be considered a Timely Notice) if received by any Director at the Office not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such annual general meeting is first made or sent by the Company and (y) for any extraordinary general meeting convened upon a Members’ Requisition, the Requisitioning Members’ notice shall be timely (and be considered a Timely Notice) if received by any Director at the Office on the date of delivery of the Members’ Requisition. Any such Timely Notice must set forth, as to each matter the member or Requisitioning Members propose to bring before the general meeting:

(a)         as to each person whom the member or the Requisitioning Members propose to nominate for appointment as a Director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares or any other securities of the Company that are held of record or are beneficially owned by the nominee and of its affiliates and any derivative positions held or beneficially held by the nominee and of its affiliates, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee or any of its affiliates with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of any securities), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee or any of its affiliates, (v) a description of all agreements, arrangements or understandings between or among the member or the Requisitioning

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Members, as applicable, or any of its or their affiliates and each nominee or any of its affiliates and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the member or the Requisitioning Members or concerning the nominee’s potential service as a Director, (vi) a written statement executed by the nominee acknowledging that as Director, the nominee will owe fiduciary duties under Isle of Man law with respect to the Company and its members, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an appointment contest, or is otherwise required, in each case pursuant to the Act or other applicable law, rule or regulation (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if appointed);

(b)         as to any other business that the member or the Requisitioning Members propose to bring before an annual general meeting or extraordinary general meeting, a description in reasonable detail of the business desired to be brought before such meeting, the reasons for conducting such business at such meeting, the text, if any, of any resolutions or Articles amendment proposed for adoption, and any material interest in such business of each person proposing such business (each such person, a “Proposing Person”);

(c)         (i) the name and address of the member or Requisitioning Members giving the notice, as they appear on the Company’s Register, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, such Proposing Peron’s written consent to the public disclosure of information provided to the Company pursuant to this Article and the following information: (a) the class and number of all shares of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates, including any shares of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Act or the Exchange Act of 1934, as amended, of the United States of America (the “Exchange Act”), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of the Company, (d) any rights to dividends or other distributions on the shares of the Company, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company, (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to base on any increase or decrease in the value of share of the Company or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of the Company, (f) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) of the Exchange Act or an amendment pursuant to Rule 13d-2(a) of the Exchange Act if such a statement were required to be filed under the Exchange Act by such Proposing Person or any of its respective affiliates or associates, and (g) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to the Act, the Exchange Act or any other applicable laws, rules or regulations;

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(d)         (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before such meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other members (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of shares owned beneficially or of record by such other member(s) or other beneficial owner(s); and

(e)         a statement whether or not the member or Requisitioning Members giving the notice or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of the Company required under applicable law to approve the proposal or, in the case of a Director Nomination, at least the percentage of voting power of all of the shares of the Company reasonably believed by such Proposing Person to be sufficient to appoint the nominee or nominees proposed to be nominated by such member or Requisitioning Members (such statement, the “Solicitation Statement”).

A Member or the Requisitioning Members must also submit a supporting statement indicating the reasons for bringing such proposal.

36.2       A member or Requisitioning Member providing Timely Notice of Director Nomination or other business proposed to be brought before an annual general meeting or extraordinary general meeting shall further update and supplement such notice, if necessary, so that the information (including the Material Ownership Interests information) provided or required to be provided in such notice pursuant to the Articles shall be true and correct as of the record date for such meeting and as of the date that is ten (10) Business Days prior to such meeting, and such update and supplement must be received by any Director at the Office not later than the close of business on the fifth (5th) Business Day after the record date for such meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) Business Day prior to the date of such meeting (in the case of the update and supplement required to be made as of ten (10) Business Days prior to such meeting). If a member or the Requisitioning Members do not comply with this Article in providing notice of Director Nomination or other business proposed to be brought before such meeting, such notice shall not be deemed to be Timely Notice.

36.3       Only such persons who are nominated for appointment as a Director in accordance with the provisions of these Articles shall be eligible for appointment and to serve as Directors once appointed in accordance with these Articles and only such other business shall be conducted at a meeting as shall have been brought before the meeting in accordance with the provisions of these Articles. The Directors or a designated committee thereof, through a resolution of the Board, shall have the power to determine whether a Director Nomination or any other business proposed to be brought before the meeting was made in accordance with the provisions of these Articles. If neither the Directors nor such designated committee makes a determination as to whether any Director Nomination or other proposal was made in accordance with the provisions of these Articles, the presiding person of such meeting shall have the power and duty to determine whether the Director Nomination or other proposal was made in accordance with the provisions of these Articles. If the Directors or a designated committee thereof or the presiding person, as applicable, determines that any Director Nomination or other proposal was not made in accordance with the provisions of these Articles, such proposal or nomination shall be disregarded and shall not be presented for action at such meeting.

36.4       Except as otherwise required by applicable law, nothing in this Article shall obligate the Company or the Directors to include in any proxy statement or other member communication distributed on behalf of the Company or the Directors information with respect to any nominee for appointment of a Director or any other business submitted or proposed by a member.

36.5       Notwithstanding the foregoing provisions of this Article, if the nominating or proposing member or the Requisitioning Members (or a qualified representative of the member or the Requisitioning Members) do not appear at the meeting to present a Director Nomination or any other business, such Director Nomination or other business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Article, to be considered a qualified representative of the proposing member or Requisitioning Members, a person must be authorised by a written instrument executed

Annex C-16

by such member or Requisitioning Members or an electronic communication delivered by such member or Requisitioning Members to act for such member or Requisitioning Members as proxy at the meeting and such person must produce such written instrument or electronic communication, or a reliable reproduction of the written instrument or electronic communication, to the presiding person at the meeting.

36.6       For purposes of the Articles, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable international or national news service or in a document publicly filed by the Company with the SEC pursuant to section B.13, B.14 or 15(d) of the Exchange Act or the rules of the Designated Stock Exchange.

36.7       Notwithstanding the foregoing provisions of these Articles, a member and the Requisitioning Members shall also comply with all applicable requirements of the Act and all applicable laws, rules and regulations, including the rules and regulations of the Designated Stock Exchange, with respect to the matters set forth in these Articles.

H.          PROCEEDINGS AT MEETINGS

37.         Quorum

37.1       No business shall be transacted at any annual general meeting or extraordinary general meeting unless a quorum is present at the commencement of such meeting; provided that the absence of a quorum shall not preclude the choice or appointment of a Chairperson, which shall not be treated as part of the business to be transacted at such meeting. Subject to the provisions of Article 38 (If quorum not present), one or more members present in person or by a duly appointed representative (in the case of a member that is a corporation) or by proxy in either case, entitled to attend and to vote on the business to be transacted and holding more than 50% of the shares of the Company, shall be a quorum.

37.2       In calculating whether a quorum is present for the purposes of Article 37, if two or more persons are appointed as proxies for the same member or two or more persons are appointed as corporate representatives of the same corporate member, only one of such proxies or only one of such corporate representatives shall be counted.

38.         If quorum not present

If, within 15 minutes (or such longer interval not exceeding one hour as the Chairperson in his or her absolute discretion thinks fit) from the time appointed for the holding of a general meeting, a quorum is not present or if, during a meeting, such a quorum ceases to be present, the meeting shall be dissolved or the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such time and place as the Chairperson (or, in default, the Board) may determine not being more than 28 days after the date that the original general meeting was convened. If, at such adjourned meeting, a quorum is not present within 15 minutes from the time appointed for holding the meeting, one or more members present in person or by a duly appointed representative (in the case of a member that is a corporation), or by proxy in either case, shall be a quorum. If no such quorum is present or if, during the adjourned meeting, a quorum ceases to be present, the adjourned meeting shall be dissolved.

39.         Security and meeting place arrangements

39.1       Accommodation of members

The Board may, for the purpose of facilitating shareholder attendance at an annual general meeting or an extraordinary general meeting, or controlling the level of attendance and ensuring the safety of those attending at any place specified for the holding of any such meeting, from time to time make such arrangements as the Board shall in its absolute discretion consider to be appropriate and may from time to time vary any such arrangements in place or make new arrangements thereof. The entitlement of any member or proxy to attend a meeting at such place shall be subject to any such arrangements as may be for the time being approved by the Board. In the case of any meeting to which such arrangements apply the Board may, when specifying the place of the meeting:

(a)         direct that the meeting shall be held at a place specified in the notice at which the Chairperson shall preside (the “Principal Place”); and

Annex C-17

(b)         make arrangements for simultaneous attendance and participation at satellite meeting places or by way of any other electronic means by members otherwise entitled to attend the general meeting, but excluded from the Principal Place under the provisions of this Article, or who wish to attend at satellite meeting places or other places at which persons are participating by way of any other electronic means; provided that persons attending at the Principal Place and at satellite meeting places or other places at which persons are participating by way of any other electronic means shall be able to see, hear and be seen and heard by, persons attending at the Principal Place and at such other places, by any means.

Such arrangements for simultaneous attendance at any of such other places may include arrangements for facilitating shareholder attendance at a general meeting or controlling the level of attendance in any manner at any of such other places (as stated above); provided that they shall operate so that any members and proxies excluded from attending at the Principal Place are able to attend at one of the satellite meeting places or other places at which persons are participating by way of any other electronic means. For the purposes of all other provisions of these Articles any such meeting shall be treated as taking place and being held at the Principal Place.

39.2       Searches

The Board may direct that members or proxies wishing to attend any annual general meeting or extraordinary general meeting should submit to such searches or other security arrangements or restrictions as the Board shall consider appropriate in the circumstances and shall be entitled in its absolute discretion to refuse entry to such meeting to any member or proxy who fails to submit to such searches or otherwise to comply with such security arrangements or restrictions.

39.3       Inadequate meeting place

If it appears to the Chairperson that the meeting place specified in the notice convening the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting shall nevertheless be duly constituted and its proceedings valid provided that the Chairperson is satisfied that adequate facilities are available to ensure that any member who is unable to be accommodated is nonetheless able to participate in the business for which the meeting has been convened and to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment, video conference or otherwise), whether in the meeting place or elsewhere, and to be heard by all other persons so present in the same manner.

40.         Chairperson

The Chairperson, if any, of the Board or, in his or her absence, some other director nominated by the Board, shall preside as Chairperson of the meeting. If there be no such Chairperson or if at any meeting he or she shall not be present within 15 minutes after the time appointed for holding the meeting or shall be unwilling to act as Chairperson, the Directors present shall choose one of them to act or, if there be only one Director present, he or she shall be Chairperson if willing to act. If no Director is willing to act as Chairperson of the meeting, or if no Director is present within 15 minutes of the time appointed for holding the meeting, the members present and entitled to vote shall choose any present member to be Chairperson of the meeting.

41.         Director may attend and speak

A Director shall be entitled to attend and speak at any annual general meeting or extraordinary general meeting. The Chairperson may invite any person to attend and speak at any annual general meeting or extraordinary general meeting of the Company whom the Chairperson considers to be equipped with knowledge or experience of the Company’s business to assist in the deliberations of such meeting.

42.          Power to adjourn

42.1       The Chairperson of an annual general meeting or an extraordinary general meeting may, with the consent of the members present at a meeting at which a quorum is present, and shall if so directed by such meeting, adjourn any meeting from time to time (or indefinitely) and from place to place as he or she shall determine.

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In addition (and without prejudice to any other power which he or she may have under these Articles or at common law) the Chairperson may, without the need for the consent of the meeting, interrupt or adjourn any meeting from time to time and from place to place or for an indefinite period if he or she is of the opinion that it has become necessary to do so:

(a)         in order to secure the proper and orderly conduct of such meeting;

(b)         in order to give all persons entitled to do so a reasonable opportunity of speaking and voting at such meeting;

(c)         as it is likely to be impracticable to hold or continue that meeting because of the number of members wishing to attend who are not present;

(d)         as the unruly conduct of persons attending such meeting prevents or is likely to prevent the orderly continuation of the business of the meeting; or

(e)         as an adjournment is otherwise necessary in order to ensure that the business of the meeting is otherwise properly disposed of.

43.         Notice of adjourned meeting

Any such adjournment may be for such time and to such place (or, in the case of a meeting held at a principal meeting place and a satellite meeting place, such other places) as the Chairperson may, in his or her absolute discretion, determine notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may appoint a proxy for the adjourned meeting either in accordance with Articles 51 and 52 or by means of an instrument which, if delivered by him or her at the meeting which is adjourned to the Chairperson or any Director, shall be valid even though it is given at less notice than would otherwise be required.

44.         Business of adjourned meeting

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting at which the adjournment took place.

I.           VOTING

45.         Method of voting

45.1       At any annual general meeting or extraordinary general meeting, a resolution put to a vote of such meeting shall be decided on a show of hands unless (before or immediately after the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is duly demanded. Subject to the provisions of the Act, a poll may be demanded by:

(a)         the Chairperson of such meeting;

(b)         by at least five members present in person or by proxy having the right to vote at such meeting;

(c)         a member or members present in person or by proxy representing not less than one-tenth of the voting rights of all the members having the right to vote at such meeting; or

(d)         a member or members present in person or by proxy holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right;

and a demand for a poll by a person as proxy for a member shall be as valid as if the demand were made by the member himself, herself or itself.

45.2       The Chairperson may also demand a poll before a resolution is put to the vote on a show of hands.

45.3       At any annual general meeting or extraordinary general meeting, resolutions shall be put to the vote by the Chairperson and there shall be no requirement for the resolution to be proposed or seconded by any person.

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45.4       Any action taken by the members must be taken or effected at an annual general meeting or an extraordinary general meeting and may not be taken or effected by a written resolution or written consent of members or otherwise in lieu thereof.

46.         Chairperson’s declaration conclusive on show of hands

Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the Chairperson of the meeting that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive, and an entry to that effect in the book containing the minutes of proceedings of the Company shall be conclusive evidence thereof, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

47.         Objection to error in voting

No objection shall be raised to the qualification of any voter or to the counting of or failure to count any vote except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the counting error occurs. Any objection or error shall be referred to the Chairperson of the meeting and shall only vitiate the decision of the meeting on any resolution if the Chairperson decides that it is of sufficient magnitude to vitiate the resolution or may otherwise have affected the decision of the meeting. The decision of the Chairperson on such matters shall be final and conclusive.

48.         Amendment to resolutions

48.1       If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the Chairperson of the meeting, any error in such ruling shall not invalidate the proceedings on the substantive resolution. In the case of a resolution duly proposed as a Special Resolution, no amendment to it (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted on. In the case of any other resolution duly proposed, no amendment to it (other than a mere clerical amendment to correct a manifest error) may be considered or voted upon unless notice of such proposed amendment is given to the Office at least 48 hours prior to the time appointed for holding the relevant meeting or adjourned meeting or (in the absence of any such notice) the Chairperson of the meeting in his or her absolute discretion rules that the amendment is fit for consideration at the meeting.

49.         Procedure on a poll

49.1       Timing of poll

Any poll duly demanded on the election of a Chairperson of a meeting or on any question of adjournment shall be taken forthwith. A poll duly demanded on any other matter shall be taken in such manner (including the use of ballot or voting papers or tickets) and at such time and place, not being more than 30 days from the date of the meeting or adjourned meeting at which the poll as demanded, as the Chairperson shall direct. The Chairperson may, and if so directed by the meeting shall, appoint scrutineers who need not be members and may adjourn the meeting to some place and time fixed by him or her for the purpose of declaring the result of the poll. No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days’ notice shall be given to all members (other than any who under the provisions of these Articles or of any restrictions imposed on any shares are not entitled to receive notice from the Company) specifying the time and place at which the poll is to be taken. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

49.2       Continuance of the meeting

The demand for a poll (other than on the election of the Chairperson or any question of adjournment) shall not prevent the continuance of the meeting for the transaction of any business other than the question on which a poll has been demanded. If a poll is demanded before the declaration of the result on a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

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49.3       Withdrawal of demand for a poll

The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the Chairperson. A demand so withdrawn shall validate the result of a show of hands declared before the demand was made. If a demand is withdrawn, the persons entitled in accordance with Article 45 (Method of voting) may demand a poll.

49.4       Voting on a poll

On a poll, votes may be given in person or by proxy or (in the case of a corporate member) by a duly authorised representative. A member entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses in the same way.

50.         Votes of members

50.1       Number of votes

Subject to the provisions of the Act and to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights pursuant to these Articles, at any general meeting every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative (not being himself or herself a member entitled to vote), shall on a show of hands have one vote and on a poll every member present in person or by proxy or (being a corporation) by a duly authorised representative shall have one vote for each share of which he or she is the holder.

50.2       Joint holders

If two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose seniority shall be determined by the order in which the names of the holders stand in the Register.

50.3       Receivers and other persons

Where in the Isle of Man or elsewhere a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of legal incapacity, the Board may in its absolute discretion on or subject to production of such evidence of the appointment as the Board may require, permit such receiver or other person authorised by a court or official to vote in person or, on a poll, by proxy on behalf of such member at any general meeting. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

51.         Restriction on voting rights for unpaid calls etc.

No member shall, unless the Board otherwise determines, be entitled to vote at a general meeting, either in person or by proxy, in respect of any share held by him or her or to exercise any right as a member unless all calls or other sums presently payable by him or her in respect of that share have been paid to the Company.

52.         Voting by proxy

Any person (whether a member of the Company or not) may be appointed to act as a proxy. Deposit of an instrument of proxy (including an instrument in the form of an electronic communication, sent, transmitted or received electronically) shall not preclude a member from attending and voting in person at the meeting in respect of which the proxy is appointed or at any adjournment of it. In the event that and to the extent that a member personally votes his or her shares or his or her proxy or proxies shall not be entitled to vote and any vote cast by a proxy in such circumstances shall be ignored.

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53.         Form of proxy

The instrument appointing a proxy shall:

(a)         be in writing in any common form or in the form of an electronic communication or such other form as the Board may approve under the hand (including by way of electronic signature) of the appointor or of his or her attorney duly authorised in writing or, if the appointor is a corporation, under its common seal or under the hand (including by way of electronic signature) of some officer or attorney or other person duly authorised in that behalf;

(b)         be deemed (subject to any contrary direction contained in the same) to confer authority to demand or join in demanding a poll and to speak at any meeting and to vote on any resolution or amendment of a resolution put to the meeting for which it is given, as the proxy thinks fit;

(c)         unless the contrary is stated in it, be valid as well for any adjournment of the meeting as for the meeting to which it relates; and

(d)         where it is stated to apply to more than one meeting, be valid for all such meetings as well as for any adjournment of any such meetings.

54.         Deposit of proxy

54.1       The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a copy of such authority certified notarially or in some other way approved by the Board, shall:

(a)         in the case of an instrument in writing, be deposited by personal delivery, post, electronic or facsimile transmission at such place as is specified:

(1)         in the notice convening the meeting; or

(2)         in any instrument of proxy sent out by the Company in relation to the meeting,

not less than 48 hours before the time of the holding of the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(b)         in the case of an appointment contained in an electronic communication, where an address has been specified for the purpose of receiving electronic communications:

(1)         in the notice convening the meeting; or

(2)         in any instrument of proxy sent out by the Company in relation to the meeting; or

(3)         in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting,

be received at such address not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

(c)         in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(d)         where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the Chairperson of the meeting;

and an appointment of a proxy not deposited, delivered or received in a manner so permitted or otherwise permitted in these Articles shall be invalid. The Board may at its discretion treat a faxed, electronic or other machine made copy of a written instrument or electronic communication appointing a proxy as such an appointment for the purpose of this Article 54. No appointment of a proxy shall be valid after the expiry of 12 months from the date named in it as the date of its execution except at an adjourned meeting or on a poll

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demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within 12 months from such date.

55.         More than one proxy may be appointed

A member may appoint more than one proxy to attend on the same occasion. When two or more valid but differing appointments of proxy are delivered in respect of the same share for use at the same meeting and in respect of the same matter, the one which is last validly delivered shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered, none of them shall be treated as valid in respect of that share.

56.         Board may supply proxy cards

The Board shall at the expense of the Company send by post or otherwise forms of appointment of proxy (reply-paid or otherwise, and in any form the Board so determines) with the notice convening any annual general meeting or extraordinary general meeting to members entitled to vote at such meeting. The accidental omission to send an appointment of proxy or the non-receipt of it by any member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

57.         Revocation of proxy

57.1       A vote given or poll demanded in accordance with the terms of an appointment of a proxy shall be valid notwithstanding the death or legal incapacity of the principal or the revocation of the appointment of the proxy, or of the authority under which the appointment of the proxy was executed or the transfer of the share in respect of which the appointment of the proxy is given unless notice in writing of such death, legal incapacity, revocation or transfer shall have been received by the Company at the Office, or at such other place as has been appointed for the deposit of written appointments of proxy or, where the appointment of the proxy is contained in an electronic communication, at the address at which such appointment was received, at least 48 hours before the commencement of the meeting or adjourned meeting or the taking of the poll at which the instrument of proxy is used.

58.         Corporate Representative

A corporation (whether or not a company within the meaning of the Act) which is a member may by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative (or as the case may be, representatives) at any meeting of the Company. Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual member. The corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it and all references to attendance and voting in person shall be construed accordingly.

J.           UNTRACED MEMBERS

59.         Power of sale

59.1       Untraceable members

The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:

(a)         during the period of 12 years prior to the date of the publication of the advertisements referred to in paragraph (b) (or if published on different dates, the earlier or earliest of them) no cheque, order or warrant in respect of such share sent by the Company through the post in a pre-paid envelope addressed to the member or to the person entitled by transmission to the share at his or her address on the Register or other last known address given by the member or person to which cheques, orders or warrants in respect of such share are to be sent has been cashed and the Company has received no communications in respect of such share from such member or person provided that during such

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period of 12 years at least three cash dividends (whether interim or final) in respect of the shares in question have become payable and no such dividend during that period has been claimed by the person entitled to it;

(b)         on or after expiry of the said period of 12 years the Company has given notice of its intention to sell such share by advertisements in both a national daily newspaper published in the UK, a national daily newspaper published in the United States and in a newspaper circulating in the area in which the last known address of such member or person appeared;

(c)         the said advertisements, if not published on the same day, shall have been published within 30 days of each other;

(d)         during the further period of three months following the date of publication of the said advertisements (or, if published on different dates the later or latest of them) and prior to the exercise of the power of sale the Company has not received any communication in respect of such share from the member or person entitled by transmission; and

(e)         the Company has given notice in accordance with the regulations of the relevant regulatory authority of its intention to make such sale and shall, if appropriate, have obtained the approval of the relevant regulatory authority to the proposed form of the said advertisement, if shares of the class concerned are admitted to a securities list or a Designated Stock Exchange.

59.2       Perfection of transfer

To give effect to any sale of shares pursuant to this Article 59.2 the Board may, in the case of certificated shares, authorise some person to transfer the shares in question and may enter the name of the transferee in respect of the transferred shares in the Register notwithstanding the absence of any share certificate being lodged in respect of it and may issue a new certificate to the transferee and, in the case of uncertificated shares, exercise any power conferred on it by Article 19.5 (Forfeiture and sale) to effect a transfer of the shares. The purchaser shall not be bound to see to the application of the purchase moneys in respect of any such sale nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale or transfer. Any instrument or exercise shall be effective as if it had been executed or exercised by the holder of or the person entitled by transmission to the shares to which it relates.

59.3       Additional shares

If during the period of 12 years referred to in Article 59.1 (Untraceable members) or during any period ending on the date when all the requirements of Articles 59.1(a) to 59.1(e) have been satisfied, any additional shares have been issued in respect of those held at the beginning of such period or of any previously so issued during such period and all the requirements of Articles 59.1(b) to 59.1(e) have been satisfied in regard to such additional shares the Company shall also be entitled to sell the additional shares.

59.4       Application of proceeds of sale

The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect of it to a separate account. The Company shall be deemed to be a debtor to and not a trustee for such member or other person in respect of such moneys. Moneys carried to such separate account may either be employed in the business of the Company or invested in such investments as the Board may from time to time think fit. No interest shall be payable to such member or other person in respect of such moneys and the Company shall not be required to account for any money earned on them.

K.          APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

60.         Number of Directors

Unless and until otherwise determined by the Company by Ordinary Resolution, the number of Directors shall not be less than two and not more than twelve. The Company may be Ordinary Resolution increase or reduce the limits in the number of Directors. No increase or reduction in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

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61.         Power of Company to appoint Directors

Subject to the provisions of these Articles, the Company may by Ordinary Resolution appoint a person who is willing to act to be a Director, either to fill a vacancy or as an addition to the existing Board, but the total number of Directors shall not exceed the maximum number fixed in accordance with Article 60 (Number of Directors).

62.         Staggered board

The Board shall be divided into three classes, designated Class I Directors, Class II Directors and Class III Directors. Each class shall consist of three Directors. Class I Directors shall initially hold office until the Company’s first annual general meeting, Class II Directors shall initially hold office until the Company’s second annual general meeting and Class III Directors shall initially hold office until the Company’s third annual general meeting. At each annual general meeting, each of the Directors of the relevant class the term of which shall then expire shall be eligible for re-election to the Board for a period of three years. In the case of any increase or decrease in the number of Directors, the Board shall apportion the number of Directors in each class equally or, if this is not possible, as nearly as equal as possible. The Board shall assign the Directors as at the date of adoption of these Articles to Class I, Class II or Class III.

63.         Power of Board to appoint Directors

Without prejudice to the power of the Company to appoint any person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, but the total number of Directors shall not exceed any maximum number fixed in accordance with these Articles. Any Director so appointed shall hold office only until the next annual general meeting of the Company following such appointment and shall then be eligible for re-election but shall not be taken into account in determining the number of Directors who are to retire by rotation at that meeting. If not re-appointed at such annual general meeting, he or she shall vacate office at the conclusion thereof. For the avoidance of doubt, any vacancies in the Board, including unfilled vacancies resulting from the removal of Directors or from increases or reductions in the number of Directors, may not be filled by a resolution of the members.

64.         Eligibility of new Directors

No person other than a Director retiring at an annual general meeting or extraordinary general meeting (whether by rotation or otherwise) shall be appointed or re-appointed a Director at any annual general meeting or extraordinary general meeting unless he or she is recommended by the Board. No Director shall be permitted to appoint an alternate director pursuant to section 110 of the Act.

65.         Share qualification

A Director shall not be required to hold any shares in the capital of the Company by way of qualification.

66.         Resolution for appointment

A resolution for the appointment of two or more persons as Directors by a single resolution shall not be moved unless an Ordinary Resolution that it shall be so proposed has first been passed and without any vote being given against it. Any resolution moved in contravention of this provision shall be void. For the purpose of this Article, a resolution for approving a person’s appointment or for nominating a person for appointment as a Director shall be treated as a resolution for his or her appointment.

67.         Removal of Directors

67.1       A Director may also be removed from office by the service on him or her of a notice to that effect signed by all the other Directors (which, for the avoidance of doubt, may be signed in counterpart).

67.2       The Company may by Ordinary Resolution passed at a meeting called for such purpose remove any Director.

67.3       Any removal of a Director under this Article 67 shall be without prejudice to any claim which such Director may have for damages for breach of any agreement between him or her and the Company.

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68.         Vacation of office by Director

Without prejudice to any provisions for retirement contained in these Articles the office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he or she resigns the office of Director;

(b)         he or she ceases to be a Director by virtue of any provision of the Act, is removed from office pursuant to these Articles or becomes prohibited by law from being a Director;

(c)         the Director dies;

(d)         a court of competent jurisdiction has determined a final non-appealable order that such Director is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months.

L.          DIRECTORS’ REMUNERATION, EXPENSES AND PENSIONS

69.         Directors’ fees

The Directors shall be entitled to receive by way of fees for their services as Directors (in addition to fees paid for employment or executive services) such sum as the Board may from time to time determine. Such sum (unless otherwise directed by the resolution of the Company by which it is voted) shall be divided among the Directors in such proportions and in such manner as the Board may determine or in default of such determination, equally (except that in such event any Director holding office for less than the whole of the relevant period in respect of which the fees are paid shall only rank in such division in proportion to the time during such period for which he or she holds office). Any fees payable pursuant to this Article shall be distinct from any salary, remuneration or other amounts payable to a Director pursuant to any other provisions of these Articles and shall accrue from day to day.

70.         Expenses

Subject to any reimbursement policy adopted by the Board, each Director shall be entitled to be repaid all reasonable travelling, hotel and other expenses properly incurred or sustained by him or her in or about the performance of his or her duties as Director, including any expenses incurred or sustained in attending meetings of the Board or any committee of the Board or general meetings of the Company.

71.         Additional remuneration

If by arrangement with the Board any Director shall perform or render any special duties or services outside his or her ordinary duties as a Director and not in his or her capacity as a holder of employment or executive office, he or she may be paid such additional remuneration (whether by way of a lump sum or by way of salary, commission, participation in profits or otherwise) as the Board may from time to time determine.

72.         Remuneration of executive directors

The salary or remuneration of any Director appointed to hold any employment or executive office in accordance with the provisions of these Articles may be either a fixed sum of money or may altogether or in part be governed by business done or profits made or otherwise determined by the Board and may be in addition to or in lieu of any fee payable to him or her for his or her services as Director pursuant to these Articles.

M.         POWERS AND DUTIES OF THE BOARD

73.         Powers of the Board

The central management and control of the business, and the place of effective management, of the Company shall be in and from the Isle of Man or such other place as the Board may determine from time to time. Subject to the provisions of the Act, the memorandum of association of the Company and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Board,

Annex C-26

which may exercise all the powers of the Company whether relating to the central management and control of the business, or the effective management of the Company, or not. No alteration of the memorandum of association, or of these Articles and no such direction given by the Company shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. Provisions contained elsewhere in these Articles as to any specific power of the Board shall not be deemed to limit the general powers given by this Article.

74.         Powers of Directors being less than minimum number

If the number of Directors is less than the minimum for the time being prescribed by these Articles to control the affairs of the Company, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. If there is no Director or Directors able or willing to act, any two members may summon a general meeting for the purpose of appointing Directors. Subject to the provisions of these Articles, any additional Director so appointed shall hold office only until the dissolution of the annual general meeting of the Company next following such appointment unless he or she is re-elected during such meeting.

75.         Powers of executive Directors

The Board may from time to time appoint and delegate or entrust to and confer on any Director holding executive office (including a Chief Executive or Managing Director) such of its powers, authorities and discretions (with power to sub delegate) for such time, on such terms and subject to such conditions as it thinks fit, and the Board may from time to time revoke, withdraw, alter or vary all or any of such powers.

76.         Delegation to committees

76.1       Constituting committees

The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) for such time on such terms and subject to such conditions as it thinks fit to any committee consisting of one or more persons (whether members of the Board or not) provided that any such committee shall only meet and exercise its powers, authorities and discretions. Any committee so formed may exercise its power to sub-delegate by sub-delegating to any other committee, subject to the aforementioned restrictions of this Article on such committees or to any Director (whether or not a member or members of the committee).

76.2       Powers of committee

The Board may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Board in that respect and may from time to time revoke, withdraw, alter or vary any of such powers and discharge any such committee in whole or in part. Insofar as any power, authority or discretion is so delegated, any reference in these Articles to the exercise by the Board of such power, authority or discretion shall be construed as if it were a reference to the exercise of such power, authority or discretion by such committee. Subject to any terms and conditions expressly imposed by the Board, the proceedings of a committee with two or more members shall be governed by such of these Articles as regulate the proceedings of the Board so far as they are capable of applying.

77.         Delegation to individual Directors

The Directors may entrust to and confer upon any Director holding any executive office or employment any of the powers exercisable by them as Directors with power to sub-delegate upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers, authorities and discretions, and may from time to time revoke, withdraw, alter or vary all or any of such powers but no person dealing in good faith and without notice of the revocation or variation shall be affected by it. Any Director with such delegated powers shall be required to update the Board at Board meetings as to any developments arising in connection with the delegation of such powers.

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78.         Power of attorney

The Board may by power of attorney or otherwise appoint any company, firm, person or persons (including registrars) to be the agent or attorney of the Company and may delegate to any such agent or attorney or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, any of its powers, authorities and discretions (with power to sub-delegate), in each case for such purposes and for such time, on such terms (including as to remuneration) and subject to such conditions as it thinks fit. The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may from time to time revoke, withdraw, alter or vary any of such powers. Any such appointment or power of attorney may contain such provisions for the protection and convenience of persons dealing with any such agent or attorney as the Board may think fit and may also authorise any such agent or attorney to sub-delegate all or any of the powers, authorities and discretions vested in him or her.

79.         Associate Directors

The Board may appoint any person (not being a Director) to any office or employment having a designation or title including the word “Director” or attach to any existing office or employment with the Company such designation or title and may define, limit, vary or restrict the powers, authorities and discretions of persons so appointed and may terminate any such appointment subject to any contract between him or her and the Company or the use of such designation or title. The inclusion of the word “Director” in the designation or title of any such office or employment shall not imply that such person is or is deemed to be or is empowered in any respect to act as a Director or a member of any committee of the Board for any of the purposes of the Act or these Articles.

80.         Exercise of voting power

The Board may exercise or cause to be exercised the voting power conferred by the shares in any other company held or owned by the Company or any power of appointment to be exercised by the Company in such manner in all respects as it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).

81.         Provision for employees

The Board may exercise any power conferred on the Company by the Act to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

82.         Overseas registers

Subject to the provisions of the Act and the Uncertificated Regulations, the Board may exercise the powers conferred on the Company with regard to the keeping of an overseas branch register and may make and vary such regulations as it thinks fit respecting the keeping of any such register.

83.         Borrowing powers

Subject to this Article, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to the Act, to create and issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

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N.          PROCEEDINGS OF DIRECTORS AND COMMITTEES

84.         Board meetings

Subject to the provisions of these Articles, the Board may meet for the despatch of business, adjourn and otherwise regulate its proceedings as it thinks fit. The provisions hereof shall apply mutatis mutandis to any actions or decisions by the Board (otherwise than at a formal meeting), or by any committee member thereof, or by any other person, which relates to the effective management of the Company.

85.         Notice of Board meetings

A Director may summon a Board meeting at any time on 48 hours’ notice given to each of the Directors. Notice of a Board meeting shall be deemed to be properly given to a Director if is given to him or her in writing to him or her at his or her last known address or any other address, including but not limited to electronic address, given by him or her to the Company for this purpose. A Director may waive the requirement that notice be given to him or her of any Board meeting either prospectively or retrospectively. Attendance by a Director at any Board meeting shall constitute a retrospective waiver of the requirement that notice be given to him or her.

86.         Quorum

The quorum necessary for the transaction of business shall be a majority in number of the Directors. A duly convened meeting of the Board at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions for the time being vested in or exercisable by the Board. Any Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting of the Directors if no Director objects and if otherwise a quorum of Directors would not be present.

87.         Chairperson of Board and other offices

87.1       Appointment of Chairperson

The Board shall appoint any Chairperson, Joint Chairperson or Deputy Chairperson of the Board and shall determine the period for which he, she or they is or are to hold office and may at any time remove him or her or them from office. If no such Chairperson or Deputy Chairperson is elected or if at any meeting neither a Chairperson nor a Deputy Chairperson is present within five minutes of the time appointed for holding it, the Directors present shall choose one of their number to be Chairperson of such meeting. In the event of two or more Joint Chairmen or in the absence of a Chairperson, two or more Deputy Chairmen being present, the Joint Chairperson or Deputy Chairperson to act as Chairperson of the meeting shall be decided by those Directors present. Any Chairperson or Deputy Chairperson may also hold executive office under the Company

87.2       Cessation of position on ceasing to be a director

A Director appointed to the office of Chairperson, Chief Executive Officer or any other executive office shall automatically and immediately cease to hold that office if he or she ceases to hold the office of Director from any cause, but he or she shall not (unless any agreement between him or her and the Company shall otherwise provide) cease to hold his or her office as a Director by reason only of his or her ceasing to be a Chairperson, Chief Executive Officer of the Company or to hold any such other executive office, as the case may be.

88.         Voting

Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the Chairperson of that meeting shall have a second or casting vote.

89.         Participation by telephone and electronic mail

Any Director may validly participate in a meeting of the Board or a committee of the Board through the medium of conference telephone or electronic mail or similar form of communication equipment provided that all persons participating in the meeting are able to hear and speak to each other throughout such meeting

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or are able to receive communications from each of the other Directors participating in the meeting. A person so participating shall be deemed to be present in person at the meeting and shall accordingly be counted in a quorum and be entitled to vote. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or if there is no group which is larger than any other group where the Chairperson of the meeting then is. Subject to the Act and these Articles, all business transacted in such manner by the Board or a committee of the Board shall for the purpose of these Articles be deemed to be validly and effectively transacted at a meeting of the Board or a committee of the Board notwithstanding that two or fewer than two Directors are physically present at the same place. The Directors shall be required to attend Board meetings in person save where such attendance is unreasonable or impossible.

90.         Resolution in writing

90.1       A resolution in writing executed by all the Directors for the time being entitled to receive notice of and to vote in a Board meeting and not being less than a quorum or by all the members of a committee of the Board for the time being entitled to receive notice of and to vote in such committee meeting and not being less than a quorum of that committee shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee as the case may be). Such a resolution may consist of several documents in the same form each executed by one or more of the Directors or members of the relevant committee, including executions evidenced by means of facsimile transmission.

90.2       For such a resolution to be effective it shall not be necessary for it to be signed by a Director who is prohibited by these Articles from voting thereon.

91.         Minutes of proceedings

91.1       The Board shall cause minutes to be made in books kept for the purpose of recording all orders, resolutions and proceedings of every meeting of the Board, of a committee of the Board, of the Company or of the holders of any debentures of the Company including:

(a)         all appointments of officers and committees made by the Board and of any such officer’s salary or remuneration; and

(b)         the names of Directors present at every such meeting.

91.2       Any such minutes if purporting to be signed by the Chairperson of the meeting at which the proceedings were held or by the Chairperson of the next succeeding meeting shall be prima facie evidence of the matters stated in such minutes without any further proof.

92.         Validity of proceedings

All acts done by a meeting of the Board or of any committee of the local board or agency or by any person acting as a Director or member of a committee, local board or agency shall, as regards all persons dealing in good faith with the Company and notwithstanding that it is afterwards discovered that there was some defect in the appointment of any person or persons acting as aforesaid or that they or any of them were or was disqualified from holding office or not entitled to vote or had in any way vacated their or his or her office or that the delegation to such committee, local board or agency had been annulled, varied or revoked, be as valid as if every such person had been duly appointed, and was duly qualified and had continued to be a Director or member and had been entitled to vote or as if the delegation had continued in full force and effect.

O.          DIRECTOR’S INTERESTS

93.         Director may have interests

Subject to the provisions of section 104 of the Act and provided that Article 94 (Disclosure of interests to Board) is complied with, a Director, notwithstanding his or her office:

(a)         may be a party to or otherwise be interested in any contract, transaction or arrangement with the Company or in which the Company is otherwise interested;

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(b)         may be a director or officer of, or employed by, or a party to any contract, transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested, and in any such case on such terms as to remuneration and otherwise as the Board may arrange either in addition to or in lieu of any remuneration provided for by any other Article; and

(c)         shall not, by reason of his or her office, be liable to account to the Company for any benefit which he or she derives from any such office, employment, contract, arrangement, transaction or proposal or from any interest in any such body corporate; and no such contract, arrangement, transaction, proposal or arrangement shall be liable to be avoided on the grounds of any such interest or benefit.

94.         Disclosure of interests to Board

94.1       Notification of interest

A Director who to his or her knowledge is in any way (directly or indirectly) interested in any contract, arrangement, transaction or proposal with the Company shall, forthwith after becoming aware of the fact, disclose the interest to the Board. A disclosure shall be deemed to have been so made if it is made at the meeting of the Board at which the question of entering into the contract, arrangement, transaction or proposal is first considered if he or she knows his or her interest then exists or, in any other case, at the first meeting of the Board after he or she knows that he or she is or has become so interested.

94.2       Adequacy of notice

For the purposes of this Article:

(a)         a general notice given to the Board by a Director that he or she is to be regarded as having an interest (of the nature and extent specified in the notice) in any contract, transaction, arrangement or proposal in which a specified firm, company or person is interested shall be deemed to be a sufficient disclosure under this Article in relation to such contract, transaction, arrangement or proposal of the nature and extent thereof as so specified provided that no such notice shall be effective unless either it is given at a meeting of the Directors or the Director takes reasonable steps to secure that it is brought up and read at the next meeting of the Directors after it is given; and

(b)         an interest of which a Director has no knowledge and of which it is unreasonable to expect him or her to have knowledge shall not be treated as an interest of his or hers until such time as such Director has, or reasonably could be expected to have, such knowledge.

95.         Director disclosing interest may vote and count in quorum

Subject to Article 96, a Director who has disclosed to the Board in accordance with section 104 of the Act and Article 94 (Disclosure of interests to Board) his or her interest in respect of a contract, arrangement, transaction or proposal with the Company shall be counted in the quorum, and may vote, in relation to any resolution of the Board or a committee of the Board concerning such contract arrangement, transaction or proposal.

96.         Director’s interest in own appointment

A Director shall not vote or be counted in the quorum on any resolution of the Board or committee of the Board concerning his or her own appointment (including fixing or varying the terms of his or her appointment or its termination) as the holder of any office or place of profit with the Company or any company in which the Company is interested. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment or termination) of two or more Directors to offices or places of profit with the Company or any company in which the Company is interested, such proposals may be divided and a separate resolution considered in relation to each Director. In such case, each of the Directors concerned (if not otherwise debarred from voting under these Articles) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.

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P.           THE SEAL AND SECRETARY

97.         Application of Seal

The Seal shall be used only by the authority of a resolution of the Board or of a committee of the Board so authorised. The Board may determine whether any instrument to which the Seal is affixed shall be signed and if it is to be signed who shall sign it. If the Company has adopted a Seal, an imprint of the Seal shall be kept at the office of the Registered Agent and at such other place in the Isle of Man as the Board may determine. Unless otherwise so determined by the Board:

(a)         share certificates and, subject to the provisions of any instrument constituting the same, certificates issued in respect of any debentures or other securities:

(1)         shall be signed by any person acting under the express or implied authority of the Company and any signature may be affixed to or printed on any such certificate by any means approved by the Board, including a facsimile or electronic signature; or

(2)         shall be under the Seal; and

(b)         every other instrument to which the Seal is affixed shall be signed by two Directors or one Director and the Secretary or any other person acting under the express or implied authority of the Company.

98.         Deed without sealing

A document signed by a Director or any other person acting under the express or implied authority of the Company and expressed on its face that it is intended to be a deed shall have effect, upon delivery, as a deed; provided that no instrument shall be so signed which makes it clear on its face that it is intended by the person or persons making it not to have effect as a deed without the authority of a resolution of the Board or of a committee of the Board authorised in that behalf. An instrument or document which is executed by the Company as a deed shall not be deemed to be delivered by the Company solely as a result of it having been executed by the Company.

99.         Official seal for use abroad

Article 98 and 99 shall apply to contracts, deeds, instruments and other documents made or executed in the Isle of Man or elsewhere.

100.       Appointment and removal of Secretary

100.1     Subject to the Act, the Board may appoint and may remove a Secretary or joint secretaries and may appoint and remove one or more assistant or deputy secretaries on such terms and conditions as it thinks fit.

100.2     Anything by the Articles required or authorised to be done by or to the Secretary may, if the office is vacant or there is no Secretary capable of acting, be done by or to any joint assistant or deputy secretary or, if there is no joint, assistant or deputy secretary capable of acting, by or to any officer of the Company authorised generally or specifically in that behalf by the Board. Any provision of the Articles requiring or authorising a thing to be done by or to a Director and the Secretary is not satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

101.       Authentication of documents

101.1     Any Director or the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Board or any committee of the Board and any books, records, documents and accounts relating to the business of the Company and to certify copies or extracts as true copies or extracts.

101.2     A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting of the Company or of the Board or of any committee of the Board which is certified as such in accordance with Article 101.1 shall be conclusive evidence in favour of all persons dealing with the Company on the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of proceedings at a duly constituted meeting.

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101.3     The Board may decide the terms and conditions upon which a document contained in an electronic communication which is required by the Articles to be executed or signed is to be treated as validly executed or signed.

Q.          DIVIDENDS AND OTHER PAYMENTS

102.       Declaration of dividends

Subject to the provisions of these Articles and to the rights of persons entitled to shares with special rights as to dividend, the Company may, by a resolution of the Directors, declare and pay a dividend to members at such times and of such amounts as the Directors think fit if the Directors are satisfied, on reasonable grounds, that the Company will, immediately after payment of the dividend, satisfy the Solvency Test.

103.       Interim dividends

The Board may by resolution declare and pay such interim dividends (including any dividend payable at a fixed rate) at such time and in such amount as the Directors think fit if the Directors are satisfied, on reasonable grounds, that the Company will, immediately after payment of the dividend, satisfy the Solvency Test. If at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights unless at the time of payment any preferential dividend is in arrears. Provided that the Board acts in good faith it shall not incur any liability to the holders of shares conferring preferential rights for any loss that they may suffer in consequence of the declaration or by the lawful payment of any interim dividend on any shares ranking after those with preferential rights.

104.       Entitlement to dividends

104.1     Accrual of dividends

Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up (otherwise than in advance of calls) on the shares on which the dividend is paid. Subject as aforesaid, all dividends shall be apportioned and paid pro rata according to the amounts paid up or credited as paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date, or be entitled to dividends declared after a particular date, it shall rank for or be entitled to dividends accordingly.

104.2     Payment of dividends

All dividends shall be paid (subject to any lien of the Company) to those members whose names shall be on the register at the date at which such dividend shall be declared, or at such other date as the Company by Ordinary Resolution or the Board may determine, notwithstanding any subsequent transfer or transmission of shares. Except as otherwise provided by the rights attached to any shares, dividends may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

104.3     Shares passing by transmission

The Board may pay the dividends or interest payable on shares in respect of which any person is by transmission entitled to be registered as holder to such person upon production of such certificate and evidence as would be required if such person desired to be registered as a member in respect of such shares.

105.       debts may be deducted from dividends

The Board may deduct from any dividend or other money payable to any member on or in respect of a share all such sums as may be due from him, her or it to the Company in relation to the shares of the Company.

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106.       Distribution in specie

106.1     The Company in general meeting may, on the recommendation of the Board, by Ordinary Resolution direct that payment of any dividend declared in accordance with Article 102 or Article 103 may be satisfied wholly or partly by the distribution of assets, and in particular, of fully paid up shares or debentures of any other company or in any one or more of such ways. Where any difficulty arises in regard to such distribution the Board may settle it as it thinks fit. In particular, the Board may:

(a)         issue fractional certificates or authorise any person to sell and transfer any fractions or disregard fractions altogether;

(b)         fix the value for distribution of such assets or any part of them and determine that cash payments may be made to any members on the footing of the value so fixed, in order to adjust the rights of members; and

(c)         vest any such assets in trustees on trust for the persons entitled to the dividend.

107.       Dividends not to bear interest

Unless otherwise provided by the rights attached to the share, no dividend or other moneys payable by the Company or in respect of a share shall bear interest as against the Company.

108.       Method of payment

108.1     General provisions

The Company may pay any dividend, interest or other sum payable in respect of a share in cash or by direct debit, bank transfer, cheque, dividend warrant or money order (or in respect of any uncertificated share through the Uncertificated System) and may send it by post or other delivery service to the registered address of the member or person entitled to it (or if two or more persons are holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the member or otherwise by operation of law to the registered address of such of those persons as is first named in the Register) or to such person and such address as such member or person or persons may direct in writing. Every cheque, warrant or order is sent at the risk of the person entitled to the money represented by it and shall be made payable to the order of the person or persons entitled or, where an authority in that behalf shall have been received by the Company in such form as the Company shall consider sufficient, to such other person as the person or persons entitled may direct in writing. Payment of the cheque, warrant or order to the person entitled or the person specified in such authority shall be a good discharge to the Company. If any such cheque, warrant or order has or shall be alleged to have been lost, stolen or destroyed, the Board may at the request of the person entitled to it issue a replacement cheque, warrant or order, subject to compliance with such conditions as to evidence and indemnity and the payment of out of pocket expenses of the Company in connection with the request as the Board may think fit. Any joint holder or other person jointly entitled to a share may give an effective receipt for any dividend or other moneys payable in respect of such share. Any such dividend, interest or other sum may also be paid by any other method as the Board considers appropriate. If the payment is made on behalf of the Company through the Uncertificated System, the Company shall not be responsible for any default in accounting for such payment to the member or other person entitled to such payment by a bank or other financial intermediary of which the member or other person is a customer for settlement purposes in connection with the Uncertificated System. Once a dividend has been paid to a member, the Company’s obligation in respect of such dividend shall be discharged and no person may bring a claim against the Company in respect of such dividend.

108.2     Payments through the uncertificated system

The Board may:

(a)         lay down procedures for making any payments in respect of uncertificated shares through the Uncertificated System;

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(b)         allow any holder of uncertificated shares to elect to receive or not to receive any such payment through the Uncertificated System; and

(c)         lay down procedures to enable any such holder to make, vary or revoke any such election.

The Company may make, or procure the making of, any payment in respect of a member’s uncertificated shares through the Uncertificated System in accordance with any authority given to the Company to do so (whether in writing, through the Uncertificated System or otherwise) by or on behalf of the member in a form satisfactory to the Board. The making of such payment in accordance with such authority shall be a good discharge to the Company.

109.       Uncashed dividends

If cheques, warrants or orders for dividends or other sums payable in respect of a share sent by the Company to the person entitled thereto by post are returned to the Company undelivered or left uncashed on two consecutive occasions the Company shall not be obliged to send any further dividends or other moneys payable in respect of that share due to that person until he or she notifies the Company of an address to be used for the purpose.

110.       Unclaimed dividends

All dividends, interest or other sum payable and unclaimed for 6 months after having become payable may be invested or otherwise made use of by the Board for the benefit of the Company until claimed and the Company shall not be constituted a trustee in respect thereof. All dividends unclaimed for a period of six years after having become due for payment shall (if the Board so resolves) be forfeited and shall revert to the Company.

111.       Waiver of dividends

The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the member (or the person entitled to the share in consequence of the death, bankruptcy or legal incapacity of the holder or otherwise by operation of law) and delivered to the Company and only if or to the extent that the same is accepted as such or acted upon by the Company.

112.       Payment of scrip dividends

112.1     dividends

The Board may with the prior authority of an Ordinary Resolution of the Company and subject to such conditions as the Board may determine; provided that the Company has sufficient unissued shares and undistributed profits or reserves to give effect to it, offer to any holders of Ordinary Shares the right to elect to receive Ordinary Shares credited as fully paid instead of cash in respect of the whole or some part (to be determined by the Board) of any dividend specified by the Ordinary Resolution.

112.2     Election mandates

The Board may also from time to time establish or vary a procedure for election mandates, under which a holder of shares may elect to receive shares of the same class credited as fully paid instead of cash in respect of all or certain future rights offered to that holder under this Article 113 until the election mandate is revoked in accordance with any such procedure.

112.3     Admission of shares

The Company shall apply to the relevant regulatory authority for the additional shares so allotted to be admitted to the Designated Stock Exchange to which the Company’s existing issued shares are admitted.

113.       Directors’ powers

The Directors shall have power to do all acts and things as they consider necessary or expedient to give effect to Article 113.

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114.       Capitalisation of profits

The Board may with the authority of an Ordinary Resolution of the Company:

(a)         subject as provided in this Article 115, resolve to capitalise any profits of the Company not required for paying any preferential dividend;

(b)         appropriate the sum resolved to be capitalised, on the date specified in the resolution, to the holders of shares in proportion to the number of issued shares (whether or not fully paid) held by them respectively which would entitle them to participate in a dividend of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend and apply such sum on their behalf either in or towards paying up the amount, if any, for the time being unpaid on any share held by them respectively or in paying up in full unissued shares or debentures of the Company and allot the shares or debentures credited as fully paid to those holders of shares or as they may direct in those proportions or partly in one way and partly in the other;

(c)         resolve that any shares so allotted to any member in respect of a holding by him, her or it of any partly paid shares shall, so long as such shares remain partly paid, rank for dividends only to the extent that such partly paid shares rank for dividends;

(d)         make such provision by the issue of fractional certificates (or by ignoring fractions or by accruing the benefit of it to the Company rather than to the holders of the shares concerned) or by payment in cash or otherwise as it thinks fit in the case of shares or debentures becoming distributable in fractions;

(e)         authorise any person to enter into, on behalf of all the shareholders concerned, an agreement with the Company providing for either:

(1)         the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled on such capitalisation; or

(2)         the payment up by the Company on behalf of such holders by the application by it of the sum resolved to be capitalised of the amounts or any part of the amounts remaining unpaid on their existing shares,

(any agreement made under such authority being effective and binding on all such holders); and

(f)          generally do all acts and things required to give effect to such resolution,

provided that the Directors are satisfied, on reasonable grounds, that the Company will, immediately after such capitalisation, satisfy the Solvency Test.

115.       Record dates

Notwithstanding any other provision of these Articles but subject always to the Act and without prejudice to the rights attached to any shares, the Company or the Board may fix any date (the “record date”) as the date at the close of business (or such other time as the Board may determine) on which persons registered as the holders of shares or other securities shall be entitled to the receipt of any dividend, distribution, interest, allotment, issue, information, document or circular. Such record date may be on or at any time within six months before any date on which such dividend, distribution, interest, allotment, issue, information, document or circular is declared, paid or made but without prejudice to the rights inter se in respect of the same of transfers and transferees of any such shares or other securities. In the absence of a record date being fixed, entitlement to any dividend, distribution, allotment or issue shall be determined by reference to the date on which the dividend is declared or the distribution, allotment or issue is made.

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R.          ACCOUNTS AND RECORDS

116.       Records

116.1     The Board shall cause accounting records to be kept in accordance with the Act and shall keep such other books and registers as are necessary to comply with the Act and the rules of any Designated Stock Exchange.

116.2     The Company shall keep all documents and records or copies of such documents and records (where applicable) required to be kept in accordance with the Act at the office of the Registered Agent. The records kept by the Company under this Article 117 must be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2000.

117.       Inspection of records

117.1     A Director of the Company shall be entitled, on giving reasonable notice, to inspect the documents and records of the Company in written or electronic form without charge and at any reasonable time specified by such Director and to make copies of or take extracts from the documents and records.

117.2     No member (other than a Director) shall have any right to inspect any accounting record or other document of the Company unless he or she is authorised to do so by statute, by order of the Court, by the Board or by Ordinary Resolution of the Company.

118.       Auditors AND Audit

118.1     The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

118.2     No member, Director or other officer of the Company shall be eligible to be Auditors.

118.3     The remuneration of the Auditors may be fixed by the Directors.

118.4     The Auditors shall examine the accounts of the Company and shall prepare a report on the truth and fairness of the balance sheet, profit and loss account and group accounts (if any).

S.           DESTRUCTION AND AUTHENTICATION OF DOCUMENTS

119.       Destruction of documents

119.1     Documents which may be destroyed

Subject to the Act and the rules of any Designated Stock Exchange, the Company may destroy:

(a)         any instrument of transfer after six years from the date on which it is registered;

(b)         any dividend mandate or any variation or cancellation thereof or any notification of change of name or address after two years from the date on which it is recorded;

(c)         any registered certificate for debentures or representing any other form of securities after one year from the date on which it is cancelled;

(d)         any other document on the basis of which any entry in the Register is made after six years from the date on which an entry was first made in the Register in respect of it;

(e)         all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment thereof; and

(f)          all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one year from the date of such use and all instruments of proxy which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded.

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Provided that the Company may destroy any such type of document after such shorter period as the Board may determine if a copy of such document is retained on microfilm or other similar means which shall not be destroyed before the expiration of the relevant period and provided that adequate precautions against falsification and to share reproduction are taken.

119.2     Presumption in respect of destroyed documents

It shall be conclusively presumed in favour of the Company that every entry in the Register purporting to have been made on the basis of a document so destroyed was duly and properly made, that every instrument of transfer so destroyed was duly registered, that every share certificate so destroyed was a valid and effective certificate duly cancelled, that every other document so destroyed had been properly dealt with in accordance with its terms and was valid and effective in accordance with the particulars in the records of the Company; provided that:

(a)         this Article 120 shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant;

(b)         nothing in this Article 120 shall be construed as imposing on the Company any liability in respect of the destruction of any such document or otherwise than as provided for in this Article 120 which would not attach to the Company in the absence of this Article 120; and

(c)         references in this Article 120 to the destruction of any document include references to the disposal of it in any manner.

120.       Authentication of documents

Any Director or any person appointed by the Directors for such purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors or any committee and any books, records, documents and accounts relating to the business of the Company and to certify copies of them or extracts from them as true copies or extracts. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Directors or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company in reliance on them that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

T.          NOTICES

121.       Form of notices

121.1     Notwithstanding anything to the contrary in these Articles, any notice, document or information to be given, sent, issued, deposited, served, delivered or lodged (or the equivalent where it is sent in electronic form) to or by any person pursuant to these Articles (other than a notice calling a meeting of the Directors) shall be in writing and any such notice, document or information shall be deemed given, sent, issued, deposited, served, delivered or lodged, or the equivalent where it is sent in electronic form, to an address for the time being notified for that purpose to the person giving the notice (without notice of non-delivery).

121.2     Subject to Article 122.3 below, any notice, document or information is validly sent or supplied by the Company (i) if it is made available on a website or (ii) by submission to the SEC through its Electronic Data Gathering, Analysis and Retrieval system, in which case the services of the notice shall be deemed to have been effected 1 hour after the notice or document was submitted.

121.3     For the purposes of Article 122.2 above, notices, documents or information shall be treated as being validly sent or supplied by the Company to a person if made available on a website; provided that:

(a)         the person has agreed or, by virtue of not responding within the period of 28 days beginning with the date on which the Company’s request was sent (whether or not all or part of such 28 days period took place prior to these Articles coming into effect), is taken to have agreed, to being sent or supplied with notices, documents or information in such manner; and

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(b)         a notification is sent to the person in a manner for the time being agreed between the Company and the person (and if no such manner has been agreed then by letter), notifying him or her of:

(1)         the publication of that notice, document or information on the website;

(2)         the address of the website; and

(3)         the place on the website where the document, notice or information can be accessed and how it can be accessed.

121.4     Any notice, document or information made available on a website by the Company in accordance with this Article 122 must be available on the website throughout any applicable period specified by law, or, if no such period is specified, then for 28 days beginning on the day on which the notification under Article 122.3(b) is sent to the person in question.

121.5     Any notice, document or information shall be treated as being validly sent or supplied by the Company if it is sent by electronic mail to a person; provided that that person has agreed to being sent or supplied with notices, documents or information in such manner and has provided the Company with an electronic mail address for that purpose.

121.6     Where a notice, document or information is sent or supplied to the Company by a person on behalf of another, the Company may require reasonable evidence of the authority of the former to act on behalf of the latter.

121.7     Any amendment or revocation of a notification given to the Company under this Article shall only take effect if in writing, authenticated by the member and on actual receipt by the Company thereof.

121.8     An electronic communication shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.

122.       Service of notice on members

122.1     The Company may give any notice, document (including a share certificate) or information to a member, either personally or by sending it by post or other delivery service in a prepaid envelope addressed to the member at his or her registered address or by leaving it at that address or by any other means authorised in writing by the member concerned or, in the circumstances referred to in Article 120, by sending it in electronic form to an address for the time being notified to the Company by the member or making it available on a website.

122.2     In the case of joint holders of a share, all notices, documents or information shall be given to the joint holder whose name stands first in the Register in respect of the joint holding. Notice so given shall be sufficient notice to all the joint holders. Anything agreed or specified by the first-named joint holder in respect of a joint holding shall be binding on all joint holders.

122.3     Any notice to be given to a member may be given by reference to the Register as it stands at any time within the period of 15 days before the notice is given (subject to the Uncertificated Regulations if the Company is then a participating issuer for the purposes of the Uncertificated Regulations) and no change in the Register after that time shall invalidate the giving of the notice.

122.4     If on at least two consecutive occasions the Company has attempted to send notices, documents or information in electronic form to an address for the time being notified to the Company by a member for that purpose (other than a notice of general meeting or annual general meeting sent in accordance with Article 31) but the Company is aware that there has been a failure of delivery of such notice, document or information, then the Company shall thereafter send notices, documents or information through the post to such member at his or her registered address or his or her address for the service of notices by post, in which case the provisions of Article 123.5 shall apply.

122.5     If on two consecutive occasions notices (other than a notice of an annual general meeting or an extraordinary general meeting sent in accordance with Article 31) or other documents (other than documents to which Article 95 applies) or information (other than information to which Article 95 applies) have been sent through the post to any member at his or her registered address or his or her address for the service of notices but have

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been returned undelivered, such member shall not thereafter be entitled to receive notices or other documents or information from the Company until he or she shall have communicated with the Company and supplied in writing a new registered address or address for the service of notices or, if the Board in its absolute discretion permits, an address to which notices, documents or information may be sent in electronic form.

123.       Notice in case of death, bankruptcy etc.

The Company may send or supply any notice, document or information on the person entitled to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law, by sending or delivering it in any manner authorised by these Articles for the giving of a notice, document or information to a member, addressed to that person by name, or by the title of the representative of the deceased or of the trustee of the bankrupt or representative by operation of law or by any like description, at the address (if any) to which notices, documents or information may be sent by electronic means supplied for the purpose by the person claiming to be so entitled. Until such an address has been so supplied, any notice, document, information or other communication sent or supplied to any member pursuant to these Articles in any manner in which it might have been sent or supplied if the death, bankruptcy or other event had not occurred shall, notwithstanding that the member is then dead or bankrupt or that any other event giving rise to the transmission of the share by operation of law has occurred and whether or not the Company has notice of the death, bankruptcy or other event, be deemed to have been properly served or delivered in respect of any share registered in the name of that member as sole or joint holder.

124.       Evidence of service

124.1     Any notice, certificate or other document or information, addressed to a member at his or her registered address or address for service shall, if sent by post, be deemed to have been served or delivered on the Business Day after the day when it was put in the post (or, where second class mail is employed, on the second Business Day after the day when it was put in the post). Proof that an envelope containing the notice, document or information was properly addressed and put into the post as a prepaid letter shall be conclusive evidence that the notice was given. Any notice, certificate or other document or information not sent by post but delivered or left at a registered address or address for service shall be deemed to have been served or delivered on the day (or, if not a Business Day, the next Business Day) and at the time on which it was so delivered or left.

124.2     Any notice or other document or information addressed to a member shall, if sent using electronic means, be deemed to have been served or delivered on the day it was first sent or, if the day it is sent is not a Business Day, on the next Business Day. In proving such service or delivery it shall be conclusive to prove that the address used for the electronic communication was the address supplied for such purpose and that the electronic communication was properly dispatched by the Company, notwithstanding that the Company becomes aware that the member has failed to receive the relevant notice and notwithstanding that a hard copy of such notice, document or information is subsequently sent to the member at his or her registered address or address for service.

124.3     Any notice or other document sent or supplied by means of a website shall be deemed received by the intended recipient when the material was first made available on the website or, if later, when the recipient received or is deemed to have received, notice of the fact that the material was made available on the website, notwithstanding that the Company becomes aware that the member has failed to receive the relevant notice or other document and notwithstanding that a hard copy of such notice or document is subsequently sent to the member at his or her registered address or address for service.

124.4     In calculating any period for the purposes of this Article, no account shall be taken of any part of a day that is not a Business Day.

124.5     Any notice or other document or information sent by a relevant system shall be deemed to have been served or delivered when the Company (or a sponsoring system - participant acting on its behalf) sends the issuer instructions relating to the notice, document or information.

124.6     Any member present, either personally or by proxy, at any general meeting of the Company shall for all purposes be deemed to have received due notice of that meeting, and of the purposes for which the meeting was called.

Annex C-40

125.       Notice binding on transferees

Every person who, by operation of law, transfers or by any other means becomes entitled to a share shall be bound by any notice in respect of that share which, before his or her name is entered in the Register, has been duly given to a person from whom he or she derives his or her title.

126.       Notice by advertisement

Any notice to be given by the Company to the members or any of them and not otherwise provided for by these Articles shall be sufficiently given if given by advertisement in at least one leading daily national newspaper published in the UK, the United States and, where the Company keeps an overseas branch register, in at least one leading daily newspaper published in the territory in which such register is maintained. Any notice given by advertisement shall be deemed to have been served at noon on the day on which the advertisement first appears.

127.       Suspension of postal services

If at any time by reason of the threat of or of the suspension, interruption or curtailment of postal services, the Company is or would be unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least two leading daily national newspapers in the UK (at least one of which shall be published in London), the United States and, where the Company keeps an overseas branch register, in at least one leading daily newspaper published in the territory in which such register is maintained. Such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the first of such advertisements appears. In any such case the Company shall send confirmatory copies of the notice by post if at least seven days prior to the meeting the posting of notices to addresses again becomes practicable.

U.          WINDING UP

128.       Division of assets

128.1     Power to present a petition

The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

128.2     Distribution of assets

If the Company is wound up, the surplus assets remaining after payment of all creditors are to be divided among the members in proportion to the capital which at the commencement of the winding up is paid up on the shares held by them respectively and, if such surplus assets are insufficient to repay the whole of the paid up capital, they are to be distributed so that as nearly as may be the losses are borne by the members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article 129.2 is subject to the rights attached to any shares which may be issued on special terms or conditions.

128.3     Distribution in specie

If the Company is wound up the liquidator may, with the sanction of an Ordinary Resolution and any other sanction required by law, divide among the members in specie the whole or any part of the assets of the Company and may for that purpose value any assets and determine how the division shall be carried out as between the members. Any such division may be otherwise than in accordance with the existing rights of the members but if any division is resolved otherwise than in accordance with such rights the members shall have the same right of dissent and consequential rights as if such resolution were a special resolution passed pursuant to section 222 of the Companies Act 1931. The liquidator may with the like sanction vest the whole or any part of the whole of the assets in trustees on such trusts for the benefit of the members as he or she with the like sanction shall determine but no member shall be compelled to accept any assets on which there is a liability.

Annex C-41

129.       Transfer or sale under section 222 of the Companies Act 1931

A resolution sanctioning a transfer or sale to another company duly passed pursuant to section 222 of the Companies Act 1931 may in the like manner authorise the distribution of any shares or other consideration receivable by the liquidator among the members otherwise than in accordance with their existing rights and any such determination shall be binding on all the members, subject to the right of dissent and consequential rights conferred by the said section.

V.           INDEMNITY

130.       Right to indemnity

130.1     Subject to the provisions of the Act, every Director and officer of the Company (which, for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company to the fullest extent permissible under the Act and the laws of the Isle of Man against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

130.2     Subject to the provisions of the Act, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advance amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

130.3     The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any current or former Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

131.       Power to insure

Subject to the provisions of the Act, the Board may purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a Director or other officer or employee of the Company or of any other company which is a subsidiary or holding company of the Company or in which the Company has an interest whether direct or indirect or which otherwise is in any way allied to or associated with the Company or of any subsidiary or holding company of the Company or of any such company or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the Company or of any such other company or subsidiary is or has been interested indemnifying such person against any liability which may attach to him or her or loss or expenditure which he or she may incur in relation to anything done or alleged to have been done or omitted to be done as a Director, officer, employee or trustee.

Annex C-42

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Subject to the provisions of the IOM Companies Act, the Amended and Restated Memorandum and Articles of Association of Lifezone Metals provide that Lifezone Metals shall indemnify each of its directors and officers (including former directors and officers) out of its assets, to the fullest extent permissible under the laws of the Isle of Man, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever, which any of those directors or officers may incur as a result of any act or failure to act in carrying out their functions unless that liability arises through their actual fraud or willful default. The IOM Companies Act permits the indemnification of directors and officers provided that such person acted honestly and in good faith and in what such person believed to be in the best interests of the company and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct of such person was unlawful.

Costs and expenses, including reasonable attorneys’ fees, incurred by a director or officer in connection with the defense of any action, suit, proceeding or investigation involving them may be paid by Lifezone Metals in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it shall be determined by final judgment that the director is not entitled to be indemnified by Lifezone Metals in accordance with its Amended and Restated Memorandum and Articles of Association.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Amended and Restated Memorandum and Articles of Association of Lifezone Metals is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled.

The directors, on behalf of Lifezone Metals, may purchase and maintain insurance for the benefit of any current or former director or other officer of Lifezone Metals against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Lifezone Metals.

Lifezone Metals intends to enter into indemnification agreements with its directors and executive officers, pursuant to which Lifezone Metals will agree to indemnify each such person in connection with threatened, pending or completed actions, suits or proceedings to which such person has been made a party or in which such person becomes involved by reason of the fact that he is or was a director or officer of Lifezone Metals.

In addition, Lifezone Metals intends to maintain standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to Lifezone Metals with respect to payments which may be made by Lifezone Metals to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Lifezone Metals pursuant to the foregoing provisions, Lifezone Metals has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1*†

Business Combination Agreement, dated December 13, 2022, by and among GoGreen, GoGreen Sponsor 1 LP, Lifezone Metals, Merger Sub, LHL and Keith Liddell, solely in his capacity as the Company Shareholders Representative, and those shareholders of the LHL set forth on the signature pages thereto (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.2*	Form of Plan of Merger, by and among GoGreen, Merger Sub and Lifezone Metals (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
3.1**	Memorandum of Association and Articles of Association of Lifezone Metals.
3.2*

Form of Amended and Restated Memorandum of Association and Articles of Association of Lifezone Metals (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).

4.1	Specimen warrant certificate (included as Exhibit A to Exhibit 4.2).
4.2

Warrant Agreement, between GoGreen and Continental Stock Transfer & Trust Company dated October 20, 2021 (incorporated by reference to Exhibit 4.1 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on October 26, 2021).

4.3

Form of Assignment, Assumption and Amendment Agreement, by and among GoGreen, Lifezone Metals and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.7 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).

5.1*	Opinion of Appleby LLC with respect to the legality of the ordinary shares being registered.
5.2*	Opinion of Cravath, Swaine & Moore LLP with respect to the legality of the warrants being registered.
8.1*	Opinion of Latham & Watkins LLP with respect to certain U.S. tax matters.
10.1

Sponsor Support Agreement, dated December 13, 2022, by and among LHL, GoGreen and GoGreen Sponsor 1 LP (incorporated by reference to Exhibit 10.1 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).

10.2

Form of Registration Rights Agreement, by and among Lifezone Metals, GoGreen Sponsor 1 LP, certain equityholders of LHL and GoGreen (incorporated by reference to Exhibit 10.6 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).

10.3

Form of Lock-Up Agreement, by and among Lifezone Metals and certain LHL Shareholders (incorporated by reference to Exhibit 10.3 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).

10.4

Form of Lock-Up Agreement, by and among Lifezone Metals and GoGreen Sponsor 1 LP (incorporated by reference to Exhibit 10.2 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).

10.5

Form of Subscription Agreement, entered into among GoGreen, Lifezone Metals and certain institutional subscribers (incorporated by reference to Exhibit 10.4 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).

10.6

Form of Subscription Agreement, entered into among GoGreen, Lifezone Metals and certain individual subscribers (incorporated by reference to Exhibit 10.5 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).

10.7**##†	Subscription Agreement, dated December 24, 2021, between BHP and Lifezone Limited.
10.8**##†	Loan Agreement, dated December 24, 2021, between KNL and BHP.
10.9**##†	Deed of Cooperation, dated December 24, 2021, as amended, between KNL and BHP.
10.10**##†	Subscription Agreement, dated October 14, 2022, between KNL and BHP.
10.11**##†	Investment Option Agreement, dated October 14, 2022, as amended, among KNL, Lifezone Limited and BHP.
10.12**##†	Form of Shareholders’ Agreement, among KNL, Lifezone Limited and BHP.
10.13**†	Framework Agreement, dated January 19, 2021, between KNL and the Government of Tanzania.
10.14**##†	Kelltech License Agreement, dated April 16, 2014, as amended, between Lifezone Limited, Keith Liddell and Kelltech Limited.
10.15**##	KTSA License Agreement, dated April 16 2014, as amended, between Kelltech Limited and Kelltechnology South Africa (RF) Proprietary Limited.

Exhibit Number	Description
10.16**##	Kellplant License Agreement, dated February 12, 2016, as amended, between Kelltechnology South Africa (RF) Proprietary Limited and Kellplant Proprietary Limited.
10.17**##†	Development, Licensing and Services Agreement, dated October 14, 2022, between Lifezone Limited and KNL.
10.18**##†	Lifezone Technical Services Agreement, dated June 10, 2020, as amended, between Lifezone Limited and Kelltechnology South Africa (RF) Proprietary Limited.
10.19**##†	Lifezone Technical Services Agreement, dated October 24, 2021, between Lifezone Limited and Kellplant Proprietary Limited.
10.20**##†	PPM Services Agreement, dated November 4, 2021, between Pilanesberg Platinum Mines Proprietary Limited and Kelltechnology South Africa (RF) Proprietary Limited.
10.21**##†	PPM Support Services Agreement, dated January 20, 2022, between Pilanesberg Platinum Mines Proprietary Limited and Kellplant Proprietary Limited.
10.22**##	Loan Agreement, dated November 9, 2021, between Pilanesberg Platinum Mines Proprietary Limited and Kellplant Proprietary Limited.
10.23**	Loan Agreement, dated March 31, 2022, between the Industrial Development Corporation of South Africa Limited and Kellplant Proprietary Limited.
10.24**	Shareholder’s Loan Agreement, dated March 31, 2022, between the Industrial Development Corporation of South Africa Limited and Kelltechnology South Africa (RF) Proprietary Limited.
10.25**##†	Shareholders Agreement, dated June 24, 2022, by and among certain shareholders of LHL and LHL.
10.26**##†

Kelltech Shareholders Agreement, dated April 16, 2014, as amended, between Lifezone Limited, Orkid S.a.r.l., Sedibelo Resources Limited (formerly Sedibelo Platinum Mines Limited), Kelltech Limited and Keith Stuart Liddell.

10.27**##†

Kelltech SA Subscription and Shareholders Agreement, dated February 12, 2016, as amended, between Lifezone Limited, Orkid S.a.r.l, the Industrial Development Corporation of South Africa, Kelltech Limited and KTSA.

10.28**†	Securities Exchange Agreement relating to Kabanga Nickel Limited, dated June 23, 2022, between Lifezone Limited and various sellers of and optionholders over KNL shares.
10.29**†	Securities Exchange Agreement relating to Kabanga Nickel Limited, dated June 24, 2022, between LHL and various sellers of KNL shares.
10.30**†	Securities Exchange Agreement relating to Lifezone Limited, dated June 24, 2022, between LHL and various sellers of and optionholders over Lifezone Limited shares.
10.31**	Securities Exchange Agreement relating to Lifezone Limited, dated June 24, 2022, between LHL and BHP.
21.1**	List of subsidiaries.
23.1*	Consent of Grant Thornton.
23.2*	Consent of Citrin Cooperman & Company, LLP.
23.3**	Consent of the Qualified Person for Kabanga 2023 Mineral Resource Technical Report Summary.
23.4*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2).
23.5*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
23.6*	Consent of Appleby LLC (included in Exhibit 5.1).
23.7**	Consent of Wood Mackenzie Limited.
96.1**	Kabanga 2023 Mineral Resource Technical Report Summary, effective at February 15, 2023, prepared by Raymond Kohlsmith.
99.1*	Form of Proxy Card for GoGreen’s extraordinary general meeting.
99.2**	Consent of Keith Liddell to be named as a director.
99.3**	Consent of Chris Showalter to be named as a director.
99.4**	Consent of Govind Friedland to be named as a director.
99.5**	Consent of John Dowd to be named as a director.
99.6**	Consent of Robert Edwards to be named as a director.

Exhibit Number	Description
99.7**	Consent of Jennifer Houghton to be named as a director.
99.8**	Consent of Mwanaidi Maajar to be named as a director.
99.9**	Consent of Beatriz Orrantia to be named as a director.
107**	Filing Fee Table.

____________

*        Filed herewith.

**      Previously filed.

#        To be filed by amendment.

##      Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted information is of the type that the Registrant customarily and actually treats as private or confidential.

†        Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

††      Indicates a management contract or compensatory plan.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

•        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramsey, Isle of Man, on May 15, 2023.

LIFEZONE METALS LIMITED
By:	/s/ Robert Burton
Name:	Robert Burton, for and on behalf of Mooragh (BVI) Limited
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Robert Burton	Director	May 15, 2023
Robert Burton, for and on behalf of Mooragh (BVI) Limited
/s/ John Dowd	Chief Executive Officer	May 15, 2023
John Dowd

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Lifezone Metals Limited, has signed this registration statement in the United States on May 15, 2023.

/s/ Chris Showalter
Name: Chris Showalter